As filed with the U.S. Securities and Exchange Commission on January 6, 2026

Registration No. 333-292214

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

AMENDMENT NO. 1
TO

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________

SL Science Holding Limited
(Exact Name of Registrant as Specified in Its Charter)

____________________________

Cayman Islands	2836	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For co-registrants, see “Table of Co-Registrants” on the following page.

11th Floor,
No. 479 Chongyang Road,
Nangang District, Taipei, Taiwan R.O.C. 115010
+886-2-26516826
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

____________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

Arila E. Zhou, Esq. Ze’-ev D. Eiger Robinson & Cole LLP Chrysler East Building 666 Third Ave, 20th Floor New York, NY 10017 Tel: 212-451-2908	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 260 Vienna, VA 22182 (703) 919-7285

____________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the share offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†          The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant and co-registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
SL BIO Ltd.(1)(2)	Cayman Islands	2836	Not Applicable
Horizon Space Acquisition II Corp.(3)	Cayman Islands	6770	Not Applicable

____________

(1)      SL BIO Ltd. has the following principal executive offices:

11th Floor,
No. 479 Chongyang Road,
Nangang District, Taipei, Taiwan R.O.C. 115010
+886-2-26516826

(2)      The agent for service for SL BIO Ltd. is:

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102

(3)      The Co-Registrant has the following principal executive office:

1412 Broadway, 21st Floor, Suite 21V,
New York, NY 10018

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JANUARY 6, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS OF
Horizon Space Acquisition II Corp.
and
PROSPECTUS FOR UP TO 567,018,150 ORDINARY SHARES
OF
SL SCIENCE HOLDING LIMITED

The board of directors of Horizon Space Acquisition II Corp., a Cayman Islands exempted company limited by shares (“HSPT”), has unanimously approved the Business Combination Agreement, dated May 9, 2025 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among SL Science Holding Limited, a Cayman Islands exempted company limited by shares (“PubCo”), HSPT, CW Mega Limited, a Cayman Islands exempted company limited by shares and a wholly-owned subsidiary of PubCo (“Merger Sub I”), WW Century Limited, a Cayman Islands exempted company limited by shares and a wholly-owned subsidiary of PubCo (“Merger Sub II”), and SL BIO Ltd., a Cayman Islands exempted company limited by shares (“SL Bio” or the “Company”), pursuant to which, among other things, (i) Merger Sub I will merge with and into HSPT, with HSPT as the surviving entity and a wholly-owned subsidiary of PubCo (the “First Merger”), and (ii) following the First Merger, Merger Sub II will merge with and into SL Bio, with SL Bio as the surviving entity and a wholly-owned subsidiary of PubCo (the “Second Merger,” and together with the First Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). Upon the consummation of the Business Combination, each of HSPT and SL Bio will become a subsidiary of PubCo, and HSPT’s shareholders and SL Bio’s shareholders will receive ordinary shares of par value of $0.0001 each of PubCo (“PubCo Ordinary Shares”). The closing date of each of the First Merger and the Second Merger is hereinafter referred to as the “First Closing Date” and the “Second Closing Date” respectively. The Company expects PubCo Ordinary Shares be listed and traded on the Nasdaq Stock Market LLC (“Nasdaq”) following the consummation of the Business Combination.

Pursuant to the Business Combination Agreement,

(i)     immediately prior to the First Merger Effective Time,

a.      each Acquiror Unit (as defined in the Business Combination Agreement) issued and outstanding immediately prior to the First Merger Effective Time (as defined in the Business Combination Agreement) will be automatically detached and the holder thereof will be deemed to hold one (1) Acquiror Ordinary Share (as defined in the Business Combination Agreement) and one (1) Acquiror Right (as defined in the Business Combination Agreement) in accordance with the terms of the applicable Acquiror Unit (the “Unit Separation”);

b.      each Acquiror Right issued and outstanding immediately prior to the First Merger Effective Time will be automatically converted into one-tenth (1/10) of an Acquiror Ordinary Share (the “Acquiror Right Conversion”);

c.      immediately following the Unit Separation and Acquiror Right Conversion, each Acquiror Ordinary Share (which, for the avoidance of doubt, includes the Acquiror Ordinary Shares held as a result of the Unit Separation and the Acquiror Right Conversion) issued and outstanding immediately prior to the First Merger Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive one (1) newly issued PubCo Ordinary Share.

(ii)    at the Second Merger Effective Time (as defined in the Business Combination Agreement), each Company Exchanging Share (as defined in the Business Combination Agreement) will automatically be cancelled and converted into the right of each holder of the Company Exchanging Shares to receive, such number of newly issued PubCo Ordinary Shares, as determined in accordance with the Business Combination Agreement, based on an exchange ratio equal to the quotient of (a) $5.568 billion divided by $10.00 per share, divided by (b) the number of the ordinary shares, par value $0.1, of the Company (“Company Ordinary Shares”) issued and outstanding immediately prior to the Second Merger Effective Time.

Pursuant to the currently effective Amended and Restated Memorandum and Articles of Association, adopted by special resolution dated November 12, 2024 (the “Existing HSPT Charter”), we have until February 18, 2026 to consummate the Business Combination (or May 18, 2026, if fully extended pursuant to the Existing HSPT Charter).

For details on the transactions involved in the Business Combination, see “Questions and Answers about the Proposals — What is expected to happen in the Business Combination?” For impacts of dilution resulting from the consummation of the Business Combination on the non-redeeming HSPT shareholders who hold HSPT’s securities until the consummation of the Business Combination, see “Questions and Answers about the Proposals — What shall be the relative equity stakes of HSPT shareholders, and SL Bio shareholders in PubCo upon completion of the Business Combination?”

HSPT shareholders are being asked to consider a vote upon the Business Combination and certain proposals related thereto as described in this proxy statement/prospectus. As a result of, and upon consummation of the Business Combination, both HSPT and SL Bio will become subsidiaries of PubCo, and PubCo will become a new public company owned by the prior holders of HSPT Ordinary Shares, the prior holders of HSPT Rights, and the prior holders of Company Ordinary Shares.

PubCo will apply for listing, to be effective upon the consummation of the Business Combination, of the PubCo Ordinary Shares on the Nasdaq Global Market under the symbol “SLBT.”

Material Financing Transactions:

Since the completion of HSPT’s IPO in November 2024, HSPT has not completed any material financing transactions. Except that, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor, directors, officers or affiliates of HSPT may, but are not obligated to, loan HSPT funds as may be required. If HSPT completes the Business Combination, HSPT would repay such loaned amounts out of the proceeds of the Trust Account released to HSPT. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, HSPT may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $2,500,000 of such loans may be convertible into HSPT working capital units, at a price of $10.00 per share at the option of the lender. As of the date of this proxy statement/prospectus, 2025, HSPT had no borrowings under the Working Capital Loans.

As provided in the Business Combination Agreement, PubCo and SL Bio will use reasonable best efforts to obtain equity financing (the “Transaction Financing”) on the terms mutually agreed to by SL Bio and HSPT, in an amount that is at least $5,000,000 prior to or upon the Second Merger Closing (as defined in the Business Combination Agreement). We do not expect that HSPT’s Sponsor, directors, officers and their affiliates will participate in the Transaction Financing.

As of the date of this proxy statement/prospectus, PubCo and SL Bio have not received any commitments in respect of the Transaction Financing. The purpose of the Transaction Financing is to pay transaction expenses, provide operating capital to SL Bio in the form of equity capital, and to enable PubCo to meet the Nasdaq Global Market initial listing criteria. Accordingly, the principal terms and conditions of the offering are designed to provide that such security will be classified as a component of stockholders’ equity in PubCo’s consolidated balance sheet under United States generally accepted accounting principles and under the rules and regulations of the United States Securities and Exchange Commission.

For further discussions on potential sources of dilutions and potential risks associated thereof, See “Risk Factors — It is uncertain whether any Transaction Financing or other equity financing would be available prior to or upon the closing of the Business Combination, which, if not available, may materially and adversely affect PubCo’s business and results of operations; or, if available, may significantly dilute the equity interest of the continuing shareholders of PubCo.” on page 59, “— The HSPT Public Shareholders will experience immediate dilution as a consequence of the issuance of PubCo Ordinary Shares immediately following consummation of the Business Combination and Transaction Financing and in connection with the Business Combination.” on page 56, and “— The conversion of any working capital loans or extension loans into working capital units or extension units may result in significant dilution to HSPT Public Shares.” on page 57.

Compensation to be received by the Sponsor, its affiliates and promoters in connection with the Business Combination:

Set forth below is a summary of amount of compensation and securities received or to be received by the Sponsor and its affiliates in connection with the Business Combination and related transactions.

Entity/Individual	Compensation or Securities Received or to be Received	Consideration Paid or to be Paid
Horizon Space Acquisition II Sponsor Corp.	1,655,000 PubCo Ordinary Shares in exchange for 1,655,000 HSPT Founder Shares upon the First Closing.	$23,985, or $0.0145 per HSPT Ordinary Share.

234,850 PubCo Ordinary Shares in exchange for 234,850 HSPT Private Shares (including 21,350 HSPT Private Shares issuable upon conversion of 213,500 HSPT Rights), underlying the 213,500 HSPT Private Units upon the First Closing.

$2,135,000, or $10.00 per HSPT Private Unit.

Entity/Individual	Compensation or Securities Received or to be Received	Consideration Paid or to be Paid
	Up to 275,000 PubCo Ordinary Shares in exchange for 275,000 HSPT Private Units issuable upon conversion of up to $2,500,000 of working capital loans at a price of $10.00 per unit.	As of the date hereof, no working capital loans have been incurred.
	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination.	As of the date hereof, no such reimbursable expenses have been incurred.

In the event that the Business Combination is not consummated by February 18, 2026 and the Sponsor decides to pay for the extension fee to extend the period that HSPT must complete an initial business combination, up to $690,000 of promissory notes evidencing the Extension Payment that may be converted into HSPT Private Units at a price of $10.00 per unit.

As of the date hereof, no such Extension Payment have been incurred.*

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*        The payment of $690,000, which enables HSPT to extend the period of time it has to consummate its initial business combination by three months from November 18, 2025 to February 18, 2026, was made by Hsiao-Lan Wu, a third party to the Sponsor.

As indicated in the “Questions and Answers about the Proposals — What shall be the relative equity stakes of HSPT shareholders, and SL Bio shareholders in PubCo upon completion of the Business Combination?”, the Sponsor will have less than 1% of the voting power in the PubCo immediately after the Second Closing. We therefore do not expect the issuances of securities listed in the above table will result in material dilution of the equity interests of non-redeeming HSPT shareholders who hold HSPT’s securities until the consummation of the Business Combination.

No compensation of any kind, including finder’s and consulting fees, will be paid by HSPT to our Sponsor, officers, directors or any of our or their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination, other than as disclosed as above and in “Summary of the Proxy Statement/Prospectus — Interests of HSPT’s Directors and Officers in the Business Combination” and elsewhere in this proxy statement/prospectus.

After the consummation of the Business Combination, PubCo will not be an operating company but an exempted company with limited liability incorporated under the laws of the Cayman Islands. PubCo indirectly holds 100% of the equity interests in SL Bio Co., Ltd., its operating subsidiary in Taiwan (“SL Bio Taiwan” or the “Taiwan Subsidiary”), and does not operate its business through any variable interest entities. As of the date of this proxy statement/prospectus, PubCo does not have any subsidiaries incorporated in mainland China. As a holding company with no material operations, PubCo is headquartered in Taiwan and conduct its operations through the Taiwan Subsidiary.

We expect that Mr. William Wang, our Chief Executive Officer and Chairman, will beneficially hold approximately 59% of the voting power of PubCo following the completion of the Business Combination. Accordingly, PubCo will be a “controlled company” under the Nasdaq Listing Rules and may be exempt from certain corporate governance requirements other than those exemptions available to foreign private issuers discussed herein. See the section entitled “Risk Factors — Risks Related to PubCo’s Securities — As a “controlled company” under the rules of the Nasdaq Capital Market, PubCo may choose to exempt itself from certain corporate governance requirements that could have an adverse effect on our public shareholders.” “Risk Factors — Risks Relating to PubCo’s Securities — If PubCo ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting, and other expenses that it would not incur as a foreign private issuer.” “Risk Factors — Risks Relating to PubCo’s Securities — PubCo will become a foreign private issuer, and as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.” and “Risk Factors — Risks Relating to PubCo’s Securities — Although as a foreign private issuer, PubCo is exempt from certain corporate governance standards applicable to US domestic issuers, if PubCo cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, PubCo’s securities may not be listed or may be delisted, which could negatively affect the price of its securities and your ability to sell them.”

PubCo is, and will be after the consummation of the Business Combination, considered a “foreign private issuer” under the Exchange Act and therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, PubCo is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. domestic companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. PubCo is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, PubCo’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of PubCo’s securities. Accordingly, after the consummation of the Business Combination, if you continue to hold PubCo’s securities, you may receive less or different information about PubCo than you currently receive about HSPT or that you would receive about a U.S. domestic public company. See “Risk Factors — Risks Related to PubCo’s Securities — As an exempted company incorporated in the Cayman Islands, PubCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards, which may afford less protection to shareholders than they would enjoy if PubCo complied fully with the Nasdaq Stock Market corporate governance listing standards.”

In addition, as a “foreign private issuer”, PubCo is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its annual reports filed with the SEC and Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. PubCo currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of PubCo that it does follow, PubCo cannot give assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow PubCo to follow its home country practice. Unlike the requirements of Nasdaq, PubCo is not required, under the laws of Cayman Islands, to have its board consist of a majority of independent directors, nor is PubCo required to have a compensation committee, a nominating or a corporate governance committee consisting entirely of independent directors, or to have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of PubCo’s securities. For additional information regarding the home country practices PubCo intends to follow in lieu of Nasdaq requirements, see “Management of PubCo Following the Business Combination — Foreign Private Issuer Status.”

In determining whether or not to proceed with the Business Combination, the Board has considered various factors, and obtained a fairness opinion from King Kee Appraisal and Advisory Limited (“KKG”) dated May 5, 2025. For more information, see “Proposal 1: The Business Combination Proposals — HSPT Board’s Reasons for the Approval of the Business Combination” and “Proposal 1: The Business Combination Proposals — Basis for the Board’s Recommendation — Fairness Opinion.”

The Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. Upon the consummation of the First Merger Effective Time, PubCo shall adopt the amended and restated memorandum and articles of association (the “Amended PubCo Charter”) in the form attached to this proxy statement/prospectus as Annex C.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus shall be presented at the extraordinary general meeting of shareholders of HSPT (the “Extraordinary Meeting”) scheduled to be held on February 3, 2026.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Extraordinary Meeting of HSPT shareholders. We encourage you to carefully read this entire document. You should, in particular, carefully consider the risk factors described in “Risk Factors” beginning on page 27 of this proxy statement/prospectus.

The board of directors of HSPT has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that the HSPT shareholders vote FOR all of the proposals presented to the shareholders. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that certain of HSPT’s directors and officers have interests in the Business Combination. See the section entitled “The Business Combination Proposal — Interests of HSPT’s Directors and Officers in the Business Combination.”

This proxy statement/prospectus is dated [    ], 2026 and is first being mailed to HSPT shareholders on or about [    ], 2026.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by PubCo, HSPT or SL Bio. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of PubCo, HSPT or SL Bio since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

Horizon Space Acquisition II Corp.
1412 Broadway
21st Floor, Suite 21V
New York, NY 10018

Dear Horizon Space Acquisition II Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “Extraordinary Meeting”) of Horizon Space Acquisition II Corp., a Cayman Islands exempted company limited by shares (“HSPT”), which will be held on February 3, 2026, at 9:00 am, Eastern Time, at the offices of Robinson & Cole LLP located at 666 Third Avenue, 20th Floor, New York, NY 10017, and virtually via teleconference using the dial-in information: +1 813-308-9980 (Access Code: 173547), or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

The Extraordinary Meeting shall be held for considering and voting on, and if thought fit, passing and approving the following proposals:

1.      Proposal No. 1 — Business Combination Proposals — To approve by way of special resolutions (collectively referred to herein as the “Business Combination Proposals”):

(a)     (i) the Business Combination Agreement (which is attached to this proxy statement/prospectus as Annex A) and (ii) other Transaction Documents (as defined in the Business Combination Agreement) be approved, ratified and confirmed in all respects;

(b)    the Business Combination which includes the merger between HSPT and Merger Sub I with HSPT surviving the merger and becoming a wholly owned subsidiary of PubCo (the “First Merger”) followed by the merger between SL Bio and Merger Sub II with SL Bio surviving the merger and becoming a wholly owned subsidiary of PubCo (the “Second Merger”), and other transactions contemplated in the Business Combination Agreement be approved, ratified and confirmed in all respects (collectively with the First Merger and Second Merger, the “Business Combination”);

(c)     the plan of First Merger in relation to the First Merger attached to this proxy statement/prospectus as Annex B and the filing of the plan of First Merger with the Registrar of Companies of the Cayman Islands be approved, ratified and confirmed in all respects;

2.      Proposal No. 2 — Amended M&A Proposal — To consider and approve, by way of a special resolution, the amendment and restatement of memorandum and articles of association of PubCo attached to this proxy statement/prospectus as Annex C be approved, ratified and confirmed in all respects, with effect from the First Merger Effective Time (as defined in the Business Combination Agreement) (such proposal, the “Amended M&A Proposal”), and

3.      Proposal No. 3 — Sole Director Appointment Proposal — To consider and approve, by way of an ordinary resolution, with effect from the First Merger Effective Time (as defined in the Business Combination Agreement), the appointment of William Wang Ching-Dong as the sole director of HSPT be approved, ratified and confirmed in all respects (such proposal, the “Sole Director Appointment Appointment”); and

4.      Proposal No. 4 — Adjournment Proposal — To consider and approve by ordinary resolution, if presented, a proposal to adjourn the Extraordinary Meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient proxies for, or otherwise in connection with, the approval of the Business Combination Proposals (the “Adjournment Proposal”).

The Business Combination Proposals, the Amended M&A Proposal, the Sole Director Appointment Proposal, and the Adjournment Proposal, are referred to as the “Proposals” collectively, and each a “Proposal.”

Under the Business Combination Agreement, the approval of each of the Business Combination Proposals, the Amended M&A Proposal, and the Sole Director Appointment Proposal by the requisite vote of HSPT shareholders is a condition to the consummation of the Business Combination. Each of the Proposals (except the Adjournment Proposal) is cross-conditioned on the approval of each other. If any one of these Proposals is not approved by the HSPT shareholders, the Business Combination shall not be consummated. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

1.      (i) CW Mega Limited (“Merger Sub I”) will merge with and into HSPT, with HSPT as the surviving entity and a wholly-owned subsidiary of PubCo (the “First Merger”), and (ii) following the First Merger, WW Century Limited (“Merger Sub II”) will merge with and into SL BIO Ltd. (“SL Bio”), with SL Bio as the surviving entity and a wholly-owned subsidiary of PubCo (the “Second Merger,” and together with the First Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”); and

2.      Upon the consummation of the Business Combination, each of HSPT and SL Bio will become a subsidiary of PubCo, and HSPT’s shareholders and SL Bio’s shareholders will receive ordinary shares, par value $0.0001 per share, of PubCo (“PubCo Ordinary Shares”) as consideration and become the shareholders of PubCo. The closing date of each of the First Merger and the Second Merger is hereinafter referred to as the “First Closing Date” and the “Second Closing Date” respectively. The Company expects PubCo Ordinary Shares be listed and traded on the Nasdaq Stock Market LLC (“Nasdaq”) following the consummation of the Business Combination.

Pursuant to the Business Combination Agreement,

(i)     immediately prior to the First Merger Effective Time,

a.      each Acquiror Unit (as defined in the Business Combination Agreement) issued and outstanding immediately prior to the First Merger Effective Time (as defined in the Business Combination Agreement) will be automatically detached and the holder thereof will be deemed to hold one (1) Acquiror Ordinary Share (as defined in the Business Combination Agreement) and one (1) Acquiror Right (as defined in the Business Combination Agreement) in accordance with the terms of the applicable Acquiror Unit (the “Unit Separation”);

b.      each Acquiror Right issued and outstanding immediately prior to the First Merger Effective Time will be automatically converted into one-tenth (1/10) of an Acquiror Ordinary Share (the “Acquiror Right Conversion”);

c.      immediately following the Unit Separation and Acquiror Right Conversion, each Acquiror Ordinary Share (which, for the avoidance of doubt, includes the Acquiror Ordinary Shares held as a result of the Unit Separation and the Acquiror Right Conversion) issued and outstanding immediately prior to the First Merger Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive one (1) newly issued PubCo Ordinary Share.

(ii)    at the Second Merger Effective Time (as defined in the Business Combination Agreement), each Company Exchanging Share (as defined in the Business Combination Agreement) will automatically be cancelled and converted into the right of each holder of the Company Exchanging Shares to receive, such number of newly issued PubCo Ordinary Shares, as determined in accordance with the Business Combination Agreement, based on an exchange ratio equal to the quotient of (a) $5.568 billion divided by $10.00 per share, divided by (b) the number of the ordinary shares, par value $0.1, of the Company (“Company Ordinary Shares”) issued and outstanding immediately prior to the Second Merger Effective Time.

As provided in the Business Combination Agreement, PubCo and SL Bio shall use reasonable best efforts to obtain equity financing (the “Transaction Financing”) on the terms mutually agreed to by SL Bio and HSPT, in an amount that is at least $5,000,000 prior to or upon the Second Merger Closing (as defined in the Business Combination Agreement). We do not expect that HSPT’s Sponsor, directors, officers and their affiliates will participate in the Transaction Financing.

In connection with the Business Combination, certain related agreements have been entered into or will be entered into prior to or concurrently with the closing of the Business Combination, including Company Shareholders Support Agreement, Sponsor Support Agreement, Registration Rights Agreement, and Lock-Up Agreement (each as defined in the accompanying proxy statement/prospectus). See “Proposal 1 — The Business Combination Proposals — Related Agreements” in the accompanying proxy statement/prospectus for more information.

Under the Business Combination Agreement, the approval of the Proposals (except the Adjournment Proposal) by the requisite vote of HSPT shareholders is a condition to consummate the Business Combination. The Adjournment Proposal, if adopted, shall allow the Chairman of the Extraordinary Meeting to adjourn the Extraordinary Meeting to a later date or dates, if necessary. In no event shall HSPT solicit proxies to adjourn the Extraordinary Meeting or consummate the Business Combination and related transactions beyond the date by which it may properly do so under HSPT Charter, and the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”). The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination and related transactions and to permit further solicitation of proxies in the event that there are insufficient proxies for, or otherwise in connection with, the approval of the Business Combination Proposals. The Adjournment Proposal is not conditioned upon the approval of the Business Combination Proposals set forth in the accompanying proxy statement/prospectus.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each HSPT shareholder is encouraged to read carefully and in its entirety.

Pursuant to the Existing HSPT Charter, a holder (a “HSPT Public Shareholder”) of HSPT’s ordinary shares sold in HSPT IPO (including the exercise of over-allotment option) (such shares, “HSPT Public Shares”) may request that HSPT redeem all or a portion of such HSPT Public Shares for cash in connection with the completion of the Business Combination. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to VStock Transfer, LLC in order to validly redeem its shares. HSPT Public Shareholders may elect to redeem their HSPT Public Shares regardless if they vote “for,” “against,” or abstain from voting on the Business Combination Proposals. If the Business Combination is not consummated, the HSPT Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if an HSPT Public Shareholder properly exercises its right to redeem all or a portion of the HSPT Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to VStock Transfer, LLC, HSPT will redeem such HSPT Public Shares for a per-share redemption price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account (the “Trust Account”) as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to HSPT. For illustrative purposes, as of December 29, 2025 (the “Record Date”), the redemption price was approximately $10.53 per share less any owed but unpaid taxes on the funds in the Trust Account. If a HSPT Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its HSPT Public Shares for cash and will no longer own HSPT Public Shares. See “Extraordinary Meeting of HSPT shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your HSPT Public Shares for cash.

Notwithstanding the foregoing, a HSPT Public Shareholder, together with any affiliate of such HSPT Public Shareholder or any other person with whom such HSPT Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its HSPT Public Shares with respect to more than an aggregate of 15% of the HSPT Public Shares. Accordingly, if a HSPT Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the HSPT Public Shares, then any such shares in excess of that 15% limit would not be redeemed.

Horizon Space Acquisition II Sponsor Corp (the “Sponsor”), and the officers and directors of HSPT (together with the affiliates of the Sponsor, officers and directors of HSPT, the “HSPT Initial Shareholders”) have agreed to, among other things, vote all of their HSPT Founder Shares and HSPT Private Shares in favor of the Proposals being presented at the Extraordinary Meeting and waive, without any separate consideration provided by HSPT for such waiver, their redemption rights with respect to their HSPT Founder Shares and HSPT Private Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the HSPT Initial Shareholders own approximately 21.3% of the issued and outstanding HSPT Ordinary Shares.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such closing condition.

HSPT is providing the accompanying proxy statement/prospectus and accompanying proxy card to HSPT shareholders in connection with the solicitation of proxies to be voted at the Extraordinary Meeting and at any adjournments of the Extraordinary Meeting. Information about the Extraordinary Meeting, the Business Combination and other related business to be considered by HSPT shareholders at the Extraordinary Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Extraordinary Meeting, all of HSPT shareholders should read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 27 of the accompanying proxy statement/prospectus.

After careful consideration, HSPT’s board of directors has unanimously approved the Business Combination and determined that the Proposals are advisable and fair to and in the best interest of HSPT and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposals, “FOR” the Amended M&A Proposal, “FOR” the Sole Director Appointment Proposal, and “FOR” the Adjournment Proposal, if presented. When you consider the board of directors’ recommendation of these Proposals, you should keep in mind that our directors and our officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposals — Interests of HSPT’s Directors and Officers in the Business Combination.” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Approval of each of the Business Combination Proposals and the Amended M&A Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of shareholders holding at least two-thirds (2/3) of HSPT’s Ordinary Shares entitled to vote and which are voted on such resolution (in person (including virtually) or by proxy) at the Extraordinary Meeting at which a quorum is present.

Approval of each of the Sole Director Appointment Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of HSPT’s Ordinary Shares entitled to vote and which are voted on such resolution (in person (including virtually) or by proxy) at the Extraordinary Meeting at which a quorum is present.

Under the Business Combination Agreement, the approval of each of the Business Combination Proposals, the Amended M&A Proposal, and the Sole Director Appointment Proposal by the requisite vote of HSPT shareholders is a condition to the consummation of the Business Combination. Each of the Proposals (except the Adjournment Proposal) is cross-conditioned on the approval of each other. If any one of these Proposals is not approved by the HSPT shareholders, the Business Combination shall not be consummated. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus. The approval of the Adjournment Proposal if presented will require the consent of the meeting, which means a simple majority of the votes which are cast by those shareholders of HSPT who are present, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Extraordinary Meeting, please sign, date, vote and return the enclosed proxy card as soon as possible in the envelope provided to make sure that your shares are represented at the Extraordinary Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted. The Business Combination will be consummated only if the Business Combination Proposals, the Amended M&A Proposal, and the Sole Director Appointment Proposal are approved at the Extraordinary Meeting. Each of the Proposals (except the Adjournment Proposal) is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Proposals presented at the Extraordinary Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary Meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary Meeting. If you are a shareholder of record and you attend the Extraordinary Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR HSPT ORDINARY SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OUR TRANSFER AGENT PRIOR TO 5:00 PM EASTERN TIME ON JANUARY 30, 2026 (TWO BUSINESS DAYS BEFORE THE SCHEDULED DATE OF THE EXTRAORDINARY MEETING).    IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES SHALL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER, BANK OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY MEETING OF HSPT SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of HSPT’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Mingyu (Michael) Li
Chairman of the Board of Directors and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [    ], 2026, and is first being mailed to shareholders on or about [    ], 2026.

HORIZON SPACE ACQUISITION II CORP.
NOTICE OF EXTRAORDINARY MEETING
TO BE HELD ON February 3, 2026

TO THE SHAREHOLDERS OF HORIZON SPACE ACQUISITION II CORP.:

On behalf of the board of directors of Horizon Space Acquisition II Corp. (“HSPT,” “we,” “our” or “us”), a Cayman Islands exempted company limited by shares, we are pleased to enclose the proxy statement/prospectus relating to the proposed business combination as provided in the Business Combination Agreement dated August 5, 2024 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among SL Science Holding Limited, a Cayman Islands exempted company limited by shares (“PubCo”), HSPT, CW Mega Limited, a Cayman Islands exempted company limited by shares and a wholly-owned subsidiary of PubCo (“Merger Sub I”), WW Century Limited, a Cayman Islands exempted company limited by shares and a wholly-owned subsidiary of PubCo (“Merger Sub II”), and SL BIO Ltd., a Cayman Islands exempted company limited by shares (“SL Bio” or the “Company”), pursuant to which, among other things, (i) Merger Sub I will merge with and into HSPT, with HSPT as the surviving entity and a wholly-owned subsidiary of PubCo (the “First Merger”), and (ii) following the First Merger, Merger Sub II will merge with and into SL Bio, with SL Bio as the surviving entity and a wholly-owned subsidiary of PubCo (the “Second Merger,” and together with the First Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). Upon the consummation of the Business Combination, each of HSPT and SL Bio will become a subsidiary of PubCo, and HSPT’s shareholders and SL Bio’s shareholders will receive ordinary shares of par value of $0.0001 each of PubCo (“PubCo Ordinary Shares”). The closing date of each of the First Merger and the Second Merger is hereinafter referred to as the “First Closing Date” and the “Second Closing Date” respectively. The Company expects PubCo Ordinary Shares be listed and traded on the Nasdaq Stock Market LLC (“Nasdaq”) following the consummation of the Business Combination.

Pursuant to the Business Combination Agreement,

(i)     immediately prior to the First Merger Effective Time,

a.      each Acquiror Unit (as defined in the Business Combination Agreement) issued and outstanding immediately prior to the First Merger Effective Time (as defined in the Business Combination Agreement) will be automatically detached and the holder thereof will be deemed to hold one (1) Acquiror Ordinary Share (as defined in the Business Combination Agreement) and one (1) Acquiror Right (as defined in the Business Combination Agreement) in accordance with the terms of the applicable Acquiror Unit (the “Unit Separation”);

b.      each Acquiror Right issued and outstanding immediately prior to the First Merger Effective Time will be automatically converted into one-tenth (1/10) of an Acquiror Ordinary Share (the “Acquiror Right Conversion”);

c.      immediately following the Unit Separation and Acquiror Right Conversion, each Acquiror Ordinary Share (which, for the avoidance of doubt, includes the Acquiror Ordinary Shares held as a result of the Unit Separation and the Acquiror Right Conversion) issued and outstanding immediately prior to the First Merger Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive one (1) newly issued PubCo Ordinary Share.

(ii)    at the Second Merger Effective Time (as defined in the Business Combination Agreement), each Company Exchanging Share (as defined in the Business Combination Agreement) will automatically be cancelled and converted into the right of each holder of the Company Exchanging Shares to receive, such number of newly issued PubCo Ordinary Shares, as determined in accordance with the Business Combination Agreement, based on an exchange ratio equal to the quotient of (a) $5.568 billion divided by $10.00 per share, divided by (b) the number of the ordinary shares, par value $0.1, of the Company (“Company Ordinary Shares”) issued and outstanding immediately prior to the Second Merger Effective Time.

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Extraordinary Meeting”) of HSPT shall be held on February 3, 2026, at 9:00 am, Eastern Time, at the offices of Robinson & Cole LLP located at 666 Third Avenue, 20th Floor, New York, NY 10017, and virtually via teleconference using the dial-in information: +1 813-308-9980 (Access Code: 173547), or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned. You are cordially invited to attend the Extraordinary Meeting, to conduct the following items of business and/or consider, and if thought fit, pass and approve the following proposals:

1.      Proposal No. 1 — Business Combination Proposals — To approve by way of special resolutions (collectively referred to herein as the “Business Combination Proposals”):

(a)     (i) the Business Combination Agreement (which is attached to this proxy statement/prospectus as Annex A) and (ii) other Transaction Documents (as defined in the Business Combination Agreement) be approved, ratified and confirmed in all respects;

(b)    the Business Combination which includes the merger between HSPT and Merger Sub I with HSPT surviving the merger and becoming a wholly owned subsidiary of PubCo (the “First Merger”) followed by the merger between SL Bio and Merger Sub II with SL Bio surviving the merger and becoming a wholly owned subsidiary of PubCo (the “Second Merger”), and other transactions contemplated in the Business Combination Agreement be approved, ratified and confirmed in all respects (collectively with the First Merger and Second Merger, the “Business Combination”);

(c)     the plan of First Merger in relation to the First Merger attached to this proxy statement/prospectus as Annex B and the filing of the plan of First Merger with the Registrar of Companies of the Cayman Islands be approved, ratified and confirmed in all respects;

2.      Proposal No. 2 — Amended M&A Proposal — To consider and approve, by way of a special resolution, the amendment and restatement of memorandum and articles of association of PubCo attached to this proxy statement/prospectus as Annex C be approved, ratified and confirmed in all respects, with effect from the First Merger Effective Time (as defined in the Business Combination Agreement) (such proposal, the “Amended M&A Proposal”), and

3.      Proposal No. 3 — Sole Director Appointment Proposal — To consider and approve, by way of a ordinary resolution, with effect from the First Merger Effective Time (as defined in the Business Combination Agreement), the appointment of William Wang Ching-Dong as the sole director of HSPT be approved, ratified and confirmed in all respects (such proposal, the “Sole Director Appointment Appointment”); and

4.      Proposal No. 4 — Adjournment Proposal — To consider and approve by ordinary resolution, if presented, a proposal to adjourn the Extraordinary Meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient proxies for, or otherwise in connection with, the approval of the Business Combination Proposals (the “Adjournment Proposal”).

Approval of each of the Business Combination Proposals and the Amended M&A Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of shareholders holding at least two-thirds (2/3) of HSPT’s Ordinary Shares entitled to vote and which are voted on such resolution (in person (including virtually) or by proxy) at the Extraordinary Meeting at which a quorum is present. Approval of each of the Sole Director Appointment Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of HSPT’s Ordinary Shares entitled to vote and which are voted on such resolution (in person (including virtually) or by proxy) at the Extraordinary Meeting at which a quorum is present.

Under the Business Combination Agreement, the approval of each of the Business Combination Proposals, the Amended M&A Proposal, and the Sole Director Appointment Proposal by the requisite vote of HSPT shareholders is a condition to the consummation of the Business Combination. Each of the Proposals (except the Adjournment Proposal) is cross-conditioned on the approval of each other. If any one of these Proposals is not approved by the HSPT shareholders, the Business Combination shall not be consummated. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus. The approval of the Adjournment Proposal if presented will require the consent of the meeting, which means a simple majority of the votes which are cast by those shareholders of HSPT who are present, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to HSPT shareholders in connection with the solicitation of proxies to be voted at the Extraordinary Meeting and at any adjournment of the Extraordinary Meeting. Whether or not you plan to attend the Extraordinary Meeting, all of HSPT’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 27 of this proxy statement/prospectus.

After careful consideration, HSPT’s board of directors has unanimously approved the Business Combination and determined that the Proposals are advisable and fair to and in the best interest of HSPT and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposals, “FOR” the Amended M&A Proposal, “FOR” the Sole Director Appointment Proposal, and “FOR” the Adjournment Proposal, if presented. When you consider the board of directors’ recommendation of these Proposals, you should keep in mind that our directors and our officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposals — Interests of HSPT’s Directors and Officers in the Business Combination.” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The Board has fixed the close of business on December 29, 2025 as the record date (the “Record Date”) for determining HSPT’s shareholders entitled to receive notice of and vote at the Extraordinary Meeting and any adjournment thereof. Only holders of record of HSPT’s ordinary shares on the Record Date are entitled to receive notice of and vote at the Extraordinary Meeting or any adjournment thereof.

In connection with the Business Combination Proposals, the Amended M&A Proposal, and the Sole Director Appointment Proposal, each HSPT’s public shareholder may elect to redeem all or a portion of its public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in HSPT’s trust account (the “Trust Account”), including interest earned on the funds held in the Trust Account and not previously released to HSPT to pay its taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares (a “Redemption Election”), regardless of how such public shareholder votes on the Business Combination Proposals or whether such public shareholder votes at all. The deadline to make a Redemption Election is 5:00 pm Eastern Time on January 30, 2026 (two business days prior to the scheduled vote at the Extraordinary Meeting) (the “Redemption Deadline”). The public shareholder may tender its shares by either delivering its share certificate(s) (if any) and other redemption forms to the transfer agent or by delivering its shares and other redemption forms to the transfer agent electronically using the Depository Trust Company (“DTC”)’s DWAC (Deposit/Withdrawal At Custodian) system. If the public shareholder holds public shares in street name, such public shareholder will need to instruct its bank, broker or other nominee to withdraw the shares from its account in order to exercise its redemption rights. A holder of units must elect to separate its units into the underlying public shares and rights prior to exercising redemption rights with respect to the public shares. If a holder holds its units in an account at a brokerage firm or bank, the holder must notify its broker or bank that it elects to separate the units into the underlying public shares and rights, or if a holder holds units registered in its own name, the holder must contact VStock Transfer, LLC (in its capacity as HSPT’ transfer agent, the “transfer agent”) directly and instruct it to do so.

Any request for Redemption Election, once made by a public shareholder, may be withdrawn (with the consent of the board of directors of HSPT (which they may do in whole or in part)) at any time prior to the scheduled vote at the Extraordinary Meeting (the “Redemption Withdrawal Deadline”). If you deliver your shares for Redemption Election to the transfer agent and later decide not to elect redemption, you may request before the Redemption Withdrawal Deadline that HSPT instruct the transfer agent to return the shares (physically or electronically). We will be required to honor such request only if made prior to the Redemption Withdrawal Deadline. After the Redemption Withdrawal Deadline, unless otherwise extended by the Board, a request for Redemption Election may not be withdrawn unless the Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Such a request must be made by contacting the transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Any corrected or changed written exercise of redemption rights in connection with the Redemption Election must be received by the transfer agent prior to the deadline for exercising redemption requests in connection with the Redemption Election and, thereafter, prior to the Redemption Withdrawal Deadline. No request for such redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent prior to the Extraordinary Meeting.

The Board may elect to postpone the Extraordinary Meeting in its sole discretion up to and until the time of the Extraordinary Meeting, pursuant to the Existing HSPT Charter. For the duration of such postponement, to the extent a public shareholder has made the Redemption Election and has tendered or delivered its share certificate(s) (if applicable) (physically or electronically) and any other redemption documents through the DWAC system at DTC, such shareholder will not be able to transfer, assign or sell such public shares.

There will be no redemption rights or liquidating distributions with respect to the rights included in the units sold in the IPO (the “HSPT Public Units”). The rights will expire worthless in the event that HSPT does not complete its initial business combination and winds up.

PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO VOTE OR AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE PROPOSALS IN ORDER TO REDEEM THEIR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT. THIS MEANS THAT PUBLIC SHAREHOLDERS WHO HOLD PUBLIC SHARES ON OR BEFORE THE EXTRAORDINARY MEETING MAY ELECT TO REDEEM THEIR SHARES WHETHER OR NOT THEY ARE HOLDERS ON THE RECORD DATE, AND WHETHER THEY VOTE FOR OR AGAINST, OR ABSTAIN FROM VOTING ON THE PROPOSALS.

Public shareholders regardless of whether they have made the Redemption Election, would be entitled to have their public shares redeemed for cash if HSPT has not completed a business combination within the prescribed timeline and is forced to liquidate the trust account.

If properly demanded, HSPT will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to HSPT to pay its taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares. Based on the amount in the Trust Account as of December 29, 2025, the Record Date, this would amount to approximately $10.53 per public share. The closing price of the public shares on Nasdaq on December 29, 2025, the Record Date, was $10.55. Accordingly, if the market price of the HSPT Ordinary Shares were to remain the same until the date of the Extraordinary Meeting, exercising redemption rights would result in a public shareholder receiving approximately $0.02 less per share than if the shares were sold in the open market (based on the estimated per share redemption price as of the Record Date). We cannot assure shareholders that they will be able to sell their HSPT Ordinary Shares in the open market, even if the market price per share is lower than the redemption price stated above, as there may not be sufficient liquidity in its shares when such shareholders wish to sell their shares.

After careful consideration of all relevant factors, the Board has determined that the Business Combination Proposals, the Amended M&A Proposal, and the Sole Director Appointment Proposal, and, if presented, the Adjournment Proposal, are advisable and in the best interests of the Company, and recommends that you vote or give instruction to vote “FOR” each of the Business Combination Proposals and, if presented, the Adjournment Proposal.

Your vote is important. If you are a shareholder of record, please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the Extraordinary Meeting. If you are a shareholder of record, you may also cast your vote (including virtually) at the Extraordinary Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote (including virtually) at the Extraordinary Meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as abstaining in respect of the Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established for the Extraordinary Meeting but will have no effect on the outcome of the Proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD PUBLIC SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND RIGHTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, INCLUDING THE LEGAL NAME, PHONE NUMBER, AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, AND (3) TENDER OR DELIVER YOUR PUBLIC SHARES (AND SHARE CERTIFICATE(S) IF APPLICABLE) TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES

DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

TO MAKE A REDEMPTION WITHDRAWAL WITH RESPECT TO YOUR PUBLIC SHARES, YOU MUST SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY MEETING, THAT THE ELECTION TO REDEEM YOUR PUBLIC SHARES BE REVERSED, INCLUDING THE LEGAL NAME, PHONE NUMBER, AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REVERSAL IS REQUESTED AND THE NUMBER OR PERCENTAGE OF SHARES FOR WHICH REVERSAL IS REQUESTED. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO REQUEST REVERSAL OF THE ELECTION TO REDEEM FROM THE TRANSFER AGENT.

Enclosed is the proxy statement containing detailed information concerning the Business Combination Proposals, the Amended M&A Proposal, the Sole Director Appointment Proposal, the Adjournment Proposal, and the Extraordinary Meeting. Whether or not you plan to attend the Extraordinary Meeting, the Company urges you to read this material carefully and vote your shares.

This Notice of Extraordinary Meeting and the accompanying proxy statement are dated [    ], 2026 and are first being mailed to shareholders on or about that date.

By Order of the Board of Directors,

Mingyu (Michael) Li
Chairman of the Board of Directors

i

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about HSPT that is not included or delivered herewith. You may request copies of this proxy statement/prospectus and any other publicly available information concerning HSPT, without charge, by written request to Advantage Proxy, Inc., our proxy solicitor, by calling +1 (877) 870-8565, or by emailing ksmith@advantageproxy.com, or from the SEC through the SEC website at http://www.sec.gov.

In order for HSPT shareholders to receive timely delivery of the documents in advance of the Extraordinary Meeting of HSPT to be held on February 3, 2026 you must request the information no later than five business days prior to the date of the Extraordinary Meeting, by January 27, 2026.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or the “SEC,” by PubCo, constitutes a prospectus of PubCo under Section 5 of the U.S. Securities Act of 1933, as amended, or the “Securities Act,” with respect to the PubCo Ordinary Shares to be issued to HSPT shareholders and certain SL Bio Shareholders, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Extraordinary Meeting of HSPT shareholders at which HSPT shareholders shall be asked to consider and vote upon proposals to approve the Business Combination Proposals, the Amended M& Proposal, and the Sole Director Appointment Proposal (as defined herein) and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Proposals, the Amended M& Proposal, and the Sole Director Appointment Proposal.

References to “U.S. Dollars” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. In particular, in certain cases, percentage changes are based on a comparison of the actual values recorded in the relevant financial statements and not rounded values shown in this proxy statement/prospectus.

INDUSTRY AND MARKET DATA

This proxy statement/prospectus contains industry data, information and statistics regarding the markets in which SL Bio operates as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with SL Bio’ own internal estimates and information obtained from other sources, taking into account publicly available information about other industry participants and SL Bio management’s judgment where information is not publicly available. The Company has not commissioned any of the industry publications or other reports generated by third-party providers that it refers to in this proxy statement/prospectus. This information is subject to significant uncertainties and limitations and is based on assumptions and estimates that may prove to be inaccurate. You are therefore cautioned not to give undue weight to this information. This information appears in “Summary of the Proxy Statement/Prospectus,” “Industry Overview Relating to SL Bio’s Business,” “Information Related to SL Bio” and “SL Bio’ Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and other sections of this proxy statement/prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors”, particular “Risk Factors — Risks related to SL Bio’s Business and Industry — Our key operating metrics and certain other operational data in this proxy statement/prospectus are subject to assumptions, limitations and inherent challenges in measurement, and may not provide an accurate indication of our future or expected results.” and “Risk Factors — Risks related to SL Bio’s Business and Industry — If the estimates and assumptions that we have used to calculate the size of our addressable market opportunity are inaccurate, our future growth rate may be limited.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

FREQUENTLY USED TERMS

Key Business and Business Combination Related Terms

Unless otherwise stated or unless the context otherwise requires in this document:

“Alpha-beta (αβ) T cells” are a major type of T lymphocyte, characterized by their T-cell receptor (TCR) composed of two chains, alpha and beta, which recognize antigen fragments presented by major histocompatibility complex (MHC) molecules;

“Arm-T cells” utilize unmodified αβ T cells that are selectively redirected through non-genetic, antigen-targeting mechanisms. This approach preserves the endogenous T cell receptor (TCR) and avoids permanent gene editing, allowing for more controlled pharmacology and repeat dosing. By leveraging natural T cell biology and avoiding the need for viral transduction or ex vivo expansion, ARM-T offers a potentially faster and more scalable alternative to conventional CAR-T therapies, while still engaging tumor-specific targets with bispecific antibodies with precision;

“Amended PubCo Charter” means the amended and restated memorandum and articles of association of PubCo to be approved and adopted upon the First Closing;

“B Cells” are a type of white blood cell responsible for producing antibodies as part of the adaptive immune response, playing a key role in recognizing and neutralizing foreign pathogens;

“Business Combination Agreement” means the business combination agreement, dated May 9, 2025 (as may be amended, supplemented, or otherwise modified from time to time), by and among PubCo, HSPT, Merger Sub I, Merger Sub II, and SL Bio;

“Business Combination” means the First Merger, the Second Merger and the other transactions contemplated by the Business Combination Agreement;

“CAR-T cell therapies” are primarily based on genetically modified autologous αβ T cells expressing chimeric antigen receptors and have shown significant clinical success in treating certain hematologic malignancies. However, these therapies are associated with high manufacturing complexity, individualized production timelines, and serious adverse events such as cytokine release syndrome, neurotoxicity, and graft-versus-host disease in allogeneic settings;

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands;

“CD19” is a protein expressed on the surface of B cells, acting as a co-receptor to enhance B cell activation, proliferation, and differentiation during immune responses. It is commonly targeted in immunotherapies, especially in B cell-related cancers;

“Existing HSPT Charter” means the Amended and Restated Memorandum and Articles of Association of HSPT, as adopted by special resolution dated November 12, 2024;

“Extraordinary Meeting” means an Extraordinary Meeting of shareholders of HSPT to be held on February 3, 2026, at 9:00 am, Eastern Time, at the offices of Robinson & Cole LLP located at 666 Third Avenue, 20th Floor, New York, NY 10017, and virtually via teleconference using the dial-in information: +1 813-308-9980 (Access Code: 173547), or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned;

“First Closing” means the closing of the First Merger;

“First Merger Effective Time” means the effective time of the First Merger;

“First Merger” means the merger between HSPT and Merger Sub I, with HSPT being the surviving company and a wholly-owned subsidiary of PubCo;

“Gamma-delta (αβ) T cells” are a rare subset of T cells, distinct from the more common alpha-beta αβ T cells. Gamma-delta (αβ) T cells play a crucial role in both innate and adaptive immunity, particularly in tissue homeostasis, immune surveillance, and cancer response;

v

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal;

“HSPT Board” means HSPT’s board of directors;

“HSPT Founder Shares” means 1,725,000 HSPT Ordinary Shares that the Sponsor purchased from HSPT pursuant to certain securities purchase agreements dated July 26, 2024, a portion of which were transferred by the Sponsor to HSPT officers, directors and other assignees pursuant to a certain securities assignment agreements dated August 2, 2024;

“HSPT Initial Shareholders” means the existing holders of HSPT Founder Shares, or in other words, the Sponsor, directors and officers of HSPT, and their affiliates;

“HSPT IPO” means the initial public offering of HSPT that was consummated on November 18, 2024;

“HSPT Ordinary Shares” means the ordinary shares of HSPT, having a par value of $0.0001 each;

“HSPT Private Units” means 213,500 HSPT Units sold to the Sponsor via the private placement substantially concurrently with the closing of HSPT IPO, each unit consisting of one HSPT Ordinary Share and one right;

“HSPT Public Shareholders” means the holders of the HSPT Public Shares;

“HSPT Public Shares” means HSPT Ordinary Shares sold as part of the HSPT Public Units sold in HSPT IPO;

“HSPT Public Units” means units of HSPT issued in connection with HSPT IPO, each unit consisting of one HSPT Ordinary Share and one HSPT Right;

“HSPT Rights” means rights of HSPT sold as part of the HSPT Units in the HSPT IPO (whether they are purchased in the HSPT IPO or thereafter in the open market);

“HSPT Units” means HSPT Public Units and HSPT Private Units;

“HSPT Working Capital Units” means units of HSPT converted in connection with working capital loans;

“HSPT” means Horizon Space Acquisition II Corp., a Cayman Islands exempted company limited by shares;

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

“KKG” means King Kee Appraisal and Advisory Limited;

“Merger Sub I” means CW Megal Limited, a Cayman Islands exempted company limited by shares;

“Merger Sub II” means WW Century Limited, a Cayman Islands exempted company limited by shares;

“Nasdaq” means the Nasdaq Stock Market;

“Newbridge” means Newbridge Securities Corporation;

“PubCo Ordinary Shares” means the ordinary shares of PubCo of par value of $0.0001 each, with each PubCo Ordinary Share entitling the holder thereof to one (1) vote on all matters subject to vote at general meetings of PubCo;

“PubCo Per Share Price” means the price per PubCo Ordinary Share that equal to the redemption price of each share of HSPT public share in connection with the Business Combination;

“PubCo” means prior to the Closing, SL Science Holding Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands;

“Record Date” means December 29, 2025;

“Registration Rights Agreement” means the registration rights agreement to be entered between PubCo, the Sponsor and certain shareholders of SL Bio pursuant to the Business Combination Agreement upon closing;

“SEC” means the U.S. Securities and Exchange Commission;

“Second Closing” means the closing of the Second Merger;

“Second Merger Effective Time” means the effective time of the Second Merger;

“Second Merger” means the merger between SL Bio and Merger Sub II, with SL Bio being the surviving company and a wholly-owned subsidiary of PubCo;

“Shareholders” means the holders of shares of a company;

“SL Bio Shareholders” means holders of SL Bio Shares;

“SL Bio Shares” means the issued and outstanding ordinary shares of a par value of US$0.1 of SL Bio;

“SL Bio” means SL BIO Ltd., a Cayman Islands exempted company limited by shares, or as the context requires, SL BIO Ltd. and its subsidiaries and consolidated affiliated entities;

“Sponsor” means Horizon Space Acquisition II Sponsor Corp, a Cayman Islands exempted company with limited liability;

“T cells” also known as T lymphocytes, are a specialized subset of white blood cells that play a central role in the body’s adaptive immune system. Characterized by the expression of the T cell receptor (TCR) complex on their surface, T cells are primarily responsible for recognizing and responding to specific antigens presented by other cells;

“Transaction Financing” means financing from third parties in the form of equity investments in an amount no less than $5,000,000, in the form and substance satisfactory to SL Bio and HSPT;

“Trust Account” means the Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee, established for the benefit of HSPT Public Shareholders in connection with the HSPT IPO;

“U.S. Dollars,” “USD,” “US$” or “$” means United States dollars, the legal currency of the United States; and

“U.S. GAAP” means United States generally accepted accounting principles.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Extraordinary Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to HSPT shareholders. HSPT shareholders should read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Extraordinary Meeting, which will be held on February 3, 2026, at 9:00 am, Eastern Time, at the offices of Robinson & Cole LLP located at 666 Third Avenue, 20th Floor, New York, NY 10017, and virtually via teleconference using the dial-in information: +1 813-308-9980 (Access Code: 173547), or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

Q:     Why am I receiving this proxy statement?

A:     HSPT Shareholders are being asked to consider and vote upon a proposal to approve and adopt the Business Combination and certain related proposals.

On May 9, 2025, HSPT entered into the Business Combination Agreement with PubCo, Merger Sub I, Merger Sub II, and SL Bio. Pursuant to the Business Combination Agreement, among other things, (i) Merger Sub I will merge with and into HSPT, with HSPT as the surviving entity and a wholly-owned subsidiary of PubCo (the “First Merger”), and (ii) following the First Merger, Merger Sub II will merge with and into SL Bio, with SL Bio as the surviving entity and a wholly-owned subsidiary of PubCo (the “Second Merger,” and together with the First Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). Upon the consummation of the Business Combination, each of HSPT and SL Bio will become a subsidiary of PubCo, and HSPT’s shareholders and SL Bio’s shareholders will receive ordinary shares of par value of $0.0001 each of PubCo (“PubCo Ordinary Shares”). The Company expects PubCo Ordinary Shares be listed and traded on the Nasdaq following the consummation of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q:     What are the specific proposals on which I am being asked to vote at the Extraordinary Meeting?

A:     You are being asked to vote on each of the Business Combination Proposals, the Amended M&A Proposal, the Sole Director Appointment Proposal, and, if presented, the Adjournment Proposal. The proposals are listed below:

Proposal No. 1 — Business Combination Proposals — To approve by way of special resolutions (collectively referred to herein as the “Business Combination Proposals”):

(a)     (i) the Business Combination Agreement (which is attached to this proxy statement/prospectus as Annex A) and (ii) other Transaction Documents (as defined in the Business Combination Agreement) be approved, ratified and confirmed in all respects;

(b)     the Business Combination which includes the merger between HSPT and Merger Sub I with HSPT surviving the merger and becoming a wholly owned subsidiary of PubCo (the “First Merger”) followed by the merger between SL Bio and Merger Sub II with SL Bio surviving the merger and becoming a wholly owned subsidiary of PubCo (the “Second Merger”), and other transactions contemplated in the Business Combination Agreement be approved, ratified and confirmed in all respects (collectively with the First Merger and Second Merger, the “Business Combination”);

(c)     the plan of First Merger in relation to the First Merger attached to this proxy statement/prospectus as Annex B and the filing of the plan of First Merger with the Registrar of Companies of the Cayman Islands be approved, ratified and confirmed in all respects;

Proposal No. 2 — Amended M&A Proposal — To consider and approve, by way of a special resolution, the amendment and restatement of memorandum and articles of association of PubCo attached to this proxy statement/prospectus as Annex C be approved, ratified and confirmed in all respects, with effect from the First Merger Effective Time (as defined in the Business Combination Agreement) (such proposal, the “Amended M&A Proposal”), and

Proposal No. 3 — Sole Director Appointment Proposal — To consider and approve, by way of a ordinary resolution, with effect from the First Merger Effective Time (as defined in the Business Combination Agreement), the appointment of William Wang Ching-Dong as the sole director of HSPT be approved, ratified and confirmed in all respects (such proposal, the “Sole Director Appointment Appointment”); and

Proposal No. 4 — Adjournment Proposal — To consider and approve by ordinary resolution, if presented, a proposal to adjourn the Extraordinary Meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient proxies for, or otherwise in connection with, the approval of the Business Combination Proposals (the “Adjournment Proposal”).

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT.

Q:     Why is HSPT proposing the Business Combination?

A:     HSPT is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses.

SL Bio is a biomedical company specialized in developing innovative cellular and gene therapies. Established with a commitment to advancing regenerative medicine and cancer treatment, SL Bio hopes to utilize immune stem cells to target cancer and bovine-derived milk exosomes to regenerate damaged tissues, thus potentially offering expansive medical applications for its products. With proprietary technologies such as Armed-T and Gamma Delta T cells, as well as exosome applications in skincare and cancer recovery, SL Bio aims to create cellular therapies which we believe have the potential to revolutionize the biopharmaceutical industry.

The total consideration to be paid to the shareholders of SL Bio in connection with the Business Combination is based on the valuation of SL Bio of $5.568 billion. In determining whether or not to proceed with the Business Combination, the HSPT Board has considered various factors, and obtained a fairness opinion (the “Fairness Opinion”) from King Kee Appraisal and Advisory Limited (“KKG”). For more information, see “Proposal 1: The Business Combination Proposals — HSPT Board’s Reasons for the Approval of the Business Combination” and “Proposal 1: The Business Combination Proposals — Basis for the Board’s Recommendation — Fairness Opinion.” Based on its due diligence investigations of SL Bio and the industries in which it operates, including the financial and other information provided by SL Bio in the course of HSPT’s due diligence investigations, the HSPT Board believes that the Business Combination with SL Bio is in the best interests of HSPT and presents an opportunity to increase shareholder equity value. However, there can be no assurances of this. Although the HSPT Board believes that the Business Combination with SL Bio presents a unique business combination opportunity and is in the best interests of HSPT, the HSPT Board did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal — HSPT Board’s Reasons for the Approval of the Business Combination” for a discussion of the factors considered by the HSPT Board in making its decision.

Q:     Did the HSPT Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     The Board has obtained a fairness opinion from KKG, dated May 9, 2025. For a description of the opinion, see “Proposal 1: The Business Combination Proposals — Basis for the Board’s Recommendation — Fairness Opinion.”

Q:     What is expected to happen in the Business Combination?

Pursuant to the Business Combination Agreement, among other things, (i) Merger Sub I will merge with and into HSPT, with HSPT as the surviving entity and a wholly-owned subsidiary of PubCo, and (ii) following the First Merger, Merger Sub II will merge with and into SL Bio, with SL Bio as the surviving entity and a wholly-owned subsidiary of PubCo. Upon the consummation of the Business Combination, each of HSPT and SL Bio will become a subsidiary of PubCo, and HSPT’s shareholders and SL Bio’s shareholders will receive PubCo Ordinary Shares. The Company expects PubCo Ordinary Shares be listed and traded on the Nasdaq following the consummation of the Business Combination.

(i)     immediately prior to the First Merger Effective Time,

a.      each Acquiror Unit (as defined in the Business Combination Agreement) issued and outstanding immediately prior to the First Merger Effective Time (as defined in the Business Combination Agreement) will be automatically detached and the holder thereof will be deemed to hold one (1) Acquiror Ordinary Share (as defined in the Business Combination Agreement) and one (1) Acquiror Right (as defined in the Business Combination Agreement) in accordance with the terms of the applicable Acquiror Unit (the “Unit Separation”);

b.      each Acquiror Right issued and outstanding immediately prior to the First Merger Effective Time will be automatically converted into one-tenth (1/10) of an Acquiror Ordinary Share (the “Acquiror Right Conversion”);

c.      immediately following the Unit Separation and Acquiror Right Conversion, each Acquiror Ordinary Share (which, for the avoidance of doubt, includes the Acquiror Ordinary Shares held as a result of the Unit Separation and the Acquiror Right Conversion) issued and outstanding immediately prior to the First Merger Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive one (1) newly issued PubCo Ordinary Share.

(ii)    at the Second Merger Effective Time (as defined in the Business Combination Agreement), each Company Exchanging Share (as defined in the Business Combination Agreement) will automatically be cancelled and converted into the right of each holder of the Company Exchanging Shares to receive, such number of newly issued PubCo Ordinary Shares, as determined in accordance with the Business Combination Agreement, based on an exchange ratio equal to the quotient of (a) $5.568 billion divided by $10.00 per share, divided by (b) the number of the ordinary shares, par value $0.1, of the Company (“Company Ordinary Shares”) issued and outstanding immediately prior to the Second Merger Effective Time.

For more information on the Business Combination, see the sections titled “The Business Combination Proposals.”

Q:     Is there any financing in connection with the Business Combination?

A:     As provided in the Business Combination Agreement, SL Bio shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to identify sources of financing from third parties in the form of equity investments (the “Transaction Financing”) in the amount no less than $5,000,000, as mutually agreed between the SL Bio and HSPT and negotiate binding agreements in connection therewith, in the form and substance satisfactory to HSPT and SL Bio. We do not expect that HSPT’s Sponsor, directors, officers and their affiliates will participate in the Transaction Financing. Neither SL Bio nor HSPT can give any assurance that they will be able to obtain committed Transaction Financing on acceptable terms. For further information, please refer to the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to HSPT and the Business Combination — If Transaction Financing or other equity financing is not available prior to or upon the closing of the Business Combination to satisfy certain closing conditions, and such conditions are not waived, the Business Combination may not be consummated.”

Q:     What shall be the relative equity stakes of HSPT shareholders, and SL Bio shareholders in PubCo upon completion of the Business Combination?

A:     Upon consummation of the Business Combination, PubCo shall become a new public company and each of SL Bio and HSPT shall be a subsidiary of PubCo. The former security holders of HSPT and SL Bio shall all become security holders of PubCo.

The equity stake held by holders of non-redeeming HSPT Public Shareholders, SL Bio Shareholders, and the HSPT Initial Shareholders in PubCo immediately following consummation of the Business Combination will depend on the number of redemptions from the Trust Account by HSPT Public Shareholders at the Second Closing as well as various other factors, as described in the assumptions set forth below. Approximate equity stakes for each of these shareholder groups upon consummation of the Business Combination, and their corresponding approximate collective voting power in PubCo, are set forth in the table below in respect of five redemption scenarios: (1) “Scenario A,” in which there are no redemptions of HSPT Public Shares; (2) “Scenario B,” in which 25% of

x

the HSPT Public Shares as of the date of this proxy statement/prospectus are redeemed; (3) “Scenario C,” in which 50% of the HSPT Public Shares as of the date of this proxy statement/prospectus are redeemed; (4) “Scenario D,” in which 75% of the HSPT Public Shares as of the date of this proxy statement/prospectus are redeemed; and (5) “Scenario E,” in which there are maximum redemptions from the Trust Account. For further information on what constitutes a “maximum redemptions” scenario, please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.” All else being equal, if any HSPT Public Shareholders exercise their redemption rights, then the percentage of PubCo Ordinary Shares held collectively by all non-redeeming HSPT Public Shareholders and the HSPT Initial Shareholders will decrease and the percentage of PubCo Ordinary Shares held collectively by the investors in the Transaction Financing, SL Bio Shareholders, will increase, in each case, relative to the percentage held if no HSPT Public Shares are redeemed.

Each of the scenarios presented below assumes: (i) no additional Transaction Financing has been obtained in connection with the Business Combination, (ii) the full conversion of HSPT Rights issued and outstanding upon the consummation of the Business Combination, and (iii) no additional issuance of HSPT Ordinary Shares or PubCo Ordinary Shares prior to or upon the First Closing or the Second Closing.

The table set forth below also states the anticipated pro forma equity value of PubCo for each of the scenarios described above based on the material probable or consummated transactions and other material effects on HSPT’s net tangible book value per share from the Business Combination, excluding the Business Combination and the Transaction Financing. These pro forma equity values reflect an Acquiror Redemption Price (as defined in the Business Combination Agreement) of $10.26 based on the estimated redemption price as of June 30, 2025 in accordance with the trust asset value of $70,801,049 as of June 30, 2025 (after $50,000 deducted for liquidation expenses).

The Acquiror Redemption Price is per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the First Closing. The number of HSPT Public Shares redeemed by HSPT Public Shareholders with cash from the Trust Account at the First Closing is not, all else being equal, expected to materially affect the equity value per share of HSPT Public Shares held by non-redeeming HSPT Public Shareholders as at the time immediately following the First Closing, as each redemption will result in (x) the cancellation of one HSPT Public Share, and (y) the payment of approximately $10.26 per share to the redeeming Public Shareholder (given that, based on funds in the Trust Account of $70,801,049 as of the June 30, 2025 (after $50,000 deducted for liquidation expenses), and, accordingly, such funds will not be available to the Combined Company or reflected in its financial statements following the First Closing. You should note, however, that the level of redemptions of HSPT Public Shares from our Trust Account may affect the market price for PubCo Ordinary Shares following the First Closing in ways which we cannot predict. For further information, please refer to the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to HSPT and the Business Combination — There is no guarantee that a shareholder’s decision to continue to hold shares of PubCo Ordinary Shares following the Business Combination will put the shareholder in a better future economic position than if they decided to redeem their HSPT Public Shares for a pro rata portion of the Trust Account, and vice versa.

	Scenario A No redemptions(1)		Scenario B 25% redemptions(2)		Scenario C 50% redemptions(3)		Scenario D 75% redemptions(4)		Scenario E 100% redemptions(5)
Holder of PubCo Ordinary Shares*	No. of shares	Voting Power	No. of shares	Voting Power	No. of shares	Voting Power	No. of shares	Voting Power	No. of shares	Voting Power
HSPT Public Shareholders	7,590,000	1.34%	5,865,000	1.04%	4,140,000	0.74%	2,415,000	0.43%	955,573	0.17%
HSPT Initial Shareholders(6)	1,959,850	0.35%	1,959,850	0.35%	1,959,850	0.35%	1,959,850	0.35%	1,959,850	0.35%
Representative shares	241,500	0.04%	241,500	0.04%	241,500	0.04%	241,500	0.04%	241,500	0.04%
SL Bio Shareholders	556,800,000	98.27%	556,800,000	98.57%	556,800,000	98.87%	556,800,000	99.18%	556,800,000	99.44%
Pro Forma PubCo Ordinary Shares at Second Closing	566,591,350	100.0%	564,866,350	100.0%	563,141,350	100.0%	561,416,350	100.0%	559,956,923	100.0%
Pro Forma Equity Value	$73,076,002		$55,375,740		$37,675,478		$19,975,215		$5,000,001
Pro Forma Net Tangible Book Value, As Adjusted	$73,076,002		$55,375,740		$37,675,478		$19,975,215		$5,000,001

	Scenario A No redemptions(1)		Scenario B 25% redemptions(2)		Scenario C 50% redemptions(3)		Scenario D 75% redemptions(4)		Scenario E 100% redemptions(5)
Holder of PubCo Ordinary Shares*	No. of shares	Voting Power	No. of shares	Voting Power	No. of shares	Voting Power	No. of shares	Voting Power	No. of shares	Voting Power
Total Pro Forma PubCo Ordinary Shares at Second Closing	566,591,350		564,866,350		563,141,350		561,416,350		559,956,923
Pro Forma Net Tangible Book Value Per Share, As Adjusted	$0.13		$0.10		$0.07		$0.04		$0.01

____________

*        Excludes (i) up to 275,000 PubCo Ordinary Shares issuable in exchange for up to 250,000 HSPT Private Units converted from Working Capital Loans, consisting of 250,000 PubCo Ordinary Shares issuable in exchange for 250,000 HSPT Private Shares and 25,000 PubCo Ordinary Shares issuable in exchange for 250,000 HSPT Private Rights; and (ii) up to 151,800 PubCo Ordinary Shares issuable in exchange for up to 138,000 HSPT Private Units converted from Extension Loans, consisting of 138,000 PubCo Ordinary Shares issuable in exchange for 138,000 HSPT Private Shares and 13,800 PubCo Ordinary Shares issuable in exchange for 138,000 HSPT Private Rights.

HSPT’s shareholders will experience additional dilution to the extent PubCo issues additional shares after the closing. The table below shows material probable sources of dilution and the extent of such dilution that non-redeeming HSPT’s public shareholders could experience in connection with the closing.

	Scenario A No redemptions(1)		Scenario B 25% redemptions(2)		Scenario C 50% redemptions(3)		Scenario D 75% redemptions(4)		Scenario E 100% redemptions(5)
Holder of PubCo Ordinary Shares**	No. of shares	Voting Power	No. of shares	Voting Power	No. of shares	Voting Power	No. of shares	Voting Power	No. of shares	Voting Power
HSPT Public Shareholders	7,590,000	1.34%	5,865,000	1.03%	4,140,000	0.73%	2,415,000	0.43%	955,573	0.17%
HSPT Initial Shareholders(7)	2,310,750	0.41%	2,310,750	0.41%	2,310,750	0.41%	2,310,750	0.41%	2,310,750	0.41%
Hsiao-Lan Wu(8)	75,900	0.01%	75,900	0.01%	75,900	0.01%	75,900	0.01%	75,900	0.01%
Representative shares	241,500	0.04%	241,500	0.04%	241,500	0.04%	241,500	0.04%	241,500	0.04%
SL Bio Shareholders	556,800,000	98.21%	556,800,000	98.12%	556,800,000	98.42%	556,800,000	98.72%	556,800,000	98.98%
Pro Forma PubCo Ordinary Shares at Second Closing	567,018,150	100.0%	564,866,350	100.0%	563,141,350	100.0%	561,416,350	100.0%	559,956,923	100.0%
Pro Forma Equity Value	$73,076,002		$55,375,740		$37,675,478		$19,975,215		$5,000,001
Pro Forma Net Tangible Book Value, As Adjusted	$73,076,002		$55,375,740		$37,675,478		$19,975,215		$5,000,001
Total Pro Forma PubCo Ordinary Shares at Second Closing	567,018,150		564,866,350		563,141,350		561,416,350		559,956,923
Pro Forma Net Tangible Book Value Per Share, As Adjusted	$0.13		$0.10		$0.07		$0.04		$0.01

Dilution per share to the original investors in HSPT is determined by its net tangible book value per share, as adjusted, excluding the Business Combination and giving effect to material probable or consummated transactions and other material effects on the net tangible book value per share, from the initial public offering price per share paid by original investors in HSPT as set forth below under the five redemption scenarios:

	Net Tangible Book Value Per Share, as Adjusted
	Scenario A No redemptions(1)	Scenario B 25% redemptions(2)	Scenario C 50% redemptions(3)	Scenario D 75% redemptions(4)	Scenario E 100% redemptions(5)
HSPT’s net tangible book value as of June 30, 2025	$(311,770)	$(311,770)	$(311,770)	$(311,770)	$(311,770)
HSPT’s net tangible book value as of June 30, 2025, as adjusted	$(311,770)	$(311,770)	$(311,770)	$(311,770)	$(311,770)
HSPT’s shares outstanding as of June 30, 2025	2,180,000	2,180,000	2,180,000	2,180,000	2,180,000

	Net Tangible Book Value Per Share, as Adjusted
	Scenario A No redemptions(1)	Scenario B 25% redemptions(2)	Scenario C 50% redemptions(3)	Scenario D 75% redemptions(4)	Scenario E 100% redemptions(5)
HSPT’s net tangible book value per share as of June 30, 2025	$(0.14)	$(0.14)	$(0.14)	$(0.14)	$(0.14)
HSPT’s net tangible book value per share as of June 30, 2025, as adjusted	$(0.14)	$(0.14)	$(0.14)	$(0.14)	$(0.14)

____________

**      Excludes (i) up to 275,000 PubCo Ordinary Shares issuable in exchange for up to 250,000 HSPT Private Units converted from Working Capital Loans, consisting of 250,000 PubCo Ordinary Shares issuable in exchange for 250,000 HSPT Private Shares and 25,000 PubCo Ordinary Shares issuable in exchange for 250,000 HSPT Private Rights; and (ii) up to 151,800 PubCo Ordinary Shares issuable in exchange for up to 138,000 HSPT Private Units converted from Extension Loans, consisting of 138,000 PubCo Ordinary Shares issuable in exchange for 138,000 HSPT Private Shares and 13,800 PubCo Ordinary Shares issuable in exchange for 138,000 HSPT Private Rights.

	Dilution to HSPT’s Shareholders
	Scenario A No redemptions(1)	Scenario B 25% redemptions(2)	Scenario C 50% redemptions(3)	Scenario D 75% redemptions(4)	Scenario E 100% redemptions(5)
HSPT’s initial public offering price	$10.00	10.00	10.00	10.00	10.00
HSPT’s net tangible book value per share as of June 30, 2025, as adjusted	$(0.14)	$(0.14)	$(0.14)	$(0.14)	$(0.14)
Dilution to HSPT’s shareholders	$10.14	10.14	10.14	10.14	10.14

____________

(1)      The numbers set forth in this column assume no HSPT Public Shares are redeemed, and 690,000 PubCo Ordinary Shares are issued in exchange for HSPT Rights held by HSPT Public Shareholders. As of March 31, 2025, there are 6,900,000 HSPT Public Shares issued and outstanding.

(2)      The numbers set forth in this column assume 1,725,000 HSPT Public Shares, or approximately 25% of 6,900,000 HSPT Public Shares are redeemed at $10.26 per share, and 690,000 PubCo Ordinary Shares are issued in exchange for HSPT Rights held by HSPT Public Shareholders.

(3)      The numbers set forth in this column assume 3,450,000 HSPT Public Shares, or approximately 50% of 6,900,000 HSPT Public Shares are redeemed at $10.26 per share, and 690,000 PubCo Ordinary Shares are issued in exchange for HSPT Rights held by HSPT Public Shareholders.

(4)      The numbers set forth in this column assume 5,175,000 HSPT Public Shares, or approximately 75% of 6,900,000 HSPT Public Shares are redeemed at $10.26 per share, and 690,000 PubCo Ordinary Shares are issued in exchange for HSPT Rights held by HSPT Public Shareholders.

(5)      The numbers set forth in this column assume 6,634,427 HSPT Public Shares are redeemed at $10.26 per share, and 690,000 PubCo Ordinary Shares are issued in exchange for HSPT Rights held by HSPT Public Shareholders.

(6)      Including (i) 1,725,000 PubCo Ordinary Shares issuable upon the conversion of 1,725,000 HSPT Founder Shares, and (ii) 234,850 PubCo Ordinary Shares issuable in exchange for 213,500 HSPT Private Units, consisting of 213,500 PubCo Ordinary Shares issuable upon the conversion of 213,500 HSPT Private Shares and 21,350 PubCo Ordinary Shares issuable upon the conversion of 213,500 HSPT Private Rights.

(7)      Including (i) 1,725,000 PubCo Ordinary Shares issuable in upon the conversion of 1,725,000 HSPT Founder Shares, (ii) 234,850 PubCo Ordinary Shares issuable in exchange for 213,500 HSPT Private Units, consisting of 213,500 PubCo Ordinary Shares issuable upon the conversion of 213,500 HSPT Private Shares and 21,350 PubCo Ordinary Shares issuable upon the conversion of 213,500 HSPT Private Rights, (iii) up to 275,000 PubCo Ordinary Shares issuable in exchange for up to 250,000 HSPT Private Units converted from Working Capital Loans, consisting of 250,000 PubCo Ordinary Shares issuable upon the conversion of 250,000 HSPT Private Shares and 25,000 PubCo Ordinary Shares issuable upon the conversion of 250,000 HSPT Private Rights, and (iv) 75,900 PubCo Ordinary Shares issuable in exchange for 69,000 HSPT Private Units converted from Extension Loan (in the event that the Business Combination is not consummated by February 18, 2026 and the Sponsor decides to pay for the extension fee to extend the period that HSPT must complete an initial business combination), consisting of 69,000 PubCo Ordinary Shares issuable upon the conversion of 69,000 HSPT Private Shares and 6,900 PubCo Ordinary Shares issuable upon the conversion of 69,000 HSPT Private Rights.

(8)      Including 75,900 PubCo Ordinary Shares issuable in exchange for 69,000 Private Units converted from Extension Loan provided by a third party, consisting of 69,000 PubCo Ordinary Shares issuable in exchange for 69,000 HSPT Private Shares and 6,900 PubCo Ordinary Shares issuable upon the conversion of 69,000 HSPT Private Rights.

In addition to the material probable transactions or sources of dilutions discussed above, we note that there are possible other sources of dilution and the extent of such dilution that non-redeeming public shareholders could experience in connection with the closing of the Business Combination may be uncertain, due to the uncertainty associated with the occurrence or the amount of securities that may be issued pursuant to such occurrence, including arising from: (i) potential issuance of additional securities by PubCo relating to the Transaction Financing, although there is no written commitment or definitive agreements executed in connection with the Transaction Financing as of the date hereof, and (ii) other source of issue of securities, such as the reservation and issuance of any securities under an employee incentive plan after the closing of the Business Combination or subsequent financing following the Business Combination. See “Risk Factors — It is uncertain whether any Transaction Financing or other equity financing would be available prior to or upon the closing of the Business Combination, which, if not available, may materially and adversely affect PubCo’s business and results of operations; or, if available, may significantly dilute the equity interest of the continuing shareholders of PubCo.”

For further discussions on potential sources of dilutions and potential risks associated thereof, see “— The HSPT Public Shareholders will experience immediate dilution as a consequence of the issuance of PubCo Ordinary Shares immediately following consummation of the Business Combination and Transaction Financing and in connection with the Business Combination.” on page 56, and “Risk Factor — The conversion of any working capital loans or extension loans into working capital units or extension units may result in significant dilution to HSPT Public Shares.” on page 57.

Q:     What is the anticipated liquidity position of the combined company following closing the Business Combination?

SL Bio and HSPT believe that the combined liquidity at Closing of PubCo on a consolidated basis will be approximately $77.6 million assuming no redemptions and approximately $9.5 million assuming maximum redemptions, in each case after giving effect of Transaction Financing of approximately $5.0 million to be raised prior to the Closing Date, offset by:

(i)     approximately $1.1 million of anticipated transaction expenses and debt of HSPT; and

(ii)    approximately $0.6 million of anticipated transaction expenses and debt of SL Bio.

Following the closing of the Business Combination, assuming no redemptions and assuming no additional Transaction Financing commitment in excess of those obtained as of the date of this proxy statement/prospectus, PubCo would receive approximately $74.1 million of net proceeds. At this level, PubCo’s management believes that PubCo would have resources sufficient to fund the advancement of its CD-19 Armed-T and Gamma Delta T product candidates through preclinical trials well into Phase I trials in 2026. Assuming redemptions at a 50% level, net proceeds would be reduced to $38.7 million. At this level, Pubco’s management expects that PubCo would have resources sufficient to fund the advancement of its CD-19 Armed-T and Gamma Delta T product candidates through preclinical trials and to begin Phase I trials in 2026; however, additional funds would be required to fully fund Phase I trials for its product candidates. Last, if redemptions are at maximum, net proceeds would be reduced to $6.0 million. At this level, Pubco’s management expects that PubCo would have resources sufficient to fund the advancement of its CD-19 Armed-T and Gamma Delta T product candidates through preclinical trials; however, additional funds would be required to begin Phase I trials for its product candidates.

Q:     What are the U.S. Federal income tax consequences of the Business Combination to U.S. holders of HSPT Ordinary Shares?

A:     As described in “Material Tax Considerations — United States Federal Income Tax Considerations — Effects of the Business Combination to U.S. Holders,” it is the opinion of Messina Madrid Law PA (“MML”), U.S. tax counsel of HSPT that the Business Combination qualifies as a transfer of property to a corporation under Section 351 of the Code. Assuming that the Business Combination so qualifies, U.S. Holders (as defined in “Material Tax Considerations — United States Federal Income Tax Considerations”) of HSPT securities will generally not recognize gain or loss for U.S. federal income tax purposes on the Merger. See the section titled “Material Tax Considerations — United States Federal Income Tax Considerations — Effects of the Business Combination to U.S. Holders of HSPT Ordinary Shares.” Certain material U.S. federal income tax considerations that may be relevant to you in respect of the Business Combination are discussed in more detail in the section titled “Material Tax Considerations — United States Federal Income Tax Considerations.”

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder elects to redeem its HSPT Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the HSPT Ordinary Shares under Section 302 of the Internal Revenue Code (the “Code”). If the redemption qualifies as a sale or exchange of the HSPT Ordinary Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the HSPT Ordinary Shares surrendered in such redemption transaction. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of HSPT Ordinary Shares that such U.S. Holder owns or is deemed to own after the redemption. See the section titled “Material Tax Considerations — United States Federal Income Tax Considerations — Effects to U.S. Holders of HSPT Ordinary Shares Exercising Redemption Rights.” The receipt of cash by a U.S. holder of HSPT Ordinary Shares in redemption of such shares will be a taxable transaction for U.S. federal income tax purposes. Please see the section entitled “Material Tax Considerations — United States Federal Income Tax Considerations — Effects to U.S. Holders of HSPT Ordinary Shares of Exercising Redemption Rights” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     Consummation of the Business Combination is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Business Combination Agreement and the Business Combination by HSPT’s and the Company’s shareholders.

Other conditions to each party’s obligations include, among other things: (i) the effectiveness of the proxy/registration statement, (ii) the approval of PubCo’s initial listing application with Nasdaq in connection with the Business Combination, (iii) all regulatory approvals necessary to consummate the Business Combination having been obtained, (iv) no governmental authority having enacted, issued, promulgated, enforced or entered any law or governmental order that is then in effect and which has the effect of making the closing of the Business Combination illegal or which otherwise prevents or prohibits consummation of the closing of the Business Combination, (v) all third party consents necessary to consummate the Business Combination having been obtained, (vi) no Company Material Adverse Effect (as defined in the Business Combination Agreement) of any of the Company or the Acquisition Entities (as defined in the Business Combination Agreement) and no Acquiror Material Adverse Effect (as defined in the Business Combination Agreement) of HSPT, and (vii) all Transaction Documents (as defined in the Business Combination Agreement) having been executed and delivered by the other parties thereto and been in full force and effect in accordance with the terms thereof as of the closing of the Business Combination, as applicable.

Additionally, the conditions to each party’s obligations for the First Closing (as defined in the Business Combination Agreement) include, among other things, (i) the Acquiror Fundamental Representations (as defined in the Business Combination Agreement) and certain other of the Acquiror’s representations and warranties being true and correct in all respects at and as of the First Closing Date, (ii) the Company Fundamental Representations (as defined in the Business Combination Agreement) and certain other of the Company’s representations and warranties being true and correct in all material respects at and as of the First Closing Date, (iii) each of the covenants of HSPT, the Company and the Acquisition Entities to be performed as of or prior to the First Closing having been performed in all material respects, (iv) each of the Company and the Acquisition Entities having delivered to HSPT good standing certificates or similar documents for the relevant Acquisition Entities in its jurisdiction of incorporation or organization, (v) HSPT having delivered to the Company and the Acquisition Entities a good standing certificate of HSPT, (vi) each of the Company and the Acquisition Entities having delivered to HSPT a certificate signed by an authorized director or officer of each of the Company and the Acquisition Entities certifying that certain conditions for the First Closing specified in the Business Combination Agreement have been fulfilled, and (vii) HSPT having delivered to the Company and the Acquisition Entities a certificate signed by an authorized director or officer of HSPT certifying that certain conditions for the First Closing specified in the Business Combination Agreement have been fulfilled.

The conditions to each party’s obligations for the Second Closing (as defined in the Business Combination Agreement), include, among other things, (i) the Company Fundamental Representations (as defined in the Business Combination Agreement) and certain other of the Company’s representations and warranties being true and correct in all respects at and as of the Second Closing Date, (ii) each of the covenants of the Company and the Acquisition Entities to be performed as of or prior to the Second Closing having been performed in all material respects, and (iii) the First Closing having occurred.

Q:     How many votes do I have at the Extraordinary Meeting?

A:     HSPT shareholders are entitled to one vote at the Extraordinary Meeting for each HSPT Share held of record as of December 29, 2025, the record date for the Extraordinary Meeting (the “Record Date”). As of the close of business on the Record Date, there were 9,080,000 HSPT Ordinary Shares outstanding.

Q:     What vote is required to approve the proposals presented at the Extraordinary Meeting?

A:      Approval of each of the Business Combination Proposals and the Amended M&A Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of shareholders holding at least two-thirds (2/3) of HSPT’s Ordinary Shares entitled to vote and which are voted on such resolution (in person (including virtually) or by proxy) at the Extraordinary Meeting at which a quorum is present. Approval of each of the Sole Director Appointment Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of HSPT’s Ordinary Shares entitled to vote and which are voted on such resolution (in person (including virtually) or by proxy) at the Extraordinary Meeting at which a quorum is present.

The Business Combination is not structured to require the approval of at least a majority of unaffiliated shareholders of HSPT. No unaffiliated representative has been retained by a majority of the directors who are not employees of HSPT to act solely on behalf of the unaffiliated shareholders of HSPT for purposes of negotiating the terms of the Business Combination on their behalf and/or preparing a report concerning the approval of the Business Combination.

Q:     What constitutes a quorum at the Extraordinary Meeting?

A:     A quorum of shareholders is necessary to hold a valid extraordinary general meeting of HSPT. A quorum will be present if the holders of at least one-third of the issued and outstanding shares of HSPT on the Record Date, including those shares held as a constituent part of HSPT Public Units and HSPT Private Units, are represented in person (including virtually) or by proxy at the Extraordinary Meeting. Abstentions will be counted in connection with the determination of whether a valid quorum is established for the Extraordinary Meeting but will have no effect on the outcome of the Proposals. The shares of the Sponsor, the officers and directors of HSPT (the “Insiders”), who own approximately 21.35% of the issued and outstanding HSPT Ordinary Shares as of the Record Date, will count towards this quorum.

Because all of the Proposals to be voted on at the Extraordinary Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any Proposals unless instructed, so HSPT does not expect there to be any broker non-votes at the Extraordinary Meeting. If a quorum is not present within half an hour from the time appointed for the Extraordinary Meeting to commence, the Extraordinary Meeting will stand adjourned to the same day in the next week at the same time and place or to such other day, time and/or place as the Board may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present will constitute a quorum.

Q:     How do the insiders of HSPT intend to vote on the Proposals?

A:     On the Record Date, the Insiders owned and were entitled to vote an aggregate of 1,938,500 HSPT Ordinary Shares, representing approximately 21.35% of the issued and outstanding HSPT Ordinary Shares, and plan to vote in favor of each of the Business Combination Proposals, the Amended M&A Proposal, the Sole Director Appointment Proposal, and, if presented, the Adjournment Proposal. Except for the compensation received by the Sponsor and its affiliates as detailed in “Summary of the Proxy Statement/Prospectus — Compensation Received by the Sponsor and its Affiliates”, there is no additional consideration to be received by the Insiders who plan to vote in favor of each of the Business Combination Proposals, the Amended M&A Proposal, the Sole Director Appointment Proposal, and, if presented, the Adjournment Proposal. However, the HSPT Public Shareholders should consider that the Insiders may have interests that are different from, or in addition to, those of other HSPT Public Shareholders, and may be incentivized to complete the Business Combination even if it is with a less favorable target company or on less favorable terms, rather than liquidation. See the section entitled “The Business Combination Proposal — Interests of HSPT’s Directors and Officers in the Business Combination” of this proxy statement/prospectus for a detailed discussion of the special interests that the HSPT Initial Shareholders and HSPT’s directors and officers may have in the Business Combination.

Q:     What interests do HSPT’s Directors and Officers have in the Business Combination?

A:     When considering HSPT Board’s recommendation to vote in favor of approving the Business Combination Proposals, the Amended M&A Proposal, and the Sole Director Appointment Proposal, HSPT shareholders should keep in mind that the Sponsor and HSPT’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of HSPT shareholders. These interests include, among other things, the interests listed below:

(i)     the beneficial ownership by the Sponsor of an aggregate of 1,655,000 HSPT Founder Shares and 213,500 HSPT Private Units, which would become worthless if HSPT does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of approximately $23,985, or $0.0145 per share, for the HSPT Founders Shares and $2,135,000, or $10.00 per unit, for the HSPT Private Units. Such shares of HSPT Ordinary Shares held by the Sponsor have an aggregate market value of approximately $19,712,675, based on the closing price of HSPT Ordinary Shares on the Record Date, resulting in a theoretical gain of approximately $17,436,252.50 (or $10.5355 per share) for the Founder Shares and approximately $117,425.00 (or $0.55 per share) for the Private Shares;

(ii)    the fact that Min (Lydia) Zhai, HSPT’s Chief Financial Officer, holds 10,000 Founder Shares, and each of James Jiayuan Tong, Qian (Hebe) Xu, and Tianchen Cai, independent directors of HSPT, holds 20,000 HSPT Founder Shares, which would become worthless if HSPT does not complete a business combination within the applicable time period, as these directors and officers have waived any right to redemption with respect to these shares. Each of the said directors and officers of HSPT paid approximately $0.0145 per share for their Founder Shares. Such shares of HSPT Ordinary Shares held by the foregoing persons have an aggregate market value of approximately $738,500.00, based on the closing price of HSPT Ordinary Shares on the Record Date, resulting in a theoretical gain of approximately $737,485.00 (or $10.5355 per share);

(iii)   in order to finance transaction costs in connection with an intended initial business combination, the Sponsor, affiliates of the Sponsor, HSPT’s directors and officers, may, but are not obligated to, loan HSPT funds as may be required. Additionally, if we extend the time available to us to complete our business combination, our Sponsor, their affiliates or designee may deposit $690,000 to extend the time for us to complete our business combination from February 18, 2026 to May 18, 2026. The Sponsor has the right, but not the obligation, to convert the promissory notes, in whole or in part, respectively, into the shares of PubCo Ordinary Shares. If the Sponsor does not convert the promissory notes into shares of PubCo Ordinary Shares upon the Second Closing, the promissory notes will become intercompany notes between PubCo and the Sponsor upon the Second Closing. HSPT or PubCo has the obligation to pay to the Sponsor the funds amounting to the principal amount of the promissory notes if the Business Combination is terminated pursuant to the Business Combination Agreement. HSPT or PubCo may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the promissory notes but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that HSPT fails to complete a business combination by May 18, 2026, it is uncertain if HSPT has sufficient working capital held outside the Trust Account to fully repay the promissory notes;

(iv)   the fact that the HSPT Initial Shareholders (including the Sponsor, certain HSPT officers and directors) have agreed not to redeem any HSPT Founder Shares and HSPT Private Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

(v)    the fact that given the very low purchase price (of $25,000 in aggregate) that the HSPT Initial Shareholders paid for the HSPT Founder Shares as compared to the price of the HSPT Ordinary Shares sold in HSPT IPO, the HSPT Initial Shareholders may earn a positive rate of return on their investment even if the PubCo Ordinary Shares trade below the price initially paid for the HSPT Ordinary Shares in the HSPT IPO and the HSPT Public Shareholder may experience a negative rate of return following the completion of the Business Combination;

(vi)   the fact that the HSPT Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any HSPT Founder Shares and HSPT Private Shares held by them if HSPT fails to complete an initial business combination within the applicable time period. As a result of waiving liquidating distributions, if HSPT fails to complete an initial business combination within the applicable time period, the Sponsor would lose $2,135,000 for the purchase of HSPT Private Units, and the HSPT Initial Shareholders would lose $25,000 for the purchase of the HSPT Founder Shares, and thus they would incur substantial loss of investment;

(vii)  the fact that the HSPT Initial Shareholders may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the HSPT Initial Shareholders would lose their entire investment. As a result, the HSPT Initial Shareholders may have a conflict of interest in determining whether SL Bio is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

(viii) the fact that pursuant to the Registration Rights Agreement, the HSPT Initial Shareholders can demand that PubCo register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that PubCo undertakes;

(ix)   the continued indemnification of HSPT’s directors and officers and the continuation of HSPT’s directors’ and officers’ liability insurance after the Business Combination (i.e. a “tail policy”); and

(x)    the fact that the HSPT Initial Shareholders, are, or may in the future become, affiliated with entities that are engaged in a similar business to HSPT. The HSPT Initial Shareholders are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of HSPT’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under applicable laws.

Officers of HSPT negotiated the terms of the Business Combination Agreement with their counterparts at SL Bio, and the Board considered these interests, among other matters, when making the determination that the Business Combination is advisable and fair to, and in the best interests of, HSPT and its unaffiliated shareholders. See the section entitled “The Business Combination Proposal — Interests of HSPT’s Directors and Officers in the Business Combination” of this proxy statement/prospectus for a detailed discussion of the special interests that the HSPT Initial Shareholders and HSPT’s directors and officers may have in the Business Combination.

Q:     May the Sponsor or HSPT’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination, or enter into agreements or transactions with investors and others to provide them with incentives to acquire HSPT Public Shares or vote their HSPT Public Shares in favor of the Business Combination Proposals, the Amended M&A Proposal, and the Sole Director Appointment Proposal?

A:     In connection with the shareholder vote to approve the proposed Business Combination, the Sponsor and HSPT’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Second Closing from shareholders who would have otherwise elected to have their shares redeemed for cash in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares or during a restricted period under Regulation M under the Exchange Act. In addition, the Sponsor and HSPT’s directors, officers, advisors or their affiliates may enter into agreements or transactions with certain investors and others to provide them with incentives to acquire HSPT Public Shares or vote their HSPT Public Shares in favor of the Business Combination Proposal, the Amended M&A Proposal, and the Sole Director Appointment Proposal. Any purchases, agreements or transactions as provided in the foregoing would include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from HSPT Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares for cash.

As of the date of this proxy/prospectus, the Sponsor, HSPT’s directors, officers and advisors, and their affiliates, have not made any purchases of shares from investors, or have agreed to any agreements or transactions with any investors or others to provide such investors or others with incentives to acquire HSPT Public Shares or vote in favor of the Business Combination Proposals, the Amended M&A Proposal, and the Sole Director Appointment Proposal. If the Sponsor, HSPT’s directors, officers or advisors, or their affiliates, enter into any such arrangements:

•        any such purchases of securities would be made at a price no higher than the redemption price;

•        shares acquired in such transactions (i) would not be voted in favor of approving the Business Combination and (ii) holders of such shares would waive their right to redemption rights with respect to such shares; and

•        HSPT will disclose in a Current Report on Form 8-K prior to the Extraordinary Meeting the following information:

•        the amount of securities purchased in such transaction(s), along with the purchase price;

•        the purpose of such purchases;

•        the impact, if any, of the purchases on the likelihood that the Business Combination will be approved;

•        the identities of security holders who sold such shares (if not purchased on the open market) or the nature of security holders (e.g. 5% security holders) who sold such shares; and

•        the number of securities for which HSPT has received redemption requests pursuant to its redemption offer.

The purpose of such share purchases and other transactions would be to increase the likelihood that the Proposals presented for approval at the Extraordinary Meeting are approved. Any such purchases of public shares and other transactions may thereby increase the likelihood of obtaining the necessary approval of HSPT’s shareholders. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on HSPT Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Extraordinary Meeting. If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the Extraordinary Meeting and would likely increase the chances that such Proposals would be approved. As of the date of this proxy statement/prospectus, no agreements to such effect have been entered into with any such investor or holder.

Q:     I am a HSPT Public Shareholder. Do I have redemption rights?

A:     Yes. In connection with the completion of the Business Combination, each public shareholder may elect to redeem all or a portion of its public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in HSPT’s trust account (the “Trust Account”), including interest earned on the funds held in the Trust Account and not previously released to HSPT to pay its taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares (a “Redemption Election”), regardless of how such public shareholder votes on the Proposals or whether such public shareholder votes at all. The deadline to make a Redemption Election is 5:00 pm Eastern Time on January 30, 2026 (two business days prior to the scheduled vote at the Extraordinary Meeting) (the “Redemption Deadline”).

Q:     If I am a holder of the HSPT Units, can I exercise redemption rights with respect to my HSPT Units?

A:     No. Holders of outstanding units must separate the underlying public shares and rights prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to our transfer agent with written instructions to separate such units into public shares and rights. This must be completed far enough in advance to permit the mailing of the public share certificates back to you (if applicable) so that you may then exercise your redemption rights upon the separation of the public shares from the units. See “How do I exercise my redemption rights?” below.

Q:     If I am a holder of the HSPT Rights, can I exercise redemption rights with respect to my HSPT Rights?

A:     No. The holders of HSPT Rights have no redemption rights with respect to the HSPT Rights.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights regardless of whether you vote or, if you vote, irrespective of whether you vote “FOR” or “AGAINST” the Business Combination Proposals, the Amended M&A Proposal, the Sole Director Appointment Proposal, or the Adjournment Proposal. As a result, the Business Combination Agreement can be approved by shareholders who shall redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market for its shares, fewer shareholders and the potential inability to meet the Nasdaq listing standards. See also “What shall be the relative equity stakes of HSPT shareholders, and SL Bio Shareholders in PubCo upon completion of the Business Combination?”

Q:     How do I exercise my redemption rights?

A:     Pursuant to the Existing HSPT Charter, a public shareholder may request that HSPT redeem all or a portion of such public shareholder’s shares for cash if the Business Combination Proposals are approved. You will be entitled to receive cash for any public shares to be redeemed only if you:

(1)    (a) hold public shares or (b) hold public shares through HSPT Public Units and you elect to separate your units into the underlying rights prior to exercising your redemption rights with respect to the public shares; and

(2)    prior to the scheduled vote at the Extraordinary Meeting, (a) submit a written request, including the name, phone number, and address of the beneficial owner of the shares for which redemption is requested, to HSPT’s transfer agent, at VStock Transfer, LLC, 18 Lafayette Pl, Woodmere, NY 11598, that HSPT redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold your shares through a bank or broker, you must ensure your bank or broker complies with the requirements identified herein, including submitting a written request that your shares be redeemed for cash to the transfer agent and delivering your shares to the transfer agent prior to the scheduled vote at the Extraordinary Meeting. You will only be entitled to receive cash in connection with a redemption of these shares if you continue to hold them until the Business Combination is consummated.

Through DTC’s DWAC system, this electronic delivery process can be accomplished by the shareholder, whether or not it is a record holder or its shares are held in “street name,” by contacting the transfer agent or its broker and requesting delivery of its shares through the DWAC system. Tendering or delivering share certificates physically (if any) may take significantly longer. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC, and HSPT’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced redemption process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and the broker would determine whether or not to pass this cost on to the redeeming holder. It is HSPT’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. HSPT does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical share certificate. Such shareholders will have less time to make their investment decision than those shareholders that deliver their shares through the DWAC system. Shareholders that request physical share certificates and wish to redeem may be unable to meet the deadline for tendering their shares before exercising their redemption rights and thus will be unable to redeem their shares.

Share certificates that have not been tendered or delivered in accordance with these procedures prior to the vote on Business Combination Proposals will not be redeemed for cash held in the Trust Account. In the event that a public shareholder tenders its shares and decides prior to the vote at the Extraordinary Meeting that it does not want to redeem its shares, the shareholder may withdraw the tender immediately prior to the scheduled vote at the Extraordinary Meeting. If you delivered your share certificate(s) (if applicable) for redemption to our transfer agent and decide prior to the vote at the Extraordinary Meeting not to redeem your public shares, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the address listed above. In the event that a public shareholder tenders shares and any of the Business Combination Proposals is not approved, these shares will not be redeemed and the physical certificates representing these shares will be returned to the shareholder promptly following the determination that any of the Business Combination Proposals will not be approved. HSPT anticipates that a public shareholder that tenders shares for redemption in connection with the vote to approve the Business Combination Proposals would receive payment of the redemption price for such shares as soon as practical after the completion of Second Merger. The transfer agent will hold the certificates of public shareholders that make the Redemption Election until such shares are redeemed for cash or returned to such shareholders.

Q:     What happens if a substantial number of HSPT shareholders vote in favor of the Business Combination Proposals and exercise their redemption rights?

A:     HSPT shareholders may vote in favor of the Business Combination Proposals and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of HSPT shareholders are substantially reduced as a result of redemption by HSPT shareholders. In the event of significant redemptions, with fewer shares and fewer HSPT shareholders, the trading market for PubCo Ordinary Shares may be less liquid than the market for HSPT Ordinary Shares was prior to the Business Combination. In addition, in the event of significant redemptions, PubCo may not be able to meet the Nasdaq listing standards. It is a condition to consummation of the Business Combination in the Business Combination Agreement that the PubCo Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof. PubCo and HSPT have certain obligations in the Business Combination Agreement to use reasonable best efforts to procure the satisfaction of certain conditions precedent for the consummation of the Business Combination, including with respect to satisfying the Nasdaq listing condition.

Q:     Do I have appraisal or dissenters’ rights if I object to the proposed Business Combination?

A:     HSPT’s shareholders do not have appraisal rights under the Companies Act (Revised) of the Cayman Islands in connection with the Proposals to be voted on at the Extraordinary Meeting. Accordingly, HSPT’s shareholders have no right to dissent and obtain payment for their shares.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     Of the net proceeds of the HSPT IPO (including the net proceeds of the underwriters’ exercise of their over-allotment option) and simultaneous private placements, a total of $69,000,000 was placed in the Trust Account immediately following the IPO. After consummation of the Business Combination, the funds in the Trust Account shall be released to pay holders of the HSPT Public Shares who exercise redemption rights and to pay fees and expenses incurred in connection with the Business Combination with SL Bio. Any remaining funds shall remain on the balance sheet of PubCo after the Second Closing in order to fund SL Bio’s existing operations and support new and existing growth initiatives.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other matters, to the circumstances in which special purpose acquisition companies (“SPACs”) such as us could potentially be subjected to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require the company to file a Current Report on Form 8-K with the SEC announcing that it has entered into an agreement with the target company (or companies) to engage in an initial business combination no later than 18 months after the effective date of its registration statement for its initial public offering. The company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement.

On January 24, 2024, the SEC adopted the final rules (the “SPAC Final Rules”), relating to, among the others, the extent to which SPACs could become subject to regulation under the Investment Company Act. The SPAC Final Rules provide that whether a SPAC is an investment company subject to the Investment Company Act is based on particular facts and circumstances. A specific duration period of a SPAC is not the sole determinant, but one of the long-standing factors to consider in determination of a SPAC’s status under the Investment Company Act. A SPAC could be deemed as an investment company at any stage of its operation. The determination of a SPAC’s status as an investment company includes analysis of a SPAC’s activities, depending upon the facts and circumstances, including but not limited to, the nature of SPAC assets and income, the activities of a SPAC’s officers, directors and employees, the duration of a SPAC, the manner a SPAC holding itself out to investors, and the merging with an investment company. The SPAC Final Rules became effective on July 1, 2024.

Since the consummation of its IPO, HSPT has deposited the proceeds of its IPO and sales of HSPT Private Units in connection with the IPO (including proceeds of the full exercise of over-allotment options and the sales of HSPT Private Units in connection with such exercise), net of certain expenses and working capital, into the Trust Account to invest in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. As a result, it is possible that a claim could be made that HSPT has been operating as an unregistered investment company. If HSPT was deemed to be an investment company for purposes of the Investment Company Act, it might be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate. If HSPT is required to liquidate, its investors would not be able to realize the benefits of owning stock in a successor operating business, such as any appreciation in the value of HSPT’s securities following such a transaction and rights would expire worthless and Ordinary Shares would have no value apart from their pro rata entitlement to the funds then-remaining in the Trust Account.

If we are deemed to be an investment company for purposes of the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to additional burdensome regulatory requirements and expenses for which we have not allotted funds. As a result, unless HSPT is able to modify its activities so that we would not be deemed an investment company under the Investment Company Act, we may abandon our efforts to consummate a business combination and instead liquidate HSPT. If we are required to liquidate HSPT, our investors would not be able to realize the benefits of owning shares or investing in a successor operating business, including the potential appreciation in the value of our units, shares, and rights following such a transaction, and our rights would expire worthless.

The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, there is a greater risk that HSPT may be considered an unregistered investment company, in which case HSPT may be required to liquidate.

Q:     What happens if the Business Combination is not consummated?

A:     We have until February 18, 2026 (or by May 18, 2026, if extended) to complete the Business Combination. If HSPT does not complete the Business Combination with SL Bio (or another initial business combination) by February 18, 2026 (or by May 18, 2026 (such date the “Final Redemption Date”), HSPT must redeem 100% of the HSPT Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (net of taxes payable and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then-outstanding HSPT Public Shares.

Q:     When do you expect the Business Combination to be completed?

A:     The Business Combination is expected to be consummated promptly following the satisfaction, or waiver, of the conditions precedent to Second Closing set forth in the Business Combination Agreement, including the approval of the Business Combination Proposals, the Amended M&A Proposal, and the Sole Director Appointment Proposal by the holders of HSPT Ordinary Shares. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Proposals — The Business Combination Agreement — Conditions to Closing.” However, there can be no assurance that such conditions will be satisfied or waived or that the Business Combination will occur.

Q:     What are the risks to HSPT shareholders of the Business Combination with SL Bio rather than an underwritten initial public offering of SL Bio’s securities?

A:     PubCo will apply for listing, to be effective upon the consummation of the Business Combination, of its ordinary shares, par value $0.0001 per share on Nasdaq Global Market under the symbol “SLBT.” Unlike an underwritten initial public offering of PubCo’s securities, the listing of PubCo’s securities as a result of the Business Combination will not benefit from, including, but not limited to, (i) the book-building process undertaken by underwriters, which helps to inform efficient price discovery with respect to opening trades of newly listed securities; (ii) underwriter support to help stabilize, maintain, or affect the public price of the securities immediately after listing; and (iii) underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered, or for statements made by its securities analysts or other personnel. See “Risk Factors — The listing of PubCo’s securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering” for more information.

Q:     Who will become the executive officers and directors of the PubCo?

A:     It is anticipated that, the management team of PubCo will consist of William Wang Ching-Dong, Ray Leung, Johnson Lau, and Ethan Shen. The PubCo Board will be comprised of William Wang Ching-Dong, Ethan Shen, Kwo-Liang Chen, Mingche Liu, and John C. General. See “Management of PubCo Following the Business Combination” for more information regarding the management team of PubCo and the PubCo Board after the Closing.

Q:     What else do I need to do now?

A:     HSPT urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination shall affect you as a shareholder of HSPT. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     How do I attend the Extraordinary Meeting?

A:     The Extraordinary Meeting will be held at 9:00 am Eastern Time, on February 3, 2026, at the offices of Robinson & Cole LLP, 666 Third Avenue, 20th Floor, New York, NY 10017, and virtually via teleconference using the dial-in information: +1 813-308-9980 (Access Code: 173547), or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

Shareholders may attend the Extraordinary Meeting in person and you are also encouraged to attend the Extraordinary Meeting virtually at your convenience.

Q:     How do I vote?

A:     If you are a holder of record of HSPT Ordinary Shares, including those shares held as a constituent part of HSPT Public Units and HSPT Private Units, you may vote either in person (including virtually) at the Extraordinary Meeting or by submitting a proxy for the Extraordinary Meeting. Whether or not you plan to attend the Extraordinary Meeting, HSPT urges you to vote by proxy to ensure your vote is counted. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may still attend the Extraordinary Meeting and vote in person (including virtually) if you have already voted by proxy.

If your shares, including those shares held as a constituent part of HSPT Public Units and HSPT Private Units, are held in “street name” by a broker or other agent, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Extraordinary Meeting. However, since you are not the shareholder of record, you may not vote your shares in person (including virtually) at the Extraordinary Meeting unless you request and obtain a valid proxy from your broker or other agent.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, such banks and brokers have the discretion to vote on routine matters, but not on non-routine matters. It is expected that all Proposals to be voted on at the Extraordinary Meeting will be treated as “non-routine” matters and therefore, we do not expect there to be any broker non-votes at the Extraordinary Meeting.

Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your bank, broker or other nominee to vote your shares in accordance with directions you provide. If your shares are held by your broker as your nominee, which we refer to as being held in “street name,” you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular Proposal, the HSPT Public Shares represented by your proxy will be voted as recommended by the Board with respect to that Proposal.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Advantage Proxy, Inc., our proxy solicitor, prior to the date of the Extraordinary Meeting or by voting in person (including virtually) at the Extraordinary Meeting. Attendance at the Extraordinary Meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Advantage Proxy, Inc., P.O. Box 13581, Des Moines, WA 98198.

If your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting instruction form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend the Extraordinary Meeting and vote at the Extraordinary Meeting, you must bring to the Extraordinary Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Q:     What happens if I fail to take any action with respect to the Extraordinary Meeting?

A:     If you fail to take any action with respect to the Extraordinary Meeting (or the related redemption of your shares) and the Business Combination is approved by shareholders and consummated, you shall become a shareholder of PubCo. If you fail to take any action with respect to the Extraordinary Meeting and the Business Combination is not approved, you shall continue to be a shareholder of HSPT.

Q:     What should I do if I receive more than one set of voting materials?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you shall receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you shall receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your HSPT Ordinary Shares.

Q:     What happens if I sell my HSPT Ordinary Shares before the Extraordinary Meeting?

A:     The Record Date for the Extraordinary Meeting is earlier than the date of the Extraordinary Meeting and earlier than the date the Business Combination is expected to be completed. If you transfer your shares after the applicable Record Date, but before the Extraordinary Meeting date, unless you grant a proxy to the transferee, you shall retain your right to vote at the Extraordinary Meeting.

Q:     Who will solicit and pay the cost of soliciting proxies for the Extraordinary Meeting?

A:     HSPT will pay the cost of soliciting proxies for the Extraordinary Meeting. HSPT has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies for the Extraordinary Meeting. HSPT has agreed to pay Advantage Proxy, Inc. a fixed fee of $12,500, plus disbursements, and to reimburse Advantage Proxy, Inc. for its reasonable and documented costs and expenses, estimated for about $1,500 and to indemnify Advantage Proxy, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. HSPT will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of HSPT Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of HSPT Ordinary Shares and in obtaining voting instructions from those owners. HSPT’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Where can I find the voting results of the Extraordinary Meeting?

A:     The preliminary voting results will be announced at the Extraordinary Meeting. HSPT will publish final voting results of the Extraordinary Meeting in a Current Report on Form 8-K within four business days after the Extraordinary Meeting.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact HSPT’s proxy solicitor as follows:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com

To obtain timely delivery, shareholders must request the materials no later than January 27, 2026, or five business days prior to the Extraordinary Meeting.

You may also obtain additional information about HSPT from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you are a public shareholder and you intend to seek redemption of your shares, you will need to deliver your Ordinary Shares (and share certificates (if any) and other redemption forms) (either physically or electronically) to the transfer agent at the address below two business days prior to the scheduled vote at the Extraordinary Meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
Email: spacredemption@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Extraordinary Meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that shall be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Proposals — The Business Combination Agreement.”

The Parties to the Business Combination

SL Bio

SL Bio’s Business

SL Bio is a biomedical company specialized in developing cellular and gene therapies. Established with a commitment to advancing regenerative medicine and cancer treatment, SL Bio hopes to utilize immune stem cells to target cancer and bovine-derived milk exosomes to regenerate damaged tissues, thus potentially offering expansive medical applications for its products. With proprietary technologies such as Armed-T and Gamma Delta T cells, as well as exosome applications in skincare and cancer recovery, SL Bio aims to create cellular therapies which we believe have the potential to revolutionize the biopharmaceutical industry.

SL Bio’s Corporate History

SL Bio is a holding company incorporated in the Cayman Islands on March 18, 2024 by Mr. Wang Ching-Dong (“Mr. Wang”). It was established in connection with the reorganization (the “Reorganization”) of X-Source Future Technology Co., Ltd., a company incorporated in the Republic of China (“ROC” or “Taiwan”) on July 21, 2022 (“X-Source”). In connection with the completion of the Reorganization on June 14, 2024, SL Bio became the owner of X-Source. On November 4, 2024, X-Source changed its name to SL Bio Co., Ltd. (“SL Bio Taiwan”).

HSPT

HSPT is a blank check exempted company incorporated in the Cayman Islands on March 21, 2023, for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

On November 18, 2024, HSPT consummated the IPO of 6,000,000 HSPT Units. Each HSPT Unit consists of one HSPT Ordinary Share and one HSPT Right, each HSPT Right entitling the holder thereof to exchange for one-tenth of one HSPT Ordinary Share upon the completion of the Company’s initial business combination. The HSPT Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $60,000,000.

Substantially concurrently with the closing of the HSPT IPO, HSPT completed the private sale of 200,000 HSPT Units to the Company’s sponsor, Horizon Space Acquisition II Sponsor Corp (the “Sponsor”). The Sponsor is a Cayman Islands exempted company formed as an investment vehicle holding the securities of HSPT and as the Sponsor of the HSPT IPO. The shareholders of the Sponsor include (i) HSPT’s CEO and Chairman of the Board, Mr. Mingyu (Michael) Li, and (ii) Ms. Chen Ying-Chun, a Taiwan resident. Mr. Mingyu (Michael) Li and Ms. Chen Ying-Chun each holds 50% of equity interests in the Sponsor in consideration of the same amount of capital injection into the Sponsor. In accordance with the governing documents of the Sponsor, Mr. Mingyu (Michael) Li is the sole director of the Sponsor and deemed to have the voting and dispositive rights over the securities of HSPT held by the Sponsor. Each HSPT Private Unit consists of one HSPT Ordinary Share and one HSPT Right. The HSPT Private Units were sold at a purchase price of $10.00 per HSPT Private Unit, generating gross proceeds to HSPT of $2,000,000. The HSPT Private Units are identical to the HSPT Units sold in the IPO, subject to limited exceptions as further described in the registration statement of the HSPT IPO, such that our Sponsor has agreed to waive its redemption rights with respect to HSPT Ordinary Shares underlying the HSPT Private Units under certain circumstances.

In connection with the HSPT IPO, the underwriters were granted an option to purchase up to 900,000 additional HSPT Units (the “Over-Allotment Option”). On November 19, 2024, the representative of the underwriters in the IPO, Maxim Group LLC, exercised the Over-Allotment Option in full, and on November 21, 2024, the Representative consummated purchase of 900,000 HSPT Units (the “Option Units”), generating gross proceeds of $9,000,000. Simultaneously with the issuance and sale of the Option Units, HSPT completed a private placement sale of 13,500 HSPT Private Units (the “Additional Private Units”) to the Sponsor at a purchase price of $10.00 per Private Unit, generating gross proceeds of $135,000.

In connection with the IPO and the sale of the Option Units, the Company issued a total of 241,500 HSPT Ordinary Shares to the Representative.

Of the net proceeds of the HSPT IPO, the sale of the Option Units, sale of Private Units, and sale of Additional Private Units, a total of $69,000,000, was placed in a trust account established for the benefit of our public shareholders and the underwriters of the IPO with Wilmington Trust, N.A. acting as trustee.

HSPT’s management has broad discretion with respect to the specific application of the proceeds of the IPO and the Private Placement that are held out of the Trust Account, although substantially all the net proceeds are intended to be applied generally towards consummating a business combination and working capital.

After HSPT IPO, HSPT’s sole business activity was identifying and evaluating suitable acquisition transaction candidates until May 2025. On May 9, 2025, HSPT entered into the Business Combination Agreement with PubCo, Merger Sub I, Merger Sub II, and SL Bio, and currently is in the process of consummating the Business Combination contemplated under the Business Combination Agreement.

HSPT presently has no revenue and have had losses since inception from incurring formation and operating costs. HSPT has relied upon the sale of securities and loans from the Sponsor and other parties to fund our operations.

HSPT Units are traded on Nasdaq under the symbol “HSPTU”, HSPT Ordinary Shares under the symbol “HSPT,” and HSPT Rights under the symbol “HSPTR,” respectively.

HSPT’s principal executive office is located at 1412 Broadway, 21st Floor, Suite 21V, New York, NY 10018, and its telephone number is +1 (646)257-5537.

PubCo

PubCo is an exempted company incorporated under the laws of the Cayman Islands on March 18, 2024, for the purpose of effecting the Business Combination and will serve as the publicly traded parent company of SL Bio following the Business Combination. The address and telephone number for PubCo’s principal executive offices following the Business Combination are the same as those for SL Bio.

Merger Sub I

Merger Sub I is a newly formed Cayman Islands exempted company and a wholly owned subsidiary of PubCo. Merger Sub I was formed solely for the purpose of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. The address and telephone number for Merger Sub I’s principal executive offices are the same as those for SL Bio.

Merger Sub II

Merger Sub II is a newly formed Cayman Islands exempted company and a wholly owned subsidiary of PubCo. Merger Sub II was formed solely for the purpose of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. The address and telephone number for Merger Sub II’s principal executive offices are the same as those for SL Bio.

Corporate Structure Before the Completion of the Business Combination

The following diagram illustrates SL Bio’s corporate structure as of the date of this proxy statement/prospectus:

The following diagram summarizes HSPT’s corporate structure as of the date of this proxy statement/prospectus:

Corporate Structure After the Completion of the Business Combination

The following diagram illustrates PubCo’s corporate structure immediately after the completion of the Business Combination:

The Business Combination Proposals

The Business Combination Agreement

On May 9, 2025, HSPT entered into the Business Combination Agreement with PubCo, Merger Sub I, Merger Sub II, and SL Bio. Pursuant to the Business Combination Agreement, among other things, (i) Merger Sub I will merge with and into HSPT, with HSPT as the surviving entity and a wholly-owned subsidiary of PubCo (the “First Merger”), and (ii) following the First Merger, Merger Sub II will merge with and into SL Bio, with SL Bio as the surviving entity and a wholly-owned subsidiary of PubCo (the “Second Merger,” and together with the First Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). Upon the consummation of the Business Combination, each of HSPT and SL Bio will become a subsidiary of PubCo, and HSPT’s shareholders and SL Bio’s shareholders will receive PubCo Ordinary Shares. The Company expects PubCo Ordinary Shares be listed and traded on the Nasdaq Stock Market LLC (“Nasdaq”) following the consummation of the Business Combination.

Pursuant to the Business Combination Agreement,

(i)     immediately prior to the First Merger Effective Time,

a.      each Acquiror Unit (as defined in the Business Combination Agreement) issued and outstanding immediately prior to the First Merger Effective Time (as defined in the Business Combination Agreement) will be automatically detached and the holder thereof will be deemed to hold one (1) Acquiror Ordinary Share (as defined in the Business Combination Agreement) and one (1) Acquiror Right (as defined in the Business Combination Agreement) in accordance with the terms of the applicable Acquiror Unit (the “Unit Separation”);

b.      each Acquiror Right issued and outstanding immediately prior to the First Merger Effective Time will be automatically converted into one-tenth (1/10) of an Acquiror Ordinary Share (the “Acquiror Right Conversion”);

c.      immediately following the Unit Separation and Acquiror Right Conversion, each Acquiror Ordinary Share (which, for the avoidance of doubt, includes the Acquiror Ordinary Shares held as a result of the Unit Separation and the Acquiror Right Conversion) issued and outstanding immediately prior to the First Merger Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive one (1) newly issued PubCo Ordinary Share.

(ii)    at the Second Merger Effective Time (as defined in the Business Combination Agreement), each Company Exchanging Share (as defined in the Business Combination Agreement) will automatically be cancelled and converted into the right of each holder of the Company Exchanging Shares to receive, such number of newly issued PubCo Ordinary Shares, as determined in accordance with the Business Combination Agreement, based on an exchange ratio equal to the quotient of (a) $5.568 billion divided by $10.00 per share, divided by (b) the number of the ordinary shares, par value $0.1, of the Company (“Company Ordinary Shares”) issued and outstanding immediately prior to the Second Merger Effective Time.

Representation and Warranties

Under the Business Combination Agreement, the Company and HSPT made representations and warranties to each other, including, but not limited to, organization, subsidiaries, due authorization, no conflicts, governmental authorizations and consents, capitalization, financial statements and internal controls, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, taxes, absence of changes, the proxy/registration statement, investment company status, and brokers’ fees; in the case of the Company, as to its benefit plans, labor relations and employees, insurance, licenses, equipment and other tangible property, real property, intellectual property, privacy and cybersecurity, environmental matters, anti-corruption compliance, anti-money laundering, sanctions and international trade compliance, vendors, government contracts, compliance with FDA laws, and investigation of HSPT; and in the case of HSPT, as to its SEC filings, trust account, business activities, and Nasdaq listing.

Covenants and Agreements of the Parties

The Business Combination Agreement also contains joint covenants of the parties regarding their conduct during the period between the signing of the Business Combination Agreement and the earlier of the closing of the Business Combination or the termination of the Business Combination Agreement, including covenants regarding, among other things, regulatory approvals and filings, preparation of the proxy statement/registration statement, shareholder approvals, support of transaction, tax matters, cooperation and consultation, indemnification and insurance, public announcements, key person agreements, and the directors and officers of PubCo after the closing of the Business Combination.

The Business Combination Agreement also includes certain covenants (i) provided by the Company, in connection with, among other things, the conduct of business, inspection, preparation and delivery of additional financial statements, alternative proposals, exchange listing, notice of development, no trading, shareholder litigation, employee matters, shareholder proxies, transaction documents, and transaction financings, and (ii) provided by HSPT, in connection with, among other things, the trust account proceeds and related available equity, Nasdaq listing, no solicitation, public filings, and shareholder litigation.

Conditions to Consummation of the Business Combination

Consummation of the Business Combination is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Business Combination Agreement and the Business Combination by HSPT’s and the Company’s shareholders.

Other conditions to each party’s obligations include, among other things: (i) the effectiveness of the proxy/registration statement, (ii) the approval of PubCo’s initial listing application with Nasdaq in connection with the Business Combination, (iii) all regulatory approvals necessary to consummate the Business Combination having been obtained, (iv) no governmental authority having enacted, issued, promulgated, enforced or entered any law or governmental order that is then in effect and which has the effect of making the closing of the Business Combination illegal or which otherwise prevents or prohibits consummation of the closing of the Business Combination, (v) all third party consents necessary to consummate the Business Combination having been obtained, (vi) no Company Material Adverse Effect (as defined in the Business Combination Agreement) of any of the Company or the Acquisition Entities (as defined in the Business Combination Agreement) and no Acquiror Material Adverse Effect (as defined in the Business Combination Agreement) of HSPT, and (vii) all Transaction Documents (as defined in the Business Combination Agreement) having been executed and delivered by the other parties thereto and been in full force and effect in accordance with the terms thereof as of the closing of the Business Combination, as applicable.

Additionally, the conditions to each party’s obligations for the First Closing (as defined in the Business Combination Agreement) include, among other things, (i) the Acquiror Fundamental Representations (as defined in the Business Combination Agreement) and certain other of the Acquiror’s representations and warranties being true and correct in all respects at and as of the First Closing Date, (ii) the Company Fundamental Representations (as defined in the Business Combination Agreement) and certain other of the Company’s representations and warranties being true and correct in all material respects at and as of the First Closing Date, (iii) each of the covenants of HSPT, the Company and the Acquisition Entities to be performed as of or prior to the First Closing having been performed in all material respects, (iv) each of the Company and the Acquisition Entities having delivered to HSPT good standing certificates or similar documents for the relevant Acquisition Entities in its jurisdiction of incorporation or organization, (v) HSPT having delivered to the Company and the Acquisition Entities a good standing certificate of HSPT, (vi) each of the Company and the Acquisition Entities having delivered to HSPT a certificate signed by an authorized director or officer of each of the Company and the Acquisition Entities certifying that certain conditions for the First Closing specified in the Business Combination Agreement have been fulfilled, and (vii) HSPT having delivered to the Company and the Acquisition Entities a certificate signed by an authorized director or officer of HSPT certifying that certain conditions for the First Closing specified in the Business Combination Agreement have been fulfilled.

The conditions to each party’s obligations for the Second Closing (as defined in the Business Combination Agreement), include, among other things, (i) the Company Fundamental Representations (as defined in the Business Combination Agreement) and certain other of the Company’s representations and warranties being true and correct in all respects at and as of the Second Closing Date, (ii) each of the covenants of the Company and the Acquisition Entities to be performed as of or prior to the Second Closing having been performed in all material respects, and (iii) the First Closing having occurred.

Termination

The Business Combination Agreement may be terminated by mutual written consent of the Company and HSPT and under certain circumstances, including, among other things, (i) by written notice from either the Company or HSPT to the other if any governmental authority has enacted, issued, promulgated, enforced or entered any law or governmental order that is then in effect and which has the effect of making the First Closing or Second Closing illegal or which otherwise prevents or prohibits consummation of the Business Combination, other than any such restraint that is immaterial, (ii) by written notice to HSPT from the Company if the Acquiror Shareholder Approval (as defined in the Business Combination Agreement) has not been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting (as defined in the Business Combination Agreement), (iii) by written notice to the Company from HSPT if there is any breach of any representation, warranty, covenant or agreement on the part of the Company, PubCo, Merger Sub I or Merger Sub II set forth in the Business Combination Agreement, except that, if such breach is curable by the Company, PubCo, Merger Sub I or Merger Sub II, as applicable, through the exercise of its reasonable best efforts within a certain period, (iv) by written notice from either the Company or HSPT to the other if the closing of the First Merger has not occurred on or before the last date required by the Acquiror Charter (as defined in the Business Combination Agreement) for HSPT to consummate a business combination, (v) by written notice to the Company from HSPT if the closing of the Second Merger has not occurred by the third business day following the closing of the First Merger, (vi) by written notice to the Company from HSPT if the Company Shareholder Approval (as defined in the Business Combination Agreement) has not been obtained by reason of the failure to obtain the required vote at the Company Shareholders’ Meeting (as defined in the Business Combination Agreement), or (vii) by written notice to HSPT from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of HSPT set forth in the Business Combination Agreement, except that, if such breach is curable by HSPT through the exercise of its reasonable best efforts within a certain period.

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will forthwith become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or shareholders, other than any liability of the Company, PubCo, HSPT, Merger Sub I or Merger Sub II, as the case may be, for any willful and material breach of the Business Combination Agreement occurring prior to the termination.

Governing Law and Dispute Resolution

The Business Combination Agreement, and all claims or causes of action based upon, arising out of, or related to it or the transactions contemplated thereby, is governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Other Transaction Documents

Company Shareholder Support Agreement

In connection with the execution of the Business Combination Agreement, on May 9, 2025, PubCo, the Company, HSPT, and certain shareholders of the Company (the “Requisite Shareholders”), entered into a Company Shareholder Support Agreement (the “Company Shareholder Support Agreement”), pursuant to which the Requisite Shareholders agreed to, among other things, (i) not to transfer any Subject Shares (as defined in the Company Shareholder Support Agreement) until the Expiration Time (as defined in the Company Shareholder Support Agreement), (ii) to vote all the Subject Shares in favor of proposals in connection with the Business Combination, and (iii) to vote all the Subject Shares against the proposals in connection with other alternative business combinations other than the Business Combination with HSPT.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, on May 9, PubCo, the Company, HSPT, and Horizon Space Acquisition II Sponsor Corp a Cayman Islands exempted company (the “Sponsor”), entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to, among other things, (i) not to transfer any Subject Shares (as defined in the Sponsor Support Agreement) until the Expiration Time (as defined in the Sponsor Support Agreement), (ii) to vote all the Subject Shares in favor of proposals in connection with the Business Combination, and (iii) to vote all the Subject Shares against the proposals in connection with other alternative business combinations other than the Business Combination with the Company.

Form of Registration Rights Agreement

The Business Combination Agreement contemplates that, prior to the Second Merger Effective Time (as defined in the Business Combination Agreement), PubCo and certain other parties thereto will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which PubCo will grant certain registration rights with respect to PubCo’s securities held by such other parties following the closing of the Business Combination.

Form of Lock-Up Agreement

In connection with the Business Combination, prior to the First Merger Effective Time, the Sponsor, certain shareholders of SL Bio and PubCo will enter into a Lock-Up Agreement (the “Lock-Up Agreement”), pursuant to which, the Sponsor and such shareholders of SL Bio will irrevocably agree not to transfer any Lock-Up Securities (as defined in the Lock-Up Agreement) or engage in any short sales with respect to any securities of PubCo during the Lock-Up Period (as defined in the Lock-Up Agreement).

Assuming the Amended M&A Proposal and the Sole Director Appointment Proposal are approved at the Extraordinary General Meeting, shareholders are being asked to approve (i) the Business Combination Agreement (which is attached to this proxy statement/prospectus as Annex A) and (ii) other Transaction Documents (as defined in the Business Combination Agreement) be approved, ratified and confirmed in all respects; (b) the Business Combination which includes the merger between HSPT and Merger Sub I with HSPT surviving the merger and becoming a wholly owned subsidiary of PubCo (the “First Merger”) followed by the merger between SL Bio and Merger Sub II with SL Bio surviving the merger and becoming a wholly owned subsidiary of PubCo (the “Second Merger”), and other transactions contemplated in the Business Combination Agreement be approved, ratified and confirmed in all respects (collectively with the First Merger and Second Merger, the “Business Combination”); (c) the plan of First Merger in relation to the First Merger attached to this proxy statement/prospectus as Annex B and the filing of the plan of First Merger with the Registrar of Companies of the Cayman Islands be approved, ratified and confirmed in all respects. See “Proposal No. 1 — Business Combination Proposals.”

Anticipated Liquidity Position Of The Combined Company Following Closing The Business Combination

SL Bio and HSPT believe that the combined liquidity at Closing of PubCo on a consolidated basis will be approximately $77.6 million assuming no redemptions and approximately $9.5 million assuming maximum redemptions, in each case after giving effect of Transaction Financing of approximately $5.0 million to be raised prior to the Closing Date, offset by:

(i)     approximately $1.1 million of anticipated transaction expenses and debt of HSPT; and

(ii)    approximately $0.6 million of anticipated transaction expenses and debt of SL Bio.

Following the closing of the Business Combination, assuming no redemptions and assuming no additional Transaction Financing commitment in excess of those obtained as of the date of this proxy statement/prospectus, PubCo would receive approximately $74.1 million of net proceeds. At this level, PubCo’s management believes that PubCo would have resources sufficient to fund the advancement of its CD-19 Armed-T and Gamma Delta T product candidates through preclinical trials well into Phase I trials in 2026. Assuming redemptions at a 50% level, net proceeds would be reduced to $38.7 million. At this level, PubCo’s management expects that PubCo would have resources sufficient to fund the advancement of its CD-19 Armed-T and Gamma Delta T product candidates through preclinical trials and to begin Phase I trials in 2026; however, additional funds would be required to fully fund Phase I trials for its product candidates. Last, if redemptions are at maximum, net proceeds would be reduced to $6.0 million. At this level, PubCo’s management expects that PubCo would have resources sufficient to fund the advancement of its CD-19 Armed-T and Gamma Delta T product candidates through preclinical trials; however, additional funds would be required to begin Phase I trials for its product candidates.

Amended M&A Proposal

Assuming the Business Combination Proposals and the Sole Director Appointment Proposal are approved at the Extraordinary General Meeting, shareholders are being asked to approve, the amendment and restatement of memorandum and articles of association of PubCo attached to this proxy statement/prospectus as Annex C, in all respects, with effect from the First Merger Effective Time. See “Proposal No. 2 — Amended M&A Proposal.”

Sole Director Appointment Proposal

Assuming the Business Combination Proposals and the Amended M&A Proposal are approved at the Extraordinary General Meeting, shareholders are being asked to approve, with effect from the First Merger Effective Time, to appoint William Wang Ching-Dong as the sole director of HSPT, being the surviving company following the First Merger. See “Proposal No. 3 — Sole Director Appointment Proposal.”

The Adjournment Proposal

If, based on the tabulated vote, there are insufficient votes at the time of the Extraordinary Meeting to authorize HSPT to consummate the Second Merger or the Business Combination, HSPT’s board of directors may submit a proposal to adjourn the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. Please see the section entitled “The Adjournment Proposal.”

Date, Time and Place of Extraordinary Meeting of HSPT shareholders

The Extraordinary Meeting of HSPT shall be held on February 3, 2026, at 9:00 am, Eastern Time, at the offices of Robinson & Cole LLP located at 666 Third Avenue, 20th Floor, New York, NY 10017, and virtually via teleconference using the dial-in information: +1 813-308-9980 (Access Code: 173547), or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Extraordinary Meeting if you owned HSPT Ordinary Shares, including as a constituent part of HSPT Public Units and HSPT Private Units, at the close of business on December 29, 2025, the Record Date for the Extraordinary Meeting. You will have one vote per share for each HSPT Ordinary Share you owned at that time. HSPT Rights do not carry voting rights.

As of the Record Date, there were 9,080,000 issued and outstanding HSPT Ordinary Shares, including 6,900,000 public shares included in the HSPT Public Units, 1,725,000 HSPT Founder Shares, 213,500 HSPT Ordinary Shares included in the HSPT Private Units and 241,500 Representative Shares.

Quorum and Vote of HSPT shareholders

A quorum of shareholders is necessary to hold a valid extraordinary general meeting of HSPT. A quorum will be present if the holders of at least one-third of the issued and outstanding shares of HSPT on the Record Date, including those shares held as a constituent part of HSPT Public Units and HSPT Private Units, are represented in person (including virtually) or by proxy at the Extraordinary Meeting. Abstentions will be counted in connection with the determination of whether a valid quorum is established for the Extraordinary Meeting but will have no effect on the outcome of the Proposals. The shares of the Sponsor, the officers and directors of HSPT (the “Insiders”), who own approximately 21.35% of the issued and outstanding HSPT Ordinary Shares as of the Record Date, will count towards this quorum.

Redemption Rights

In connection with the completion of the Business Combination, each public shareholder may elect to redeem all or a portion of its public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in HSPT’s trust account (the “Trust Account”), including interest earned on the funds held in the Trust Account and not previously released to HSPT to pay its taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares (a “Redemption Election”), regardless of how such public shareholder votes on the Proposals or whether such public shareholder votes at all. The deadline to make a Redemption Election is 5:00 pm Eastern Time on January 30, 2026 (two business days prior to the scheduled vote at the Extraordinary Meeting) (the “Redemption Deadline”). See “Proposal No. 1 — The Business Combination Proposals — Redemption Rights.”

No Appraisal or Dissenters’ Rights

HSPT’s shareholders do not have appraisal rights under the Companies Act (Revised) of the Cayman Islands in connection with the Proposals to be voted on at the Extraordinary Meeting. Accordingly, HSPT shareholders have no right to dissent and obtain payment for their shares.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. HSPT has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares at the Extraordinary Meeting if it revokes its proxy before the Extraordinary Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary Meeting of HSPT shareholders — Revoking Your Proxy.”

Interests of HSPT’s Directors and Officers in the Business Combination

When considering HSPT Board’s recommendation to vote in favor of approving the Proposals, HSPT shareholders should keep in mind that the Sponsor and HSPT’s directors and executive officers, have interests in such Proposals that are different from, or in addition to (and which may conflict with), those of HSPT shareholders. These interests include, among other things, the interests listed below:

(i)     the beneficial ownership by the Sponsor of an aggregate of 1,655,000 HSPT Founder Shares and 213,500 HSPT Private Units, which would become worthless if HSPT does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of approximately $23,985, or $0.0145 per share, for the HSPT Founders Shares and $2,135,000, or $10.00 per unit, for the HSPT Private Units. Such shares of HSPT Ordinary Shares held by the Sponsor have an aggregate market value of approximately $19,712,675, based on the closing price of HSPT Ordinary Shares on the Record Date, resulting in a theoretical gain of approximately $17,436,252.50 (or $10.5355 per share) for the Founder Shares and approximately $117,425.00 (or $0.55 per share) for the Private Shares;

(ii)    the fact that Min (Lydia) Zhai, HSPT’s Chief Financial Officer, holds 10,000 Founder Shares, and each of James Jiayuan Tong, Qian (Hebe) Xu, and Tianchen Cai, independent directors of HSPT, holds 20,000 HSPT Founder Shares, which would become worthless if HSPT does not complete a business combination within the applicable time period, as these directors and officers have waived any right to redemption with respect to these shares. Each of the said directors and officers of HSPT paid approximately $0.0145 per share for their Founder Shares. Such shares of HSPT Ordinary Shares held by the foregoing persons have an aggregate market value of approximately $738,500.00, based on the closing price of HSPT Ordinary Shares on the Record Date, resulting in a theoretical gain of approximately $737,485.00 (or $10.5355 per share);

(iii)   in order to finance transaction costs in connection with an intended initial business combination, the Sponsor, affiliates of the Sponsor, HSPT’s directors and officers, may, but are not obligated to, loan HSPT funds as may be required. Additionally, if we extend the time available to us to complete our business combination, our Sponsor, their affiliates or designee may deposit $690,000 to extend the time for us to complete our business combination from February 18, 2026 to May 18, 2026. The Sponsor has the right, but not the obligation, to convert the promissory notes, in whole or in part, respectively, into the shares of PubCo Ordinary Shares. If the Sponsor does not convert the promissory notes into shares of PubCo Ordinary Shares upon the Second Closing, the promissory notes will become intercompany notes between PubCo and the Sponsor upon the Second Closing. HSPT or PubCo has the obligation to pay to the Sponsor the funds amounting to the principal amount of the promissory notes if the Business Combination is terminated pursuant to the Business Combination Agreement. HSPT or PubCo may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the promissory notes but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that HSPT fails to complete a business combination by May 18, 2026, it is uncertain if HSPT has sufficient working capital held outside the Trust Account to fully repay the promissory notes;

(iv)   the fact that the HSPT Initial Shareholders (including the Sponsor, certain HSPT officers and directors) have agreed not to redeem any HSPT Founder Shares and HSPT Private Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

(v)    the fact that given the very low purchase price (of $25,000 in aggregate) that the HSPT Initial Shareholders paid for the HSPT Founder Shares as compared to the price of the HSPT Ordinary Shares sold in HSPT IPO, the HSPT Initial Shareholders may earn a positive rate of return on their investment even if the PubCo Ordinary Shares trade below the price initially paid for the HSPT Ordinary Shares in the HSPT IPO and the HSPT Public Shareholder may experience a negative rate of return following the completion of the Business Combination;

(vi)   the fact that the HSPT Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any HSPT Founder Shares and HSPT Private Shares held by them if HSPT fails to complete an initial business combination within the applicable time period. As a result of waiving liquidating distributions, if HSPT fails to complete an initial business combination within the applicable time period, the Sponsor would lose $2,135,000 for the purchase of HSPT Private Units, and the HSPT Initial Shareholders would lose $25,000 for the purchase of the HSPT Founder Shares, and thus they would incur substantial loss of investment;

(vii) the fact that the HSPT Initial Shareholders may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the HSPT Initial Shareholders would lose their entire investment. As a result, the HSPT Initial Shareholders may have a conflict of interest in determining whether SL Bio is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

(viii) the fact that pursuant to the Registration Rights Agreement, the HSPT Initial Shareholders can demand that PubCo register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that PubCo undertakes;

(ix)   the continued indemnification of HSPT’s directors and officers and the continuation of HSPT’s directors’ and officers’ liability insurance after the Business Combination (i.e. a “tail policy”); and

(x)    the fact that the HSPT Initial Shareholders, are, or may in the future become, affiliated with entities that are engaged in a similar business to HSPT. The HSPT Initial Shareholders are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of HSPT’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under applicable laws.

Compensation Received by the Sponsor and its Affiliates

Set forth below is a summary of amount of compensation and securities received or to be received by the Sponsor and its affiliates in connection with the Business Combination and related transactions.

Entity/Individual	Compensation or Securities Received or to be Received	Consideration Paid or to be Paid
Horizon Space Acquisition II Sponsor Corp.(1)	1,655,000 PubCo Ordinary Shares in exchange for 1,655,000 HSPT Founder Shares upon the First Closing.	$23,985, or $0.0145 per HSPT Ordinary Share.

234,850 PubCo Ordinary Shares in exchange for 234,850 HSPT Private Shares (including 21,350 HSPT Private Shares issuable upon conversion of 213,500 HSPT Rights), underlying the 213,500 HSPT Private Units upon the First Closing.

$2,135,000, or $10.00 per HSPT Private Unit.

Entity/Individual	Compensation or Securities Received or to be Received	Consideration Paid or to be Paid
	Up to 275,000 PubCo Ordinary Shares in exchange for 275,000 HSPT Private Units issuable upon conversion of up to $2,500,000 of working capital loans at a price of $10.00 per unit.	As of the date hereof, no working capital loans have been incurred.
	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination.	As of the date hereof, no such reimbursable expenses have been incurred.

In the event that the Business Combination is not consummated by February 18, 2026 and the Sponsor decides to pay for the extension fee to extend the period that HSPT must complete an initial business combination, up to $690,000 of promissory notes evidencing the Extension Payment that may be converted into HSPT Private Units at a price of $10.00 per unit.

As of the date hereof, no such Extension Payment have been incurred.(2)
Mr. Mingyu (Michael) Li	See Note (1)	See Note (1)
Ms. Chen Ying-Chun	See Note (1)	See Note (1)

____________

(1)      The shareholders of Horizon Space Acquisition II Sponsor Corp. (the “sponsor”) include (i) HSPT’s CEO and Chairman of the Board, Mr. Mingyu (Michael) Li, and (ii) Ms. Chen Ying-Chun, a Taiwan resident. Mr. Mingyu (Michael) Li and Ms. Chen Ying-Chun each holds 50% of equity interests in the sponsor in consideration of the same amount of capital injection into the sponsor. In accordance with the governing documents of the sponsor, Mr. Mingyu (Michael) Li is the sole director of the sponsor and deemed to have the voting and dispositive rights over the securities held or to be held upon closing of the Business Combination by the sponsor.

(2)      The payment of $690,000, which enables HSPT to extend the period of time it has to consummate its initial business combination by three months from November 18, 2025 to February 18, 2026, was made by Hsiao-Lan Wu, a third party to the Sponsor and HSPT.

As indicated in the “Questions and Answers about the Proposals — What shall be the relative equity stakes of HSPT shareholders, and SL Bio shareholders in PubCo upon completion of the Business Combination?”, the Sponsor will have less than 1% of the voting power in the PubCo immediately after the Second Closing. We therefore do not expect the issuances of securities listed in the above table will cause material dilution for the non-redeeming HSPT shareholders who hold HSPT’s securities until the consummation of the Business Combination.

Sponsor’s Prior SPAC Experience

Horizon Space Acquisition I Corp.

In June 2022, Horizon Space Acquisition I Corp., a Cayman Islands exempted corporation, was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses (“HSPO”). On December 27, 2022, HSPO consummated its initial public offering of 6,900,000 units (including 900,000 units issued upon the full exercise of the over-allotment option), each unit consisting of one ordinary share, and one right, each one right entitling the holder thereof to exchange for one-tenth of one ordinary share upon the completion of the initial business combination. The public units were sold at an offering price of $10.00 per public unit, generating gross proceeds of $69.0 million. Its ordinary shares and rights are currently traded on OTCQB under symbols “HSPOF,” “HSPWF,” and “HSPRF,” respectively and its units are currently traded on OTCID under symbol “HSPUF.” On September 16, 2024, HSPO entered into a definitive business combination agreement with Squirrel Enlivened Technology Co., Ltd (“Squirrel HoldCo”), a Cayman Islands exempted company, which, through Shenzhen Squirrel Enlivened Media Group Co., Ltd, a limited liability company established under the laws of China, is in the business of brand marketing and strategy consulting. On May 2, 2025, Squirrel Enlivened International Co., Ltd, a Cayman Islands exempted company limited by shares and the surviving public company of the planned business combination, filed publicly a registration statement on Form F-4 with the SEC. On October 3, 2025, HSPO and Squirrel HoldCo entered into a termination agreement, which provides for the termination of the business combination agreement dated September 16, 2024. The termination was by mutual agreement of the HSPO and Squirrel HoldCo.

HSPT’s Chief Executive Officer and Chairman of the Board, Mr. Mingyu (Michael) Li, serves as the Chief Executive Officer, Chief Financial Officer, Director and Chairman of the board of directors of HSPO. Mr. Li owes fiduciary duties to HSPO.

Sponsor’s Role in the Business Combination

Our Sponsor has provided or will continue to provide to us support for HSPT’s activities and in connection with the Business Combination, including, among others:

•        providing office space, administrative and support services under the Administrative Service Agreement;

•        loaning the HSPT funds as may be required as working capital for HSPT’s operation or to finance transaction costs in connection with the Business Combination;

•        depositing the Monthly Extension Payment for up to twelve times to extend the time for HSPT to complete its business combination;

•        waiving the right to redemption with respect to the 1,414,500 Founder Shares and 424,307 HSPT Ordinary Shares held by the Sponsor; and

•        voting in favor of the Business Combination Proposals, the Amended M&A Proposal, and the Sole Director Proposal.

Transfer Restrictions in Connection with the Business Combination

After the Business Combination, assuming no redemptions, the Sponsor and HSPT’s current officers and directors will beneficially own approximately 0.35% of the aggregate voting power of PubCo’s issued and outstanding share capital, including the 1,959,850 PubCo Ordinary Shares into which the HSPT Founder Shares and HSPT Private Units will convert. Pursuant to the terms of the letter agreement entered into by and among HSPT and the Insiders, the HSPT Founder Shares (which will be converted into shares of PubCo Ordinary Shares at the Second Merger Effective Time) are subject to certain transfer restrictions as follows:

(i) in the case of HSPT Founder Shares, not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until the earlier of (1) six months after the completion of our initial business combination and (2) the date on which we consummate a liquidation, merger, share exchange, reorganization, or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property, unless otherwise approved by public shareholders in connection with a business combination; unless different transfer restrictions are otherwise approved by public shareholders in connection with the business combination. Notwithstanding the foregoing, if the last sale price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period 150 days after our initial business combination, the founder shares will be released from the lock-up.

On the other hand, on or prior to the First Merger Effective Time, shareholders of SL Bio who will hold 5% or more of the PubCo Ordinary Shares immediately after the Second Merger Effective Time will enter into a lock-up agreement (the “Lock-Up Agreement”) pursuant to which such shareholders of SL Bio will irrevocably agree not to sell or transfer any Lock-Up Shares (as defined in the Lock-Up Agreement) or engage in any short sales with respect to any securities of PubCo during the period commencing on the Second Closing Date (as defined in the Lock-Up Agreement) and ending on the date that is the earlier to occur of (i) six months after the Second Closing Date and (ii) subsequent to the Second Closing Date, the date on which PubCo consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

HSPT Board’s Reasons for the Approval of the Business Combination

In determining whether or not to proceed with the Business Combination, the Board has considered various factors, and obtained a fairness opinion from King Kee Appraisal and Advisory Limited (“KKG”). For more information, see “Proposal 1: The Business Combination Proposals — HSPT Board’s Reasons for the Approval of the Business Combination” and “Proposal 1: The Business Combination Proposals — Basis for the Board’s Recommendation — Fairness Opinion.”

Recommendation to HSPT shareholders

HSPT’s Board believes that each of the Proposals to be presented at the Extraordinary Meeting is fair to, and in the best interests of, HSPT and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposals, “FOR” the Amended M&A Proposal, “FOR” the Sole Director Appointment Proposal, and “FOR” the Adjournment Proposal, if presented.

The existence of financial and personal interests of one or more of HSPT’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HSPT and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, HSPT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposals — Interests of HSPT’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Certain Information Relating to PubCo and HSPT

PubCo Listing

PubCo will apply for listing, to be effective at the time of the Second Closing of the Business Combination, of the PubCo Ordinary Shares on the Nasdaq and expects to obtain clearance by DTC as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Second Closing Date.

Delisting and Deregistration of HSPT

If the Business Combination is completed, HSPT Units, HSPT Ordinary Shares and HSPT Rights shall be delisted from Nasdaq and shall be deregistered under the Exchange Act.

Emerging Growth Company

Upon consummation of the Business Combination, PubCo will be an “emerging growth company” as defined in the JOBS Act. PubCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which PubCo has total annual gross revenue of at least $1.235 billion or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of PubCo’s prior second fiscal quarter, PubCo has been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which PubCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. PubCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that PubCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Furthermore, even after PubCo no longer qualifies as an “emerging growth company,” as long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies as further described below.

Controlled Company

PubCo is, and after the consummation of the Transactions will be, a “controlled company” under the Listing Rules of Nasdaq, and may be exempt from certain corporate governance requirements other than those exemptions available to foreign private issuers discussed herein. See “Risk Factors — As a “controlled company” under the rules of the Nasdaq Capital Market, PubCo may choose to exempt itself from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Code of Business Conduct and Ethics

PubCo will adopt a new code of business conduct and ethics (the “Code of Business Conduct and Ethics”) that applies to all directors, executive officers and employees. It will be available on PubCo’s website upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. PubCo’s Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Copies of the code of business conduct and charters for each of PubCo’s board committees will be provided without charge upon request from PubCo and will be posted on its website. PubCo will make any legally required disclosures regarding amendments to, or waivers of, provisions of PubCo’s Code of Business Conduct and Ethics on its Internet website.

Foreign Private Issuer Exemptions

As a “foreign private issuer,” PubCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that PubCo must disclose differ from those governing U.S. companies pursuant to the Exchange Act. PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.

In addition, as a “foreign private issuer,” PubCo’s officers and directors and holders of more than 10% of the issued and outstanding PubCo Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

PubCo will also be exempt from the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events. In addition, PubCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a foreign private issuer, PubCo will be permitted to, and PubCo may, rely on exemptions from certain Nasdaq Stock Exchange corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of PubCo Ordinary Shares. PubCo may follow certain home country practices in lieu of the requirements of the Nasdaq. See “Risk Factors — Risks Related to PubCo’s Securities — As an exempted company incorporated in the Cayman Islands, PubCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards, which may afford less protection to shareholders than they would enjoy if PubCo complied fully with the Nasdaq Stock Market corporate governance listing standards.”

Material Tax Consequences

As described in “Material Tax Considerations — United States Federal Income Tax Considerations — Effects of the Business Combination to U.S. Holders,” it is the opinion of Messina Madrid Law PA (“MML”), U.S. tax counsel of HSPT that the Business Combination qualifies as a transfer of property to a corporation under Section 351 of the Code. Assuming that the Business Combination so qualifies, U.S. Holders (as defined in “Material Tax Considerations — United States Federal Income Tax Considerations”) of HSPT securities will generally not recognize gain or loss for U.S. federal income tax purposes on the Merger. See the section titled “Material Tax Considerations — United States Federal Income Tax Considerations — Effects of the Business Combination to U.S. Holders of HSPT Ordinary Shares.”

In the event that a U.S. Holder elects to redeem its HSPT Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the HSPT Ordinary Shares under Section 302 of the Internal Revenue Code (the “Code”). If the redemption qualifies as a sale or exchange of the HSPT Ordinary Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the HSPT Ordinary Shares surrendered in such redemption transaction. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of HSPT Ordinary Shares that such U.S. Holder owns or is deemed to own after the redemption. See the section titled “Material Tax Considerations — United States Federal Income Tax Considerations — Effects to U.S. Holders of HSPT Ordinary Shares Exercising Redemption Rights.”

Anticipated Accounting Treatment

The Business Combination is made up of the series of transactions provided for in the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, PubCo will be treated as the acquired company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of SL Bio issuing shares at the Second Closing for the net assets of HSPT as of the Second Closing Date, accompanied by a recapitalization. The net assets of HSPT will be stated at historical cost, with no goodwill or other intangible assets recorded and operations prior to the Business Combination will be those of SL Bio. SL Bio has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP:

•        SL Bio’s operations prior to the Business Combination will comprise the ongoing operations of PubCo;

•        SL Bio’s existing senior management team will comprise all or majority of the senior management team of PubCo; and

•        SL Bio’s shareholders, are expected to beneficially own a majority of the total voting power of PubCo.

Regulatory Matters

The Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are not subject to a closing condition that any additional federal, state or foreign regulatory requirement or approval be obtained, except for filings with the registrar of the Cayman Islands necessary to effectuate the transactions contemplated by the Business Combination Agreement.

Risk Factor Summary

In evaluating the Proposals to be presented at the Extraordinary Meeting of the HSPT shareholders, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

The consummation of the Business Combination and the business and financial condition of PubCo subsequent to the Second Closing are subject to numerous risks and uncertainties, including those highlighted in the section title “Risk Factors.” The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect HSPT’s ability to effect the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of HSPT prior to the Business Combination and that of PubCo subsequent to the Business Combination. Such risks include, but are not limited to:

Risks Related to SL Bio’s Business and Industry

•        We are highly dependent on our license agreements with CytoArm Co., Ltd. and Ji Yan BioMedical Co., Ltd., the termination of which would prevent us from commercializing our products, and which imposes significant obligations on us.

•        If clinical testing of a particular medical product does not yield successful results, then we will be unable to commercialize that test or product candidate.

•        Even if our medical products receive marketing clearance or approval, they may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

•        SL Bio may be subject to intellectual property infringement claims, which could cause SL Bio to incur litigation costs and divert management attention from its business.

Risk Related to Regulations in Taiwan

•        Your investment may be adversely affected by political considerations relating to Taiwan.

•        The imposition of foreign exchange restrictions may have an adverse effect on the Company’s ability to repatriate the dividends.

•        Due to our major subsidiary’s location in Taiwan, natural disasters and other events outside of our control may seriously disrupt our business operations.

•        Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert NTD into foreign currencies and, if NTD were to decline in value, reducing our revenues and profits in U.S. dollar terms.

Risks Related to Regulations in the United States

•        Our cell therapy products represent a novel approach to treating cancers, diseases, and other illnesses, which creates significant challenges and increases the uncertainty of our pathway to market for these products.

•        Exosome products will likely be subject to heightened FDA scrutiny, which could impede or prevent SL Bio’s ability to market such products in the U.S. The FDA’s previous statements about exosome products could additionally increase the risk of potential consumer action against such products.

•        Any product candidates we advance into clinical development are subject to extensive regulation, which can be costly and time consuming, cause unanticipated delays or prevent the receipt of the required clearance or approval to commercialize product candidates.

•        Our products may in the future be subject to regulatory and private actions that could harm our reputation, business, and financial results.

Risks Related to HSPT and the Business Combination

•        HSPT will have limited rights after the Closing to make claims for damages against SL Bio or SL Bio’s shareholders for the breach of representations, warranties, or covenants made by SL Bio in the Business Combination Agreement.

•        The HSPT Public Shareholders will experience immediate dilution as a consequence of the issuance of PubCo Ordinary Shares immediately following consummation of the Business Combination and Transaction Financing and in connection with the Business Combination.

•        If HSPT is unable to complete the Business Combination with SL Bio or another business combination within the prescribed timeline, HSPT Public Shareholders may receive only approximately $10.53 per public share, or less than such amount in certain circumstances based on the balance of the Trust Account (as of Record Date), and HSPT Rights will expire worthless.

•        The HSPT Initial Shareholders and HSPT’s directors and officers may have interests in the Business Combination different from the interests of HSPT Public Shareholders.

•        The fairness opinion delivered by KKG will not reflect changes in circumstances between the date of the Business Combination Agreement and the completion of the Business Combination, and was prepared based on financial projections developed based on assumptions, analyses and estimates, which are inherently subject to significant uncertainty and may not be achieved in full, at all or within projected timeframes.

Risks Related to PubCo’s Securities

•        The price of PubCo’s securities may be volatile, and the value of its securities may decline.

•        PubCo will become a foreign private issuer, and as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PubCo is incorporated under the law of the Cayman Islands, PubCo will conduct its operations in Taiwan, and a majority of its directors and executive officers will reside outside of the United States.

Risks Related to Taxation

•        The Business Combination may be a taxable event for U.S. Holders of HSPT Ordinary Shares.

•        PubCo may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

SELECTED HISTORICAL FINANCIAL DATA OF HSPT

The following table present HSPT’s selected historical financial information derived from HSPT’s audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2024 and for the year ended December 31, 2024, and as of December 31, 2023 and for the period from March 21, 2023 (inception) through December 31, 2023.

The financial data set forth below should be read in conjunction with and is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operation of HSPT” and “financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. HSPT’s financial statements are prepared and presented in accordance with U.S. GAAP.

	As of September 30, 2025	As of December 31, 2024	As of December 31, 2023
Balance Sheets Data:
Current assets	$112,460	$720,210	$—
Non-current assets	71,540,599	69,344,530	—
Total assets	$71,663,059	$70,064,740	$—

Current liabilities	$558,754	$269,335	$4,225
Total liabilities	558,754	269,335	4,225
Ordinary shares subject to possible redemption	71,540,599	69,344,530
Shareholders’ equity (Deficit)	(436,294)	450,875	(4,255)
Total liabilities and shareholders’ equity	$71,663,059	$70,064,740	$—
	For the Nine Months Ended September 30, 2025	For the Nine Months Ended September 30, 2024
Statements of Operations Data:
Operating expenses	$(887,169)	$(44,710)
Other income	2,196,069	—
Net income	$1,308,900	$(44,710)
Basic and diluted weighted ordinary average shares outstanding, subject to possible redemption	6,900,000	—
Basic and diluted net income per ordinary shares subject to possible redemption	$0.221	$—
Basic and diluted weighted average ordinary shares outstanding	2,180,000	1,725,000
Basic and diluted net loss per ordinary share attributable to non-redeemable ordinary shares	$(0.098)	$(0.030)
	For the Year Ended December 31, 2024	For the Period from March 21, 2023 (Inception) Through December 31, 2023
Statements of Operations Data:
Operating expenses	$(201,653)	$(4,255)
Other income	344,530	—
Net income	$142,877	$(4,255)
Basic and diluted weighted ordinary average shares outstanding, subject to possible redemption	805,479	—
Basic and diluted net income per ordinary shares subject to possible redemption	$2.67	$—
Basic and diluted weighted average ordinary shares outstanding	1,776,618	1,725,000
Basic and diluted net loss per ordinary share attributable to non-redeemable ordinary shares	$(1.13)	$(0.00)

	For the Nine Months Ended September 30, 2025	For the Nine Months Ended September 30, 2024
Cash Flows Data:
Net cash used in operating activities	$(880,093)	$—
Net cash used in investing activities	—	—
Net cash provided by financing activities	300,000	—
Net change in cash	(580,093)	—
Cash, beginning of period	646,720	—
Cash, end of period	$66,627	$—
	For the Year Ended December 31, 2024	For the Period from March 21, 2023 (Inception) Through December 31, 2023
Cash Flows Data:
Net cash used in operating activities	$(110,465)	$—
Net cash used in investing activities	(69,000,000)	—
Net cash provided by financing activities	69,757,185	—
Net change in cash	646,720	—
Cash, beginning of period	—	—
Cash, end of period	$646,720	$—

SELECTED HISTORICAL FINANCIAL DATA OF SL Bio

The information presented below is derived from SL Bio’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus as of and for the fiscal years ended December 31, 2024 and 2023. SL Bio’s balance sheet data as of June 30, 2025 and statement of operations data for the six months ended June 30, 2025 and 2024 are derived from SL Bio’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus. The information presented below should be read alongside SL Bio’s consolidated financial statements and accompanying footnotes included elsewhere in this proxy statement/prospectus together with “Risks Related to SL Bio’s Business,” and “SL Bio Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The following table highlights key measures of SL Bio’s financial condition and results of operations:

(in thousands)	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024	Year Ended December 31, 2024	Year Ended December 31, 2023
Revenue	$1,129	$1,223	$3,364	$879
Cost of revenue	(740)	(157)	(1,431)	(141)
Gross profit	389	1,066	1,933	738
General and administrative expenses	1,282	606	1,107	607
Research and development expenses	717	956	2,021	—
Selling and marketing expenses	—	—	1	34
Total operating expenses	1,999	1,562	3,129	641
(Loss) income from operations	(1,610)	(496)	(1,196)	97
Other income (expenses)
Other income (expenses), net	(21)	21	17	434
Interest income	29	3	45	2
Total other income (expenses), net	8	24	62	436
(Loss) income before income tax	(1,602)	(472)	(1,134)	533
Income tax	—	48	(57)	(134)
Net (loss) income	$(1,602)	$(424)	$(1,191)	$399
	June 30, 2025	December 31, 2024	December 31, 2023
Balance Sheet Data:
Working capital	$3,550	$5,786	$3,310
Total current assets	4,460	5,855	3,493
Total assets	5,792	5,932	4,242
Total liabilities	1,061	205	668
Total stockholders’ equity	$4,731	$5,727	$3,574

SELECTED HISTORICAL FINANCIAL DATA OF PUBCO

The financial statements of PubCo are omitted from the following tables because it has no assets, no operations, and no liabilities other than an amount due to SL Bio of $14,936 for legal and audit expenses. The historical audited financial statements of PubCo as of June 30, 2025 and for the period from March 18, 2025 (inception) through June 30, 2025, and the related notes are included elsewhere in this proxy statement/prospectus.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations included elsewhere in this prospectus and is provided to aid you in your analysis of the financial aspects of the Business Combination.

The summary unaudited pro forma condensed combined data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined data appearing elsewhere in this proxy statement and the accompanying notes. The unaudited pro forma condensed combined data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations included elsewhere in this prospectus.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2025. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025, and for the year ended December 31, 2024 gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2024, the beginning of the period presented in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 has been prepared using, and should be read in conjunction with, the following:

•        HSPT’s unaudited condensed balance sheet as of June 30, 2025 and the related notes included elsewhere in this proxy statement/prospectus,

•        SL Bio’s unaudited condensed consolidated balance sheet as of June 30, 2025 and the related notes included elsewhere in this proxy statement/prospectus. and

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 has been prepared using, and should be read in conjunction with, the following:

•        HSPT’s unaudited condensed statement of operations for the six months ended June 30, 2025 and the related notes included elsewhere in this proxy statement/prospectus,

•        HSPT’s audited statement of operations for the year ended December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus,

•        SL Bio’s unaudited condensed consolidated statements of operations for the six months ended June 30, 2025 and the related notes included elsewhere in this proxy statement/prospectus.

•        SL Bio’s audited consolidated statements of operations for the year ended December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, HSPT will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of SL Bio issuing shares for the net assets of HSPT, accompanied by a recapitalization. The net assets of HSPT will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of HSPT’s ordinary shares.

•        Assuming No Redemptions (Scenario 1):    This presentation assumes that no HSPT Public Shareholders exercise their rights to redeem their 6,900,000 HSPT ordinary shares included in the Public Units (“Public Shares”) for their pro rata shares of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination.

•        Assuming Maximum Redemptions (Scenario 2):    This presentation assumes that a maximum of 6,634,427 HSPT Public Shares issued and outstanding as of the Closing are redeemed, resulting in an aggregate cash payment of approximately $68.1 million from the Trust Account based on an assumed redemption price of $10.26 per share.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The following summarizes selected unaudited pro forma information under the scenarios presented

	For the Six Months Ended June 30, 2025
	HSPT (Historical)	SL Bio (Historical)	Pro Forma Combined Assuming No Redemptions	Pro Forma Combined Assuming Maximum Redemptions
Statement of Operations Data:
Revenue	$—	$1,129,238	$1,129,238	$1,129,238
Cost of revenue	—	740,172	740,172	740,172
Gross profit	—	389,066	389,066	389,066
Operating expenses	762,645	1,998,808	2,761,453	2,761,453
Loss from operations	(762,645)	(1,609,742)	(2,372,387)	(2,372,387)
Other income	1,456,519	7,649	7,649	7,649
Income tax benefit	—	(4)	(4)	(4)
Net income (loss)	$693,874	$(1,602,089)	$(2,364,734)	$(2,364,734)
Basic and diluted weighted ordinary average shares outstanding, subject to possible redemption	6,900,000		—	—
Basic and diluted net income per ordinary shares subject to possible redemption	$0.127		$—	$—
Basic and diluted weighted average ordinary shares outstanding	2,180,000	3,675,000	566,591,350	559,956,923
Basic and diluted net loss per ordinary share attributable to non-redeemable ordinary shares	$(0.084)	$(0.436)	$(0.004)	$(0.004)
	For the Year Ended December 31, 2024
	HSPT (Historical)	SL Bio (Historical)	Pro Forma Combined Assuming No Redemptions	Pro Forma Combined Assuming Maximum Redemptions
Statement of Operations Data:
Revenue	$—	$3,363,603	$3,363,603	$3,363,603
Cost of revenue	—	1,430,842	1,430,842	1,430,842
Gross profit	—	1,932,761	1,932,761	1,932,761
Operating expenses	201,653	3,128,872	4,330,138	4,330,138
Loss from operations	(201,653)	(1,196,111)	(2,397,377)	(2,397,377)
Other income (expense)	344,530	62,413	62,413	62,413
Provision for income tax	—	57,635	57,635	57,635
Net income (loss)	$142,877	$(1,191,333)	$(2,392,599)	$(2,392,599)
Basic and diluted weighted ordinary average shares outstanding, subject to possible redemption	805,479		—	—
Basic and diluted net income per ordinary shares subject to possible redemption	$2.67		$—	$—
Basic and diluted weighted average ordinary shares outstanding	1,776,618	2,628,484	566,591,350	559,956,923
Basic and diluted net loss per ordinary share attributable to non-redeemable ordinary shares	$(1.13)	$(0.453)	$(0.004)	$(0.004)

	As of June 30, 2025
	HSPT (Historical)	SL Bio (Historical)	Pro Forma Combined Assuming No Redemptions	Pro Forma Combined Assuming Maximum Redemptions
Balance Sheets Data:
Total assets	$70,917,131	$5,791,578	$74,081,174	$6,005,173
Total liabilities	$427,852	$1,061,102	$1,005,172	$1,005,172
Mezzanine equity	$70,801,049	$—	$—	$—
Total stockholders’ equity	$(311,770)	$4,730,476	$73,076,002	$5,000,001

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express HSPT’s, PubCo’s and SL Bio’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding HSPT’s, PubCo’s and SL Bio’s intentions, beliefs or current expectations concerning, among other things, the Business Combination, the benefits and synergies of the Business Combination, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which SL Bio operates as well as any information concerning possible or assumed future results of operations of the combined company after the consummation of the Business Combination. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting HSPT, SL Bio and PubCo. Factors that may impact such forward-looking statements include:

•        SL Bio’s ability to grow market share in its existing markets or any new markets it may enter;

•        SL Bio’s ability to execute its growth strategy, manage growth and maintain its corporate culture as it grows;

•        SL Bio’s ability to successfully execute on acquisitions, integrate acquired businesses and to realize efficiencies or meet growth aspirations inherent in the decision to make a specific acquisition;

•        Changes in SL Bio’s business model;

•        SL Bio’s continued access to certain technologies;

•        SL Bio’s success in collaborating with its third party research and development partners;

•        SL Bio’s success in monetizing its technologies;

•        The failure to realize anticipated efficiencies through SL Bio’s technology and business model;

•        Costs associated with enhancements of SL Bio’s products or services;

•        SL Bio’s ability to continue to adjust its offerings to meet market demand, attract users to the SL Bio products or services;

•        The regulatory environment and changes in laws, regulations or policies in the jurisdictions in which SL Bio operates;

•        Political instability in the jurisdictions in which SL Bio operates;

•        The overall economic environment, the property market and general market and economic conditions in the jurisdictions in which SL Bio operates;

•        Anticipated technology trends and developments and SL Bio’s ability to address those trends and developments with its products and offerings;

•        The safety, affordability, and breadth of the SL Bio’s technologies;

•        Man-made or natural disasters, including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect SL Bio’s business or assets;

•        The loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

•        Exchange rate fluctuations;

•        Changes in interest rates or rates of inflation;

•        Legal, regulatory and other proceedings;

•        Tax laws and the interpretation and application thereof by tax authorities in the jurisdictions where SL Bio operates;

•        The number and percentage of HSPT shareholders voting against the Business Combination Proposals, the Amended M&A Proposal, and the Sole Director Appointment Proposal, and/or seeking redemption;

•        The occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; and

•        PubCo’s ability to initially list, and once listed, maintain the listing of its securities on the Nasdaq following the Business Combination.

The forward-looking statements contained in this proxy statement/prospectus are based on HSPT’s, SL Bio’s and PubCo’s current expectations and beliefs concerning future developments and their potential effects on the Business Combination and PubCo. There can be no assurance that future developments affecting HSPT, PubCo and/or SL Bio will be those that HSPT, SL Bio or PubCo has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either HSPT’s, PubCo’s or SL Bio’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. HSPT, SL Bio and PubCo will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before a shareholder grants its proxy, instructs how its vote should be cast or votes on the Business Combination Proposals, the Amended M&A Proposal, the Sole Director Appointment Proposal or the Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect HSPT, PubCo and/or SL Bio.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. Certain of the following risk factors apply to the business and operations of SL Bio and will also apply to the business and operations of PubCo following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of PubCo following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by PubCo, HSPT and SL Bio, which later may prove to be incorrect or incomplete. PubCo, HSPT and SL Bio may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party.

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of SL Bio and its subsidiaries prior to the consummation of the Business Combination, which will be the business of PubCo and its subsidiaries following the consummation of the Business Combination.

Following the completion of the Business Combination, PubCo will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties that are not presently known to SL Bio and HSPT or that they do not currently believe are important to an investor, if they materialize, may also adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, PubCo’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of PubCo’s securities or, if the Business Combination is not consummated, the price of the ordinary shares of HSPT could decline, and you may lose part or all of the value of any ordinary shares or, if the Business Combination is not consummated, all or any part of the value of any HSPT ordinary shares that you hold.

Risks Related to SL Bio’s Business and Industry

We are highly dependent on our license agreements with CytoArm and JY BioMed, the termination of which would prevent us from commercializing our products, and which imposes significant obligations on us.

We are highly dependent on the intellectual property licensed from CytoArm and JY BioMed, pursuant to which we license our Armed-T and Gamma Delta T technologies. Other products or services we may develop also may rely on the same technology. Any termination of the CytoArm and JY BioMed License Agreements resulting in the loss of the licensed rights would prevent us from marketing and selling our Armed-T and Gamma Delta T products or services we may develop based on the same underlying technology. Any termination of the exclusivity of the licenses could damage our competitive position within the marketplace. In addition, disputes may also arise between us and CytoArm and JY BioMed regarding these license agreements. If any such dispute results in an impairment of our ability to use the intellectual property, we may be unable to commercialize our Armed-T and Gamma Delta T products or services we may develop based on the same underlying technology. Accordingly, any such termination or dispute could threaten the viability of our business.

The equity value of SL Bio is highly dependent on our license agreements with CytoArm and JY BioMed and certain of our officers or directors may have actual or potential conflicts of interest because of their equity interests in CytoArm and JY BioMed.

The equity value of SL Bio is highly dependent on the intellectual property licensed from CytoArm License Agreement and GDT Cells License Agreement, pursuant to which we are required to make up to an aggregate of $4.1 million and $37.0 million in payments to CytoArm and JY BioMed, respectively, upon the achievement of certain milestones as well as royalty payments of 7% to 15% of total sales revenue. While we believe that the agreements reflect arm’s length negotiations, we cannot assure you that such services are not available at a lower cost from other third parties.

As of the date of this prospectus, our Chairman and Chief Executive Officer, Mr. William Wang, owns an indirect interest of approximately 12.6% in CytoArm. On March 9, 2023, SL Link entered into a global exclusive license agreement with CytoArm (the “CytoArm License Agreement”) to license patent applications, and know-how of CD-19 Armed-T products (the “CD-19 Armed-T Licensed Patent”) to SL Link. On June 20, 2024, the license was transferred to SL Bio from SL Link in accordance with a patent transfer agreement (the “Patent Transfer Agreement”). Upon entering into the Patent Transfer Agreement, SL Link transferred the CD-19 Armed-T Licensed Patent, including the cooperation rights with CytoArm and the results generated from the CD-19 Armed-T products, to SL Bio, for $949,771, which is equivalent to the cost that SL Link incurred for research and development prior to the transfer. SL Bio bears the research and development costs of the CD-19 Armed-T products thereafter. CytoArm consented to the transfer of the CD-19 Licensed Patent to SL Bio and agreed to continue cooperating with SL Bio for the research and development of the CD-19 Armed-T products. On November 20, 2024, CytoArm, SL Bio, and SL Link entered into a supplementary agreement to confirm the transfer of the CD-19 Armed-T Licensed Patent from SL Link to SL Bio and clarified the transfer of the rights, obligations, and financial arrangements between the parties. Under the CytoArm License Agreement and the supplementary agreement, SL Bio continues to hold a perpetual, irrevocable, royalty-bearing, exclusive license to manufacture, use, import, offer to sell, and sell the CD-19 Armed-T products. When marking those arrangements, management of SL Bio considered, among others, discounted cash flow value of CytoArm License Agreement to be transferred to SL Bio against the license fees thereunder and approved the Patent Transfer Agreement and subsequently the supplementary agreement.

With regard to license agreements with JY BioMed, in December 2024, JY BioMed obtained and became the only available supplier in Taiwan market of an active U.S. FDA Drug Master File (DMF) number (DMF Number: 041080) for its Unmodified Vδ2+ Gamma Delta T Cells technology. SL Bio considered the merit of JY BioMed’s technology breakthrough for the GDT Cells for Pancreatic and Brain Cancer therapy candidates and decided to enter into the license agreement with JY BioMed. On December 27, 2024, SL Bio entered into two license agreements with JY BioMed for proprietary technology and technical data relating to GDT cells technology for pancreatic and brain cancer treatment in the global market. When negotiating the license agreements, Dr. Shen was the CEO and a controlling shareholder of JY BioMed but he was not an officer, director or an affiliate of SL Bio. Dr. Shen was not involved in SL Bio’s decision-making with regard to the original license agreements. After entry into the original license agreements, SL Bio invited Dr. Shen to join SL Bio, responsible for, among others, the execution of such license agreements. Therefore, in January 2025, Dr. Ethan Shen joined SL Bio as Chief Technology Officer. On April 28, 2025, SL Bio amended and restated its agreements with JY BioMed to, among other things, combine the two prior agreements into a single agreement, grant SL Bio exclusive licenses for pancreatic and brain cancer treatment, and adjust the total consideration. Subsequently in August 2025, Dr. Shen resigned from his position as the CEO of JY BioMed.

Each of Mr. William Wang’s ownership in CytoArm and Dr. Shen’s ownership in and former position with JY BioMed, creates, or may create the appearance of, conflicts of interest when these officers or directors are faced with decisions that could have different implications for CytoArm or JY BioMed than for us. These potential conflicts could arise, for example, over matters such as the profitability of business or license agreements, desirability of changes in our business and operations, funding and capital matters, regulatory matters, intellectual property-related conflicts, including those relating to potential improvements to our drug candidates or pipelines, possible acquisitions or other corporate opportunities, and agreements with CytoArm or JY BioMed respectively relating to the license agreements or otherwise, or our dividend policy.

In addition, each of Mr. Wang’s holding of CytoArm equity interest or equity awards, and Dr. Shen’s holding of JY BioMed equity interest or equity awards, may have a material monetary value.

SL Bio may not be able to manage its potential growth.

For SL Bio to succeed, it needs to experience significant expansion. Although management is experienced in the industry and in operating companies at a similar stage of growth, there can be no assurance that it will achieve this expansion. This expansion, if accomplished, may place a significant strain on SL Bio’s management, operational, and financial resources. To manage any material growth, SL Bio will be required to continue to implement operational and financial systems, procedures, and controls. It also will be required to expand its finance, administrative, and operations staff. There can be no assurance that SL Bio’s current and planned personnel, systems, procedures, and controls will be adequate to support its future operations at any increased level. SL Bio’s failure to manage growth effectively could have a material adverse effect on its business, results of operations, and financial condition.

SL Bio may need additional funding in order to implement its business plan.

In the future, SL Bio may require additional capital to fund the planned expansion of its business and to respond to business opportunities, challenges, potential acquisitions, or unforeseen circumstances. SL Bio could encounter unforeseen difficulties that may deplete its capital resources rapidly, which could require it to seek additional financing in the near future. The timing and amount of any additional financing that is required to continue the expansion of SL Bio’s business and the marketing of its products will depend on its ability to improve its operating results and other factors. SL Bio may not be able to secure additional debt or equity financing in a timely basis or on favorable terms or at all. Such financing could result in substantial dilution of the equity interests of existing shareholders. SL Bio has no commitments for any additional financing should the need arise. If SL Bio is unable to secure any necessary additional financing, it may need to delay expansion plans, conserve cash, and reduce operating expenses. There is no assurance that any additional financing will be sufficient, that the financing will be available on terms favorable to SL Bio or to existing shareholders and at such times as required, or that SL Bio will be able to obtain the additional financing required for the continued operation and growth of SL Bio’s business. Any debt financing obtained by SL Bio in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for it to obtain additional capital and to pursue business opportunities. If SL Bio raises additional funds through further issuances of equity, convertible debt securities, or other securities convertible into equity, SL Bio’s existing shareholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities it issues could have rights, preferences, and privileges senior to those of holders of its Ordinary Shares. If SL Bio is unable to obtain adequate financing or financing on terms satisfactory to it, when SL Bio requires it, its ability to grow or support its business and to respond to business challenges could be significantly limited.

SL Bio’s business will continue to require substantial expenditures before profits, if any, are realized.

SL Bio continues to expand the scope of its business and product offerings. The development of SL Bio’s business requires, and will continue to require, significant expenditures, a substantial portion of which must be made before any material profits may be realized. SL Bio will likely continue to experience significant negative cash flow and operating losses until an adequate revenue base is established. There can be no assurance that an adequate revenue base will ever be established.

We may experience difficulties that delay or prevent our development, introduction or marketing of enhanced or new medical products.

Our success may also depend on our ability to effectively introduce enhanced or new medical products. The development of enhanced or new medical products is complex, costly and uncertain. Furthermore, enhancing or developing new medical products requires us to anticipate patients’, clinicians’ and payors’ needs and emerging technology trends accurately. We may experience research and development, regulatory, marketing and other difficulties that could delay or prevent our introduction of enhanced or new medical products. The research and development process in cancer cells generally takes a significant amount of time from the research and design stage to commercialization. This process is conducted in various stages, and each stage presents the risk that we will not achieve our goals. We may have to abandon a medical product in which we have invested substantial resources. In order to successfully commercialize medical products that we may develop in the future, we may need to conduct lengthy, expensive clinical trials and develop dedicated sales and marketing operations or enter into collaborative agreements to achieve market awareness and demand. Any delay in the research and development, approval, production, marketing or distribution of enhanced or new medical products could adversely affect our competitive position, branding and results of operations.

We cannot be certain that:

•        any medical products that we may enhance or develop will prove to be safe or effective in clinical trials;

•        we will be able to obtain, in a timely manner or at all, regulatory clearance or approval, if needed;

•        any medical products that we may enhance or develop will be ordered and used by healthcare providers and/or consumers;

•        any medical products that we may enhance or develop can be provided at acceptable cost and with appropriate quality; or

•        any of our medical products can be successfully marketed.

These factors and other factors beyond our control could delay the launch of enhanced or new medical products.

If clinical testing of a particular medical product does not yield successful results, then we will be unable to commercialize that test or product candidate.

To date we have not conducted any clinical trials, nor have we had any product candidate approved for commercial sale. It is possible that we may not be able to commercialize a marketable product candidate. For medical products needing regulatory clearance or approval, we may need to demonstrate the product safety and efficacy of our candidates for medical products in humans through extensive clinical testing. Our research and development programs are at an early stage of development. We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of any medical product, including the following:

•        the results of preclinical studies may be inconclusive, or they may not be indicative of results that will be obtained in human clinical trials;

•        safety and efficacy results attained in early human clinical trials may not be indicative of results that are obtained in later clinical trials;

•        after reviewing test results, we may abandon projects that we might previously have believed to be promising;

•        we or our regulators may suspend or terminate clinical trials because the participating subjects or patients are being exposed to unacceptable health risks; and

•        our medical product candidates may not have the desired effects or may include undesirable side effects or other characteristics that preclude regulatory clearance or approval or limit their commercial use if approved.

Even if our medical products receive marketing clearance or approval, they may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

Even if our medical products receive marketing clearance or approval, if needed, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors, and others in the medical community. If we do not generate significant product revenues, we may not become profitable. The degree of market acceptance of our products, if approved for commercial sale, will depend on a number of factors, including:

•        their efficacy, safety, and other potential advantages compared to alternative medical products;

•        our ability to offer them for sale at competitive prices;

•        their convenience and ease of administration compared to alternative treatments;

•        the willingness of the target patient population to try new medical products and of physicians to order these products;

•        the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•        the strength of marketing and distribution support;

•        the availability of governmental agencies and third-party medical insurance and adequate reimbursement for our medical products;

•        any restrictions on the use of our medical products together with other therapeutic treatments;

•        any restrictions on the use of our medical products together with other medications;

•        inability of certain types of patients to use our medical products; and

•        the prevalence and severity of side effects from our medical products.

If we are unable to address and overcome these and similar concerns, our business and results of operations could be substantially harmed.

If we are unable to establish effective sales, marketing, and distribution capabilities or enter into agreements with third parties with such capabilities, we may not be successful in commercializing our medical products if and when they are cleared or approved.

We do not have a sales or marketing infrastructure and have limited experience in the sale, marketing, or distribution of our medical products. To achieve commercial success for any medical product for which we obtain marketing clearance or approval, we will need to successfully establish and maintain relationships directly and with third parties to perform sales and marketing functions.

Factors that may inhibit our efforts to commercialize our medical products on our own include:

•        our inability to recruit, train, and retain adequate numbers of effective sales, technical support, and marketing personnel;

•        the inability of sales personnel to obtain access to or educate physicians on the benefits of our medical products;

•        the lack of complementary medical products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive medical product lines;

•        unforeseen costs and expenses associated with creating an independent sales, technical support, and marketing organization; and

•        the inability to obtain sufficient coverage and reimbursement from third-party payors and governmental agencies.

If we do not establish sales, marketing, and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our medical products.

If we are unable to convince physicians of the benefits of our proposed medical products, we may incur delays or additional expense in our attempt to establish market acceptance.

Broad use of our proposed products may require pathology laboratories and physicians to be informed regarding our proposed products and their intended benefits. Inability to carry out this physician education process may adversely affect market acceptance of our proposed medical products. We may be unable to timely educate physicians regarding our proposed medical products in sufficient numbers to achieve our marketing plans or to achieve acceptance of our medical products. Any delay in physician education may materially delay or reduce demand for our medical products. In addition, we may expend significant funds toward physician education before any acceptance or demand for our proposed medical products is created, if at all.

SL Bio’s efforts to avoid the patent, trademark, and copyright rights of others may not provide notice to it of potential infringements in time to avoid investing in product development and promotion that must later be abandoned if suitable license terms cannot be reached.

There is no guarantee that SL Bio’s use of conventional technology searching and brand clearance searching will identify all potential rights holders. Rights holders may demand payment for past infringements and/or force SL Bio to accept costly license terms or discontinue use of protected technology and/or works of authorship that may include for example photos, videos, and software.

SL Bio may incur substantial litigation costs to protect its intellectual property, and if SL Bio is unable to protect its intellectual property, it may lose its competitive advantage. SL Bio may be subject to intellectual property infringement claims, which could cause it to incur litigation costs and divert management attention from its business.

SL Bio’s future success depends in part upon its ability to protect its intellectual property. SL Bio’s protective measures, including patents, trademarks, copyrights, trade secret protection and internet identity registrations, may prove inadequate to protect its proprietary rights and market advantage. The right to stop others from misusing its trademarks and service marks in commerce depends, to some extent, on SL Bio’s ability to show evidence of enforcement of its rights against such misuse in commerce. SL Bio’s failure to stop the misuse by others of our trademarks and service marks may lead to its loss of trademark and service mark rights, brand loyalty and notoriety among its customers and prospective customers. The scope of any patent to which SL Bio has or may obtain rights may not prevent others from developing and selling competing products. In addition, SL Bio’s patents may be held invalid upon challenge, or others may claim rights in, or ownership of, its patents. Moreover, SL Bio may become subject to litigation with parties that claim, among other matters, that it infringed on their patents or other intellectual property rights. The defense and prosecution of patent and other intellectual property claims are both costly and time-consuming and could result in a material adverse effect on SL Bio’s business and financial position.

Additionally, any intellectual property infringement claims against SL Bio, with or without merit, could be costly and time-consuming to defend and divert its management’s attention from its business. If SL Bio’s products were found to infringe a third-party’s proprietary rights, it could be forced to enter into costly royalty or licensing agreements in order to be able to continue to sell its products or discontinue use of the protected technology. Such royalty and licensing agreements may not be available on terms acceptable to SL Bio or at all. Rights holders may demand payment for past infringements or force it to accept costly license terms or discontinue use of protected technology or works of authorship.

SL Bio may become involved in litigation regarding patents and other intellectual property rights. Other companies, including its competitors, may develop intellectual property that is similar or superior to its intellectual property, duplicate its intellectual property or design around its patents, and may have or obtain patents or other proprietary rights that would prevent, limit or interfere with its ability to make, use or sell its products. Effective intellectual property protection may be unavailable or limited in some foreign countries in which SL Bio sells or will sell products or from which competing products may be sold.

Unauthorized parties may attempt to copy or otherwise use aspects of SL Bio’s intellectual property and products that we regard as proprietary. SL Bio’s means of protecting its proprietary rights in the U.S. or abroad may prove to be inadequate, and competitors may be able to develop similar intellectual property independently. If its intellectual property protection is insufficient to protect its intellectual property rights, SL Bio could face increased competition in the markets for its products.

Should any of SL Bio’s competitors file patent applications or obtain patents that claim inventions also claimed by it, SL Bio may choose to participate in an interference proceeding to determine the right to a patent for these inventions, because its business could be harmed if it fails to enforce and protect its intellectual property rights. Even if the outcome is favorable, an interference proceeding could result in substantial costs to SL Bio and disrupt its business.

In the future, SL Bio also may need to file lawsuits to enforce its intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Any such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on its business, financial condition or results of operations.

SL Bio may be subject to intellectual property infringement claims, which could cause SL Bio to incur litigation costs and divert management attention from its business.

Any intellectual property infringement claims against SL Bio, with or without merit, could be costly and time-consuming to defend and divert management’s attention from SL Bio’s business. If SL Bio’s products were found to infringe a third party’s proprietary rights, SL Bio could be required to enter into costly royalty or licensing agreements to be able to sell its products. Royalty and licensing agreements, if required, may not be available on terms acceptable to SL Bio or at all.

All of SL Bio’s products contain, and may in the future contain, licensed, third-party technology that provides important product functionality and features. The loss or inability to obtain and maintain any such licenses could have a material adverse effect on its business.

All of SL Bio’s products contain, and may in the future contain, technology licensed from third-parties that provides important product functionality and features. SL Bio cannot assure you that it will have continued access to this technology. For example, if the licensing company ceases to exist, either as a result of bankruptcy, dissolution or purchase by a competitor, SL Bio may lose access to important third-party technology and may not be able to obtain replacement technology on favorable terms or at all. In addition, legal actions, such as intellectual property actions, brought against the licensing company could impact its future access to the technology. Any of these actions could negatively affect SL Bio’s technology licenses, thereby reducing the functionality and features of its products, and adversely affect its business, financial condition or results of operations.

SL Bio’s future success depends, in part, on its ability to develop new products and new technologies and maintain technologies, facilities, and equipment to meet the needs of its customers.

Many of the markets in which SL Bio operates are characterized by rapidly changing technologies. The product, program and service needs of its customers change and evolve regularly. SL Bio’s success in the healthcare industry depends upon its ability to identify emerging technological trends, develop technologically advanced, innovative and cost-effective products and services and market these products and services to its customers in the U.S. and internationally. In addition, SL Bio’s ability to develop innovative and technologically advanced products depends on continued funding for, and investment in, research and development projects. SL Bio’s success also depends on its continued access to assured suppliers of important technologies and components and its ability to provide the people, technologies, facilities, equipment and financial capacity needed to deliver those products and services with maximum efficiency. SL Bio’s customers and markets also increasingly require it to be agile and efficient, digitally enabled and able to harness integrated digital technologies and capabilities to deliver solutions with the agility and affordability that its customers seek. If SL Bio is unable to continue to develop new products and technologies in a timely fashion, and successfully to effect digital transformation, or if SL Bio fails to achieve market acceptance more rapidly than its competitors, it may be unable to maintain a competitive position and SL Bio’s future success could be materially adversely affected. If it fails to maintain its competitive position, SL Bio could lose a significant amount of future business to its competitors, which also could have a material adverse effect on its ability to generate favorable financial results and maintain market share and on its financial position, results of operations and/or cash flows.

A failure of SL Bio’s information technology systems, or an interruption in its operation due to internal or external factors including cyber-attacks, could have a material adverse effect on its business, reputation, financial condition or results of operations.

SL Bio’s operations depend on its ability to protect its information systems, computer equipment, and information databases from systems failures. SL Bio relies on its information technology systems generally to manage the day-to-day operations of its business, operate elements of its manufacturing facility, manage relationships with its customers, fulfill customer orders, and maintain its financial and accounting records. Failure of SL Bio’s information technology systems could be caused by internal or external events, such as incursions by intruders or hackers, computer viruses, cyber-attacks, failures in hardware or software, or power or telecommunication fluctuations or failures.

There have been an increasing number of cyber security incidents affecting companies around the world, which have caused operational failures or compromised sensitive corporate data. Although SL Bio does not believe its systems are at a greater risk of cyber security incidents than other similar organizations, such cyber security incidents may result in: the loss or compromise of customer, financial, or operational data; disruption of billing, collections, or normal operating activities; disruption of electronic monitoring and control of operational systems; and delays in financial reporting and other management functions. Possible impacts associated with a cyber-security incident may include, among others: remediation costs related to lost, stolen, or compromised data; repairs to data processing systems; increased cyber security protection costs; reputational damage; and adverse effects on SL Bio’s ability to comply with applicable privacy and other laws and regulations. The failure of SL Bio’s information technology systems to perform as anticipated for any reason could disrupt its business and result in numerous adverse consequences, including reduced effectiveness and efficiency of operations or increased costs, any of which could have a material adverse effect on its business, operating results and financial condition. Any technology and information security processes and disaster recovery plans SL Bio uses to mitigate its risk to these vulnerabilities may not be adequate to ensure that its operations will not be disrupted should such an event occur.

Our growth is subject to economic and geopolitical conditions.

Our business is affected by global and local economic and geopolitical conditions as well as the state of the financial markets, inflation, recession, financial liquidity, currency volatility, growth, and policy initiatives. There can be no assurance that global economic conditions and financial markets will not worsen and that we will not experience any adverse effects that may be material to our consolidated cash flows, results of operations, financial position or our ability to access capital, such as the adverse effects resulting from a prolonged shutdown in government operations both in the United States and internationally. Geopolitical changes, including war or other conflicts (including the conflicts between Russia and Ukraine and Israel and Hamas), some of which may be disruptive, could interfere with our supply chain, our customers and all of our activities in a particular location.

Additionally, trade policies and geopolitical disputes and other international conflicts can result in tariffs, sanctions and other measures that restrict international trade, and can materially adversely affect our business, particularly if these measures occur in regions where drug products are manufactured or raw materials are sourced. Tensions between the United States and China have led to a series of tariffs being imposed by the United States on imports from China mainland, as well as other business restrictions. Countries may also adopt other measures, such as controls on imports or exports of goods, technology or data, that could adversely impact our operations and supply chain. As these tensions continue to rise, more targeted approaches by the U.S. or Chinese governments on certain products, industries or companies could significantly impact our development and commercialization efforts. With the new presidential administration in the U.S. in 2025, additional and higher tariffs and sanctions may be imposed on goods imported from China and other countries which could increase the cost of goods needed to commercialize our products and continue development of our product candidates. Further, such actions by the U.S. could result in retaliatory action by those countries which could impact our ability to profitably commercialize our products in those jurisdictions. As a result, our business, operations, and financial condition could be materially harmed.

The success of SL Bio and PubCo depends upon certain key personnel, including product development and engineering staff.

The success of SL Bio and PubCo will depend in large part upon the skill and expertise of certain key personnel, including product development and engineering staff. The competition for qualified management and such key personnel is intense. There can be no assurance that any such individuals will continue to be associated with or employed by SL Bio or PubCo throughout their respective lives. The loss of services of one or more of such key personnel or the inability to hire, train and retain additional such key personnel could delay the development and sale of its products, disrupt its business, and interfere with its ability to execute our business plan. The loss of key personnel could also have a material adverse effect on SL Bio and, consequently, on PubCo.

SL Bio’s growth relies on market acceptance.

While SL Bio believes there will be significant customer demand for SL Bio’s products, there is no assurance there will be broad market acceptance of SL Bio’s product offerings. There also may not be broad market acceptance of SL Bio’s offerings if its competitors offer products which are preferred by prospective customers. In such event, there may be a material adverse effect on SL Bio’s results of operations and financial condition, and SL Bio may not be able to achieve its goals.

The loss of sales, or significant reductions in orders from, any major customers may have a material adverse effect on us.

SL Bio’s top corporate customers — Yu Ru Health Management Consulting Co., Ltd. and Jen Link Biotech Co., Ltd. — accounted for approximately 49.5% of the company’s total revenue for the year ended December 31, 2024. In any one reporting period, our major customers may contribute an even larger percentage of our consolidated sales. The loss, or any significant reduction in orders from, any of these customers, including reductions due to economic, market or competitive conditions or regulatory requirements, would likely have a material adverse effect on our business, financial condition and results of operations. None of our significant customers has entered into an agreement with us requiring it to purchase any minimum quantity of our products.

Attempts to lessen the adverse effect of any loss or reduction of sales through the rapid addition of new customers would be difficult because customers typically require lengthy qualification periods prior to placing volume orders with a new supplier. Our future success will continue to depend upon: our ability to maintain relationships with existing key customers; our ability to attract new customers and satisfy any required qualification periods; and our ability to introduce new products in a timely manner.

We rely on a single-source third party supplier for the development, manufacturing and packaging of our exosome products.

SL Bio has historically relied on YC Biotech Co., Ltd. (“YC Biotech”) as its single-source supplier for the development, manufacturing and packaging of its exosome products. An unforeseen disruption in YC Biotech’s operations could impact our ability to deliver products to customers in a timely manner to meet demand. We may experience significant delays while locating a new supplier, which could result in higher costs. Although we reasonably believe that there might be other suppliers in the market who could provide the same type of services at similar price, it would take some time for us to settle with a different vendor.

SL Bio’s ability to compete successfully depends on many factors, both within and outside its control.

These factors include the following:

•        SL Bio’s success in developing, producing, marketing, and successfully selling its products;

•        SL Bio’s ability to address the needs of its consumer customers;

•        the pricing, quality, performance, and reliability of SL Bio’s products;

•        the quality of SL Bio’s customer service;

•        the efficiency of SL Bio’s production; and

•        product or technology introductions by SL Bio’s competitors.

Because SL Bio believes technological and functional distinctions among competing products in its markets are perceived by many end-user consumers to be relatively modest, effectiveness in marketing and manufacturing are particularly important competitive factors in its business.

If we fail to compete effectively with academic institutions and other biotechnology companies that are developing similar or alternatives to cellular immunotherapy product candidates, our business will be materially adversely affected.

The development and commercialization of new cellular immunotherapy products is highly competitive. We face competition from existing and future competitors with respect to each of our product candidates currently in development, and will face competition with respect to other product candidates that we may seek to develop or commercialize in the future. Our known biopharmaceutical competitors working on next generation treatments include Johnson & Johnson, Roche, Bristol Myers Squibb, Novartis, and Gilead Sciences, all of which have advanced portfolios in hematologic oncology, including therapies for multiple myeloma, leukemia, and lymphoma as well as numerous other biopharmaceutical companies. In addition, numerous academic institutions are conducting preclinical and clinical research in these areas, as well as with other white blood cell types including armed-T and gamma-delta T cells. It is also possible that new competitors, including those developing similar or alternatives to cellular immunotherapy product candidates, may emerge and acquire significant market share. Such competitors may have an advantage over us due to their greater size, resources or institutional experience, or may develop product candidates that are safer, more effective, more widely accepted, more cost-effective or enable higher patient quality of life than ours. More established biopharmaceutical companies may also develop and commercialize their product candidates at a faster rate, which could render our product candidates obsolete or non-competitive before they are fully developed or commercialized. If we are not able to compete effectively against our existing and potential competitors, our business, financial condition, results of operations and growth prospects may be materially adversely affected.

The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors of the benefits of such inspections. Our common stock may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of our common stock, or the threat of its being delisted, may materially and adversely affect the value of your investment.

Our auditor, ARK Pro CPA & Co, the independent registered public accounting firms that issue the audit reports included elsewhere in this proxy statement/prospectus, as auditors of companies that are traded publicly in the United States and firms registered with the PCAOB, are currently subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess their compliance with the applicable professional standards. Our auditors are located in Hong Kong, a jurisdiction where the PCAOB was historically unable to conduct inspections and investigations completely before 2022. The inability of the PCAOB to conduct inspections of auditors in Hong Kong in the past has made it more difficult to evaluate the effectiveness of our independent registered public accounting firms’ audit procedures or quality control procedures as compared to auditors that are subject to the PCAOB inspections. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. However, if the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong, and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we and investors in our common stock would be deprived of the benefits of such PCAOB inspections again, which could cause investors and potential investors in our common stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Pursuant to the HFCAA, as amended, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our common stock from being traded on a national securities exchange or in the over-the-counter trading markets in the United States.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong and our auditor was subject to that determination. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing. In accordance with the HFCAA, as amended, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if we are identified as a Commission-Identified Issuer for two consecutive years in the future. A prohibition of being able to trade in the United States would substantially impair your ability to sell or purchase our common stock when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our common stock. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

Risks Related to Regulations in Taiwan

SL Bio may fail to comply with Taiwan’s regulations in relation to the sales of cosmetics, drugs and medical related materials business in Taiwan

SL Bio is engaged in the development of novel drugs in the field of cell therapy, as well as in the manufacturing and distribution of cosmetic raw materials and finished cosmetic products. Cosmetic/pharmaceutical/medical devices companies are required to comply with extensive regulations and hold a number of permits and licenses to carry on their business. Our ability to obtain and maintain these regulatory approvals will be subject to additional burdens placed by government regulation from time to time.

The cosmetic/pharmaceutical/medical device industry is heavily regulated by the government authorities, covering the registration, production, packaging, licensing, distribution, storage, sales and manufacture and promotion of cosmetics, medicinal products and medical devices in various jurisdictions. In particular, the manufacture or importation of medicinal products and medical devices requires prior approval from the government authorities. In recent years, the regulatory framework regarding the cosmetic/pharmaceutical/medical device industry has undergone significant changes as the authorities tend to implement stricter requirements to ensure safety of cosmetics, medicinal products and medical devices, and we expect that such trends will continue in the future. Any changes could lead to higher compliance costs for our current businesses of sales of cosmetics, pharmaceutical products and medical devices, as well as potential delays or obstacles in the successful development and commercialization of our cosmetic/drug/medical device candidates, and could reduce the benefits we receive from cosmetic/drug/medical device development and manufacturing. Any failure by us or our collaborators to maintain compliance with applicable laws and regulations or obtain and maintain required licenses and permits may result in administrative fines and/or the suspension or termination of our business activities. We believe our strategy and approach is aligned with the relevant government regulatory requirements and policies, but we cannot ensure that our strategy and approach will continue to be aligned.

Your investment may be adversely affected by political considerations relating to Taiwan.

Taiwan has a unique international political status. The People’s Republic of China (“PRC”) claims that Taiwan is part of China. Although significant economic and cultural relations have been established during recent years between Taiwan and the PRC, relations have often been strained. The PRC government has refused to renounce the use of military force to gain control over Taiwan. Furthermore, the PRC government passed an Anti-secession Law in March 2005, which authorizes non-peaceful means and other necessary measures should Taiwan move to gain independence from the PRC. Relations between the PRC and Taiwan have at times been strained. Strained relations could result in future military actions or economic sanctions or other disruptive activities undertaken by either government. Past tensions between them have on occasion depressed the market prices of the securities of companies in Taiwan.

As the headquarter of our major subsidiary (i.e., SL Bio Co., Ltd.) is based in Taiwan, relations between Taiwan and the PRC and other factors affecting military, political or economic conditions in Taiwan could materially and adversely affect our financial condition and results of operations. There can be no assurance that the present tensions will not worsen, which could have a significant adverse impact on our financial condition, results of operations and future prospects.

The imposition of foreign exchange restrictions may have an adverse effect on the Company’s ability to repatriate the dividends.

Apart from trade-related or service-related foreign exchange transactions, Taiwanese companies may, without foreign exchange approval, remit foreign currency of up to US$100 million (or its equivalent) to and from Taiwan (or such other amount as determined by the Central Bank of the Republic of China (Taiwan) from time to time at its discretion in consideration of the economic and financial conditions of Taiwan) in each calendar year. The above limits apply to remittances involving either a conversion of NT dollars into a foreign currency or a conversion of foreign currency into NT dollars.

Taiwan government may impose further foreign exchange restrictions in certain emergency situations, including situations where there are sudden fluctuations in interest rates or exchange rates, where Taiwan government experiences extreme difficulty in stabilizing the balance of payments or where there are substantial disturbances in the financial and capital markets in Taiwan. There can be no assurance that these restrictions, if imposed, will not adversely affect, among other things, the Company’s ability to repatriate its and/or its subsidiary’s funds in Taiwan, which may in turn limit our ability to receive and use our revenue effectively.

Due to our major subsidiary’s location in Taiwan, natural disasters and other events outside of our control may seriously disrupt our business operations.

Taiwan is vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, nuclear and radiation accidents, power loss, telecommunications failures, break-ins, wars, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures or internet failures, which could cause, including but not limit to, the damage or destruction of real or personal property, the loss or corruption of data or malfunctions of software or hardware, disruption of our major subsidiary’s business operation, interruption of ongoing development of the biopharmaceutical products and cosmetic products as well as adversely affect our business. Although we have not been adversely affected in the past by natural disasters and other calamities, a natural disasters and other events outside of our control in Taiwan in the future could seriously disrupt our business operations.

You may not be able to enforce a judgment of a foreign court in Taiwan.

Our major subsidiary (i.e., SL Bio Co., Ltd.) is a company limited by shares and incorporated under the Taiwan Company Act. Also, a majority of our directors and management are residents in Taiwan and Hong Kong, and our assets and the assets of such persons are located in Taiwan and Hong Kong. As a result, it may be difficult to enforce judgments obtained outside Taiwan against us, our major subsidiary or such persons in Taiwan, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert NTD into foreign currencies and, if NTD were to decline in value, reducing our revenues and profits in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in Taiwan uses the New Taiwan Dollar as the functional currencies. The majority of our revenues derived and expenses incurred are in NTD. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the NTD depends to a large extent on Taiwanese government policies, domestic and international economic and political developments as well as supply and demand in the local market.

Any further economic downturn or decline in the growth of the population in Taiwan may materially and adversely affect SL Bio’s financial condition, results of operations and prospects.

SL Bio conducts most of our operations and generate most of our revenues in Taiwan. As a result, any decline in the Taiwan economy or a decline in the growth of the population in Taiwan may materially and adversely affect their financial condition, results of operations and prospects. For example, the global slowdown in technology expenditures has from time to time adversely affected the Taiwan economy, which is highly dependent on the technology industry. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies. There have also been concerns over unrest in the Middle East, Africa and Ukraine, which has resulted in higher oil prices and significant market volatility.

As the Company’s business is significantly dependent on economic growth, any uncertainty or further deterioration in economic conditions could have a material adverse effect on the Company’s financial condition and results of operations. SL Bio cannot assure that economic conditions in Taiwan will continue to improve in the future or that our business and operations will not be materially and adversely affected by deterioration in the Taiwan economy.

Risks Related to Regulations in the United States

Recent reductions in force across the U.S. federal government may impact our ability to secure necessary meetings to discuss, guidance on, and clearance or approval for our products.

Actions by the U.S. administration may fundamentally impact the FDA, Centers for Medicare and Medicaid Services (CMS), and other federal agencies with jurisdiction over our products. Among other things, the issuance of Executive Order (EO) 14192, “Unleashing Prosperity Through Deregulation” (January 31, 2025), EO 14212, “Establishing the President’s Make America Healthy Again Commission” (February 13, 2025), and EO 14219, “Ensuring Lawful Governance and Implementing the President’s ‘Department of Government Efficiency’ Deregulatory Initiative” (February 21, 2025) could have a significant impact on the manner in which the FDA conducts its operations and engages in regulatory and oversight activities.

For example, on March 27, 2025, the U.S. Department of Health and Human Services (HHS), which houses both CMS and the FDA, announced significant restructuring in accordance with EO 14219. Among other changes, HHS announced that it intends to reduce its workforce by approximately 10,000 full-time employees, consolidate 28 existing divisions into 15 new divisions, and centralize certain core functions. Notably, this restructuring plan is in addition to other downsizing efforts at HHS, which in combination will result in a reduction of force by 20,000 employees.

There is substantial uncertainty regarding how these changes will impact the FDA. HHS intends to reduce the FDA’s workforce by 3,500 individuals, which represents approximately 18% of FDA full-time employees. This restructuring could lead to significant disruptions and delays at the FDA, including impeding the agency’s ability to meet with industry and provide feedback, review and/or approve or clear submissions, conduct inspections, issue regulatory guidance, or take other actions that facilitate the development, approval, and marketing of regulated products. All of this could adversely affect our business.

There is uncertainty regarding how the FDA will regulate our products, which may adversely impact our anticipated timeline for and cost of bringing products to market in the U.S.

We have not yet obtained FDA clearance or approval for any of our products. SL Bio expects that its cell therapy products will be regulated by the FDA as drugs requiring approval under either an NDA or BLA. If SL Bio determines to enter the U.S. market with its exosome products, the company expects that these products will be regulated by the FDA either as drugs requiring approval under an NDA or BLA, or as cosmetics. However, it is possible that these products could instead be regulated by the FDA as medical devices.

This uncertainty may cause delays in bringing our products to market, as we may need to seek input from the FDA regarding the correct marketing category before proceeding with certain required activities, such as clinical trials, certain registrations and listings, etc.

The FDA regulatory scheme applicable to cosmetics has recently become more onerous and complex, and there are cosmetic regulations that the FDA is required to — but has not yet — promulgated. Additionally, many U.S. states have enacted or are contemplating the enactment of ingredient prohibitions for cosmetic products. If we market cosmetic products in the U.S., the failure to comply with the relevant requirements could result in federal, state, and/or consumer action against the company.

If SL Bio determines to enter the U.S. market with its exosome products, the company expects that these products will be regulated by the FDA either as drugs needing approval under an NDA or BLA, or as cosmetics. Nonetheless, it is possible that these products could instead be regulated by the FDA as medical devices.

FDA clearance or approval is not required for cosmetic products. Nonetheless, there are numerous requirements applicable to cosmetic products under the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301 et seq. (FDCA). There are additionally new and significantly more onerous requirements pursuant to the Modernization of Cosmetics Regulation Act (MoCRA), which was enacted in December 2022 and imposed extensive new requirements on cosmetic products.

Because MoCRA was only recently enacted, many of its requirements remain relatively untested and there is uncertainty regarding how the FDA intends to interpret and/or enforce certain provisions. Among other things, and unless an exemption applies, MoCRA imposes new requirements related to cosmetic facility registration, cosmetic product listing, labeling, adverse event reporting, record keeping, recalls, and current good manufacturing practices (cGMPs). The FDA is still in the process of promulgating regulations to implement additional MoCRA requirements, including instituting testing requirements for talc-containing cosmetics and potential ingredient restrictions, which means the cosmetics regulatory landscape is currently in flux.

If new cosmetic regulations are promulgated by the FDA, the company may find that it needs to reformulate ingredients for certain products or institute new testing protocols, all of which could come at a high cost and slow the manufacturing process. Additionally, many U.S. states have enacted or are contemplating enacting ingredient prohibitions for cosmetic products. This could also lead to the company needing to reformulate ingredients for certain products.

If SL Bio markets cosmetic products in the U.S., the failure to comply with FDA and state cosmetic requirements could lead to FDA and/or state enforcement actions, as well as consumer lawsuits. This could ultimately result in an inability to successfully market these products in the U.S.

FDA regulation of medical devices is complex, and it is not always clear how a specific product will be regulated by the agency. Medical devices that require premarket clearance or approval must undergo a lengthy and complex process, which involves significant time, effort, and expense.

If SL Bio determines to enter the U.S. market with its exosome products, the company expects that these products will be regulated by the FDA either as drugs needing approval under an NDA or BLA, or as cosmetics. Nonetheless, it is possible that these products could instead be regulated by the FDA as medical devices.

The FDCA classifies medical devices into one of three categories based on the risks associated with the device and the level of control necessary to provide reasonable assurance of safety and effectiveness. Class I devices are low risk, and are subject only to general regulatory controls. Class II devices are moderate risk, and are subject to general controls and may also be subject to special controls. Class III devices are generally the highest risk devices. They are required to obtain premarket approval and comply with post-market conditions of approval in addition to general regulatory controls. If the FDA were to deem our exosome products to be medical devices, it is unclear into which class the agency would categorize them.

Class I and certain Class II medical devices may be marketed in the United States without obtaining FDA clearance or approval. For other Class II and Class III devices, a company must first either submit an application for and receive 510(k) clearance pursuant to a premarket notification submitted under Section 510(k) of the FDCA (21 U.S.C. 360(k)), request approval of a premarket approval application (PMA) under Section 515 of the FDCA (21 U.S.C. 360e), or seek approval of a de novo classification request from the FDA under Section 513 of the FDCA (21 U.S.C. 360c), unless an exemption applies.

The process of securing FDA PMA approval is complex and requires substantial time, commitment of resources and expense. The process may take many years to complete, and approval may never be obtained. It requires us to demonstrate with substantial evidence, gathered in preclinical and large, complex well-controlled clinical trials, that the planned product is safe and effective for use as intended. We may not conduct such a trial or may not successfully enroll or complete any such trial, if required. Any products we may develop may not achieve the required primary endpoint in the clinical trial and may not receive regulatory approval. We must also demonstrate that the manufacturing facilities, processes, and controls for any products we may develop are adequate.

A de novo classification request to the FDA is additionally complex and burdensome. Under the de novo classification process, a manufacturer whose device is not eligible for a 510(k) Notification or whose device under the FDCA would otherwise be automatically classified into Device Class III and require the submission and approval of a PMA prior to marketing is able to request down-classification of the device to Class I or Class II on the basis that the device presents a low or moderate risk. If the FDA grants the de novo classification request, the applicant will receive authorization to market the device. This device type may be used subsequently by other companies as a predicate device for future 510(k) submissions.

Even if our products are not required to obtain a PMA or de novo classification, they may instead require a 510(k) Notification. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence.

Medical devices are subject to numerous additional requirements in the U.S. pertaining to registration, listing, labeling, cGMPs, payment of user fees to the FDA, and adverse event reporting.

If SL Bio’s exosome products are regulated as medical devices in the U.S., and if the company attempts to enter the U.S. market with these products, the failure to comply with these requirements could ultimately result in an inability to successfully market these products in the U.S.

FDA regulation of drugs is complex, and it is not always clear how a specific product will be regulated by the agency. Drugs that require premarket approval must undergo a lengthy and complex process, which involves significant time, effort, and expense.

The process to obtain an FDA drug approval is complex and requires significant time, effort, and expense. This produces generally involves the following:

•        Completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice (GLP) requirements;

•        Submission to the FDA of an Investigational New Drug (IND) application, which must become effective before clinical trials may begin;

•        Approval by an institutional review board (IRB) or independent ethics committee at each clinical trial site before each trial may be initiated;

•        Performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, good clinical practice (GCP) requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•        Submission to the FDA of an NDA or BLA;

•        A determination by the FDA within 60 days of its receipt of an NDA or BLA, to accept the filing for review;

•        Satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•        Potential FDA audit of the clinical trial sites that generated the data in support of the NDA or BLA;

•        Payment of user fees for FDA review of the NDA or BLA; and

•        FDA review and approval of the NDA or BLA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the U.S.

The above process involves tremendous efforts, time, and cost. There are potential pitfalls at every step of this process, and the FDA could object to a submission or require more information at any time. There is no guarantee that we will ever successfully make it to the end of this process with any of our product candidates.

Exosome products will likely be subject to heightened FDA scrutiny, which could impede or prevent SL Bio’s ability to market such products in the U.S. The FDA’s previous statements about exosome products could additionally increase the risk of potential consumer action against such products.

There are currently no FDA-approved exosome products. Additionally, the FDA has previously issued multiple statements expressing concerns regarding violative exosome products. In particular, the FDA has stated that, “[a]s a general matter, exosomes used to treat diseases and conditions in humans are regulated as drugs and biological products under the Public Health Service Act and the Federal Food Drug and Cosmetic Act and are subject to premarket review and approval requirements.” The FDA has also issued multiple Warning Letters to companies marketing unapproved exosome products with claims that such products can be used to treat diseases and conditions in humans.

If SL Bio determines to enter the U.S. market with its exosome products, these products will likely be subject to heightened FDA scrutiny. This scrutiny will be increased if these products are marketed as cosmetics, rather than as drugs under an NDA or BLA (for which FDA approval would be obtained prior to entering the U.S. market). Should SL Bio market its exosome products as cosmetics, it will be severely restricted and must be exceedingly cautious regarding marketing claims made about the benefits of such products. Otherwise, there is a risk that the FDA could determine that the products are unapproved drugs marketed in violation of the FDCA.

This heightened scrutiny from the FDA could impede or prevent SL Bio’s ability to market these products as cosmetics. Should the FDA require or should the company instead choose to market these products as drugs under an NDA or BLA, this heightened scrutiny from the agency could delay or prevent SL Bio’s ability to obtain approval for these products.

Finally, the FDA’s prior statements of concern about violative exosome products could heighten the risk of consumer action against exosome products generally, whether meritorious or not. Should SL Bio determine to market its exosome products in the U.S., these public statements by the FDA could make the company more vulnerable to consumer actions with respect to these products.

Our cell therapy products are a novel approach to treating cancers, diseases, and other illnesses, which increases the uncertainty of our pathway to market for these products.

Our cell therapy products are a novel approach to treating cancers, diseases, and other illnesses, which increases the uncertainty of our pathway to market for these products. The relative newness of such products may slow down regulatory approval, as regulators may have lengthy questions, request additional clinical testing, etc.

Additionally, because our cell therapy products are novel, there is less widely available information regarding potential side effects and long-term efficacy. All of this could impede and significantly slow down the regulatory approval process for these products.

There can be no assurance that the FDA will ever permit us to market any new product or service that we develop.

There can be no assurance that the FDA will ever permit us to market any new product or service that we develop. Also, any regulatory clearance or approval of a product, once obtained, may be withdrawn. If we are unable to successfully obtain or maintain regulatory clearance or approval to sell any products in the U.S. we may develop, our business, financial condition, results of operations and growth prospects could be adversely affected. Furthermore, delays in receipt of clearance or approval could materially delay or prevent us from commercializing our products and services or result in substantial additional costs that could decrease our profitability. Even if we were to successfully obtain and maintain regulatory clearance or approval for a product, any clearance or approval might contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements.

The FDA can delay, limit, or deny clearance or approval of a future product for many reasons, including but not limited to:

•        A future product may not be deemed to be safe and effective;

•        FDA officials may not find the data from clinical and preclinical studies sufficient;

•        The FDA may not approve our or our third-party manufacturer’s processes or facilities; or

•        The FDA may change its clearance or approval policies or adopt new regulations.

If any products we may develop fail to demonstrate safety and efficacy, or otherwise do not gain regulatory clearance or approval, our business and results of operations will be materially and adversely harmed.

Delays in the commencement or conduct of required clinical trials could result in increased costs and delay our ability to pursue regulatory clearance or approval.

Clinical trials are expensive and can take many years to complete, and the outcome is inherently uncertain. We cannot guarantee that any clinical trials will be conducted as planned or will be completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage and our future clinical trials may not be successful. The commencement or conduct of clinical trials can be delayed for a variety of reasons, including, but not necessarily limited to, delays in:

•        Commencing a clinical trial, as a result of regulatory authority action;

•        Identifying, recruiting and training suitable clinical investigators;

•        Reaching and preserving agreements on acceptable terms with prospective contract research organizations (CROs) and trial sites, the terms of which can be subject to extensive negotiation, may be subject to modification from time to time and may vary significantly among different CROs and trial sites;

•        Obtaining sufficient quantities of a product candidate for use in clinical trials;

•        Obtaining IRB or ethics committee approval to conduct a clinical trial at a prospective site;

•        Developing and validating companion diagnostics on a timely basis, if required;

•        Adding new clinical sites once a trial has begun;

•        Change in the principal investigator or other key staff overseeing the clinical trial at a given site;

•        Identifying, recruiting and enrolling patients to participate in a clinical trial; or

•        Retaining (or replacing) patients who have initiated a clinical trial but who may withdraw due to adverse events from the therapy, insufficient efficacy, fatigue with the clinical trial process, personal issues, or other reasons.

Any delays in the commencement of our clinical trials will delay our ability to pursue regulatory clearance or approval for product candidates. In addition, many of the factors that cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to the denial of regulatory clearance or approval of a product candidate.

If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary regulatory approval or clearance could be delayed or prevented.

We may not be able to initiate or continue clinical trials for one or more of our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the U.S. Some of our competitors have ongoing clinical trials for product candidates that treat the same indications that we are targeting for our product candidates, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ product candidates. Available therapies for the indications we are pursuing can also affect enrollment in our clinical trials. Patient enrollment is affected by other factors including, but not necessarily limited to:

•        The severity of the disease under investigation;

•        The eligibility criteria for the study in question;

•        The perceived risks and benefits of the product candidate under study;

•        The efforts to facilitate timely enrollment in clinical trials;

•        The patient referral practices of physicians;

•        The number of clinical trials sponsored by other companies for the same patient population;

•        The ability to monitor patients adequately during and after treatment; and

•        The proximity and availability of clinical trial sites for prospective patients.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates or future product candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing.

Suspensions or delays in the completion of clinical testing could result in increased costs and delay or prevent our ability to complete development of that product candidate or generate product revenues, if approved.

Once a clinical trial has begun, patient recruitment and enrollment may be slower than we anticipate due to the nature of the clinical trial plan, the proximity of patients to clinical sites, the eligibility criteria for participation in the study or other factors.

Clinical trials may also be delayed as a result of ambiguous or negative interim results or difficulties in obtaining sufficient quantities of product manufactured in accordance with regulatory requirements and on a timely basis. Further, a clinical trial may be modified, suspended or terminated by us, an IRB, an ethics committee or a data safety monitoring committee overseeing the clinical trial, any clinical trial site with respect to that site, or the FDA or other regulatory authorities, due to a number of factors, including, but not necessarily limited to:

•        Failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•        Inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

•        Stopping rules contained in the protocol;

•        Unforeseen safety issues or any determination that the clinical trial presents unacceptable health risks; and

•        Lack of adequate funding to continue the clinical trial.

Changes in regulatory requirements and guidance also may occur, and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit clinical trial protocols to IRBs for re-examination, which may in turn impact the costs and timing of, and the likelihood of successfully completing, a clinical trial. If we experience delays in the completion of, or if we must suspend or terminate, any clinical trial of any product candidate, our ability to obtain regulatory clearance or approval for that product candidate will be delayed, and the commercial prospects, if any, for the product candidate may suffer as a result. In addition, many of these factors may also ultimately lead to the denial of regulatory clearance or approval of a product candidate.

Product candidates that we advance into clinical trials may not receive regulatory clearance or approval.

Pharmaceutical development has inherent risks. We will be required to demonstrate through well-controlled clinical trials that product candidates are effective with a favorable benefit-risk profile for use in their target indications before seeking regulatory clearance or approval for their commercial sale. Success in early clinical trials does not mean that later clinical trials will be successful, as product candidates in later-stage clinical trials may fail to demonstrate sufficient safety or efficacy despite having progressed through initial clinical testing. Also, we may need to conduct additional clinical trials that are not currently anticipated. Companies frequently suffer significant setbacks in advanced clinical trials, even after earlier clinical trials have shown promising results. As a result, product candidates that we advance into clinical trials may not receive regulatory clearance or approval.

In addition, even if our product candidates were to obtain clearance or approval, regulatory authorities may clear or approve any such product candidates or any future product candidate for fewer or more limited indications than we request, may not approve the price we intend to charge for our products, may grant clearance or approval contingent on the performance of costly post-marketing clinical trials, or may clear or approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. The regulatory authority may also require the label to contain warnings, contraindications, or precautions that limit the commercialization of the product. Any of these scenarios could impact the commercial prospects for one or more of our current or future product candidates.

Any product candidates we advance into clinical development are subject to extensive regulation, which can be costly and time consuming, cause unanticipated delays or prevent the receipt of the required clearance or approval to commercialize product candidates.

The research and clinical development, testing, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of any product candidate, including our product candidates, is subject to extensive regulation by the FDA in the U.S. and by comparable health authorities in foreign markets.

In the U.S., we expect that our cell therapy products will require FDA approval under either an NDA or BLA. The process of obtaining such an approval is uncertain, expensive, often spanning many years, and can vary substantially based upon the type, complexity and novelty of the products involved. In addition to significant and expensive clinical testing requirements, our ability to obtain marketing approval for product candidates depends on obtaining the final results of required non-clinical testing, including characterization of the manufactured components of our product candidates and validation of our manufacturing processes. The FDA may determine that our product manufacturing processes, testing procedures or equipment and facilities are inadequate to support approval. Approval policies or regulations may change, and the FDA has substantial discretion in the pharmaceutical approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in the clinical development of product candidates, regulatory clearance or approval is never guaranteed.

The FDA and other regulatory agencies can delay, limit or deny approval of a product candidate for many reasons, including, but not limited to:

•        The FDA or comparable foreign regulatory authorities may disagree with the trial design or implementation of our clinical trials, including proper use of clinical trial methods and methods of data analysis;

•        An inability to establish sufficient data and information to demonstrate to the satisfaction of the FDA that a product candidate is safe and effective for an indication;

•        The FDA may not accept clinical data from trials conducted by individual investigators or in countries where the standard of care is potentially different from that of the United States;

•        The results of clinical trials may not meet the level of statistical significance required by the FDA for approval;

•        The FDA may disagree with the interpretation of data from preclinical studies or clinical trials;

•        The FDA may determine that our manufacturing processes or facilities or those of third-party manufacturers with which we or our respective collaborators currently contract for clinical supplies and plan to contract for commercial supplies do not satisfactorily comply with cGMPs; or

•        The approval policies or interpretation of regulations of the FDA may significantly change in a manner rendering the clinical data insufficient for approval or the product characteristics or benefit-risk profile unfavorable for approval.

With respect to foreign markets, approval procedures vary among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods and agreements with pricing authorities. In addition, rapid drug and biological development during the COVID-19 pandemic has raised questions about the safety and efficacy of certain marketed pharmaceuticals and may result in increased cautiousness by the FDA and comparable foreign regulatory authorities in reviewing new pharmaceuticals based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory clearance or approval. Any delay in obtaining, or inability to obtain, applicable regulatory clearance or approval would prevent us from commercializing our product candidates.

Regulatory clearance or approval for our product candidates by the FDA, or any similar regulatory authorities outside the U.S., is limited to those specific indications and conditions for which clinical safety and efficacy have been demonstrated.

Any regulatory clearance or approval is limited to the indications for use and related treatment of those specific diseases and indications set forth in the approval for which a product is deemed to be safe and effective by the FDA, or other similar regulatory authorities outside the U.S. In addition to the regulatory approval required for new drug products, new formulations or indications for a cleared or approved product also require regulatory clearance or approval. If we are not able to obtain regulatory clearance or approval for any desired future indications for our products, our ability to effectively market and sell our products may be reduced and our business may be adversely affected.

While physicians may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by the regulatory authorities (“off-label uses”), our ability to promote the products is limited to those indications that are specifically approved by the FDA, or similar regulatory authorities outside the U.S. Such off-label uses are common across medical specialties and may constitute an appropriate treatment for some patients in certain circumstances. Regulatory authorities in the U.S. generally do not regulate practice of medicine or the behavior of physicians in their choice of treatments.

Regulatory authorities do, however, restrict communications by pharmaceutical companies on the promotion of off-label use. If the FDA or another regulatory authority determines that our labeling, advertising, promotional materials, or user training materials, or representations made by our personnel, include the promotion of an off-label use for our products, or that we have made false or misleading or inadequately substantiated promotional claims, or claims that could potentially change the regulatory status of the product, the authority could take the position that these materials have misbranded our products and request that we modify our labeling, advertising, or user training or promotional materials and/or subject us to regulatory or legal enforcement actions, including the issuance of an Untitled Letter or a Warning Letter, injunction, seizure, recall, import alert, adverse publicity, civil penalties, criminal penalties, or other adverse actions.

It is also possible that other federal, state, or foreign enforcement authorities might take action if they consider our labeling, advertising, promotional, or user training materials to constitute promotion of an unapproved use, which could result in significant fines, penalties, or other adverse actions under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, we could be subject to extensive fines and penalties and our reputation could be damaged and adoption of the products would be impaired. Although we intend to refrain from statements that could be considered off-label promotion of our products, the FDA or another regulatory agency could disagree and conclude that we have engaged in off-label promotion. In addition, any such off-label use of our products may increase the risk of injury to patients, and, in turn, the risk of product liability claims, and such claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

If any of our product candidates are cleared or approved and we or our contract manufacturer(s) fail to produce the product, or components of the product, in the volumes that we require on a timely basis, or fail to comply with stringent regulations applicable to pharmaceutical drug manufacturers, we may face delays in the commercialization of our product candidates, if cleared or approved, or be unable to meet market demand, and may lose potential revenues.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls, and the use of specialized processing equipment. We may enter into development and supply agreements with contract manufacturers for the completion of pre-commercialization manufacturing development activities and, if cleared or approved, the manufacture of commercial supplies for one or more of our product candidates. Any termination or disruption of our relationships with our contract manufacturers may materially harm our business and financial condition and frustrate any commercialization efforts for each respective product candidate.

All of our contract manufacturers must comply with strictly enforced federal, state and foreign regulations, including cGMP requirements enforced by the FDA through its establishment inspection program. We are required by law to establish adequate oversight and control over raw materials, components and finished products furnished by our third-party suppliers and contract manufacturers, but we have little control over their compliance with these regulations. Any failure to comply with applicable regulations may result in fines and civil penalties, suspension of production, restrictions on imports and exports, suspension or delay in product clearance or approval, product seizure or recall, or withdrawal of product clearance or approval, and would limit the availability of our product and customer confidence in our product. Any manufacturing defect or error discovered after products have been produced and distributed could result in even more significant consequences, including costly recalls, re-stocking costs, damage to our reputation and potential for product liability claims.

If the contract manufacturers upon whom we may rely to manufacture one or more of our product candidates, and any future product candidate we may in-license, fails to deliver the required commercial quantities on a timely basis at commercially reasonable prices, we would likely be unable to meet demand for our cleared or approved product and we would lose potential revenues.

If serious adverse or unacceptable side effects are identified during the development of one or more of our product candidates or any future product candidate, we may need to abandon or limit the development of some of our product candidates.

If one or more of our product candidates or any future product candidate are associated with undesirable side effects or adverse events in clinical trials or have characteristics that are unexpected, we may need to abandon their development or limit development to more narrow uses or subpopulations in which the adverse events, undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. In our industry, many compounds that initially showed promise in early stage testing have later been found to cause serious adverse events that prevented further development of the compound. In the event that our clinical trials reveal a high or unacceptable severity and prevalence of adverse events, our trials could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order us to cease further development or deny clearance or approval of one or more of our product candidates or any future product candidate for any or all targeted indications.

The FDA could also issue a letter requesting additional data or information prior to making a final decision regarding whether or not to clear or approve a product candidate. The number of requests for additional data or information issued by the FDA in recent years has increased and has resulted in substantial delays in the approval of several new drugs. Adverse events or undesirable side effects caused by one or more of our product candidates or any future product candidate could also result in the inclusion of unfavorable information in our product labeling or in denial of regulatory clearance or approval by the FDA or other regulatory authorities for any or all targeted indications, which would, in turn, prevent us from commercializing and generating market acceptance and revenues from the sale of that product candidate. Adverse events or side effects could affect patient recruitment or the ability of enrolled patients to complete the trial and could result in potential product liability claims.

Additionally, if one or more of our product candidates or any future product candidate receives marketing clearance or approval and we or others later identify undesirable side effects caused by this product, a number of potentially significant negative consequences could result, including:

•        Regulatory authorities may require the addition of unfavorable labeling statements, including specific warnings, black box warnings, adverse reactions, precautions, and/or contraindications

•        Regulatory authorities may suspend or withdraw their clearance or approval of the product, and/or require it to be removed from the market;

•        We may be required to recall a product, be required to change the way the product is administered, conduct additional clinical trials or change the labeling of the product; or

•        Our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of any of our product candidates or any future product candidate or could substantially increase our commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues, or any revenues, from their sale.

Even if one or more of our product candidates receives regulatory clearance or approval, it and any other products we may market will remain subject to substantial regulatory scrutiny.

If one or more of our product candidates that we may license or acquire is cleared or approved, the cleared or approved product candidate will be subject to ongoing requirements and review by the FDA and other regulatory authorities. These requirements include labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, and inspections, requirements regarding the distribution of samples to physicians and recordkeeping of the drug, and requirements regarding our presentations to and interactions with health care professionals.

The FDA, or other regulatory authorities, may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. The FDA and other applicable regulatory authorities closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA and other applicable regulatory authorities impose stringent restrictions on manufacturers’ communications regarding off-label use and if we market any cleared or approved product for uses other than their cleared or approved indications, we may be subject to enforcement action for off-label marketing. Violations of the FDCA relating to the promotion of prescription drugs may lead to investigations, civil claims, and/or criminal charges alleging violations of federal and state health care fraud and abuse laws, as well as state consumer protection laws.

In addition, later discovery of previously unknown adverse events or other problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including: restrictions on such products, operations, manufacturers or manufacturing processes;

•        Restrictions on the labeling or marketing of a product;

•        Restrictions on product distribution or use;

•        Requirements to conduct post-marketing studies or clinical trials;

•        Untitled Letters, Warning letters, Form 483s, import alerts, and/or inspection observations;

•        Withdrawal of the products from the market;

•        Refusal to clear or approve pending applications or supplements to cleared or approved applications that we submit;

•        Recall of products;

•        Fines, restitution or disgorgement of profits;

•        Suspension or withdrawal of marketing or regulatory clearance or approval;

•        Suspension of any ongoing clinical trials;

•        Refusal to permit the import or export of our products;

•        Product seizure; or

•        Injunctions, consent decrees, and/or the imposition of civil or criminal penalties.

The FDA’s policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory clearance or approval of our product candidates, or negatively affect those products for which we may have already received regulatory clearance or approval, if any. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may be subject to the various actions listed above, including losing any marketing clearance or approval that we may have obtained. We do not know what impact any changes made by the new presidential administration will have on our business. Such actions may impact the development and commercialization of drug products and could materially harm our business and financial condition.

We will need to obtain FDA approval of any proposed product brand names, and any failure or delay associated with such approval may adversely impact our business.

If we decide to use a brand name on a drug product subject to an NDA or BLA, it cannot be marketed in the U.S. or other countries until we have completed a rigorous and extensive regulatory review process, including approval of a brand name. Any brand names we intend to use for our product candidates will require approval from the FDA regardless of whether we have secured a formal trademark registration from the U.S. Patent and Trademark Office (USPTO). The FDA typically conducts a review of proposed product brand names, including an evaluation of the potential for confusion with other product names. The FDA may also object to a product brand name if it believes the name inappropriately implies unapproved medical claims. If the FDA objects to any of our proposed product brand names, we may be required to adopt an alternative brand name for our product candidates. If we adopt an alternative brand name, we would lose the benefit of our existing trademark applications for such product candidate and may be required to expend significant additional resources in an effort to identify a suitable product brand name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may be unable to build a successful brand identity for a new trademark in a timely manner or at all, which would limit our ability to commercialize our product candidates.

Public concern regarding the safety of drug products could delay or limit our ability to obtain regulatory approval, result in the inclusion of unfavorable information in our labeling or require us to undertake other activities that may entail additional costs.

In light of widely publicized events concerning the safety risk of certain drug products, the FDA, members of the U.S. Congress, the Government Accountability Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products and the establishment of risk management programs.

The Food and Drug Administration Amendments Act of 2007 (FDAAA), grants significant expanded authority to the FDA, much of which is aimed at improving the safety of drug products before and after approval. In particular, the new law authorizes the FDA to, among other things, require post-approval studies and clinical trials, mandate changes to drug labeling to reflect new safety information and require risk evaluation and mitigation strategies for certain drugs, including certain currently approved drugs. It also significantly expands the federal government’s clinical trial registry and results databank, which we expect will result in significantly increased government oversight of clinical trials.

Under the FDAAA, companies that violate these and other provisions of the new law are subject to substantial civil monetary penalties, among other regulatory, civil and criminal penalties. The increased attention to drug safety issues may result in a more cautious approach by the FDA in its review of data from our clinical trials. Data from clinical trials may receive greater scrutiny, particularly with respect to safety, which may make the FDA or other regulatory authorities more likely to require additional preclinical studies or clinical trials. If the FDA requires us to conduct additional preclinical studies or clinical trials prior to approving any of our product candidates, our ability to obtain approval of this product candidate will be delayed. If the FDA requires us to provide additional clinical or preclinical data following the approval of any of our product candidates, the indications for which this product candidate is approved may be limited or there may be specific warnings or limitations on dosing, and our efforts to commercialize our product candidates may be otherwise adversely impacted.

Perceived safety issues with our products, whether arguably linked to use of our products or not, could adversely impact our ability to do business.

Companies offering products for sale in highly regulated spaces are vulnerable to actions by federal, state, and private entities at any time. Should a regulator or private party come to believe that any of our products pose a risk of consumer harm — whether rooted in fact or not — they could bring any number of actions against the company, including federal and state regulatory enforcement actions, federal and state civil or criminal actions, consumer personal injury actions, and consumer class action lawsuits. Even if such actions are meritless, they require a tremendous amount of resources, time, and money to resolve. Any such actions could impede our ability to successfully market our products in the United States.

Many aspects of our business, beyond the specific elements described above are subject to complex, intertwined, costly and/or burdensome U.S. federal health care laws and regulations which may open to interpretation and be subject to varying levels of discretionary enforcement. If we fail to comply with these laws and regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

Even though we do not and do not expect to control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. We could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. The regulations that may affect our ability to operate include, without limitation:

•        The federal healthcare program Anti-Kickback Statute (AKS), which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs;

•        The U.S. Foreign Corrupt Practices Act (FCPA), which prohibits payments or the provision of anything of value to foreign officials for the purpose of obtaining or keeping business;

•        The federal False Claims Act (FCA), which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government, and which may apply to entities like us which provide coding and billing advice to customers;

•        Federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•        The federal transparency requirements under the Health Care Reform Law requires manufacturers of drugs, devices, biologics and medical supplies to report to HHS information related to physician payments and other transfers of value and physician ownership and investment interests;

•        The federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (HIPAA), which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information, and

•        State law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

The Patient Protection and Affordable Care Act, as amended by the health Care and Education Affordability Reconciliation Act (PPACA), among other things, amends the intent requirement of the AKS and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the PPACA provides that the government may assert that a claim including items or services resulting from a violation of the AKS constitutes a false or fraudulent claim for purposes of the FCA.

In 2018, Congress passed Eliminating Kickbacks in Recovery Act (EKRA), as part of the Substance Use-Disorder Prevention that Promotes Opioid Recovery and Treatment for Patients and Communities Act. Similar to the AKS, EKRA imposes criminal penalties for knowing or willful payment or offer, or solicitation or receipt, of any remuneration, whether directly or indirectly, overtly or covertly, in cash or in kind, in exchange for the referral or inducement of laboratory testing (among other healthcare services) unless a specific exception applies. However, unlike the AKS, EKRA is not limited to services covered by federal or state healthcare programs but applies more broadly to services covered by “healthcare benefit programs,” including commercial insurers. As currently drafted, EKRA potentially expands the universe of arrangements that could be subject to government enforcement under federal fraud and abuse laws. In addition, while the AKS includes certain exceptions that are widely relied upon in the healthcare industry, not all of those same exceptions apply under EKRA. Because EKRA is a relatively new law, there is no agency guidance or court precedent to indicate how and to what extent it will be applied and enforced. We cannot assure you that our relationships with healthcare providers, sales representatives, hospitals, customers, or any other party will not be subject to scrutiny or will survive regulatory challenge under EKRA.

Recently, the medical device and pharmaceutical industries have been under heightened scrutiny as the subject of government investigations and regulatory or legal enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including arrangements with physician consultants. If our operations or arrangements are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of our operations. Any penalties, damages, fines, exclusions, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. The risk of us being found in violation of these laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against that action and the underlying alleged violations, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If the physicians or other providers or entities with whom we do business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

The regulations that govern pricing and reimbursement for new products vary widely from country to country, and may adversely affect the pricing, coverage and reimbursement rates of our products in other countries.

The regulations that govern pricing and reimbursement for new products vary widely from country to country. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing clearance or approval is granted. In some foreign markets, pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory clearance or approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product and negatively impact the revenue we are able to generate from the sale of the product in that country. In addition, to obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available therapies. Adverse pricing limitations may hinder our ability to recoup our investment in our products and any other products, tests, or services we develop, even if our products obtain regulatory clearance or approval.

Healthcare reform measures could hinder or prevent our products’ commercial success.

In the U.S., there have been, and we expect there will continue to be, ongoing legislative and regulatory changes to the healthcare system which could affect our future revenue and profitability. Federal and state lawmakers regularly propose and, at times, enact legislation that could result in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. For example, one of the most significant healthcare reform measures in decades, the PPACA, was enacted in 2010. The PPACA contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government healthcare programs. The PPACA, among other things, also could result in the imposition of injunctions.

While the U.S. Supreme Court has repeatedly upheld the constitutionality of most elements of the PPACA, other legal challenges are still pending final adjudication in several jurisdictions. Although efforts in Congress to repeal the PPACA have repeatedly fallen short, there are a number of ongoing legislative initiatives to modify it. At this time, it remains unclear whether there will be any changes made to the PPACA. We cannot assure you that the PPACA, as currently enacted or as amended in the future, will not adversely affect our business and financial results and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform will affect our business.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. There likely will continue to be legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of health care. Medicare reimbursement for all products and services, including ours, remains highly susceptible to threats of automatic reductions triggered by budgetary shortfalls. Such payments are subject to recovery of purported overpayment for several years. We cannot predict the initiatives that may be adopted in the future or their full impact. We cannot predict whether any additional legislative changes will affect our business.

The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of health care may adversely affect:

•        Our ability to set a price that we believe is fair for our products;

•        Our ability to generate revenue and achieve or maintain profitability; and

•        The availability of capital.

Further, changes in regulatory requirements and guidance may occur, both in the United States and in foreign countries, and we may need to amend clinical study protocols to reflect these changes. Amendments may require us to resubmit our clinical study protocols to an IRB for reexamination, which may impact the costs, timing or successful completion of a clinical study. In light of widely publicized events concerning the safety risk of certain drug and medical device products, regulatory authorities, members of Congress, the Governmental Accounting Office, medical professionals and the general public have all raised concerns about potential safety issues. These events have resulted in the recall and withdrawal of medical device products, revisions to product labeling that further limit use of products and establishment of risk management programs that may, for instance, restrict distribution of certain products or require safety surveillance or patient education. The increased attention to safety issues may result in a more cautious approach by the FDA or other regulatory authorities to clinical studies and the medical device clearance or approval process. Adverse event data from clinical studies may receive greater scrutiny with respect to product safety, which may make the FDA or other regulatory authorities more likely to terminate or suspend clinical studies before completion, or require longer or additional clinical studies that may result in substantial additional expense and a delay or failure in obtaining clearance or approval at all, or clearance or approval for a more limited indication than originally sought.

Given the serious public health risks of high profile adverse safety events with certain products, the FDA or other regulatory authorities may require, as a condition of clearance or approval, costly risk evaluation and mitigation strategies, which may include safety surveillance, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, preapproval of promotional materials and restrictions on direct-to-consumer advertising.

We face uncertainty related to healthcare reform, pricing, coverage, and reimbursement, which could reduce our revenue.

Healthcare reform laws, including the PPACA and PAMA, are significantly affecting the U.S. healthcare and medical services industry. Recently passed legislation and possible future legal and regulatory changes, including potential repeal or modification of the PPACA, or approval of health plans that allow lower levels of coverage for preventive services, could substantially change the structure and finances of the health insurance system and the methodology for reimbursing medical services, drugs and devices, including our current and future products and services. Healthcare reforms, which may intend to reduce healthcare costs, may have the effect of discouraging third-party payors from covering certain kinds of medical products and services, particularly newly developed technologies, such as our current products, or any other products or services we develop. We cannot predict whether future healthcare reform initiatives will be implemented at the federal or state level or the effect any such future legislation or regulation will have on us. The taxes imposed by new legislation, cost reduction measures and the expansion in the government’s role in the U.S. healthcare industry may result in decreased profits to us, which may adversely affect our business, financial condition and results of operations.

Because Medicare currently covers a significant portion of the patients in the current targeted screening population for our products, any reduction in the CMS reimbursement rate for our products would negatively affect our revenues and our business prospects. There can be no assurance under PAMA that adequate CMS reimbursement rates will initially be assigned or will continue to be assigned to our tests. Further, it is possible that Medicare or other federal payors that provide reimbursement for our tests in the future may later suspend, revoke or discontinue coverage at any time, may require co-payments from patients, or may reduce the reimbursement rates payable to us. Any such action could have a negative impact on our revenues.

Our products may cause serious adverse side effects or even death or have other properties that could result in significant negative consequences following any marketing clearance or approval.

After receipt of marketing clearance or approval of any products we may develop, if we or others later identify undesirable side effects or even deaths caused by such products, a number of potentially significant negative consequences could result, including:

•        We may be forced to recall such product and suspend the marketing of such product;

•        The FDA may issue an import alert preventing the importation of a product into the U.S. from another country;

•        Regulatory authorities may withdraw their clearance or approval of such product;

•        Regulatory authorities may require additional warnings on the label that could diminish the usage or otherwise limit the commercial success of such products;

•        The FDA or other regulatory bodies may issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings about such product;

•        The FDA may require the establishment or modification of Risk Evaluation Mitigation Strategies, or a comparable foreign regulatory authority may require the establishment or modification of a similar strategy that may, for instance, restrict distribution of our products and impose burdensome implementation requirements on us;

•        We may be required to change the way the product is administered or conduct additional clinical trials;

•        We could be sued and held liable for harm caused to subjects or patients;

•        We may be subject to litigation or product liability claims; and

•        Our reputation may suffer.

Any of these events could prevent us from maintaining market acceptance of the particular product.

Our products may in the future be subject to regulatory and private actions that could harm our reputation, business, and financial results.

The FDA has the authority to request and/or require the recall of commercialized products under its jurisdiction in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a product is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to the FDA within ten working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect its sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were conducted.

Our products may in the future be subject to import alerts.

The FDA has the authority to place products and companies on an import alert if the Agency believes that there has been a violation of FDA laws and/or regulations. Import alerts allow the FDA to detain future shipments from another country without testing or otherwise physically examining them. If a company on an import alert attempts to import product, or if a product on an import alert is nonetheless offered for import, the product will be detained and refused entry into the U.S. unless the importer can demonstrate to the FDA that the product and/or company is not in violation of FDA laws and regulations.

If our products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device or drug reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. Similarly, under FDA drug reporting regulations, drug manufacturers are required to submit to the FDA information that a drug has or may have caused an unanticipated experience or side effect that places a patient at risk of, or results in, death or serious injury. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us. Any such adverse event involving our products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of our products.

We face an inherent risk of product liability exposure related to the sale of certain of our products and any other products we develop. The marketing, sale and use of our products could lead to the filing of product liability claims against us if someone alleges product failures, product malfunctions, manufacturing flaws, or design defects resulted in injury to patients. We may also be subject to liability for a misunderstanding of, or inappropriate reliance upon, the information we provide. If we cannot successfully defend ourselves against claims that a product we developed caused injuries, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•        Decreased demand for our products;

•        Injury to our reputation and significant negative media attention;

•        Withdrawal of patients from clinical studies or cancellation of studies;

•        Significant costs to defend the related litigation and distraction to our management team;

•        Substantial monetary awards to patients;

•        Loss of revenue; and

•        The inability to commercialize any products that we may develop.

In addition, insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Compliance with the HIPAA security, privacy and breach notification regulations may increase our costs.

The HIPAA privacy, security and breach notification regulations, including the expanded requirements under HITECH, establish comprehensive federal standards with respect to the uses and disclosures of protected health information (PHI), by health plans, healthcare providers and healthcare clearinghouses, in addition to setting standards to protect the confidentiality, integrity and security of PHI. The regulations establish a complex regulatory framework on a variety of subjects, including:

•        The circumstances under which uses and disclosures of PHI are permitted or required without a specific authorization by the patient, including but not limited to treatment purposes, activities to obtain payments for our services, and our healthcare operations activities;

•        A patient’s rights to access, amend and receive an accounting of certain disclosures of PHI;

•        Requirements to notify individuals if there is a breach of their PHI;

•        The contents of notices of privacy practices for PHI;

•        Administrative, technical and physical safeguards required of entities that use or receive PHI; and

•        The protection of computing systems maintaining electronic PHI.

We are required to comply with federal privacy, security and breach notification regulations as well as varying state privacy, security and breach notification laws and regulations, which may be more stringent than federal HIPAA requirements. In addition, for healthcare data transfers from other countries relating to citizens of those countries, we must comply with the laws of those countries. The federal privacy regulations restrict our ability to use or disclose patient identifiable data, without patient authorization, for purposes other than payment, treatment, healthcare operations and certain other specified disclosures such as public health and governmental oversight of the healthcare industry.

HIPAA provides for significant fines and other penalties for wrongful use or disclosure of PHI, including potential civil and criminal fines and penalties. Computer networks are always vulnerable to breach and unauthorized persons may in the future be able to exploit weaknesses in the security systems of our computer networks and gain access to PHI. Additionally, we share PHI with third-parties who are legally obligated to safeguard and maintain the confidentiality of PHI. Unauthorized persons may be able to gain access to PHI stored in such third-parties computer networks. Any wrongful use or disclosure of PHI by us or such third-parties, including disclosure due to data theft or unauthorized access to our or our third-parties computer networks, could subject us to fines or penalties that could adversely affect our business and results of operations. Although the HIPAA statute and regulations do not expressly provide for a private right of damages, we could also incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information.

Our employees, independent contractors, consultants, commercial partners, and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of fraud, misconduct, or other illegal activity by our employees, independent contractors, consultants, commercial partners, and vendors. Misconduct by these parties could include intentional, reckless and negligent conduct that fails to: comply with the rules and regulations of the CMS, FDA, and other comparable foreign regulatory authorities; provide true, complete and accurate information to such regulatory authorities; comply with manufacturing and clinical laboratory standards; comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or report financial information or data accurately or to disclose unauthorized activities to us. In particular, research, sales, marketing, education, and other business arrangements in the healthcare industry are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing, and other abusive practices, as well as off-label product promotion. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, educating, marketing and promotion, sales and commission, certain customer incentive programs, and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of participant recruitment for clinical studies, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions. Even if it is later determined after an action is instituted against us that we were not in violation of these laws, we may be faced with negative publicity, incur significant expenses defending our actions, and have to divert significant management resources from other matters.

Risks Related to HSPT and the Business Combination

Unless the context otherwise requires, all references in this subsection to the “Company,” “HSPT”, “we,” “us” or “our” refer to the business of HSPT prior to the consummation of the Business Combination.

HSPT will incur significant transaction and transition costs in connection with the Business Combination.

HSPT has incurred and expects to incur significant, non-recurring costs in connection with consummating the Business Combination. Certain transaction expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses, and costs, will be paid by PubCo at or following the closing of the Business Combination.

HSPT will have limited rights after the Closing to make claims for damages against SL Bio or SL Bio’s shareholders for the breach of representations, warranties, or covenants made by SL Bio in the Business Combination Agreement.

The Business Combination Agreement provides that, except in the case of fraud, all of the representations, warranties and covenants, obligations or other agreements of the parties contained therein shall not survive the Second Closing, except for a limited number of covenants, obligations or other agreements of the parties that by their terms apply or are to be performed in whole or in part after the Second Closing, and then only with respect to breaches occurring after the Second Closing. Accordingly, except in the case of fraud, HSPT will have no rights to make damage claims against SL Bio after the Second Closing with respect to any breach of the representations and warranties, and will have limited rights to make damage claims against SL Bio after the Second Closing with respect to covenants, or agreements contained in the Business Combination Agreement that survive and the covenants to be performed in whole or in part after the Second Closing.

After the Second Closing, PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of shares of PubCo Ordinary Shares, which could cause you to lose some or all of your investment.

Although HSPT has conducted due diligence on SL Bio, HSPT cannot assure you that this diligence revealed all material issues that may be present in SL Bio’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of HSPT’s and SL Bio’s control will not later arise. As a result, after the Second Closing, PubCo may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if HSPT’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with HSPT’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on PubCo’s liquidity, the fact that PubCo may incur charges of this nature could contribute to negative market perceptions about PubCo’s securities. In addition, charges of this nature may cause PubCo to be unable to obtain future financing on favorable terms or at all. Accordingly, any HSPT shareholder who chooses to remain a shareholder of PubCo following the Business Combination could suffer a reduction in the value of their shares of PubCo Ordinary Shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by HSPT’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

The HSPT Initial Shareholders own HSPT Ordinary Shares that will be worthless, may be unable to be repaid in full for the working capital loans and extension loans provided to HSPT, and may incur reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve and, in the case of the Board, recommend, the Business Combination with SL Bio.

The HSPT Initial Shareholders and/or their affiliates beneficially own or have a pecuniary interest in the HSPT Founder Shares and HSPT Private Shares. As of the Record Date, the HSPT Initial Shareholders owned and were entitled to vote 1,938,500 HSPT Ordinary Shares, representing approximately 21.35% of the issued and outstanding HSPT Ordinary Shares. The holders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with SL Bio or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Based upon the closing price of HSPT Ordinary Shares of $10.55 per share on Nasdaq on the Record Date, such securities had an implied aggregate market value, assuming the Business Combination is consummated, of approximately $20,451,175.00. Accordingly, the HSPT Initial Shareholders may be incentivized to complete the Business Combination, or an alternative business combination, with a less favorable target company or on terms less favorable to shareholders than they would otherwise recommend or approve, as the case may be, rather than allow HSPT to wind up having failed to consummate a business combination and lose their entire investment.

Additionally, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor, directors, officers or affiliates of HSPT may, but are not obligated to, loan HSPT funds as may be required. If HSPT completes the Business Combination, HSPT would repay such loaned amounts out of the proceeds of the Trust Account released to HSPT. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, HSPT may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $2,500,000 of such loans may be convertible into the Working Capital Units, at a price of $10.00 per share at the option of the lender. On July 7, 2025, the Sponsor provided $300,000 to HSPT as a working capital loan and HSPT had issued to the Sponsor an unsecured promissory note to evidence the loan.

Additionally, if HSPT extends the time to complete its business combination, the Sponsor, its affiliates or designee may deposit $690,000, for each three-month extension for up to two times to extend the time for HSPT to complete its business combination. On or about November 17, 2025, an aggregate of $690,000 (the “Extension Fee” or “Extension Loan”) was deposited into the Trust Account by Hsiao-Lan Wu, a third party to the Sponsor and HSPT (the “Payee”), which enables HSPT to extend the period of time it has to consummate its initial business combination by three months from November 18, 2025 to February 18, 2026 (the “Extension”). In connection with the Extension Payment, on November 18, 2025, HSPT issued an unsecured promissory note of $690,000 to the Payee.

Furthermore, the HSPT Initial Shareholders are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, and consummating an initial business combination. Any such expenses will be repaid upon completion of the Business Combination with SL Bio. As of the date of this proxy statement/prospectus, no such reimbursable expenses have been incurred. If any such expenses are incurred, however, if HSPT fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, HSPT may not be able to repay or reimburse these amounts if the Business Combination is not completed. See the section entitled “The Business Combination Proposal — Interests of HSPT’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of HSPT’s directors to approve the Business Combination with SL Bio and to continue to pursue such Business Combination. In considering the recommendations of HSPT Board to vote for the Business Combination Proposals and other Proposals, HSPT Public Shareholders should consider these interests.

The HSPT Public Shareholders will experience immediate dilution as a consequence of the issuance of PubCo Ordinary Shares immediately following consummation of the Business Combination and Transaction Financing and in connection with the Business Combination.

HSPT Public Shareholders who do not redeem their HSPT Public Shares will experience immediate dilution as a consequence of the issuance of PubCo Ordinary Shares immediately following consummation of the Business Combination and Transaction Financing and may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, including the following:

•        In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Second Merger Effective Time, each Company Exchanging Share will automatically be cancelled and converted into the right of each holder of the Company Exchanging Shares to receive, such number of newly issued PubCo Ordinary Shares, as determined in accordance with the Business Combination

Agreement, based on an exchange ratio equal to the quotient of (a) $5.568 billion divided by $10.00 per share, divided by (b) the number of the ordinary shares, par value $0.1, of the Company (“Company Ordinary Shares”) issued and outstanding immediately prior to the Second Merger Effective Time.

•        Issuances of any preferred shares or ordinary shares under an employee incentive plan after completion of the Business Combination.

The issuance of additional PubCo Ordinary Shares as discussed above will:

•        significantly dilute the equity interests of existing holders of HSPT securities;

•        diminish the relative voting strength of existing holders of HSPT securities;

•        subordinate the rights of holders of HSPT ordinary shares if preferred shares are issued with rights senior to those afforded HSPT ordinary shares; and

•        may adversely affect prevailing market prices for the PubCo Ordinary Shares.

The conversion of any working capital loans or extension loans into working capital units or extension units may result in significant dilution to HSPT Public Shares.

In order to meet HSPT working capital needs following the consummation of its IPO until completion of an initial business combination, HSPT’s insiders, officers and directors or their affiliates or designees may, but are not obligated to, loan HSPT funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. The notes would either be paid upon consummation of HSPT’s initial business combination, without interest, or, at the lender’s discretion, up to $2,500,000 of the working capital loans may be converted upon consummation of HSPT business combination into working capital units at a price of $10.00 per unit. In addition, HSPT’s insiders, officers and directors or their affiliates or designees may loan HSPT funds in support of its extension to allow additional time for HSPT to complete an initial business combination to be repaid in cash or converted into the extension units at $10.00 per unit at the closing of HSPT’s initial business combination.

On July 7, 2025, the Sponsor provided $300,000 to HSPT as a working capital loan and HSPT had issued to the Sponsor an unsecured promissory note to evidence the loan. On or about November 17, 2025, an aggregate of $690,000 was deposited into the Trust Account by Hsiao-Lan Wu, a third party to the Sponsor and HSPT, to extend the period of time HSPT has to consummate its initial business combination to February 18, 2026, and HSPT issued an unsecured promissory note of $690,000 to the Payee. If HSPT does not complete its initial business combination, the loans would be repaid out of funds not held in the Trust Account, and only to the extent available.

The amount of working capital loans or extension loans that HSPT’s insiders, officers and directors or their affiliates or designees may provide to HSPT is uncertainly, and it is even less certain the amount of such loans may be converted into working capital units or extension units by such lender. The conversion of such loans and the issuance of such working capital units or extension units, including the issuance of the ordinary shares and rights underlying such working capital units or extension units may significantly reduce the equity interest of HSPT’s public shareholders; may cause a change in control if a substantial number of ordinary shares are issued, which may affect, among other things, HSPT’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of its present officers and directors; may have the effect of delaying or preventing a change of control of HSPT by diluting the share ownership or voting rights of a person seeking to obtain control of HSPT; and may adversely affect prevailing market prices for HSPT Ordinary Shares.

The exercise of HSPT’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of HSPT Public Shareholders.

In the period leading up to the First Closing and Second Closing, events may occur that, pursuant to the Business Combination Agreement, would require HSPT to agree to amend the Business Combination Agreement, to consent to certain actions taken by SL Bio or to waive rights that HSPT is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of SL Bio’s business, a request by SL Bio to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on SL Bio’s business and would entitle HSPT to terminate the Business Combination Agreement. In any of such circumstances, it would be at HSPT’s discretion, acting through HSPT Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for HSPT and what he, she or they may believe is best for himself, herself, or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, HSPT does not believe there will be any material changes or waivers that HSPT’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. HSPT will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposals.

If HSPT is unable to complete the Business Combination with SL Bio or another business combination within the prescribed timeline, HSPT Public Shareholders may receive only approximately $10.53 per public share, or less than such amount in certain circumstances based on the balance of the Trust Account (as of Record Date), and HSPT Rights will expire worthless.

Pursuant to the Business Combination Agreement, there are various closing conditions to be satisfied in order to complete the Business Combination, some of which are beyond HSPT’s control. Currently, HSPT has until February 18, 2026 (or May 18, 2026, if fully extended) to consummate a business combination. If HSPT is unable to complete the Business Combination or any other alternative business combination, to the extent that the Business Combination Agreement is terminated for any reason, within the required period under the Existing HSPT Charter, HSPT Public Shareholders may only receive approximately $10.53 per HSPT Public Share on the liquidation of the Trust Account, based on the balance of the Trust Account (as of Record Date), and HSPT Rights will expire worthless.

If HSPT is unable to complete the Business Combination with SL Bio or another business combination within the prescribed timeline, HSPT will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding HSPT Public Shares for cash and, subject to the approval of its remaining shareholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against HSPT and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by HSPT Public Shareholders could be less than $10.53 per Public Share, and HSPT Rights will expire worthless.

Under the terms of the Existing HSPT Charter, HSPT must complete the Business Combination with SL Bio or another business combination by November 18, 2025 or (in the case of up to two valid extensions of an additional three months each time) May 18, 2026, or such later time as HSPT’s shareholders may approve in accordance with the Existing HSPT Charter, HSPT must (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to HSPT (less taxes payable and up to $50,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HSPT’s remaining shareholders and HSPT Board, liquidate and dissolve, subject in each case to the HSPT’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. In such event, third parties may bring claims against HSPT. Although HSPT seeks waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties will waive any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that vendors, regardless of whether they execute such waivers, will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the HSPT Public Shareholders. If HSPT is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to HSPT if and to the extent any claims by a third party for services rendered or products sold to HSPT, or a prospective target business with which HSPT has discussed entering into a Business Combination Agreement, reduce the amount of funds in the Trust Account to below (i) $10.53 per HSPT Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the HSPT IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of HSPT. Additionally, we have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.53 per HSPT Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your HSPT Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if HSPT is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if HSPT otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of HSPT Public Shareholders. To the extent any bankruptcy claims deplete the Trust Account, HSPT may not be able to return to the HSPT Public Shareholders at least $10.53 per share of HSPT Ordinary Shares. There will be no redemption rights or liquidating distributions with respect to the HSPT Rights, which will expire worthless if HSPT fails to complete an initial business combination within the required period.

If Transaction Financing or other equity financing is not available prior to or upon the closing of the Business Combination to satisfy certain closing conditions, and such conditions are not waived, the Business Combination may not be consummated.

As of the date of this proxy statement/prospectus, neither HSPT nor SL Bio has obtained any firm commitment of financing for PubCo prior to or upon the closing of the Business Combination. Subject to HSPT’s available cash after the shareholder redemption, the lack of committed Transaction Financing prior to or upon the closing of the Business Combination could potentially result in breach of certain conditions to the Business Combination as stipulated in the Business Combination Agreement and could, if not waived by the relevant parties, prohibit the closing of the Business Combination. Neither SL Bio nor HSPT can give any assurance that they will be able to obtain committed Transaction Financing on acceptable terms. Any Transaction Financing may significantly dilute the equity interest of the continuing shareholders of the PubCo and may include unfavorable terms, including giving the investor(s) of such Transaction Financing the ability to acquire shares at a price which is less than the market price of the PubCo Ordinary Shares at the time of purchase. SL Bio and HSPT can give no assurance that any of them will be able to enter into any financing arrangement or agreement on terms that it considers reasonable or which could reasonably be expected to reduce redemption of public shares by HSPT Public Shareholders.

It is uncertain whether any Transaction Financing or other equity financing would be available prior to or upon the closing of the Business Combination, which, if not available, may materially and adversely affect PubCo’s business and results of operations; or, if available, may significantly dilute the equity interest of the continuing shareholders of PubCo.

As provided in the Business Combination Agreement, PubCo and SL Bio shall use reasonable best efforts to obtain Transaction Financing on the terms mutually agreed to by SL Bio and HSPT, in an amount that is at least $5,000,000 prior to or upon the Second Merger Closing. As of the date of this proxy statement/prospectus, PubCo and SL Bio have not received any affirmative commitment in respect of the Transaction Financing.

Neither PubCo nor SL Bio can give any assurance that they will be able to obtain committed Transaction Financing on acceptable terms. The lack of committed Transaction Financing prior to or upon the closing of the Business Combination could result in breach of certain conditions to the Business Combination as stipulated in the Business Combination Agreement or prohibit the closing of the Business Combination. However, both SL Bio and HSPT have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Certain transaction expenses incurred by HSPT in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses, and costs, will be paid by PubCo at or following the closing of the Business Combination. Except the foregoing, as of the date of this proxy statement/prospectus, as it is uncertain when the Business Combination will be completed and additional transaction expenses will incur till the Second Merger Closing, neither HSPT nor SL Bio is certain about the actual amount of cash necessary to pay expenses in connection with the Business Combination, which are expected to be available pending the satisfaction of certain conditions as provided under the Business Combination Agreement. Without committed

Transaction Financing, PubCo would bear a significant amount of expenses incurred by HSPT and SL Bio upon the Second Merger Closing, which could impact PubCo’s liquidity conditions and its business, financial condition and results of operations may be materially and adversely affected.

Notwithstanding, the following table illustrates the net cash balance of PubCo after the payment of transaction expenses, under each scenario presented.

For a complete discussion on pro forma financial information and all pro forma adjustments, see the section under “Unaudited Pro Forma Combined Financial Information” included elsewhere in this proxy statement/prospectus:

	No redemptions(1)	25% of maximum redemptions(2)	50% of maximum redemptions(3)	75% of maximum redemptions(4)	Maximum redemptions(5)
Cash proceeds from the Trust Account and cash in operating bank accounts	$73,945,887	$56,245,625	$38,799,847	$21,099,584	$6,124,370
Working Capital and Extension Loan	—	—	—	—	—
Estimated Transaction Expenses	(1,708,678)	(1,708,678)	(1,708,678)	(1,708,678)	(1,708,678)
Cash Conditions at the Second Merger Closing	$72,491,693	$54,791,431	$37,091,168	$19,390,906	$4,415,692

____________

(Amount in thousands of U.S. dollars (“US$”), except for share and per share data)

(1)      The numbers set forth in this column assume no HSPT Public Shares are redeemed, and 690,000 PubCo Ordinary Shares are issued in exchange for HSPT Rights held by HSPT Public Shareholders. As of March 31, 2025, there are 6,900,000 HSPT Public Shares issued and outstanding

(2)      The numbers set forth in this column assume 1,725,000 HSPT Public Shares, or approximately 25% of 6,900,000 HSPT Public Shares are redeemed at $10.26 per share, and 690,000 PubCo Ordinary Shares are issued in exchange for HSPT Rights held by HSPT Public Shareholders.

(3)      The numbers set forth in this column assume 3,450,000 HSPT Public Shares, or approximately 50% of 6,900,000 HSPT Public Shares are redeemed at $10.26 per share, and 690,000 PubCo Ordinary Shares are issued in exchange for HSPT Rights held by HSPT Public Shareholders.

(4)      The numbers set forth in this column assume 5,175,000 HSPT Public Shares, or approximately 75% of 6,900,000 HSPT Public Shares are redeemed at $10.26 per share, and 690,000 PubCo Ordinary Shares are issued in exchange for HSPT Rights held by HSPT Public Shareholders.

(5)      The numbers set forth in this column assume 6,634,427 HSPT Public Shares are redeemed at $10.26 per share, and 690,000 PubCo Ordinary Shares are issued in exchange for HSPT Rights held by HSPT Public Shareholders.

Any Transaction Financing may significantly dilute the equity interest of the continuing shareholders of the PubCo and may include unfavorable terms, including giving the investor(s) of such Transaction Financing the ability to acquire shares at a price which is less than the market price of the PubCo Ordinary Shares at the time of purchase. SL Bio and the PubCo can give no assurance that any of them will be able to enter into any financing arrangement or agreement on terms that it considers reasonable or which could reasonably be expected to reduce redemption of public shares by HSPT Public Shareholders.

HSPT Public Shareholders may be held liable for claims by third parties against HSPT to the extent of distributions received by them.

If HSPT is unable to complete the Business Combination with SL Bio or another business combination within the required time period, HSPT will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to HSPT (less taxes payable and up to $50,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HSPT’s remaining shareholders and HSPT Board, liquidate and dissolve, subject in each case to the HSPT’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. HSPT cannot assure you that it will properly assess all claims that may potentially be brought against HSPT. As such, HSPT Public

Shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, HSPT cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by HSPT.

If HSPT files a bankruptcy petition or an involuntary bankruptcy petition is filed against HSPT that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in HSPT’s bankruptcy estate and subject to the claims of third parties with priority over the claims of HSPT Public Shareholders. To the extent any bankruptcy claims deplete the Trust Account, HSPT cannot provide any assurance that HSPT will be able to return $10.53 per share to our Public Shareholders. Additionally, if HSPT files a bankruptcy petition or an involuntary bankruptcy petition is filed against HSPT that is not dismissed, any distributions received by HSPT Public Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by HSPT Public Shareholders. Furthermore, the HSPT Board may be viewed as having breached its fiduciary duty to HSPT’s creditors and/or may have acted in bad faith, thereby exposing itself and HSPT to claims of punitive damages, by paying HSPT Public Shareholders from the Trust Account prior to addressing the claims of creditors. HSPT cannot provide any assurance that claims will not be brought against HSPT for these reasons.

Activities taken by existing HSPT shareholders to increase the likelihood of approval of the Business Combination Proposal and the other Proposals could have a depressive effect on HSPT Ordinary Shares.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding HSPT or its securities, the HSPT shareholders, SL Bio, or SL Bio’s shareholders and/or their respective affiliates may enter into transactions with such investors and others to provide them with incentives to acquire HSPT Ordinary Shares or vote their shares in favor of the Business Combination Proposals, the Amended M&A Proposal, and the Sole Director Appointment Proposal. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on HSPT Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the Extraordinary Meeting.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the HSPT Board will not have the ability to adjourn the Extraordinary Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

We are dependent upon our current executive officers and directors and their loss could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our officers and directors, at least until we have completed the Business Combination.

The HSPT Initial Shareholders have agreed to vote in favor of the Business Combination, regardless of how HSPT Public Shareholders vote.

The HSPT Initial Shareholders have agreed to vote the HSPT Founder Shares and HSPT Private Shares, as well as any HSPT Public Shares purchased during or after the HSPT IPO, in favor of the Business Combination.

As of the Record Date, the HSPT Initial Shareholders owned and were entitled to vote 1,938,500 HSPT Ordinary Shares (including 1,725,000 HSPT Founder Shares and 213,500 HSPT Private Shares), representing approximately 21.35% of the voting power of the HSPT Ordinary Shares outstanding. As a result, in addition to the HSPT Founder Shares and HSPT Private Shares, we would need (i) assuming all outstanding shares voted, 4,114,834 shares (or 59.64% of the 6,900,000 HSPT Public Shares) to vote in favor, or (ii) assuming only the quorum is present and voted, 79,278 shares (or 1.15% of the 6,900,000 HSPT Public Shares) to vote in favor, in order to have the Business Combination Proposals approved. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by HSPT Public Shareholders.

The HSPT Initial Shareholders and HSPT’s directors and officers may have interests in the Business Combination different from the interests of HSPT Public Shareholders.

The HSPT Initial Shareholders include HSPT’s directors and officers, who have financial interests in the Business Combination that are different from, or in addition to, those of other HSPT shareholders generally. Specifically:

(i)     the beneficial ownership by the Sponsor of an aggregate of 1,655,000 HSPT Founder Shares and 213,500 HSPT Private Units, which would become worthless if HSPT does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of approximately $23,985, or $0.0145 per share, for the HSPT Founders Shares and $2,135,000, or $10.00 per unit, for the HSPT Private Units. Such shares of HSPT Ordinary Shares held by the Sponsor have an aggregate market value of approximately $19,712,675, based on the closing price of HSPT Ordinary Shares on the Record Date, resulting in a theoretical gain of approximately $17,436,252.50 (or $10.5355 per share) for the Founder Shares and approximately $117,425.00 (or $0.55 per share) for the Private Shares;

(ii)    the fact that Min (Lydia) Zhai, HSPT’s Chief Financial Officer, holds 10,000 Founder Shares, and each of James Jiayuan Tong, Qian (Hebe) Xu, and Tianchen Cai, independent directors of HSPT, holds 20,000 HSPT Founder Shares, which would become worthless if HSPT does not complete a business combination within the applicable time period, as these directors and officers have waived any right to redemption with respect to these shares. Each of the said directors and officers of HSPT paid approximately $0.0145 per share for their Founder Shares. Such shares of HSPT Ordinary Shares held by the foregoing persons have an aggregate market value of approximately $738,500.00, based on the closing price of HSPT Ordinary Shares on the Record Date, resulting in a theoretical gain of approximately $737,485.00 (or $10.5355 per share);

(iii)   in order to finance transaction costs in connection with an intended initial business combination, the Sponsor, affiliates of the Sponsor, HSPT’s directors and officers, may, but are not obligated to, loan HSPT funds as may be required. Additionally, if we extend the time available to us to complete our business combination, our Sponsor, their affiliates or designee may deposit $690,000 to extend the time for us to complete our business combination from February 18, 2026 to May 18, 2026. The Sponsor has the right, but not the obligation, to convert the promissory notes, in whole or in part, respectively, into the shares of PubCo Ordinary Shares. If the Sponsor does not convert the promissory notes into shares of PubCo Ordinary Shares upon the Second Closing, the promissory notes will become intercompany notes between PubCo and the Sponsor upon the Second Closing. HSPT or PubCo has the obligation to pay to the Sponsor the funds amounting to the principal amount of the promissory notes if the Business Combination is terminated pursuant to the Business Combination Agreement. HSPT or PubCo may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the promissory notes but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that HSPT fails to complete a business combination by May 18, 2026, it is uncertain if HSPT has sufficient working capital held outside the Trust Account to fully repay the promissory notes;

(iv)   the fact that the HSPT Initial Shareholders (including the Sponsor, certain HSPT officers and directors) have agreed not to redeem any HSPT Founder Shares and HSPT Private Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

(v)    the fact that given the very low purchase price (of $25,000 in aggregate) that the HSPT Initial Shareholders paid for the HSPT Founder Shares as compared to the price of the HSPT Ordinary Shares sold in HSPT IPO, the HSPT Initial Shareholders may earn a positive rate of return on their investment even if the PubCo Ordinary Shares trade below the price initially paid for the HSPT Ordinary Shares in the HSPT IPO and the HSPT Public Shareholder may experience a negative rate of return following the completion of the Business Combination;

(vi)   the fact that the HSPT Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any HSPT Founder Shares and HSPT Private Shares held by them if HSPT fails to complete an initial business combination within the applicable time period. As a result of waiving liquidating distributions, if HSPT fails to complete an initial business combination within the applicable time period, the Sponsor would lose $2,135,000 for the purchase of HSPT Private Units, and the HSPT Initial Shareholders would lose $25,000 for the purchase of the HSPT Founder Shares, and thus they would incur substantial loss of investment;

(vii) the fact that the HSPT Initial Shareholders may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the HSPT Initial Shareholders would lose their entire investment. As a result, the HSPT Initial Shareholders may have a conflict of interest in determining whether SL Bio is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

(viii) the fact that pursuant to the Registration Rights Agreement, the HSPT Initial Shareholders can demand that PubCo register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that PubCo undertakes;

(ix)   the continued indemnification of HSPT’s directors and officers and the continuation of HSPT’s directors’ and officers’ liability insurance after the Business Combination (i.e. a “tail policy”); and

(x)    the fact that the HSPT Initial Shareholders, are, or may in the future become, affiliated with entities that are engaged in a similar business to HSPT. The HSPT Initial Shareholders are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of HSPT’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under applicable laws.

Officers of HSPT negotiated the terms of the Business Combination Agreement with their counterparts at SL Bio, and the Board considered these interests, among other matters, when making the determination that the Business Combination is advisable and fair to, and in the best interests of, HSPT and its unaffiliated shareholders. See the section entitled “The Business Combination Proposals — Interests of HSPT’s Directors and Officers in the Business Combination” of this proxy statement/prospectus for a detailed discussion of the special interests that the HSPT Initial Shareholders and HSPT’s directors and officers may have in the Business Combination.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that HSPT and SL Bio currently believe are reasonable. The unaudited pro forma condensed combined information does not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of our shareholders do not agree.

The Existing HSPT Charter does not provide a specified maximum redemption threshold. As a result, HSPT may be able to complete the Business Combination even though a substantial majority of the HSPT Public Shareholders do not agree with the Business Combination and have redeemed their shares in connection with the consummation of the Business Combination. In the event that the aggregate redemption requests we would be required to pay for all HSPT Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceed the aggregate amount of cash available to HSPT, HSPT will not complete the Business Combination or redeem any shares, all HSPT Public Shares submitted for redemption will be returned to the holders thereof, and HSPT instead may search for an alternate business combination, provided HSPT still has time to complete an alternative business combination under the Existing HSPT Charter.

HSPT Public Shareholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of PubCo Ordinary Shares to SL Bio shareholders, current HSPT Public Shareholders percentage ownership will be diluted. Immediately following the Second Closing, (i) assuming that no HSPT Public Shareholders exercise their redemption rights, current HSPT Public Shareholders percentage ownership in PubCo would be 1.34%, (ii) assuming that HSPT Public Shareholders holding 25% of HSPT Public Shares exercise their redemption rights, current HSPT Public Shareholders’ percentage ownership in PubCo would be 1.04%, (iii) assuming that HSPT Public Shareholders holding 50% of the HSPT Public Shares exercise their redemption rights, current HSPT Public Shareholders’ percentage ownership in PubCo would be 0.74%, (iv) assuming that HSPT Public Shareholders holding 75% of the HSPT Public Shares exercise their redemption rights, current HSPT Public Shareholders’ percentage ownership in PubCo would be 0.43%, and (v) assuming that a maximum of HSPT Public Shares issued and outstanding as of the Record Date are redeemed, current HSPT Public Shareholders’ percentage ownership in PubCo would be 0.17%. Additionally, all of the expected five members of the board of directors of PubCo will be current directors of SL Bio or agreed by SL Bio and HSPT. The percentage of the issued and outstanding PubCo Ordinary Shares that will be owned by current HSPT Public Shareholders as a group will vary based on the number of HSPT Ordinary Shares redeemed in connection with the Business Combination. Because of the above, current HSPT Public Shareholders, as a group, will have less influence on the board of directors, management, and policies of PubCo than they now have on the Board, management, and policies of HSPT. See the section entitled “Security Ownership of Certain Beneficial Owners and Management” of this proxy statement/prospectus for an illustration of the number of shares and percentage interests outstanding under scenarios that assume no redemptions and redemptions of HSPT Public Shares in the maximum amount.

The fairness opinion delivered by KKG will not reflect changes in circumstances between the date of the Business Combination Agreement and the completion of the Business Combination, and was prepared based on financial projections developed based on assumptions, analyses and estimates, which are inherently subject to significant uncertainty and may not be achieved in full, at all or within projected timeframes.

In connection with this Business Combination, KKG, an independent valuation firm retained by HSPT, provided a fairness opinion to the board of directors of HSPT, which addresses the fairness of the (i) the consideration of the transactions pursuant to the Business Combination Agreement, and (ii) the market value of 100% equity value of SL Bio as of the date that Business Combination Agreement was executed. The HSPT board has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus and HSPT does not anticipate asking KKG to update its opinion prior to the closing. Changes in the operations and prospects of us or HSPT, general market and economic conditions and other factors that may be beyond their control, and on which the fairness opinion was based, may alter the value of us by the time the Business Combination is completed. The opinion did not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion, and the HSPT Board does not anticipate asking KKG to update its opinion. For a description of the opinion delivered by KKG and a summary of the material financial analysis performed in connection with rendering such opinion, please refer to “Proposal 1 — The Business Combination Proposals — Basis for the Board’s Recommendation — Fairness Opinion.”

Additionally, the analysis contained in the fairness opinion delivered by KKG relied upon certain financial projections made by SL Bio based on various assumptions which, among other things, include (i) the ten-year financial projections prepared by SL Bio’s management, which were updated for current market conditions by SL Bio’s management, and (ii) discussion with various members of SL Bio’s management on SL Bio’s historical and current operations, financial conditions and financial projections. The financial projections prepared by SL Bio are ten-year projections of its key business and financial data, including but not limited to, revenue, gross margin and EBITDA. Although such financial projections were prepared in good faith and reflected SL Bio’s good faith assessment of the projected future business and financial performance for the periods indicated therein, such projections are inherently subject to significant uncertainty and are based on material assumptions, analyses, judgments and estimates developed by SL Bio’s management, including the estimated clinical phase timeline, and reference to third-party forecasts, any or all of which may prove to be incorrect or inaccurate in the future. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, the actual results of operations may differ materially from those forecasted or projected. Furthermore, the financial projections were provided to KKG solely for the purpose of rendering its fairness opinion. The financial projections prepared by SL Bio’s management were neither prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP, IFRS or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, nor included the impact of the accounting for the proposed Business Combination or other impacts from the consummation of the Business Combination. The financial projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of our management. Therefore, we cannot guarantee that our financial condition and results of operations will be consistent with those set forth in such financial projections, and our financial projections may not be achieved in full, at all or within projected timeframes, which could materially and adversely impact the market price of PubCo Ordinary Shares, or materially and adversely impact our financial condition, results of operations and reputation, which may cause you to lose all or part of your investment.

The opinion delivered by KKG is included as Annex D to this proxy statement/prospectus.

If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of the HSPT Ordinary Shares before the Second Closing and PubCo Ordinary Shares after the Second Closing may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of HSPT Ordinary Shares prior to the Closing may decline. The market value of HSPT Ordinary Shares at the time of the Business Combination may vary significantly from its price on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which HSPT Public Shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of PubCo Ordinary Shares could contribute to the loss of all or part of your investment. Any of the factors listed below could have a material adverse effect on your investment in PubCo Ordinary Shares and PubCo Ordinary Shares may trade at a price significantly below the price you paid for it. In such circumstances, the trading price of PubCo Ordinary Shares may not recover and may experience a further decline.

Factors affecting the trading price of PubCo Ordinary Shares following the Business Combination may include:

•        actual or anticipated fluctuations in PubCo quarterly financial results or the quarterly financial results of companies perceived to be similar to PubCo;

•        changes in the market’s expectations about PubCo’s operating results;

•        success of competitors;

•        PubCo’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning PubCo or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to PubCo;

•        changes in laws and regulations affecting PubCo’s business;

•        commencement of, or involvement in, litigation involving PubCo;

•        changes in PubCo’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares available for public sale;

•        any major change in the board of directors or management of PubCo;

•        sales of substantial amounts of securities by PubCo’s directors, executive officers, or significant shareholders or the perception that such sales could occur;

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, and acts of war or terrorism; and

•        other developments affecting the industry.

Broad market and industry factors may materially harm the market price of PubCo Ordinary Shares irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of PubCo’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies, notably in the industry which investors perceive to be similar to PubCo could depress PubCo’s stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price for PubCo Ordinary Shares also could adversely affect PubCo’s ability to issue additional securities and PubCo’s ability to obtain additional financing in the future.

HSPT’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

The Sponsor has agreed that it will be liable to HSPT if and to the extent any claims by a third party for services rendered or products sold to HSPT, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per HSPT Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under HSPT’s indemnity of the underwriter of the HSPT IPO against certain liabilities, including liabilities under the Securities Act. However, HSPT has not asked the Sponsor to reserve for such indemnification obligations, nor has HSPT independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of HSPT. Therefore, we cannot provide any assurance that the Sponsor would be able to satisfy those obligations. None of HSPT officers or directors will indemnify HSPT for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that HSPT’s independent directors would take legal action on behalf of HSPT against the Sponsor to enforce its indemnification obligations to HSPT, it is possible that HSPT’s independent directors, in exercising their business judgment, may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. HSPT has not asked the Sponsor to reserve for such indemnification obligations and we cannot provide any assurance that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot provide any assurance that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Public Share.

Members of HSPT’s management team may be involved in governmental investigations, regulatory proceedings and civil litigation relating to the business affairs of companies with which they are, were or may in the future be affiliated.

Members of HSPT’s management team may have been involved or in the future be involved in governmental investigations, regulatory proceedings and civil litigation relating to the business affairs of companies with which they are, were or may in the future be affiliated. Any such investigations or litigations may divert HSPT’s management team’s attention and resources away from consummating the Business Combination, may be detrimental to its reputation, and thus may negatively affect its ability to complete the Business Combination. Moreover, there may also be negative publicity associated with such government investigations, regulatory proceedings or civil litigation that could foster speculations and reduce investor confidence, regardless of whether the allegations are valid or whether HSPT’s management team prevails in such government investigations, regulatory proceedings or civil litigation. As a result, such investigation, proceeding or litigation may materially and adversely affect our business, financial condition, results of operations, reputation or trading price.

HSPT may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including litigation and claims and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices.

Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

The securities price of HSPT may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. We may be the target of this type of litigation in the future.

Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject us to significant liabilities.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by HSPT shareholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Business Combination Agreement (as described in the section entitled “The Business Combination Proposals — The Business Combination Agreement — Conditions to Closing.”). If HSPT does not complete the Business Combination, HSPT could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

•        negative reactions from the financial markets, including declines in the price of our HSPT Ordinary Shares because current prices reflect a market assumption that the Business Combination will be completed;

•        the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination; and

•        we will have a limited period of time, if any, to complete an alternative initial business combination and we may not be as attractive to potential alternative partners to an initial business combination if we are unable to complete the Business Combination.

Either HSPT or SL Bio may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement.

Either HSPT or SL Bio may agree to waive, in whole or in part, some of the conditions to its obligations to consummate the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement, to the extent permitted by the Existing HSPT Charter and applicable laws. For example, it is a condition to HSPT’s obligations to consummate the Business Combination that certain of SL Bio’s representations and warranties are true and correct in all respects as of the date of Second Closing, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect. However, if the Board determines that it is in the best interest of HSPT shareholders to waive any such breach, then the Board may elect to waive that condition and consummate the Business Combination.

The existence of financial and personal interests of one or more of HSPT’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of HSPT and its shareholders and such director(s) may believe is best for such director(s) in determining to recommend that shareholders vote for the Proposals. In addition, HSPT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. As of the date of this proxy statement/prospectus, HSPT does not believe there will be any changes or waivers that its directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there were a change to the terms of the transaction that would have a material impact on the shareholders, HSPT will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its shareholders with respect to the Business Combination Proposals. See the section entitled “The Business Combination Proposals — Interests of HSPT’s Directors and Officers in the Business Combination.” of this proxy statement/prospectus for a further discussion of these considerations.

Termination of the Business Combination Agreement could negatively impact HSPT and SL Bio.

If the Business Combination is not completed for any reason, including as a result of HSPT shareholders declining to approve the Proposals required to effect the Business Combination, the ongoing businesses of HSPT and SL Bio may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, HSPT and SL Bio would be subject to a number of risks, including the following:

•        HSPT or SL Bio may experience negative reactions from the financial markets, including negative impacts on the price of HSPT’s securities (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•        HSPT currently has until February 18, 2026 (or by May 18, 2026, if fully extended) to complete its initial business combination. This deadline may be extended by approval of HSPT shareholders in an amendment to its Existing HSPT Charter, but such an amendment would cause HSPT to incur substantial expenses to seek additional extension(s) and face increased risk to unwind and liquidate if it does not complete its initial business combination within the prescribed timeline;

•        SL Bio may experience negative reactions from its investors;

•        HSPT and SL Bio will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is consummated; and

•        since the Business Combination Agreement restricts the conduct of HSPT’s and SL Bio’s businesses prior to completion of the Business Combination, each of HSPT and SL Bio may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the sections entitled “The Business Combination Proposals” and “Summary of the Proxy Statement/Prospectus — Covenants and Agreements of the Parties” of this proxy statement/prospectus for a description of the restrictive covenants applicable to HSPT and SL Bio).

If the Business Combination Agreement is terminated and the Board seeks another merger or business combination, HSPT shareholders cannot be certain that HSPT will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See the sections entitled “The Business Combination Proposals — Termination” of this proxy statement prospectus for additional information.

The listing of PubCo’s securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering.

Upon the Closing, we intend to list the PubCo Ordinary Shares on Nasdaq under the symbol “SLBT.” Unlike an underwritten initial public offering of PubCo’s securities, the listing of PubCo’s securities as a result of the Business Combination will not benefit from the following:

•        the book-building process undertaken by underwriters, which helps to inform efficient price discovery with respect to opening trades of newly listed securities;

•        underwriter support to help stabilize, maintain, or affect the public price of the securities immediately after listing; and

•        underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered, or for statements made by its securities analysts or other personnel.

The lack of such a process in connection with the listing of PubCo’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for PubCo’s securities during the period immediately following the listing than would typically be experienced in connection with an underwritten initial public offering.

There is no guarantee that a shareholder’s decision to continue to hold shares of PubCo Ordinary Shares following the Business Combination will put the shareholder in a better future economic position than if they decided to redeem their HSPT Public Shares for a pro rata portion of the Trust Account, and vice versa.

HSPT and PubCo can give no assurance as to the price at which a shareholder may be able to sell its PubCo Ordinary Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in HSPT’s share price, and may result in a lower value realized now than a shareholder of HSPT might realize in the future had the shareholder redeemed their shares. Similarly, if a shareholder does not redeem their shares, the shareholder will bear the risk of ownership of the HSPT Public Shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect such shareholder’s individual situation.

If HSPT shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their HSPT Public Shares for a pro rata portion of the funds held in the Trust Account.

To exercise their redemption rights, holders of HSPT Public Shares are required to deliver their shares, either physically or electronically using Depository Trust Company’s DWAC System, to HSPT’s transfer agent prior to the vote at the Extraordinary Meeting. If a HSPT Public Shareholder fails to properly seek redemption as described in this proxy statement/prospectus and the Business Combination is consummated, such holder will not be entitled to redeem these shares for a pro rata portion of funds deposited in the Trust Account. See the section entitled “Extraordinary Meeting of HSPT shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Shareholders of HSPT who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

HSPT Public Shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as fully described in the section entitled “Extraordinary Meeting of HSPT shareholders — Redemption Rights,” deliver their shares (either physically or electronically) to VStock Transfer, LLC (or through DTC to VStock Transfer, LLC) prior to 5:00 pm Eastern Time on January 30, 2026.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the aggregate HSPT Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the HSPT Public Shares.

A HSPT Public Shareholder, together with any of such HSPT Public Shareholder’s affiliates or any other person with whom such HSPT Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate such Public Shareholder’s shares or, if part of such a group, the group’s shares, with respect to 15% or more of the aggregate HSPT Public Shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, HSPT will require each HSPT Public Shareholder seeking to exercise redemption rights to certify to HSPT whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to HSPT at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which HSPT makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over HSPT’s ability to consummate the Business Combination and you could suffer a material loss on your investment in HSPT if you sell such excess shares in open market transactions. Additionally, HSPT Public Shareholders will not receive redemption distributions with respect to such excess shares if HSPT consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the HSPT Public Shares and, in order to dispose of such excess shares, would be required to sell your shares in open market transactions, potentially at a loss. HSPT cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of

HSPT Ordinary Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge HSPT’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, HSPT Public Shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

HSPT Public Shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, HSPT Public Shareholders may be forced to sell their HSPT Public Share, potentially at a loss.

HSPT Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: of (1) the completion of HSPT’s initial business combination, and then only in connection with those HSPT Ordinary Shares that such shareholders properly elected to redeem, subject to the limitations described herein, (2) the redemption of any HSPT Public Shares properly tendered in connection with a shareholder vote to amend the Existing HSPT Charter (A) to modify the substance or timing of HSPT’s obligation to provide holders of HSPT Ordinary Shares the right to have their shares redeemed in connection with HSPT’s initial business combination or to redeem 100% of HSPT Public Shares if HSPT does not complete its initial business combination within the prescribed timeline or (B) with respect to any other provision relating to the rights of holders of HSPT Ordinary Shares, and (3) the redemption of HSPT Public Shares if it has not consummated its business combination by the Final Redemption Date, subject to applicable law. In no other circumstances will a HSPT Public Shareholder have any right or interest of any kind in the Trust Account. Holders of HSPT Rights will not have any right to the proceeds held in the Trust Account with respect to HSPT Rights. Accordingly, to liquidate your investment, you may be forced to sell your HSPT Public Shares, or HSPT Rights potentially at a loss.

If HSPT is deemed to be an investment company under the Investment Company Act, HSPT may be required to institute burdensome compliance requirements and HSPT’s activities may be restricted, which may make it difficult for HSPT to complete HSPT’s initial business combination.

If HSPT is deemed to be an investment company under the Investment Company Act, HSPT’s activities may be restricted, including:

•        restrictions on the nature of HSPT’s investments; and

•        restrictions on the issuance of securities; each of which may make it difficult for HSPT to complete HSPT’s initial business combination.

In addition, HSPT may have imposed upon HSPT burdensome requirements, including:

•        registration as an investment company;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy, and disclosure requirements and other rules and regulations.

Since the consummation of the IPO, the proceeds held in the Trust Account have been be invested by the trustee in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act. Because the investment of the proceeds will be restricted to these instruments, HSPT believes HSPT will meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act. Nevertheless, it is possible that a claim could be made that HSPT has been operating as an unregistered investment company. If HSPT was deemed to be an investment company for purposes of the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which HSPT has not allotted funds and may hinder HSPT’s ability to complete the Business Combination. HSPT might be forced to abandon its efforts to complete the Business Combination and instead be required to liquidate. If HSPT is required to liquidate, its investors would not be able to realize the benefits of owning stock in a successor operating business, such as any appreciation in the value of the HSPT’s securities following such a transaction, HSPT Rights would expire worthless and HSPT Public Shares would have no value apart from their pro rata entitlement to the funds then-remaining in the Trust Account.

The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, there is a greater risk that HSPT may be considered an unregistered investment company, in which case HSPT may be required to liquidate.

We may not be able to complete the Business Combination if it is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or ultimately prohibited.

CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved.

For example, investments that result in “control” of a “U.S. business” by a “foreign person” (in each case, as such terms are defined in 31 C.F.R. Part 800) that might be considered by CFIUS to be a covered transaction that CFIUS would have authority to review. Our directors and officers, and member of our Sponsor, are “foreign persons” as defined under the relevant regulations. Specifically:

•        Mr. Mingyu (Michael) Li, our Chief Executive Officer, who also beneficially owns 50% issued and outstanding shares of the Sponsor and serves as its sole director, is located in China. Our Chief Financial Officer, Ms. Min (Lydia) Zhai, and one of our independent directors, Ms. Tianchen Cai, are located in Singapore. Such persons currently collectively hold 18.6% of HSPT’s issued and outstanding shares.

•        Our Sponsor, Horizon Space Acquisition II Sponsor Corp., a Cayman Islands exempted company limited by shares, currently holds 18.2% of HSPT’s issued and outstanding shares. Mingyu (Michael) Li beneficially owns 50% issued and outstanding shares of the Sponsor. Ms. Chen Ying-Chun, a Taiwan resident, holds 50% issued and outstanding shares of the Sponsor. In accordance with the governing documents of the Sponsor, Mr. Mingyu (Michael) Li is the sole director of the Sponsor and deemed to have the voting and dispositive rights over the securities of HSPT held by the Sponsor.

As a result, an aggregate of 1,685,000 HSPT Ordinary Shares, or 18.6% of HSPT’s outstanding shares are held indirectly by non-U.S. persons or persons with foreign citizenship. HSPT is therefore likely considered a “foreign person” under the regulations administered by CFIUS and will continue to be considered as such in the future for so long as the Sponsor has the ability to exercise control over HSPT for purposes of CFIUS’s regulations. Therefore, it could be subject to foreign ownership restrictions and/or CFIUS review if SL Bio is considered to be engaged in a regulated industry or which may affect national security.

Moreover, the scope of CFIUS review was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA’s implementing regulations, which became effective on February 13, 2020, expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.” In addition, the implementing regulations also subjects certain categories of investments to mandatory filings. If SL Bio’s business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the Business Combination. CFIUS may decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination or order us to divest all or a portion of PubCo’s business without first obtaining CFIUS clearance.

As a result of, and upon consummation of the Business Combination, each of HSPT and SL Bio shall become a subsidiary of PubCo, and PubCo shall become a new public company owned by the prior holders of HSPT Ordinary Shares, the prior holders of HSPT Rights, and the SL Bio Shareholders. PubCo is a holding company incorporated in the Cayman Islands. In addition, SL Bio’s businesses are substantially based in Taiwan. As a result, we do not expect the Business Combination to result in “control” of a “U.S. business” by a “foreign person.” under the regulations administered by CFIUS. Additionally, we do not expect the business of HSPT to be deemed to have a nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” under the regulations administered by CFIUS.

Notwithstanding the above, if our determination is not correct, or if the regulations change or are interpreted differently in the future, the Business Combination may be subject to CFIUS review or review by another U.S. governmental entity and ultimately prohibited. Even if it not prohibited, any review by CFIUS or another government entity may have outsized impacts on, among other things, the certainty, timing and feasibility of the Business Combination, which would significantly limit or completely hinder our ability to complete the Business Combination and force HSPT to liquidate and our rights to expire worthless, preventing the possibility of any price appreciation that may have occurred in our securities following the Business Combination.

The process of government review, whether by the CFIUS or otherwise, could be lengthy and HSPT has limited time to complete the Business Combination. If HSPT cannot complete the Business Combination by May 18, 2026 (assuming full extension) because the review process drags on beyond such timeframe or because the Business Combination is ultimately prohibited by CFIUS or another U.S. government entity, it may be required to liquidate. If HSPT liquidates, the HSPT Public Shareholders may only receive $10.53 per share, and its rights will expire worthless. This will also cause you to lose the investment opportunity in SL Bio or another target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Changes in laws or regulations related to business combination transactions involving SPACs may materially adversely affect HSPT’s ability to negotiate and complete an initial business combination (including the proposed Business Combination with SL Bio).

HSPT is subject to laws and regulations enacted by national, regional, and local governments. In particular, HSPT will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly.

Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on HSPT’s business, investments, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on HSPT’s business, including HSPT’s ability to negotiate and complete HSPT’s initial business combination and results of operations.

On March 30, 2022, the SEC issued proposed rules, which became effective on July 1, 2024, relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies, amending the financial statement requirements applicable to transactions involving shell companies, enhancing disclosures regarding projections in SEC filings in connection with proposed business combination transactions, increasing the potential liability of certain participants in proposed business combination transactions, and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940. These rules may materially adversely affect HSPT’s ability to (i) complete the Business Combination with SL Bio, or (ii) if HSPT does not complete the Business Combination with SL Bio, to engage financial and capital market advisors and negotiate and complete an alternative initial business combination, and, in each case, may increase the costs and time related thereto.

A new 1% U.S. federal excise tax could be imposed on HSPT in connection with redemptions by HSPT of its shares in connection with a business combination or other shareholder vote pursuant to which shareholders would have a right to submit their shares for redemption (a “Redemption Event”).

On August 16, 2022, the Inflation Reduction Act of 2022 (“IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations.

The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the excise tax. In this regard, on December 27, 2022, the Treasury and the Internal Revenue Service issued a notice announcing their intent to issue proposed regulations addressing the application of the excise tax, and describing certain rules on which taxpayers may rely prior to the issuance of such proposed regulations (the “Notice”).

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Redemption Event may be subject to the excise tax. Pursuant to the rules set forth in the Notice, however, redemptions in connection with a liquidation of HSPT are generally not subject to the excise tax. Whether and to what extent HSPT would be subject to the excise tax in connection with a Redemption Event would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Redemption Event, (ii) the structure of the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or otherwise issued not in connection with the Redemption Event but issued within the same taxable year of the business combination) and (iv) the content of regulations and other future guidance from the Treasury. In addition, because the excise tax would be payable by HSPT, and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined; however, HSPT will not use the funds held in the Trust Account or any additional amounts deposited into the Trust Account, as well as any interest earned thereon, to pay the excise tax, if any. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in HSPT’s ability to complete a business combination.

Risks Related to PubCo’s Securities

The price of PubCo’s securities may be volatile, and the value of its securities may decline.

PubCo cannot predict the prices at which its securities will trade. The price of PubCo’s securities may not bear any relationship to the market price at which its securities will trade after the Business Combination or to any other established criteria of the value of its business and prospects, and the market price of its securities following the Business Combination may fluctuate substantially and may be lower than the price agreed by HSPT and SL Bio in connection with the Business Combination. In addition, the trading price of PubCo’s securities following the Business Combination could be subject to fluctuations in response to various factors, some of which are beyond its control. These fluctuations could cause you to lose all or part of your investment. Factors that could cause fluctuations in the trading price of PubCo’s securities include the following:

•        actual or anticipated fluctuations in PubCo’s financial condition or results of operations;

•        variance in PubCo’s financial performance from expectations of securities analysts;

•        changes in PubCo’s projected operating and financial results;

•        changes in laws or regulations applicable to PubCo’s business;

•        announcements by PubCo or its competitors of significant business developments, acquisitions or new offerings;

•        sales of PubCo’s securities by its shareholders, as well as the anticipation of lockup releases;

•        significant breaches of, disruptions to, or other incidents involving PubCo’s information technology systems or those of its business partners;

•        PubCo’s involvement in material litigation;

•        conditions or developments affecting the AIGC animation industry;

•        changes in senior management or key personnel;

•        the trading volume of PubCo’s securities;

•        general economic and market conditions; and

•        other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through a conventional initial public offering and may create risks for PubCo’s unaffiliated investors.

A conventional initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the proxy statement/prospectus unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the business, financial condition and results of operations of a company conducting an initial public offering. Going public via a business combination with a special purpose acquisition company, such as HSPT, does not involve any underwriters and may therefore result in less careful vetting of information that is presented to the public.

In addition, going public via a business combination with a special purpose acquisition company does not involve a bookbuilding process as is the case in an initial public offering. In any initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination involving a special purpose acquisition company, the value of the target company is established by means of negotiations between the target company and the special purpose acquisition company. The process of establishing the value of a target company in a business combination may be less effective than an initial public offering bookbuilding process and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, while initial public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following an initial public offering, there is no comparable process of generating investor demand in connection with a business combination between a target company and a special purpose acquisition company, which may result in lower demand for PubCo’s securities after the Closing, which could in turn decrease liquidity and trading prices as well as increase trading volatility.

As a “controlled company” under the rules of the Nasdaq Capital Market, PubCo may choose to exempt itself from certain corporate governance requirements that could have an adverse effect on our public shareholders.

We expect that Mr. Wang, our Chief Executive Officer and Chairman, will beneficially hold approximately 59% of the voting power of the PubCo following the completion of the Business Combination. Accordingly, PubCo will be a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c). PubCo therefore, will be eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Stock Market. PubCo’s status as a controlled company could cause its securities to look less attractive to certain investors or otherwise harm the trading price.

As a controlled company, PubCo will qualify for, and our board of directors, the composition of which is and will be controlled by Mr. Wang, may rely upon, exemptions from several of Nasdaq’s corporate governance requirements, including requirements that:

•        a majority of the board of directors consist of independent directors;

•        compensation of officers, including that of the CEO, be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee comprised solely of independent directors; and

•        director nominees be selected or recommended to the board of directors by a majority of its independent directors or by a nominating committee that is composed entirely of independent directors.

Accordingly, to the extent that we may choose to rely on one or more of these exemptions, Public Shareholders would not be afforded the same protections afforded to the shareholders of other Nasdaq-listed companies that are subject to these corporate governance requirements.

We do not currently intend to rely on the “controlled company” exemption under the Nasdaq listing rules. However, we may elect to avail ourselves of these exemptions in the future.

PubCo will become a foreign private issuer, and as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Following the consummation of the Business Combination, PubCo will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because PubCo qualifies as a foreign private issuer under the Exchange Act, PubCo is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among others, (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the

Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

If PubCo ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting, and other expenses that it would not incur as a foreign private issuer.

As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, it will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and it will not be required to disclose in its periodic reports all of the information that United States domestic issuers are required to disclose. If it ceases to qualify as a foreign private issuer in the future, it would incur significant additional expenses that could have a material adverse effect on its results of operations.

Although as a foreign private issuer, PubCo is exempt from certain corporate governance standards applicable to US domestic issuers, if PubCo cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, PubCo’s securities may not be listed or may be delisted, which could negatively affect the price of its securities and your ability to sell them.

PubCo will seek to have its securities approved for listing on Nasdaq in connection with the Business Combination. PubCo cannot assure you that it will be able to meet those initial listing requirements at that time. Even if PubCo’s securities are listed on Nasdaq, it cannot assure you that its securities will continue to be listed on Nasdaq.

In addition, following the Business Combination, in order to maintain its listing on Nasdaq, PubCo will be required to comply with certain rules of Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if PubCo initially meets the listing requirements and other applicable rules of Nasdaq, PubCo may not be able to continue to satisfy these requirements and applicable rules. If PubCo is unable to satisfy Nasdaq criteria for maintaining its listing, its securities could be subject to delisting.

If Nasdaq does not list PubCo’s securities, or subsequently delists its securities from trading, PubCo could face significant consequences, including:

•        a limited availability for market quotations for its securities;

•        reduced liquidity with respect to its securities;

•        a determination that its ordinary shares are a “penny stock,” which will require brokers trading in PubCo Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for PubCo Ordinary Shares;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

As an exempted company incorporated in the Cayman Islands, PubCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards, which may afford less protection to shareholders than they would enjoy if PubCo complied fully with the Nasdaq Stock Market corporate governance listing standards.

Following the consummation of the Business Combination, PubCo’s securities will be listed on the Nasdaq Stock Market. The Nasdaq Stock Market corporate governance listing standards permit a foreign private issuer such as PubCo to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is PubCo’s home country, may differ significantly from the Nasdaq Stock Market corporate governance listing standards.

For instance, under the laws of the Cayman Islands, PubCo is not required to:

•        have a majority of the board be independent;

•        have a compensation committee or a nominations and corporate governance committee consisting entirely of independent directors; or

•        have regularly scheduled executive sessions with only independent directors each year.

PubCo may rely on exemptions available to foreign private issuers in the future, and to the extent that PubCo chooses to do so, its shareholders may be afforded less protection than they otherwise would have under the Nasdaq Stock Market Rules applicable to U.S. domestic issuers.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PubCo is incorporated under the law of the Cayman Islands, PubCo will conduct its operations in Taiwan, and a majority of its directors and executive officers will reside outside of the United States.

Each of PubCo, HSPT and SL Bio is an exempted company limited by shares incorporated under the laws of the Cayman Islands, and following the Business Combination, PubCo will continue to conduct its operations through its subsidiary in Taiwan. Substantially all of the PubCo’s assets following the Business Combination will be located outside of the United States. A majority of PubCo’s officers and directors following the Business Combination will reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against the PubCo or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of Taiwan could render you unable to enforce a judgment against the relevant assets or the assets of the relevant directors and officers.

In addition, PubCo’s corporate affairs will be governed by Amended PubCo Charter, the Cayman Companies Act and the common law of the Cayman Islands. The rights of investors to take action against the directors, actions by minority shareholders and the fiduciary duties of the PubCo’s directors to PubCo under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of PubCo’s shareholders and the fiduciary duties of PubCo’s directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like PubCo have no general rights under Cayman Islands law to inspect corporate records (save for the memorandum and articles of association, the register of mortgages and charges, and any special resolutions passed by PubCo’s shareholders) or to obtain copies of register of members of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. PubCo’s directors, under the Amended PubCo Charter, may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of shareholders not being directors, and no shareholder (not being a director) shall have any right to inspect any account or book or document of PubCo except as conferred by law or authorized by the directors or by an ordinary resolution. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder’s motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is PubCo’s home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent PubCo chooses to follow home country practice with respect to corporate governance matters, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers. As an exempted company incorporated in the Cayman Islands, PubCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if PubCo complied fully with the Nasdaq Stock Market corporate governance listing standards.”

As a result of all of the above, PubCo’s shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as Public Shareholders of a company incorporated in the United States.

The Amended PubCo Charter contains certain provisions, including anti-takeover provisions that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.

In connection with the Business Combination, PubCo will adopt the Amended PubCo Charter that will be in effect upon the First Closing. The Amended PubCo Charter will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition of PubCo or cause PubCo to engage in change-of-control transactions. These provisions could have the effect of depriving PubCo shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of PubCo in a tender offer or similar transaction. For example, PubCo’s board of directors will have the authority to issue any additional PubCo Ordinary Shares on such terms and on such conditions as they may decide, provided such issuance will not exceed the authorized share capital of PubCo, without any approval required from the shareholders. See “Description of PubCo’s Securities.” These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in PubCo’s board of directors or management.

A market for PubCo’s securities may not develop or be sustained, which would adversely affect the liquidity and price of PubCo’s securities.

Following the Business Combination, the price of PubCo’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. A substantial amount of PubCo’s Ordinary Shares will be subject to transfer restrictions following the Business Combination. An active trading market for PubCo’s securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of PubCo’s securities after the Business Combination may vary due to general economic conditions and forecasts, PubCo’s general business condition and the release of its financial reports. Additionally, if PubCo’s securities are not listed on the Nasdaq Stock Market and are quoted on over-the-counter market, the liquidity and price of PubCo’s securities may be more limited than if PubCo’s securities were quoted or listed on the Nasdaq Stock Market or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If after the completion of the Business Combination, PubCo fails to implement and maintain effective internal controls to remediate its material weakness over financial reporting, it may be unable to accurately report its results of operations, meet its reporting obligations or prevent fraud, and investor confidence and the market price of the PubCo’s ordinary shares may be materially adversely affected.

Prior to the completion of the Business Combination, we have been a private company with limited accounting and financial reporting personnel and other resources with which we address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of and for the years ended

December 31, 2023, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses that have been identified relate to (i) a lack of sufficient skilled staff with U.S. GAAP knowledge and the SEC reporting knowledge for the purposes of financial reporting as well as a lack of formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements; and (ii) a lack of internal audit function to establish formal risk assessment process and internal control framework. The respective material weaknesses persisted as of December 31, 2024. As of the date hereof, we have been taken certain measures to remediate the material weakness identified in connection with the audit of fiscal years ended December 31, 2024 and 2023 including without limitation (i) appointment of a qualified chief financial officer and an experienced vice president for finance. Mr. Ray Leung has served as the chief financial officer of SL BIO Ltd. since December 2025. Mr. Leung is a member of Hong Kong Institute of Certified Public Accountants, a Fellow Chartered Certified Accountant (FCCA), and a Certified Environmental Social and Governance Analyst (CESGA). Mr. Johnson Lau became the chief financial officer of SL BIO Ltd. in February 2025 and subsequently redesignated as Vice President of Finance in December 2025. Mr. Lau is a Certified Public Accountant of the Hong Kong Institute of Certified Public Accountants and CPA Australia who has more than 25 years of experiences in accounting and has solid knowledge of U.S. GAAP and the SEC reporting. Mr. Ray Leung will become the chief financial officer of PubCo upon the consummation of the Business Combination. For a description of their business experience, see “Management of SL Bio — Board of Directors and Executive Officers.” on page 205. (ii) interviewing experienced accounting staff to establish an internal audit department with risk assessment procedures and internal control framework which we currently expect to complete in the forth quarter of 2025. In addition, we plan to (i) develop a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide the day-to-day accounting operation and reporting work once we recruit financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements, (ii) engage external experts and consultants specializing in U.S. GAAP and SEC reporting requirements as additional resources, (iii) upon the consummation of the Business Combination, to have PubCo establish an audit committee consisted solely of independent directors to strengthen corporate governance. (iv) supplement and enhance internal training and development programs, (v) encourage continuous professional education in areas of accounting and reporting for financial reporting personnel, and (vi) implement ongoing monitoring and evaluation over the effectiveness of the implementation of remediation measures. We will begin taking the remediation measures upon the effectiveness of the registration statement on Form F-4 and continue to do so within a reasonable period thereafter. At the current stage, we do not expect to incur any material costs in regard to these remediation measures. We expect to fully remediate the material weaknesses in our internal controls over financial reporting before we cease to be an “emerging growth company.” However, we cannot guarantee that these measures may fully remediate the material weaknesses in our internal control over financial reporting, or we may not be able to conclude that they have been fully remediated.

Following the consummation of the Business Combination, PubCo will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the Nasdaq Stock Market. The Sarbanes-Oxley Act requires, among other things, that PubCo maintains effective disclosure controls and procedures and internal controls over financial reporting. Commencing with its fiscal year immediately following the consummation of the Business Combination, PubCo must perform system and process evaluation and testing of its internal controls over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act.

Once PubCo ceases to be an “emerging growth company” as the term is defined in the JOBS Act, its independent registered public accounting firm must attest to and report on the effectiveness of its internal control over financial reporting. PubCo’s management and its independent registered public accounting firm may conclude that its internal control over financial reporting is not effective. As a result, PubCo may incur significant expenses and devote substantial effort to expand its accounting and finance functions. Prior to the Business Combination, we were previously not required to test our internal controls within a specified period, and as a result, following the Business Combination, PubCo may experience difficulty in meeting these reporting requirements in a timely manner.

Following the consummation of the Business Combination, PubCo’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in control systems, misstatements due to error or fraud could occur in the future, and a control system could fail to detect control issues and fraud.

If PubCo fails to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or to maintain proper and effective internal controls, it may not produce accurate financial statements in a timely manner. As a result, the market price of the Ordinary Shares may decline and PubCo could be subject to sanctions or investigations by the Nasdaq Stock Market, SEC or other regulatory authorities.

The issuance of additional share capital in connection with financings, acquisitions, investments, PubCo’s equity incentive plans or otherwise, if any, will dilute all other shareholders.

PubCo expects to issue additional shares in the future that will result in dilution to all other shareholders. PubCo may also raise capital through equity financings in the future. As part of PubCo’s business strategy, it may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of the additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of the PubCo Ordinary Shares to decline.

PubCo does not intend to pay dividends before it becomes profitable, and as a result, your ability to achieve a return on your investment in the foreseeable future will depend on appreciation in the price of the PubCo Ordinary Shares.

PubCo does not intend to pay any cash dividends before it becomes profitable, which may not occur in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of PubCo’s board of directors. Accordingly, you may need to rely on sales of the PubCo Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

A significant portion of issued and outstanding PubCo Ordinary Shares may not be immediately resold but may be sold into the market in the near future. This could cause the market price of the PubCo Ordinary Shares to drop significantly, even if PubCo’s business is doing well.

After the Business Combination, the Sponsor and HSPT’s current officers and directors will beneficially own approximately 0.3% of the aggregate voting power of PubCo’s issued and outstanding share capital, including the 1,959,850 PubCo Ordinary Shares into which the HSPT Founder Shares and HSPT Private Units will convert, in both the no redemption and maximum redemption scenarios. Pursuant to the terms of the letter agreement entered into by and among HSPT and the Insiders, the HSPT Founder Shares (which will be converted into shares of PubCo Ordinary Shares at the Second Merger Effective Time) are subject to certain transfer restrictions as follows:

(i)     in the case of HSPT Founder Shares, not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until the earlier of (1) six months after the completion of our initial business combination and (2) the date on which we consummate a liquidation, merger, share exchange, reorganization, or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property, unless otherwise approved by public shareholders in connection with a business combination; unless different transfer restrictions are otherwise approved by public shareholders in connection with the business combination. Notwithstanding the foregoing, if the last sale price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period 150 days after our initial business combination, the HSPT Founder Shares will be released from the lock-up. On the other hand, there is no such lockup period for the existing shareholders of SL Bio.

Pursuant to the Registration Rights Agreement, PubCo will agree that, within 30 days after it received the written request by certain security holders, PubCo will file with the SEC (at PubCo’s sole cost and expense) the Resale Proxy statement/prospectus, and PubCo will use its reasonable efforts to have the Resale Proxy statement/prospectus declared effective by the SEC.

Additionally, PubCo will likely register for resale PubCo Ordinary Shares subject to the assumed SL Bio Options, as well as shares held by SL Bio’s affiliates that were subject to a lock-up. For more information about the Registration Rights Agreement, see “The Business Combination — Related Agreements — Registration Rights Agreement.”

PubCo is an “emerging growth company,” and the reduced reporting and disclosure requirements applicable to emerging growth companies may make PubCo’s securities less attractive to investors.

PubCo is an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in PubCo’s periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act proxy statement/prospectus declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. PubCo does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, PubCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of PubCo’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

PubCo will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (i) following the fifth anniversary of the consummation of the Business Combination, (ii) in which PubCo has total annual gross revenue of at least $1.235 billion, or (iii) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (2) the date on which PubCo has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Investors may find PubCo’s securities less attractive if it chooses to rely on these exemptions, and there may be a less active trading market for PubCo’s securities, and the price of such securities may be more volatile.

PubCo will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to comply with a public company’s responsibilities and corporate governance practices.

As a public company, PubCo will incur significant legal, accounting and other expenses, which PubCo expects to further increase after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. PubCo’s management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase PubCo’s legal and financial compliance costs and will make some activities more time-consuming and costly.

In the past, shareholders of some public companies brought securities class action suits against these companies following periods of instability in the market price of these companies’ securities. PubCo’s involvement in a class action suit could divert a significant amount of its management’s attention and other resources from its business, which could harm its results of operations and require it to incur significant expenses to defend the suit.

Any such class action suit, whether or not successful, could harm PubCo’s reputation and restrict its ability to raise capital in the future. In addition, if a claim is successfully made against it, PubCo may be required to pay significant damages, which could materially adversely affect its financial condition and results of operations.

Risks Related to Taxation

The Business Combination may be a taxable event for U.S. Holders of HSPT and/or SL Bio Ordinary Shares.

Subject to the limitations and qualifications described in “United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders,” the Business Combination should qualify as a transfer of property to a corporation under Section 351 of the Code and, as a result, a U.S. Holder (as defined in “United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders”) should not recognize gain or loss on the exchange of HSPT and/or SL Bio securities for PubCo Ordinary Shares, as applicable, pursuant to the Business Combination. However, if the First Merger, together with the Second Merger, does not qualify as a transfer of property to a corporation under Section 351 of the Code for any reason, a U.S. Holder that exchanges its HSPT and/or SL Bio securities for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo Ordinary Shares received and (ii) the U.S. Holder’s adjusted tax basis in the HSPT and/or SL Bio securities exchanged.

PubCo may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If PubCo (or any of its predecessors HSPT and/or SL Bio) is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of the PubCo Ordinary Shares that is a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Following the Business Combination, PubCo will be treated as the successor to HSPT and SL Bio for U.S. federal income tax purposes, and for the taxable year that includes the Business Combination and subsequent taxable years, the PFIC asset and income tests will be applied based on the assets and activities of the combined business.

Based on the anticipated timing of the Business Combination, the anticipated assets and income of PubCo and the application of the start-up exception, HSPT or its successor, PubCo (as the case may be), are not currently expected to be treated as a PFIC for the current taxable year ending on December 31, 2024 or the foreseeable future. However, the facts on which any determination of PFIC status are based may not be known until the close of each taxable year in question, and, in the case of the current taxable year, until as late as the close of two subsequent taxable years. Additionally, there is uncertainty regarding the application of the start-up exception.

See “Material Tax Considerations — United States Federal Income Tax Considerations — PFIC Considerations” for a more detailed discussion with respect to PubCo’s PFIC status. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the PubCo Ordinary Shares.

EXTRAORDINARY GENERAL MEETING OF HSPT SHAREHOLDERS

General

HSPT is furnishing this proxy statement/prospectus to HSPT shareholders as part of the solicitation of proxies by HSPT’s board of directors for use at the Extraordinary Meeting of HSPT shareholders to be held on February 3, 2026, at 9:00 am, Eastern Time, at the offices of Robinson & Cole LLP located at 666 Third Avenue, 20th Floor, New York, NY 10017, and virtually via teleconference using the dial-in information: +1 813-308-9980 (Access Code: 173547), or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

Date, Time and Place

The Extraordinary Meeting of HSPT shall be held on February 3, 2026, at 9:00 am, Eastern Time, at the offices of Robinson & Cole LLP located at 666 Third Avenue, 20th Floor, New York, NY 10017, and virtually via teleconference using the dial-in information: +1 813-308-9980 (Access Code: 173547), or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

Purpose of HSPT Extraordinary Meeting

At the Extraordinary Meeting, HSPT is asking holders of HSPT Ordinary Shares to:

•        consider and vote upon the Business Combination Proposals;

•        consider and vote upon the Amended M&A Proposal;

•        consider and vote upon the Sole Director Appointment Proposal; and

•        if presented, consider and vote upon the Adjournment Proposal.

Under the Business Combination Agreement, the approval of the Business Combination Proposals by the requisite vote of HSPT shareholders is a condition to the consummation of the Business Combination.

Recommendation of HSPT Board of Directors FOR the Business Combination Proposals, the Amended M&A Proposal, the Sole Director Appointment Proposal, and the Adjournment Proposal

HSPT’s board of directors has unanimously determined that the Business Combination Proposals, the Amended M&A Proposal, the Sole Director Appointment Proposal, and the Adjournment Proposal (if presented) are fair to and in the best interests of HSPT; has unanimously approved the Business Combination Proposals and the Adjournment Proposal; unanimously recommends that shareholders vote “FOR” the Business Combination Proposals, “FOR” the Amended M&A Proposal, “FOR” the Sole Director Appointment Proposal, and “FOR” the Adjournment Proposal if it is presented to the meeting.

The existence of financial and personal interests of one or more of HSPT’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HSPT and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, HSPT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposals — Interests of HSPT’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

HSPT has fixed the close of business on December 29, 2025, as the “Record Date” for determining HSPT shareholders entitled to notice of and to attend and vote at the Extraordinary Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. HSPT Units and HSPT Rights do not have voting rights. As of the close of business on the Record Date, there were 9,080,000 HSPT Ordinary Shares outstanding and entitled to vote. Each HSPT Ordinary Share is entitled to one vote per share at the Extraordinary Meeting.

Quorum

The presence, in person or by means of remote communication or by proxy, of the holders of one-third of all the issued and outstanding HSPT Ordinary Shares entitled to vote at the Extraordinary Meeting constitutes a quorum at the Extraordinary Meeting. As of the Record Date for the Extraordinary Meeting, 3,026,667 HSPT Ordinary Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to HSPT but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the Proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Votes Required

Approval of each of the Business Combination Proposals and the Amended M&A Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of shareholders holding at least two-thirds (2/3) of HSPT’s Ordinary Shares entitled to vote and which are voted on such resolution (in person (including virtually) or by proxy) at the Extraordinary Meeting at which a quorum is present. Approval of each of the Sole Director Appointment Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of HSPT’s Ordinary Shares entitled to vote and which are voted on such resolution (in person (including virtually) or by proxy) at the Extraordinary Meeting at which a quorum is present.

Voting Your Shares

If you are a holder of record of HSPT Ordinary Shares, including those shares held as a constituent part of HSPT Public Units and HSPT Private Units, you may vote either in person (including virtually) at the Extraordinary Meeting or by submitting a proxy for the Extraordinary Meeting. Whether or not you plan to attend the Extraordinary Meeting, HSPT urges you to vote by proxy to ensure your vote is counted. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may still attend the Extraordinary Meeting and vote in person (including virtually) if you have already voted by proxy.

If your shares, including those shares held as a constituent part of HSPT Public Units and HSPT Private Units, are held in “street name” by a broker or other agent, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Extraordinary Meeting. However, since you are not the shareholder of record, you may not vote your shares in person (including virtually) at the Extraordinary Meeting unless you request and obtain a valid proxy from your broker or other agent.

Revoking Your Proxy

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Advantage Proxy, Inc., our proxy solicitor, prior to the date of the Extraordinary Meeting or by voting in person (including virtually) at the Extraordinary Meeting. Attendance at the Extraordinary Meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Advantage Proxy, Inc., P.O. Box 13581, Des Moines, WA 98198.

If your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting instruction form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend the Extraordinary Meeting and vote at the Extraordinary Meeting, you must bring to the Extraordinary Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Who Can Answer Your Questions About Voting Your Shares

If you are a HSPT shareholder and have any questions about how to vote or direct a vote in respect of your HSPT Ordinary Shares, you may call Advantage Proxy, Inc., HSPT’s proxy solicitor, at +1 (877) 870-8565, or banks and brokers can call +1 (877) 870-8565, or by email at ksmith@advantageproxy.com.

Redemption Rights

In connection with the completion of the Business Combination, each public shareholder may elect to redeem all or a portion of its public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in HSPT’s trust account (the “Trust Account”), including interest earned on the funds held in the Trust Account and not previously released to HSPT to pay its taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares (a “Redemption Election”), regardless of how such public shareholder votes on the Proposals or whether such public shareholder votes at all. The deadline to make a Redemption Election is 5:00 pm Eastern Time on January 30, 2026 (two business days prior to the scheduled vote at the Extraordinary Meeting) (the “Redemption Deadline”).

Holders of outstanding units must separate the underlying public shares and rights prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to our transfer agent with written instructions to separate such units into public shares and rights. This must be completed far enough in advance to permit the mailing of the public share certificates back to you (if applicable) so that you may then exercise your redemption rights upon the separation of the public shares from the units. The holders of HSPT Rights have no redemption rights with respect to the HSPT Rights.

You may exercise your redemption rights regardless of whether you vote or, if you vote, irrespective of whether you vote “FOR” or “AGAINST” the Proposals. As a result, the Business Combination Agreement can be approved by shareholders who shall redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market for its shares, fewer shareholders and the potential inability to meet the Nasdaq listing standards.

Pursuant to the Existing HSPT Charter, a public shareholder may request that the Company redeem all or a portion of such public shareholder’s shares for cash if the Business Combination Proposals is approved. You will be entitled to receive cash for any public shares to be redeemed only if you:

(1)    (a) hold public shares or (b) hold public shares through HSPT Public Units and you elect to separate your units into the underlying rights prior to exercising your redemption rights with respect to the public shares; and

(2)    two business days prior to the scheduled vote at the Extraordinary Meeting, (a) submit a written request, including the name, phone number, and address of the beneficial owner of the shares for which redemption is requested, to HSPT’s transfer agent, at Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attn: SPAC Redemption Team (email: spacredemptions@continentalstock.com), that HSPT redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold your shares through a bank or broker, you must ensure your bank or broker complies with the requirements identified herein, including submitting a written request that your shares be redeemed for cash to the transfer agent and delivering your shares to the transfer agent prior to the scheduled vote at the Extraordinary Meeting. You will only be entitled to receive cash in connection with a redemption of these shares if you continue to hold them until the Business Combination is consummated.

Through DTC’s DWAC system, this electronic delivery process can be accomplished by the shareholder, whether or not it is a record holder or its shares are held in “street name,” by contacting the transfer agent or its broker and requesting delivery of its shares through the DWAC system. Tendering or delivering share certificates physically (if any) may take significantly longer. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC, and HSPT’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced redemption process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and the broker would determine whether or not to pass this cost on to the redeeming holder. It is HSPT’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. HSPT does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical share certificate. Such shareholders will have less time to make their investment decision than those shareholders that deliver their shares through the DWAC system. Shareholders that request physical share certificates and wish to redeem may be unable to meet the deadline for tendering their shares before exercising their redemption rights and thus will be unable to redeem their shares.

Share certificates that have not been tendered or delivered in accordance with these procedures prior to the vote on Business Combination Proposals will not be redeemed for cash held in the Trust Account. In the event that a public shareholder tenders its shares and decides prior to the vote at the Extraordinary Meeting that it does not want to redeem its shares, the shareholder may withdraw the tender immediately prior to the scheduled vote at the Extraordinary Meeting. If you delivered your share certificate(s) (if applicable) for redemption to our transfer agent and decide prior to the vote at the Extraordinary Meeting not to redeem your public shares, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the address listed above. In the event that a public shareholder tenders shares and the Business Combination Proposals is not approved, these shares will not be redeemed and the physical certificates representing these shares will be returned to the shareholder promptly following the determination that the Business Combination Proposals will not be approved. HSPT anticipates that a public shareholder that tenders shares for redemption in connection with the vote to approve the Business Combination Proposals would receive payment of the redemption price for such shares as soon as practical after the completion of the Second Merger. The transfer agent will hold the certificates of public shareholders that make the Redemption Election until such shares are redeemed for cash or returned to such shareholders.

HSPT shareholders may vote in favor of the Business Combination Proposals and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of HSPT shareholders are substantially reduced as a result of redemption by HSPT shareholders. In the event of significant redemptions, with fewer shares and fewer HSPT shareholders, the trading market for PubCo Ordinary Shares may be less liquid than the market for HSPT Ordinary Shares was prior to the Business Combination. In addition, in the event of significant redemptions, PubCo may not be able to meet the Nasdaq listing standards. It is a condition to consummation of the Business Combination in the Business Combination Agreement that the PubCo Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof. PubCo and HSPT have certain obligations in the Business Combination Agreement to use reasonable best efforts to procure the satisfaction of certain conditions precedent for the consummation of the Business Combination, including with respect to satisfying the Nasdaq listing condition.

No Appraisal or Dissenters’ Rights

HSPT’s shareholders do not have appraisal rights under the Companies Act (Revised) of the Cayman Islands in connection with the Proposals to be voted on at the Extraordinary Meeting. Accordingly, HSPT’s shareholders have no right to dissent and obtain payment for their shares; however, HSPT Public Shareholders have a redemption right with respect to their HSPT Public Shares as further described in this proxy statement/prospectus. See “Extraordinary Meeting of HSPT shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your HSPT Public Shares for cash.

Proxy Solicitation Costs

HSPT is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. HSPT and its directors, officers and employees may also solicit proxies in person by telephone or by other electronic means. HSPT shall bear the cost of the solicitation.

HSPT has hired Advantage Proxy, Inc. to assist in the proxy solicitation process. HSPT shall pay Advantage Proxy, Inc. a fixed fee of $12,500, plus disbursements, and to reimburse Advantage Proxy, Inc. for its reasonable and documented costs and expenses, estimated for about $1,500, and shall indemnify Advantage Proxy, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee shall be paid with non-Trust Account funds. HSPT shall pay the cost of soliciting proxies for the Extraordinary Meeting.

HSPT shall ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions, and shall reimburse such parties for their expenses in forwarding soliciting materials to beneficial owners of HSPT Ordinary Shares and in obtaining voting instructions from those owners.

HSPT’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSALS

General

HSPT Shareholders are being asked to approve by special resolutions:

to consider and vote upon the following proposals (collectively referred to herein as the “Business Combination Proposals”), to approve by special resolutions:

(a)     (i) the Business Combination Agreement (which is attached to this proxy statement/prospectus as Annex A) and (ii) other Transaction Documents (as defined in the Business Combination Agreement) be approved, ratified and confirmed in all respects;

(b)    the Business Combination which includes the merger between HSPT and Merger Sub I with HSPT surviving the merger and becoming a wholly owned subsidiary of PubCo (the “First Merger”) followed by the merger between SL Bio and Merger Sub II with SL Bio surviving the merger and becoming a wholly owned subsidiary of PubCo (the “Second Merger”), and other transactions contemplated in the Business Combination Agreement be approved, ratified and confirmed in all respects (collectively with the First Merger and Second Merger, the “Business Combination”);

(c)     the plan of First Merger in relation to the First Merger attached to this proxy statement/prospectus as Annex B and the filing of the plan of First Merger with the Registrar of Companies of the Cayman Islands be approved, ratified and confirmed in all respects;

Under the Business Combination Agreement, the approval of each of the Business Combination Proposals, the Amended M&A Proposal, and the Sole Director Appointment Proposal by the requisite vote of HSPT shareholders is a condition to the consummation of the Business Combination. Each of the Proposals (except the Adjournment Proposal) is cross-conditioned on the approval of each other. If any one of these Proposals is not approved by the HSPT shareholders, the Business Combination shall not be consummated. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus. The approval of the Adjournment Proposal if presented will require the consent of the meeting, which means a simple majority of the votes which are cast by those shareholders of HSPT who are present, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

The Business Combination Agreement

On May 9, 2025, HSPT entered into the Business Combination Agreement with PubCo, Merger Sub I, Merger Sub II, and SL Bio. Pursuant to the Business Combination Agreement, among other things, (i) Merger Sub I will merge with and into HSPT, with HSPT as the surviving entity and a wholly-owned subsidiary of PubCo (the “First Merger”), and (ii) following the First Merger, Merger Sub II will merge with and into SL Bio, with SL Bio as the surviving entity and a wholly-owned subsidiary of PubCo (the “Second Merger,” and together with the First Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). Upon the consummation of the Business Combination, each of HSPT and SL Bio will become a subsidiary of PubCo, and HSPT’s shareholders and SL Bio’s shareholders will receive ordinary shares of par value of $0.0001 each of PubCo (“PubCo Ordinary Shares”). The Company expects PubCo Ordinary Shares be listed and traded on the Nasdaq following the consummation of the Business Combination.

Pursuant to the Business Combination Agreement,

((i)    immediately prior to the First Merger Effective Time,

a.      each Acquiror Unit (as defined in the Business Combination Agreement) issued and outstanding immediately prior to the First Merger Effective Time (as defined in the Business Combination Agreement) will be automatically detached and the holder thereof will be deemed to hold one (1) Acquiror Ordinary Share (as defined in the Business Combination Agreement) and one (1) Acquiror Right (as defined in the Business Combination Agreement) in accordance with the terms of the applicable Acquiror Unit (the “Unit Separation”);

b.      each Acquiror Right issued and outstanding immediately prior to the First Merger Effective Time will be automatically converted into one-tenth (1/10) of an Acquiror Ordinary Share (the “Acquiror Right Conversion”);

c.      immediately following the Unit Separation and Acquiror Right Conversion, each Acquiror Ordinary Share (which, for the avoidance of doubt, includes the Acquiror Ordinary Shares held as a result of the Unit Separation and the Acquiror Right Conversion) issued and outstanding immediately prior to the First Merger Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive one (1) newly issued PubCo Ordinary Share.

(ii)    at the Second Merger Effective Time (as defined in the Business Combination Agreement), each Company Exchanging Share (as defined in the Business Combination Agreement) will automatically be cancelled and converted into the right of each holder of the Company Exchanging Shares to receive, such number of newly issued PubCo Ordinary Shares, as determined in accordance with the Business Combination Agreement, based on an exchange ratio equal to the quotient of (a) $5.568 billion divided by $10.00 per share, divided by (b) the number of the ordinary shares, par value $0.1, of the Company (“Company Ordinary Shares”) issued and outstanding immediately prior to the Second Merger Effective Time.

Representation and Warranties

Under the Business Combination Agreement, the Company and HSPT made representations and warranties to each other, including, but not limited to, organization, subsidiaries, due authorization, no conflicts, governmental authorizations and consents, capitalization, financial statements and internal controls, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, taxes, absence of changes, the proxy/registration statement, investment company status, and brokers’ fees; in the case of the Company, as to its benefit plans, labor relations and employees, insurance, licenses, equipment and other tangible property, real property, intellectual property, privacy and cybersecurity, environmental matters, anti-corruption compliance, anti-money laundering, sanctions and international trade compliance, vendors, government contracts, compliance with FDA laws, and investigation of HSPT; and in the case of HSPT, as to its SEC filings, trust account, business activities, and Nasdaq listing.

Covenants and Agreements of the Parties

The Business Combination Agreement also contains joint covenants of the parties regarding their conduct during the period between the signing of the Business Combination Agreement and the earlier of the closing of the Business Combination or the termination of the Business Combination Agreement, including covenants regarding, among other things, regulatory approvals and filings, preparation of the proxy statement/registration statement, shareholder approvals, support of transaction, tax matters, cooperation and consultation, indemnification and insurance, public announcements, key person agreements, and the directors and officers of PubCo after the closing of the Business Combination.

The Business Combination Agreement also includes certain covenants (i) provided by the Company, in connection with, among other things, the conduct of business, inspection, preparation and delivery of additional financial statements, alternative proposals, exchange listing, notice of development, no trading, shareholder litigation, employee matters, shareholder proxies, transaction documents, and transaction financings, and (ii) provided by HSPT, in connection with, among other things, the trust account proceeds and related available equity, Nasdaq listing, no solicitation, public filings, and shareholder litigation.

Conditions to Consummation of the Business Combination

Consummation of the Business Combination is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Business Combination Agreement and the Business Combination by HSPT’s and the Company’s shareholders.

Other conditions to each party’s obligations include, among other things: (i) the effectiveness of the proxy/registration statement, (ii) the approval of PubCo’s initial listing application with Nasdaq in connection with the Business Combination, (iii) all regulatory approvals necessary to consummate the Business Combination having been obtained, (iv) no governmental authority having enacted, issued, promulgated, enforced or entered any law or governmental order that is then in effect and which has the effect of making the closing of the Business Combination illegal or which otherwise prevents or prohibits consummation of the closing of the Business Combination, (v) all third party consents necessary to consummate the Business Combination having been obtained, (vi) no Company Material Adverse Effect (as defined in the Business Combination Agreement) of any of the Company or the Acquisition Entities (as defined in the Business Combination Agreement) and no Acquiror Material Adverse Effect (as defined in the Business Combination Agreement) of HSPT, and (vii) all Transaction Documents (as defined in the Business Combination Agreement) having been executed and delivered by the other parties thereto and been in full force and effect in accordance with the terms thereof as of the closing of the Business Combination, as applicable.

Additionally, the conditions to each party’s obligations for the First Closing (as defined in the Business Combination Agreement) include, among other things, (i) the Acquiror Fundamental Representations (as defined in the Business Combination Agreement) and certain other of the Acquiror’s representations and warranties being true and correct in all respects at and as of the First Closing Date, (ii) the Company Fundamental Representations (as defined in the Business Combination Agreement) and certain other of the Company’s representations and warranties being true and correct in all material respects at and as of the First Closing Date, (iii) each of the covenants of HSPT, the Company and the Acquisition Entities to be performed as of or prior to the First Closing having been performed in all material respects, (iv) each of the Company and the Acquisition Entities having delivered to HSPT good standing certificates or similar documents for the relevant Acquisition Entities in its jurisdiction of incorporation or organization, (v) HSPT having delivered to the Company and the Acquisition Entities a good standing certificate of HSPT, (vi) each of the Company and the Acquisition Entities having delivered to HSPT a certificate signed by an authorized director or officer of each of the Company and the Acquisition Entities certifying that certain conditions for the First Closing specified in the Business Combination Agreement have been fulfilled, and (vii) HSPT having delivered to the Company and the Acquisition Entities a certificate signed by an authorized director or officer of HSPT certifying that certain conditions for the First Closing specified in the Business Combination Agreement have been fulfilled.

The conditions to each party’s obligations for the Second Closing (as defined in the Business Combination Agreement), include, among other things, (i) the Company Fundamental Representations (as defined in the Business Combination Agreement) and certain other of the Company’s representations and warranties being true and correct in all respects at and as of the Second Closing Date, (ii) each of the covenants of the Company and the Acquisition Entities to be performed as of or prior to the Second Closing having been performed in all material respects, and (iii) the First Closing having occurred.

Termination

The Business Combination Agreement may be terminated by mutual written consent of the Company and HSPT and under certain circumstances, including, among other things, (i) by written notice from either the Company or HSPT to the other if any governmental authority has enacted, issued, promulgated, enforced or entered any law or governmental order that is then in effect and which has the effect of making the First Closing or Second Closing illegal or which otherwise prevents or prohibits consummation of the Business Combination, other than any such restraint that is immaterial, (ii) by written notice to HSPT from the Company if the Acquiror Shareholder Approval (as defined in the Business Combination Agreement) has not been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting (as defined in the Business Combination Agreement), (iii) by written notice to the Company from HSPT if there is any breach of any representation, warranty, covenant or agreement on the part of the Company, PubCo, Merger Sub I or Merger Sub II set forth in the Business Combination Agreement, except that, if such breach is curable by the Company, PubCo, Merger Sub I or Merger Sub II, as applicable, through the exercise of its reasonable best efforts within a certain period, (iv) by written notice from either the Company or HSPT to the other if the closing of the First Merger has not occurred on or before the last date required by the Acquiror Charter (as defined in the Business Combination Agreement) for HSPT to consummate a business combination, (v) by written notice to the Company from HSPT if the closing of the Second Merger has not occurred by the third business day following the closing of the First Merger, (vi) by written notice to the Company from HSPT if the Company Shareholder Approval (as defined in the Business Combination Agreement) has not been obtained by reason of the failure to obtain the required vote at the Company Shareholders’ Meeting (as defined in the Business Combination Agreement), or (vii) by written notice to HSPT from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of HSPT set forth in the Business Combination Agreement, except that, if such breach is curable by HSPT through the exercise of its reasonable best efforts within a certain period.

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will forthwith become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or shareholders, other than any liability of the Company, PubCo, HSPT, Merger Sub I or Merger Sub II, as the case may be, for any willful and material breach of the Business Combination Agreement occurring prior to the termination.

Governing Law and Dispute Resolution

The Business Combination Agreement, and all claims or causes of action based upon, arising out of, or related to it or the transactions contemplated thereby, is governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Other Transaction Documents

Company Shareholder Support Agreement

In connection with the execution of the Business Combination Agreement, on May 9, 2025, PubCo, the Company, HSPT, and certain shareholders of the Company (the “Requisite Shareholders”), entered into a Company Shareholder Support Agreement (the “Company Shareholder Support Agreement”), pursuant to which the Requisite Shareholders agreed to, among other things, (i) not to transfer any Subject Shares (as defined in the Company Shareholder Support Agreement) until the Expiration Time (as defined in the Company Shareholder Support Agreement), (ii) to vote all the Subject Shares in favor of proposals in connection with the Business Combination, and (iii) to vote all the Subject Shares against the proposals in connection with other alternative business combinations other than the Business Combination with HSPT.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, on May 9, PubCo, the Company, HSPT, and Horizon Space Acquisition II Sponsor Corp a Cayman Islands exempted company (the “Sponsor”), entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to, among other things, (i) not to transfer any Subject Shares (as defined in the Sponsor Support Agreement) until the Expiration Time (as defined in the Sponsor Support Agreement), (ii) to vote all the Subject Shares in favor of proposals in connection with the Business Combination, and (iii) to vote all the Subject Shares against the proposals in connection with other alternative business combinations other than the Business Combination with the Company.

Form of Registration Rights Agreement

The Business Combination Agreement contemplates that, prior to the Second Merger Effective Time (as defined in the Business Combination Agreement), PubCo and certain other parties thereto will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which PubCo will grant certain registration rights with respect to PubCo’s securities held by such other parties following the closing of the Business Combination.

Form of Lock-Up Agreement

In connection with the Business Combination, prior to the Merger Effective Time, the Sponsor, certain shareholders of SL Bio and PubCo will enter into a Lock-Up Agreement (the “Lock-Up Agreement”), pursuant to which, the Sponsor and such shareholders of SL Bio will irrevocably agree not to transfer any Lock-Up Securities (as defined in the Lock-Up Agreement) or engage in any short sales with respect to any securities of PubCo during the Lock-Up Period (as defined in the Lock-Up Agreement).

Organizational Structure

The following diagram illustrates SL Bio’s corporate structure as of the date of this proxy statement/prospectus:

The following diagram summarizes HSPT’s corporate structure as of the date of this proxy statement/prospectus.

The following diagram illustrates PubCo’s corporate structure immediately after the completion of the Business Combination:

Memorandum and Articles of Association of PubCo Following the Business Combination

Pursuant to the Business Combination Agreement, upon the First Closing, PubCo’s current memorandum and articles of association shall be amended and restated. See “Description of PubCo’s Share Capital,” for a description of the Amended PubCo Charter and “Comparison of Corporate Governance and Shareholder Rights” for a comparison to the provisions of HSPT’s organizational documents.

Stock Exchange Listing of PubCo Ordinary Shares

PubCo will apply for the PubCo Ordinary Shares to be issued in connection with the Business Combination to be approved for, listing on the Nasdaq and accepted for clearance by DTC.

Delisting and Deregistration of HSPT Ordinary Shares

If the Business Combination is completed, the HSPT Ordinary Shares shall be delisted from Nasdaq and shall be deregistered under the Exchange Act.

Headquarters

After completion of the transactions contemplated by the Business Combination Agreement, the corporate headquarters and principal executive office of PubCo will be located at 11th Floor, No. 479 Chongyang Road, Nangang District, Taipei, Taiwan R.O.C. 115010.

Background of Business Combination

The terms of the Business Combination Agreement are the result of arms-length negotiations between HSPT and SL Bio, and their respective representatives. The following is a brief description of the background of these negotiations.

HSTP Initial Public Offering

HSPT is a blank check exempted company incorporated in the Cayman Islands on March 21, 2023, for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

On November 18, 2024, HSPT consummated the IPO of 6,000,000 units (the “HSPT Units”). Each HSPT Unit consists of one ordinary share, $0.0001 par value per share (each, an “HSPT Ordinary Share”), and one right (each, an “HSPT Right”), each one HSPT Right entitling the holder thereof to exchange for one-tenth of one HSPT Ordinary Share upon the completion of the HSPT initial business combination. The HSPT Units were sold at an offering price of $10.00 per HSPT Unit, generating gross proceeds of $60,000,000.

Substantially concurrently with the closing of the HSPT IPO, HSPT completed the private sale of 200,000 HSPT Units (the “HSPT Private Units”) to HSPT’s sponsor, Horizon Space Acquisition II Sponsor Corp. (the “sponsor”). The sponsor is a Cayman Islands exempted company formed as an investment vehicle holding the securities of HSPT and as the sponsor of the IPO. The shareholders of the sponsor include (i) HSPT’s CEO and Chairman of the Board, Mr. Mingyu (Michael) Li, and (ii) Ms. Chen Ying-Chun, a Taiwan resident. Mr. Mingyu (Michael) Li and Ms. Chen Ying-Chun each holds 50% of equity interests in the sponsor in consideration of the same amount of capital injection into the sponsor. In accordance with the governing documents of the sponsor, Mr. Mingyu (Michael) Li is the sole director of the sponsor and deemed to have the voting and dispositive rights over the securities of HSPT held by the sponsor. Each HSPT Private Unit consists of one HSPT Ordinary Share and one HSPT Right. The HSPT Private Units were sold at a purchase price of $10.00 per HSPT Private Unit, generating gross proceeds to HSPT of $2,000,000. HSPT Private Units are identical to the HSPT Units sold in the HSPT IPO, subject to limited exceptions as further described in the registration statement of the HSPT IPO, such that the Sponsor has agreed to waive its redemption rights with respect to Ordinary Shares underlying the HSPT Private Units under certain circumstances.

In connection with the HSPT IPO, the underwriter of the HSPT IPO were granted an option to purchase up to 900,000 additional Units (the “Over-Allotment Option”). On November 19, 2024, the representative of the underwriters in the IPO, Maxim Group LLC (the “Representative”), exercised the Over-Allotment Option in full, and on November 21, 2024, the Representative consummated purchase of 900,000 HSPT Units (the “Option Units”), generating gross proceeds of $9,000,000. Simultaneously with the issuance and sale of the Option Units, HSPT completed a private placement sale of 13,500 HSPT Private Units to the Sponsor at a purchase price of $10.00 per HSPT Private Unit, generating gross proceeds of $135,000.

In connection with the HSPT IPO and the sale of the Option Units, HSPT issued a total of 241,500 HSPT Ordinary Shares (the “Representative Shares”) to the Representative.

Of the net proceeds of the HSPT IPO, the sale of the Option Units, sale of Private Units, and sale of Additional Private Units, a total of $69,000,000, was placed in a trust account (the “Trust Account”) established for the benefit of our public shareholders and the underwriters of the IPO with Wilmington Trust, N.A. acting as trustee.

On February 4, 2025, HSPT announced that holders of the HSPT Units may elect to separately trade the HSPT Ordinary Shares and HSPT Rights included in HSPT Units, commencing on or about February 5, 2025.

Target Search

After the consummation of the HSPT IPO, HSPT began their search for a suitable target for a business combination. Below is a list of the candidates that HSPT assessed in substance and did not proceed with a potential business combination.

Candidate One:    On November 21, 2024, a professional connection of the Sponsor introduced Candidate One to HSPT. Candidate One is an innovative EV company based in Singapore that focuses on providing customized EV solution to Asia and Europe markets, expanding from research and development, design, to commissioned factory manufacturing service. On November 21, 2024, Mr. Mingyu (Michael) Li and the CEO of Candidate One had their first online meeting. During the meeting, Mr. Li introduced HSPT’s background and its target search criteria, and the CEO of Candidate One introduced Candidate One’s business, operation, its core technology in terms of EV battery, digital cabin, driver assistance system. On December 3, 2024, Mr. Li and the CEO of Candidate One met in person in Singapore to discuss Candidate One’s development strategy, financial projections, and financing need. On December 17, 2024, Mr. Li had an online meeting with the secretary of board of directors of Candidate One, where the parties discussed general work stream, timeline, necessity to restructure business of Candidate One, and conditions to be satisfied to complete listing through a de-SPAC transaction. After the meeting, HSPT assessed the time required to restructure Candidate One. Because Candidate One has operations across Asia, including Singapore and Japan, it needed to proceed with a relatively complex restructure in order to consolidate its operation. After consideration, HSPT decided not to move forward with Candidate One given the potentially extensive time required to restructure business of Candidate One to be ready for the business combination.

Candidate Two.    On November 24, 2024, a professional connection of the Sponsor introduced Candidate Two to HSPT. Candidate Two is a digital wallet, business-facing digital devices, and SAAS platform provider based in Canada. Candidate Two is focused on its all-in-one digital wallet that provides global cross-border payment solution to international customers. On November 24, 2024, Mr. Li and CEO and CFO of Candidate Two met through a web conference where the parties discussed the operation, development strategy and financing need of Candidate Two. On November 24, 2024, HSPT and Candidate Two entered into a Non-Disclosure Agreement, in which HSPT agreed to keep confidential of the document and information received from Candidate Two for due diligence purpose. From November 24, 2024 to December 8, 2024, Candidate Two provided a series of due diligence documents to HSPT, including its investor deck and audited financial statements under US GAAP for year ended December 31, 2023. On December 8, 2024, Mr. Li had another online call with Candidate Two’s CEO and CFO, where Mr. Li introduced the general work stream, timeline, and documentation required to complete listing through a de-SPAC transaction. On January 18, 2025, Mr. Li met with Candidate Two’s CEO and CFO in Tokyo, Japan to discuss the SPAC’s financial status, Candidate Two’s expansion strategy, and Candidate Two’s financing need in connection with the expansion strategy. According to Candidate Two’s management, Candidate Two planned to expand the market to attract more merchants, so they wanted to access capital markets for fund raising purpose. On February 11, 2025, Mr. Li and Candidate Two’s CEO and CFO met again in Shanghai, China, where they discussed the use of proceeds after the business combination, and potential consequences of failing to close the business combination. In February 2025, upon the discussion by the HSPT Board, both parties decided not to move forward with a business combination given that Candidate Two has immediate financing need of $50 million in short term in order to cover costs that might be incurred in the de-SPAC transaction and to carry out its expansion strategy.

Candidate Three.    On December 24, 2024, a professional connection of the Sponsor introduced Candidate Four to HSPT. Candidate Three is a biotech company based in China that provides “One-Stop” cell therapy for tumor treatment with innovative and durable tumor technology, whose primary targeted markets are China and the United States. On December 12, 2024, Mr. Li had a call with the financial advisor of Candidate Three, during which, the financial advisor introduced the one-stop cell therapy and the general business of Candidate Three. On December 24, 2024, Mr. Li had a web conference with the financial advisor and Candidate Three, including its CFO and CTO. During the meeting, Candidate Three introduced its breakthrough achievements in tumor treatment and need for the company to seek listing in the U.S. in order to obtain financial and talent resources for its further R&D efforts. On December 25, 2024, HSPT and Candidate Three entered into a Non-Disclosure Agreement, pursuant to which HSPT agreed to keep confidential of the document and information received from Candidate Three for due diligence purpose. On December 27, 2024, Mr. Li had a web conference with the financial advisor and Candidate Three, including its CEO and CMO. At the meeting, Candidate Three introduced the financial status of the company, and parties discussed the feasibility of completing a business combination. Mr. Li also introduced to Candidate Three the need to potentially complete a filing with China Securities Regulatory Commission (CSRC) in order to complete the transaction, including the document and time needed to prepare for the filing. After this meeting, Candidate Three decided not to move forward given the extensive time and preparation needed to complete filing with CSRC, which Candidate Three was not fully aware of prior to making contact with HSPT.

Timeline of the Business Combination

On December 6, 2024, SL Bio was introduced to HSPT by, Ying-Chun Chen, a shareholder of Sponsor.

On December 6, 2024, Mr. Li met with Mr. William Wang, SL Bio’s CEO, and Dr. Ethan Shen, SL Bio’s CTO in Taipei, Taiwan. During the meeting, Mr. Li introduced background of HSPT, and Dr. Shen and Mr. Wang introduced SL Bio’s business, drug candidates, and cell therapy research. SL Bio also introduced briefly about its financial status, the potential of its technology, and the financial resource needed to continue R&D of its drug candidates. After the meeting, the parties agreed to enter into a non-disclosure agreement to continue the discussion.

On December 6, 2024, HSPT and SL Bio entered into a Non-Disclosure Agreement. The Non-Disclosure Agreement provides that both parties shall keep confidential the information disclosed to the other party for a period of four years.

On December 8, 2024, SL Bio granted access of its data room to HSPT, and management of HSPT started due diligence of SL Bio.

On December 9, 2024, HSPT and SL Bio had a web conference where Mr. Li, Mr. William Wang, and Dr. Ethan Shen were present. During this meeting, SL Bio introduced the development stage of its drug candidates and the future strategies of the company. SL Bio and HSPT also discussed preliminarily about the transaction terms of the business combination, including the potential PIPE financing required, timetable, workstream and costs. During this meeting, SL Bio indicated that they might be able to secure a PIPE financing of $5 million to $10 million in order to complete the de-SPAC transaction.

On December 12, 2024, HSPT and SL Bio had a second web conference where Mr. Li, Mr. William Wang, and Dr. Ethan Shen were present. During this meeting, HSPT answered questions from SL Bio management about the SPAC financials, management, and strategies. SL Bio also introduced further about its ongoing research and development of its current drug candidates. HSPT and SL Bio also discussed about SL Bio’s potential R&D directions, and HSPT shared its suggestion that SL Bio should focus on bringing its current drug candidates to market before pivoting to more drug candidates.

On December 26, 2024, HSPT and SL Bio entered into a non-binding letter of intent (the “LOI”), which contemplated the following terms, among others: (i) the LOI is intended to express only a mutual indication of interest in a potential business combination and shall not create legal obligation to the parties, except for certain binding matters; (ii) the obligations of the parties to consummate the business combination are subject to and conditioned upon the negotiation and execution of a definitive agreement; (iii) each party and their representatives will keep confidentiality of information obtained from the other party about its properties, employees, finances, businesses and operations, and will use such information solely for the purpose of evaluating and implementing the proposed business combination; (iv) each party will cooperate with the other party regarding all due diligence matters, including document requests; (v) each party will bear its own costs and expenses in connection with the LOI and negotiation of the proposed transaction; and (vii) the LOI will be automatically terminated on June 30, 2025 unless extended. The LOI also includes a non-binding term sheet, which provided, among others, that: (i) SL Bio shall use its best efforts to source and cause qualified investors to enter into financing agreement with commitment of no less than $5 million in aggregate; (ii) at the closing, the board of directors of the surviving company of the transaction will have five directors, including one member nominated by HSPT; and (iii) by no later than March 31, 2025, SL Bio shall deliver to HSPT final or close to final draft of audited consolidated financial statements as of and for the years ended December 31, 2022 and 2023 and reviewed consolidated financial statements for six months ended June 30, 2024, prepared in conformity with U.S. GAAP under the standards of the PCAOB; and (iv) the business combination will contain no post-closing indemnification obligation on either party except in case of gross negligence or fraud.

On December 26, 2024, HSPT and SL Bio had a third web conference where Mr. Li, Mr. William Wang, and Dr. Ethan Shen were present. SL Bio presented in detail the company’s cell therapy research status and its strength and advantages in the industry. Mr. Li and SL Bio management also discussed the short-term work schedule for the proposed business combination, including due diligence and engagement of service providers.

On December 31, 2024, HSPT engaged Robinson & Cole LLP (“R&C”) as its U.S. securities counsel in connection with the Business Combination.

On January 6, 2025, Mr. Li had a call with Mr. William Wang and Dr. Ethan Shen of SL Bio to discuss the structure of the proposed business combination and valuation. After the meeting, SL Bio started the internal process to generate a proposed valuation of the company.

On January 8, 2025, HSPT, SL Bio, R&C, and SL Bio’s legal counsel, had a web conference to discuss timetable of the proposed business combination.

On January 10, 2025, HSPT engaged Messina Madrid Law PA (“MML”) as its U.S. tax counsel

On January 29, 2025, based on the discussion with HSPT and MML, R&C sent a preliminary transaction structure proposal (the “Proposed Structure”) to the U.S. legal counsel of SL Bio. According to the Preliminary Structure, (i) an incorporator would set up a new entity in Cayman Islands (“PubCo”); (ii) PubCo would set up two wholly-owned subsidiaries in Cayman Islands, i.e., Merger Sub I and Merger Sub II respectively; (iii) Merger Sub I will merge with and into HSPT, with HSPT as the surviving entity and a wholly-owned subsidiary of PubCo; and (iv) Merger Sub II will merge with and into the SL Bio, with SL Bio as the surviving entity and a wholly-owned subsidiary of PubCo.

In January 2025, HSPT management, at the request of the board of the directors (the “HSPT Board”) started to select independent investment bank to render fairness opinion for the valuation of SL Bio. In selecting the candidates, they focused on experiences of providing valuation or fairness opinion in business combination transactions, expertise in bio-tech industry, familiarity with U.S. capital market as well as companies in Asia-pacific markets. They also considered the proposed costs and availability of valuator candidates. In February 2025, HSPT management decided to recommend both Newbridge Securities Corporation (“Newbridge”) and King Kee Appraisal and Advisory Limited (“KKG”) as candidates to the HSPT Board because both Newbridge and KKG had relevant experiences and qualifications, and could accommodate the desired timetable by the parties with reasonable fee quotations.

On February 4, 2025, SL Bio’s legal counsel confirmed its agreement of the Proposed Structure.

On February 8, 2025, HSPT engaged Newbridge to evaluate for the benefit of HSPT shareholders, and to advise the HSPT Board regarding the Merger consideration in connection with the Business Combination.

On February 13, 2025, HSPT held a meeting of the HSPT Board, where Mr. Li briefed to the HSPT Board the status of the business combination, including, among others: (i) summary of the target search since the completion of the IPO until the meeting, (ii) corporate profiles of SL Bio and Candidate Two, two target candidates that the management were assessing, (iii) the management’s recommendation to proceed with SL Bio as the target, (iv) the proposed timetable of the business combination based on the discussions between HSPT and SL Bio, and (v) profiles of NewBridge and KKG as third-party valuator candidates to render fairness opinion for the valuation of SL Bio in connection with the business combination. The Board discussed the background of SL Bio and Candidate Two, and decided to move forward with SL Bio considering: (i) Candidate Two provides transactional support services, which has lower technological barrier and could be easily replaced in market, whereas SL Bio’s licensed technologies show potential to become groundbreaking cellular and gene therapies; and (ii) Candidate Two has immediate financing need of $50 million in short term in order to cover costs that might be incurred in the de-SPAC transaction and to carry out its expansion strategy. Following some discussion, the HSPT Board approved (i) to move forward with SL Bio as a potential target in connection with the business combination, and (ii) the engagement of Newbridge to render a fairness opinion and review the proposed business combination.

On March 4, 2025, R&C circulated to SL Bio’s legal counsel an initial draft of the business combination agreement.

On March 7, 2025, R&C circulated to SL Bio’s legal counsel an initial draft of ancillary agreements.

On March 11, 2025, SL Bio engaged Ogier as its Cayman Islands counsel.

On April 2, 2025, HSPT held another meeting of its board of directors, with the agenda of the meeting being the discussion of service provider to render a fairness opinion. Mr. Li reported to the Board that while Newbridge had initially been engaged to provide a fairness opinion for the transaction, SL Bio had subsequently requested to retain a third party professional for financial forecast and projections, and considers Newbridge as a suitable candidate. Since the same firm cannot serve as both SL Bio’s financial projections provider and the Company’s fairness opinion provider in the proposed business combination, Mr. Li proposed engaging KKG as the new fairness opinion provider for the valuation of SL Bio in connection with the proposed business combination. Following some discussion, the HSPT Board approved the engagement of KKG. In the meantime, SL Bio provided documents, including background information of its technologies, for Newbridge to work on its financial forecast and projections.

On April 11, 2025, SL Bio engaged Newbridge as its valuation service provider. Following the engagement, Newbridge provided financial analysis, financial projections, and market analysis service to SL Bio.

Between March 4, 2024 through the date of execution on May 9, 2025, HSPT, SL Bio and each of their legal counsels continuously communicated with respect to transaction documents, legal due diligence and questions raised by counsels from time to time. With regard to the equity value of SL Bio, on March 30, 2025, HSPT and SL Bio had a conference call where Mr. Li, Mr. William Wang, and Dr. Ethan Shen discussed valuation of SL Bio. During the meeting, SL Bio introduced its R&D plan in the next five years, and based on the projections, proposed a valuation of $6 billion to $7 billion. However, HSPT believed the proposed valuation is relatively high given SL Bio’s product candidate is still in animal testing stage and will not become commercialized until later. On April 9, 2025, Mr. Li, Mr. William Wang, and Dr. Ethan Shen had another conference call to discuss the valuation, during which SL Bio further introduced the technological advantage of its cell therapy under development and its market promise, introduced SL Bio’s clinical trial plan, business operation projection. They projected that their drug candidates, once commercialized will be used for cancer treatment which have a significate market potential which rendered a valuation between $6 – 7 billion. HSPT acknowledged the market potential of SL Bio’s drug candidates, however, they proposed to discount the valuation based on the considerations of (i) the current stage of development of the drug candidates, (ii) the uncertainty of the clinical trial results and regulatory approval as well as the costs to complete the R&D and start productions; and (iii) the existing and potential competition in the market. After the discussion, the parties agreed with a valuation of $5.568 billion.

On May 9, 2025, a meeting of HSPT Board was called to discuss and approve the Business Combination Agreement and the Business Combination. During the meeting, KKG presented to HSPT Board an analysis report, including its analysis as to whether the total consideration to be paid to the shareholders of HSPT in connection with the Business Combination is fair to the shareholders of HSPT from a financial point of view. KKG rendered its oral opinion to HSPT Board to the effect that, as of May 9, 2025, and based on and subject to the assumptions, limitations, qualifications, and other matters considered in the preparation of such opinion that the consideration to be paid by HSPT in connection with the Business Combination pursuant to the Business Combination Agreement is fair, from a financial point of view, to HSPT’s unaffiliated shareholders. R&C also reiterated to the board members the transaction structure and material transaction terms under the Business Combination Agreement. After considering the proposed terms of the Business Combination Agreement and other related transaction agreements, and taking into account the other factors described below under the caption “The Board’s Reasons for the Approval of the Business Combination,” HSPT Board unanimously approved the Business Combination Agreement and the Business Combination, and determined that it was advisable and in the best interests of HSPT to consummate the Business Combination contemplated by the Business Combination Agreement. HSPT’s board of directors directed that the Business Combination Proposals and the other proposals described in this proxy statement/prospectus be submitted to HSPT’s shareholders for approval and adoption, and recommended that HSPT shareholders approve and adopt the Business Combination Proposals and the other proposals. On the same day, HSPT and SL Bio executed the Business Combination Agreement.

On December 15, 2025, HSPT and SL Bio had an online meeting where Mr. Li, Mr. William Wang, and Dr. Ethan Shen were present. Mr. Li and SL Bio management discussed certain corporate governance matters of PubCo following the consummation of the Business Combination. The parties agreed on, among others, the composition of the PubCo Board and decided to have PubCo’s compensation committee to decide the compensation of the PubCo Board members following the consummation of the Business Combination.

Extension of the Period of Time to Consummate Initial Business Combination

On or about November 17, 2025, an aggregate of $690,000 was deposited into the Trust Account for HSPT’s public shareholders by Hsiao-Lan Wu, a third party to the Sponsor and HSPT, which enables HSPT to extend the period of time it has to consummate its initial business combination by three months from November 18, 2025 to February 18, 2026. The Extension is the first of the two extensions permitted under the Existing HSPT Charter. In connection with the Extension Payment, on November 18, 2025, HSPT issued an unsecured promissory note of $690,000 to the Payee.

HSPT Board’s Reasons for the Approval of the Business Combination

From the date of the HSPT IPO through the execution of the Business Combination Agreement on May 9, 2025, HSPT evaluated various potential target companies. HSPT followed the initial set of criteria and guidelines outlined in the prospectus for the HSPT IPO to assess the value and the growth of the potential target companies but did not limit itself to those initial set of criteria. HSPT’s management evaluated business combination opportunities made available to HSPT’s management based on the merits of a particular initial business combination which may be based, to the extent relevant, on these general guidelines as well as other considerations, factors, and criteria that HSPT’s management deemed relevant.

Prior to reaching the decision to approve the Business Combination Agreement and the Business Combination, the HSPT Board reviewed the results of the due diligence conducted by HSPT’s management and third-party legal and financial advisors, which included:

(1)    meetings with SL Bio’s management.

(2)    Research on the market and the comparable selected public companies conducted by KKG.

(3)    Analysis of SL Bio’s business models, business plans and strategies.

(4)    Assessment of SL Bio’s total addressable market, key competitors, competitive advantages, barriers of entry and target market share.

(5)    Onsite visiting of SL Bio’s office in Taiwan.

(6)    Review of SL Bio’s corporate documents, material business contracts and other relevant due diligence documents.

(7)    Analysis and review of SL Bio’s historical financial statements.

(8)    Review of SL Bio’s related party transactions.

(9)    The operating and financial results, forecasts and projections of SL Bio rely upon assumptions and analyses developed by SL Bio.

(10)  Assessment of SL Bio’s public company readiness.

In particular, the HSPT Board engaged an independent third party, KKG, to analyze the Business Combination Agreement and the Business Combination and render a fairness opinion, pursuant to which it determined that the consideration to be paid by HSPT in connection with the Business Combination was fair to HSPT from a financial point of view. In evaluating the Business Combination with SL Bio, the HSPT Board consulted with KKG with regards to valuation of SL Bio.

In evaluating the transaction structure, the HSPT Board has considered various factors, including, among others, the possibility to accommodate PubCo’s foreign private issuer status and the overall tax efficiency. Upon discussion between HSPT and SL Bio, the parties agreed to adopt the Proposed Structure, which is known as double dummy and commonly used in de-SPAC transactions.

The HSPT Board has also considered a number of other factors to approve the Business Combination Agreement and the Business Combination, including, but not limited to:

•        the business, history, and management of SL Bio;

•        the likelihood that the Business Combination will be completed;

•        the expected timeline to complete the Business Combination;

•        the terms of the Business Combination Agreement and the belief that the terms of the Business Combination Agreement, including the representations, warranties, covenants, and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction;

•        the view of HSPT’s management as to the financial condition, results of operations, and business of SL Bio before and after the Business Combination based on due diligence;

•        the fact that consummating the Business Combination will mean HSPT cannot pursue other alternatives that could potentially result in greater value for HSPT;

•        the need for financing to complete the Business Combination;

•        the risk that the Business Combination may not be completed in a timely manner or at all; and

•        various other risks associated with the Business Combination.

The HSPT Board also identified and considered the following factors and risks as weighing negatively against pursuing the Business Combination Agreement and the Business Combination (although not weighted or in any order of significance):

•        Developmental stage company risk. SL Bio started its operation as a supplier of animal products to customers in Taiwan in 2023, and may not be able to execute or fully execute on its business plan as described in this proxy statement/prospectus, including, among other risks, that SL Bio may not be able to successfully complete clinical trials of its product candidates and therefore achieve commercialization of its product candidates.

•        Lack of operating history. The fact that SL Bio is an early-stage company, and has limited operating history.

•        Dependence on License Agreements. SL Bio is highly dependent on the intellectual property licensed from CytoArm and JY BioMed, pursuant to which SL Bio license its Armed-T and Gamma Delta T technologies. Any termination of the exclusivity of the licenses could damage SL Bio’s competitive position within the marketplace.

•        Risk that the benefits from the positive factors described above may not be achieved. There are uncertainties if benefits from the positive factors described above with respect to the potential the Business Combination will be fully achieved.

•        Forecasts and projections may prove incorrect. The operating and financial results, forecasts and projections of SL Bio rely upon assumptions and analyses developed by SL Bio. In particular, the equity value of SL Bio is highly based on the intellectual property licensed from CytoArm License Agreement.

•        Risk of the liquidation of HSPT. HSPT might be liquidated if not able to complete the Business Combination within the prescribed time period, which might divert HSPT’s management’s focus and resources from other business combination opportunities.

•        Redemption risks. It is uncertain if and how many HSPT shareholders may elect to redeem their HSPT Public Shares prior to the consummation of the Business Combination.

•        Other risks. Various other risks associated with the Business Combination and redemptions, the business of HSPT and the business of SL Bio as described in “Risk Factors,” including SL Bio’s need to raise additional capital to finance its operations.

In addition to considering the factors described above, HSPT Board also considered that HSPT’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of HSPT shareholders, including the fact that the HSPT Initial Shareholders may experience a positive rate of return on their investment, even if HSPT Public Shareholders experience a negative rate of return on their investment, due to having purchased Founder Shares for approximately $0.0145 per share. The HSPT Board was aware of and considered these interests, among other matters, in reaching the determination that the consideration to be paid by HSPT in connection with the Business Combination was fair to HSPT from a financial point of view. See “— Interests of HSPT’s Directors and Officers in the Business Combination” below. However, the HSPT Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the HSPT IPO and would be included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, and (iii) the Business Combination were structured so that the Business Combination may be completed even if HSPT Public Shareholders redeem a substantial portion of the HSPT Public Shares. The independent directors of HSPT did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination and/or preparing a report concerning the approval of the Business Combination. The Business Combination was not structured to require the approval of at least a majority of unaffiliated security holders of HSPT.

After considering the foregoing factors, the HSPT Board concluded, in its business judgment, that the potential benefits that it expected HSPT and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. The HSPT Board also noted that HSPT shareholders would have a substantial economic interest in PubCo (depending on the level of HSPT shareholders that sought redemption of their HSPT Public Shares for cash). Accordingly, the HSPT Board unanimously determined that the Business Combination Agreement and the related agreements and the Business Combination are advisable, fair to and in the best interests of HSPT and its shareholders. The Business Combination is not structured to require the approval of at least a majority of unaffiliated shareholders of HSPT. No unaffiliated representative has been retained by a majority of the directors who are not employees of HSPT to act solely on behalf of the unaffiliated shareholders of HSPT for purposes of negotiating the terms of the Business Combination on their behalf and/or preparing a report concerning the approval of the Business Combination.

The preceding discussion of the information and factors considered by the HSPT Board is not intended to be exhaustive but includes the material factors considered by the HSPT Board. In view of the complexity and wide variety of factors considered by the HSPT Board in connection with its evaluation of the Business Combination Agreement and the Business Combination, the HSPT Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the HSPT Board may have given different weight to different factors. The HSPT Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the HSPT Board’s reasons for its approval of the Business Combination Agreement and the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

Benefits and Detriments of the Business Combination

Stakeholder	Benefits	Detriments
HSPT public security holders

Failure to complete a business combination would result in the HSPT being de-listed and trust liquidated; and the rights would become valueless. The Business Combination would create value for the HSPT and its shareholders.

HSPT could potentially have found a target that may have a more optimal risk/return profile than SL Bio. In this case, HSPT, its shareholders and affiliates would stand to benefit more than in the Business Combination with SL Bio.

Sponsor and its affiliates

Failure to complete a business combination would result in the HSPT being de-listed and trust liquidated; and more importantly, HSPT Founder Shares and HSPT Private Units held by the Sponsor will become valueless. The Business Combination would create value for the HSPT and its shareholders.

HSPT could potentially have found a target that may have a more optimal risk/return profile than SL Bio. In this case, HSPT, its shareholders and affiliates would stand to benefit more than in the Business Combination with SL Bio.

SL Bio and its affiliates

After the consummation of the Business Combination, PubCo Ordinary Shares will be listed on Nasdaq. As a U.S. public company, PubCo will enjoy enhanced visibility in the capital markets, which could help amplify the brand awareness and promote the business growth of PubCo or SL Bio. In addition, PubCo will be able to raise funds through the U.S. public capital markets, providing it with access to capital to execute its expansion and growth strategies. Further, to the extent that the PubCo Ordinary Shares will trade above the per share acquisition price of SL Bio Shareholders, SL Bio Shareholders will receive a positive return on their respective investments.

SL Bio has and continues to incur significant fees and expenses associated with completing the Business Combination, and SL Bio’s management has invested substantial time and effort to complete the Business Combination. There are risks that the benefits sought to be achieved by the Business Combination might not be achieved fully or may not be achieved within the expected timeframe, and that completion of the Business Combination is conditioned on satisfaction of certain closing conditions which are not within SL Bio’s control.

Stakeholder	Benefits	Detriments
Unaffiliated security holders of HSPT

If the market was to recognize the valuation and potential of PubCo, the stock price may be expected to increase from the trust level of approximately $10.53 per share, based on the balance of the Trust Account as of the Record Date, which will benefit the shareholders.

For non-redeeming shareholders the risk is that the market will not support the valuation of PubCo either as a result of the general market downturn or risks specific to PubCo. In this case, the stock price may be reasonably expected to trade below the trust value of approximately $10.53, based on the balance of the Trust Account as of the Record Date. If this scenario were to materialize, the public shareholders would have been better off redeeming rather than holding the stock post business combination.

Basis for the Board’s Recommendation — Fairness Opinion

On March 26, 2025, HSPT engaged KKG to evaluate for the benefit of HSPT shareholders, and to advise, the HSPT Board regarding the Merger consideration in connection with the Business Combination. KKG was retained by HSPT to provide its opinion as to the fairness, from a financial point of view, to the shareholders of HSPT regarding the Business Combination. On May 5, 2025, KKG delivered its opinion (the “KKG Opinion”) to the HSPT Board, to the effect that, based on financial, business and operating information available to it as of December 31, 2024, the total consideration to be paid by HSPT in the Business Combination is fair to the HSPT shareholders from a financial perspective.

The full text of the KKG Opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by KKG in rendering its opinion, is attached as Annex E and is incorporated into this proxy statement/prospectus by reference in its entirety. Shareholders of HSPT are encouraged to read the KKG Opinion carefully in its entirety. The KKG Opinion was addressed to the HSPT Board for the use and benefit of the members of the HSPT Board (in their capacities as such) in connection with its evaluation of the Business Combination. The KKG Opinion was just one of the several factors the HSPT Board took into account in making its determination to approve the Business Combination, including those described elsewhere in this proxy statement/prospectus.

The KKG Opinion only addressed whether, as of the date of the KKG Opinion, the Merger consideration pursuant to the Business Combination Agreement was fair, from a financial point of view, to HSPT. It did not address any other terms, aspects, or implications of the Business Combination, the Business Combination Agreement or any related or other transaction or agreement, including, without limitation, (i) the lock-up agreements, the Support Agreement and the Registration Rights Agreement which were entered into simultaneously with the execution of the Business Combination Agreement, (ii) any term or aspect of the Business Combination that is not susceptible to financial analysis, (iii) the fairness of the Business Combination, or all or any portion of the Merger consideration, to any securityholders of HSPT, SL Bio or any other person or any creditors or other constituencies of HSPT, SL or any other person, (iv) the appropriate capital structure of HSPT or SL Bio or whether PubCo should be issuing debt or equity securities or a combination of both in the Business Combination, (v) any capital raising or financing transaction contemplated by HSPT, including, without limitation, any other financing, nor (vi) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Business Combination, or any class of such persons, relative to the Merger consideration, or otherwise. KKG did not express any opinion as to what the value of PubCo Ordinary Shares or any other security of PubCo actually will be when issued in the Business Combination or the prices at which shares of HSPT or any other securities of HSPT, SL Bio or PubCo could trade, be purchased or sold at any time.

The KKG Opinion did not address the relative merits of the Business Combination as compared to any alternative transaction or business strategy that might have existed for HSPT, or the merits of the underlying decision by the HSPT Board or HSPT to engage in or consummate the Business Combination. The financial and other terms of the Business Combination were determined pursuant to negotiations between the parties to the Business Combination Agreement and were not determined by or pursuant to any recommendation from KKG. In addition, KKG was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving HSPT.

KKG was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Business Combination, the securities, assets, businesses or operations of HSPT, SL Bio or any other party, or any alternatives to the Business Combination, (b) negotiate the terms of the Business Combination, or (c) advise the HSPT Board, HSPT or any other party with respect to alternatives to the Business Combination. KKG’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of the date of the KKG Opinion and upon certain assumptions regarding such financial, economic, market and other conditions, which were subject to unusual volatility and which, if different than assumed, could have a material impact on KKG’s analyses and opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, KKG did not assume any obligation to update, review, or reaffirm its opinion to HSPT or any other person or otherwise to comment on or consider events occurring or coming to KKG’s attention after the date of its opinion.

In connection with its analysis, KKG has made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. KKG also took into account its assessment of general economic, market, and financial conditions, as well as its experience in business valuation in general, and with respect to similar transactions, in particular. KKG’s procedures, investigations, and financial analyses included, but were not limited to a review of:

•        the Letter of Intent dated March 26, 2025;

•        the Business Combination Agreement as of May 9, 2025;

•        SL’s financial statements for the years ended December 31, 2022, December 31, 2023, and December 31, 2024;

•        forward-looking projections provided by SL Bio’s management from January 1, 2025 to December 31, 2034, regarding detailed growth drivers, a forecasted income statement, capital expenditures, and other related financial information;

•        industry and market research;

•        discussions with SL Bio and HSPT’s management; and

•        other documents related to the Business Combination and SL Bio.

Fees Paid to KKG

KKG received professional fees of $100,000, subject to hourly fees for material revisions for rendering its opinion and presentations to the HSPT Board, no portion of which was contingent upon the completion of the Business Combination. In addition, HSPT agreed to indemnify KKG and certain related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion.

No portion of KKG’s fee is refundable or contingent upon the conclusion reached in the KKG Opinion. The terms of the fee arrangements with KKG, which HSPT believes are customary in transactions of this nature, were negotiated at arm’s length, and the HSPT Board is aware of these fee arrangements.

KKG

KKG is an independent valuation advisory and consulting firm. KKG has served 1,200 public companies and assisted with approximately 20 initial public offerings per year regarding valuation opinions or conclusions of value.

KKG’s principals and senior staff have issued numerous fairness opinions for boards of directors and company shareholders for a period of 26 years. Within the last couple of years, KKG has issued multiple opinions relating to SPAC and “de-SPAC” transactions. Additionally, KKG has extensive experience with SPACs outside of fairness opinions and has recently conducted valuations of public and private warrants as well as rights for approximately a dozen SPACs.

Valuation Methodology — Income and Market Approaches

KKG considered and applied the income and market approaches to derive an opinion of value as these approaches are the most appropriate when conducting a valuation of a going concern. Under the income approach, KKG utilized the DCF method. Under the market approach, KKG considered the comparable public companies method. KKG considered the comparable transactions method under the market approach; however, KKG disregarded this method due to a lack of recently traded comparable transactions.

The main equity value result of SL was developed through the application of the DCF method. Under the method, the equity value result depends on the present worth of future economic benefits to be derived from the projected income. Indication of the result is developed by discounting projected future net cash flows available for payment of shareholders’ interest to their present worth.

KKG also applied market approach — comparable public companies method to cross check the result. The comparable public companies method considers the EV/revenue multiple of comparable companies and SL Bio’s revenue to imply the equity value of SL Bio.

Considering market approach is influenced significantly by the market factors and comparable companies’ specific operating, KKG believes the SL Bio’s forecast reflects SL Bio’s specific operating and business value better, thus the main equity value result of SL Bio was developed through income approach.

Overview of Key Assumptions and Inputs

Projections

SL Bio management prepared certain prospective financial information for January 1, 2025 to December 31, 2034. KKG assumed SL Bio will operate at stable 2% growth rate from 2035 going forward. SL Bio has affirmed to HSPT that SL Bio’s projections reflect the view of SL Bio’s management or board of directors about its future performance as of the date of the Fairness Opinion and this proxy statement/prospectus. SL Bio’s projections were provided to KKG solely for purposes of rendering the Fairness Opinion. The HSPT Board did not rely upon SL Bio’s projections in recommending the Business Combination to HSPT’s shareholders and did not consider SL Bio’s projections a determinative factor in support of HSPT entering into the Business Combination Agreement.

The key components of SL Bio’s projections used by KKG are summarized as below:

In USD’000	FY 2025	FY 2026	FY 2027	FY 2028	FY 2029	FY 2030	FY 2031	FY 2032	FY 2033	FY 2034
Revenue	1,800	1,818	1,836	11,855	25,548	22,042	625,731	2,216,192	4,301,391	6,402,440
Revenue growth rate	n/a	1.0%	1.0%	545.6%	115.5%	(13.7)%	2,738.8%	254.2%	94.1%	48.9%
Gross margin	40.0%	40.0%	40.0%	69.5%	75.8%	70.4%	66.3%	67.0%	67.3%	67.6%
EBITDA margin	-1091.8%	-3270.6%	-1537.1%	-401.8%	-25.3%	-51.8%	61.0%	64.7%	66.2%	66.7%
EBIT margin	(1,105.5)%	(3,286.2)%	(1,554.6)%	(404.3)%	(26.5)%	(53.2)%	61.0%	64.7%	66.2%	66.7%
Net margin	(884.4)%	(2,628.9)%	(1,243.7)%	(323.4)%	(21.2)%	(42.5)%	48.8%	51.8%	52.9%	53.3%

____________

(1)      The income that SL Bio can earn includes licensing upfront fees, milestone fees, royalties from profits after the new drug is successfully launched and sold, and income from contract production of new drugs from cooperative pharmaceutical manufacturers. SL Bio’s main products include exosome-related products, GDT — New Drug for Brain Cancer, GDT — New Drug for Pancreatic Cancer and New Drug — CD19 (Arm T) for Blood Cancer. In the projection period from January 1, 2025 to December 31, 2034, the SL Bio’s revenue is projected to grow at a rate from -13.7% to 2,738.8%.

(2)      SL Bio’s cost of goods sold consists primarily of sublicensing cost and manufacturing cost. SL Bio’s cost of goods sold will increase at a slower rate compared with the revenue growth, so the gross margin will gradually increase in the forecast period.

(3)      EBIT equals to the gross profit minus operating expenses, operating expenses include R&D expenses, marketing expenses, employee salaries and wages expenses, rent expenses, and other expenses. The operating expense consists of variable expenses and fixed expenses, and therefore will increase at a slower rate compared with the revenue growth. The operating expense is ranged from 3,327.8% to 1.0% as of revenue in the forecast period, so the EBIT margin will increase in the forecast period.

(4)      EBITDA and EBIT are non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBIT is defined as earnings before interest and taxes. We caution investors that amounts presented in accordance with our definition of EBITDA and EBIT may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate EBITDA and EBIT in the same manner. EBITDA and EBIT are similar and closely related to income from operations which is GAAP measure; however, EBITDA and EBIT should not be considered as an alternative to income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

(5)      Assumes debt-free net income.

In addition, SL Bio’s management also provided KKG with SL Bio’s historical financial results for the fiscal years ended December 31, 2022, December 31, 2023, and December 31, 2024. In order to check the reasonability of the projections, KKG examined SL Bio’s historical growth rates, prospective operating plans, historical gross margin, historical net margin, and conducted an analysis of the industry in which SL operates and determined that the estimates and SL Bio’s management’s assumptions can by supported by historical performance and within the industry norms.

Based upon the projections provided by SL management and assuming that SL Bio will operate in a steady state after 2035, KKG calculated the net present value of the unlevered, after-tax free cash flows of SL’s business through 2034, plus the present value of the terminal value of SL’s business in year 2035.

Key Assumptions to Projections

Key assumptions were made by SL Bio’s management with the available information and estimates at the time of preparation of the prospective financial information summarized above, including but not limited to the following:

•        The clinical phase timeline of SL Bio’s new drugs is shown below:

Clinical Phase Timeline	FY25	FY26	FY27	FY28	FY29	FY30	FY31
Blood Cancer New Drug	IND	IND/Phase I	Phase I/Phase II	Phase II	Phase III	Phase III	NDA
GDT New Drug-Brain Cancer	IND/Phase I	Phase II		Phase III	Taiwan NDA	NDA
GDT New Drug-Pancreatic cancer	IND	IND/Phase I	Phase I/Phase II	Phase II	Phase III	Phase III	NDA

____________

*        IND: investigational new drug applications; NDA: new drug application

•        To increase the market awareness and efficiency, SL Bio plans to enter into exclusive licensing agreement(s) with large international pharmaceutical companies and licences the patent and know-how of the product candidates (new drugs) to the respective pharmaceutical companies (i.e. cooperative pharmaceutical companies). Therefore cooperative pharmaceutical companies will bear the future R&D expenses in phrase 3 clinic trials, and paying licensing upfront fees and milestone fees to SL Bio. Upon the products are successfully launched to the market, SL Bio will also receive royalty fee income in proportion to the sales amount of the products.

•        The income that SL Bio can earn includes licensing upfront fees and milestone fees (“Licensing”), royalties from profits after the new drug is successfully launched and sold (“Profit Sharing”), and income from contract production of new drugs (“New Drug OEM”) from cooperative pharmaceutical manufacturers. For Licensing and Profit Sharing, SL Bio plans to license the new drugs to international pharmaceutical companies following the successful completion of Phase 2 clinical trials. Through the licensing agreements, SL Bio anticipates receiving an upfront licensing fee (a fixed payment) along with royalty fee income, calculated as a percentage of the total sales of the licensed products to customers over the licensing period. For New Drug OEM, leveraging SL Bio’s technological advantages in production techniques and material stability, SL Bio expects to maintain a cost edge in manufacturing. This positions SL Bio to handle OEM production of the drugs on behalf of the international pharmaceutical partners, thereby generating OEM income.

•        SL Bio’s main products include exosome-related products, GDT — New Drug for Brain Cancer, GDT — New Drug for Pancreatic Cancer and New Drug — CD19 (Arm T) for Blood Cancer. In the projection period from January 1, 2025 to December 31, 2034, the SL revenue is projected to grow at a rate from -13.7% to 2,738.8%. The projections apply the forecasted global long-term average economic growth rate of 2% as the stable growth rate. The revenue growth rate pattern is reflective of SL Bio’s R&D and commercialization plan of new drugs:

a.      Exosomes — Exosome product sales are based on SL Bio’s basic estimate of sales revenue of approximately US$1.8 million in 2025, and sales since 2026 are estimated to increase by 1% per year.

b.      Between 2028 and 2032, SL Bio is expected to earn licensing income of US$10 million in 2028, US$20 million in 2029, and US$10 million per year from 2030 to 2032.

c.      After passing the second clinical phase, SL Bio can apply for a temporary drug license, which can be used for emergency treatment of brain cancer and pancreatic cancer. Therefore, from 2029 to 2031, it is estimated that SL can start selling new drugs for brain cancer and pancreatic cancer in Taiwan.

d.      CD-19 (Arm T) Blood Cancer Drug — CD-19 (Arm T) Blood Cancer New drug revenue is estimated based on the blood cancer drug global market in 2024 of US$18.9 billion, and under the condition of 15% market share (based on the market share of the top 10 pharmaceutical companies), and then based on the CAGR of new cell drugs of 22.66% (based on estimated growth rate of global cell therapy market by Grand View Research), it is estimated that the new drug will occupy a market size of US$11.82 billion when it is launched in 2031. The CAGR after 2032 is estimated to be reduced to 11.33%. It is estimated that cooperative pharmaceutical companies will enter the market in 2031 and occupy 3% in the first year, 7.5% in the second year, 12% in the third year, and reach 15% in the fourth year. Starting from the fifth year, the share will not increase and remain at 15% (the occupance rate is estimated based on peers’ new drug launch analysis).

e.      GDT — New Brain Cancer Drug — The revenue estimate of GDT’s new brain cancer drug is based on the global brain cancer drug market in 2024 of US$2.79 billion, assuming a market share of 15% (based on the market share of the top 10 pharmaceutical companies), and then using the CAGR of new cell drugs of 22.66% (based on estimated growth rate of global cell therapy market by Grand View Research) to estimate that the market size of the new drug when it is launched in 2032 will be US$2.15 billion. The CAGR after 2033 is estimated to be reduced to 11.33%. It is estimated that cooperative pharmaceutical companies will enter the market in 2032 and occupy 3% in the first year, 7.5% in the second year, and 12% in the third year (the occupance rate is estimated based on peers’ new drug launch analysis).

f.       GDT — New Pancreatic Cancer Drug — The revenue estimate of GDT’s new pancreatic cancer drug is based on the global pancreatic cancer drug market in 2024 of US$3.27 billion, assuming a market share of 20% (based on the market share of the top 10 pharmaceutical companies of 15% plus additional 5% market share according to the Company’s expectation of the new pancreatic drugs advantages in safety and effectiveness), and then using the new cell drug CAGR of 22.66% (based on estimated growth rate of global cell therapy market by Grand View Research) to estimate the market size of the new drug when it is launched in 2032 to US$3.35 billion. The CAGR after 2033 is estimated to be reduced to 11.33%. It is estimated that from the cooperative pharmaceutical company entering the market in 2032, it will occupy 4% in the first year, 10% in the second year, and 16% in the third year (the occupancy rate is estimated based on peers’ new drug launch analysis).

g.      The royalty rate for New Brain Cancer Drug and New Pancreatic Cancer Drug is assumed to be 20% of total sales, and the roylty rate for Blood Cancer Drug is assumed to be 10% of total sales.

h.      The OEM revenue is calculated as 15% of total sales for all three drugs.

A breakdown of revenue forecast assumption is summarized as below.

In USD’000	FY25 Projection	FY26 Projection	FY27 Projection	FY28 Projection	FY29 Projection	FY30 Projection	FY31 Projection	FY32 Projection	FY33 Projection	FY34 Projection
Revenue	1,800	1,818	1,836	11,855	25,548	22,042	625,731	2,216,192	4,301,391	6,402,440
Licensing	0	0	0	10,000	20,000	10,000	10,000	10,000	0	0
Blood Cancer New Drug	0	0	0	10,000	0	10,000	0	0	0	0
GDT New Drug-Brain Cancer	0	0	0	0	10,000	0	0	10,000	0	0
GDT New Drug-Pancreatic cancer	0	0	0	0	10,000	0	10,000	0	0	0
Profit sharing	0	0	0	0	2,100	5,800	249,428	948,861	1,903,350	2,887,184
Blood Cancer New Drug	0	0	0	0	0	0	236,428	725,006	1,291,439	1,797,199
GDT New Drug-Brain Cancer	0	0	0	0	1,200	2,800	4,000	89,850	238,943	425,625
GDT New Drug-Pancreatic cancer	0	0	0	0	900	3,000	9,000	134,004	372,968	664,360
New Drug OEM	0	0	0	0	1,575	4,350	364,392	1,255,401	2,396,092	3,513,287
Blood Cancer New Drug	0	0	0	0	0	0	354,642	1,087,509	1,937,159	2,695,799
GDT New Drug-Brain Cancer	0	0	0	0	900	2,100	3,000	67,388	179,207	319,218
GDT New Drug-Pancreatic cancer	0	0	0	0	675	2,250	6,750	100,503	279,726	498,270
Exosomes	1,800	1,818	1,836	1,855	1,873	1,892	1,911	1,930	1,949	1,969
Growth rate	n/a	1.00%	1.00%	545.61%	115.51%	-13.72%	2738.83%	254.18%	94.09%	48.85%

•        SL’s cost of goods sold will increase at a slower rate compared with the revenue growth due to economies of sale and SL’s cost saving strategy. The gross margin will be 40.0% to 70.4% from 2025 to 2030 in the projections of pre-commercialization stage of SL Bio. The gross margin will be 66.3% to 67.6% from 2031 to 2034 in the projections of commercialization stage of SL.

•        The operating expense is forecasted based on historical level and industry level, which is is ranged from 3,327.8% to 1.0% as of revenue in the forecast period.

•        The working capital items is forecasted based on historical and industry-level working capital items turn over days.

•        Capital expenditures are forecasted to support the business operation and increase.

•        Depreciation and amortization is calculated based on the assets’ remaining useful life and the depreciation and amortization accounting policy.

Discount Rate

To determine an appropriate discount rate, KKG calculated the weighted average cost of capital (the “WACC”) of SL Bio as a whole. The WACC approximates the expected return required by debt and equity holders on invested capital within the industry for a company of similar nature. Equity return assumptions were determined using the capital asset pricing model (CAPM). KKG developed a discount rate of SL Bio taking into considerations for the risks of small size, early stage of SL Bio.

In order to determine the industry beta for the WACC calculation, KKG selected 10 publicly traded companies based on the following criteria:

•        Are primarily engaged in the pharmaceutical and biotechnological industry;

•        Have sufficient trading history of at least 3 years;

•        Are listed on a U.S. stock exchange or other major international stock exchange and searchable in Capital IQ database;

•        Are involved in the production of blood cancer treatment drugs, brain cancer treatment drugs, and pancreatic cancer treatment drugs;

•        Focus on gamma delta T cell (GDT) platforms or closely related allogeneic/engineered T cell programs at similar stages of development (i.e., platform- and pipeline-stage competitors), or strategic acquirers in the cell therapy and oncology space (i.e., commercial-stage competitors).

The comparable companies that KKG considered re as below:

1.      Adicet Bio, Inc. (NasdaqGM: ACET) — Allogeneic GDT platform; Phase I clinical trial (ADI-001)

Adicet Bio, Inc., a clinical stage biotechnology company, discovers and develops allogeneic gamma delta T cell therapies for autoimmune diseases and cancer in the United States. It offers gamma delta T cells engineered with chimeric antigen receptors (CARs) to facilitate durable activity in patients. The company’s lead product candidate is ADI-001, an allogeneic gamma delta T cell therapy expressing a CAR targeting CD20, which is in Phase I clinical trial for the potential treatment of autoimmune diseases and relapsed/refractory B-cell non-hodgkin’s lymphoma. It also develops ADI-270, an armored gamma delta CAR T cell product candidate to treat multiple CD70+ solid tumor and hematological malignancies indications, with renal cell carcinoma. The company was founded in 2014 and is based in Boston, Massachusetts.

2.      IN8bio, Inc. (NasdaqCM: INAB) — Autologous GDT therapy; Phase I/II clinical trials

IN8bio, Inc., a clinical-stage biopharmaceutical company, focuses on the discovery, development, and commercialization of gamma-delta T cell product candidates for the treatment of cancer and autoimmune diseases. Its products include INB-400, which is in Phase 2 clinical trial to treat newly diagnosed glioblastoma (GBM); INB-200, a genetically modified autologous gamma-delta T cell product candidate that is in Phase I clinical trial for the treatment of GBM; and INB-100, an allogeneic product candidate, which is in Phase I clinical trial to treat patients with hematologic malignancies undergoing hematopoietic stem cell transplantation. The company also develops INB-619, a gamma-delta TCE targeting CD19 for both oncology and autoimmune diseases; INB-300, a nsCAR-enabled DeltEx product candidates targeting difficult liquid tumors and extracranial solid tumors; and INB-500, an induced pluripotent stem cell derived gamma-delta T cells that are in preclinical phase for treatment of cancer. The company was formerly known as Incysus Therapeutics, Inc. and changed its name to IN8bio, Inc. in August 2020. IN8bio, Inc. was incorporated in 2016 and is based in New York, New York.

3.      Cabaletta Bio, Inc. (NasdaqGS: CABA) — Engineered T cell therapies for autoimmune disease; early clinical development

Cabaletta Bio, Inc., a clinical-stage biotechnology company, focuses on the discovery and development of engineered T cell therapies for patients with autoimmune diseases. Its lead product candidate is resecabtagene autoleucel, a 4-1BB co-stimulatory domain-containing fully human CD19-CAR T, which is in Phase 1/2 clinical trials for the treatment of dermatomyositis, anti-synthetase syndrome, immune-mediated necrotizing myopathy, juvenile myositis, lupus nephritis, non-renal systemic lupus erythematosus, relapsing and progressive multiple sclerosis, mucocutaneous and mucosal pemphigus vulgaris (PV), systemic sclerosis, and generalized myasthenia gravis. The company also develops DSG3-CAART, a CAAR T cell therapy that is in Phase 1 clinical trial for the treatment of mucosal PV; and MuSK-CAART, an investigational cell therapy in Phase 1 trial for treating patients with anti-muscle-specific kinase (MuSK) antibody positive myasthenia gravis. It has collaborations with the University of Pennsylvania and the Children’s Hospital of Philadelphia; Nanjing IASO Biotherapeutics Co., Ltd; Oxford Biomedica; Autolus Holdings (UK) Limited; and WuXi Advanced Therapies, Inc. The company was formerly known as Tycho Therapeutics, Inc. and changed its name to Cabaletta Bio, Inc. in August 2018. Cabaletta Bio, Inc. was incorporated in 2017 and is headquartered in Philadelphia, Pennsylvania.

4.      Precision BioSciences, Inc. (NasdaqCM:DTIL) — Gene-edited allogeneic T cell programs; early-stage oncology pipeline

Precision BioSciences, Inc., a clinical stage gene editing company, develops in vivo gene editing therapies for gene edits, including gene insertion, excision, and elimination in the United States. The company offers ARCUS, a genome editing platform for DNA genome insertion, removal, and repair. It also provides PBGENE-HBV for the treatment of chronic hepatitis B virus (HBV) to eliminate covalently closed circular DNA with direct cuts and edits, as well as to inactivate integrated HBV DNA with the goal of long-lasting reductions in hepatitis B surface antigen; and PBGENE-3243 for the treatment of m.3243 associated mitochondrial myopathy. In addition, the company develops PBGENE-NVS (insertion) for sickle cell and beta thalassemia diseases; PBGENE-DMD (excision) for duchenne muscular dystrophy; PBGENE-LIVER (insertion), a liver directed target; PBGENE-CNS (excision), a central nervous system directed target; and iECURE-OTC (insertion) for ornithine transcarbamylase deficiency. It has collaboration agreements with Novartis Pharma AG to discover and develop in vivo gene editing products; TG Cell Therapy, Inc. to develop, manufacture, and commercialize azer-cel for autoimmune diseases and other indications outside of cancer; and iECURE, Inc. to develop ARCUS-based gene-insertion therapies. Precision BioSciences, Inc. was incorporated in 2006 and is headquartered in Durham, North Carolina.

5.      Gilead Sciences, Inc. (NasdaqGS: GILD) — Commercial CAR-T (Yescarta, through the acquisition of Kite Pharma

Gilead Sciences, Inc., a biopharmaceutical company, discovers, develops, and commercializes medicines in the areas of unmet medical need in the United States, Europe, and internationally. The company offers Yescarta, Tecartus, and Trodelvy products for the treatment of oncology; Letairis, an oral formulation for the treatment of pulmonary arterial hypertension; and AmBisome, a liposomal formulation for the treatment of serious invasive fungal infections. The company has collaboration agreements with Arcus Biosciences, Inc.; Merck Sharp & Dohme Corp.; Pionyr Immunotherapeutics Inc.; Tizona Therapeutics, Inc.; Galapagos NV; Janssen Sciences Ireland Unlimited Company; Japan Tobacco, Inc.; Dragonfly Therapeutics, Inc.; Arcellx, Inc.; Everest Medicines; Merck & Co, Inc.; Tentarix Biotherapeutics Inc.; Marengo Therapeutics; and Assembly Biosciences, Inc. It also has research collaboration, option, and license agreement with Merus N.V. for the discovery of novel dual tumor-associated antigens (TAA) targeting trispecific antibodies. The company has a collaboration with Terray Therapeutics, Inc. to discover and develop small molecule therapies; and LEO Pharma to develop, manufacture, and commercialize the small molecule oral STAT6 program. The company was incorporated in 1987 and is headquartered in Foster City, California.

6.      Bristol Myers Squibb Company (NYSE: BMY) — Commercial CAR-T (Breyanzi, Abecma)

Bristol-Myers Squibb Company discovers, develops, licenses, manufactures, markets, distributes, and sells biopharmaceutical products worldwide. It offers products for oncology, hematology, immunology, cardiovascular, neuroscience, and other areas. The company provides Yervoy for the treatment of patients with unresectable or metastatic melanoma; Empliciti for the treatment of relapsed/refractory multiple myeloma; Abecma for the treatment of patients with relapsed or refractory multiple myeloma; Reblozyl to treat anemia; Opdualag for the treatment of unresectable or metastatic melanoma; and Zeposia to treat relapsing forms of multiple sclerosis. In addition, the company offers Breyanzi for the treatment of patients with relapsed or refractory large B-cell lymphoma; Cobenfy to treat schizophrenia in adults; Krazati for the treatment of adult patients with KRASG12C-mutated locally advanced or metastatic non-small cell lung cancer (NSCLC); Camzyos to treat symptomatic obstructive HCM to improve functional capacity and symptom; Sotyktu for the treatment of moderate-to-severe plaque psoriasis; Augtyro for the treatment of locally advanced or metastatic ROS1-positive NSCLC; Revlimid, an oral immunomodulatory drug to treat multiple myeloma; and Abraxane for the treatment of breast cancer, NSCLC and pancreatic cancer. It sells products to wholesalers, distributors, pharmacies, retailers, hospitals, clinics, and government agencies. The company was formerly known as Bristol-Myers Company. Bristol-Myers Squibb Company was founded in 1887 and is headquartered in Princeton, New Jersey.

7.      Novartis AG (NYSE: NVS) — Commercial CAR-T (Kymriah)

Novartis AG researches, develops, manufactures, distributes, markets, and sells pharmaceutical medicines in Switzerland and internationally. The company offers Kymriah, which is used to treat certain types of leukemia and non-Hodgkin lymphoma; Kisqali, a selective oral cyclin dependent inhibitor of kinases 4 and 6 (CDK4/6); Promacta/Revolade to treat immune thrombocytopenia (ITP), thrombocytopenia, and patients with severe aplastic anemia (SAA); Tafinlar+Mekinist, an oral combination therapy to treat patients with certain types of cancers; and Jakavi for the treatment of myelofibrosis, polycythemia vera, and acute or chronic graftversushost disease (GvHD). It also provides Tasigna to treat philadelphia chromosomepositive chronic myeloid leukemia in the chronic and/or accelerated phase; Xolair for the treatment of allergic asthma and nasal polyps or severe chronic rhinosi nusitis with nasal polyps; Ilaris to treat fever syndromes, Still’s disease, and acute gouty arthritis; Pluvicto to treat prostatespecific membrane anti genpositive metastatic castrationresistant prostate cancer; Sandostatin SC and Sandostatin LAR to treat acromegaly carcinoid tumors and other types of functional gastro intestinal and pancreatic neuroendocrine tumors; Zolgensma for the treatment of genetic root cause of spinal muscular atrophy; Lucentis; Leqvio to reduce LDL cholesterol; Lutathera; Scemblix; and Fabhalta. The company focuses on therapeutic areas, such as cardiovascular, renal and metabolic, immunology, neuroscience, oncology, and hematology. Novartis AG was incorporated in 1996 and is headquartered in Basel, Switzerland.

8.      Amgen Inc. (NYSE: AMGN)

Amgen Inc. discovers, develops, manufactures, and delivers human therapeutics worldwide. The company’s principal products include Enbrel for the treatment of rheumatoid arthritis, plaque psoriasis, and psoriatic arthritis; Otezla for the treatment of adult patients with plaque psoriasis, psoriatic arthritis, and oral ulcers associated with Behçet’s disease; Repatha, which reduces the risks of myocardial infarction, stroke, and coronary revascularization; Nplate for the treatment of patients with immune thrombocytopenia; Aranesp to treat a lower-than-normal number of red blood cells and anemia; EVENITY for the treatment of osteoporosis in postmenopausal for men and women; Vectibix to treat patients with wild-type RAS metastatic colorectal cancer; BLINCYTO for the treatment of patients with acute lymphoblastic leukemia. The company has collaboration agreements with AstraZeneca plc for the development and commercialization of TEZSPIRE; Novartis Pharma AG to develop and commercialize Aimovig; UCB for the development and commercialization of EVENITY; Kyowa Kirin Co., Ltd. for rocatinlimab development and commercialization; and BeiGene, Ltd. for oncology products expansion and development. Amgen Inc. was incorporated in 1980 and is headquartered in Thousand Oaks, California.

9.      Eli Lilly and Company (NYSE:LLY)

Eli Lilly and Company discovers, develops, and markets human pharmaceuticals in the United States, Europe, China, Japan, and internationally. The company offers Basaglar, Humalog, Humalog Mix 75/25, Humalog U-100, Humalog U-200, Humalog Mix 50/50, insulin lispro, insulin lispro protamine, insulin lispro mix 75/25, Humulin, Humulin 70/30, Humulin N, Humulin R, and Humulin U-500 for diabetes; Jardiance, Mounjaro, and Trulicity for type 2 diabetes; and Zepbound for obesity. It also provides oncology products, including Alimta, Cyramza, Erbitux, Jaypirca, Retevmo, Tyvyt, and Verzenio. It has collaborations with Incyte Corporation; Boehringer Ingelheim Pharmaceuticals, Inc.; F. Hoffmann-La Roche Ltd and Genentech, Inc.; Biologics, Inc., AbCellera Biologics Inc.; Verge Genomics; collaboration with AdvanCell to advance novel targeted alpha therapies for the treatment of cancer; and Chugai Pharmaceutical Co., Ltd, as well as Strategic Collaboration with Eli Lilly to advance development of its myeloid engager platform for autoimmune disease. Eli Lilly and Company was founded in 1876 and is headquartered in Indianapolis, Indiana.

10.    Johnson & Johnson (NYSE:JNJ)

Johnson & Johnson, together with its subsidiaries, engages in the research and development, manufacture, and sale of various products in the healthcare field worldwide. It operates in two segments, Innovative Medicine and MedTech. The Innovative Medicine segment offers products for various therapeutic areas, such as immunology, including rheumatoid arthritis, psoriatic arthritis, inflammatory bowel disease, and psoriasis; infectious diseases comprising HIV/AIDS; neuroscience, consisting of mood disorders, neurodegenerative disorders, and schizophrenia; oncology, such as prostate cancer, hematologic malignancies, lung cancer, and bladder cancer; cardiovascular and metabolism, including thrombosis, diabetes, and macular degeneration; and pulmonary hypertension comprising pulmonary arterial hypertension through retailers, wholesalers, distributors, hospitals, and healthcare professionals for prescription use. It distributes its products to wholesalers, hospitals, and retailers, as well as physicians, nurses, hospitals, eye care professionals, and clinics. The company was founded in 1886 and is based in New Brunswick, New Jersey.

Market Approach Multiple

According to the above comparable companies selection, KKG applied the average EV/revenue multiple (after removing outliers) of comparable companies to the SL Bio’s forecasted revenue in 2033, adjusted the forecasted revenue by discounting back to present using SL’s WACC, to determine the SL Bio’s value under the comparable public companies method of the market approach.The risks of small size, early stage of SL Bio is reflected in the discount rate. Below is a summary of the comparable companies’ market information (which the companies under clinical early stage are most similar to SL Bio in its current stage of development).

Ticker Symbol/Identifier	Company Name	EV/revenue	Market capitalization (USD Million)	# of Approved Drugs in the U.S.
Clinical early stage
NasdaqGM: ACET	Adicet Bio, Inc.	n/a	79	0
NasdaqCM: INAB	IN8bio, Inc.	n/a	19	0
NasdaqGS:CABA	Cabaletta Bio, Inc.	n/a	111	0
NasdaqCM:DTIL	Precision BioSciences, Inc.	nmf	29	0
Commercial stage
NasdaqGS: GILD	Gilead Sciences, Inc.	4.6x	115,118	20
NYSE:BMY	Bristol-Myers Squibb Company	3.2x	114,714	19
NYSE: NVS	Novartis AG	4.1x	195,695	17
NasdaqGS:AMGN	Amgen Inc.	5.6x	140,103	17
NYSE:LLY	Eli Lilly and Company	16.1x (excluded as outlier)	695,134	14
NYSE:JNJ	Johnson & Johnson	4.1x	348,190	Atleast19

Equity Value Calculation

Under income approach, KKG calculated the 100% equity value of SL Bio is ranged from $5,520 million to $5,632 million. Under market approach, the result of 100% equity value range of SL Bio is ranged from $5,146 million to $5,688 million, which is similar to the result of income approach.

Considering market approach is influenced significantly by the market factors and comparable companies’ specific operating, KKG adopted the result under income approach to be the main conclusion, and market approach result to cross check.

Conclusion & Opinion

KKG’s analysis provided a fair market valuation of SL Bio’s equity value range of approximately $5,520 million to $5,632 million, based on the income approach. According to KKG’s analysis, it is KKG’s opinion that the Business Combination is “fair” to shareholders of HSPT from a financial perspective.

Disclosure of Prior Relationships

During the two years preceding the date of the KKG Opinion, KKG has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Statement Regarding Unaudited Prospective Financial Information of SL Bio

Neither HSPT nor SL, as a matter of course, makes public projections as to future sales, earnings or other results. However, SL management prepared certain prospective financial information solely for use by KKG in connection with the rendering of the KKG Opinion and performing its related financial analyses.

The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The prospective financial information was based on numerous variables and assumptions that were deemed to be reasonable as of the date on which such forecasts were finalized, including, among other things, SL’s expectations, which may not prove to be accurate, relating to the business, earnings, cash flow, assets, liabilities and prospects of SL Bio, industry metrics and the regulatory and commercial probability of success and expenses adjusted on the basis thereof. While presented in this proxy statement/prospectus with numeric specificity, the information set forth herein was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of SL Bio’s management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements,” “Industry and Market Data” and “Risk Factors.”

Important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to SL Bio’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

The accompanying prospective financial information covers an extended period of time, and this information by its nature becomes subject to greater uncertainty with each successive year. In particular, the below information extends for a period of 10 years, and the risks and uncertainties regarding the prospective financial information, including the potential for adverse development such as additional competition or changes in the competitive or regulatory landscape. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the prospective financial information will prove accurate or that any of such prospective information will be realized.

The prospective financial information set forth below is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The inclusion of the below information should not be regarded as an indication that HSPT, SL Bio, PubCo or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results. Moreover, the below information is not included to influence your views on the Business Combination and is summarized in this proxy statement/prospectus solely to provide shareholders access to certain non-public information considered by the HSPT Board in connection with its evaluation of the merger and provided to KKG to assist with its financial analyses. The information below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding SL Bio in this proxy statement/prospectus.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. In addition, various assumptions underlying the forecasts may prove to not have been accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

Neither SL Bio’s independent registered public accounting firm nor any other independent accountants, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The report of SL Bio’s independent registered public accounting firm included in this proxy statement/prospectus relates to SL Bio’s historical audited financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR THE COMPANY, NONE OF HSPT, SL, KKG OR PUBCO UNDERTAKES ANY OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF HSPT, SL OR PUBCO NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY HSPT SHAREHOLDER, SL SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by SL may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with the financial advisor rendering an opinion on a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures. The financial projections were requested by, and disclosed to, HSPT for use as a component in its overall evaluation of SL and are included in this proxy statement/prospectus on that account.

Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any of HSPT, SL Bio, PubCo or any other person that the results contained in the prospective financial information will be achieved, and should not be regarded as an indication that HSPT, the HSPT Board, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, or any part of the transactions contemplated by it, as the projections may be materially different than actual results. PubCo will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

PubCo does not expect to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or operating results in the manner provided with respect to SL to HSPT in connection with the Business Combination. Accordingly, PubCo does not intend to update or otherwise revise the projected financial information provided to HSPT to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, PubCo does not intend to update or revise the projected financial information provided to HSPT to reflect changes in general economic or industry conditions.

SL Bio’s Reasons for the Approval of the Business Combination

On May 9, 2025, Mr. Wang, as the sole director of SL Bio (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination is fair to, advisable, and in the best interest of SL Bio and the SL Bio Equity Holders, and (iii) recommended that the SL Bio Equity Holders approve the Merger Agreement and the transactions contemplated thereby. In evaluating the Business Combination and making these determinations and this recommendation, Mr. Wang consulted with SL Bio’s legal counsel and its other advisors and considered a number of factors.

Mr. Wang also considered the general criteria and guidelines that SL Bio believed would be important in evaluating prospective business combination partners. In addition, Mr. Wang considered advantages of the Business Combination over other potential transactions, including a traditional IPO, and determined to proceed with the Business Combination for a number of factors, including, among others, the collaborative nature of the Business Combination, as well as the ability to leverage the SPAC management’s expertise and experience. This explanation of SL Bio’s reasons to approve the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In particular, Mr. Wang considered the factors related to PubCo and its expected future business and operations described above under “HSPT’s Board of Directors’ Reasons for the Approval of the Business Combination”, and among other things, the following factors, although not weighted or in any order of significance:

•        Access to Capital.    The Business Combination is expected to provide PubCo with an efficient and scalable pathway to access public market capital to fund SL Bio’s growth plans. Additionally, Mr. Wang considered the effect of an infusion of working capital for PubCo’s business and growth strategy, including development, commercialization and research of and expansion of PubCo’s cell therapies. Proceeds from the Business Combination and any related financing transactions could provide the capital necessary for PubCo to begin operations and provide the capital it needs to scale its business operations.

•        Partner Selection.    Mr. Wang evaluated HSPT’s management team and their extensive experience in capital markets and critical materials. HSPT’s expertise in navigating the de-SPAC process and alignment with SL Bio’s operational and financial goals played a key role in Mr. Wang’s decision to proceed with the Business Combination.

•        Strategic Timing.    Mr. Wang emphasized the importance of timing the Business Combination to capitalize on favorable market trends and regulatory timelines for the development and sale of its cell therapies and products. Delaying the Business Combination could result in missed opportunities to establish SL Bio’s leadership in the biomedical industry in the United States and internationally.

•        Consideration of Alternatives.    Mr. Wang considered other transaction structures, including a traditional initial public offering, which were ultimately dismissed because these alternatives were expected to take longer to execute as compared with a de-SPAC transaction.

•        Benefits of Being a Public Company.    Mr. Wang considered the potential ability to use PubCo’s future publicly traded equity as a tool (merger currency) in future merger, acquisition and technology licensing transactions which might expand PubCo’s asset and intellectual property portfolio and create scale, as well as an expectation that the increased publicity from completing the Business Combination, and subsequently existing as a public company, could create opportunities to attract new customers and suppliers, and business development opportunities like joint ventures and attract and retain talent through a traditional public company equity compensation plans.

•        Fair Enterprise Value.    Mr. Wang considered the valuation of SL Bio in connection with its analyses regarding the advisability of the Business Combination. SL Bio’s estimated value formed, in part, Mr. Wang’s basis for determining that the Business Combination is fair and advisable. In the course of his deliberations, Mr. Wang also considered a variety of uncertainties, detriments, risks and other potentially negative factors relevant to the Business Combination, including the following:

•        Deployment Risk.    PubCo’s business model has been tested on a limited basis, and there are risks inherent in transitioning from an early-stage company focused on development of products and regulatory approval to the large-scale integration, assembly, and production of products required to achieve PubCo’s growth plans. This transition presents challenges in scaling operations efficiently while meeting customer specifications and maintaining quality standards. Any failure to manage this transition effectively could impact PubCo’s ability to grow its business and achieve profitability.

•        Product Development Risk.    Even if SL Bio continues to successfully complete the technical development for its pipeline of products, there are risks that PubCo may still fail to develop additional commercially successful products. These risks include potential challenges in scaling up production, meeting evolving customer demands, or facing competition with superior or alternative technologies. Additionally, market adoption may not occur as anticipated, and the commercialization process may be hindered by factors such as high production costs, regulatory challenges, or a failure to meet industry standards, all of which could adversely affect PubCo’s business and financial results.

•        Public Company Risk.    The risks that are associated with being a publicly traded company that is in its early, developmental stage with a management team with limited experience operating a public company.

•        Benefits May Not Be Achieved Risk.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Foreclose Alternative Opportunities.    The risk that entering into the Business Combination will foreclose alternative business combination and financing opportunities, which could be more favorable than the Business Combination.

•        Other Risks Factors.    Various other risk factors associated with PubCo’s business, as described in the section entitled “Risk Factors.”

Satisfaction of 80% Test

HSPT’s initial business combination must occur with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account and less any interest earned thereon that is released to HSPT for its taxes) at the time of signing a definitive agreement to enter into a business combination. HSPT will not complete a business combination unless the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. The HSPT Board determined that this test was met in connection with the proposed Business Combination.

Interests of HSPT’s Directors and Officers in the Business Combination

When considering HSPT Board’s recommendation to vote in favor of approving the Business Combination Proposals and other Proposals, HSPT shareholders should keep in mind that the Sponsor and HSPT’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of HSPT shareholders. These interests include, among other things, the interests listed below:

(i)     the beneficial ownership by the Sponsor of an aggregate of 1,655,000 HSPT Founder Shares and 213,500 HSPT Private Units, which would become worthless if HSPT does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of approximately $23,985, or $0.0145 per share, for the HSPT Founders Shares and $2,135,000, or $10.00 per unit, for the HSPT Private Units. Such shares of HSPT Ordinary Shares held by the Sponsor have an aggregate market value of approximately $19,712,675, based on the closing price of HSPT Ordinary Shares on the Record Date, resulting in a theoretical gain of approximately $17,436,252.50 (or $10.5355 per share) for the Founder Shares and approximately $117,425.00 (or $0.55 per share) for the Private Shares;

(ii)    the fact that Min (Lydia) Zhai, HSPT’s Chief Financial Officer, holds 10,000 Founder Shares, and each of James Jiayuan Tong, Qian (Hebe) Xu, and Tianchen Cai, independent directors of HSPT, holds 20,000 HSPT Founder Shares, which would become worthless if HSPT does not complete a business combination within the applicable time period, as these directors and officers have waived any right to redemption with respect to these shares. Each of the said directors and officers of HSPT paid approximately $0.0145 per share for their Founder Shares. Such shares of HSPT Ordinary Shares held by the foregoing persons have an aggregate market value of approximately $738,500.00, based on the closing price of HSPT Ordinary Shares on the Record Date, resulting in a theoretical gain of approximately $737,485.00 (or $10.5355 per share);

(iii)   in order to finance transaction costs in connection with an intended initial business combination, the Sponsor, affiliates of the Sponsor, HSPT’s directors and officers, may, but are not obligated to, loan HSPT funds as may be required. Additionally, if we extend the time available to us to complete our business combination, our Sponsor, their affiliates or designee may deposit $690,000 to extend the time for us to complete our business combination from February 18, 2026 to May 18, 2026. The Sponsor has the right, but not the obligation, to convert the promissory notes, in whole or in part, respectively, into the shares of PubCo Ordinary Shares. If the Sponsor does not convert the promissory notes into shares of PubCo Ordinary Shares upon the Second Closing, the promissory notes will become intercompany notes between PubCo and the Sponsor upon the Second Closing. HSPT or PubCo has the obligation to pay to the Sponsor the funds amounting to the principal amount of the promissory notes if the Business Combination is terminated pursuant to the Business Combination Agreement. HSPT or PubCo may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the promissory notes but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that HSPT fails to complete a business combination by May 18, 2026, it is uncertain if HSPT has sufficient working capital held outside the Trust Account to fully repay the promissory notes;

(iv)   the fact that the HSPT Initial Shareholders (including the Sponsor, certain HSPT officers and directors) have agreed not to redeem any HSPT Founder Shares and HSPT Private Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

(v)    the fact that given the very low purchase price (of $25,000 in aggregate) that the HSPT Initial Shareholders paid for the HSPT Founder Shares as compared to the price of the HSPT Ordinary Shares sold in HSPT IPO, the HSPT Initial Shareholders may earn a positive rate of return on their investment even if the PubCo Ordinary Shares trade below the price initially paid for the HSPT Ordinary Shares in the HSPT IPO and the HSPT Public Shareholder may experience a negative rate of return following the completion of the Business Combination;

(vi)   the fact that the HSPT Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any HSPT Founder Shares and HSPT Private Shares held by them if HSPT fails to complete an initial business combination within the applicable time period. As a result of waiving liquidating distributions, if HSPT fails to complete an initial business combination within the applicable time period, the Sponsor would lose $2,135,000 for the purchase of HSPT Private Units, and the HSPT Initial Shareholders would lose $25,000 for the purchase of the HSPT Founder Shares, and thus they would incur substantial loss of investment;

(vii) the fact that the HSPT Initial Shareholders may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the HSPT Initial Shareholders would lose their entire investment. As a result, the HSPT Initial Shareholders may have a conflict of interest in determining whether SL Bio is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

(viii) the fact that pursuant to the Registration Rights Agreement, the HSPT Initial Shareholders can demand that PubCo register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that PubCo undertakes;

(ix)   the continued indemnification of HSPT’s directors and officers and the continuation of HSPT’s directors’ and officers’ liability insurance after the Business Combination (i.e. a “tail policy”); and

(x)    the fact that the HSPT Initial Shareholders, are, or may in the future become, affiliated with entities that are engaged in a similar business to HSPT. The HSPT Initial Shareholders are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of HSPT’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under applicable laws.

Anticipated Accounting Treatment

The Business Combination is made up of the series of transactions provided for in the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, PubCo will be treated as the acquired company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of SL Bio issuing shares at the Second Closing for the net assets of HSPT as of the Second Closing Date, accompanied by a recapitalization. The net assets of HSPT will be stated at historical cost, with no goodwill or other intangible assets recorded and operations prior to the Business Combination will be those of SL Bio. SL Bio has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP:

•        SL Bio’s operations prior to the Business Combination will comprise the ongoing operations of PubCo;

•        SL Bio’s existing senior management team will comprise all or majority of the senior management team of PubCo; and

•        SL Bio’s shareholders are expected to beneficially own a majority of the total voting power of PubCo.

Regulatory Matters

The Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are not subject to a closing condition that any additional federal, state or foreign regulatory requirement or approval be obtained, except for filings with the registrar of the Cayman Islands necessary to effectuate the transactions contemplated by the Business Combination Agreement.

Dilution of Ownership

Upon the issuance of PubCo Ordinary Shares to SL Bio shareholders, current HSPT Public Shareholders percentage ownership will be diluted.

No Appraisal or Dissenters’ Rights

HSPT’s shareholders do not have appraisal rights under the Companies Act (Revised) of the Cayman Islands in connection with the Proposals to be voted on at the Extraordinary Meeting. Accordingly, HSPT shareholders have no right to dissent and obtain payment for their shares.

Resolutions to be Voted Upon

The full text of the resolutions to be proposed are as follows:

“RESOLVED, as special resolutions, that:

(a)     (i) the Business Combination Agreement and (ii) other Transaction Documents (as defined in the Business Combination Agreement) be approved, ratified and confirmed in all respects;

(b)    the Business Combination which includes the merger between HSPT and Merger Sub I with HSPT surviving the merger and becoming a wholly owned subsidiary of PubCo (the “First Merger”) followed by the merger between SL Bio and Merger Sub II with SL Bio surviving the merger and becoming a wholly owned subsidiary of PubCo (the “Second Merger”), and other transactions contemplated in the Business Combination Agreement be approved, ratified and confirmed in all respects;

(c)     the plan of First Merger in relation to the First Merger attached to this proxy statement/prospectus as Annex B and the filing of the plan of First Merger with the Registrar of Companies of the Cayman Islands be approved, ratified and confirmed in all respects;

(d)    with effect from the First Merger Effective Time (as defined in the Business Combination Agreement), the amendment and restatement of memorandum and articles of association of PubCo attached to this proxy statement/prospectus as Annex C be approved, ratified and confirmed in all respects, and

(e)     with effect from the First Merger Effective Time (as defined in the Business Combination Agreement), the appointment of William Wang Ching-Dong as the sole director of HSPT be approved, ratified and confirmed in all respects.

Votes Required for Approval

Approval of each of the Business Combination Proposals and the Amended M&A Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of shareholders holding at least two-thirds (2/3) of HSPT’s Ordinary Shares entitled to vote and which are voted on such resolution (in person (including virtually) or by proxy) at the Extraordinary Meeting at which a quorum is present. Approval of each of the Sole Director Appointment Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of HSPT’s Ordinary Shares entitled to vote and which are voted on such resolution (in person (including virtually) or by proxy) at the Extraordinary Meeting at which a quorum is present.

Under the Business Combination Agreement, the approval of each of the Business Combination Proposals, the Amended M&A Proposal, and the Sole Director Appointment Proposal by the requisite vote of HSPT shareholders is a condition to the consummation of the Business Combination. Each of the Proposals (except the Adjournment Proposal) is cross-conditioned on the approval of each other. If any one of these Proposals is not approved by the HSPT shareholders, the Business Combination shall not be consummated. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus. The approval of the Adjournment Proposal if presented will require the consent of the meeting, which means a simple majority of the votes which are cast by those shareholders of HSPT who are present, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary Meeting.

Recommendation of HSPT Board of Directors

THE HSPT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HSPT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSALS.

The existence of financial and personal interests of one or more of HSPT’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HSPT and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HSPT’s Sponsor, directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a shareholder. See “Proposal No. 1 — The Business Combination Proposal — HSPT Board’s Reasons for the Approval of the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 2 — THE AMENDED M&A PROPOSAL

Overview

Assuming the Business Combination Proposals and the Sole Director Appointment Proposal are approved at the Extraordinary General Meeting, shareholders are being asked to approve, the amendment and restatement of memorandum and articles of association of PubCo attached to this proxy statement/prospectus as Annex C, in all respects, with effect from the First Merger Effective Time.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that, with effect from the effective time of the First Merger, the amended and restated memorandum and articles of association of SL Science Holding Limited currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed second amended and restated memorandum and articles of association attached to the accompanying proxy statement/prospectus as Annex C.”

Votes Required for Approval

The approval of the Amended M&A Proposal requires special resolutions under Cayman Islands law, being the affirmative vote of shareholders holding at least two-thirds (2/3) of HSPT’s Ordinary Shares entitled to vote and which are voted on such resolution (in person (including virtually) or by proxy) at the Extraordinary Meeting at which a quorum is present.

Each of the Business Combination Proposal, the Amended M&A Proposal and the Sole Director Appointment Proposal is cross-conditioned on the approval of each other. If the Sole Director Appointment Proposal is not approved, the other Proposals (except the Adjournment Proposal, as described below) shall not be presented to the HSPT Shareholders for a vote.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary Meeting.

A copy of the Amended M&A is attached to this proxy statement/prospectus as Annex C.

Recommendation of HSPT Board of Directors

THE HSPT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HSPT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED M&A PROPOSAL.

The existence of financial and personal interests of one or more of HSPT’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HSPT and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HSPT’s Sponsor, directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a shareholder. See “Proposal No. 1 — The Business Combination Proposal — HSPT Board’s Reasons for the Approval of the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 3 — SOLE DIRECTOR APPOINTMENT PROPOSAL

Overview

Assuming the Business Combination Proposals and the Amended M&A Proposal are approved at the Extraordinary General Meeting, shareholders are being asked to approve, with effect from the First Merger Effective Time, to appoint William Wang Ching-Dong as the sole director of HSPT, being the surviving company following the First Merger. However, for the information of the officers and directors of PubCo, which will become a public company following the Business Combination, please see “Management of PubCo Following the Business Combination” for the detailed information.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, with effect from the effective time of the First Merger, to appoint William Wang Ching-Dong as the sole director of HSPT being the surviving company following the First Merger, be approved and authorized in all respects.”

Votes Required for Approval

The approval of the Sole Director Appointment Proposal requires the affirmative vote of at least a simple majority of the holders of the issued and outstanding HSPT Ordinary Shares being entitled to do so, voting as a single class, who are present in person (including virtual presence) or, where proxies are allowed, by proxy and entitled to vote thereon at the Extraordinary General Meeting.

Each of the Business Combination Proposal, the Amended M&A Proposal and the Sole Director Appointment Proposal is cross-conditioned on the approval of each other. If the Sole Director Appointment Proposal is not approved, the other Proposals (except the Adjournment Proposal, as described below) shall not be presented to the HSPT Shareholders for a vote.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.

Recommendation of HSPT Board of Directors

THE HSPT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HSPT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF SOLE DIRECTOR APPOINTMENT PROPOSAL.

The existence of financial and personal interests of one or more of HSPT’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HSPT and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HSPT’s Sponsor, directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a shareholder. See “Proposal No. 1 — The Business Combination Proposal — HSPT Board’s Reasons for the Approval of the Business Combination” for a further discussion of these considerations.

PROPOSAL 4 — THE ADJOURNMENT PROPOSAL

General

HSPT Shareholders are being asked to adopt the Adjournment Proposal, if presented.

The Adjournment Proposal, if adopted, shall allow HSPT’s board of directors to adjourn the Extraordinary Meeting to a later date or dates, if necessary. In no event shall HSPT solicit proxies to adjourn the Extraordinary Meeting or consummate the Business Combination beyond the date by which it may properly do so under the HSPT Charter and the Cayman Islands laws. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination to permit further solicitation of proxies in the event that there are insufficient proxies for, or otherwise in connection with, the approval of the Business Combination Proposals.

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the shareholders, HSPT’s Board may not be able to adjourn the Extraordinary Meeting to a later date or dates. In such event, the Business Combination would not be completed.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary Meeting to a later date or dates to be determined by the chairman of the Extraordinary Meeting, if necessary, to permit further solicitation, and vote of proxies is hereby confirmed, ratified and approved in all respects.”

Votes Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of HSPT’s Ordinary Shares entitled to vote and which are voted on such resolution (in person (including virtually) or by proxy) at the Extraordinary Meeting at which a quorum is present.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary Meeting.

Recommendation of HSPT Board of Directors

THE HSPT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HSPT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of HSPT’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HSPT and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HSPT’s Sponsor, directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a shareholder. See “Proposal No. 1 — The Business Combination Proposal — HSPT Board’s Reasons for the Approval of the Business Combination” for a further discussion of these considerations.

MATERIAL TAX CONSIDERATIONS

United States Federal Income Tax Considerations

The following is a discussion of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of (x) HSPT Ordinary Shares that either (i) participate in the Business Combination, including of owning and disposing of HSPT Ordinary Shares or (ii) elect to have their HSPT Public Shares redeemed for cash and (y) Company Ordinary Shares. This discussion addresses only the U.S. federal income tax considerations to those holders of HSPT Ordinary Shares and Company Ordinary Shares that hold their HSPT Ordinary Shares and Company Ordinary Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•        the HSPT Initial Shareholders;

•        financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules;

•        tax-exempt entities, qualified retirement plans, individual retirement accounts or other tax-deferred accounts;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, by attribution, or constructively) own five percent or more of our voting shares or five percent or more of the total value of any class of our shares;

•        persons that acquired our ordinary shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        persons that hold our ordinary shares as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•        persons whose functional currency is not the U.S. dollar; or

•        controlled foreign corporations or passive foreign investment companies.

This discussion is based on the Code, its legislative history, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the Internal Revenue Service (“IRS”) regarding the Business Combination or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our ordinary shares through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds our ordinary shares, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any of our ordinary shares and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Business Combination and an exercise of redemption rights to them.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

As used herein, a “U.S. Holder” is a beneficial owner of HSPT Ordinary Shares, Company Ordinary Shares, or PubCo Ordinary Shares following the Second Closing (as the case may be) who or that is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States,

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•        an estate whose income is subject to U.S. federal income tax regardless of its source, or

•        a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

Effects of the Business Combination to U.S. Holders of HSPT Ordinary Shares

Generally

The U.S. federal income tax consequences of the Business Combination to U.S. Holders of HSPT Ordinary Shares will depend primarily upon whether the Business Combination qualifies as a transfer of property to a corporation under Section 351 of the Code or the First Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code. The provisions of the Code that govern reorganizations are complex and are based on typical transaction structures effected under U.S. law. U.S. Holders should be aware that a ruling from the IRS with respect to the U.S. federal income tax treatment of the Business Combination has not been requested or is intended to be requested. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

HSPT has received the Tax Opinion from Messina Madrid Law PA (“MML”), which concludes that, subject to the limitations and qualifications set forth therein, in the Registration Statement, and Section 367(a) of the Code, the exchange by a U.S. Holder of their HSPT Ordinary Shares for PubCo Ordinary Shares pursuant to the First Merger will, taken together with the Second Merger, qualify as a transaction governed by Section 351 of the Code. Such Tax Opinion is filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the confirmation is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the confirmation described above may be adversely affected and the tax consequences of the Business Combination could differ from those described herein. Neither a confirmation nor an opinion of counsel is binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the confirmation or that a court would not sustain such a challenge.

Although U.S. persons generally do not recognize gain or loss on the receipt of stock pursuant to a transfer of property to a corporation under Section 351 of the Code, Section 367(a) of the Code, and Treasury Regulations promulgated thereunder, require “five-percent transferee shareholders” or “5 Percent Holders” who do not enter into a “gain recognition agreement” or “GRA” under applicable Treasury Regulations to recognize gain (but not loss) with respect to certain cross-border reorganizations. If you believe that you will be a 5 Percent Holder, you are strongly urged to consult your tax advisor regarding the effect of the Business Combination to you taking into account the rules of Section 367(a) of the Code (including the possibility of entering into a GRA under applicable Treasury Regulations).

Assuming that the Business Combination qualifies as a transfer of property to a corporation under Section 351 of the Code, U.S. Holders of HSPT Ordinary Shares (or PubCo Ordinary Shares following the Second Merger Closing) will generally not recognize gain or loss for U.S. federal income tax purposes on the Business Combination. The remaining discussion under this section assumes that the Business Combination qualifies as a transfer of property to a corporation under Section 351 of the Code.

All holders considering exercising redemption rights with respect to their ordinary shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Business Combination and an exercise of redemption rights.

Alternative Treatment of the Business Combination

If the First Merger, taken together with the Second Merger, is not treated as a transfer of property to a corporation under Section 351 of the Code, or if the First Merger is not treated as a reorganization under Section 368 of the Code, the First Merger will generally be treated as a taxable exchange of HSPT Ordinary Shares. A U.S. Holder of HSPT Ordinary Shares would generally recognize gain or loss in an amount equal to the excess of (i) the fair market value of the PubCo Ordinary received over (ii) such holder’s adjusted tax basis in such HSPT Ordinary Shares.

Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. Holder’s holding period for the HSPT Ordinary exceeded one year at the time of the First Merger. Long-term capital gains recognized by a non-corporate U.S. holder generally would be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. It is unclear whether the redemption rights with respect to the HSPT Ordinary Shares described in this proxy statement/prospectus could toll a U.S. Holder’s holding period.

A U.S. Holder’s holding period for the PubCo Ordinary Shares would begin on the day after the First Merger and the U.S. Holder’s tax basis in the PubCo Ordinary received in the exchange should equal the fair market value of such PubCo Ordinary at the time of the exchange.

U.S. Holders of HSPT Ordinary Shares are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Business Combination Agreement, including with respect to its qualification as a “reorganization” under Section 368 of the Code, or, alternatively, as part of a tax-deferred transaction pursuant to Section 351 of the Code.

Basis and Holding Period Considerations

Assuming that the Business Combination qualifies as a transfer of property to a corporation under Section 351 of the Code: (i) the tax basis of a PubCo Ordinary Share received by a U.S. Holder in the Business Combination will equal the U.S. Holder’s tax basis in the HSPT Share surrendered in exchange therefor, and (ii) the holding period for a share of PubCo Ordinary Share received by a U.S. Holder will include such U.S. Holder’s holding period for the HSPT share surrendered in exchange therefor. However, it is unclear whether the redemption rights with respect to the HSPT Ordinary Shares may prevent the holding period of the PubCo Ordinary Shares from commencing prior to the termination of such rights.

Please Refer to PFIC Considerations infra

Effects of the Business Combination to U.S. Holders of Company Ordinary Shares

In General

In the opinion of Messina Madrid Law PA, tax counsel to SL Bio, the Second Merger would qualify as a tax-deferred “reorganization” under Section 368(a) of the Code (the “Reorganization Tax Treatment”) if taken on its own and assuming the Step Transaction Doctrine does not apply, and subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.2 hereto. However, since the First and Second Mergers are pursuant to a single written and agreed upon plan of merger, the intent of doing both the First and Second Mergers were and are mutually dependent and executed under a single plan, the Step Transaction Doctrine will apply and both the First and Second Mergers will be treated under section 351 and the Second Merger’s qualification under Section 368 will be disregarded. Because the provisions of Section 368(a) of the Code are complex and qualification thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond the control of SL Bio or PubCo, the qualification of the Second Merger for the Reorganization Tax Treatment is not free from doubt for reasons beyond the Step Transaction Doctrine.

An opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. Neither SL Bio nor PubCo has requested or will request a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Second Merger. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the Second Merger as a tax-free exchange under section 351 of the Code or that a court will not sustain such a challenge by the IRS.

If the Second Merger qualifies as a tax-free exchange under section 351 of the Code, a U.S. Holder that exchanges Company Ordinary Shares in the Second Merger for PubCo Ordinary Shares generally should not recognize any gain or loss on such exchange, subject to Section 367(a) of the Code and the PFIC rules discussed below. In such case, assuming gain recognition is not required under Section 367(a) of the Code or the PFIC rules as described below, the aggregate adjusted tax basis of the PubCo Ordinary Shares received in the Second Merger by a U.S. Holder should be equal to the adjusted tax basis of the Company Ordinary Shares surrendered in the Second Merger in exchange therefor and the holding period of the PubCo Ordinary Shares should include the holding period during which the Company Ordinary Shares surrendered in the Second Merger in exchange therefor were held by such U.S. Holder.

If the Second Merger, taken together with certain related transactions, does not qualify as a tax-free exchange under section 351 of the Code, a U.S. Holder that exchanges Company Ordinary Shares in the Second Merger for PubCo Ordinary Shares generally would be required to recognize gain or loss equal to the difference, if any, between (i) the fair market value of the PubCo Ordinary Shares received by such U.S. Holder and (ii) such U.S. Holder’s adjusted tax basis in the Company Ordinary Shares exchanged therefor. Subject to the PFIC rules discussed below, such gain or loss would be capital gain or loss and generally would be long-term capital gain or loss if the U.S. Holder’s holding period for such Company Ordinary Shares exceeds one year. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. Holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. Holder would have an aggregate tax basis in any PubCo Ordinary Shares received in the Second Merger that is equal to the fair market value of such PubCo Ordinary Shares as of the effective date of the Second Merger, and the holding period of such PubCo Ordinary Shares would begin on the day following the Second Merger.

As discussed below under the headings “Section 367(a)” and “PFIC Rules,” even if the Second Merger qualifies as a tax-free exchange under section 351 of the Code, U.S. Holders of Company Ordinary Shares could be required to recognize gain (but not permitted to recognize loss) on the Second Merger by reason of either the PFIC rules, or if the Second Merger were qualify as a tax-deferred “reorganization” under Section 368(a) of the Code then by reason of application of Section 367(a) of the Code. Although SL Bio has received the Tax Opinion, Messina Madrid Law PA is not providing an opinion regarding whether the First Merger will qualify as a reorganization under Section 368 of the Code.

U.S. Holders of Company Ordinary Shares are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Second Merger.

Section 367(a)

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, in certain circumstances described below, impose additional requirements for a U.S. Holder to qualify for tax-deferred treatment under Section 368(a) of the Code with respect to the exchange of Company Ordinary Shares in the Second Merger. Specifically, a U.S. Holder that is a “five-percent transferee shareholder” with respect to PubCo immediately after the transfer may be required to enter into a gain recognition agreement with respect to the transfer of its Company Ordinary Shares in order to obtain non-recognition treatment in the Second Merger.

In general, a “five-percent transferee shareholder” is a U.S. Holder who holds Company Ordinary Shares and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of PubCo stock immediately after the Business Combination. The attribution rules for determining ownership are complex, and neither SL Bio nor PubCo can offer any assurance that a U.S. Holder will not be a five-percent transferee shareholder based on its particular facts and circumstances.

Protective Language Regarding U.S. Holders Whose Undisclosed HSPT or SL Bio Warrants Become PubCo Warrants “Other Property”

Messina Madrid Law PA has been informed that there are no warrants existing or involved in the Business Combination at any time. This description is provided solely for protective purposes in the event any warrants are later discovered to exist or be involved in the transaction that were not properly disclosed.

For purposes of Section 351, stock rights or stock warrants are not included in the term “stock or securities.” Therefore, PubCo Warrants received in exchange for HSPT or SL Bio Warrants are treated as “other property” and not as “stock” for Section 351 purposes. As a result, the receipt of PubCo Warrants in exchange for HSPT or SL Bio Warrants is a taxable event, and the exchanging holder will recognize gain (but not loss) to the extent of the fair market value of the PubCo Warrants received over the holder’s adjusted basis in the HSPT or SL Bio Warrants surrendered.

Under Section 358(a)(2), the basis of any “other property” (here, the PubCo Warrants) received by the holder in the exchange is its fair market value at the time of the exchange.

The holding period for the PubCo Warrants received in the exchange will begin on the day after the exchange. The holding period does not tack to the holding period of any HSPT or SL Bio Warrants surrendered, because the PubCo Warrants are not considered “stock” for purposes of Section 351 and are treated as “other property”.

PFIC Rules

Even if the exchange of Company Ordinary Shares in the Second Merger for PubCo Ordinary Shares qualifies for the Reorganization Tax Treatment, a U.S. Holder that transfers Company Ordinary Shares pursuant to the Second Merger could nevertheless recognize gain if SL Bio is a PFIC for any taxable year (or portion thereof) that is included in that U.S. Holder’s holding period. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. Holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form or if the IRS successfully asserts that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations, a U.S. Holder of Company Ordinary Shares may recognize gain in connection with the Second Merger if: (i) SL Bio is a PFIC for any taxable year (or portion thereof) that is included in such U.S. Holder’s holding period for Company Ordinary Shares, (ii) such U.S. Holder has not made a QEF election or mark-to-market election (each as described below under “U.S. Federal Income Tax Considerations of Owning PubCo Ordinary Shares — PFIC Considerations”) and (iii) PubCo is not a PFIC in the taxable year that includes the day after the Second Merger. Any such gain generally would be subject to the PFIC rules described below under “PFIC Considerations — Application of PFIC Rules.” No determination has been made whether SL Bio is or is likely to become a PFIC.

It is not possible to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted and whether the IRS would assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations. Therefore, a U.S. Holder of Company Ordinary Shares that has not made a timely QEF election or mark-to-market election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Second Merger if SL Bio is a PFIC for any taxable year (or portion thereof) that is included in such U.S. Holder’s holding period for Company Ordinary Shares.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE Second Merger ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

U.S. Federal Income Tax Considerations of Owning PubCo Ordinary Shares

Taxation of Dividends and Other Distributions on PubCo Ordinary Shares

Subject to the PFIC rules discussed below, if PubCo makes a distribution of cash or other property to a U.S. Holder of PubCo Ordinary Shares, such distributions will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its PubCo Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such PubCo Ordinary Shares. Because PubCo does not expect to determine its earnings and profits on the basis of U.S. federal income tax principles, any distribution paid by PubCo will generally be reported as a dividend.

With respect to non-corporate U.S. Holders, dividends will generally be taxed at preferential long-term capital gains rates only if (i) PubCo Ordinary Shares are readily tradable on an established securities market in the United States or (ii) PubCo is eligible for the benefits of an applicable income tax treaty, in each case provided that PubCo is not treated as a PFIC in the taxable year in which the dividend was paid or in any previous year and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to PubCo Ordinary Shares.

Taxation on the Disposition of PubCo Ordinary Shares

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of PubCo Ordinary Shares, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in such ordinary shares.

Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares exceeds one year. However, it is unclear whether the redemption rights with respect to the Ordinary Shares may prevent the holding period of the PubCo Ordinary Shares from commencing prior to the termination of such rights. The deductibility of capital losses is subject to various limitations.

PFIC Considerations

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the foreign corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

PFIC Status of PubCo

PubCo has not made a determination as to whether it currently is, or in the future may become, a PFIC, but there is a possibility that it may be classified as a PFIC for its taxable year that includes the date of the Business Combination or in the foreseeable future. The tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination. The fair market value of the assets of PubCo is expected to depend, in part, upon (a) the market value of the PubCo Ordinary Shares, and (b) the composition of the assets and income of PubCo. Further, because PubCo may value its goodwill based on the market value of the PubCo Ordinary Shares, a decrease in the market value of the PubCo Ordinary Shares and/or an increase in cash or other passive assets (including as a result of the Business Combination) would increase the relative percentage of its passive assets. Moreover, PubCo may be classified as a PFIC for its taxable year that includes the date of the closing of the Business Combination as a result of interest income that PubCo earns on its deposits, which generally will be treated as passive income. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that PubCo is a PFIC for the taxable year that includes the date of the Business Combination or in a future year.

Application of PFIC Rules

If (i) HSPT or PubCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and (ii) the U.S. Holder did not make a timely and effective QEF election for HSPT’s or PubCo’s (as the case may be) first taxable year as a PFIC in which the U.S. Holder held ordinary shares (whether HSPT Ordinary Shares or PubCo Ordinary Shares) (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”), a QEF election along with a purging election, or a “mark-to-market” election, each as described below under “QEF Election, Mark-to-Market Election and Purging Election,” then such holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of its PubCo Ordinary Shares; and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of its ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such ordinary shares).

Under the Default PFIC Regime:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its PubCo Ordinary Shares (taking into account the relevant holding period of the HSPT Ordinary Shares exchanged therefor);

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which HSPT was or PubCo is a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE REDEMPTION OF HSPT ORDINARY SHARES OR ON THE OWNERSHIP OR DISPOSITION OF PUBCO ORDINARY SHARES, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election, Mark-to-Market Election and Purging Election

In general, if HSPT or PubCo is determined to be a PFIC, a U.S. Holder may avoid the Default PFIC Regime with respect to its ordinary shares by making a timely and effective “qualified electing fund” election under Section 1295 of the Code (a “QEF Election”) for such holder’s First PFIC Holding Year. In order to comply with the requirements of a QEF election with respect to PubCo Ordinary Shares, a U.S. Holder must receive certain information from PubCo. Because PubCo does not intend to provide such information, however, the QEF Election will not be available to U.S. Holders with respect to PubCo Ordinary Shares. U.S. Holders are urged to consult their tax advisors with respect to any QEF Election previously made with respect to HSPT Ordinary Shares.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for such holder’s First PFIC Holding Year, such holder will generally not be subject to the Default PFIC Regime in respect to its ordinary shares as long as such shares continue to be treated as marketable shares. Instead, the U.S. Holder will generally include as ordinary income for each year in its holding period that PubCo or HSPT is treated as a PFIC the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its PubCo Ordinary Shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares in a taxable year in which HSPT or PubCo is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such holder’s First PFIC Holding Year.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of HSPT Ordinary Shares or PubCo Ordinary Shares under their particular circumstances.

PubCo Ordinary Shares treated as stock of a PFIC under the Default PFIC Regime (including PubCo Ordinary Shares received in exchange for HSPT Ordinary Shares that were so treated at the time of the Business Combination) will continue to be treated as stock of a PFIC, including in taxable years in which PubCo ceases to be a PFIC, unless the applicable U.S. Holder makes a “purging election” with respect to such shares. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value on the last day of the last year in which HSPT or PubCo, as applicable, is treated as a PFIC, and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s PubCo Ordinary Shares. U.S. Holders are urged to consult their tax advisors regarding the application of the purging elections rules to their particular circumstances.

If PubCo is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if PubCo receives a distribution from, or disposes of all or part of PubCo’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not technically be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621(whether or not a QEF or market-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of PubCo Ordinary Shares should consult their own tax advisors concerning the application of the PFIC rules to PubCo Ordinary Shares under their particular circumstances.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Effects to U.S. Holders of HSPT Ordinary Shares Exercising Redemption Rights

Subject to the PFIC rules discussed above, the U.S. federal income tax consequences to a U.S. Holder of ordinary shares that exercises its redemption rights to receive cash in exchange for all or a portion of its ordinary shares will depend on whether the redemption qualifies as a sale of such shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code, as well as on whether such holder has made a timely QEF Election or mark-to-market election (each as discussed above).

It is expected that a redeeming U.S. Holder will generally be treated as selling its ordinary shares. The redemption of ordinary shares will generally qualify as a sale of the ordinary shares that are redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only ordinary shares actually owned by such U.S. Holder, but also ordinary shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to ordinary shares owned directly, ordinary shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any ordinary shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include shares.

The redemption of ordinary shares will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of the respective entity’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80% of the percentage of the respective entity’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. Prior to the Business Combination, the ordinary shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the ordinary shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the ordinary shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of ordinary shares owned by certain family members and such U.S. Holder does not constructively own any other ordinary shares. The redemption of ordinary shares will not be essentially equivalent to a dividend if it results in a

“meaningful reduction” of such U.S. Holder’s proportionate interest in the respective entity. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution under Section 301 of the Code with respect to ordinary shares, and the tax effects will be as described for distributions on PubCo Ordinary Shares under “— Taxation of Dividends and Other Distributions on PubCo Ordinary Shares” above. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed ordinary shares will be added to the adjusted tax basis in such holder’s remaining ordinary shares. If there are no remaining ordinary shares, a U.S. Holder should consult its own tax advisors as to the allocation of any remaining basis.

Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of ordinary shares, and such holders should consult with their own tax advisors with respect to their reporting requirements.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. Holders with respect to their PubCo Ordinary Shares (including constructive dividends), and the proceeds received on the disposition of PubCo Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as corporations). Information reporting requirements will also apply to redemptions from U.S. Holders of HSPT Common Stock. Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to PubCo securities, subject to certain exceptions (including an exception for PubCo securities held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, to their tax return, for each year in which they hold PubCo securities. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. U.S. Holders should consult with their own tax advisors regarding information reporting requirements relating to their ownership of PubCo securities.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

ALL U.S. HOLDERS CONSIDERING EXERCISING REDEMPTION RIGHTS WITH RESPECT TO THEIR ORDINARY SHARES ARE URGED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION.

Cayman Islands Tax Considerations

Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands tax consequences of an investment in the HSPT Ordinary Shares and PubCo Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of HSPT Securities and PubCo Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of HSPT Ordinary Shares or PubCo Ordinary Shares, as the case may be, nor will gains derived from the disposal of the HSPT Ordinary Shares or PubCo Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of HSPT securities or PubCo Ordinary Shares or on an instrument of transfer in respect of a HSPT security or a PubCo Class A Ordinary Share. However, stamp duties may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands.

PubCo is incorporated under the laws of the Cayman Islands as an exempted company with limited liability.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to PubCo levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (2021 Revision) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following selected unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations included elsewhere in this proxy statement/prospectus and is provided to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma condensed financial statements are based on the HSPT historical financial statements and SL Bio historical financial statements as adjusted to give effect to the Business Combination. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the transactions as if they had been consummated on June 30, 2025. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 give effect to the transactions as if they had occurred on January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Business Combination (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Business Combination. The unaudited pro forma condensed combined balance sheet as of June 30, 2025, has been prepared using, and should be read in conjunction with, the following:

•        HSPT’s unaudited condensed balance sheet as of June 30, 2025 and the related notes appearing elsewhere in this proxy statement/prospectus,

•        SL Bio’s unaudited condensed consolidated balance sheet as of June 30, 2025 and the related notes included elsewhere in this proxy statement/prospectus, and

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025, and for the year ended December 31, 2024 have been prepared using, and should be read in conjunction with, the following:

•        HSPT’s unaudited condensed statements of operations for the six months ended June 30, 2025 and the related notes included elsewhere in this proxy statement/prospectus,

•        HSPT’s audited statements of operations for the year ended December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus,

•        SL Bio’s unaudited condensed consolidated statements of operations for the six months ended June 30, 2025 and the related notes included elsewhere in this proxy statement/prospectus.

•        SL Bio’s audited consolidated statements of operations for the year ended December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On May 9, 2025, Horizon Space Acquisition II Corp. (“HSPT” or the “Acquiror”) entered into a business combination agreement (the “Business Combination Agreement”) with SL Science Holding Limited, a Cayman Islands exempted company (“PubCo”), CW Mega Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub I”), WW Century Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub II”), and SL BIO Ltd., a Cayman Islands exempted company limited by shares (the “Company” or “SL Bio”).

Pursuant to the Business Combination Agreement, among other things, (i) Merger Sub I will merge with and into HSPT, with HSPT as the surviving entity and a wholly-owned subsidiary of PubCo (the “First Merger”), and (ii) following the First Merger, Merger Sub II will merge with and into SL Bio, with SL Bio as the surviving entity and a wholly-owned subsidiary of PubCo (the “Second Merger,” and together with the First Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). Upon the consummation of the Business Combination, each of HSPT and SL Bio will become a subsidiary of PubCo, and the shareholders of HSPT and SL Bio will receive ordinary shares of PubCo, par value $0.0001 per share (“PubCo Ordinary Shares”), as consideration and become shareholders of PubCo. The closing dates of the First Merger and the Second Merger are referred to as the “First Closing Date” and the “Second Closing Date,” respectively. The Company expects the PubCo Ordinary Shares to be listed and traded on the Nasdaq Stock Market LLC (“Nasdaq”) following the consummation of the Business Combination.

Pursuant to the Business Combination Agreement, immediately prior to the First Merger Effective Time, each Acquiror Unit issued and outstanding will be automatically detached, and the holder thereof will be deemed to hold one (1) Acquiror Ordinary Share and one (1) Acquiror Right in accordance with the terms of the applicable unit (the “Unit Separation”). Each Acquiror Right issued and outstanding will then be automatically converted into one-tenth (1/10) of one Acquiror Ordinary Share (the “Acquiror Right Conversion”). Immediately following the Unit Separation and Acquiror Right Conversion, each Acquiror Ordinary Share (including those resulting from the Unit Separation and Right Conversion) issued and outstanding immediately prior to the First Merger Effective Time will be automatically cancelled and cease to exist in exchange for the right to receive one (1) newly issued PubCo Ordinary Share. At the Second Merger Effective Time, each Company Exchanging Share will be cancelled and converted into the right of each holder thereof to receive such number of newly issued PubCo Ordinary Shares as determined in accordance with the Business Combination Agreement.

Immediately following the consummation of the Business Combination, assuming that the holders of the outstanding promissory notes evidencing HSPT working capital loans or extension loans select not to convert their notes into HSPT private units, estimated 566,591,350 PubCo shares will be issued to (i) HSPT’s public shareholders of 7,590,000 shares, which includes 6,900,000 public shares and 690,000 shares convertible from 6,900,000 of one right to receive one-tenth of one ordinary share from the public unit, (ii) HSPT’s initial shareholders of 1,959,850 shares, which includes 1,725,000 Founder Shares, 213,500 private shares, and 21,350 shares in exchange for 21,350 HSPT shares issued to the sponsor converted from 213,500 rights, each to receive one-tenth of one ordinary share from the private units, (iii) Maxim Group LLC (“Maxim”) of 241,500 shares (“Representative Shares”) issued upon the consummation of IPO and convertible to PubCo shares upon the consummation of the Business Combination, (iv) SL Bio’s shareholders of 556,800,000 shares at exchange ratio of $10.00 per share, based on a total merger consideration of approximately $5.6 billion.

Accounting for the Business Combination

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting, HSPT will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the fact that subsequent to the Business Combination, SL Bio’s shareholders are expected to beneficially own a majority of the total voting power of PubCo, SL Bio will comprise all of the ongoing operations of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of SL Bio issuing shares for the net assets of HSPT, accompanied by a recapitalization. The net assets of HSPT will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of SL Bio.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. HSPT and SL Bio have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to PubCo or Merger Sub I or Merger Sub II, accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of HSPT’s ordinary shares.

•        Assuming No Redemptions (Scenario 1): This presentation assumes that no HSPT Public Shareholders exercise their rights to redeem their 6,900,000 HSPT ordinary shares included in the Public Units (“Public Shares”) for their pro rata shares of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination.

•        Assuming Maximum Redemptions (Scenario 2): This presentation assumes that a maximum of 6,634,427 HSPT Public Shares issued and outstanding as of the Closing are redeemed, resulting in an aggregate cash payment of approximately $68.1 million from the Trust Account based on an assumed redemption price of $10.53 per share.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The following table illustrates estimated ownership levels in the combined company, immediately following the consummation of the Business Combination, based on the two levels of redemptions by the HSPT Public Shareholders and the following assumptions:

	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Ownership in shares	Ownership %	Ownership in shares	Ownership %

HSPT Public Shareholders(1)	7,590,000	1.34%	955,573	0.17%
HSPT Initial Shareholders(2)	1,959,850	0.35%	1,959,850	0.35%
Representative Shares	241,500	0.04%	241,500	0.04%
SL Bio shareholders	556,800,000	98.27%	556,800,000	99.44%
Total	566,591,350	100.0%	559,956,923	100.0%

____________

(1)     Including 6,900,000 Public Shares and 690,000 shares which will be converted from 6,900,000 of one right to receive one-tenth of one HSPT ordinary share upon consummation of the Business Combination from the public HSPT Unit.

(2)    Including 1,725,000 Founder Shares, 213,500 ordinary shares included in the Private Units (“Private Shares”), and 21,350 shares which will be converted from 213,500 rights, each to receive one-tenth of one HSPT ordinary share upon consummation of the Business Combination from the private HSPT Units and excluding (i) up to 275,000 PubCo Ordinary Shares issuable in exchange for up to 250,000 HSPT Private Units converted from Working Capital Loans, consisting of 250,000 PubCo Ordinary Shares issuable in exchange for 250,000 HSPT Private Shares and 25,000 PubCo Ordinary Shares issuable in exchange for 250,000 HSPT Private Rights; and (ii) up to 151,800 PubCo Ordinary Shares issuable in exchange for up to 138,000 HSPT Private Units converted from Extension Loans, consisting of 138,000 PubCo Ordinary Shares issuable in exchange for 138,000 HSPT Private Shares and 13,800 PubCo Ordinary Shares issuable in exchange for 138,000 HSPT Private Rights.

UNAUDITED PRO FORMA
CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2025

	(1) HSPT				(2) SL Bio	Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	(Historical)	Transaction Accounting Adjustments	Note	(Pro Forma)	(Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$26,030	$—		$26,030	$3,373,292	$70,801,049	(A)	$72,237,209	$(68,076,001)	(G)	$4,161,208
						(1,070,182)	(C)
						(638,496)	(D)
						(254,484)	(E)
Restricted cash	—	—		—	172,000	—		172,000	—		172,000
Inventories	—	—		—	722,755	—		722,755	—		722,755
Prepaid expenses and other current assets	90,052	—		90,052	192,133	—		282,185	—		282,185
Total current assets	116,082	—		116,082	4,460,180	68,837,887		73,414,149	(68,076,001)		5,338,148

Operating lease right-of -use assets, net	—	—		—	304,098	—		304,098	—		304,098
Plant and equipment, net	—	—		—	362,927	—		362,927	—		362,927
Deferred offering costs	—	—		—	664,373	(664,373)	(D)	—	—		—
Investments held in Trust Account	70,801,049		(A)	70,801,049	—	(70,801,049)	(A)	—	—		—
Total Assets	$70,917,131	$—		$70,917,131	5,791,578	$(2,627,535)		$74,081,174	$(68,076,001)		$6,005,173

Liabilities, Temporary Equity, and Stockholders’ Equity
Current liabilities:
Other payable and accrued expenses	173,368	—		173,368	264,004	(173,369)	(C)	208,074	—		208,074
						(55,929)	(D)
Operating lease liabilities, current					154,924	—		154,924	—		154,924
Amount due to related party	254,484	—		254,484	491,429	(254,484)	(E)	491,429	—		491,429
Total current liabilities	427,852	—		427,852	910,357	(483,782)		854,427	—		854,427

Operating lease liabilities, non-current		—		—	150,745	—		150,745	—		150,745
Total Liabilities	427,852	—		427,852	1,061,102	(483,782)		1,005,172	—		1,005,172

Commitments and Contingencies

Ordinary shares subject to possible redemption	70,801,049	—	(A)	70,801,049	—	(70,801,049)	(G)	—	—		—

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET — (Continued)
AS OF JUNE 30, 2025

	(1) HSPT				(2) SL Bio	Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	(Historical)	Transaction Accounting Adjustments	Note	(Pro Forma)	(Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Stockholders’ Equity (Deficit):
Common shares	—	—		—	367,500	(367,500)	(F)	—	—		—
Ordinary shares	218	—		218	—	(189)	(B)	5,666	(66)	(G)	5,600
						5,568	(F)
						69	(G)
Additional paid-in capital	—			—	6,931,344	(311,799)	(B)	75,741,504	(68,075,935)	(G)	7,665,569
						(896,813)	(C)
						(1,144,140)	(D)
						361,932	(F)
						70,800,980	(G)
Retained earnings (accumulated deficit)	(311,988)			(311,988)	(3,266,649)	311,988	(B)	(3,369,449)	—		(3,369,449)
						(102,800)	(D)
Accumulated other comprehensive income					698,281	—		698,281	—		698,281
Total Stockholders’ Equity	(311,770)	—		(311,770)	4,730,476	68,657,296		73,076,002	(68,076,001)		5,000,001
Total Liabilities, Temporary Equity, and Stockholders’ Equity	$70,917,131	$—		$70,917,131	5,791,578	$(2,627,535)		$74,081,174	$(68,076,001)		$6,005,173

____________

(1)      Derived from the unaudited condensed balance sheet of Horizon Space Acquisition II Corp (“HSPT”) as of June 30, 2025. See HSPT’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(2)      Derived from the unaudited condensed consolidated balance sheet of SL Bio Ltd. (“SL Bio”) as of June 30, 2025. See SL Bio’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	(1) HSPO (Historical)	(2) SL Bio (Historical)	Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
			Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenues	$—	$1,129,238	$—		$1,129,238	$—		$1,129,238
Cost of goods sold	—	740,172	—		740,172	—		740,172
Gross profit	—	389,066	—		389,066	—		389,066

Operating expenses:
General and administrative expenses	762,645	1,281,786	—		2,044,431	—		2,044,431
Research and development expenses	—	717,022	—		717,022	—		717,022
Total operating expenses	762,645	1,998,808	—		2,761,453	—		2,761,453
Loss from Operations	(762,645)	(1,609,742)	—		(2,372,387)	—		(2,372,387)

Other income
Interest and dividend income on investments held in Trust	1,456,519	—	(1,456,519)	(AA)	—	—		—
Interest income	—	29,007			29,007	—		29,007
Other expense, net	—	(21,358)	—		(21,358)	—		(21,358)
Total other income	1,456,519	7,649	(1,456,519)		7,649	—		7,649
Income (loss) before income taxes	693,874	(1,602,093)	(1,456,519)		(2,364,738)	—		(2,364,738)
Income taxes benefit	—	(4)	—		(4)	—		(4)
Net income (loss)	$693,874	$(1,602,089)	$(1,456,519)		$(2,364,734)	$—		$(2,364,734)

Other comprehensive income (loss), net of tax
Change in cumulative foreign currency translation	—	469,815	—		469,815	—		469,815
Comprehensive income (loss)	$693,874	$(1,132,274)	$(1,456,519)		$(1,894,919)	$—		$(1,894,919)

Basic and diluted weighted average redeemable ordinary shares outstanding	6,900,000		(6,900,000)	(BB)	—	—		—
Basic and diluted net income per redeemable ordinary shares	$0.127				$—			$—
Basic and diluted weighted average non-redeemable ordinary shares outstanding	2,180,000		564,411,350	(BB)	566,591,350	(6,634,427)	(BB)	559,956,923
Basic and diluted net loss per non-redeemable ordinary share	$(0.084)				$(0.004)			$(0.004)
Basic and diluted weighted average number of ordinary shares used in computation		3,675,000
Basic and diluted earnings per share attributable to ordinary shareholders of the Company		(0.436)

____________

(1)      Derived from the unaudited condensed statement of operations of HSPT for the six months ended June 30, 2025. See HSPT’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(2)      Derived from the unaudited condensed consolidated statement of operations and comprehensive loss of SL Bio for the six months ended June 30, 2025. See SL Bio’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024

	(1) HSPO (Historical)	(2) SL Bio (Historical)	Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
			Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenues	$—	$3,363,603	$—		$3,363,603	$—		$3,363,603
Cost of goods sold	—	1,430,842	—		1,430,842	—		1,430,842
Gross profit	—	1,932,761	—		1,932,761	—		1,932,761

Operating expenses:
General and administrative expenses	201,653	1,107,331	999,613	(CC)	2,308,597	—		2,308,597
Research and development expenses	—	2,020,346	—		2,020,346	—		2,020,346
Selling and marketing expenses	—	1,195	—		1,195	—		1,195
Total operating expenses	201,653	3,128,872	999,613		4,330,138	—		4,330,138
Loss from Operations	(201,653)	(1,196,111)	(999,613)		(2,397,377)	—		(2,397,377)

Other income
Interest and dividend income on investments held in Trust	344,530	—	(344,530)	(AA)	—	—		—
Interest income	—	45,304			45,304	—		45,304
Other income, net	—	17,109	—		17,109	—		17,109
Total other income	344,530	62,413	(344,530)		62,413	—		62,413
Income (loss) before income taxes	142,877	(1,133,698)	(1,344,143)		(2,334,964)	—		(2,334,964)
Provision for income taxes	—	57,635	—		57,635	—		57,635
Net income (loss)	$142,877	$(1,191,333)	$(1,344,143)		$(2,392,599)	$—		$(2,392,599)

Other comprehensive income (loss), net of tax
Change in cumulative foreign currency translation	—	228,466	—		228,466	—		228,466
Comprehensive income (loss)	$142,877	$(962,867)	$(1,344,143)		$(2,164,133)	$—		$(2,164,133)

Basic and diluted weighted average redeemable ordinary shares outstanding	805,479		(805,479)	(BB)	—	—		—
Basic and diluted net income per redeemable ordinary shares	$2.670				$—			$—
Basic and diluted weighted average non-redeemable ordinary shares outstanding	1,776,618		564,814,732	(BB)	566,591,350	(6,634,427)	(BB)	559,956,923
Basic and diluted net loss per non-redeemable ordinary share	$(1.130)				$(0.004)			$(0.004)
Basic and diluted weighted average number of ordinary shares used in computation		2,628,484
Basic and diluted earnings per share attributable to ordinary shareholders of the Company		(0.453)

____________

(1)      Derived from the audited statement of operations of HSPT for the year ended December 31, 2024. See HSPT’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(2)      Derived from the audited consolidated statement of operations and comprehensive income of SL Bio for the year ended December 31, 2024. See SL Bio’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Note 1 — Basic of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, HSPT will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of SL Bio issuing shares for the net assets of HSPT, accompanied by a recapitalization. The net assets of HSPT will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2025. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025, and for the year ended December 31, 2024 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2024, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 has been prepared using, and should be read in conjunction with, the following:

•        HSPT’s audited balance sheet as of June 30, 2025 and the related notes appearing elsewhere in this proxy statement/prospectus,

•        SL Bio’s audited consolidated balance sheet as of June 30, 2025 and the related notes included elsewhere in this proxy statement/prospectus, and

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 have been prepared using, and should be read in conjunction with, the following:

•        HSPT’s unaudited condensed statements of operations for the six months ended June 30, 2025 and the related notes included elsewhere in this proxy statement/prospectus,

•        HSPT’s audited statements of operations for the year ended December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus,

•        SL Bio’s unaudited condensed consolidated statements of operations for the six months ended June 30, 2025 and the related notes included elsewhere in this proxy statement/prospectus.

•        SL Bio’s audited consolidated statements of operations for the year ended December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates and assumptions, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of HSPT and SL Bio.

The unaudited pro forma combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of HSPT’s ordinary shares.

•        Assuming No Redemptions (Scenario 1): This presentation assumes that no HSPT Public Shareholders exercise their rights to redeem their 6,900,000 HSPT ordinary shares included in the Public Units (“Public Shares”) for their pro rata shares of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination.

•        Assuming Maximum Redemptions (Scenario 2): This presentation assumes that a maximum of 6,634,427 HSPT Public Shares issued and outstanding as of the Closing are redeemed, resulting in an aggregate cash payment of approximately $68.1 million from the Trust Account based on an assumed redemption price of $10.53 per share.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that SL Bio believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. For instance, there is no signed non-redemption agreement or definitive agreement in connection with the identifying sources of financing from third parties in the form of equity investments (“Transaction Financing”) at this time. The pro forma adjustments will likely change subject to the terms of non-redemption agreements, if any, and the Transaction Financing; and it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believe that their assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma combined financial information also reflects certain risks and uncertainties related to the potential redemption into cash of HSPT ordinary shares.

Note 2 — Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). SL Bio has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustment to the unaudited combined pro forma balance sheet consists of the following:

(1)    Derived from the unaudited condensed balance sheet of HSPT as of June 30, 2025;

(2)    Derived from the unaudited condensed consolidated balance sheet of SL Bio as of June 30, 2025;

(A)    Reflects the reclassification of cash held in the Trust Account that becomes available for general use following the Business Combination;

(B)    Reflects the elimination of the historical accumulated deficit of HSPT, the accounting acquiree, into SL Bio’s additional paid-in capital upon the consummation of the Business Combination; the reclassification of 2,180,000 HSPT ordinary shares into PubCo ordinary shares; and the issuance of 1,016,214 HSPT ordinary shares from the conversion of 7,113,500 public and private rights upon consummation of the Business Combination;

(C)    Reflects the settlement of approximately $1.1 million of total HSPT’s estimated transaction costs related to the Business Combination, of which, (1) approximately $0.2 million accrued as of June 30, 2025, and 2) approximately $0.9 million reclassified as an adjustment to HSPT’s accumulated deficit and subsequently reclassify to SL Bio additional paid-in capital at the time of the consummation of the Business Combination;

(D)    Reflects the settlement of approximately $1.9 million of total SL Bio’s estimated transaction costs related to the Business Combination, of which, (1) approximately $0.7 million accounts as expenses, of which approximately $0.6 million was incurred and paid as of June 30, 2025. An additional approximately $0.1 million will be accrued as of the date of the consummation of the Business Combination, and (2) the total of approximately $1.1 million of transaction costs will be subsequently reclassified to additional paid-in capital at the time of the consummation of the Business Combination, of which approximately $0.7 million was incurred and paid as of June 30, 2025. An additional approximately $0.4 million will be accrued as of the date of the consummation of the Business Combination;

(E)    Reflects the repayments of HSPT’s amount due to related part at the time of the consummation of the Business Combination;

(F)    Reflects the recapitalization of SL Bio through the issuance of 556,800,000 shares of HSPT shares with $0.00001 par value to PubCo’s shareholders; and

(G)    In Scenario 1, reflects the reclassification of 6,900,000 HSPT ordinary shares subject to possible redemption to permanent equity at $0.000001 par value with no redemptions. In Scenario 2, which assumes the same facts as described in Items A through G above but reflects the assumption that the maximum number of 6,634,427 HSPT ordinary shares, which satisfies net tangible assets condition, are redeemed for cash by HSPT public shareholders.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments to the unaudited combined pro forma statement of operations consists of the following:

(1)    Derived from the unaudited condensed statement of operations of HSPT for the six months ended June 30, 2025.

(2)    Derived from the unaudited condensed consolidated statement of operations and comprehensive loss of SL Bio for the six months ended June 30, 2025.

(3)    Derived from the audited statement of operations of HSPT for the year ended December 31, 2024.

(4)    Derived from the audited consolidated statement of operations and comprehensive income of SL Bio for the year ended December 31, 2024.

(AA) Reflects an adjustment to eliminate interest income earned from marketable securities held in Trust Account as if the Business Combination had been consummated on January 1, 2024, the beginning of the period presented;

(BB) The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination as if it had been consummated on January 1, 2024. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. In Scenario 2, this calculation is retroactively adjusted to eliminate the number of 6,634,427 HSPT ordinary shares are redeemed for cash by HSPT public shareholders for the entire period; and

(CC) Reflects approximately $1.0 million of HSPT and SL Bio’s transaction costs to be incurred subsequent to June 30, 2025. This is a non-recurring item.

Note 4 — Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Business Combination, assuming the shares were outstanding since the beginning of the period presented in the unaudited pro forma condensed combined statements of operations. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

Basic and diluted loss per share is computed by dividing pro forma net loss by the weighted average number of the shares of HSPT ordinary shares outstanding during the periods.

The unaudited pro forma condensed combined has been prepared assuming no redemptions and assuming maximum redemptions for the six months ended June 30, 2025, and for the year ended December 31, 2024:

	For the six months ended June 30, 2025
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss attributable to ordinary shareholders	$(2,364,738)	$(2,364,738)
Weighted average shares outstanding – basic and diluted	566,591,350	559,956,923
Pro forma loss per share – basic and diluted	$(0.004)	$(0.004)

Weighted average shares calculation, basic and diluted
Ordinary Shares
HSPT Public Shares(1)	7,590,000	7,590,000
HSPT Initial Shares(2)	1,959,850	1,959,850
Representative Shares	241,500	241,500
HSPT Public Shares redeemed	—	(6,634,427)
HSPT shares issued in the Business Combination	556,800,000	556,800,000
Total weighted average shares outstanding	566,591,350	559,956,923

	For the year ended December 31, 2024
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss attributable to ordinary shareholders	$(3,150,559)	$(3,150,559)
Weighted average shares outstanding – basic and diluted	566,591,350	559,956,923
Pro forma loss per share – basic and diluted	$(0.01)	$(0.01)

Weighted average shares calculation, basic and diluted
Ordinary Shares
HSPT Public Shares(1)	7,590,000	7,590,000
HSPT Initial Shares(2)	1,959,850	1,959,850
Representative Shares	241,500	241,500
HSPT Public Shares redeemed	—	(6,634,427)
HSPT shares issued in the Business Combination	556,800,000	556,800,000
Total weighted average shares outstanding	566,591,350	559,956,923

____________

(1)      Including 6,900,000 Public Shares and 690,000 shares which will be converted from 6,900,000 of one right to receive one-tenth of one HSPT ordinary share upon consummation of the Business Combination from the public HSPT Unit.

(2)      Including 1,725,000 Founder Shares, 213,500 ordinary shares included in the Private Units (“Private Shares”), and 21,350 shares which will be converted from 213,500 rights, each to receive one-tenth of one HSPT ordinary share upon consummation of the Business Combination from the private HSPT Units.

INFORMATION RELATED TO PUBCO

PubCo was originally formed as a Cayman Islands exempted company with limited liability on March 18, 2025, solely for the purpose of effectuating the Business Combination described herein. PubCo is considered a foreign private issuer as defined in Rule 3b-4 under the Exchange Act.

PubCo has an authorized share capital of US$50,000 divided into 50,000 ordinary shares of $1.00 par value each. Prior to Closing, PubCo intends to amend and restate its memorandum and articles of association which will constitute the PubCo A&R MAA. Under the PubCo A&R MAA, PubCo will change to its authorized share capital to US$50,000 divided into 500,000,000 shares of US$0.0001 par value each of a single class. Prior to the consummation of the Business Combination, PubCo has 1 share of par value of US1.00 in issue, which currently represents the sole issued and outstanding shares of PubCo. For descriptions of PubCo securities, please see the section entitled “Description of PubCo’s Share Capital.” The objects for which PubCo is established are unrestricted and PubCo has full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Prior to the consummation of the Business Combination, the sole shareholder of PubCo is SL Bio. Prior to the consummation of the Business Combination, the sole director of PubCo is William Wang Ching-Dong. Upon the Closing, the PubCo Board will consist of 5 directors, which will include William Wang Ching-Dong, Ethan Shen, Kwo-Liang Chen, Mingche Liu, and John C. General.

PubCo’s registered office address is at the offices of 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands and its registration number is 419774. After the consummation of the Business Combination, its principal executive office and mailing address shall be that of the Company located at 11th Floor, No. 479 Chongyang Road, Nangang District, Taipei, Taiwan 115010.

INFORMATION RELATED TO HSPT

Unless the context otherwise requires, all references in this section to the “Company,” “HSPT,” “we,” “us” or “our” refer to HSPT prior to the consummation of the Business Combination.

Introduction

We are a blank check exempted company incorporated in the Cayman Islands on March 21, 2023, for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Our efforts to identify a prospective target business will not be limited to a particular industry or geographic region. Because of our significant ties to China, we may pursue opportunities in China (including Hong Kong and Macau). We intend to utilize cash derived from the proceeds of our initial public offering (the “IPO”), our securities, debt or a combination of cash, securities and debt, in effecting a business combination. We have not selected any target business for our initial business combination.

Initial Public Offering and Private Placement

On November 18, 2024, we consummated the IPO of 6,000,000 units (the “Units”). Each Unit consists of one ordinary share, $0.0001 par value per share (each, an “Ordinary Share”), and one right (each, a “Right”), each one Right entitling the holder thereof to exchange for one-tenth of one Ordinary Share upon the completion of the Company’s initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $60,000,000.

Substantially concurrently with the closing of the IPO, the Company completed the private sale of 200,000 units (the “Private Units”) to the Company’s sponsor, Horizon Space Acquisition II Sponsor Corp. (the “Sponsor”). The sponsor is a Cayman Islands exempted company formed as an investment vehicle holding the securities of HSPT and as the Sponsor of the IPO. The shareholders of the Sponsor include (i) HSPT’s CEO and Chairman of the Board, Mr. Mingyu (Michael) Li, and (ii) Ms. Chen Ying-Chun, a Taiwan resident. Mr. Mingyu (Michael) Li and Ms. Chen Ying-Chun each holds 50% of equity interests in the Sponsor in consideration of the same amount of capital injection into the sponsor. In accordance with the governing documents of the Sponsor, Mr. Mingyu (Michael) Li is the sole director of the Sponsor and deemed to have the voting and dispositive rights over the securities of HSPT held by the Sponsor. Each Private Unit consists of one Ordinary Share and one Right. The Private Units were sold at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $2,000,000. The Private Units are identical to the Units sold in the IPO, subject to limited exceptions as further described in the registration statement of the IPO, such that our Sponsor has agreed to waive its redemption rights with respect to Ordinary Shares underlying the Private Units under certain circumstances.

In connection with the IPO, the underwriters were granted an option to purchase up to 900,000 additional Units (the “Over-Allotment Option”). On November 19, 2024, the representative of the underwriters in the IPO, Maxim Group LLC, exercised the Over-Allotment Option in full, and on November 21, 2024, the Representative consummated purchase of 900,000 Units (the “Option Units”), generating gross proceeds of $9,000,000. Simultaneously with the issuance and sale of the Option Units, the Company completed a private placement sale of 13,500 Private Units (the “Additional Private Units”) to the Sponsor at a purchase price of $10.00 per Private Unit, generating gross proceeds of $135,000.

In connection with the IPO and the sale of the Option Units, the Company issued a total of 241,500 Ordinary Shares (the “Representative Shares”) to the Representative.

Of the net proceeds of the HSPT IPO, the sale of the Option Units, sale of Private Units, and sale of Additional Private Units, a total of $69,000,000, was placed in a trust account (the “Trust Account”) established for the benefit of our public shareholders and the underwriters of the IPO with Wilmington Trust, N.A. acting as trustee.

Our management has broad discretion with respect to the specific application of the proceeds of the IPO and the Private Placement that are held out of the Trust Account, although substantially all the net proceeds are intended to be applied generally towards consummating a business combination and working capital.

Since our IPO, our sole business activity has been identifying and evaluating suitable acquisition transaction candidates. We presently have no revenue and have had losses since inception from incurring formation and operating costs. We have relied upon the sale of our securities and loans from the Sponsor and other parties to fund our operations.

The Ordinary Shares and Rights are trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “HSPT” and “HSPTR,” respectively. Public Units not separated will continue to trade on Nasdaq under the symbol “HSPTU”. Holders of Public Units will need to have their brokers contact the Company’s transfer agent, VStock Transfer, LLC, in order to separate the holders’ Public Units into Ordinary Shares and Rights.

Waive of Administrative Service Fee

On November 12, 2024, in connection with the IPO, the Company entered into an administrative service agreement with the Sponsor (the “Administrative Service Agreement”). Pursuant to the Administrative Service Agreement, the Company shall pay the Sponsor $10,000 per month (the “Administrative Service Fee”) from November 15, 2025, the date of the Company’s final prospectus for the IPO till the earlier of the consummation of an initial business combination or the Company’s liquidation. The Administrative Service Agreement provides that any unpaid amount of the Administrative Service Fee will accrue without interest and be due and payable no later than the date of the consummation of the Company’s initial business combination. On February 5, 2025, upon the approval of the Board of Directors and Audit Committee of the Company, the Company and the Sponsor agreed to waive full payment of the Administrative Service Fee from the start date for up to 12 months with the amount of $120,000.

Extension of the Period of Time to Consummate Initial Business Combination

On or about November 17, 2025, an aggregate of $690,000 was deposited into the Trust Account for HSPT’s public shareholders by Hsiao-Lan Wu, a third party to the Sponsor and HSPT, which enables HSPT to extend the period of time it has to consummate its initial business combination by three months from November 18, 2025 to February 18, 2026. The Extension is the first of the two Extensions permitted under the Existing HSPT Charter. In connection with the Extension Payment, on November 18, 2025, HSPT issued an unsecured promissory note of $690,000 to the Payee.

Effecting Our Business Combination

Fair Market Value of SL Bio’s Business

Pursuant to the Nasdaq listing rules, our initial business combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the Trust Account (excluding any taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such business combination, although this may entail simultaneous acquisitions of several target businesses. The fair market value of the target business will be determined by our board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). Our board of directors will have broad discretion in choosing the standard used to establish the fair market value of any prospective target business. The target business or businesses that we acquire may have a collective fair market value substantially in excess of 80% of the Trust Account balance. We will not be required to comply with the 80% fair market value requirement if we are delisted from Nasdaq.

Voting Restrictions in Connection with Extraordinary Meeting

The HSPT Initial Shareholders have agreed (A) to vote their Founder Shares, Private Shares, and any HSPT public shares they may own with respect to HSPT Insiders in favor of any proposed business combination, (B) not to propose, or vote in favor of, prior to and unrelated to an initial business combination, an amendment to the Existing HSPT Charter that would affect the substance or timing of HSPT’s redemption obligation to redeem all public shares if HSPT cannot complete an initial business combination by the prescribed time periods, unless HSPT provides public shareholders an opportunity to redeem their HSPT Public Shares in conjunction with any such amendment, (C) not to redeem any HSPT shares they own into the right to receive cash from the Trust Account in connection with a shareholder vote to approve HSPT’s proposed initial business combination or sell any shares to HSPT in any tender offer in connection with its proposed initial business combination, and (D) that the Founder Shares and Private Shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated.

Redemption Rights for HSPT Public Shareholders upon Completion of the Business Combination

In connection with the completion of the Business Combination, each public shareholder may elect to redeem all or a portion of its public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in HSPT’s trust account (the “Trust Account”), including interest earned on the funds held in the Trust Account and not previously released to HSPT to pay its taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares (a “Redemption Election”), regardless of how such public shareholder votes on the Proposals or whether such public shareholder votes at all. The deadline to make a Redemption Election is prior to the scheduled vote at the Extraordinary Meeting (the “Redemption Deadline”). See the section titled “Extraordinary General Meeting of HSPT Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Redemption of HSPT Public Shares and Liquidation if No Business Combination

Under the terms of the Existing HSPT Charter, HSPT must complete the Business Combination with SL Bio or another business combination by November 18, 2024, or May 18, 2026 if fully extend (or such later date shareholders if HSPT extend the period of time to consummate a business combination, or as may be approved by HSPT shareholders in an amendment to the Existing HSPT Charter), or HSPT must (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to HSPT (less taxes payable and up to $50,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HSPT’s remaining shareholders and HSPT Board, liquidate and dissolve, subject in each case to the HSPT’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law.

HSPT Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any HSPT Founder Shares and Private Shares held by them, if we fail to complete our business combination by the prescribed time periods. However, if any of HSPT Initial Shareholders acquire HSPT public shares after the HSPT IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such HSPT Public Shares if we fail to complete our business combination by the prescribed time periods.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining held outside the Trust Account plus up to $50,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.53 per share less any owed but unpaid taxes on the funds in the Trust Account. There are currently no owed but unpaid income taxes on the funds in the Trust Account. However, the proceeds deposited in the Trust Account could become subject to the claims of HSPT’s creditors, if any, which would have priority over the claims of HSPT shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to HSPT shareholders electing to redeem their shares shall be distributed promptly after the consummation of the Business Combination.

Although we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of the HSPT Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per HSPT Public Share or (ii) such lesser amount per HSPT Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the HSPT IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of HSPT. We have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per HSPT Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your HSPT Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per HSPT Ordinary Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public shareholders may be reduced below $10.00 per share.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per HSPT Public Share to the Public Shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, the HSPT Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

The Public Shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of HSPT Public Shares if we do not complete the initial business combination by the prescribed time periods, (ii) in connection with a shareholder vote to amend our amended and restated memorandum and articles of association that would affect the substance or timing of our obligation to provide for the redemption of HSPT Public Shares in connection with an initial business combination or to redeem 100% of HSPT Public Shares if we have not consummated an initial business combination by the prescribed time periods or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of the Existing HSPT Charter, like all provisions of the Existing HSPT Charter, may be amended if approved by special resolution by holders of at least two-thirds of HSPT Ordinary Shares who are eligible to vote and attend and vote in a general meeting.

See “Risk Factors — Risks Related to HSPT and the Business Combination.”

Facilities

We maintain our principal executive office at 1412 Broadway, 21st Floor, Suite 21V, New York, NY 10018.

Employees

We have two executive officers, Mr. Mingyu (Michael) Li serves as our Chief Executive Officer and Ms. Min (Lydia) Zhai serves as our Chief Financial Officer. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once management locates a suitable target business to acquire, they will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time to our affairs) than they would prior to locating a suitable target business. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while we are trying to locate a potential target business to a majority of their time as we move into serious negotiations with a target business for a business combination). We do not intend to have any full-time employees prior to the consummation of a business combination.

Officers and Directors

Our officers and directors are as follows:

Name	Age	Title
Mingyu (Michael) Li	42	Chief Executive Officer and Chairman of the Board of Directors
Min (Lydia) Zhai	54	Chief Financial Officer
James Jiayuan Tong	52	Director
Qian (Hebe) Xu	43	Director
Tianchen Cai	52	Director

Mr. Mingyu (Michael) Li has served as our Chief Executive Officer, Director and Chairman of the board of director since July 2024. Since August 2022, Mr. Li has served as the Chairman, Chief Executive Officer, Chief Financial Officer and Director of Horizon Space Acquisition I Corp. (NASDAQ: HSPO). Since March 2022, Mr. Li has served as a director of Lakeshore Acquisition II Corp. (NASDAQ: LBBB), a special purpose acquisition company currently listing on NASDAQ. Since December 2021, Mr. Li has served as the Chief Executive Officer of Hangzhou Qianhe Mingde Enterprise Management Consulting Co., Ltd., namely Horizon Holdings, a company providing consulting services. Mr. Li also has served as executive director in Zhejiang Jinhua Qianhe Equity Investment Fund Management Co., Ltd. since July 2016, and as director of Beijing Youcai Network Technology Co., Ltd. since March 2015. Since March 2020, Mr. Li has served as the Chief Executive Officer of Hangzhou Qianhe Mingde Equity Investment Co., Ltd., namely Horizon Capital, a private equity firm focusing renewable and AI-driven manufacturing. In Horizon Capital, he has led a number of private equity fundraisings, managed advisory business for cross-border mergers & acquisitions (“M&A”). From January 2014 to January 2019, Mr. Li served as a Senior Partner at Hejun Capital, a private equity firm specializing in providing capital operation system solutions to high-growth enterprises. During his tenure in Hejun Capital, Mr. Li participated in two M&A transactions and post-merger integration projects involving listed companies in the media sector. From January 2012 to January 2013, Mr. Li served as a Director of Investment Banking in China Minsheng Bank, one of the leading commercial banks in China, where he was responsible for investment banking and financing needs of large energy companies. Mr. Li received his MBA Degree with a major in Finance from Cheung Kong Graduate School of Business in 2012 and a Bachelor’s Degree in Law from Hebei University in 2007.

Ms. Min (Lydia) Zhai has served as our Chief Financial Officer since July 2024. From April 2023 to November 2023, Ms. Zhai served as the regional finance manager of Gopizza Singapore Ptd. Ltd., a global pizza franchise company. From July 2022 to January 2023, Ms. Zhai served as the regional finance manager of Yoshimura Food Holding Pte. Ltd., a regional headquarters of Yoshimiura Food Holdings K.K. (TYO: 2884), a company that provide support services to small and medium sized food enterprises. From April 2015 to July 2022, Ms. Zhai served as the Chief Accountant of the Swiss Club, a country club in Singapore. Ms. Zhai served as the Financial Accountant (from February 2013 to April 2015), and Finance Manager and Analyst (from December 2008 to January 2013) of the Valspar (Singapore) Corp. Pte. Ltd., the Singapore office of Valspar Corporation (NYSE: VAL), a paint and coatings manufacturer. From January 2006 to August 2008, Ms. Zhai served as the Accounting Manager of two subsidiaries of Matex International Limited (SGX: M15), a Singaporean company founded in 1989 that provides colors, specialty chemicals, and clean solutions to industries like textiles, paper, leather, and polymers. Ms. Zhai was Matex International Limited’s analyst Audit Manager from November 2003 to December 2005, and its Accounts Executive from February 2001 to November 2003. Ms. Zhai received her Diploma in Finance in Changzhou Finance and Economy Institution.

Dr. James Jiayuan Tong has served as our independent director since November 2024. From 2020 until 2022, Dr. Tong has served as a Director and Venture Partner of Korean Investment Partner. From 2015 until 2020, Dr. Tong has served partner of Bison Capital (Beijing). Dr. Tong has served as a Venture Partner at Delta Capital, a venture capital and early growth investment firm, since September 2015. From December 2014 until September 2015, Dr. Tong worked as an advisor to Delta Capital. From 2010 to November 2014, he worked as Chief Financial Officer at Tianyin Pharmaceutical Co., Inc., a U.S. public company that manufactures and sells biopharmaceutical herbal medicines, branded generics and other pharmaceuticals in Asia. From 2008 to 2010, Dr. Tong worked as Vice President in the investment banking department at Roth Capital, an investment banking firm headquartered in Newport Beach, CA. In 2007, Dr. Tong was a biotech equity research analyst for Rodman & Renshaw. In 2006, Dr. Tong was principal investigator at the Grass Foundation Laboratory at the Marine Biological Laboratory, Woods Hole, MA. From 2002 to 2005, Dr. Tong was a Postdoctoral Research Fellow at Center for Molecular Medicine and Mitochondrial Genetics at the University of California, Irvine focusing on Neurofibromatosis, cognitive disorders and longevity research. Dr. Tong graduated from Peking University Healthcare Center with a Medical Degree in 1996 and from Stony Brook University and Cold Spring Harbor Laboratory with a Doctor of Philosophy degree majored in Neurobiology and Behavior in 2002. Dr. Tong’s research was published in various high profile scientific journals such as Nature, Nature Genetics and Cancer Cell.

Ms. Qian (Hebe) Xu has served as our independent director since November 2024. Ms. Xu also serves as an Independent Director of Hongli Group Inc. (NASDAQ: HLP), a position held since 2023. She has more than 15 years’ experience in the financial markets as an investment banker, specializing in US-China cross border transactions. Since October 2018, Ms. Xu has served as the founder of HB International Consulting LLC, a firm providing business consulting and financial advisory services. From November 2008 to October 2018, Ms. Xu worked at TriPoint Global Equities LLC, an investment banking firm, as an Analyst (November 2008 to April 2013), as Vice President of investment banking (from April 2013 to May 2017) and the Senior Vice President (from May 2017 to October 2018), leading effort of the US-China cross border investment, mergers & acquisitions, and initial public offerings. Ms. Xu received her Bachelor’s degree in Telecommunication Engineering from Sun Yat-Sen (Zhongshan) University in 2004 and a Master’s degree in Economics from New York University in 2009.

Ms. Tianchen Cai has served as our independent director since November 2024. Since 2018, Ms. Cai has also served as an independent non-executive director of Nanjing Sinolife United Company Limited, a company listed on the Hong Kong Stock Exchange (stock code 3332). Ms. Cai has been an independent non-executive director of China Jishan Holdings Limited (SGX:J18) since December 2017, and resigned on December 2020. She is currently a senior partner at RSM China CPA LLP and has been with the firm since 2013. She has over 20 years of experience in international accounting firms. Prior to joining RSM, she worked in Deloitte Shanghai, Deloitte Hong Kong, Deloitte New York and Deloitte Singapore where she amassed extensive experience in IPOs and M&As in capital markets. She holds memberships in the Institute of Singapore Chartered Accountants (Singapore CPA), the Hong Kong Institute of Certified Public Accountants (HK CPA) and the Chinese Institute of Certified Public Accountants (China CPA). She is also a fellow member of the Association of Chartered Certified Accountants (FCCA) and a Chartered Financial Analyst (CFA) Charter holder of the CFA Institute at Charlottesville, Virginia. She has also completed the Executive Management Program at the Stanford Graduate School of Business in 2008, and EMBA Program of Cheung Kong Graduate School of Business in 2023.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an audit committee, a compensation committee and a nominating committee. Each committee will operate under a charter that has been approved by our board and has the composition and responsibilities described below. Subject to phase-in rules and a limited exception, NASDAQ rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and NASDAQ rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the Board of Directors. The members of our audit committee include James Jiayuan Tong, Qian (Hebe) Xu, and Tianchen Cai. Tianchen Cai serves as chairman of the audit committee.

Each member of the audit committee is financially literate and our Board of Directors has determined that Tianchen Cai qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the Board of Directors. The members of our Compensation Committee include James Jiayuan Tong, Qian (Hebe) Xu, and Tianchen Cai. James Jiayuan Tong serves as chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Compensation Committee Interlocks and Founder Participation

None of our officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our Board of Directors.

Director Nominations

We do not have a standing nominating committee. In accordance with Rule 5605I(2) of the NASDAQ Rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders).

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Executive Compensation

None of our officers or directors has received any cash compensation for services rendered to us during the years ended December 31, 2023, 2024 and 2025, except that on August 2, 2024, our Sponsor transferred (i) to each independent director 20,000 founder shares, in the aggregate amount of 60,000 founder shares, and (ii) to our Chief Financial Officer, Min (Lydia) Zhai, 10,000 founder shares, all at the original purchase price when the sponsor acquired such shares from us. Other than as set forth elsewhere, no compensation of any kind, including finder’s and consulting fees, will be paid to our founders, existing officers, directors and advisors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of our initial business combination. In addition, our officers, directors and advisors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with our initial business combinations. Our audit committee will review on a quarterly basis all payments that were made to our founders, officers, directors or advisors, or our or their affiliates, including the extension loan and extension convertible notes.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our form of Code of Ethics and our audit committee charter as exhibits to the registration statement. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

Clawback Policy

Our clawback policy became effective on November 12, 2024 that applies to our executive officers (the “Policy”) in order to comply with Nasdaq rules. The Policy gives the Compensation Committee the discretion to require executive officers to reimburse us for any Erroneously Awarded Compensation (as defined in the Policy) that was based on financial results that were subsequently restated as a result of that person’s misconduct.

Insider Trading Policy

The Company has adopted an Insider Trading Policy governing the purchase, sale and/or other dispositions of the Company’s securities by its directors, officers and employees and by the Company itself.

Conflicts of Interest

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances.

In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association as may be amended from time to time. Our company has a right to seek damages against any director who breaches a duty owed to us.

A director may, subject to any separate requirement for audit committee approval under applicable law, the amended and restated memorandum and articles of association or the NASDAQ Stock Market Listing Rules, or disqualification by the chairman of the relevant board meeting, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Our directors and officers, or their respective affiliates, as applicable, may become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act, even before we have failed to complete our initial business combination within the prescribed time period. Subject to the fiduciary duties under Cayman Islands law, none of the members of our management team who are also employed by, or directors of, the sponsor or its affiliates have any obligation to present us with any opportunity for a potential business combination of which they become aware. Our directors and officers or their respective affiliates are also not prohibited from sponsoring, investing or otherwise becoming involved with, any other blank check companies, including in connection with their initial business combinations, prior to us completing our initial business combination. Our management team, in their capacities as directors, officers or employees of the sponsor or its affiliates or in their other endeavors, may choose to present potential business combinations to the related entities described above, current or future entities affiliated with or managed by the sponsor, or third parties, before they present such opportunities to us, subject to his or her fiduciary duties under Cayman Islands law and any other applicable fiduciary duties. Our amended and restated memorandum and articles of association provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and it is an opportunity that we are able to complete on a reasonable basis.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Mingyu (Michael) Li	Horizon Space Acquisition I Corp. Lakeshore Acquisition II Corp.	SPAC SPAC	Chairman, Chief Executive Officer Director
James Jiayuan Tong	Delta Capital Investment	Early Growth Investment	Partner
Qian (Hebe) Xu	HB International Consulting LLC	Business consulting and financial advisory	Founder

When considering HSPT Board’s recommendation to vote in favor of approving the Business Combination Proposal and the other Proposals, HSPT shareholders should keep in mind that the Sponsor and HSPT’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of HSPT shareholders. These interests include, among other things, the interests listed below:

(i)      the beneficial ownership by the Sponsor of an aggregate of 1,655,000 HSPT Founder Shares and 213,500 HSPT Private Units, which would become worthless if HSPT does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of approximately $23,985, or $0.0145 per share, for the HSPT Founders Shares and $2,135,000, or $10.00 per unit, for the HSPT Private Units. Such shares of HSPT Ordinary Shares held by the Sponsor have an aggregate market value of approximately $19,712,675, based on the closing price of HSPT Ordinary Shares on the Record Date, resulting in a theoretical gain of approximately $17,436,252.50 (or $10.5355 per share) for the Founder Shares and approximately $117,425.00 (or $0.55 per share) for the Private Shares;

(ii)    the fact that Min (Lydia) Zhai, HSPT’s Chief Financial Officer, holds 10,000 Founder Shares, and each of James Jiayuan Tong, Qian (Hebe) Xu, and Tianchen Cai, independent directors of HSPT, holds 20,000 HSPT Founder Shares, which would become worthless if HSPT does not complete a business combination within the applicable time period, as these directors and officers have waived any right to redemption with respect to these shares. Each of the said directors and officers of HSPT paid approximately $0.0145 per share for their Founder Shares. Such shares of HSPT Ordinary Shares held by the foregoing persons have an aggregate market value of approximately $738,500.00, based on the closing price of HSPT Ordinary Shares on the Record Date, resulting in a theoretical gain of approximately $737,485.00 (or $10.5355 per share);

(iii)   in order to finance transaction costs in connection with an intended initial business combination, the Sponsor, affiliates of the Sponsor, HSPT’s directors and officers, may, but are not obligated to, loan HSPT funds as may be required. Additionally, if we extend the time available to us to complete our business combination, our Sponsor, their affiliates or designee may deposit $690,000 to extend the time for us to complete our business combination from February 18, 2026 to May 18, 2026. The Sponsor has the right, but not the obligation, to convert the promissory notes, in whole or in part, respectively, into the shares of PubCo Ordinary Shares. If the Sponsor does not convert the promissory notes into shares of PubCo Ordinary Shares upon the Second Closing, the promissory notes will become intercompany notes between PubCo and the Sponsor upon the Second Closing. HSPT or PubCo has the obligation to pay to the Sponsor the funds amounting to the principal amount of the promissory notes if the Business Combination is terminated pursuant to the Business Combination Agreement. HSPT or PubCo may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the promissory notes but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that HSPT fails to complete a business combination by May 18, 2026, it is uncertain if HSPT has sufficient working capital held outside the Trust Account to fully repay the promissory notes;

(iv)   the fact that the HSPT Initial Shareholders (including the Sponsor, certain HSPT officers and directors) have agreed not to redeem any HSPT Founder Shares and HSPT Private Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

(v)    the fact that given the very low purchase price (of $25,000 in aggregate) that the HSPT Initial Shareholders paid for the HSPT Founder Shares as compared to the price of the HSPT Ordinary Shares sold in HSPT IPO, the HSPT Initial Shareholders may earn a positive rate of return on their investment even if the PubCo Ordinary Shares trade below the price initially paid for the HSPT Ordinary Shares in the HSPT IPO and the HSPT Public Shareholder may experience a negative rate of return following the completion of the Business Combination;

(vi)   the fact that the HSPT Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any HSPT Founder Shares and HSPT Private Shares held by them if HSPT fails to complete an initial business combination within the applicable time period. As a result of waiving liquidating distributions, if HSPT fails to complete an initial business combination within the applicable time period, the Sponsor would lose $2,135,000 for the purchase of HSPT Private Units, and the HSPT Initial Shareholders would lose $25,000 for the purchase of the HSPT Founder Shares, and thus they would incur substantial loss of investment;

(vii) the fact that the HSPT Initial Shareholders may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the HSPT Initial Shareholders would lose their entire investment. As a result, the HSPT Initial Shareholders may have a conflict of interest in determining whether SL Bio is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

(viii) the fact that pursuant to the Registration Rights Agreement, the HSPT Initial Shareholders can demand that PubCo register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that PubCo undertakes;

(ix)   the continued indemnification of HSPT’s directors and officers and the continuation of HSPT’s directors’ and officers’ liability insurance after the Business Combination (i.e. a “tail policy”); and

(x)    the fact that the HSPT Initial Shareholders, are, or may in the future become, affiliated with entities that are engaged in a similar business to HSPT. The HSPT Initial Shareholders are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of HSPT’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under applicable laws.

The HSPT Initial Shareholders have agreed to, among other things, vote all of their Founder Shares and Private Shares in favor of the proposals being presented at the Extraordinary Meeting and waive, without any separate consideration provided by HSPT for such waiver, their redemption rights with respect to their Founder Shares and Private Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the HSPT Initial Shareholders own approximately 22.6% of the issued and outstanding shares of HSPT Ordinary Shares.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing HSPT Charter provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in the Existing HSPT Charter.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

We believe that these provisions and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Legal Proceedings

To the knowledge of our management team, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Properties

We do not own any real estate or other physical properties materially important to our operations. We maintain our principal executive offices located at 1412 Broadway, 21st Floor, Suite 21V, New York, NY 10018, and our telephone number is +603-91339688.

Competition

In identifying, evaluating and selecting a target business for the Business Combination, we encountered intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses is limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our public shareholders who exercise their redemption rights may reduce the resources available to us for the Business Combination.

Periodic Reporting and Financial Information

HSPT Units, HSPT Ordinary Shares, and HSPT Rights are registered under the Exchange Act, and we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accounting firm.

We will be required to evaluate our internal control procedures for the fiscal year ending December 31, 2023 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors do find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF HSPT

The following discussion and analysis of HSPT’s financial condition and results of operations should be read in conjunction with HSPT’s audited consolidated financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that involve risks and uncertainties. HSPT’s actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Forward-Looking Statements”, which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to the “Company,” “HSPT,” “we,” “us” or “our” refer to HSPT prior to the consummation of the Business Combination.

Overview

We are a blank check company formed under the laws of Cayman Island on March 21, 2023, for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business.” Our efforts to identify a prospective target business will not be limited to a particular industry or geographic region. Because of our significant ties to China, we may pursue opportunities in China (including Hong Kong and Macau).

We presently have no revenue, have had losses since inception from incurring formation and operating costs and have had no operations other than identifying and evaluating suitable acquisition transaction candidates. We have relied upon the working capital available to us following the consummation of the IPO (as defined below) and the Private Placement (as defined below) to fund our operations, as well as the funds loaned by the Sponsor (as defined below), our officers, directors or their affiliates. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.

On November 18, 2024, we consummated the initial public offering (the “IPO”) of 6,000,000 units (the “Units”). Each Unit consists of one ordinary share, $0.0001 par value per share (each, an “Ordinary Share”), and one right (each, a “Right”), each one Right entitling the holder thereof to exchange for one-tenth of one Ordinary Share upon the completion of the Company’s initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $60,000,000. On November 19, 2024, Maxim Group LLC, the representative of the underwriters of the IPO (the “Representative”) notified us of its exercise of the over-allotment option in full to purchase additional 900,000 Units of the Company (the “Over-Allotment Option”). As a result, on November 21, 2024, 900,000 Units were sold to the Representative at an offering price of $10.00 per Unit (the “Option Units” and together with the Units, collectively, the “Public Units”), generating gross proceeds of $9,000,000.

Simultaneously with the consummation of the IPO, we consummated the private placement of 200,000 units (the “Initial Private Units”) to our Sponsor, Horizon Space Acquisition II Sponsor Corp. (the “Sponsor”), at a price of $10.00 per Private Unit, generating total proceeds of $2,000,000. Simultaneously with the issuance and sale of the Option Units, we completed a private placement sale of additional 13,500 units (the “Additional Private Units” and together with the Initial Private Units, collectively, the “Private Units”) to the Sponsor at a purchase price of $10.00 per Additional Private Unit, generating gross proceeds of $135,000. The sale of the Initial Private Units and the Additional Private Units are collectively referred to herein as the “Private Placement”.

Of the net proceeds of the HSPT IPO, the sale of the Option Units, sale of Private Units, and sale of Additional Private Units, a total of $69,000,000, was placed in a trust account (the “Trust Account”) established for the benefit of our public shareholders and the underwriters of the IPO with Wilmington Trust, N.A. acting as trustee. We also issued to the Representative, 241,500 Ordinary Shares as part of the underwriting compensation (the “Representative Shares”), among which, 210,000 were issued on the closing of the IPO and 31,500 were issued simultaneously with the issuance and sale of the Option Units. The Representative Shares are identical to the Ordinary Shares included in the Units, with certain exceptions.

Commencing on or about February 5, 2025, the holders of the Public Units may select to separately trade on Nasdaq the Ordinary Shares and Rights included in the Public Units under the symbols “HSPT” and “HSPTR”, respectively. Public Units not separated will continue to trade on Nasdaq under the symbol “HSPTU.”

Working Capital Note

In order to meet our working capital needs following the consummation of this offering until completion of an initial business combination, our Sponsor, officers and directors or their affiliates or designees may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. The notes would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $2,500,000 of the working capital loans may be converted upon consummation of our business combination into working capital units at a price of $10.00 per unit.

On July 5, 2025, the Company issued a promissory note (the “Working Capital Note”) to the Sponsor, under which the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the working capital. This loan is non-interest bearing, unsecured and is due at the earlier of (i) the consummation of the Company’s initial business combination or (ii) the date of expiry of the term of the Company. The Sponsor, as the payee, has the right, but not the obligation, to convert the note, in whole or in part, into Private Units of the Company, that are identical to the Private Units issued by the Company in the Private Placement consummated simultaneously with the Company’s IPO, subject to certain exceptions, by providing the Company with written notice of the intention to convert at least two business days prior to the closing of a business combination. The number of Private Units to be received by the Sponsor in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to the Sponsor by (y) $10.00. As of date of this report, the Company had drawn $300,000 on the Working Capital Note.

Extension Deposit and Note

On or about November 17, 2025, an aggregate of $690,000 (the “Extension Fee”) was deposited into the Trust Account for the Company’s public shareholders (the “Extension Payment”) by Hsiao-Lan Wu, a third party to the Sponsor (the “Payee”), which enables the Company to extend the period of time it has to consummate its initial business combination by three months from November 18, 2025 to February 18, 2026 (the “Extension”). The Extension is the first of the two Extensions permitted under the Existing HSPT Charter. In connection with the Extension Payment, on November 18, 2025, the Company issued an unsecured promissory note of $690,000 (the “Note”) to the Payee. The Note bears no interest and is payable in full upon the earlier to occur of (i) the consummation of the Company’s business combination or (ii) the date of expiry of the term of the Company (the “Maturity Date”). The Payee has the right, but not the obligation, to convert the Note, in whole or in part, into Private Units of the Company, that are identical to the Private Units issued by the Company in the Private Placement consummated simultaneously with the Company’s IPO, subject to certain exceptions, by providing the Company with written notice of the intention to convert at least two business days prior to the closing of the business combination. The number of the Private Units to be received by the Payee in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to the Payee by (y) $10.00.

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception were organizational activities and those necessary to prepare for the IPO, search for a target candidate and complete the proposed business combination. We do not expect to generate any operating revenues until after the completion of the business combination. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements. After the IPO, we expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for expenses associated with the search for target opportunities.

For the three months ended September 30, 2025, we had a net income of $615,026, of which $739,550 was interest and dividend income from investments held in trust, offset formation and operating expenses of $124,524.

For the nine months ended September 30, 2025, we had a net income of $1,308,900, of which $2,196,069 was interest and dividend income from investments held in trust, offset formation and operating expenses of $887,169.

For the three and nine months ended September 30, 2024, we had a net loss of $33,604 and $44,710, respectively, all of which consisted of formation and operating expenses.

Liquidity and Capital Resources

As of September 30, 2025, the Company had cash of $66,627 and working capital deficit of $436,294.

We intend to use substantially all of the net proceeds of the IPO, including the funds held in the Trust Account, to acquire a target business or businesses and to pay our expenses relating thereto. To the extent that our share capital is used in whole or in part as consideration to effect our initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

Prior to consummation of an initial business combination, we will be using the funds held outside of the Trust Account for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

If our estimates of the costs of undertaking in-depth due diligence and negotiating our initial business combination is less than the actual amount necessary to do so, or the amount of interest available to us from the Trust Account is less than we expect as a result of the current interest rate environment, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to consummate our initial business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial business combination. Following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a business combination. In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, Presentation of Financial Statements — Going Concern, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in addressing this uncertainty is through the working capital loans from our Sponsor or its affiliates. In addition, if the Company is unable to complete a business combination by February 18, 2026 (or up to May 18, 2026, if fully extended) (the “Combination Period”), unless further extended, the Company’s board of directors would proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a business combination will be successful within the Combination Period. As a result, management has determined that such additional condition also raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of September 30, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of September 30, 2025, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

The Ordinary Shares initially issued to the Sponsor prior to the consummation of the IPO (the “Founder Shares”, Ordinary Shares included in the Private Units, and any Ordinary Shares that may be issued upon conversion of working capital loans (and any underlying securities) will be entitled to registration rights pursuant to a registration rights agreement entered into in connection with the IPO. The holders of these securities are entitled to make up to two demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Critical Accounting Estimates

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. We did not identify any critical accounting estimates.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income taxes (Topic 740): Improvements to Income Tax Disclosure (“ASU 2023-09”), which enhances the transparency and usefulness of income tax disclosures. ASU 2023-09 will be effective for fiscal years beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The Company had adopt the ASU 2023-09 on January 1, 2025, and the adoption does not have material impact on its unaudited condensed consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures” (“ASU 2024-03”), which requires disaggregated disclosure of certain costs and expenses, including purchases of inventory, employee compensation, depreciation, amortization and depletion, in each relevant expense caption. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption and retrospective application is permitted. The Company is currently assessing the impact of this guidance; however, the Company does not expect a material impact on its unaudited condensed consolidated financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the on the Company’s financial statements.

INDUSTRY OVERVIEW RELATING TO SL BIO’S BUSINESS

Industry Overview

The following overview was prepared by SL Bio’s management utilizing publicly available information, industry and general publications and research and studies conducted by third parties. The Company has not commissioned any of the industry publications or other reports generated by third-party providers that it refers to in this overview. This information is subject to significant uncertainties and limitations and is based on assumptions and estimates that may prove to be inaccurate. You are therefore cautioned not to give undue weight to this information. Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed.

Blood Cancer Therapeutics Overview

Blood cancers, also known as hematologic cancers, encompass a group of malignancies affecting blood cell production and function, typically originating in the bone marrow, lymphatic system, or other immune system components. They include leukemia, lymphoma, and myeloma. Leukemia primarily affects white blood cells, originating in the bone marrow, with common forms such as acute lymphoblastic leukemia (ALL) and chronic lymphocytic leukemia (CLL). Lymphoma primarily targets the lymphatic system, with Hodgkin and non-Hodgkin lymphoma (NHL) being predominant subtypes. Myeloma, or multiple myeloma, involves plasma cells responsible for antibody production. Collectively, blood cancers represent about 6% of all annual cancer diagnoses, with lymphoma being particularly prevalent among adults, leukemia common among children, and myeloma more frequently observed in older adults. Risk factors include genetic predisposition, radiation or chemical exposure, viral infections (e.g., Epstein-Barr virus, HIV), autoimmune disorders, aging, and a family history of hematologic malignancies. Survival rates vary significantly based on cancer type, stage, age, and patient health, but advances in targeted therapies, immunotherapies like CAR-T cell therapy, Armed-T therapy, and bi-specific antibodies (engineered to target two antigens simultaneously), have significantly improved patient outcomes. However, some treatments pose risks, such as insertional mutagenesis, involving unintended genetic mutations due to therapeutic genetic integration. Early detection, targeted treatments, and personalized medicine approaches have led to considerable improvements in survival, with certain blood cancers now demonstrating five-year survival rates exceeding 70-90% when diagnosed early and managed promptly. The blood cancer therapeutics market has experienced strong growth in recent years, driven by rising disease prevalence, aging populations, and advances in precision medicine, immunotherapy, and cell-based treatments.

The market is currently characterized by a shift from traditional chemotherapies toward targeted therapies, monoclonal antibodies, bispecific T-cell engagers (BiTEs), and chimeric antigen receptor T-cell (CAR-T) therapies. These novel approaches aim to improve patient outcomes by enhancing efficacy and reducing off-target toxicity. In addition, companion diagnostics and biomarker-based approaches are becoming increasingly integrated into therapeutic strategies, supporting earlier and more personalized intervention.

The United States and Europe represent the largest regional markets, supported by strong regulatory pathways through the FDA and the European Medicines Agency (EMA). Orphan product incentives, fast-track designations, and breakthrough therapy status continue to accelerate the approval of innovative treatments. Asia-Pacific is emerging as a high-growth region due to rising healthcare infrastructure, expanding access to diagnostics, and growing investment in clinical trials.

Despite advances, blood cancers remain an area of significant unmet need, particularly for patients with relapsed or refractory disease. The competitive landscape is active, with both multinational pharmaceutical companies and emerging biotechnology firms developing next-generation therapeutics. Ongoing innovation and strategic partnerships are expected to continue shaping the market.

Overall, the blood cancer therapeutics industry is poised for continued expansion, supported by scientific advances, regulatory support, and the growing demand for safer and more effective treatment options.

Blood Cancer Therapeutics Market Size

The global blood cancer therapeutics market size was valued at approximately $39.79 billion in 2024 according to a report published by Market Research Future (https://www.marketresearchfuture.com/reports/blood-cancer-therapeutics-market-32078, updated June 2025). This Market Research Future report noted the market is projected to increase from $42.32 billion in 2025 to $73.66 billion by 2034, registering a compound annual growth rate (“CAGR”) of around 6.35% during the forecast period (2025 – 2034). This continued growth will be driven by ongoing advancements in treatment technologies, the rising global prevalence of blood cancers, greater adoption of targeted and immunotherapy treatments, and increasing healthcare expenditures across both developed and emerging economies.

The United States is the Company’s primary target market for both its Armed-T and gamma delta T cell (GDT) therapy programs, with clinical development strategies structured accordingly. In North America, the blood cancer therapeutics market size was valued at approximately $15.1 billion in 2023, according to the same Market Research Future report above. The North American market is projected to increase to $27.1 billion by 2032.

Blood Cancer Therapeutics Drivers

According to the Market Research Future report, the blood cancer therapeutics market is primarily driven by the rising incidence of blood-related cancers, increased awareness regarding early diagnosis, and advancements in therapeutic technologies. The aging population is one of the significant contributors, as older adults are more susceptible to various types of blood cancers, such as leukemia, lymphoma, and myeloma. Additionally, substantial investments in research and development are fostering the introduction of novel therapies and treatment modalities, including targeted therapies and immunotherapies. This evolving landscape is enabling improved patient outcomes and expanding treatment options, which further stimulates market growth.

Blood Cancer Therapeutics Trends and Innovations

Emerging opportunities in the blood cancer therapeutics market include the potential for personalized medicine, which tailors treatment to the individual genetic makeup of a patient, enhancing efficacy and minimizing side effects. We believe we have the potential to play a significant role in the blood cancer therapeutics market because our CD-19 Armed-T technology boosts immune response to precisely target blood cancer cells. However we note that, at this time, SL Bio has not yet obtained FDA clearance or approval for any of our product candidates, nor has it completed Phase I, II, or III clinical trials, or submitted an IND application to FDA.

Blood Cancer Therapeutics Competitor Landscape

The competitive landscape in blood cancer therapeutics is innovation-driven and rapidly evolving, with both established pharmaceutical companies and emerging biotech firms developing next-generation treatments. Key players include Johnson & Johnson, Roche, Bristol Myers Squibb, Novartis, and Gilead Sciences, all of which have advanced portfolios in hematologic oncology, including therapies for multiple myeloma, leukemia, and lymphoma. The market has seen a significant shift toward immunotherapies, targeted treatments, and cell-based therapies, particularly CAR-T cell therapies. These companies are investing heavily in research and clinical development, often expanding their pipelines through strategic acquisitions and partnerships. Regulatory incentives, such as FDA breakthrough therapy and orphan product designations, have accelerated product development and market entry, intensifying competition. Differentiation is increasingly based on therapeutic efficacy, durability of response, safety profiles, and applicability in relapsed or refractory disease settings. As combination therapies and personalized approaches gain traction, competition is expected to increase across multiple blood cancer indications.

Blood Cancer Therapeutics Regulatory Environment

The regulatory environment for blood cancer therapeutics is supportive of innovation, particularly in the United States and Europe, where expedited pathways are available for treatments addressing serious and life-threatening conditions. The FDA offers designations such as orphan product, Breakthrough Therapy, Fast Track approval, and Priority Review, which facilitate accelerated development and approval of novel hematologic oncology treatments. Similarly, the EMA provides accelerated assessment and PRIME designation for promising therapies.

These frameworks are particularly important for blood cancers, where unmet medical need remains high. Regulatory agencies also emphasize robust clinical data on safety, efficacy, and durability of response, especially for advanced modalities like CAR-T cell therapies and targeted biologics.

Pancreatic Cancer Therapeutics Overview

Pancreatic cancer remains one of the most challenging and deadly forms of cancer, characterized by late diagnosis, aggressive progression, and limited therapeutic options. It is the seventh leading cause of cancer-related deaths globally, with a five-year survival rate below 10%. The pancreatic cancer therapeutics market is driven by the urgent need for more effective treatments and earlier detection strategies, particularly for pancreatic ductal adenocarcinoma (PDAC), the most common and lethal subtype.

Historically, treatment options have been limited to surgery, chemotherapy, and radiation therapy, with modest improvements in survival. However, the landscape is evolving with the development of targeted therapies, immunotherapies, and biomarker-driven approaches. Advances in genomic profiling and personalized medicine are enabling better patient stratification and treatment optimization. Combination therapies and nanomedicine-based drug delivery platforms are also being explored to improve efficacy and reduce systemic toxicity.

The United States and Europe are the largest markets, supported by active clinical trial pipelines and regulatory incentives such as orphan product and Breakthrough Therapy designations. Asia-Pacific is emerging as a growth region, with increasing healthcare infrastructure and rising disease awareness. Despite these advancements, the high heterogeneity of pancreatic tumors and resistance to conventional therapies remain significant barriers.

Pharmaceutical and biotechnology companies are investing in novel approaches, including KRAS inhibitors, stromal-targeting agents, and cancer vaccines. Strategic collaborations and academic partnerships are critical to accelerating innovation. Overall, while pancreatic cancer therapeutics remain an area of high unmet need, ongoing scientific progress and regulatory support suggest a cautiously optimistic outlook for future treatment breakthroughs.

Pancreatic Cancer Therapeutics Market Size

According to a report published by Fortune Business Insights (https://www.fortunebusinessinsights.com/pancreatic-cancer-treatment-market-101989, updated May 2025), the global pancreatic cancer treatment market was valued at approximately $2.86 billion in 2023 and is projected to grow from $3.3 billion in 2024 to $10.69 billion by 2032, reflecting a strong compound annual growth rate. In the U.S., the market alone is expected to grow to about $5.25 billion by 2032, highlighting the country’s significant role in driving demand and innovation in cancer care.

Pancreatic Cancer Therapeutics Drivers

The expansion of the pancreatic cancer treatment markets is propelled by several converging drivers. Increased disease prevalence, particularly among aging populations, has intensified the need for more effective therapies. In the U.S., the presence of a sophisticated healthcare infrastructure, coupled with governmental initiatives to enhance healthcare quality and access, contributes to a robust demand environment. These efforts have led to substantial investments in clinical trials and drug development. Additionally, improvements in early diagnosis, growing public and professional awareness, and the availability of advanced diagnostic tools have significantly improved the outlook for earlier intervention and treatment response, thereby boosting market size and treatment adoption.

Pancreatic Cancer Therapeutics Trends and Innovations

The pancreatic cancer market is undergoing a transformative shift, driven by the emergence of technological innovations and novel therapeutic modalities. In particular, immunotherapies and targeted therapies are reshaping the treatment paradigm, with modalities such as Armed-T and GDT cell therapies showing promise in addressing tumors with poor prognosis, including pancreatic cancer and glioblastoma. Advances in surgical techniques, precision diagnostics, and the growing pipeline of immune-based agents are enabling more personalized, effective, and less invasive treatment approaches. Furthermore, the increased regulatory support — such as orphan product designation for rare tumors — combined with a strong clinical research ecosystem, is accelerating the introduction of new therapies and expanding the global footprint of cutting-edge oncology solutions.

Pancreatic Cancer Therapeutics Competitor Landscape

The competitive landscape for pancreatic cancer therapeutics is defined by high unmet medical need and a concentrated effort by pharmaceutical and biotechnology companies to develop more effective treatment options. Due to the aggressive nature and late-stage diagnosis of most pancreatic cancer cases, the market is focused on improving survival through innovative approaches, including targeted therapies, immunotherapies, and combination regimens. Leading companies such as AstraZeneca, Roche, Bristol Myers Squibb, and Amgen are advancing therapeutic candidates in various stages of clinical development. AstraZeneca’s work on DNA damage response inhibitors and Bristol Myers Squibb’s development of checkpoint inhibitors highlight the industry’s focus on immuno-oncology. Amgen’s recent progress with KRAS G12C inhibitors also represents a promising direction in targeting key oncogenic drivers. Additionally, smaller biotech firms are contributing to the pipeline with novel drug delivery systems and biomarker-driven therapies. The market is competitive but fragmented, with a growing emphasis on patient stratification and personalized medicine. Strategic collaborations, licensing agreements, and partnerships between industry and academia are playing a significant role in advancing research and accelerating clinical progress. Despite limited current treatment options, the number of ongoing clinical trials and increased investment in translational research point toward a more dynamic and hopeful future in this therapeutic area.

Pancreatic Cancer Therapeutics Regulatory Environment

The regulatory environment for pancreatic cancer therapeutics is structured to support innovation due to the disease’s high mortality rate and limited treatment options. Regulatory agencies such as the FDA and the EMA offer expedited development pathways, including orphan product designation, Breakthrough Therapy, Fast Track approval, and Priority Review. These designations are commonly granted to therapies targeting pancreatic cancer, given its classification as a rare and life-threatening condition. In recent years, there has been increased regulatory focus on biomarker-driven therapies and companion diagnostics, reflecting a broader shift toward personalized medicine. The approval process for new therapeutics typically emphasizes overall survival, progression-free survival, and response rate as key endpoints in clinical trials. Regulatory bodies also encourage the development of combination therapies and advanced drug delivery technologies to improve efficacy. Overall, the regulatory landscape is designed to accelerate the availability of novel treatments in this high-need area.

Brain Cancer Therapeutics Overview

Brain cancer therapeutics encompass a range of treatments aimed at managing and potentially curing malignant tumors within the central nervous system, including gliomas, meningiomas, and metastatic brain tumors. Glioblastoma multiforme (GBM), the most aggressive and common primary brain cancer in adults, remains a major therapeutic challenge due to its rapid progression, genetic complexity, and resistance to conventional treatments.

Standard care typically involves surgical resection followed by radiation and chemotherapy, such as temozolomide. However, recurrence is frequent, and prognosis remains poor, with median survival around 15 months. As a result, research efforts have intensified around novel therapeutic modalities including targeted small molecules, immunotherapy (e.g., immune checkpoint inhibitors, CAR-T cells), gene therapy, RNA-based therapeutics, and oncolytic viruses.

Advancements in blood-brain barrier penetration, tumor-specific targeting, and biomarker-driven strategies are enabling more precise and less toxic interventions. Nanotechnology and biologic delivery systems are also playing an increasingly vital role in improving the pharmacokinetics and efficacy of therapeutics within the brain microenvironment.

Despite historical limitations, the brain cancer therapeutics landscape is undergoing rapid innovation. Multiple candidates are in preclinical and clinical stages aiming to extend survival, delay recurrence, and improve patient quality of life. Continued investment and cross-disciplinary collaboration remain essential to overcoming biological barriers and translating scientific discoveries into effective treatments for patients with brain cancer.

Brain Cancer Therapeutics Market Size

According to a report published by Fortune Business Insights (https://www.fortunebusinessinsights.com/brain-tumor-drugs-market-105025, updated May 2025), the global brain tumor treatment market was valued at approximately $2.07 billion in 2024 and is projected to grow to around $4.42 billion by 2032, nearly doubling in value within eight years. This growth reflects rising demand for effective therapies against both primary and metastatic brain tumors. The U.S. market alone is expected to reach $1.47 billion by 2030, underscoring its dominant role driven by innovation, funding, and patient volume. The growing market size signals a strong commercial incentive for the development of next-generation therapeutics.

Brain Cancer Therapeutics Drivers

Several factors are contributing to this market expansion. The increasing incidence of brain tumors, particularly glioblastoma multiforme (GBM), has highlighted the urgent need for more effective treatments. Advances in neuroimaging, biomarker discovery, and diagnostic precision are allowing earlier detection and better stratification of patients. Additionally, brain tumors often qualify for orphan product designation due to their rarity, enabling companies to benefit from regulatory incentives such as 7 – 10 years of market exclusivity, tax credits, fee waivers, and accelerated approval pathways. These factors make brain tumor therapies an attractive area for biotech investment and development.

Brain Cancer Therapeutics Trends and Innovations

The treatment landscape for brain tumors is evolving rapidly, marked by a shift from conventional chemoradiation to immune-based and targeted therapies. Cutting-edge modalities such as CAR-T cell therapy, bispecific antibodies, oncolytic virotherapy, tumor-targeted nanocarriers, Armed-T, and GDT cell therapeutics are increasingly shaping clinical development pipelines. Among these, Armed-T and GDT cells are particularly promising due to their MHC-unrestricted tumor recognition, inherent tumor-homing capabilities, and ability to penetrate the blood-brain barrier, making them well-suited for treating central nervous system malignancies like glioblastoma multiforme (GBM). These technological innovations, bolstered by orphan product incentives and a favorable regulatory environment, are reshaping the brain cancer therapeutic landscape and paving the way for transformative breakthroughs in the years ahead.

Brain Cancer Therapeutics Competitor Landscape

The brain cancer therapeutics landscape is competitive and rapidly evolving, driven by the urgent need for more effective treatments for aggressive tumors such as glioblastoma multiforme (GBM). Large pharmaceutical companies and emerging biotech firms are pursuing diverse approaches, including targeted therapies, immunotherapies, gene and cell therapies, and RNA-based treatments. Roche and Novartis have advanced clinical programs exploring personalized and immune-based approaches. Bristol Myers Squibb is developing checkpoint inhibitors, while companies like Denovo Biopharma and Kazia Therapeutics are focused on targeted small molecules such as DB102 and paxalisib, respectively. Innovative players like Cartherics and Mustang Bio are advancing CAR-T therapies designed to overcome the immunosuppressive brain tumor microenvironment. Despite these efforts, no curative treatments exist, and significant unmet need remains. The market continues to attract investment and partnerships, with new entrants contributing novel delivery platforms and therapeutic modalities aimed at improving survival and quality of life for patients with malignant brain tumors.

Brain Cancer Therapeutics Regulatory Environment

The regulatory environment for brain cancer therapeutics is shaped by the high unmet medical need and the complexity of central nervous system (CNS) drug development. Regulatory agencies such as the FDA and the EMA offer expedited development pathways including Fast Track approval, Breakthrough Therapy, and orphan product designations to encourage innovation in this area. These programs can provide benefits such as priority review, rolling submissions, and extended market exclusivity. However, approval remains challenging due to strict safety and efficacy requirements, difficulties in demonstrating survival benefit, and obstacles related to blood-brain barrier penetration. Regulators increasingly support the use of biomarkers, adaptive trial designs, and real-world evidence to accelerate development. In markets such as Australia, early-phase clinical trials can be conducted under streamlined regulatory frameworks, providing global developers with efficient entry points for first-in-human studies. Overall, regulatory bodies are receptive but demand robust, well-controlled clinical data.

Exosome Cosmetics Overview

The exosome cosmetics market represents a growing segment within the broader skincare and aesthetic industry, driven by advances in cellular biology and regenerative medicine. Exosomes, nanosized extracellular vesicles naturally secreted by cells, are recognized for their role in intercellular communication and their ability to carry proteins, lipids, and nucleic acids. In cosmetics, they are leveraged for their regenerative and anti-aging properties, with applications focused on improving skin texture, hydration, elasticity, and overall appearance.

Formulated into serums, creams, and other topical products, exosome-based cosmetics are often positioned as high-performance solutions targeting skin rejuvenation, inflammation reduction, and wound healing support. Their biologically active components are believed to stimulate collagen production, enhance cellular repair, and modulate skin immune responses, contributing to visibly healthier skin.

The market is supported by increasing consumer demand for science-backed, non-invasive skincare innovations, alongside growing awareness of biologically derived active ingredients. As regulatory frameworks evolve and scientific validation increases, the adoption of exosome technology in cosmetics is expected to expand, particularly in premium and clinical-grade skincare lines. Continued research and technological improvements in exosome isolation, purification, and formulation are likely to drive both efficacy and consumer confidence in these products.

While still in the early stages compared to traditional cosmetics, exosome-based skincare is viewed as a frontier category with strong potential to shape the future of advanced aesthetic and dermatological applications.

While there is no present intention to market our exosome-containing products in the U.S., we may later determine to do so. Such products are subject to regulation in the U.S. under the FDCA. There are currently no FDA-approved exosome products in the U.S. Nonetheless, based on FDA’s regulatory scheme, and based on their intended use, we believe that such products will be regulated as drugs needing FDA approval, medical devices potentially needing FDA clearance or approval, or cosmetics. If only cosmetic-type claims are made for these products, we believe it is arguable that such products should be regulated as cosmetics, rather than drugs or medical devices.

Importantly, any statements regarding the intended use of these products contained in this registration statement pertain to marketing these products outside the U.S., and in no way indicate how SL Bio may eventually intend to label and market such products in the U.S. Notably, statements that may be considered by the FDA to be drug claims, such as those referring to the modulation of immune responses and regenerative properties, are applicable to these products solely as they are marketed outside the U.S. Such claims or claims that are similar in kind will not be utilized to market these products in the U.S. if we decide to market such products in the U.S. as cosmetics.

Should SL Bio choose to market our exosome products in the U.S. as cosmetics, we will carefully revise any labeling, product claims, marketing statements, and all other applicable materials to ensure compliance with U.S. regulatory requirements applicable to cosmetics. Any claims referenced in this registration that may be interpreted as drug or medical device claims with respect to these products will be carefully reviewed and modified as appropriate at that time.

Exosome Market Size

According to a report published by Valuates Reports (https://reports.valuates.com/market-reports/QYRE-Auto-2N13078/global-exosomes-skincare, updated March 2025), the global exosome skincare market was valued at approximately USD 423 million in 2024 and is projected to reach USD 796 million by 2031, growing at a compound annual growth rate (CAGR) of 9.6%. In the United States alone, the exosome market was estimated at USD 73.58 million in 2023, with a projected CAGR of 34.2% from 2024 to 2030, according to a report by Grand View Research (https://www.grandviewresearch.com/industry-analysis/us-exosomes-market-report, published April 2024).

Exosome Cosmetics Drivers

This robust growth is attributed to several key drivers that are reshaping the cosmetics industry. Technological advancements in exosome extraction, purification, and formulation have enhanced the safety, stability, and efficacy of exosome-based products, making them more suitable for commercial skincare and haircare applications. Rising consumer awareness of regenerative medicine and biological ingredients has further fueled demand for innovative, science-backed cosmetic solutions. Additionally, increased investment in biotechnology and dermatological research is accelerating product development and expanding market access. Together, these factors highlight the strong potential and sustained global growth prospects for exosome-based cosmetic products across diverse demographic and geographic markets.

Exosome Cosmetics Trends

The exosome cosmetics market is gaining momentum as a frontier in advanced skincare, driven by innovations in regenerative biology and consumer demand for high-performance, science-backed products. One of the key trends is the integration of exosomes into anti-aging and skin-repair formulations, leveraging their natural ability to stimulate collagen production, reduce inflammation, and support cellular renewal. Exosome-enriched serums and creams are also being used in conjunction with aesthetic procedures such as microneedling and laser therapy to accelerate healing and enhance results. Innovations include the development of exosomes derived from plant cells as an alternative to human-sourced exosomes, addressing regulatory and ethical considerations. Advances in exosome isolation and purification technologies are further improving product quality and consistency. With growing awareness and acceptance among consumers and clinicians, significant opportunities exist for companies to expand their skincare portfolios, differentiate product offerings, and tap into the premium segment of the global beauty and dermatology markets. As noted above, any statements regarding the intended use of these products contained in this registration statement pertain to marketing these products outside the U.S., and in no way indicate how SL Bio may eventually intend to label and market such products in the U.S.

Exosome Cosmetics Competitive Landscape

The exosome cosmetics market is emerging as a high-growth segment within the broader beauty and personal care industry, characterized by rapid innovation and increasing scientific validation. The competitive landscape includes a mix of biotechnology-driven startups, established skincare brands, and medical aesthetics companies, all exploring the regenerative potential of exosomes in topical formulations. As the science behind cellular communication and skin repair gains traction, companies are investing in research to develop proprietary exosome extraction and delivery technologies. The market is still relatively nascent, with few products achieving widespread regulatory or commercial acceptance, but early movers are establishing brand recognition through premium, professional-grade offerings. Competition is intensifying around claims of efficacy, source of exosomes (human, plant, or synthetic), and product safety. Regulatory clarity remains limited in many regions, presenting both a challenge and an opportunity for differentiation. As awareness grows and technology matures, the landscape is expected to consolidate around companies with robust science, manufacturing capabilities, and clinical evidence.

Exosome Cosmetics Regulatory Environment

The regulatory environment for exosome cosmetics is still developing and varies significantly across jurisdictions. In most regions, including the United States, exosome-based skincare products are arguably regulated as cosmetics rather than drugs, provided they make no therapeutic claims. However, due to their biological origin and potential for systemic effects, exosome products are attracting increased scrutiny from regulators such as the FDA. Issues around sourcing, safety, and consistency have prompted calls for clearer guidelines. In the EU and Asia-Pacific, similar ambiguity exists, with some countries classifying exosomes as novel cosmetic ingredients requiring additional safety data. Regulatory bodies are particularly focused on human-derived exosomes, which may raise ethical and compliance concerns. As the science advances and consumer adoption grows, regulators are expected to implement more specific standards for manufacturing practices, labeling, and product claims. Companies operating in this space must navigate a complex and evolving landscape, balancing innovation with compliance to maintain market access and credibility.

Plant Extract Cosmetics Overview

The plant extract cosmetics market is a well-established yet continually evolving segment within the skincare and wellness industry, rooted in traditional botanical knowledge and propelled by modern phytochemistry and green formulation science. Plant extracts, derived from leaves, roots, flowers, fruits, and seeds, are rich in bioactive compounds such as polyphenols, flavonoids, alkaloids, terpenes, and essential oils, which offer a diverse range of therapeutic and skin-benefiting properties.

In cosmetic formulations, plant extracts are widely used for their antioxidant, anti-inflammatory, brightening, soothing, and anti-aging effects. These ingredients are incorporated into a broad spectrum of skincare products, including serums, toners, masks, and creams, targeting concerns like hyperpigmentation, sensitivity, dullness, and environmental damage. Their natural origin and multipurpose functionality appeal strongly to consumers seeking clean-label, holistic, and sustainable beauty solutions.

Consumer interest in plant-based and eco-conscious skincare continues to rise, bolstered by the global trend toward natural wellness and environmental responsibility. This has led to increased investment in the standardization, traceability, and efficacy validation of botanical ingredients, ensuring both safety and performance in final products. Advanced extraction technologies, such as supercritical CO₂ and enzymatic extraction, have further enhanced the purity and potency of plant-derived actives.

As the demand for transparency and green beauty grows, plant extract cosmetics remain a cornerstone of both mainstream and niche skincare brands. Ongoing scientific research and ethnobotanical discoveries are expected to further expand the repertoire of effective botanicals, reinforcing the role of plant-based ingredients in next-generation skincare innovations.

While there is no present intention to market our products containing plant-based extracts in the U.S., we may later determine to do so. Such products are subject to regulation in the U.S. under the FDCA, however it is uncertain whether plant-based exosome products would be regulated by FDA as drugs or cosmetics. If only cosmetic-type claims are made for these products, we believe it is arguable that such products should be regulated as cosmetics, rather than drugs.

Importantly, any statements regarding the intended use of these products contained in this registration statement pertain to marketing these products outside the U.S., and in no way indicate how SL Bio may eventually intend to label and market such products in the U.S. Notably, statements that may be considered by the FDA to be drug claims, such as those referring to hair growth, dandruff reduction, hair follicle regeneration, and other therapeutic benefits, are applicable to these products solely as they are marketed outside the U.S. Such claims or claims that are similar in kind will not be utilized to market these products in the U.S. if we decide to market such products in the U.S. as cosmetics.

Should SL Bio choose to market our products containing plant-based extracts in the U.S. as cosmetics, we will carefully revise any labeling, product claims, marketing statements, and all other applicable materials to ensure compliance with U.S. regulatory requirements applicable to cosmetics. Any claims referenced in this registration that may be interpreted as drug claims with respect to these products will be carefully reviewed and modified as appropriate at that time.

Plant Extract Cosmetics Market Size

The plant extract cosmetics market is experiencing strong growth as part of the broader plant extracts industry, which, according to Precedence Research (https://www.precedenceresearch.com/plant-extracts-market, updated January 2025), was valued at USD 35.2 billion in 2024 and is projected to exceed USD 100.2 billion by 2034, growing at a CAGR of 11.04%. Although specific figures for the cosmetics segment are limited, increasing consumer demand for natural and organic skincare, along with heightened awareness of plant-based ingredient benefits, is driving its expansion. In North America, the market generated USD 9.8 billion in 2023, with cosmetics and personal care products being major contributors, according to a report published by Global Market Insights (https://www.gminsights.com/industry-analysis/plant-extract-market, published October 2024). The sector’s growth is further supported by advancements in extraction technologies and rising R&D investments aimed at ensuring the efficacy and safety of botanical cosmetic products.

Plant Extract Cosmetics Drivers

The growing momentum of the plant extract cosmetics market is driven by several pivotal factors that align with evolving consumer preferences and industry innovation. Advancements in extraction technologies — such as supercritical CO₂, cold-press, and enzymatic processes — have significantly improved the purity, potency, and stability of botanical ingredients, making them more effective and compatible with modern cosmetic formulations. Concurrently, there is a heightened global demand for natural, clean-label, and eco-conscious skincare solutions, spurred by increasing consumer awareness of the benefits and safety profile of plant-derived ingredients. Regulatory support for natural and organic cosmetics, combined with rising R&D investments focused on botanical efficacy and sustainability, further accelerates product innovation and market penetration. These drivers collectively underscore the strong and expanding potential of plant extract-based cosmetics across both mainstream and premium skincare segments worldwide.

Plant Extract Cosmetics Trends

The plant extract cosmetics market is experiencing strong growth, driven by consumer demand for natural, sustainable, and multifunctional skincare solutions. Key trends include the integration of botanicals with proven anti-aging, soothing, and brightening properties into advanced formulations, supported by modern extraction technologies that enhance ingredient potency and stability. Consumers increasingly favor traceable, ethically sourced plant ingredients, aligning with broader clean beauty and wellness movements. The market is also seeing a rise in the use of regionally inspired and traditionally valued botanicals, backed by scientific validation. These trends position plant extract cosmetics as a premium, high-demand segment with ongoing innovation and global expansion potential.

Plant Extract Cosmetics Competitive Landscape

The plant extract cosmetics market is highly competitive and well-established, featuring a diverse mix of global skincare giants, niche natural beauty brands, and botanical ingredient suppliers. Companies differentiate themselves through sourcing transparency, sustainability practices, and clinically supported efficacy claims. As consumer demand for clean-label, plant-based skincare rises, brands are leveraging proprietary botanical formulations and advanced green extraction technologies to stand out. Regulatory structures are relatively mature, but market leadership increasingly depends on organic certification, traceability, and ESG alignment. Ongoing innovation and partnerships in ethnobotanical research further shape the competitive edge, with leading players focused on scientific credibility, supply chain control, and product integrity.

Plant Extract Cosmetics Regulatory Environment

The regulatory environment for plant extract cosmetics is relatively established but continues to evolve alongside growing consumer interest in natural skincare and clean beauty. In most regions, including the U.S., EU, and Asia-Pacific, plant-based ingredients labeled for cosmetic indications are often regulated under standard cosmetic frameworks, requiring compliance with safety, labeling, and manufacturing guidelines. However, increased scrutiny around ingredient sourcing, bioactive potency, and efficacy claims is prompting regulators to refine their oversight, particularly for botanicals with therapeutic-like functions. Requirements such as safety assessments, traceability, and scientific substantiation of claims are becoming more prominent. As regulatory expectations rise, companies must balance innovation with compliance to maintain credibility and access in the global skincare market.

INFORMATION RELATED TO SL Bio

THE BUSINESS

Overview

SL Bio is a biomedical company specialized in developing innovative cellular and gene therapies. Established with a commitment to advancing regenerative medicine and cancer treatment, SL Bio hopes to utilize immune stem cells to target cancer and bovine-derived milk exosomes to regenerate damaged tissues, thus potentially offering expansive medical applications for its products. With proprietary technologies such as Armed-T and Gamma Delta T cells, as well as exosome applications in skincare and cancer recovery, SL Bio aims to create cellular therapies that we believe have the potential to revolutionize the cell therapy and immuno-oncology sector within the broader biopharmaceutical industry.

For its proprietary Armed-T Therapy, SL Bio is engaged in active product design, in-vitro functional testing, and manufacturing process optimization. Armed-T is intended to enhance anti-cancer cytotoxicity by conjugating bispecific antibodies or other effector molecules to immune cells. As of the date of this filing, we have not initiated any formal GLP-compliant in-vivo toxicity studies for Armed-T, and therefore no animal data are yet available.

For our Gamma Delta T (GDT) Cell Culture Technology, we have developed a proprietary ex-vivo expansion and activation process for γδ T cells derived from peripheral blood mononuclear cells (PBMCs). Development work to date has included optimization of cytokine stimulation protocols, culture conditions, and scalability assessments. We have conducted early-stage in-vitro cytotoxicity assays and in-vivo efficacy studies demonstrating the ability of expanded GDT cells to kill selected cancer cell lines. However, no formal GLP-compliant in-vivo toxicity studies have been completed to date for this platform.

Our business model is centered on developing partnerships with biopharmaceutical companies to transform innovative technologies into commercially viable drugs and cancer treatments. Our management team is driving accelerated research and pre-clinical trials by leveraging proprietary cell expansion and engineering platforms, strategic licensing of complementary technologies, and collaborations with academic and clinical partners. We completed in-vitro validation of our GDT Cell platform within 12 months of initiating process development and have advanced Armed-T constructs for solid tumor targets in parallel with manufacturing scale-up. SL Bio has not yet obtained FDA clearance or approval for any of our product candidates, nor has it completed Phase I, II, or III clinical trials, or submitted an IND application to FDA. Therefore, the efficacy and capacities of our product candidates have not yet been demonstrated in a clinical trial setting. All three product candidates — CD-19 Armed-T Therapy and GDT Cells therapies products for both pancreatic and brain cancer treatments — are currently in pre-clinical trials. Our preclinical research activities for each program include in-vitro cytotoxicity assays, binding affinity and stability evaluations for our Armed-T platform, and tumor-killing activity assessments of GDT cells in pancreatic and brain cancer models.

We intend to position SL Bio as a potential leader in the next-generation allogeneic cell therapy industry, with a particular focus on GDT cell-based oncology treatments and engineered immune effector cell platforms under the leadership of our Chairman, Mr. William Wang, an expert in business management and marketing development with the assistance of our Chief Technology Officer, Dr. Ethan Shen, a seasoned biomedical expert with over 30 years of experience. Our key license partners also bring a wealth of experience. We expect that as our cell therapies for cancer treatment mature, we will gradually phase out our legacy exosome cosmetic and plant supplement businesses. That said, our exosome cosmetic and plant supplement businesses continue to be an important part of the Company’s business.

Advancing Innovative Armed-T Therapy that Enhances Blood Cancer Treatment

Our business is dedicated to the research and development of bispecific antibodies — engineered molecules that simultaneously recognize two distinct antigens, typically one on a cancer cell and another on an immune cell — to bring them together. We have licensed this technology from CytoArm, a company registered in Taiwan.

At SL Bio, we have applied bispecific antibody technology to develop a CD-19 Armed-T therapy. CD-19 is a protein expressed on the surface of B cells and is a well-established target in the treatment of blood cancers such as leukemia and lymphoma. CD-19 Armed-T cells are engineered T cells that bind bispecific antibodies (“BsAbs”), and our Armed-T therapy equips T cells with additional antibody molecules. The main challenges in cell therapy can be categorized into BsAb binding affinity, autologous cell manufacturing, and product stability, particularly with regard to BsAb dropout after thawing. Our strengths included the high binding affinity and high product stability of over 95% of BsAb binding after cryopreservation (long-term storage of biological materials at ultra-low temperatures).

Unlike conventional CAR-T (Chimeric Antigen Receptor T-cell) therapies — which involve genetically modifying a patient’s T cells to target cancer cells but can also inadvertently damage healthy cells and lead to severe side effects — our approach utilizes bispecific antibodies without genetic modification.

On March 9, 2023, SL Link Co., Ltd. (“SL Link”) entered into a global exclusive license agreement with CytoArm (the “CytoArm License Agreement”) to license patent applications, and know-how of CD-19 Armed-T products (the “CD-19 Armed-T Licensed Patent”). As of the date of this filing, all licensed patent rights are in the application stage and have not yet been granted, consistent with the disclosure in our Intellectual Property Portfolio section. On June 20, 2024, the license was transferred to us from SL Link in accordance with the patent transfer agreement (the “Patent Transfer Agreement”). Upon entering into the Patent Transfer Agreement, SL Link transferred the CD-19 Armed-T Licensed Patent, including the cooperation rights with CytoArm and the results generated from the CD-19 Armed-T products, to SL Bio, for $949,771, which is equivalent to the cost that SL Link incurred for research and development prior to the transfer. SL Bio bears the research and development costs of the CD-19 Armed-T products thereafter. CytoArm consented to the transfer of the CD-19 Licensed Patent to SL Bio and agreed to continue cooperating with SL Bio for the research and development of the CD-19 Armed-T products.

On November 20, 2024, CytoArm, SL Bio, and SL Link entered into a supplementary agreement to confirm the transfer of the CD-19 Armed-T Licensed Patent from SL Link to SL Bio and clarified the transfer of the rights, obligations, and financial arrangements between the parties. Under the CytoArm License Agreement and the supplementary agreement, SL Bio continues to hold a perpetual, irrevocable, royalty-bearing, exclusive license to manufacture, use, import, offer to sell, and sell the CD-19 Armed-T products.

The CD-19 Armed-T Licensed Patent will terminate on the expiration date of CytoArm’s last-to-expire patent, unless terminated by either party with thirty days’ written notice if there is a mutual recognition of significant delays or, a material breach not corrected within thirty days. The last-to-expire licensed patent is scheduled to expire on March 2041. Under the agreement, we have agreed to jointly develop CytoArm’s products using CytoArm’s CD-19 Armed-T patent and technology in various regions, including the United States and Taiwan. Our Chairman and Chief Executive Officer, Mr. Wang, currently owns an indirect interest of approximately 12.6% in CytoArm.

For more information on the patented and proprietary technology Producing Armed Immune Cells” licensed from CytoArm, please see the section entitled “Information Related to SL Bio — The Business — Intellectual Property Portfolio.” We may use the technologies for product development, manufacturing, offering for sale, selling, using, or importing products.

The total consideration of the CD-19 Armed-T Licensed Patent is NTD142,000,000 including VAT (or $4,373,600). As of the date of this proxy statement/prospectus, $277,200 was paid to CytoArm in accordance with the agreements. SL Bio will pay the remaining consideration of NTD133,000,000 ($4,096,400) to CytoArm for further research and development of this technology and for the application to a variety blood cancer drugs and products when certain conditions and milestones are satisfied and completed by CytoArm. The aggregate potential milestone payments to CytoArm are as follows:

Milestone Payments for CD-19 Armed-T Product

Milestone	Milestone Authorization Payment (NTD)
Submission to and acceptance of IND to the FDA	600,000
FDA Approval of IND	2,400,000
Completion of enrollment of all subjects in a Phase II Clinical Study	10,000,000
Submission to and acceptance of NDA by TFDA	4,000,000
NDA or BLA approval by TFDA	16,000,000
Submission to and acceptance by FDA for a NDA or BLA	20,000,000
FDA Approval of NDA or BLA	80,000,000
Total	133,000,000

SL Bio is also obligated to pay a royalty of 15% of the sales of the CD-19 Armed-T products generated from CD-19 Armed-T Licensed Patent to CytoArm on a quarterly basis, and patent application fees (if any), patent maintenance fees, and project development fees, as well as expenses, costs, taxes, and fees incurred during the term of the agreement. As of the date of this proxy statement/prospectus, there have been no patent application fees, patent maintenance fees, or project development fees payable or reimbursable by SL Bio under the CytoArm license agreement.

Timeline for Bringing IND submission and Clinical Trial Pipelines for CD-19 Armed-T Products

The timeline for obtaining FDA approval begins with preclinical studies, including in vitro and animal tests, to evaluate safety and efficacy. Following successful preclinical results, an IND application is submitted to the FDA, detailing study plans, manufacturing processes, and preliminary data. The FDA typically reviews the IND within 30 days; if cleared, clinical trials proceed through Phase I (initial safety and dosing), Phase II (efficacy and expanded safety assessment), and Phase III (confirmation of effectiveness against standard treatments). After successful completion of clinical studies, an NDA or BLA is submitted. Whether to take the NDA or BLA pathway will be decided after the Pre-IND meeting with the FDA, during which we may obtain feedback on our product development program, including the design of our preclinical studies, the design of our initial IND study, and the product manufacturing and quality controls that will be needed to initiate human studies. FDA then performs a comprehensive regulatory review, typically lasting between 6 to 10 months. Upon approval, the therapeutic product enters the market, subject to ongoing post-marketing surveillance to ensure sustained safety and efficacy.

SL Bio’s clinical trials will be conducted by SL Bio with the assistance of CytoArm, the owner of the Armed-T technology. CytoArm possesses extensive expertise and proprietary knowledge regarding the Armed-T therapeutic platform, making it uniquely qualified to manage clinical development and ensure rigorous adherence to regulatory standards. By entrusting CytoArm with trial execution, SL Bio leverages CytoArm’s specialized capabilities, ensuring efficient clinical progress and effective utilization of resources while maintaining compliance with FDA regulatory requirements. At this time, SL Bio has not yet obtained FDA clearance or approval for any of our product candidates, nor has it completed Phase I, II, or III clinical trials, or submitted an IND application to FDA.

For the Company’s blood cancer program, the IND application process is expected to take place during the first quarter of fiscal year 2026. If SL Bio is able to obtain an IND, the Company intends to proceed with a Phase I clinical trial. If the Phase I clinical trial is successfully completed, SL Bio intends to proceed with a Phase II clinical trial. If the Phase II clinical trial is successfully completed, SL Bio intends to proceed with a Phase III clinical trial, which may take several years to complete. If the Phase III trial is successfully completed, SL Bio intends to submit a New Drug Application (NDA) to the FDA. SL Bio has not received any FDA approval for its products to date, and there is no guarantee that we will ever obtain FDA approval for our products.

SL Bio’s clinical development strategy is intended not only to obtain FDA regulatory approval but also to commercialize our CD-19 Armed-T products, if supported by favorable clinical trial results. If Phase II clinical trials are successfully completed, SL Bio intends to actively pursue strategic partnerships, licensing agreements, or potential acquisition opportunities with leading pharmaceutical companies. These partnerships are critical for facilitating large-scale Phase III trials, accelerating regulatory approval, and maximizing the commercial potential of our therapeutic products. We have initiated preliminary discussions and established initial relationships with potential pharmaceutical partners who have expressed interest in innovative oncology therapies such as our Armed-T platform. We anticipate formalizing these partnerships or licensing arrangements if the data from Phase II clinical trials provide evidence of safety and efficacy sufficient to warrant further development. Our strategy focuses on aligning with pharmaceutical companies possessing robust commercialization networks, established manufacturing infrastructure, and extensive market access capabilities to ensure rapid and broad distribution upon FDA approval. This strategic approach is intended to support the goal of achieving a licensing deal or acquisition by a major pharmaceutical entity by the completion of Phase III trials, thereby potentially bringing our Armed-T therapeutic products to market and expanding patient accessibility.

Under the CytoArm License Agreement and the supplementary agreement, SL Bio holds a perpetual, irrevocable, royalty-bearing, exclusive license to manufacture, use, import, offer to sell, and sell the CD-19 Armed-T products. The CD-19 Armed-T Licensed Patent will terminate on the expiration date of CytoArm’s last-to-expire patent, unless terminated by either party with thirty days’ written notice if there is a mutual recognition of significant delays or, a material breach not corrected within thirty days. The last-to-expire licensed patent is scheduled to expire in March 2041. Under the agreement, SL Bio and CytoArm have agreed to jointly develop CytoArm’s products using CytoArm’s CD-19 Armed-T patent and technology in various regions, including the United States and Taiwan.

Advancing Gamma Delta T cell culture technology that enhances Pancreatic and Brain Cancer Treatment

Our business also focuses on research and development for cancer treatment expanded to pancreatic and brain cancer by using the pioneering allogeneic, off-the-shelf cell therapies with Gamma delta T (“GDT” or “γδT”) cell culture technology.

JY BioMed successfully completed the discovery and pre-clinical phases for the GDT cell therapy products in 2024. One preclinical non-animal study was designed to evaluate the cytotoxic effect of modified GDT cells against three human pancreatic carcinoma cell lines. The GDT cells used in this study were engineered T lymphocytes derived from peripheral blood, which were then expanded using a proprietary cytokine cocktail and armed with bispecific antibodies targeting specific tumor antigen, designed specifically for pancreatic cancer cell recognition and T cell activation. The findings of this study indicated that all three of the tested human pancreatic carcinoma cell lines were susceptible to modified GDT cell-toxicity. A second preclinical animal study was designed to evaluate the efficacy of unmodified GDT cells in the human glioblastoma U-87 MG xenograft model with female severe combined immunodeficient mice. The GDT cells used in this study were T lymphocytes derived from peripheral blood, expanded ex vivo using cytokine with no genetic modification or artificial receptor engineering. This study observed significant reductions in mean tumor volumes for all three groups of mice that were treated with unmodified GDT cells. Nonetheless, the results of these preclinical studies in no way guarantee that the same or similar results will be observed in clinical trials. SL Bio has not yet obtained FDA clearance or approval for any of our product candidates, nor has it completed Phase I, II, or III clinical trials, or submitted an IND application to FDA.

GDT Cells may represent an advanced allogeneic cell therapy engineered for immunotherapeutic applications. Preclinical studies have shown that GDT Cells exhibit low residual αβ T cell contamination and high expression of key markers including CD3, Vδ2 and NKG2D, as measured in in-vitro flow cytometry marker expression assays.

Preclinical studies have validated GDT Cells for their effective targeting and elimination of various cancer cell lines. Our GDT Cells are manufactured through JY BioMed’s partnership with a U.S. FDA-compliant contract development and manufacturing organization (CDMO) facility, and JY BioMed supplies the GDT Cells to us as a qualified raw material for our next-generation immunotherapies. This provides SL Bio with a ready-to-use cell therapy product — further expediting our clinical translation of cell-based immunotherapies to bring cutting-edge cancer treatments to patients worldwide.

GDT Cells can be sourced from healthy donors and expanded in large quantities, making them an accessible “off-the-shelf” therapy. They have broader anti-tumor activity and a lower risk of graft-versus-host disease (GvHD) compared to conventional T cells, as they do not rely heavily on MHC for tumor recognition and have more innate-like immune functions.

We license the GDT cell culture technology from JY BioMed, a company registered in Taiwan. Dr. Ethan Shen, our Chief Technology Officer, has served as JY BioMed’s CEO until August 1, 2025, and has served as the Chairman of JY BioMed since December 1, 2025 and holds a 76.0% equity stake as of the date of this registration statement/prospectus. This technology significantly enhances our ability to expand GDT cells for the treatment of pancreatic and brain cancers.

GDT cells are naturally non-MHC restricted — that is, they do not rely on major histocompatibility complex (MHC) proteins which are essential for presenting antigens to T cells and triggering immune responses for recognition.

Since JY BioMed possesses “Human-Derived Immune Cell γδT Cell Pharmaceutical — Clinical-Grade Manufacturing Technology” and the related proprietary expertise and technical data, with the capability for clinical application development, we entered into two global non-exclusive license agreements for GDT Immune Cells (γδT Cells) with JY BioMed on December 27, 2024, for pancreatic and brain cancers. On April 28, 2025, SL Bio amended and restated its agreements with JY BioMed to, among other things, combine the two prior agreements into a single agreement (the “GDT Cells License Agreement”), which grants SL Bio exclusive licenses for pancreatic and brain cancer treatment and adjusts the total consideration. With the licenses and the technical support by JY BioMed, we intend to utilize the aforementioned technology for the research and development of clinical-grade cellular products related to GDT cell pharmaceuticals for the pancreatic and brain cancer treatment, and to apply these products in regenerative medicine and clinical research in future.

According to the GDT Cells License Agreement, we have a global exclusive right to use, implement, reproduce, and modify JY BioMed’s proprietary technology and technical data for the development, manufacturing, offering for sale, selling, and use of the products derived and developed from JY BioMed’s GDT cells technology for pancreatic and brain cancer treatment (“GDT cell therapy products”). The term of licensed period of the GDT Cells Licenses is 20 years after the GDT cell therapy products are launched, unless terminated by either party with 30 days’ written notice if there is a mutual recognition of significant delays or impossibility of completion, a material breach not corrected within thirty days, or if the other party undergoes reorganization, dissolution, or bankruptcy.

Upon the entering of the original license agreements in December 2024, SL Bio paid $1 million to JY BioMed for the initial research and development costs and material costs of the GDT cell therapy products for pancreatic and brain cancer treatment. SL Bio will also bear the future research and development costs of GDT cell therapy products thereafter.

The total consideration of the GDT Cells License Agreement is $38 million and SL Bio is obligated to pay a royalty of 7% and 10% of the sales of the GDT cells therapy products for pancreatic and brain cancer treatment generated from JY BioMed Licenses, respectively. As of the date of this proxy statement/prospectus, the $1 million payment noted above was paid to JY BioMed, according to the GDT Cells License Agreement. SL Bio will pay the remaining consideration of $37 million to JY BioMed for further research and development of this technology and for the application to pancreatic and brain cancer drugs and products when certain conditions and milestones are satisfied and completed by JY BioMed. The aggregate potential milestone payments to JY BioMed are as follows:

Milestone Payments for GDT cell therapy product for Pancreatic Cancer

No.	Milestone Condition	Milestone Payment US$
1	Completion of the validation of GDT Cell Cytotoxicity	2,000,000
2	Completion of the non-clinical animal efficacy and safety assessments for the pancreatic cancer	600,000
3	Submission and acceptance of IND application to the FDA	600,000
4	FDA approval of IND	800,000
5	Successful completion of the Phase I clinical trials confirming that safety and preliminary efficacy meet predetermined targets	3,000,000
6	Completion of enrollment of all subjects in a Phase II clinical trial	2,000,000
7	Completion of interim data collection and preliminary statistical analysis during Phase II Clinical trial period and submission of interim report that meets FDA requirements.	3,000,000
8	Completion of final data collection and statistical analysis of efficacy and safety data from all Phase II Clinical trial subjects and submission of complete final report that meets FDA requirements.	5,000,000

	Total	17,000,000

Milestone Payments for GDT cell therapy product for Brain Cancer

No.	Milestone Condition	Milestone Payment US$
1	Completion of the validation of GDT Cells Cytotoxicity	2,500,000
2	Completion of the non-clinical animal efficacy and safety assessments for the brain cancer	750,000
3	Submission and acceptance of IND application to the FDA	750,000
4	FDA approval of IND	1,000,000
5	Successful completion of the Phase I clinical trials confirming that safety and preliminary efficacy meet predetermined targets	5,000,000
6	Completion of enrollment of all subjects in a Phase II clinical trial	2,000,000
7	Completion of interim data collection and preliminary statistical analysis during Phase II Clinical trial period and submission of interim report that meets FDA requirements.	3,000,000
8	Completion of final data collection and statistical analysis of efficacy and safety data from all Phase II Clinical trial subjects and submission of complete final report that meets FDA requirements.	5,000,000

	Total	20,000,000

SL Bio is also obligated to pay the patent application fees (if any), patent maintenance fees, and project development fees, as well as expenses, costs, taxes, and fees incurred during the term of the agreement. As of the date of this proxy statement/prospectus, there have been no patent application fees, patent maintenance fees, or project development fees payable or reimbursable by SL Bio under the GDT Cells License Agreement.

According to the National Cancer Institute (https://www.cancer.gov/about-cancer/understanding/statistics, updated May 2025), approximately 40% of people in the U.S. will be diagnosed with cancer during their lifetime. The costs of cancer treatment in the U.S. are estimated to exceed $245 billion by 2030, which is a projection by the American Association for Cancer Research (https://www.aacr.org/about-the-aacr/newsroom/news-releases/cancer-care-costs-in-the-united-states-are-projected-to-exceed-245-billion-by-2030/, published June 2020). This figure reflects the growing financial burden associated with cancer care, which includes various treatment modalities such as chemotherapy, radiation, and surgical interventions. The rising costs are attributed to factors such as an aging population and advancements in expensive treatment options. Our two primary target indications are pancreatic cancer and brain cancer, specifically glioblastoma multiforme (GBM). Both conditions present substantial clinical challenges due to aggressive tumor biology, limited effective treatment options, and poor patient prognosis. Pancreatic cancer is characterized by rapid progression, late-stage diagnosis, and resistance to conventional therapies, resulting in one of the lowest survival rates among cancers. The current therapeutic landscape primarily involves surgery, chemotherapy, and radiation; however, these modalities often provide limited improvement in survival. The introduction of GDT cell therapy presents a promising therapeutic alternative. GDT cells, derived from healthy donors and expanded ex vivo, provide a scalable, “off-the-shelf” solution. Brain cancer, particularly GBM, is similarly challenging, with median survival times often less than two years despite aggressive standard treatments. The blood-brain barrier limits the effectiveness of conventional therapies, necessitating novel therapeutic approaches. GDT cells, administered intracranially, offer an innovative strategy for targeting GBM directly within the tumor microenvironment. The unique properties of GDT cells position them as a promising therapeutic avenue for GBM. By focusing on these two critical indications, we hope to address significant unmet medical needs and provide effective, accessible treatments to improve patient outcomes. However, we note that, at this time, SL Bio has not yet obtained FDA clearance or approval for any of our product candidates, nor has it completed Phase I, II, or III clinical trials, or submitted an IND application to FDA.

According to a report published by the Business Research Company (https://www.thebusinessresearchcompany.com/report/solid-tumor-cancer-treatment-global-market-report, published January 2025), the global solid tumor cancer therapeutics and market size was $232 billion in 2024 and estimated to $266 billion in 2025. It is further expected to grow to $443 billion in 2029 with a CAGR of 13.6%. Within this growing market, GDT cell therapies for pancreatic cancer and brain cancer are poised for significant expansion.

According to Fortune Business Insights (https://www.fortunebusinessinsights.com/pancreatic- cancer-treatment-market-101989, updated May 2025), the global pancreatic cancer treatment market, was valued at approximately $2.86 billion in 2023, and is expected to grow from $3.3 billion in 2024 to $10.69 billion by 2032, driven by advanced therapeutic approaches like GDT cell therapies, increased disease prevalence, and improvements in early diagnosis. In the U.S., this market alone is projected to reach about $5.25 billion by 2032 due to sophisticated healthcare infrastructure and rapid adoption of innovative treatments. Similarly, the global brain tumor treatment market, valued at around $2.29 billion in 2025, is estimated to rise to approximately $4.42 billion by 2032, reflecting increased investments in new therapeutic developments and growing patient populations, according to a report published by Fortune Business Insights (https://www.fortunebusinessinsights.com/brain-tumor-drugs-market-105025, updated May 2025). The U.S. market for brain tumor treatments is also expected to experience robust growth, reaching about $1.47 billion by 2030, fueled by significant ongoing research, drug development, and favorable regulatory frameworks supporting novel therapies such as GDT cell therapeutics.

Further, according to the Fortune Business Insights report on pancreatic cancer, the growth of the pancreatic cancer therapeutics and diagnostics market is propelled by technological innovations and new treatment extensions. This includes immunotherapy and other targeted therapies, along with advances in surgery that are changing the way we treat these malignancies for the better. Furthermore, the growth of the market is also related to increasing awareness, rising patient population and several U.S. governmental programs aimed at improving health care facilities and therapies. Their commitment has resulted in new high-value investments in research and therapies, as well as the expansion of clinical trial markets. Therefore, the market structure creates favorable conditions for further growth in treatment development and innovation.

Timeline for IND submission and Clinical Trial Pipelines for GDT cell therapy products

In December 2024, JY BioMed obtained an active U.S. FDA Drug Master File (DMF) number (DMF Number: 041080) for its Unmodified Vδ2+ Gamma Delta T Cells technology. This DMF provides the U.S. FDA with confidential, detailed information regarding the manufacturing, processing, and quality controls of the technology, making it available for reference by authorized parties during regulatory submissions. DMF holders can authorize one or more applicants or sponsors to incorporate by reference information contained in the DMF without having to disclose that information to the applicants or sponsors. DMFs are submitted solely at the discretion of their holders and are not required by statute or regulation. Ordinarily, the FDA neither independently reviews nor approves DMF submissions. Instead, the FDA customarily reviews the technical contents of DMFs only in connection with the review of applications that reference them.

Our estimated timeline for bringing our GDT cell therapy products to US market is as follows:

•        JY BioMed has passed through the discovery and preclinical stage in December 2024.

•        IND submission to the FDA is projected to be filed in Q1 2026.

•        Phase I clinical trial is projected to be initiated if SL Bio is able to obtain an IND.

•        Phase II clinical trial is projected to be initiated following completion of the Phase I clinical trial.

•        Phase III clinical trial is projected to be initiated following completion of the Phase II clinical trial.

SL Bio has not received any FDA approval for its products to date, and there is no guarantee that we will ever obtain FDA approval for our products.

Our strategy for bringing GDT cell therapy products to the U.S. market includes a clearly defined pathway that emphasizes both independent clinical development and strategic partnerships. JY BioMed successfully completed the discovery and pre-clinical phases in 2024. One preclinical non-animal study was designed to evaluate the cytotoxic effect of modified GDT cells against three human pancreatic carcinoma cell lines. The GDT cells used in this study were engineered T lymphocytes derived from peripheral blood, which were then expanded using a proprietary cytokine cocktail and armed with bispecific antibodies targeting specific tumor antigen, designed specifically for pancreatic cancer cell recognition and T cell activation. The findings of this study indicated that all three of the tested human pancreatic carcinoma cell lines were susceptible to modified GDT cell-toxicity. A second preclinical animal study was designed to evaluate the efficacy of unmodified GDT cells in the human glioblastoma U-87 MG xenograft model with female severe combined immunodeficient mice. The GDT cells used in this study were T lymphocytes derived from peripheral blood, expanded ex vivo using cytokine with no genetic modification or artificial receptor engineering. This study observed significant reductions in mean tumor volumes for all three groups of mice that were treated with unmodified GDT cells. Nonetheless, the results of these preclinical studies in no way guarantee that the same or similar results will be observed in later clinical trials.

The successful completion of the discovery and preclinical phases in 2024 has positioned JY BioMed to file an IND application with the FDA in Q1 2026. If JY BioMed is able to obtain an IND, SL Bio intends to proceed with a Phase I trial. If the Phase I clinical trial is successfully completed, SL Bio intends to proceed with a Phase II clinical trial. If the Phase II clinical trial is successfully completed, the Company intends to proceed with a Phase III clinical trial, which may take several years to complete. Key trial endpoints will include safety profiles, tumor response rates, survival metrics, progression-free survival, and patient quality of life indicators. JY BioMed holds the IP of the GDT Cell therapy product expansion and will manage these clinical trials due to its specialized experience in cell therapy development and regulatory affairs, while SL Bio will pay for the costs of clinical development and be primarily engaged in technology development and licensing activities. SL Bio has not received any FDA approval for its products to date, and there is no guarantee that we will ever obtain FDA approval for our products.

Simultaneously, we plan to actively pursue licensing agreements or potential acquisitions with major pharmaceutical companies beginning in the late Phase I or early Phase II stages. This strategic partnership approach aims to leverage the resources, expertise, and commercial channels of established industry leaders to ensure swift market entry upon successful completion of clinical trials. Through early engagement with potential pharmaceutical partners, JY BioMed aims to maximize the commercial potential of our GDT cell therapy products and expedite their availability to patients.

Upon the entering of the original license agreements in December 2024, SL Bio paid $1 million to JY BioMed for the initial research and development costs and material costs of the GDT cell therapy products for pancreatic and brain cancer treatment. SL Bio will also bear the future research and development costs of GDT cell therapy products thereafter. According to the GDT Cells License Agreement, SL Bio has a global exclusive right to use, implement, reproduce, and modify JY BioMed’s proprietary technology and technical data for the development, manufacturing, offering for sale, selling, and use of the products derived and developed from JY BioMed’s GDT cells technology for pancreatic and brain cancer treatment (the GDT cell therapy products). The term of licensed period of the GDT Cells Licenses is 20 years after the GDT cell therapy products are launched, unless terminated by either party with 30 days’ written notice if there is a mutual recognition of significant delays or impossibility of completion, a material breach not corrected within thirty days, or if the other party undergoes reorganization, dissolution, or bankruptcy.

Our Exosome Business

Since 2022, we have developed and sold milk-derived exosome cosmetics and plant extract hair care solutions for consumers in Taiwan. We expect that as our cell therapies for cancer treatment mature, we will gradually phase out our legacy exosome cosmetic and plant supplement businesses. That said, our exosome cosmetic and plant supplement businesses continue to be an important part of our overall business.

Milk-Derived Exosome Skin Care

Milk-derived exosomes are nano-sized extracellular vesicles naturally secreted by mammary epithelial cells and found abundantly in the milk of mammals such as cows and humans. These vesicles are rich in bioactive molecules, including proteins, lipids, and nucleic acids (such as microRNAs), and play a key role in intercellular communication. Due to their biocompatibility, stability in the gastrointestinal tract, and natural origin, milk-derived exosomes are gaining attention as a promising therapeutic delivery system.

Their therapeutic benefits include the ability to deliver drugs, RNA molecules, or other therapeutic agents across biological barriers with low immunogenicity. Studies have shown they can modulate immune responses, support gut health, and exhibit anti-inflammatory and regenerative properties. Furthermore, their scalable extraction from milk makes them an accessible and cost-effective platform for drug delivery and nutraceutical applications.

Since 2022, we have developed and supplied cow milk exosome-based cosmetic formulations in Taiwan, launching commercially available skincare products in 2023.

Our skincare products are certified according to International Organization for Standardization (ISO) standards, dermatologically tested, and rigorously quality-controlled, our exosome-based concentrates represent a cell-free alternative to traditional stem cell therapies.

While there is no present intention to market our exosome-containing products in the U.S., we may later determine to do so. Such products are subject to regulation in the U.S. under the FDCA. There are currently no FDA-approved exosome products in the U.S. Nonetheless, based on FDA’s regulatory scheme, and based on their intended use, we believe that such products will be regulated as drugs needing FDA approval, medical devices potentially needing FDA clearance or approval, or cosmetics. If only cosmetic-type claims are made for these products, we believe it is arguable that such products should be regulated as cosmetics, rather than drugs or medical devices. In Taiwan, our exosome-containing products are classified as non-medical cosmetics under Taiwan’s Cosmetic Hygiene and Safety Act. In accordance with Taiwan’s cosmetic regulations, such products are permitted for sale without premarket approval, provided that they do not contain restricted ingredients.

As noted previously, any statements regarding the intended use of these products contained in this proxy statement/prospectus pertain to marketing these products outside the U.S., and in no way indicate how SL Bio may eventually intend to label and market such products in the U.S. Notably, statements that may be considered by the FDA to be drug claims, such as those referring to the modulation of immune responses and regenerative properties, are applicable to these products solely as they are marketed outside the U.S. Such claims or claims that are similar in kind will not be utilized to market these products in the U.S. if we decide to market such products in the U.S. as cosmetics.

Should SL Bio choose to market our exosome products in the U.S. as cosmetics, we will carefully revise any labeling, product claims, marketing statements, and all other applicable materials to ensure compliance with U.S. regulatory requirements applicable to cosmetics. Any claims referenced in this registration that may be interpreted as drug or medical device claims with respect to these products will be carefully reviewed and modified as appropriate at that time.

The table below lists our current skincare products available in Taiwan:

Item	Illustration	Supplier/Manufacturer	Exosome Type	Market
Exosome Concentrate		YC Biotech CO., LTD	Bovine Milk-derived Exosomes	Taiwan
Skin care product (Exosomes)		YC Biotech CO., LTD	Bovine Milk-derived Exosomes	Taiwan

Our Plant Extract Business

Citrus Reticulata (Tangerine) Extract Hair Care

Citrus reticulata (tangerine) extract is derived from the peel and pulp of the tangerine fruit, a botanical source rich in natural antioxidants, vitamins, flavonoids, and essential oils.

Since 2022, we have focused on the research and development of tangerine extract-based cosmetic formulations in Taiwan, combining traditional botanical knowledge with modern cosmetic science. In 2023, we successfully launched our tangerine extract hair care products commercially in Taiwan. Our hair care products include high-purity tangerine extract and scalp treatment tonics. All formulations are ISO-certified, dermatologically tested, and manufactured under strict quality control protocols. These products provide a safe, natural alternative to synthetic scalp treatments and are suitable for long-term use across a variety of hair types and conditions.

While there is no present intention to market our products containing plant-based extracts in the U.S., we may later determine to do so. Such products are subject to regulation in the U.S. under the FDCA, however it is uncertain whether plant-based exosome products would be regulated by FDA as drugs or cosmetics. If only cosmetic-type claims are made for these products, we believe it is arguable that such products should be regulated as cosmetics, rather than drugs. In Taiwan, our exosome-containing products are classified as non-medical cosmetics under Taiwan’s Cosmetic Hygiene and Safety Act. In accordance with Taiwan’s cosmetic regulations, such products are permitted for sale without premarket approval, provided that they do not contain restricted ingredients or make unsubstantiated therapeutic claims.

As noted previously, any statements regarding the intended use of these products contained in this proxy statement/prospectus pertain to marketing these products outside the U.S., and in no way indicate how SL Bio may eventually intend to label and market such products in the U.S. Notably, statements that may be considered by the FDA to be drug claims, such as those referring to hair growth, dandruff reduction, and hair follicle regeneration, are applicable to these products solely as they are marketed outside the U.S. Such claims or claims that are similar in kind will not be utilized to market these products in the U.S. if we decide to market such products in the U.S. as cosmetics.

Should SL Bio choose to market our products containing plant-based extracts in the U.S. as cosmetics, we will carefully revise any labeling, product claims, marketing statements, and all other applicable materials to ensure compliance with U.S. regulatory requirements applicable to cosmetics. Any claims referenced in this proxy statement/prospectus that may be interpreted as drug claims with respect to these products will be carefully reviewed and modified as appropriate at that time.

Item	Illustration	Supplier/Manufacturer	Extract Type	Market
Hair care product (Plant Extract)		YC Biotech CO., LTD	Plant-derived Extract (Tangerine)	Taiwan

Starting in the third quarter of 2024, SL Bio commenced the sales of exosomes to corporate customers in Taiwan, including a distribution arrangement with one of our corporate customers, Yu Ru Health Management Consulting Co., Ltd. Under this distribution agreement, SL Bio grants Yu Ru Health Management Consulting Co., Ltd. exclusive rights to market products in Asia and commits to providing marketing strategies, product training, technical support, and promotional materials. The agreement is effective from July 1, 2024, until June 30, 2025.

SL Bio believes that the extension of sales channels from retail to corporate customers will enable the expansion of sales in the near future. The global market for exosome-based skincare and haircare products is rapidly expanding, driven by increasing consumer demand for advanced anti-aging and regenerative treatments. This distribution agreement is for promoting and distributing SL Bio’s branded products across Asia.

According to Valuates Reports (https://reports.valuates.com/market-reports/QYRE-Auto-2N13078/global-exosomes-skincare, updated March 2025), the global exosome skincare market was valued at approximately US$423 million in 2024 and is projected to reach US$796 million by 2031, growing at a compound annual growth rate (CAGR) of 9.6%. In the United States alone, the exosome market was estimated at US$73.58 million in 2023, with a projected CAGR of 34.2% from 2024 to 2030, according to a report by Grand View Research (https://www.grandviewresearch.com/industry-analysis/us-exosomes-market-report, published April 2024). This robust growth, according to the report, is attributed to technological advancements in exosome extraction and application, rising consumer awareness about regenerative medicine benefits, and increased investment in biotechnology research. These factors collectively underscore the significant potential and sustained growth prospects for exosome products in both skincare and haircare sectors globally.

Intellectual Property Portfolio

Our commercial success depends in part on our ability to obtain rights in patented and other proprietary and commercially important technologies, inventions, know-how, and trade secrets related to our business, and operate without infringing on the valid and enforceable intellectual property rights of others.

The patent positions for biotechnology companies like us are generally uncertain and can involve complex legal, scientific, and factual issues. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted and even challenged after issuance. As a result, we cannot guarantee that any of our product candidates will be protectable or remain protected by enforceable patents. We cannot predict whether the patent applications we are currently licensing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that we license may be challenged, circumvented, or invalidated by third parties.

In addition to patent protection, we also rely on know-how and trade secrets for proprietary information that is not amenable to, or that is not appropriate for, patent protection, to develop and maintain our proprietary position. However, trade secrets can be difficult to protect. Although we take steps to protect our proprietary information, including restricting access to our premises and our confidential information and entering into agreements with our employees, consultants, advisors, and potential collaborators, third parties may independently develop the same or similar proprietary information or may otherwise gain access to our proprietary information. As a result, we may be unable to meaningfully protect know-how, trade secrets, and other proprietary information that we own or license from third parties.

As of the date of this proxy statement/prospectus, SL Bio does not own any patents; however, we have licensed one issued patent in the United States; and nine pending patents, including one pending patent in United States in addition to know-how related to or which may otherwise be used to practice the inventions and technologies in the licensed patents and/or patent applications.

The table below summarizes SL Bio’s portfolio of patents, all of which are licensed by CytoArm:

CD-19 LICENSED PATENTS

Invention Name	Application Region	Application Date	Application Number	Issue Date	Certificate Number	Status	Potential Expiration Date
BI-SPECIFIC ANTIBODIES FOR USE IN PRODUCING ARMED IMMUNE CELLS	Taiwan	2021/03/23	TW202202522A			Pending	March 2041
	United States	2021/03/23	US2024209084A1			Pending	March 2041
	Japan	2021/03/23	2023-519851A			Pending	March 2041
	Australia	2021/03/23	2021244375A1			Pending	March 2041
	Europe	2021/03/23	EP4126954A4			Pending	March 2041
	China	2021/03/23	202180029464.3			Pending	March 2041
	World	2021/03/23	WO2021195067A1			Pending	March 2041
	Singapore		11202253320D			Pending	March 2041
	Israel		296566			Pending	March 2041

JY BioMed also in the application of the following patent in relation to the production of the GDT Cells:

JY BIOMED PATENT

Invention Name	Application country	Application Date	Application No.	Certificate No.	Status	Expiration Date
METHOD FOR THE PRODUCTION OF GAMMA DELTA T CELLS FOR IMMUNOTHERAPY APPLICATIONS	US	2025/01/07	63/742,633		Provisional Application

Major Customers

SL Bio’s customers consist of retail and corporate customers in Taiwan. Prior to July 2024, SL Bio’s customers were retail customers only. After that date, SL Bio commenced sales of exosome concentrate products to two corporate customers, Jen Link Biotech Co., Ltd. and Yu Ru Health Management Consulting Co., Ltd.

For the six months ended June 30, 2025, SL Bio’s top corporate customer, Jen Link Biotech Co., Ltd., contributed approximately 91.0% of the total revenue of SL Bio and its wholly owned subsidiary (the “Group”). For the year ended December 31, 2024, SL Bio’s top two corporate customers contributed approximately 38.9% and 10.6% of the Group’s total revenue. None of the retail customers accounted for 10% or more of sales in the respective year ended.

For the year ended December 31, 2023, SL Bio has no customers accounted for 10% or more of sales in the respective year ended.

Major Suppliers

SL Bio has historically relied on YC Biotech Co., Ltd. (“YC Biotech”) as its single-source supplier for the development, manufacturing and packaging of its exosome products. SL Bio does not currently have a formal agreement with YC Biotech, but rather places orders on an ad hoc basis. For the six months ended June 30, 2025, SL Bio did not have purchases of exosome products from YC Biotech or other suppliers because it had sufficient inventories to customers during such period. For the years ended December 31, 2024 and 2023, YC Biotech accounted for 100% of SL Bio’s purchases.

Competition

SL Bio is focused on advancing its core cell therapy pipeline, with an emphasis on novel T cell platforms addressing unmet medical needs in oncology. Key strategic plans for the near future include:

1.      Armed-T IND Submission and Phase I Initiation (2025 – 2026):    Armed-T, the Company’s lead antibody-armed T cell therapy candidate, has completed preclinical studies and is on track for an IND submission to the U.S. FDA in Q1 2026. The Company expects to initiate a Phase I clinical trial in early 2026.

2.      Advancement of Gamma Delta T Cell (GDT) Platform:    The Company is optimizing its allogeneic GDT cell therapy platform, with the goal of completing IND-enabling studies in Q1 2026 and submitting an IND in 2026. The platform targets both solid and hematologic malignancies and offers a differentiated safety and manufacturing profile compared to conventional CAR-T therapies.

3.      Strategic Partnering and Licensing:    The Company plans to seek development and commercialization partnerships with global pharmaceutical companies following early clinical validation (e.g., late Phase I/early Phase II). These partnerships are expected to accelerate global market access and reduce commercialization risk.

4.      Gradual Exit from Legacy Non-Core Business Lines:    Consistent with its focus on advanced cell therapies, the Company intends to gradually phase out its legacy exosome cosmetic and plant supplement businesses, while fulfilling all existing contractual obligations.

These initiatives reflect the Company’s commitment to becoming a clinically driven, innovation-focused biotechnology company with a primary emphasis on immune cell therapy.

In general, the cancer treatment landscape is competitive. We face competition from both platform- and pipeline-stage competitors as well as commercial-stage competitors.

Our platform- and pipeline-stage competitors are companies that focus on gamma delta T cell (GDT) platforms or closely related allogeneic/engineered T cell programs at similar stages of development, including:

•        Adicet Bio, Inc. (Nasdaq: ACET) — Allogeneic GDT platform; Phase I clinical trial (ADI-001);

•        IN8bio, Inc. (Nasdaq: INAB) — Autologous GDT therapy; Phase I/II clinical trials;

•        Cabaletta Bio, Inc. (Nasdaq: CABA) — Engineered T cell therapies for autoimmune disease; early clinical development;

•        Precision BioSciences, Inc. (Nasdaq: DTIL) — Gene-edited allogeneic T cell programs; early-stage oncology pipeline; and

•        TCR² Therapeutics — TCR-T cell therapy company (acquired by Kite Pharma/Gilead in 2023).

Our commercial-stage competitors include well-known pharmaceutical companies and large-cap strategic acquirers in the cell therapy and oncology space, including:

•        Gilead Sciences, Inc. (Nasdaq: GILD) — Commercial CAR-T (Yescarta); acquirer of Kite Pharma;

•        Bristol Myers Squibb Company (NYSE: BMY) — Commercial CAR-T (Breyanzi, Abecma);

•        Novartis AG (NYSE: NVS) — Commercial CAR-T (Kymriah); and

•        Amgen Inc. (NYSE: AMGN), Johnson & Johnson (NYSE: JNJ) — Represent large-cap strategic acquirers in the cell therapy and oncology space.

Competition to our CD-19 Armed-T therapy

With respect to our CD-19 Armed-T therapy, two specific competitors are Novartis and Gilead, which both offer CAR-T based therapies. Novartis’ Kymriah is a prescription cancer treatment made from a patient’s own white blood cells. It is used to treat certain types of leukemia and non-Hodgkin lymphoma. Kymriah is a cell-based gene therapy and the first CAR-T therapy approved by the FDA. However, Kymriah may cause severe or life-threatening side effects, such as Cytokine Release Syndrome or neurological toxicities.

Gilead, through the acquisition of Kite Pharma, Inc., has also obtained Yescarta, a CAR-T cell therapy. It has announced results from a five-year follow-up analysis of ZUMA-5, a Phase 2 study of Yescarta in patients with relapsed/refractory non-Hodgkin lymphomas (NHL) including follicular lymphoma (FL) or marginal zone lymphoma (MZL). The analysis demonstrated that after a median follow-up of more than five years, patients treated with Yescarta continued to experience durable response and long-term survival.

Approved CAR-T therapies such as Kymriah (tisagenlecleucel) and Yescarta (axicabtagene ciloleucel) have demonstrated clinical success in hematologic malignancies, but they are limited by complex manufacturing processes, irreversible genetic modification, and treatment-related toxicities such as cytokine release syndrome and neurotoxicity.

Competition to our GDT Cell therapy

Autologous T cell therapies, such as those used in CAR-T cell treatments, involve extracting T cells from a patient’s own body, modifying them to enhance their anti-tumor activity, and then reinfusing them back into the patient. It would involve more time and costs for the treatment and face manufacturing challenges of cell and the risk of cell dysfunction.

In the highly competitive field of GDT cell therapies, several key players stand out, including Adicet Bio, IN8bio, GammaDelta Therapeutics (a Takeda company), and TC BioPharm. Adicet Bio is advancing allogeneic gamma delta CAR-T therapies targeting cancers and autoimmune diseases, notably its lead candidate ADI-001. IN8bio develops both allogeneic and autologous gamma delta T cell therapies for solid tumors and hematological cancers. GammaDelta Therapeutics, acquired by Takeda, focuses on Vδ1+ gamma delta T cells targeting solid and blood cancers. TC BioPharm has also made strides, particularly in oncology, using engineered gamma delta T cells in advanced clinical trials.

Our GDT cells can be sourced from healthy donors and expanded in large quantities, making them an accessible “off-the-shelf” therapy.

Competition to our Exosome Business

The global market for exosome-based cosmetic and therapeutic applications is rapidly evolving and can be broadly segmented into products utilizing naturally secreted animal-derived exosomes. These include exosomes derived from human or animal cell sources, which have shown promising potential in regenerative medicine, dermatology, and aesthetic applications due to their bioactive cargo and intercellular communication capabilities.

At SL Bio, we strategically differentiate our product line by utilizing the most biologically compatible and functionally potent exosome type for dermatological application. Milk-derived exosomes are the foundation of our skincare formulations, enabling us to deliver targeted, cell-free solutions that match the biological needs of skin.

Animal-derived exosomes, particularly those extracted from bovine colostrum or mature milk, are gaining traction across cosmetics, nutraceuticals, and pharmaceuticals. Rich in regenerative and immunomodulatory molecules, they mimic human cell signaling pathways and offer excellent bioavailability. Our milk exosome-based skincare products stand out in this competitive field through high-purity extraction from bovine milk via proprietary purification processes, a robust safety profile supported by ISO certification and dermatological testing, superior bioactivity that promotes dermal regeneration, collagen production, and anti-inflammatory benefits, and proven consistency with quality-controlled batches ensuring reproducible results. We serve the premium skincare segment, providing science-backed solutions for anti-aging, skin renewal, and post-treatment recovery. Competitors in this area include Purasomes by Dermoaroma (colostrum-derived), BIOREG EXOSOME + HA by My Skin Chemistry UK (milk exosome with hyaluronic acid), and Medicube, a Korean skincare brand targeting sensitive skin and anti-aging needs with exosome-based formulas.

We also face competition from mesenchymal stem cell- (or MSC-) derived exosome products. MSC-derived exosomes are small vesicles released by — multipotent cells capable of differentiating into bone, cartilage, and fat that also exhibit regenerative and immune-regulatory functions. These exosomes carry bioactive molecules such as proteins, lipids, and RNA that influence cell behavior by facilitating intercellular communication. They contribute to tissue repair, modulate immune responses, and reduce inflammation. Due to their regenerative and therapeutic potential, MSC-derived exosomes are being investigated as a cell-free alternative to traditional stem cell therapies for conditions including cardiovascular diseases, neurodegenerative disorders, and cancer. We do not currently make products from MSC-derived exosomes; however, this is an area that the Company may explore in the future.

We differentiate ourselves by leveraging high-purity milk-derived exosomes for skincare applications — maximizing biological compatibility, functional relevance, safety, and consumer trust. Backed by ISO standards, dermatological validation, and proprietary purification technology, our exosome portfolio is engineered for real biological efficacy, not just trend appeal.

While there is no present intention to market our exosome-containing products in the U.S., we may later determine to do so. Such products are subject to regulation in the U.S. under the FDCA. There are currently no FDA-approved exosome products in the U.S. Nonetheless, based on FDA’s regulatory scheme, and based on their intended use, we believe that such products will be regulated as drugs needing FDA approval, medical devices potentially needing FDA clearance or approval, or cosmetics. If only cosmetic-type claims are made for these products, we believe it is arguable that such products should be regulated as cosmetics, rather than drugs or medical devices.

As noted previously, any statements regarding the intended use of these products contained in this registration statement pertain to marketing these products outside the U.S., and in no way indicate how SL Bio may eventually intend to label and market such products in the U.S. Notably, statements that may be considered by the FDA to be drug claims, such as those referring to the modulation of immune responses and regenerative properties, are applicable to these products solely as they are marketed outside the U.S. Such claims or claims that are similar in kind will not be utilized to market these products in the U.S. if we decide to market such products in the U.S. as cosmetics.

Should SL Bio choose to market our exosome products in the U.S. as cosmetics, we will carefully revise any labeling, product claims, marketing statements, and all other applicable materials to ensure compliance with U.S. regulatory requirements applicable to cosmetics. Any claims referenced in this registration that may be interpreted as drug or medical device claims with respect to these products will be carefully reviewed and modified as appropriate at that time.

Competition to our Plant Extract Business

The global market for plant-derived bioactive compounds in cosmetic and therapeutic applications is rapidly expanding and marked by increasing competition. This sector encompasses a broad range of plant extract-based formulations developed for skin, scalp, and wellness solutions, including products targeting anti-aging, antioxidant defense, inflammation reduction, and regenerative support. As consumers shift toward clean-label and botanical ingredients, demand for effective and naturally sourced alternatives to synthetic compounds or pharmaceutical agents continues to rise.

At SL Bio, we strategically differentiate our product line by focusing exclusively on tangerine extract. Selected for its high concentration of biologically active flavonoids and citrus polyphenols, this extract forms the scientific and functional core of our hair and scalp care formulations. Through advanced purification processes and stringent quality control, we utilize tangerine extract to deliver consistent, non-pharmaceutical solutions that promote scalp health, restore hair vitality, and align with modern expectations for safety, efficacy, and botanical purity.

Tangerine extract, rich in compounds such as hesperidin and naringin, has attracted attention for its ability to stimulate microcirculation, reduce oxidative stress, and support healthy tissue responses. These properties translate into tangible cosmetic and therapeutic benefits when applied to the scalp. SL Bio’s tangerine extract is sourced from certified citrus harvests and processed using proprietary technology that preserves its bioactivity. Our products are tested according to ISO safety and dermatological standards and have demonstrated clinical relevance in improving hydration, reducing dandruff, and enhancing follicle resilience in the scalp environment.

The competitive landscape includes companies such as Nutrafol, a Unilever brand that incorporates various plant-based ingredients for hair growth support. Other botanical-forward cosmeceutical brands, including The Ordinary, offer plant extract-based serums targeting scalp wellness. In addition to these direct competitors, our products also compete indirectly with drug-based hair growth treatments such as minoxidil and finasteride, as well as invasive hair restoration procedures. However, these alternatives often present limitations in terms of safety profile, user compliance, and suitability for long-term use.

We differentiate ourselves by offering a scientifically validated and ISO-compliant botanical solution built around high-purity tangerine extract. This approach maximizes the functional efficacy of our products while addressing growing consumer demand for natural, non-drug alternatives. Unlike competitors relying on broad-spectrum or multi-source plant extracts, SL Bio maintains a singular focus on a well-characterized, performance-proven extract platform, ensuring that our plant-based formulations deliver real biological outcomes rather than superficial claims.

While there is no present intention to market our products containing plant-based extracts in the U.S., we may later determine to do so. Such products are subject to regulation in the U.S. under the FDCA, however it is uncertain whether plant-based exosome products would be regulated by FDA as drugs or cosmetics. If only cosmetic-type claims are made for these products, we believe it is arguable that such products should be regulated as cosmetics, rather than drugs.

As noted previously, any statements regarding the intended use of these products contained in this registration statement pertain to marketing these products outside the U.S., and in no way indicate how SL Bio may eventually intend to label and market such products in the U.S. Notably, statements that may be considered by the FDA to be drug claims, such as those referring to hair growth, dandruff reduction, and hair follicle regeneration, are applicable to these products solely as they are marketed outside the U.S. Such claims or claims that are similar in kind will not be utilized to market these products in the U.S. if we decide to market such products in the U.S. as cosmetics.

Should SL Bio choose to market our products containing plant-based extracts in the U.S. as cosmetics, we will carefully revise any labeling, product claims, marketing statements, and all other applicable materials to ensure compliance with U.S. regulatory requirements applicable to cosmetics. Any claims referenced in this registration that may be interpreted as drug claims with respect to these products will be carefully reviewed and modified as appropriate at that time.

Environmental Matters

The cost of compliance with federal, state, and local provisions related to the protection of the environment has had no material effect on our business. There were no material capital expenditures for environmental control facilities in the year ended December 31, 2024, and there are no material expenditures planned for such purposes for the year ending December 31, 2025.

Employees

As of June 30, 2025, we employed 14 full-time employees, and 1 part-time employee. We have never had a work stoppage, and none of our employees are represented by a labor organization or under any collective bargaining arrangements. We consider our employee relations to be good. Certain employees are subject to contractual agreements that specify requirements on confidentiality and restrictions on working for competitors, as well as other standard matters.

Additionally, we are strategically expanding our workforce to strengthen our capabilities in the biomedical field. As part of this initiative, we plan to hire an additional senior scientist as Chief Medical Officer prior to the Phase I clinic trails of the product candidates in 2026. These highly skilled professionals will focus on advancing our research and development efforts, enabling us to drive innovation and enhance operational excellence. By investing in a top-tier team and cutting-edge facilities, we are positioning SL Bio to accelerate groundbreaking advancements in the biomedical sector. This expansion underscores our commitment to delivering impactful solutions that address critical healthcare challenges and improve patient outcomes globally.

Properties

Currently, the Company does not own any real property. The Company currently leases its executive office space at 11th Floor, No. 479, Chongyang Road, Nangang District, Taipei City 115010, Taiwan R.O.C. The original lease is made with the SL Link to sublease the office which commenced on January 1, 2023, and to mature on May 31, 2027 but subsequently terminated on December 31, 2024. We paid monthly rent of NTD445,000 ($14,329) including the cost of the management fee, water and electricity. We subsequently entered into a lease directly with the landlord for the same premises, effective January 1, 2025 to May 31, 2027. Under the new lease, we paid monthly rent of NTD417,053 ($12,720) till May 2025 and it increased to NTD429,145 ($13,089) since June 2025. We also bear the cost of the management fee, water and electricity.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. Neither our company nor any of our subsidiaries currently is a party to any legal proceeding that, individually or in the aggregate, is material to our company as a whole.

REGULATIONS RELATED TO SL BIO’S BUSINESS

Taiwan Government Regulation and Product Approval

Government Regulation and Competent Authorities Governing Pharmaceuticals

The legal structure of Taiwan consists of the constitution, laws, and regulations. Taiwan’s Legislative Yuan established the Pharmaceutical Affairs Act in accordance with the Constitution to protect people’s health and sanitation. The Pharmaceutical Affairs Act provides that the drugs are prohibited to be imported or marketed for sale unless they are approved by the Taiwan Food and Drug Administration (“TFDA”). In addition to the provisions regarding registration and market approval of medicaments, the Pharmaceutical Affairs Act also addresses the management of pharmaceutical companies, patent linkage of drugs, sales and manufacture of drugs, and the advertisement on drugs.

The TFDA is the competent authority for drug management in Taiwan. The TFDA is responsible for approving the license application required by the Pharmaceutical Affairs Act. In addition, the TFDA should continuously monitor and inspect the safety of the drugs from the development stage to the marketing and sales stage. In addition, the departments of health at city/county governments (“Local DOH”) should also monitor and inspect the safety of the drugs after the marketing and sales stage. Furthermore, they have the power to penalize those who violate the provisions in the Pharmaceutical Affairs Act.

Review and Approval for Pharmaceutical Dealer’s License

Before a company is permitted to engage in the business of importation, manufacture, sales and marketing of drugs, it is required to obtain the Pharmaceutical dealer’s license from the Local DOH at the location of such company. Only after a company obtains such license will it be able to apply for marketing authorization (“MA”) of its drug products.

Review and Approval for MA of Drugs

Before a drug is permitted to be imported into the market or be manufactured, and to sale as a product on the market, the pharmaceutical firm is required to obtain the following approvals or licenses:

•        Drug permit license (i.e., MA):

•        MA for Import; or

•        MA for Manufacture;

•        For domestically manufactured products:

•        Drugs manufacturing factory registration (Register the drug manufacturing factory with the Ministry of Economic Affairs and comply with the Factory Management Act);

•        Medicament manufacturing license (“Manufacturing License”);

•        For imported products:

•        Recognition of overseas drug manufacturing factory.

For new drugs, the process required by the TFDA before a drug may be marketed in Taiwan generally involves the following steps (the process may be simplified for generic drugs):

•        Completion of the preclinical research which is incompliance with the Good Laboratory Practice (“GLP”);

•        Submission of the application for clinical trial of the investigational new drug application (“IND”) to the TFDA, which application should be approved before starting the clinical trial;

•        Completion of the clinical trial which is incompliance with the Regulations for Good Clinical Practice and the Guidance for Good Clinical Practice (collectively as “GCP”);

•        Starting from the stage of the clinical trial stage, the investigational drugs and the drug products should be in compliance with the Good Manufacturing Practice (“GMP”);

•        With respect to cell therapy products, the manufacturing procedures, facilities, and control measures for human cell-based medicinal products shall comply with the Good Tissue Practice (“GTP”). This includes the screening and testing of human cell and tissue donors, as well as the collection, processing, storage, labeling, packaging, and distribution of human cells and tissues; and

•        Submission of the new drug application (“NDA”) to the TFDA, along with the complete risk evaluation and mitigation strategy (“REMS”).

The process is provided in more detail in Preclinical Development, Clinical Development, and NDA Submission and Review sections below.

Preclinical Development

As a requirement to apply for the IND, the applicant shall submit the documents containing the drug characteristic data (non-clinical and clinical trial data such as drug physical and chemical properties, toxic pharmacological effects, pharmacokinetics, etc.). In order to collect the data, the applicant shall conduct preclinical research.

In order to encourage the pharmaceutical firms to develop new drugs, the TFDA has engaged a non-profit organization, Center for Drug Evaluation (“CDE”), to involve in the whole process before the new drugs are approved to market in Taiwan. Anyone who intends to apply for the IND can reach out to the CDE for advice before he/she submits the application. When CDE receives the request, it will meet with the potential applicant and provide its advice from the preclinical research stage.

Different from the clinical trial which is human study, the preclinical research is animal testing or testing with the human biological samples in the laboratory. To perform an experiment which may be approved by the TFDA when applying for the IND, the researchers shall conduct the research in compliance with the GLP. If the applicant for the IND fails to conduct the preclinical research in compliance with the GLP, the TFDA may reject the application for the IND.

Clinical Development

The IND is valid subject to both the TFDA’s and the Institutional Review Board (“IRB”)’s approvals. After the sponsor submits the application documents to the TFDA, including the approval letter of the IRB, the TFDA will starts to examine the application. Depending on the TFDA’s discretion, it may form a professional consulting committee, a committee formed by pharmaceutical and medical experts, to evaluate the feasibility of the clinical trial. In practice, if it is the first time for the drug to be applied on human studies, the TFDA is more likely to form the committee and come out with the decision after considering the committee’s conclusion. Generally, the TFDA comes out with a decision whether to approve the application or not around 60-90 days. Once the sponsor gets the TFDA’s approval, the sponsor is permitted to administer the investigational product to humans.

The clinical trials are typically conducted in the following three phases:

•        Phase I: The purpose for Phase I is mainly to understand the safe dose of the drug, the highest dose that can be tolerated by the human body. This phase is usually performed by experienced physicians in specific clinical trial wards. Pursuant to Regulations for Registration of Medicinal Products, there should be at least 10 valid Taiwanese subjects for a Phase I clinical trial, such as pharmacokinetics study or pharmacodynamics study.

•        Phase II: Through studying with a group of patients with high homogeneity, the efficacy and safety of the drug is able to be explored out. Phase II is a clinical trial for a small number of patients, usually dozens of people. The outcome of the Phase II clinical trial will be referred to evaluate how many subjects should be included in Phase III. Pursuant to Regulations for Registration of Medicinal Products, there should be at least 20 valid Taiwanese subjects for a phase II clinical trial.

•        Phase III: In this phase, a larger-scale clinical trial will be conducted. The design is generally carried out in the form of random allocation, double-blind and controlled trials, etc., mainly to verify the efficacy and safety of the drug, as a pre-marketing trial. Pursuant to Regulations for Registration of Medicinal Products, there should be at least 80 valid Taiwanese subjects for a Phase III pivotal trial; and the results have to show the similarity between Taiwan and other countries.

Though Regulations for Registration of Medicinal Products provides the standard number of the subjects, if the TFDA deems necessary, it has the power to request the investigator or the sponsor to include more subjects on grounds of the improvement in quality, safety or efficacy of the drug, the nation’s welfare or special circumstances.

During the whole process of the clinical trials, the clinical trials shall always comply with the GCP Rules. The GCP Rules provides that the manufacturing, handling and storage of the investigational product(s) shall comply with the GMP. Whether the product complies with the GMP is relevant to the quality of the products. Therefore, the GMP compliance requirement is required not only in the clinical trial stage, but also in the stage after the NDA is approved. To verify whether the clinical trial complies with the GCP Rules, the TFDA has the power to inspect the sponsor and the trial site at any time. In practice, the TFDA does not inspect all of the clinical trials but focus only on those trials relating to human studies involving new drugs. If the TFDA requests to inspect, the sponsor and the trial site shall cooperate with the inspection without interruption.

NDA Submission and Review

After the clinical trial is completed, and the applicant has prepared the required documents, the applicant can submit the NDA to the TFDA. The NDA review process conducted by the TFDA mainly focuses on three aspects.

The first aspect is to examine the safety and the efficacy of the drugs. At this stage, the TFDA focuses on (i) if the chemical, manufacturing and regulatory data can show that the quality of the raw materials and preparations of the drug is well controlled, and has stable quality consistency between different batches; (ii) if the pharmacological and toxicological data of animals can support the mechanism of action of the drug and can fully evaluate the possible potential toxic reactions; (iii) if the basic pharmacokinetics/pharmacodynamics of the drug can be understood from the pharmacokinetic/pharmacodynamic data of animals and humans The pharmacokinetic information of the drug in special groups and the interaction information with other drugs are helpful to evaluate the rationality of the dosage adjustment of the drug in special groups and in combination with other drugs; and (iv) if the results of clinical trials can show that the drug has credible curative effect and acceptable safety in the group of declared indications, so as to support the rationality of the claimed usage and dosage.

The second aspect is to examine the quality of the drugs. At this stage, the TFDA will examine the chemistry, manufacturing and controls (“CMC”), and will perform the audit to examine if the clinical trial is in compliance with the GMP, GLP and GCP.

The third aspect is to examine the labeling of the drugs. At this stage, the TFDA will evaluate whether the direction of use shown on the labeling (especially the package insert) is appropriate and will not mislead the patients.

Post-Approval Requirements

After the TFDA approves the NDA and issues an MA, the new drug products are obligated to comply with several laws and regulations. The post-approval requirements under the Pharmaceutical Affairs Act and its relative regulations mainly relating to four aspects:

•        Manufacturing

Pursuant to the Pharmaceutical Affairs Act, for the domestically manufactured drugs, the manufacturer of the drugs is prohibited to manufacture before it registers its manufacturing factory with the Ministry of Economic Affairs and obtains the Manufacturing License from the TFDA to prove it meets the GMP requirements. According to Regulations for Registration of Medicinal Products, the registration of the factory and the Manufacturing License are prerequisite for the MA to be issued; though such documents do not need to be ready when filing the NDA, it should be supplemented prior to the issuance of the MA.

When operating the factory, the manufacturers are required to continuously comply with applicable laws and regulations; otherwise, the Ministry of Economic Affair is entitled to de-register the factory.

As continuous compliance of the GMP is the requirement for the TFDA to issue the Manufacturing License, the manufacturer shall always comply with the GMP.

•        Distribution

As mentioned above, before a company is permitted to engage in the business of importation, manufacture, sales and marketing of drugs, it is required to obtain a pharmaceuticals dealer’s license from the Local DOH. In addition, the pharmaceutical dealer that engages in the import, manufacture, and/or distribution business should meet the requirements of Good Distribution Practice (“GDP”) and thus should apply for a pharmaceutical’s distribution license (“Distribution License”) from the TFDA to prove that it has met the GDP requirements. If the manufacturer fails to comply with the GDP, the TFDA is entitled to reject the renewal of the Distribution License, leading to the suspension of the importing, manufacturing, and/or distributing of the drug products.

•        Advertisement

In order to avoid the pharmaceutical firm conveys misleading information to the audience, the Pharmaceutical Affairs Act provides that the pharmaceutical firm should obtain the approval of the Local DOH before publishing or broadcasting drug advertisement. In addition, the advertisement approval number should be included in the advertisement that is published or broadcasted. The approved content cannot be altered without an approval of the alteration. For prescription drugs, direct-to-consumer advertisement is prohibited, and the advertisement must be published or broadcasted in the channels that are only accessible to healthcare professionals. The advertisement approval is valid for one year and can be renewed.

If the pharmaceutical firm fails to comply with the provision, the Local DOH shall impose administrative fines, and depending on the severity may announce in the newspaper the name of the responsible person of the pharmaceutical firm, the name of the drug, and the act of violation, and may revoke the MA, along with the restriction that no application for use of the original name of the said medicament shall be accepted within a period of two years thereafter. The authorities have broad discretion on whether a material is a disguised drug advertisement.

•        Drug Safety Surveillance

In order to ensure the quality, efficacy and safety of drugs, and to reduce the incidence of adverse drug reactions (“ADR”), the MA holder is required to surveil the safety of the drugs and to report any serious adverse reactions caused by drugs to the TFDA.

The Regulations for the Management of Drug Safety Surveillance (“Surveillance Regulations”) provides the main obligations which the MA holder shall fulfil. Under the current Surveillance Regulations, in addition to reporting any serious adverse reactions within the period provided by the Regulations for Reporting Severe Adverse Reactions of Medicaments, the MA holder shall also submit drug safety update reports periodically during the whole effective period of the MA.

That is to say, if the MA is in effect, the MA holder shall keep tracking the safety of the drugs. In addition, the MA holder shall have a pharmacovigilance plan as its internal policy. During the surveillance period, which is also the effective period of the MA, the MA holder shall follow its own pharmacovigilance plan and take mitigation measures, if necessary. In addition to keep submitting the periodic drug safety update reports of new drug during the first five years, the MA holder shall also submit a drug safety summary report at the end of the first five years of the surveillance period. For the remaining period of the surveillance period, the MA holder should only keep implementing its pharmacovigilance plan without submitting the update reports to the TFDA. However, if the TFDA considers necessary, it may request the MA holder continues to collect the data and submit the periodic update for a designated period. Furthermore, the TFDA may provide such request more than once.

Healthcare-Related Policies in Taiwan

•        Drug Price Regulations

Taiwan has been implementing a compulsory, universal, single-payer national health insurance (“NHI”) system since 1995, with the overall coverage reaching 99.9%. The benefit package is comprehensive, covering inpatient, outpatient, and dental services, traditional Chinese medicine, and so on. Most drugs including orphan drugs, target therapy drugs, and many expensive drugs are covered. In Taiwan, the National Health Insurance Administration (“NHIA”), one of the departments of the Ministry of Health and Welfare, imposes direct price controls on drugs by fixing the reimbursement prices product by product. Every one or two years, the NHIA implements the price regulation to re-set (usually decrease) the reimbursement price of each product. According to NHI’s Principles on Drug Reimbursement Price Approval, a new drug is defined as a newly applied pharmaceutical product that owns a new chemical entity, new dosage form, new administrated route or new therapeutic effect compound to the listed items in the pharmaceutical benefit scheme. New drugs are further categorized as breakthrough, me-too, and line extension based on drug innovation. Different reimbursement price policies are applied in accordance with how drugs are categorized based upon these definitions.

•        National Health Insurance Reform

Taiwan’s healthcare system has been praised for its minimal wait times, low cost, and convenient access for outpatient visits; but these services also contribute to waste. Due to the system’s incredible accessibility, Taiwan’s healthcare expenditures have increased steadily over the years, and there is currently a budget shortfall. During recent years, there have been calls to reform Taiwan’s NHI to avoid bankrupting the healthcare system.

As a large portion of the healthcare expenditures arise from the drug reimbursement, one of the main targets in the reform plan is to utilize the healthcare budget more reasonably and to allocate more reimbursement on new drugs considering patients’ benefits.

In order to achieve such goal, the NHIA has taken some measures during the reform since 2018. The NHIA has adopted the mechanism of managed entry agreement to set up an upper limit of drug expenditures in order to mitigate the financial impact caused by new drugs on the NHI. Though under the managed entry agreement mechanism, the price of the new drugs is subject to limitation, the NHIA have increased its budgets on new drug reimbursement after 2020, trying to figure out a balance between including more new drugs in the medical insurance coverage and the financial impact it may cause to the healthcare system.

Government Regulation and Competent Authorities Governing Cosmetics

In Taiwan, the manufacturing, importation, labeling, sale, and advertising of cosmetic products are regulated by the Taiwan Food and Drug Administration (“TFDA”) under the Ministry of Health and Welfare (“MOHW”). The primary legal framework governing cosmetics includes the Cosmetic Hygiene and Safety Act, along with its relevant sub-regulations and administrative guidelines. The TFDA is responsible for overseeing product registration, ingredient compliance, labeling standards, and post-market surveillance.

•        Definition of Cosmetics

According to the Cosmetic Hygiene and Safety Act, “Cosmetics” means products applied intended for application to the external parts of the human body, teeth, or oral cavity mucous membranes, and used to moisturize hair and skin, stimulate the sense of smell, improve body odors, change appearance, or cleanse the body. However, this is not applicable to those that are regarded as drugs in accordance with other laws or regulations.

•        Determination of Cosmetic Classification

To determine whether product falls under the classification of cosmetics, reference may be made to the “Table of Scope and Categories of Cosmetics” announced by the MOHW. Alternatively, relevant information regarding the exosome product (e.g. full ingredient names and concentrations, methods and dosage of use, descriptions of purpose/function/efficacy, commercial packaging, labeling, and instruction leaflet) may be submitted to the TFDA for an official classification determination.

•        Product Registration for Cosmetics

Pursuant to the Cosmetic Hygiene and Safety Act, manufacturers or importers of cosmetics shall complete product registration and establish a product information file before supplying, selling, giving away, displaying publicly, or offering cosmetics for consumer trial use.

•        Labeling, Promotion, and Advertising of Cosmetics:

According to Cosmetic Hygiene and Safety Act, the outer packaging or container of a cosmetic product shall clearly indicate the product name, usage of products, usage and storage instructions, full ingredient names, and so on.

Pre-approval by the competent authority is not required for cosmetic advertisements. However, pursuant to the Cosmetic Hygiene and Safety Act, the labeling, promotion, and advertising of cosmetics must not contain any false or exaggerated content. Additionally, cosmetics must not be labeled, promoted, or advertised as having medical efficacy. To assess whether promotional content constitutes false or exaggerated claims or implies medical efficacy, reference may be made to the “Regulations Governing Criteria for the Label, Promotion, Advertisement with Deception, Exaggeration, or Medical efficacy of Cosmetic Products”.

•        Manufacturing facilities for Cosmetics:

Pursuant to the Cosmetic Hygiene and Safety Act, cosmetic manufacturing facilities shall comply with the “Establishment Standards for Cosmetics Manufactory” and adhere to the “Cosmetics Good Manufacturing Practice Regulations (GMP)”. Documentation may be submitted to the TFDA to apply for a GMP compliance inspection, to obtain a certificate of inspection and a GMP certificate for cosmetics.

•        Regulatory Oversight of Cosmetic Products:

According to the Cosmetic Hygiene and Safety Act and the “Regulations Governing the Source and the Flow Data of Cosmetic Products”, cosmetics businesses shall establish and maintain data on direct supply sources and destinations of products.

Pursuant to the Cosmetic Hygiene and Safety Act and the “Regulations for Reporting Cosmetics Serious Adverse Effects and Hazards to Hygiene and Safety”, in cases where a serious adverse reaction occurs in the human body from normal or reasonable use of a cosmetic product, or if a product is found to pose or potentially pose a sanitary safety risk, the cosmetics business shall report to the central competent authority (TFDA) via its designated online system within fifteen (15) days of becoming aware of the incident.

Regulations on Consumer Protection

In Taiwan, the main regulation governing the consumer protection is the Consumer Protection Act. Pursuant to the Consumer Protection Act, a manufacture shall be liable for any damage caused by its products, unless it is able to prove that the products have met and complied with the contemporary technical and professional standards of reasonably expected safety requirements prior to the launching of such products into the market. Furthermore, if the products may endanger consumers’ lives, bodies, health or property, they shall be labelled in a conspicuous place with a warning and the methods for emergency handling of such danger. If an enterprise fails to perform its labelling obligations in this regard, it will be held liable for the damage caused thereby.

In addition to the Consumer Protection Act, Taiwan regulations also provide special liability regimes for medicinal products. Pursuant to the Drug Injury Relief Act, the pharmaceutical manufactures and importers are required to make contributions to the Drug Injury Relief Fund according to a certain percentage of their drug sales in the previous year. Under the Drug Relief Act, alleged victims or their heirs/legal guardians may apply for drug injury compensation for death, disability and serious illness. Violation of such provision may result in fines.

Regulations on Personal Data Protection

Under Taiwan law, the Personal Data Protection Act is the main law governing personal data protection. Under the Personal Data Protection Act, unless otherwise specified, a company is generally required to give notice to and obtain consent from an individual before collecting, processing, or using any of the said individual’s personal information, subject to certain exceptions.

Pursuant to the Personal Data Protection Act, the personal data pertaining to a natural person’s medical records, healthcare, genetics, sex life, physical examination and criminal records is classified as sensitive personal data, which shall be subject to certain stricter obligations.

In addition to the Personal Data Protection Act, when conducting the clinical trial, the sponsor and the investigator shall also comply with other relative regulations or practices with regard to the protection of the subject’s personal data, such as the GCP Rules, the Human Subjects Research Act and the Regulations on Human Trials.

In addition to the Personal Data Protection Act, when conducting the clinical trial, the sponsor and the investigator shall also comply with other relative regulations or practices with regard to the protection of the subject’s personal data, such as the GCP Rules, the Human Subjects Research Act and the Regulations on Human Trials.

Regulations on Environmental Protection

The bedrock of environmental protection in Taiwan is the Basic Environment Act. In addition to the Basic Environment Act, Taiwan regulations regulate each type of pollution by a different set of regulations, including the Soil and Groundwater Pollution Remediation Act, the Waste Disposal Act, the Air Pollution Control Act, the Water Pollution Control Act, and Toxic and Concerned Chemical Substances Control Act. The competent authority governing the environmental regulations is the Ministry of Environment. Failure to comply with such regulations may result in fines and other administrative sanctions.

Regulations on Foreign Currency Exchange

The principal regulation governing foreign currency exchange in Taiwan is the Foreign Exchange Regulation Act, amended on April 29, 2009. Pursuant to the Foreign Exchange Regulation Act, Taiwan Dollars amounting under the amount of NTD$500,000 are freely convertible no matter what transaction they are in relation with. On the other hand, the transactions involving NTD$500,000 or more or its equivalent in foreign currency shall fulfill certain obligations as provided in the Regulations Governing the Declaration of Foreign Exchange Receipts and Disbursements or Transactions.

Under the Regulations Governing the Declaration of Foreign Exchange Receipts and Disbursements or Transactions, for those foreign exchange transactions which amounts more than NTD$500,000 and relates to the sales of goods or provision of services, such transaction shall be declared through filing a declaration statement. For those foreign exchange transactions which are not related to the sales of goods or provision of services, ranging from NTD$500,000 to US$100 million (or its equivalent), such transaction shall be declared through filing a declaration statement, and providing supporting documents, such as contracts or letters of approval, to the bank. For those foreign exchange transactions which are not related to the sales of goods or provision of services, amounting more than US$100 million (or its equivalent) (or such other amount as determined by the Central Bank of the Republic of China (Taiwan) from time to time at its discretion in consideration of the economic and financial conditions of Taiwan) in each calendar year, such transaction shall be declared through filing a declaration statement, providing supporting documents to the bank, and obtaining the approval of the Central Bank of the Republic of China (Taiwan).

Though Taiwan government has promulgated the Regulations Governing Foreign Exchange Control on July 2, 1997, pursuant to the Foreign Exchange Regulation Act, the requirements for the government to implement those foreign exchange control measures should be subject to either of the following conditions: (1) When the domestic or foreign economic disorder might endanger the stability of the domestic economy; and (2) When this country suffers a severe balance of payments deficit. From the past, since the Regulations Governing Foreign Exchange Control came into effect, Taiwan government has never implemented those foreign exchange control measures.

Regulations on Dividend Distribution

The principal regulations governing dividend distribution is the Company Act. Pursuant to the Company Act, a Taiwan company shall not pay dividends unless its losses have been covered and statutory reserve funds has been set aside, which should be 10% of the company’s after-tax net profits. However, in the event that the company’s statutory reserve funds have reached the total amount of the company’s paid-in capital, the company does not need to set aside any amounts for its statutory reserve funds. If the company has no net profits, in principle, it shall not pay dividends.

Regulations on Employee Stock Incentive Plan

The principal regulations governing dividend distribution is the Company Act. Pursuant to the Company Act, a Taiwan company may choose to implement the employee stock incentive plan through five kinds of strategies: (1) employee stock compensation, (2) employee stock option certificates, (3) employee subscription of new shares using cash as consideration, (4) treasury shares transferred to employees, (5) employee restricted share units. After the amendment of the Company Act on August 1, 2018, transferring the company’s stocks to the employees of the company’s parent company or its subsidiaries under the employee stock incentive plan is also permitted by law.

Regulations on Employment and Social Insurance

The labor law in Taiwan is regulated mainly by the Labor Standards Act, amended in July 2024. The Labor Standards Act governs the terms and conditions of employment such as working hours, holidays, rest periods, wages, overtime, leave, and termination of employment. According to the Labor Standard Act, an employer is required to reach an agreement on salary with the employees, in which the agreed salary shall meet with the minimum amount set by the competent authority. Violations of the Labor Standards Act may result in fines and other administrative sanctions, and serious violations may result in criminal liabilities.

In order to protect workers’ safety and health and to prevent occupational accidents, the employers in Taiwan are also required to comply with the Occupational Safety and Health Act. According to the Occupational Safety and Health Act, the employer shall arrange safety equipment to prevent any emergency. In addition, the employer shall provide safety education and trainings for the employees which shall enable the employees to protect themselves when any accident occurs.

Taiwan governmental authorities have passed a variety of laws and regulations regarding social insurance and employee’s pension from time to time, including, among others, the Labor Insurance Act, the National Health Insurance Act, the Labor Pension Act, and the Employment Insurance Act. Pursuant to these laws and regulations, Taiwan companies must make contributions at specified levels for their employees to the relevant social insurance and pension funds. Failure to comply with such laws and regulations may result in various fines and legal sanctions.

Regulations on Taxation

According to the Taiwan Income Tax Act, a company incorporated in Taiwan is a Taiwan tax resident and will be subject to 20% corporate income tax on its worldwide income. A non-resident company will be subject to 20% corporate income tax on its Taiwan-sourced income. If a resident company does not distribute its financial earnings generated in a year to its shareholders by the end of the following year, a 5% undistributed earnings tax (UET) would be imposed.

According to the Taiwan Statute for Industrial Innovation, for research and development (“R&D”) expenditure, a company conducting qualifying R&D activities may select one of the following incentives: (i) up to 15% of qualifying R&D expenses may be credited against corporate income tax payable in the current year; or (ii) up to 10% of qualifying R&D expenses may be credited against corporate income tax payable in the year expenses incurred and carried forward for the next 2 years. In addition, if a company uses NTD 1 million or more of its undistributed earnings to construct or purchase buildings, software or hardware equipment, or technology for use in production or operation within 3 years from the year such earnings are derived, such investment amounts may be deducted from the undistributed earnings when calculating the 5% UET. The tax incentives above are currently available until the end of 2029, with potential for extension.

According to the Taiwan Income Tax Act, a withholding tax rate of 21% shall generally be applicable to dividends distributed to non-Taiwan resident enterprise/individual investors. The withholding tax on the dividends may be reduced to 10% pursuant to a tax treaty between Taiwan and the jurisdictions in which the non-Taiwan shareholders reside. Taiwan currently has a treaty network with 35 countries.

U.S. Government Regulation and Product Approval

Government Regulation and Competent Authority

The legal structure of the United States consists of the constitution, laws, and regulations. The FDA was established by Congress to protect and promote public health and regulates products including food, drugs, medical devices, cosmetics, and tobacco. The principal statute governing the regulation by the FDA of these products is the FDCA.

U.S. Regulation of Armed-T and Gamma Delta T Cell Therapy

Under the FDCA, as implemented and enforced by the FDA, armed-T and gamma delta T cell therapy are regulated as drugs needing approval under an NDA or BLA.

U.S. Regulation of Exosome Products

While there is no present intention to market our exosome-containing products in the U.S., we may later determine to do so. Such products are subject to regulation in the U.S. under the FDCA. There are currently no FDA-approved exosome products in the U.S. Nonetheless, based on FDA’s regulatory scheme, and based on their intended use, we believe that such products will be regulated as drugs needing FDA approval, medical devices potentially needing FDA clearance or approval, or cosmetics. If only cosmetic-type claims are made for these products, we believe it is arguable that such products should be regulated as cosmetics, rather than drugs or medical devices.

As noted previously, any statements regarding the intended use of these products contained in this registration statement pertain to marketing these products outside the U.S., and in no way indicate how SL Bio may eventually intend to label and market such products in the U.S. Notably, statements that may be considered by the FDA to be drug claims, such as those referring to the modulation of immune responses and regenerative properties, are applicable to these products solely as they are marketed outside the U.S. Such claims or claims that are similar in kind will not be utilized to market these products in the U.S. if we decide to market such products in the U.S. as cosmetics.

Should SL Bio choose to market our exosome products in the U.S. as cosmetics, we will carefully revise any labeling, product claims, marketing statements, and all other applicable materials to ensure compliance with U.S. regulatory requirements applicable to cosmetics. Any claims referenced in this registration that may be interpreted as drug or medical device claims with respect to these products will be carefully reviewed and modified as appropriate at that time.

U.S. Regulation of Products Containing Plant-Based Extracts

While there is no present intention to market our products containing plant-based extracts in the U.S., we may later determine to do so. Such products are subject to regulation in the U.S. under the FDCA, however it is uncertain whether plant-based exosome products would be regulated by FDA as drugs or cosmetics. If only cosmetic-type claims are made for these products, we believe it is arguable that such products should be regulated as cosmetics, rather than drugs.

As noted previously, any statements regarding the intended use of these products contained in this registration statement pertain to marketing these products outside the U.S., and in no way indicate how SL Bio may eventually intend to label and market such products in the U.S. Notably, statements that may be considered by the FDA to be drug claims, such as those referring to hair growth, dandruff reduction, and hair follicle regeneration, are applicable to these products solely as they are marketed outside the U.S. Such claims or claims that are similar in kind will not be utilized to market these products in the U.S. if we decide to market such products in the U.S. as cosmetics.

Should SL Bio choose to market our products containing plant-based extracts in the U.S. as cosmetics, we will carefully revise any labeling, product claims, marketing statements, and all other applicable materials to ensure compliance with U.S. regulatory requirements applicable to cosmetics. Any claims referenced in this registration that may be interpreted as drug claims with respect to these products will be carefully reviewed and modified as appropriate at that time.

U.S. FDA and “Intended Use”

The FDA determines how a product should be regulated — e.g., as a drug, cosmetic, or medical device — based on the product’s intended use. The FDA determines a product’s intended use, in turn, by referring to the objective intent of the persons legally responsible for the labeling of the product.

This intent may be shown by such persons’ expressions, the labeling for the product, the design or composition of the product, or by the circumstances surrounding the distribution of the product. Objective intent may, for example, be shown by labeling claims, advertising matter, or oral or written statements by such persons or their representatives. Objective intent may additionally be shown, for example, by circumstances in which the product is, with the knowledge of such persons or their representatives, offered or used for a purpose for which it is neither labeled nor advertised.

In practice, this means that the FDA determines intended use based on a company’s express statements or implied claims inferred from product composition or other indicia of “medical” intent. For example, the FDA will look to claims stated on product labeling, advertising, social media, website, and other promotional materials. Certain ingredients made also cause a product to be considered a drug if they have a well-known therapeutic use. Notably, however, the FDA does not provide a comprehensive list of ingredients that fall within this category.

U.S. Regulation of Drugs Needing FDA Approval

Section 201(g)(1) of the FDCA (21 U.S.C. 321(g)(1)) defines a drug as “(A) articles recognized in the official United States Pharmacopœia,1 official Homœopathic Pharmacopœia of the United States, or official National Formulary, or any supplement to any of them; and (B) articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in man or other animals; and (C) articles (other than food) intended to affect the structure or any function of the body of man or other animals; and (D) articles intended for use as a component of any article specified in clause (A), (B), or (C).”

Certain drug products require FDA approval under an NDA or BLA prior to marketing. The process to obtain such approval generally involves the following:

•        Completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with GLP requirements;

•        Submission to the FDA of an IND application, which must become effective before clinical trials may begin;

•        Approval by an IRB or independent ethics committee at each clinical trial site before each trial may be initiated;

•        Performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, GCP requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•        Submission to the FDA of a NDA or BLA;

•        A determination by the FDA within 60 days of its receipt of an NDA or BLA, to accept the filing for review;

•        Satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements (as set forth in the FDA regulations) to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•        Potential FDA audit of the clinical trial sites that generated the data in support of the NDA or BLA;

•        Payment of user fees for FDA review of the NDA or BLA; and

•        FDA review and approval of the NDA or BLA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the U.S.

Drugs approved under an NDA or BLA are subject to numerous post-approval requirements under the FDCA, including establishment registration, product listing, labeling, cGMPs, recalls, adverse event reporting, and recordkeeping.

Domestic and foreign establishments that manufacture, repack, or relabel drug products marketed in the U.S. are required to register with the FDA. A drug establishment registration must include information related to the name and full address of each establishment, all trade names used by the establishment, the kind of ownership or operation (e.g., individually owned, partnership, or corporation), and the name of the owner or operator (including in the case of a partnership the name of each partner, and in the case of a corporation, the name and title of each corporate officer and director and the U.S. state of incorporation). Foreign establishments must additionally include the name, address, and phone number of their U.S. agent, the name of each importer that is known to the establishment (e.g., each U.S. company or individual in the U.S. that is an owner, consignee, or recipient of the foreign establishment’s drug that is imported into the U.S. An importer does not include the consumer or patient who ultimately purchases, receives, or is administered the drug, unless the foreign establishment ships the drug directly to the consumer or patient), and the name of each person who imports or offers for import such drug (i.e., the name of each agent, broker, or other entity, other than a carrier, that the foreign drug establishment uses to facilitate the import of their drug into the U.S.). Such drug establishment registrations must be renewed annually.

Domestic and foreign establishments that manufacture, repack, or relabel drug products marketed in the U.S. are additionally required to list their commercially marketed drug products with the FDA. As applicable, a drug listing must include the name of establishment(s) manufacturing or processing the listed drug and the type of operation(s) performed, DEA schedule, route(s) of administration, inactive ingredients, marketing information (e.g., category, start/stop date), information related to the application (e.g., type and year of approval) or over-the-counter (“OTC”) monograph citation number, package size and type, National Drug Code (“NDC”), unique ingredient identifiers (“UNII”), flavor, color, and image. Such drug listings must be reviewed and updated as needed twice each year.

FDA requirements for drug product labeling differ depending on if the drug is OTC or prescription only. OTC drug labeling must include a statement of identity (e.g., pain reliever, decongestant), net quantity of contents, name and address of the manufacturer, packer, or distributor, country of origin (for products manufactured outside the U.S.), ingredients (both active and inactive), expiration date (unless exempt), use(s), directions for safe use, and any required or necessary warning statements.

Prescription drug labeling includes Prescribing Information (labeling for healthcare professionals), carton and container labeling (outside packaging that contain information about prescription drugs), and labeling for patients or caregivers (e.g., Medication Guides, Patient Package Inserts, and Instructions for Use). As applicable, Prescribing Information must include information regarding the proprietary name (e.g., brand name), nonproprietary name (e.g., active pharmaceutical ingredient(s) (“API(s)”), controlled substance symbol, indications and usage, dosage forms and strengths, route of administration, contraindications, boxed warning (contraindications or warnings about serious adverse reactions that may lead to death or serious injury, warnings and precautions (description of clinically significant adverse reactions or risks with the drug), adverse reactions, drug interactions, use in specific patient populations, drug abuse and dependence, overdosage, clinical pharmacology, nonclinical toxicology, clinical studies, storage and handling, and patient counseling information.

As applicable, carton and container labeling for prescription drugs must include information regarding the proprietary name, nonproprietary name, dosage form, route of administration, strength, warnings and precautions, and controlled substance symbol.

Labeling for patients and caregivers for prescription drugs can include — if required by the FDA — Medication Guides, Patient Package Inserts, and more detailed Instructions for Use. Medication Guides and Patient Package Inserts include information about the drug, how to take the drug, who should not take the drug, serious side effects of the drug, and common side effects of the drug. Instructions for Use are utilized for drugs that have complicated or detailed instructions, and generally provide detailed, step-by-step written and visual instructions for the patient or caregiver on how to use the drug, prepare the drug, administer the drug, handle the drug, store the drug, and throw away (dispose of) the drug.

Under the FDCA, cGMP requirements vary depending on the type of drug product at issue. cGMP requirements are set forth in Title 21 of the Code of Federal Regulations, and generally, pertain to personnel responsibility and qualifications; facility design and construction, lighting, ventilation, air filtration, heating and cooling, plumbing, sewage and refuse, washing and toilet facilities, sanitation, and maintenance; equipment design, size, location, construction, cleaning, and maintenance; receipt and storage of untested components and containers/closures, testing and approval or rejection of components and containers/closures, use of approved components and containers/closures, retesting of approved components and containers/closures, and rejected components and containers/closures; production and process controls pertaining to written procedures, charge-in of components, calculation of yield, equipment identification, sampling and testing of in-process materials and drug products, time limitations on product, control of microbiological contamination, and reprocessing; packaging and labeling controls pertaining to materials examination and usage criteria, labeling issuance, packing and labeling operations, tamper-evidence packaging requirements for OTC drugs, drug product inspection, and expiration dating; warehousing and distribution procedures for holding and distribution; laboratory controls for testing and release, laboratory animals, and penicillin contamination; equipment cleaning and use logs, component records, drug product container/closure records, labeling records, master production and control records, batch production and control records, production record review, laboratory records, distribution records, and complaint files; and the return and salvaging of drug products.

Adverse events associated with (1) OTC and prescription drug products approved under an NDA or BLA, and (2) prescription drug products not approved under an NDA or BLA, must be reported to the FDA within 15 calendar days for adverse experiences that are both serious and unexpected. Additionally, follow-up reports of the required investigation for such events must be submitted to the FDA within 15 calendar days of receipt of new information or as requested by the FDA. As used here, a serious adverse experience means any adverse experience occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. A life-threatening adverse experience means any adverse experience that places the patient, in the view of the initial reporter, at immediate risk of death from the adverse experience as it occurred, i.e., it does not include an adverse experience that, had it occurred in a more severe form, might have caused death. An unexpected adverse experience means any experience that is not listed in the current labeling for the drug product. Adverse events not subject to the 15-day reporting requirement must be reported to the FDA at quarterly intervals for 3 years from the date of approval of the application, and then at annual intervals. Records of such adverse events must be maintained for a period of 10 years.

Adverse events associated with OTC drug products not approved under an NDA or BLA must be reported to the FDA within 15 business days for adverse experiences that are serious. As used here, a serious adverse event means any adverse event that (1) results in death, a life-threatening experience, inpatient hospitalization a persistent or significant disability or incapacity, or a congenital anomaly or birth defect, or (2) requires, based on reasonable medical judgment, a medical or surgical intervention to prevent one of the aforementioned outcomes. Additionally, new medical information related to a submitted serious adverse event report that is received within 1 year of the initial report must be submitted to the FDA within 15 business days of receipt of the new information. Records of such adverse events must be maintained for a period of 6 years.

The FDA has numerous options to enforce the FDCA requirements related to drugs, including detention at port of entry, Untitled Letters, Warning Letters, voluntary recall, seizure, injunction, suspension or withdrawal of clearance and approval, total or partial suspension of production or distribution, administrative or judicially imposed sanctions, the FDA’s refusal to grant pending or future clearance or approval for products, clinical holds, refusal to permit the import or export of our products, civil and criminal monetary penalties, and criminal prosecution of a company, its suppliers, or its senior employees. Drugs are also subject to enforcement actions by other regulatory authorities, such as the U.S. Federal Trade Commission (“FTC”), state agencies, and state attorneys general. Drugs are additionally vulnerable to private causes of action, including consumer class actions and product liability cases. Finally, drugs are vulnerable to competitor challenges, including cease-and-desist letters, National Advertising Division (“NAD”) actions, and lawsuits.

The failure to comply with U.S. regulatory requirements related to drugs could result in any of the above actions, any of which could significantly and negatively affect supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

U.S. Regulation of Medical Devices

Section 201(h)(1) of the FDCA (21 U.S.C. 321(h)(1)) defines a medical device as “an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component, part, or accessory, which is . . . intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease . . . or intended to affect the structure or any function of the body . . . , and which does not achieve its primary intended purposes through chemical action within or on the body . . . and which is not dependent upon being metabolized for the achievement of its primary intended purposes.”

The FDCA classifies medical devices into one of three categories based on the risks associated with the device and the level of control necessary to provide reasonable assurance of safety and effectiveness. Class I devices are low risk, and are subject only to general regulatory controls. Class II devices are moderate risk, and are subject to general controls and may also be subject to special controls. Class III devices are generally the highest risk devices. They are required to obtain premarket approval and comply with post-market conditions of approval in addition to general regulatory controls. Class I and certain Class II medical devices may be marketed in the United States without obtaining FDA clearance or approval. For other Class II and Class III devices, a company must first either submit an application for and receive 510(k) clearance pursuant to a premarket notification submitted under Section 510(k) of the FDCA, 21 U.S.C. 360(k), or request approval of a premarket approval application (“PMA”) under Section 515 of the FDCA (21 U.S.C. 360e), or seek approval of a de novo classification request from the FDA under Section 513 of the FDCA (21 U.S.C. 360c), unless an exemption applies.

In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence.

In the de novo classification process, a manufacturer whose device is not eligible for a 510(k) Notification or whose device under the FDCA would otherwise be automatically classified into Device Class III and require the submission and approval of a PMA prior to marketing is able to request down-classification of the device to Class I or Class II on the basis that the device presents a low or moderate risk. If the FDA grants the de novo classification request, the applicant will receive authorization to market the device. This device type may be used subsequently as a predicate device for future 510(k) submissions.

In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, analytical validation, preclinical, clinical trial, manufacturing, and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices.

Beyond any required clearance or approval, medical devices marketed in the U.S. are subject to numerous additional requirements under the FDCA, including establishment registration, product listing, labeling, Quality System Regulation (“QSR”), cGMPs, recalls, adverse event reporting, and recordkeeping.

Under the FDCA, domestic and foreign manufacturers and initial distributors (importers) of medical devices marketed in the U.S. must register their establishments with the FDA. A medical device establishment registration must include information regarding the owner/operator of the facility and the devices manufactured, processed, distributed, or imported by the establishment.

Generally, establishments that are required to register with the FDA are also required to list the devices that are made there and the activities that are performed on those devices. A medical device listing must include information regarding whether the product requires clearance or approval, the premarket submission number (for cleared and approved devices), the FDA product code (for devices exempt from clearance and approval), and the proprietary name of the product.

Medical device labeling may include claims consistent with the relevant product classification and FDA clearance or approval (if any). Medical device labeling must also include a statement of identity (e.g., electronic thermometer, pace maker), net quantity of contents, name and address of the manufacturer, packer, or distributor, country of origin (for products manufactured outside the U.S.), and any required or necessary warning statements.

Medical device manufacturers must comply with the FDA’s QSR, which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. Furthermore, to obtain FDA clearance or approval, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors.

Medical device manufacturers must comply with the cGMP requirements enumerated in the QSR. Because the QSR applies to numerous medical devices, it does not prescribe in detail how a manufacturer must produce a specific device. Instead, the QSR provides the framework that all manufacturers must follow by requiring those manufacturers to develop and follow procedures and fill in the details that are appropriate to a given device according to the current state-of-the-art manufacturing for that specific device. Within this context, it is the responsibility of each manufacturer to establish requirements for each type or family of devices that will result in devices that are safe and effective, and to establish methods and procedures to design, produce, distribute, etc. devices that meet the QSR requirements.

Our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the availability of our products or a delay in obtaining FDA authorization of any required marketing clearance or approval. In addition, the FDA issued a final rule to amend the QSR to align more closely with the International Organization for Standardization standards. Specifically, this final rule goes into effect on February 2, 2026, replaces the QSR with the Quality Management System Regulation (“QMSR”), and among other things, incorporates by reference the quality management system requirements of ISO 13485:2016.

Although the FDA has stated that the standards contained in ISO 13485:2016 are substantially similar to those set forth in the QSR, it is unclear the extent to which this final rule, once effective on February 2, 2026, could impose additional or different regulatory requirements on us that could increase the costs of compliance or otherwise create market pressure that may negatively affect our business.

Incidents in which a medical device may have caused or contributed to a death or serious injury must to be reported to the FDA under the Medical Device Reporting program. As used here, caused or contributed means that a death or serious injury was or may have been attributed to a medical device, or that a medical device was or may have been a factor in a death or serious injury, including events occurring as a result of failure, malfunction, improper or inadequate design, manufacture, labeling, or user error. In addition, certain malfunctions must also be reported.

A medical device manufacturer must report to the FDA when they become aware of an event that reasonably suggests that one of their marketed devices (1) may have caused or contributed to a death or serious injury, or (2) has malfunctioned and that the device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. Such reports must be submitted to the FDA within 30 calendar days of becoming aware of the event. This deadline changes to 5 business days if remedial action could prevent unreasonable risk of substantial harm to public health.

A medical device importer must report both to the FDA and to the medical device manufacturer when they become aware of an event that reasonably suggests that one of their marketed devices may have caused or contributed to a death or serious injury. An importer is required to report only to the manufacturer when they become aware that one of their marketed devices has malfunctioned and that the device or a similar device marketed by the importer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. Such reports must be submitted to the FDA and the manufacturer within 30 calendar days of becoming aware of the event.

Medical device manufacturers and importers must additionally report to the FDA any correction or removal of a device that was initiated (1) to reduce a risk to health posed by the device; or (2) to remedy a violation of the act caused by the device which may present a risk to health (unless such information was already submitted to the FDA as part of one of the aforementioned reports). Such reports must be submitted to the FDA within 10 business days of initiating such correction or removal.

All records required under the QSR must be retained for a period of time equivalent to the design and expected life of the relevant medical device, but in no case less than 2 years from the date of release for commercial distribution by the manufacturer. These records must be maintained at the relevant manufacturing establishment or another location that is reasonably accessible to responsible officials of the manufacturer and to employees of the FDA designated to perform inspections. This recordkeeping requirement does not apply to required reports pertaining to management review, quality audits, and supplier audit reports used to meet requirements related to the evaluation of suppliers, contractors, and consultants.

The FDA has numerous options to enforce the FDCA requirements related to medical devices, including detention at port of entry, Untitled Letters, Warning Letters, mandatory recall, seizure, injunction, suspension or withdrawal of clearance and approval, total or partial suspension of production or distribution, administrative or judicially imposed sanctions, the FDA’s refusal to grant pending or future clearance or approval for products, clinical holds, refusal to permit the import or export of products, civil and criminal monetary penalties, and criminal prosecution of companies, suppliers, or senior employees. Medical devices are also subject to enforcement actions by other regulatory authorities, such as the FTC, state agencies, and state attorneys general. Medical devices are additionally vulnerable to private causes of action, including consumer class actions and product liability cases. Finally, medical devices are vulnerable to competitor challenges, including cease-and-desist letters, NAD actions, and lawsuits.

The failure to comply with U.S. regulatory requirements related to medical devices could result in any of the above actions, any of which could significantly and negatively affect supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

U.S. Regulation of Cosmetics

Section 201(i) of the FDCA (21 U.S.C. 321(i)) defines a cosmetic as “(1) articles intended to be rubbed, poured, sprinkled, or sprayed on, introduced into, or otherwise applied to the human body or any part thereof for cleansing, beautifying, promoting attractiveness, or altering the appearance, and (2) articles intended for use as a component of any such articles; except that such term shall not include soap.”

Cosmetics are not required to obtain FDA approval prior to marketing. Historically, cosmetics were the most lightly regulated product within the jurisdiction of the FDA. However, on December 29, 2022, MoCRA was passed as part of the Consolidated Appropriations Act, 2023. MoCRA imposes numerous new regulatory requirements on cosmetics pertaining to, among other things, facility registration, product listing, labeling, safety substantiation, cGMPs, recalls, adverse event reporting, and recordkeeping.

Every person that owns or operates a facility that engages in manufacturing or processing cosmetic products for distribution in the U.S. must register each facility with the FDA. As used here, the term facility includes any establishment (including an establishment of an importer) that manufactures or processes cosmetic products distributed in the U.S. Such cosmetic facility registrations must be renewed biennially.

Every responsible person for a cosmetic product marketed in the U.S. must submit a listing for such product with the FDA. As used here, the term responsible person means the manufacturer, packer, or distributor of a cosmetic product whose name appears on the label of such cosmetic product. Cosmetic product listings must identify the facility where the product is manufactured or processed, the name and contact number of the responsible person, the applicable cosmetic category or categories for the product, a list of ingredients in the product, and the product listing number (if any previously assigned by the FDA). Such cosmetic product listings must be submitted annually.

The MoCRA labeling requirements are in addition to those that previously existed for cosmetic products marketed in the U.S. Among other things, cosmetic product labels must include a statement of identity (e.g., moisturizer, face cream), net quantity of contents, declaration of the ingredients, any required or necessary warning statements, instructions for safe use, name and place of business of the manufacturer, packer, or distributor, country of origin (for products manufactured outside the U.S.), and a domestic address, telephone number, or electronic contact information via which consumers can report adverse events. MoCRA additionally requires that cosmetic labels identify each fragrance allergen included in the product. However, this fragrance allergen labeling requirement will not go into effect until the FDA undergoes the formal rulemaking process, during which the agency will determine which substances are considered fragrance allergens. This rulemaking process has not yet begun, and will likely take multiple years to complete once the FDA has initiated the process by issuing a proposed rule regarding the new regulations.

MoCRA additionally requires that the responsible person for a cosmetic product must ensure, and must maintain records supporting, that there is adequate substantiation of safety of the product. As used here, adequate substantiation of safety means tests or studies, research, analyses, or other evidence or information that is considered, among experts qualified by scientific training and experience to evaluate the safety of cosmetic products and their ingredients, sufficient to support a reasonable certainty that a cosmetic product is safe. Additionally, safe means that the cosmetic product, including any ingredient thereof, is not injurious to users under the conditions of use prescribed in the labeling thereof, or under such conditions of use as are customary or usual. The FDA will not consider a cosmetic ingredient or cosmetic product injurious to users solely because it can cause minor and transient reactions or minor and transient skin irritations in some users. In determining for purposes of this section whether a cosmetic product is safe, the FDA may consider, as appropriate and available, the cumulative or other relevant exposure to the cosmetic product, including any ingredient thereof.

MoCRA requires FDA to establish good manufacturing for cosmetic facilities that are consistent, to the extent practicable, and appropriate, with national and international standards. In establishing these regulations, MoCRA requires that the FDA take into account the size and scope of the businesses engaged in the manufacture of cosmetics, and the risks to public health posed by such cosmetics, and provide sufficient flexibility to be practicable for all sizes and types of facilities to which such regulations will apply. MoCRA additionally states that these regulations will include simplified good manufacturing practice requirements for smaller businesses, as appropriate, and may include longer compliance times for smaller businesses. The rulemaking process for the cGMP requirement has not yet begun, and will likely take multiple years to complete once the FDA has initiated the process by issuing a proposed rule regarding the new regulations.

Under MoCRA, cosmetic products marketed in the U.S. are now subject to adverse event reporting and recordkeeping requirements. Specifically, the responsible person must submit to the FDA any report received of a serious adverse event associated with the use, in the U.S., of a cosmetic product manufactured, packed, or distributed by such person. As used here, a serious adverse event is defined as an adverse event that either (1) results in death, a life-threatening experience, inpatient hospitalization, a persistent or significant disability or incapacity, a congenital anomaly or birth defect, an infection, or significant disfigurement (including serious and persistent rashes, second- or third-degree burns, significant hair loss, or persistent or significant alteration of appearance), other than as intended, under conditions of use that are customary or usual, or (2) requires, based on reasonable medical judgment, a medical or surgical intervention to prevent one of the aforementioned outcomes. Serious adverse events must be reported to the FDA within 15 business days after receipt of the information by the responsible person. Records related to each adverse event report must be maintained for a period of (1) six years, or (2) three years, if the responsible person (i) is considered a small business; and (ii) does not engage in the manufacturing or processing of certain cosmetic products, as discussed below. The responsible person must permit an authorized person to have access to records required to be maintained under this section during an inspection by the FDA.

MoCRA additionally exempts small businesses from certain requirements. Specifically, responsible persons, and owners and operators of facilities, whose average gross annual sales in the U.S. of cosmetic products for the previous three-year period is less than $1,000,000, adjusted for inflation are be considered to be small businesses and are not subject to the MoCRA requirements regarding good manufacturing practices, facility registration, and product listing. Notably, this exemption does not apply to any responsible person or facility engaged in manufacturing or processing cosmetics that regularly come into contact with the mucus membrane of the eye, are injected, are intended for internal use, or are intended to alter appearance for more than 24 hours under conditions of use that are customary or usual and removal by the consumer is not part of such conditions of use that are customary or usual.

The FDA has numerous options to enforce the FDCA requirements related to cosmetics, including detention at port of entry, Untitled Letters, Warning Letters, mandatory recall, seizure, injunction, suspension or withdrawal of clearance and approval, total or partial suspension of production or distribution, administrative or judicially imposed sanctions, refusal to permit the import or export of our products, civil and criminal monetary penalties, and criminal prosecution of us, our suppliers, or our employees. Cosmetics are also subject to enforcement actions by other regulatory authorities, such as the FTC, state agencies, and state attorneys general. Cosmetics are additionally vulnerable to private causes of action, including consumer class actions and product liability cases. Finally, cosmetics are vulnerable to competitor challenges, including cease-and-desist letters, NAD actions, and lawsuits.

The failure to comply with U.S. regulatory requirements related to cosmetics could result in any of the above actions, any of which could significantly and negatively affect supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

Clinical Development

Clinical testing is expensive, time-consuming, and subject to uncertainty. Initiating and completing clinical studies necessary to validate and market our products, and to support regulatory authorizations or certifications and coverage and reimbursement, will be time-consuming and expensive and the outcomes are inherently uncertain. Clinical studies must be conducted in accordance with the laws and regulations of the FDA and other applicable regulatory authorities’ legal requirements and regulations, and are subject to oversight by governmental agencies and institutional review boards (“IRBs”) or ethics committees at the medical institutions where the clinical studies are conducted.

The results of our development efforts and clinical studies of our products conducted to date and ongoing or future studies of our current or future products may not be predictive of the results of later clinical studies, and interim results of a clinical study do not necessarily predict final results. Our interpretation of data and results from our clinical studies does not ensure that we will achieve similar or favorable results in future clinical studies. In addition, clinical data are often susceptible to various interpretations, analyses, and methodological limitations, and many companies that have believed their products performed satisfactorily in earlier clinical studies have nonetheless failed to replicate results in later clinical studies. Products in later future clinical studies may fail to show the desired safety and efficacy despite having success in previous clinical studies.

In addition, we cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all, or within the anticipated budget. The timely completion of clinical studies in accordance with their protocols and applicable requirements depends, among other things, on our ability to enroll a sufficient number of participants who remain in the study until its conclusion. Many of our clinical studies require enrolling asymptomatic participants who may not see value in enrollment. Additionally, we may encounter delays as a result of the administrative complexities in managing and recruiting for studies of this scope and size. If we are unable to recruit sufficient participants for our clinical studies, or if we are unable to maintain sufficient participation of enrolled participants to maintain statistical power for our endpoints, our product development, commercialization activities, and our ability to seek regulatory clearance or approval for our products could be delayed, require modification, or be prevented.

Furthermore, the FDA may require that we conduct additional studies or expand the enrollment of completed or ongoing studies to support an application for clearance or approval of one of our products, which could add significant time delay, which would negatively impact our business, financial condition, results of operations, and growth prospects.

The initiation and completion of clinical studies may be prevented, delayed, or halted for numerous reasons, including as a result of the following:

•        The inability to generate sufficient data to support the initiation or continuation of clinical studies;

•        The inability to rely on previously-collected data on earlier versions of our products, support of the launch or submission for marketing authorization of the later or enhanced versions of our products, or our other products and future products;

•        The requirement to submit an Investigational Device Exemption (“IDE”) or IND application to the FDA, which must become effective prior to commencing certain human clinical studies of medical devices and drugs and which the FDA may disapprove;

•        Delays caused by failures to enroll sufficient participants in the clinical studies meeting the criteria that the FDA has established;

•        Delays caused by participants withdrawing from clinical studies or failing to return for follow-up or by institutions failing to submit data, including follow-up data, to us;

•        Delays or failure in reaching a consensus or agreement, if required, with regulatory agencies on study design or feedback from regulatory agencies necessitating changes to ongoing or planned clinical study design;

•        Delays or failure in reaching agreement on acceptable terms with CROs, service providers, and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs, and clinical study sites;

•        Delays or failure in obtaining any required IRB approval or ethics committee approval for our clinical study sites;

•        Delays in amending, or the inability to amend, our IRB- or ethics committee-approved protocols at clinical study sites when necessary or desired;

•        Difficulty or delays in collaborating with sites, institutions, and investigators;

•        Failure by us, investigators, sites, or participants to comply with the applicable study protocol or applicable regulatory requirements and standards for data collection, reporting, records maintenance, or data integrity;

•        Failure by us or any CROs or other third parties to adhere to clinical study requirements, including the applicable protocol;

•        Failure to perform in accordance with good clinical practice (“GCP”) and good laboratory practice (“GLP”) requirements, and/or other applicable regulations and requirements of the FDA or other applicable governmental authorities; failure to comply with applicable data privacy and security laws, including laws related to processing of special categories of personal data clinical studies;

•        Challenges caused by transferring personal information or biological samples from other countries to our systems or facilities in the United States for processing;

•        Failure of our products and future products to achieve acceptable performance metrics, such as sensitivity, specificity, positive predictive value, and/or safety endpoints;

•        Unacceptable safety findings, including findings related to the risk, such as higher likelihood, of false positive test results (which could lead to unnecessary confirmatory testing, such as biopsy, or anxiety) or false negative test results (which could lead to foregoing standard of care screening, a delay in diagnosis or disease progression);

•        Termination or suspension of a study or site by us or the data safety monitoring board (or independent data monitoring committee), suspension or termination of a study or site by an IRB, ethics committee, or institution, or clinical hold or termination of a study or site by a regulatory authority, including the FDA;

•        Our inability to collaborate with clinical investigators, including if they are disqualified, terminated, suspended, or change affiliated institutions;

•        Adverse inspections of our clinical study sites or results by any applicable regulatory authority, including the FDA;

•        Changes in statutory or regulatory requirements or guidance, or clinical guidelines, that require amending existing or designing new clinical protocols, obtaining new IRB or ethics committee approvals, modifying our clinical studies, modifying our consent process or obtaining additional consent from study participants, or altering the pathway to clearance, approval, or certification of our products and future products;

•        Changes in the standard of care on which a clinical development plan was based, which may require new or additional clinical studies;

•        The cost of clinical studies of our products and future products being greater than we anticipate;

•        Destruction or compromise of, or other inability to access or receive, clinical study samples processed, stored, managed, or otherwise in the control of a clinical site or other third party;

•        Determination that data from research conducted outside the United States, does not meet the FDA’s requirements for submission and support of a marketing authorization or future clinical study IDE application, for example because the foreign data are not applicable to the U.S. population and U.S. medical practice, the studies have been performed by clinical investigators of unsuitable competence, or the FDA cannot validate the data through an on-site inspection or other appropriate means;

•        Clinical studies of our products and future products producing negative or inconclusive results, which may result in our deciding, or regulators requiring us, to conduct additional clinical studies or abandon development programs; and

•        Lack of adequate funding.

Any such delays could adversely affect the costs, timing, or successful completion of our clinical studies. Moreover, we depend on our collaborators and on medical and clinical institutions and CROs to conduct our clinical studies in compliance with applicable GCP and other regulatory requirements, and while we have agreements governing their committed activities, we have limited influence over their actual performance. To the extent we, our collaborators or the CROs fail to enroll participants for our clinical studies, fail to conduct the study according to applicable GCP or other regulatory requirements, or are delayed for a significant time in the execution of studies, including achieving full enrollment, we may be affected by increased costs, program delays, enforcement actions, or a determination that the data are unusable for regulatory or product development purposes. In addition, clinical studies that are conducted in countries outside the U.S. may subject us to further delays and expenses.

Any inability to initiate or complete clinical studies successfully could result in additional costs to us, slow down or prevent our product development and receipt of positive reimbursement coverage decisions, or impair our ability to generate revenue. Delays in initiating or completing our planned clinical studies could also allow third parties to bring products to market sooner than expected, which could impair our ability to successfully commercialize our products and future products, if launched, and may harm our business, financial condition, results of operations, and growth prospects. In addition, many of the factors that may cause, or lead to, a delay in initiation or completion of clinical studies may also ultimately lead to the delay or the narrowing or denial of any regulatory clearance, approval, or certification we may seek with respect to our products and future products. Delays in the initiation or completion of any clinical study of our products or future products in development, or seeking broad coverage and reimbursement, will increase our costs, slow down or jeopardize our product development and regulatory clearance or approval process, and delay or potentially jeopardize broad adoption of our products and future products and their ability to generate revenue.

Product Recalls

As noted above, the FDA has the authority to require the recall of commercialized medical devices and cosmetics, and may request a voluntary recall of commercialized drug products, in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health.

We may also choose to voluntarily recall a medical device, cosmetic, or drug product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new clearance or approval for the drug or device before we may market or distribute the corrected drug or device. Seeking such clearance or approval may delay our ability to replace the recalled drugs or devices in a timely manner. Moreover, if we do not adequately address problems associated with our drugs or devices, we may face additional regulatory enforcement action.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

Labeling and Advertising

The labeling, advertising, marketing, and promotional practices our products is governed by numerous state and federal regulators, including the FDA and the FTC, as well as subject to third-party claims. Any statements related to our products that could be construed as misleading, untruthful, or unsubstantiated, could subject the company to regulatory enforcement action, third-party lawsuits, or plaintiffs’ complaints. Any of these actions could significantly and negatively affect our reputation, expose us to liability claims, and we could lose customers and experience reduced sales and increased costs.

We must comply with requirements concerning advertising and promotion for any products for which we obtain marketing clearance or approval from the FDA. When the FDA issues a regulatory approval or clearance for a product, the regulatory approval or clearance is limited to those specific uses and indications for which a product is approved or cleared. If we promote the product for other uses or indications, we may be subject to enforcement action by the FDA or other federal and state authorities. Among the numerous enforcement tools that the FDA has to enforce the requirements of the FDCA, as discussed throughout this section, the agency may additionally require a company to publish a corrective advertisement if the FDA determines that a drug advertisement has not complied with the relevant requirements. While the FDA is most likely to take this action when it believes that the violative advertisement creates a misimpression that poses a serious threat to public health, it is possible that the agency could request the publication of such a corrective advertisement in less serious circumstances. The publication of such a corrective advertisement could have a severe negative impact on public perception of our company and the relevant product, which in turn could impede or prevent our ability to do business as intended.

If the approved or cleared certified indication or other labeling claims the FDA allows us to make are more limited than we expect, our business, prospects, and growth may be adversely affected and we may be limited in our ability to sell, or unable to sell, our products. If we are not able to obtain FDA approval or clearance for the desired uses or indications for our products, we may not market or promote them for those indications and uses, and our business, financial condition, results of operations, stock price and prospects could be materially harmed. We also must sufficiently substantiate any claims that we make for any products, including claims comparing those products to other companies’ products, and must abide by the FDA’s strict requirements regarding the content of promotion and advertising.

Misleading, untruthful, or unsubstantiated labeling, advertising, marketing, or promotional practices could cause significant harm to our business, operations, and financial conditions. The FTC has instituted enforcement actions against certain healthcare testing companies for making false or misleading advertising claims and for failing to adequately substantiate claims made in advertising. These enforcement actions may result in warning letters, consent decrees, and the payment of civil penalties and/or restitution by the companies involved. Should the FTC determine that our claims are false or misleading or unsubstantiated, we could be subject to FTC enforcement action and may face significant penalties which may result in a material adverse effect on our reputation, business, financial condition, results of operations, and growth prospects.

Misuse or Off-Label Use

The misuse or off-label use of our products could harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

Any marketing clearance or approval we may receive or obtain for our products by the FDA will include specified indications for use and approved (or cleared) labeling. We cannot, however, prevent a health care provider from using our products off-label, when in the health care provider’s independent professional medical judgment they deem it appropriate. There may be increased risk of injury to patients if health care providers attempt to use our products off-label, which could harm our reputation in the marketplace among health care providers and patients.

If, after FDA clearance or approval, the FDA determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions. It is also possible that other federal or state authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations.

In addition, health care providers may misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our products are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. As described above, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

FDA Enforcement Tools

As noted above, the FDA has numerous enforcement tools at its disposal. The FDA enforces its requirements by market surveillance and periodic inspections, both announced and unannounced, to review records, equipment, facilities, laboratories, and processes to confirm regulatory compliance. These inspections may include the manufacturing facilities of subcontractors. Following an inspection, the FDA may issue a report, known as an FDA Form 483 Notice of Observations, listing instances where the company has failed to comply with applicable regulations and/or procedures. The FDA may also issue a public untitled letter or public warning letter for an FDCA violation, regardless of whether the violation was identified during an inspection or through market surveillance. If the relevant company does not adequately respond to a Form 483 or warning letter, the FDA may take enforcement action or impose other sanctions or consequences, which may include:

•        Cease and desist orders;

•        Injunctions or consent decrees;

•        Recall, detention, or seizure of products;

•        Issue an import alert preventing the importation of a product from a manufacturing facility located outside the U.S.;

•        Operating restrictions, including partial or total shutdown of production facilities;

•        Refusal of or delay in granting requests for clearance or approval;

•        Withdrawing previously granted clearance or approval;

•        Refusal to grant export approval or export certificates;

•        Civil monetary penalties;

•        Criminal monetary penalties; and

•        Criminal prosecution.

Product Liability

Actual or perceived errors resulting from laboratory or reporting errors, false positive or false negative test results, or the manufacture, design, marketing, or labeling of our products, could subject us to product liability or professional liability claims. A product liability or professional liability claim against us could result in substantial damages and be costly and time-consuming to defend. These risks may be more pronounced for certain applications in our precision oncology portfolio, such as companion diagnostic development, as our products would be directly involved with the choice to use certain treatments in a particular case. Although we maintain liability insurance, including for errors and omissions, our insurance may not fully protect us from the financial impact of defending against these types of claims or any judgments, fines, or settlement costs arising out of any such claims. Any liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any liability lawsuit could damage our reputation or force us to suspend sales of our products. The occurrence of any of these events could have a material adverse effect on our business, financial condition, results of operations, and growth prospects.

Taiwan Regulation of Plant Extract Product

While SL Bio is currently marketing plant extract-containing products in Taiwan as cosmetics, the company remains committed to complying with all applicable local regulatory requirements. If product formulations or claims evolve in the future, SL Bio will reassess the legal classification and revise any labeling, promotional materials, and product documentation to remain in full compliance with the regulatory framework in Taiwan.

Taiwan Regulation of Cosmetics

In Taiwan, the manufacturing, importation, sale, labeling, and advertising of cosmetic products, including those containing plant extracts, are regulated by the Taiwan Food and Drug Administration (TFDA) under the Ministry of Health and Welfare (MOHW). The primary legal basis is the Cosmetic Hygiene and Safety Act, which is supplemented by various implementing regulations and guidance documents.

•        Definition of Cosmetics: Under the Cosmetic Hygiene and Safety Act, “cosmetics” are defined as products intended for application to the external human body, oral mucosa, or teeth for purposes such as cleansing, beautifying, changing appearance, improving body odor, or moisturizing. This definition excludes products that fall under the classification of drugs by law.

•        Determination of Cosmetic Classification: To determine if a product qualifies as a cosmetic, reference can be made to the MOHW’s “Table of Scope and Categories of Cosmetics.” For complex products such as those containing exosomes or plant extracts, companies may submit detailed product information (including ingredients, concentrations, usage methods, dosage, and labeling) to the TFDA to obtain an official classification.

•        Product Registration Requirements: Before a cosmetic product can be marketed or offered for consumer use in Taiwan, manufacturers or importers are required to complete product registration and maintain a Product Information File (PIF). This includes product formula details, labeling information, and safety assessments.

•        Labeling and Promotional Claims: According to the Cosmetic Hygiene and Safety Act, cosmetic product containers and packaging must be clearly labeled with the product name, usage instructions, storage directions, and full ingredient disclosure. While prior approval of cosmetic advertisements is not required, any false, exaggerated, or medicinal claims are strictly prohibited. Guidance on these matters is provided in the “Regulations Governing Criteria for the Label, Promotion, Advertisement with Deception, Exaggeration, or Medical Efficacy of Cosmetic Products.”

•        Manufacturing Standards: Cosmetic manufacturing facilities must comply with the Establishment Standards for Cosmetics Manufactory and adhere to the Cosmetics Good Manufacturing Practice (GMP) Regulations. Companies may apply to the TFDA for inspection and certification of GMP compliance.

Safety and Adverse Event Reporting: Cosmetic businesses are required to maintain traceability data on the sources and distribution of products, as per the Regulations Governing the Source and the Flow Data of Cosmetic Products. If serious adverse reactions occur, these must be reported to the TFDA via its online system within 15 days, pursuant to the Regulations for Reporting Cosmetics Serious Adverse Effects and Hazards to Hygiene and Safety.

MANAGEMENT OF SL Bio

Directors and Executive Officers

The directors and executive officers of SL BIO Ltd. as of the date hereof are as follows:

Name	Age	Position(s)
William Wang Ching-Dong	54	Director, Chief Executive Officer
Ray Leung	44	Chief Financial Officer
Johnson Lau	52	Vice President of Finance
Ethan Shen, Ph.D.	48	Chief Technology Officer

Executive Officers and Directors

William Wang Ching-Dong, Chief Executive Officer and Chairman of the Board, has served as Chief Executive Officer and the sole director of SL BIO Ltd. since March 2024. Mr. Wang is an accomplished executive with over a decade of leadership experience in the management and biotechnology sectors. Mr. Wang has served as Chief Executive Officer and Chairman of, SL Link Co., Ltd., since January 2011, SL Bio Co., Ltd, the subsidiary of SL Bio, since July 2022. Mr. Wang has also served as Chief Executive Officer and Chairman of Wenqing Investment Co., Ltd., an investment company, since 2012, and UTRUST Co., Ltd., a trading company, since 2013. In these roles he has been responsible for strategic direction, corporate governance, and operational oversight. Mr. Wang’s expertise spans corporate management, investment, and business development, with a focus on driving growth and innovation in the life sciences and technology industries. Mr. Wang graduated from Chung Yuan Christian University with a degree in electrical engineering. We believe Mr. Wang is qualified to serve on our board of directors due to his extensive experience in corporate leadership and his proven track record in managing and growing companies in the biotechnology and investment sectors.

Ray Leung, Chief Financial Officer, has served as Chief Financial Officer (“CFO”) of SL BIO Ltd. since December 2025. Mr. Leung is a dedicated professional with experience across areas of auditing, taxation and accounting related industry. From April 2007 to June 2017, Mr. Leung is the audit manager at East Asia Sentinel Limited CPA (BKR International), where he was responsible for the audit engagement management of a client portfolio including MNCs, private equity fund (in accordance with US GAAP and IFRS), assets management (regulated activities registered under Securities and Futures Ordinance) and listed corporations on the Main Board of Hong Kong Stock Exchange; and planned, directed, and completed audit projects including general controls, compliance and other specialized audits. From June 2017 till December 2025, he was the senior manager at ST Lo & Co., CPA and SSC Corporate Services Limited, where he managed the engagement team to provide Pre-IPO services to clients, established and maintained investor relations matters, and other corporate finance advisory services. During the same period, he served as the company secretary to FAR International Holdings (HK:2516). Mr. Leung is a member of Hong Kong Institute of Certified Public Accountants, a Fellow Chartered Certified Accountant (FCCA), and a Certified Environmental Social and Governance Analyst (CESGA). Mr. Leung received the Bachelor of Arts (with Honours) in Accountancy degree from the Hong Kong Polytechnic University in 2003.

Johnson Lau, Vice President of Finance, served as CFO of SL BIO Ltd. from February 2025 until December 2025 when he was redesigned to Vice President of Finance. Mr. Lau brings significant experience in financial management, operations, and corporate governance, particularly in the consumer products and retail sectors. Mr. Lau has over 25 years of experience in the accounting profession. Mr. Lau started his career in Deloitte in Hong Kong and Beijing for 8 years and worked in various public and private companies in the US, England and Hong Kong as Director of Finance and CFO for over 17 years. Prior to joining SL BIO Ltd., Mr. Lau was CFO of Beauty Express Group Holdings Limited, a retail and wholesale beauty products company, from April 2021 to February 2025, where he oversaw financial operations and strategic planning. He also served as CFO of Precious Fresh Limited, a retail and online consumer food products company, from November 2019 to February 2021. Mr. Lau was the CFO of Steering Holdings Limited (formerly known as Dafy Holdings Limited, HKEX: 1826.HK), a financial information company, from August 2018 to October 2019. Mr. Lau was the CFO of China Golden Classic Group Limited (HKEX: 8281.HK), an oral care manufacturer, from July 2015 to July 2018. During July 2013 to June 2015, Mr. Lau was the CFO of TROOPS, Inc. (formerly known as SGOCO Group, Ltd. (Nasdaq: TROO), a company engaged in sales and distribution of LED display and All-In-One computers. In April 2009, Mr. Lau was employed by Fincera Inc. (formerly known as Auto China International Limited, a company listed on the Nasdaq Capital Market and subsequently quoted on the OTC Markets (OTC: YUANF), a leasing company in China, as Director of Finance until June 2013. In addition to his executive roles, Mr. Lau served as an independent director, chairman of audit committee and compensation committee member of Future FinTech Group, Inc. (Nasdaq: FTFT), a publicly traded company, from December 2014 to September 2024. Mr. Lau graduated from Monash University, Australia with a degree in commerce. Mr. Lau is a Certified Public Accountant of the Hong Kong Institute of Certified Public Accountants and CPA Australia.

Ethan Shen, Ph.D., Chief Technology Officer, has served as Chief Technology Officer since January 2025. Dr. Shen has deep expertise in translational medicine, new drug development, medical-grade health product development, and financial management. From 2001 to 2008, Dr. Shen served as the Key Account Manager at Novartis, where he managed projects and oversaw new drug submissions. His expertise spans R&D, innovation and entrepreneurship, financial management, as well as genetics and cellular technologies. Dr. Shen is currently director of EG BioMed and Shen Capital Co., Ltd. Dr. Shen graduated from Taipei Medical University with a degree in Pharmacy and holds a pharmacist license. Dr. Shen also holds a master’s degree in finance from Baruch College, CUNY, and executive MBA degrees from National Taiwan University and Fudan University. Dr. Shen obtained a Ph.D. in Translational Medicine from Academia Sinica and Taipei Medical University.

Executive Compensation

During our last financial year ended December 31, 2025, SL Bio and its subsidiary SL Bio Taiwan paid an aggregate of approximately US$1,097,250 in cash to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. We have not ever granted any stock options or restricted stock units to our named executive officers or directors as of the date of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF SL Bio

The following discussion and analysis provide information that SL Bio’s management believes is relevant to an assessment and understanding of SL Bio’s consolidated results of operations and financial condition. The discussion should be read together with the historical consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in the discussion in this section to “SL Bio”, “we”, “us” and “our” refer to the business and operations of SL Bio and its predecessors and consolidated subsidiaries.

The discussion may contain certain “forward-looking statements” based upon the current expectations of SL Bio’s management, which expectations involve risks and uncertainties. We do not undertake to update any forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” You should, however, consult further disclosures and risk factors included elsewhere in this proxy statement/prospectus. See the section entitled “Risk Factors.”

Overview

SL Bio specializes in developing innovative cellular and gene therapies. It began its business in 2023, and serves as a supplier of animal products to customers in Taiwan. Since June 2024, SL Bio has engaged in research and development in the biomedical industry, including with CD-19 Armed-T products and further extended this research and development to GDT cell therapy products for brain and pancreatic cancers in December 2024.

SL Bio was established as the holding company with the intention to perform reorganization of X-Source Future Technology Co., Ltd., a company incorporated in Taiwan in July 2022 (the “Reorganization”). On November 4, 2024, X-Source Future Technology Co., Ltd. changed its name to SL Bio Co., Ltd. (“SL Bio Taiwan”). On May 6, 2022, SL Link Co., Ltd. (“SL Link”), a company incorporated in Taiwan, commenced the research and development of the Exosome business and then decided to exercise the business reorganization and spin-off such business into a separate legal entity, SL Bio Taiwan. SL Link has continued its operation in semiconductor equipment design and service; and research and development of biomedical products business and referred to as the “OldCo”. SL Bio, through SL Bio Taiwan, manages the research, development and sales of Exosome products (Exosome Business), which was historically operated by the OldCo and, not as a standalone entity prior to the completion of the Reorganization transactions completed on June 14, 2024.

SL Bio is primarily engaged in sales of plant extract products and milk-derived exosome products to the customers in Taiwan. Early in June 2024, SL Bio obtained patents, technology and global market authorization from CytoArm the research and development of Bi-Specific antibodies for use in producing armed immune cells technology for application in blood cancer therapy. This cooperation leads SL Bio to commence the cancer therapeutics technology that marks a significant expansion of SL Bio’s research and development capabilities. On March 9, 2023, SL Link entered into a global exclusive license agreement with CytoArm (the “CytoArm License Agreement”) to license the patent and know-how of CD-19 Armed-T products (the “CD-19 Armed-T Licensed Patent”). On June 20, 2024, the license was transferred to us from SL Link in accordance with the patent transfer agreement (the “Patent Transfer Agreement”). Upon entering into the Patent Transfer Agreement, SL Link transferred the CD-19 Armed-T Licensed Patent, including the cooperation rights with CytoArm and the results generated from the CD-19 Armed-T products, to SL Bio, for $949,771, which is equivalent to the cost that SL Link incurred for research and development prior to the transfer. SL Bio bears the research and development costs of the CD-19 Armed-T products thereafter. CytoArm consented to the transfer of the CD-19 Licensed Patent to SL Bio and agreed to continue cooperating with SL Bio for the research and development of the CD-19 Armed-T products. On November 20, 2024, CytoArm, SL Bio, and SL Link entered into a supplementary agreement to confirm the transfer of the CD-19 Armed-T Licensed Patent from SL Link to the Group and clarified the transfer of the rights, obligations, and financial arrangements between the parties. Under the CytoArm License Agreement and the supplementary agreement, SL Bio continues to hold a perpetual, irrevocable, royalty-bearing, exclusive license to manufacture, use, import, offer to sell, and sell the CD-19 Armed-T products.

On December 27, 2024, SL Bio entered into two license agreements with JY BioMed for proprietary technology and technical data relating to GDT cells technology for pancreatic and brain cancer treatment in the global market. On April 28, 2025, SL Bio amended and restated its agreement with JY BioMed to, among other things, combine the two prior agreements into a single agreement, grant SL Bio exclusive licenses for pancreatic and brain cancer treatment, and adjust the total consideration.

The total consideration to JY BioMed under the amended and restated GDT Cells Licenses Agreement is $38 million and SL Bio is obligated to pay a royalty of 7% and 10% of the sales of the GDT cell therapy products for pancreatic and brain cancer treatment generated from JY BioMed Licenses, respectively. As of the date of this proxy statement/prospectus, $1 million of the total consideration was paid to JY BioMed for the initial research and development costs and material costs of the GDT cell therapy products for pancreatic and brain cancer treatment with $37 million remaining subject to the satisfaction of certain specified conditions and milestones. SL Bio will bear the future research and development costs of GDT cell therapy products thereafter. The term of licensed period of the GDT Cells Licenses is 20 years after the GDT cell therapy products are launched, unless terminated if there is a mutual recognition of significant delays or impossibility of completion, a material breach not corrected within thirty days, certain financial or organizational changes causing damage, delayed payments constituting a material breach, false reporting by SL Bio, or an incurable material breach.

Outlook

SL Bio’s vision is to be a leading provider of innovative and effective cellular therapies globally, transforming cancer treatment and regenerative medicine. The success of SL Bio will be dependent on an employee base that includes specialists with extensive medical and biological training. SL Bio will focus on product development, continuous improvement of its research and development capabilities with the partners, CytoArm and JY BioMed. We intend to accomplish this through new product development, acquisitions, licensing, the application of intellectual property unique to the medical industry, and through investing in research and development capabilities that enable us to compete globally. Further, SL Bio intends to continue increasing the market value of its intellectual property portfolio to support licensure of all its products globally.

Key Factors Affecting Our Performance

SL Bio believes that future success will be dependent on several key factors, including those discussed below. While these areas represent opportunities for us, they also represent challenges and risks that we must successfully address in order to continue the growth of our business and improve our results of operations.

Proven Capabilities Across a Broad Spectrum of Solutions

SL Bio has an extensive suite of solutions ranging from human-derived immune cells products for brain and pancreatic cancers treatments to milk-derived exosome skin care and plant extract haircare product sales. SL Bio faces competition from well financed biopharma companies and is working to distinguish itself through advancements which distinguish its solutions from the competition.

Notable Strategic Partnerships, Offering Validation and Growth Potential

SL Bio is an exosome products supplier, as well as having licensing partnerships with CytoArm for CD-19 Armed-T products and JY BioMed to develop GDT cell therapy products for brain and pancreatic cancer treatments. The length of the existing licensing partnerships and the establishment of new licensing partnerships will have a direct impact on SL Bio’s future revenues.

Proprietary Technology Supported by Licensing Agreements and IP Portfolio

Multi-decade, exclusive licensing agreements and owned, patented technology provides SL Bio with significant competitive first-mover advantage in each of its clinical markets.

Large and Underserved Markets for Each Solution Showcase Untapped Growth Potential

Multi-billion-dollar global market sizes over the next decade provide significant growth potential for SL Bio’s solutions. Entering large and underserved markets requires significant increases in production capacity, business development expenses, IT expenses, marketing expenses, labor costs related to employee headcount, and back-office support.

Strong Leadership Team with Deep Expertise in Biotech and Finance

SL Bio has a founder-led management team with experience in new drug development, medical-grade health product development, and financial management and accounting. Expansion of SL Bio will lead to increased costs to hire skilled labor with the level of expertise required to execute SL Bio’s expansion plans. The labor pool for expertise of the caliber required to execute SL Bio’s business plan is limited and will likely require significant expenditures related to salary and wages to attract qualified talent to the business.

Production Capacity

SL Bio may be required to make significant capital expenditures to execute its business plan. These capital expenditures would be invested in further research and development, facilities, production equipment and other expenses to support increases in production. To the extent SL Bio outsources production, its cost of revenue may be higher versus in-house production but may be offset in whole or in part because capital expenditures will be reduced.

Customer Demand

Favorable industry dynamics for blood, pancreatic and brain cancer therapeutics market present SL Bio with numerous growth opportunities. According to a report published by Market Research Future in April 2025, the global blood cancer therapeutics market size in 2025 was estimated to $42.32 billion and is estimated to grow to $73.66 billion in 2034 with a CAGR of 6.35%. According to Fortune Business Insights, the global pancreatic cancer treatment market is currently valued at approximately $3.30 billion and is projected to reach $10.69 billion by 2032, reflecting a strong compound annual growth rate. In the U.S., the market alone is expected to grow to about $5.25 billion by 2032, highlighting the country’s significant role in driving demand and innovation in cancer care. Similarly, the global brain tumor treatment market, valued at around $2.07 billion in 2024, is anticipated to rise to $4.42 billion by 2032. The U.S. market for brain tumor therapies is projected to reach $1.47 billion by 2030, demonstrating parallel momentum and growing commercial potential.

SL Bio’s licensors are uniquely positioned to address this growing demand given their modular and portable production design and anticipated high return on invested capital.

Commitment to Research and Expenses

According to the supplementary agreement entered into with CytoArm on November 20, 2024, in respect of the CD-19 Armed-T Licensed Patent, SL Bio is obligated to pay up to $4.1 million when certain conditions and milestones are satisfied and completed by CytoArm.

According to the amended and restated agreement entered into with JY BioMed on April 28, 2025, in respect of the JY BioMed GDT Cells Licenses, SL Bio is obligated to pay up to $37 million when certain conditions and milestones are satisfied and completed by JY BioMed.

Costs of Revenue

Our profitability may be affected by our ability to effectively manage our purchase costs of the exosome products from the single supplier in Taiwan. If purchase prices increase, we will have to offset these higher costs either through price increases to our customers. Our ability to control our costs is also dependent on our ability to negotiate with our supplier for a better price and our ability to source the products from other reliable suppliers in a cost-efficient manner. In addition, we expect that an increase in our sales volume will enable us to lower our purchase costs through economies of scale. Our royalty costs will also increase the costs of revenue in accordance with the increased revenue generated from the sales of licensed products and rendering of licensed services in future.

Regulatory Landscape

The sale and purchase of SL Bio’s products are subject to extensive federal, state, local, and foreign government laws. SL Bio is also subject to the rules and regulations of the U.S. Federal Drug Administration and various state and international agencies that control the export, import, distribution, and sale of medical products which will be developed from the CD-19 and GDT technologies in future. Such regulations may adversely affect demand for our products by imposing limitations that increase the costs or limit the availability of our products.

Results of Operations

Six Months Ended June 30, 2025 Compared to the Six Months Ended June 30, 2024

The following table presents summarized financial information taken from our condensed consolidated statements of operations for the six-month periods ended June 30, 2025 and June 30, 2024 (amounts in thousands):

	For the Six Months Ended
	June 30, 2025	June 30, 2024
Net revenue	$1,129	$1,223
Cost of revenue	(740)	(157)
Gross profit	389	1,066
General and administrative expenses	1,282	606
Research and development expenses	717	956
Selling and marketing expenses	—	—
Total operating expenses	1,999	1,562
Loss from operations	(1,610)	(496)
Other income (expenses)
Other income (expenses), net	(21)	21
Interest expenses	29	3
Total other income (expenses), net	8	24
Loss before income tax	(1,602)	(472)
Income taxes	—	48
Net loss	$(1,602)	$(424)

Net Revenue

Revenue for the six months ended June 30, 2025 (unaudited) consists of the following:

	Corporate Customer	Retail Customers	Total
Exosome concentrate	$1,023,295	$69,780	$1,093,075
Skin care products	1,160	9,046	10,206
Hair care products	3,349	22,608	25,957
Total	$1,027,804	$101,434	$1,129,238

Revenue for the six months ended June 30, 2024 (unaudited) consists of the following:

	Corporate Customer	Retail Customers	Total
Exosome concentrate	$—	$1,195,696	$1,195,696
Skin care products	—	6,890	6,890
Hair care products	—	20,154	20,154
Total	$—	$1,222,740	$1,222,740

Net revenue decreased by $93,502 or 8% from $1,222,740 for the six months ended June 30, 2024 to $1,129,238 for the six months ended June 30, 2025, as SL Bio switched the sales focus of the sale of exosome concentrate products to corporate customers in Taiwan from retail customers since the third quarter of 2024. SL Bio entered into a distribution agreement with a corporate distributor. It believes that the extension of sales channels from retail to corporate customers will enable the expansion of sales in long run.

On the other hand, the revenue from retail customers decreased due to SL Bio’s switch of sales strategy of exosome products to corporate customers during the six-month period.

Cost of Revenue

Cost of revenue increased by $583,159 or 371% from $157,013 for the six months ended June 30, 2024 to $740,172 for the six months ended June 30, 2025. Our cost of revenue consists primarily of purchase costs on products for resales. The increase in cost of revenue was higher than the increase of net revenue, which was primarily due to the increase of corporate sales with a lower margin during the six months ended June 30, 2025.

Gross Profit

In accordance with U.S. GAAP, SL Bio utilizes the lower of cost or net realizable value for determining its inventory value. Gross profit decreased $676,661 or 63% from $1,065,727 for the six months ended June 30, 2024 compared to $389,066 for the six months ended June 30, 2025, resulted from the lower margin for the corporate sales.

Operating Expenses

Total operating expenses increased by $437,468 or 28%, from $1,561,340 for the six months ended June 30, 2024 compared to $1,998,808 for the six months ended June 30, 2025. The increase was mainly caused by $676,305 or 112% increase in general and administrative expenses, primarily due to the increase in office salaries by $540,425 or 534% as SL Bio expanded the senior management team in early 2025. On the other hand, SL Bio incurred $717,022 for the research and development expenses of CD-19 Armed-T products and GDT cell therapy products during the six months ended June 30, 2025, which was decreased by $238,837 or 25% from $955,859 for the six months ended June 30, 2024.

Interest and Other Income (Expenses), Net

For the six months ended June 30, 2025, interest and other income, net decreased by $16,388 or 68% to $7,649 compared to the six months ended June 30, 2024 due primarily to the decrease in operating lease income generated from the lease of system and software owned by SL Bio to a clinic in Taiwan. SL Bio generated $21,261 from the operating lease arrangements for the six months ended June 30, 2024 and such operating lease arrangements were ceased effective in January 2025 and became nil for the six months ended June 30, 2025.

Net Income (Loss)

For the six months ended June 30, 2025, SL Bio had net loss of $1,602,089 compared to a net loss of $424,040 for the six months ended June 30, 2024.

Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023

The following table presents summarized financial information taken from our consolidated statements of operations for the year ended December 31, 2024 compared with the year ended December 31, 2023 (amounts in thousands):

	For the Year Ended
	December 31, 2024	December 31, 2023
Net revenue	$3,364	$879
Cost of revenue	(1,431)	(141)
Gross profit	1,933	738
General and administrative expenses	1,107	607
Research and development expenses	2,021	—
Selling and marketing expenses	1	34
Total operating expenses	3,129	641
(Loss) income from operations	(1,196)	97
Other income (expenses)
Other income (expenses), net	17	434
Interest expenses	45	2
Total other income (expenses), net	62	436
(Loss) income before income tax	(1,134)	533
Income taxes	(57)	(134)
Net (loss) income	$(1,191)	$399

Net Revenue

Revenue for the year ended December 31, 2024 consists of the following:

	Corporate Customers	Retail Customers	Total
Exosome concentrate	$1,665,645	$1,631,121	$3,296,766
Skin care products	—	20,917	20,917
Hair care products	—	45,920	45,920
Total	$1,665,645	$1,697,958	$3,363,603

Revenue for the year ended December 31, 2023 consists of the following:

	Corporate Customers	Retail Customers	Total
Exosome concentrate	$—	$871,043	$871,043
Skin care products	—	7,314	7,314
Hair care products	—	614	614
Total	$—	$878,971	$878,971

Net revenue increased by $2,484,632 or 283% from $878,971 for the year ended December 31, 2023 to $3,363,603 for the year ended December 31, 2024, since SL Bio started the sale of exosome concentrate products to corporate customers in Taiwan in the third quarter of 2024. SL Bio entered into a distribution agreement with a corporate distributor. It believes that the extension of sales channels from retail to corporate customers will enable the expansion of sales in the near future.

In addition, the revenue from retail customers also increased due to the increase in sales demand resulted from the increased branding and popularity of the Exosome products during the year.

Cost of Revenue

Cost of revenue increased by $1,289,879 or 915% from $140,963 for the year ended December 31, 2023 to $1,430,842 for the year ended December 31, 2024. Our cost of revenue consists primarily of purchase costs on products for resales. The increase in cost of revenue was higher than the increase of net revenue, which was primarily due to the increase of corporate sales with a lower margin during the year ended December 31, 2024.

Gross Profit

In accordance with U.S. GAAP, SL Bio utilizes the lower of cost or net realizable value for determining its inventory value.

We believe that, as we continue to grow net revenue through new markets and expanded distribution, our gross profit will also increase. We plan to accomplish this through the following:

•        improving the product sources;

•        increasing and diversifying our customer base and exploring new distribution channels;

•        introducing new product lines that carry higher margins;

•        establishing additional licensing agreements;

•        reducing purchase costs through greater purchasing power and scalability;

•        expanding strategic relationships with component providers;

Operating Expenses

Total operating expenses increased by $2,487,692 or 388%, from $641,180 for the year ended December 31, 2023 compared to $3,128,872 for the year ended December 31, 2024. The increase was mainly caused by $2,020,346 or 100% increase in research and development expenses of CD-19 Armed-T products and GDT cell therapy products incurred during the year ended December 31, 2024. SL Bio incurred $195,552 of research and development during the year ended December 31, 2022, for the research and development of cow milk exosome-based cosmetic products and plant-extract hair care products which were completed in late 2022. As these products were launched in 2023, no further research and developments were required to occur during the year ended December 31, 2023. On the other hand, there is also a $500,407 increase in general and administrative expenses, primarily due to the increase in legal and professional fees by $376,038 as SL Bio incurred the professional fees related to the group restructuring in 2024.

Interest and Other Income (Expenses), Net

For the year ended December 31, 2024, interest and other income, net decreased by $373,629 or 86% to $62,413 compared to the year ended December 31, 2023 due primarily to the decrease of $406,407 or 100% in other income received from the sales of testing items and samples of non-standard exosome products prior to the launching of the standard products to the market in 2023. On the other hand, SL Bio entered into an operating lease arrangement to a clinic in Taiwan to lease the system and software owned by SL Bio in May 2023, the income generated from the operating lease arrangements for the year ended December 31, 2024 is therefore increased by $13,181 or 45% to $42,251 from $29,070 compared to prior year.

Net Income (Loss)

For the year ended December 31, 2024, SL Bio had net loss of $1,191,333 compared to a net income of $399,035 for the year ended December 31, 2023.

Liquidity and Capital Resources

SL Bio has operated primarily as a development stage company since its formation. SL Bio recognized a net loss of $1,602,089 for the six months ended June 30, 2025, net loss of $424,040 for the six months ended June 30, 2024 and an accumulated deficit of $3,266,649 as of June 30, 2025. SL Bio recognized a net loss of $1,191,333 for the year ended December 31, 2024, net income of $399,035 for the year ended December 31, 2023 and an accumulated deficit of $1,664,560 as of December 31, 2024.

SL Bio has historically funded operations through private equity offerings and related party debt.

Pursuant to the Merger Agreement, SL Bio is required to use its reasonable best efforts to raise not less than $5.0 million of additional capital in one or more financings.

We believe that these financing activities will allow SL Bio to meet both its operating and debt obligations over the next year. However, our liquidity assumptions may prove to be incorrect, and we could utilize our available financial resources sooner than we currently expect. We also recognize that there can be no assurance that our forecast plan will be met. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section entitled “Risk Factors.”

We may need to raise additional funds to finance our operations through further equity or equity-linked offerings or debt financing arrangements. If we raise additional funds by issuing equity or equity-linked securities, the ownership of our existing shareholders will be diluted. If we raise additional financing by the incurrence of indebtedness, we will be subject to increased fixed payment obligations and could also be subject to restrictive covenants, such as limitations on our ability to incur additional debt, and other operating restrictions that could adversely impact our ability to conduct our business. See the section entitled “Risk Factors — Risks Related to SL Bio — SL Bio will need additional funding in order to implement its business plan.” SL Bio recognizes that there is no assurance that any such additional financing will be obtained or that the terms of such arrangements will be reasonable. If we are unable to obtain additional funds, we would also take other measures to reduce expenses to offset any shortfall.

Cash and Cash Equivalents and restricted cash

Cash and cash equivalents included cash on hand placed with banks or other financial institutions, which are unrestricted as to withdrawal and use and with an original maturity of three months or less. Cash balances that have restrictions as to withdrawal or usage as collateral for credit card service provided by a financial institution are considered restricted cash. As of June 30, 2025, SL Bio’s cash was approximately $3.5 million compared to $4.1 million at December 31, 2024. This decrease was primarily due to the increase of deferred offering costs of approximately $0.6 million for the six-months period ended. As of December 31, 2024, SL Bio’s cash was approximately $4.1 million compared to $439,354 at December 31, 2023. This increase was primarily due to an equity raise of approximately $7.2 million for the year, net of the change in Parent’s investment.

Cash Flows

The following table summarizes SL Bio’s cash flows for the year indicated (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2025	2024	2024	2023
Net cash provided by (used in) operating activities	$(134)	$3,100	$280	$(2,454)
Net cash provided by (used in) investing activities	(318)	—	123	(183)
Net cash provided by (used in) financing activities	(614)	3,116	3,066	2,861

Cash Flows Provided by (Used in) Operating Activities

Net cash used in operating activities for the six months ended June 30, 2025 was $134,157, primarily related to the net loss for the six-months period ended of $1,602,089, offset by a decrease in inventories of $650,498 and an increase in amount due to an affiliate of $444,477.

Net cash provided by operating activities for the six months ended June 30, 2024 was $3,100,164, primarily related to an increase in amount due to an affiliate of $3,423,634, offset by the net loss for the six-months period ended of $424,040.

Net cash provided by operating activities for the year ended December 31, 2024 was $280,158, primarily related to a decrease in advance to supplier by $1,399,886, offset by the net loss for the year of $1,191,333.

Net cash used in operating activities for the year ended December 31, 2023 was $2,454,261, primarily related to an increase in inventories and advance to supplier of $1,492,574 and $1,443,279, respectively, offset by net income for the year of $399,035.

Cash Flows Provided by (Used in) Investing Activities

Net cash used in investing activities for the six months ended June 30, 2025 was $317,676, driven by the acquisition of plant and equipment.

Net cash provided by or used in investing activities for the six months ended June 30, 2024 was nil.

Net cash provided by investing activities for the year ended December 31, 2024 was $123,283, primarily driven by the proceeds on disposal of plant and equipment.

Net cash used in investing activities during the year ended December 31, 2023 was $182,984, driven by the acquisition of plant and equipment.

Cash Flows Provided by Financing Activities

Net cash used in financing activities for the six months ended June 30, 2025 was $614,373, consisting of deferred offering costs.

Net cash provided by financing activities for the six months ended June 30, 2024 was $3,116,076, consisting primarily of net proceeds from equity financings offset by the net change in the Parent’s investment prior to the completion of the Reorganization in June 2024.

Net cash provided by financing activities for the year ended December 31, 2024 was $3,066,076, consisting primarily of net proceeds from equity financings offset by the net change in the Parent’s investment prior to the completion of the Reorganization in June 2024 and deferred offering costs.

Net cash provided by financing activities during the year ended December 31, 2023 was $2,860,895, consisting of net change in the Parent’s investment.

Commitments and Contingencies

SL Bio’s commitments include our operating lease liabilities.

The following table summarize our contractual obligations and other commitments for cash expenditures as of June 30, 2025 and the years in which these obligations are due as follows (in thousands):

	Payments Due In
	Less than 1 year	1 – 2 years	2 – 3 years	3 – 4 years	4 – 5 years	Thereafter	Total
Operating lease liabilities(a)	$155	151	—	—	—	—	306
Total commitments	$155	151	—	—	—	—	306

____________

(a)      During the six months June 30, 2025, SL Bio entered into an operating lease agreement with a third party lessor that commenced on January 1, 2025. The term of the operating lease agreement runs through May 2027. Under the operating lease, SL Bio pays monthly rent of NTD417,053 ($14,327) through May 2025 and thereafter the monthly rent will increase to NTD429,145 ($14,742).

According to the supplementary agreement entered into with CytoArm on November 20, 2024, in respect of the CD-19 Armed-T Licensed Patent, SL Bio is obligated to pay up to $4.1 million when certain conditions and milestones are satisfied and completed by CytoArm.

According to the amended and restated agreement entered into with JY BioMed on April 28, 2025, in respect of the GDT Cells Licenses, SL Bio is obligated to pay up to $37 million when certain conditions and milestones are satisfied and completed by JY BioMed.

Off-Balance Sheet Arrangements

As of June 30, 2025, December 31, 2024, we did not engage in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Issued and Adopted Accounting Standards

See Note 2 to SL Bio’s consolidated financial statements, included elsewhere in this proxy statement/prospectus, for a full description of recent accounting pronouncements, including the actual and expected dates of adoption and estimate effects on our consolidated results of operations and financial condition, which is incorporated herein by reference.

Significant Accounting Policies

Inventories

Inventories are accounted for using weighted average costing method and are stated at the lower of cost or net realizable value. SL Bio has established the policy of writing-down potential obsolete or slow-moving inventories is recorded as cost of revenue based on management’s assumptions about future demands and market conditions. There were no write-downs of inventory during the years ended December 31, 2024 and 2023, or for the six months ended June 30, 2025 and 2024.

Impairment of Long-Lived Assets

SL Bio reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amounts of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. There was no impairment of long-lived assets recorded for the years ended December 31, 2024 and 2023, or for the six months ended June 30, 2025 and 2024.

Revenue Recognition

SL Bio recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

1.      Identify the contract with a customer

2.      Identify the performance obligations in the contract

3.      Determine the transaction price

4.      Allocate the transaction price to the performance obligations in the contract

5.      Recognize revenue when, or as, performance obligations are satisfied

As of June 30, 2025, SL Bio engages in the sales of exosome products to retail and corporate customers. Products are marketed and sold to the consumers in Taiwan, and all sales and property and equipment are within Taiwan.

With the acquiring of the patents with CytoArm and JY BioMed, we intend to develop cell therapy products for the submission of an IND and the eventual submission of an NDA to the U.S. FDA, with the goal of obtaining approval for these products to treat blood, pancreatic, and brain cancers. Revenue is recognized when its customer obtains control of promised goods provided in an amount that reflects the consideration which SL Bio expects to receive in exchange for those goods. SL Bio’s revenue from contracts with customers is derived from product revenue principally from the sale of products directly to its customers and presents revenue net of value-added tax (“VAT”).

The timing of product revenue recognition is a matter of judgment that depends on the relevant facts and circumstances to determine when the customer obtains control of the products being delivered. Revenues are recognized at the point in time when SL Bio has completed its performance obligation under the contract to deliver and transfer title of the products to the customer, which is generally upon shipment or when the customer accepts the product at their location. SL Bio does not offer sales rebates to its customers. Any discount will be net of the revenue at the time of the sale. Additionally, SL Bio does not provide its customers with the right to return product (except for quality issues). The customer is required to perform a product quality check immediately upon delivery of the products and any issue must be reported to SL Bio within a few days if identifying a quality issue.

Prior to the launching of SL Bio’s standard exosome products to market in 2023, some customers purchased the testing items and samples from SL Bio, in which the products are not standardized. Thus, the requirement of ASC 606 is not fully satisfied and SL Bio recognized the receipt from such service as other income and recognized on cash basis upon received.

SL Bio entered into an operating leasing arrangement to a clinic in Taiwan to lease the system and software owned by itself in May 2023. The lease term was originally expiring in April 2028, but the operating leasing arrangement was terminated in December 2024. SL Bio receives income from operating leases based on the fixed required rents (base rent) per the lease agreements. Rent revenue from base rents is recorded on the straight-line method, when collectability of the lease payments is deemed probable, over the terms of the related lease agreements. Operating lease revenue, as recorded on the straight-line method, in the statements of operation is recorded as other income. SL Bio recognized $42,251 and $29,070 of income from the leasing arrangement to the clinic for the years ended December 31, 2024 and 2023, respectively, and recognized nil and $21,261 of income from the leasing arrangement to the clinic for the six months ended June 30, 2025 and 2024, respectively.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

References in this section to “we”, “our”, “us” and the “Company” generally refer to SL Bio and its consolidated subsidiaries, prior to the Business Combination and PubCo and its consolidated subsidiaries after giving effect to the Business Combination.

Management and Board of Directors

The following table sets forth the persons HSPT and SL Bio anticipate will become the directors and executive officers of PubCo.

Name	Age	Position
William Wang Ching-Dong	54	Chief Executive Officer, Director, and Chairman of Board
Ray Leung	44	Chief Financial Officer
Johnson Lau	52	Vice President of Finance
Ethan Shen, Ph.D.	48	Chief Technology Officer and Director
Kwo-Liang Chen	65	Independent Director Nominee
Mingche Liu, M.D., Ph.D.	52	Independent Director Nominee
John C. General	63	Independent Director Nominee

The PubCo Board is expected to be composed of five directors, consisting of zero HSPT designee and five SL Bio designees (at least three of whom shall be “independent directors”). Additionally, certain current SL Bio management personnel will become officers of PubCo. To qualify as an “independent director” under the Merger Agreement, a designee shall both (i) qualify as “independent” under the rules of the Nasdaq Stock Market and (ii) not have had any business relationship with either HSPT or SL Bio or any of their respective subsidiaries, including as an officer or director thereof, other than for a period of less than six months prior to the date of the Merger Agreement.

Biographical information concerning the anticipated directors and executive officers of PubCo is set forth below.

A description of the business experience of William Wang, Ray Leung, Johnson Lau, and Ethan Shen, Ph.D. is provided above under the heading “Management of SL Bio — Board of Directors and Executive Officers.”

Kwo-Liang Chen, Independent Director Nominee, will serve as a Director of PubCo following the consummation of the Business Combination. Mr. Chen has served as Deputy Director-General at Hsinchu Science Park Bureau, National Science and Technology Council of Taiwan (NSTC) from July 2024 till now. From July 2022 to July 2024, he served as Director-General at the Department of Foresight and Innovation Policies, NSTC. From September 2020 to July 2022, he served as Director-General at the Department of Foresight and Innovation Policies, Ministry of Science and Technology (MOST) of Taiwan. From January 2018 to September 2020, Mr. Chen served as Chief Secretary at the Small and Medium Enterprise Administration, Ministry of Economic Affairs of Taiwan (MOEA). Mr. Chen received his Doctor of Philosophy degree from the Department of Business Administration, National Chiao Tung University (now part of National Yang Ming Chiao Tung University) in 2004.

Mingche Liu, M.D., Ph.D., Independent Director Nominee, will serve as a Director of PubCo following the consummation of the Business Combination. Dr. Liu has served as the vice superintendent at Taipei Cancer Center, Taipei Medical University from August 2025. He has also served as the professor at School of Dental Technology, Taipei Medical University from February 2024 and the director of the Division of Urology, Taipei Medical University Hospital from August 2021. From February 2022 to July 2024, Dr. Liu served as the vice dean of the Office of Human Research, Taipei Medical University. Dr. Liu received his M.D. degree from the School of Medicine, Taipei Medical University in 1999 and the Ph.D. degree from the School of Dentistry, Taipei Medical University in 2014.

John C. General, Independent Director Nominee, will serve as a Director of PubCo following the consummation of the Business Combination. Mr. General serves as the Vice President of Revenue Accounting for Moody’s Corporation where he is responsible for the technical analysis of transactions and the assurance of the proper recognition and recording of transactions relating to revenue recognition. He served as an advisor to Workday and Google regarding revenue recognition for complex contract arrangements. He served as Senior Manager of Global Revenue Assurance for Avaya, responsible for the appropriate recognition of revenue under current accounting standards, and review of transactions for audit purposes from April 2013 to June 2020. He served as a manager of financial operations for Bed Bath & Beyond, Value Services Inc., responsible for the controllership and compliance reporting for the company’s gift card business for all retail concepts from July 2010 to April 2013. He served as a director in the department of SOX Implementation for Virgin Mobile, responsible for ensuring SOX compliance from July 2004 to March 2009. From September 1986 to December 2003, he served in various positions at AT&T Corp., where he last served as a Financial Director responsible for revenue assurance and billing operations. He holds a license as a Certified Public Accountant, a certificate in Senior Executive Education from Columbia University, an MBA in Finance from Rutgers University, and bachelor’s degrees in both economics and accounting from Fairleigh Dickinson University.

Corporate Governance

We will structure our corporate governance in a manner HSPT and SL Bio believe will closely align our interests with those of our shareholders following the Business Combination. Notable features of this corporate governance include:

•        we will have a majority of independent directors and independent director representation on our audit, compensation, and nominating and corporate governance committees immediately following the consummation of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•        at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•        we will implement a range of other corporate governance practices, including implementing a robust director education program.

Emerging Growth Company

Upon consummation of the Business Combination, PubCo will be an “emerging growth company” as defined in the JOBS Act. PubCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which PubCo has total annual gross revenue of at least $1.235 billion or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of PubCo’s prior second fiscal quarter, PubCo has been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which PubCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. PubCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that PubCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Furthermore, even after PubCo no longer qualifies as an “emerging growth company,” as long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies as further described below.

Controlled Company

PubCo is, and after the consummation of the Transactions will be, a “controlled company” under the Listing Rules of Nasdaq, and may be exempt from certain corporate governance requirements other than those exemptions available to foreign private issuers discussed herein. See “Risk Factors — As a “controlled company” under the rules of the Nasdaq Capital Market, PubCo may choose to exempt itself from certain corporate governance requirements that could have an adverse effect on our public shareholders.”

Foreign Private Issuer Status

As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act requiring the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, PubCo will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. PubCo will also be permitted to follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, PubCo’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

Corporate Governance Practices and Foreign Private Issuer Status

PubCo is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, PubCo is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, PubCo is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. PubCo is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, PubCo’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of PubCo Ordinary Shares. Accordingly, after the Business Combination, if you continue to hold PubCo Ordinary Shares, you may receive less or different information about PubCo than you currently receive about HSPT.

In addition, as a “foreign private issuer”, PubCo is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. PubCo currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of PubCo that it does follow, PubCo cannot give assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow PubCo to follow its home country practice. Unlike the requirements of Nasdaq, PubCo is not required, under the laws of the Cayman Islands, to have its board consist of a majority of independent directors, nor is PubCo required to have a compensation committee, a nominating or a corporate governance committee consisting entirely of independent directors, or to have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of PubCo Ordinary Shares.

Term of office of directors

Pursuant to our Amended PubCo Charter, an appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the director, if any; but no such term shall be implied in the absence of express provision.

Independence of our Board of Directors

PubCo currently expects that upon consummation of the Business Combination, three out of its five directors will be independent directors and PubCo’s Board will have an independent audit committee, nominating and corporate governance committee, and compensation committee. We anticipate that Kwo-Liang Chen, Mingche Liu, and John C. General will be “independent directors,” as defined in Nasdaq listing standards and applicable SEC rules.

Board Committees

Audit Committee

Our audit committee will be responsible for, among other things

•        appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•        discussing with our independent registered public accounting firm their independence from management;

•        reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;

•        overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing our policies on risk assessment and risk management;

•        reviewing related person transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon consummation of the Business Combination, we anticipate that PubCo’s audit committee will consist of Kwo-Liang Chen, Mingche Liu, and John C. General, each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members will meet the requirements for financial literacy under applicable SEC and Nasdaq rules and John C. General will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. John C. General will serve as the chair of the audit committee.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•        reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•        overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•        reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•        making recommendations to our board of directors regarding the compensation of our directors; and

•        retaining and overseeing any compensation consultants.

Upon consummation of the Business Combination, we anticipate that PubCo’s compensation committee will consist of Kwo-Liang Chen, Mingche Liu, and John C. General, each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership, including the heightened independence standards for members of a compensation committee. Kwo-Liang Chen will serve as the chair of the compensation committee.

Nominating and Corporate Governance Committee

Our nominating committee will be responsible for, among other things:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies or add additional member on the board of directors;

•        overseeing succession planning for our Chief Executive Officer and other executive officers;

•        reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•        overseeing an evaluation of the effectiveness of our board of directors and its committees; and

•        developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines.

Upon consummation of the Business Combination, we anticipate that PubCo’s nominating and corporate governance committee will consist of Kwo-Liang Chen, Mingche Liu, and John C. General, each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to nominating and corporate governance committee membership. Mingche Liu will serve as the chair of the nominating and corporate governance committee.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Code of Ethics

PubCo’s Board will adopt a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics will be available on PubCo’s website. In addition, PubCo intends to post on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to PubCo’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on PubCo’s website into this proxy statement/prospectus.

Compensation of Directors and Officers

Following the Closing of the Business Combination, we expect PubCo’s executive compensation program to reflect SL Bio’s compensation policies and philosophies, as they may be modified and updated from time to time.

Following the Closing of the Business Combination, we expect that decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of the PubCo Board. Following the consummation of the Business Combination, we intend to adopt an appropriate non-employee director compensation program pursuant to which our non-employee directors will be eligible to receive a combination of an annual cash retainer, meeting fees, and equity-based awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the expected beneficial ownership of PubCo Ordinary Shares immediately following the consummation of the Business Combination by:

•        each person who is expected to beneficially own 5.0% or more of the outstanding PubCo Ordinary Shares;

•        each executive officer and director nominee of PubCo; and

•        all of those executive officers and director nominees of PubCo as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

The expected beneficial ownership of shares of PubCo Ordinary Shares immediately following the consummation of the Business Combination assumes two scenarios:

•        a “no redemption” scenario where no HSPT Public Shareholders exercise redemption rights with respect to their HSPT Public Shares; and

•        a “maximum redemption” scenario where a maximum of 6,634,427 HSPT Public Shares issued and outstanding as of the Closing are redeemed, resulting in an aggregate cash payment of approximately $68.1 million from the Trust Account based on an assumed redemption price of $10.53 per share.

Based on the foregoing assumptions, we estimate that there would be 566,591,350 PubCo Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 559,956,923 PubCo Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario assuming that holders of outstanding promissory notes evidencing HSPT working capital loans and extension loans elect not to convert their notes into HSPT private units and there is no Transaction Financing. If the actual facts are different from the foregoing assumptions, ownership figures in the following table will be different.

Ordinary Shares Beneficially Owned Immediately After Closing of the Business Combination
		Assuming No Redemption	Assuming Maximum Redemption
	Number of PubCo Ordinary Shares	% of PubCo Voting Power	% of PubCo Voting Power
Directors Nominees and Executive Officers(1)
William Wang(2)	333,832,129	58.9%	59.6%
Ray Leung	—	—	—
Johnson Lau	—	—	—
Ethan Shen, Ph.D.	—	—	—
Kwo-Liang Chen	—	—	—
Mingche Liu, M.D., Ph.D.	—	—	—
John C. General	—	—	—

All Director Nominees and Executive Officers as a Group	333,832,129	58.9%	59.6%
5.0% Shareholders
SL Link Holding Ltd.(2)	333,832,129	58.9%	59.6%

Notes:

____________

*        Representing less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o SL Science Holding Limited, 11th Floor, No. 479 Chongyang Road, Nangang District, Taipei, Taiwan R.O.C. 115010.

(2)      Following the consummation of the Business Combination, Mr. Wang’s equity interest in the PubCo will be beneficially owned through (i) SL Link Holding Ltd., a company incorporated in the Cayman Islands which is owned equally by Mr. Wang and his spouse and (ii) SL Link Co., Ltd., a company incorporated in Taiwan and controlled by Mr. Wang. On January 5, 2026, SL Link Co., Ltd. and an individual shareholder of SL Bio entered into a securities transfer agreement, pursuant to which the individual shareholder sold 30,000 ordinary shares of par value $0.1 each of SL Bio to SL Link Co., Ltd. at a purchase price of US$66.67 per share. Upon consummation of the Business Combination, Mr. Wang will be the beneficial owner of 329,286,823 PubCo Ordinary Shares through SL Link Holding Ltd. and 4,545,306 PubCo Ordinary Shares through SL Link Co., Ltd.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

HSPT Relationships and Related Party Transactions

Unless the context otherwise requires, all references in this subsection to the “Company,” “HSPT”, “we,” “us” or “our” refer to the business of HSPT prior to the consummation of the Business Combination.

Founder Shares

On March 21, 2023, the Company issued one ordinary shares of a par value of $0.0001 to the Sponsor without consideration. On July 26, 2024, the Sponsor acquired 1,725,000 ordinary shares (“Founder Shares”) for a purchase price of $25,000, or approximately $0.0145 per share and surrendered 1 ordinary share, all share amounts have been retroactively restated to reflect this issuance and surrender of 1 ordinary shares. On August 2, 2024, Sponsor transferred (i) to each independent director nominee 20,000 Founder Shares, in the aggregate amount of 60,000 Founder shares, and (ii) to Chief Financial Officer, 10,000 Founder Shares, all at the original purchase price of $0.0145 per share when the Sponsor acquired such shares.

As of December 31, 2024, there were 1,725,000 Founder Shares issued and outstanding.

Promissory Note — Related Party

On July 25, 2024, the Company entered into a promissory note agreement, pursuant which the Sponsor agreed to loan the Company up to $500,000 to be used for a portion of the expenses of the IPO.

On July 5, 2025, the Company issued an unsecured promissory note in the principal amount of $300,000 to its Sponsor, to provide additional working capital. The promissory note bears no interest and is payable on the earlier of the consummation of a Business Combination or the Company’s termination date. At the Sponsor’s discretion, the promissory note may be converted into private placement units upon completion of the Business Combination at a conversion price of $10.00 per unit, each consisting of one ordinary share and one right. The proceeds were funded via wire transfer on July 7, 2025.

As of September 30, 2025 and December 31,2024, the Company had drawn $300,000 and $0 on the promissory note.

Amount Due to Related Party

Amount due to related party represents advancement made by the Sponsor to the Company to pay formation expenses and a portion of the expenses of the IPO. As of December 31, 2024 and, 2023, the Company had amount due to related party amounted to $254,484 and $0, respectively.

Working Capital Loans

In order to meet with the Company’s working capital needs following the consummation of the IPO or to extend the Company’s life, the Company’s founders, officers and directors or their affiliates/designees may, but are not obligated to, loan the Company funds, from time to time or at anytime, in whatever amount they deem reasonable in their sole discretion. Each loan (“Working Capital Loans”) would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial Business Combination, without interest, or, at the lender’s discretion, up to $2,500,000 of the notes may be converted upon consummation of our Business Combination into working capital units (“the Working Capital Units”) at a price of $10.00 per unit in addition to the convertible notes in connection with the potential extensions. The Company’s shareholders have approved the issuance of the units and underlying securities upon conversion of such notes, to the extent the holder wishes to so convert them at the time of the consummation of the initial Business Combination. If the Company do not complete a Business Combination, the loans will not be repaid.

The Working Capital Units would be identical to the Private Units sold in the Private Placement. The terms of such loans by the Sponsor or its affiliates, if any, have not been determined and no written agreements exist with respect to such loans.

As of December 31, 2024 and, 2023, the Company had no borrowings under the Working Capital Loans.

Administrative Support Services

Commencing on the date that the Company’s securities are first listed on NASDAQ through the earlier of consummation of the Company’s initial Business Combination and liquidation, the Company will pay an affiliate of Sponsor a total of $10,000 per month for office space, administrative and support services.

On February 5, 2025, upon the approval of the Board and Audit Committee of the Company, the Company and the Sponsor agreed to waive full payment of the Administrative Service Fee.

Related Party Policy

We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

We have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, our audit committee, pursuant to a written charter that we adopted, will be responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our founders unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA, or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire, or an independent accounting firm that our initial business combination is fair to our company from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments will be made to our founders, existing officers, directors or advisors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination although we may consider cash or other compensation to officers or advisors we may hire subsequent to the IPO to be paid either prior to or in connection with our initial business combination. In addition, the following payments will be made to our founders or their affiliates, none of which will be made from the proceeds of the IPO held in the trust account prior to the completion of our initial business combination:

•        reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations;

•        repayment at the closing of our initial business combination of loans which may be made by our founders or an affiliate of our founders to finance transaction costs in connection with an intended initial business combination, to meet our working capital needs or to extend our life, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $2,500,000 of such loans may be convertible into working capital units, at a price of $10.00 per unit at the option of the lender in addition to the convertible notes in connection with the potential extensions. Such working capital units are identical to the private units sold in the private placement; and

Our audit committee will review on a quarterly basis all payments that were made to our founders or their affiliates.

Director Independence

The NASDAQ listing standards require that a majority of our Board of Directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). We have three “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our board has determined that James Jiayuan Tong, Qian (Hebe) Xu, and Tianchen Cai are independent directors under applicable SEC and NASDAQ rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

SL Bio and PubCo Relationships and Related Party Transactions

As of June 30, 2025, the amount due to an affiliate was consisted of the following:

Name	Amount	Relationship	Note
JY BioMed	$491,429	Company owned by our CTO of the Company, Dr. Shen	Other payables, interest free and payment on demand.

As of December 31, 2024 and 2023, SL Bio had no amounts due from or to any affiliates.

In January 2023, SL Bio entered into an operating lease arrangement with SL Link to lease part of its office premises in Taiwan. The lease has the initial term of 53 months from January 1, 2023 to May 31, 2027, but the lease was cancelled in December 2024. As of December 31, 2024 and 2023, the lease has the outstanding lease term of nil and 41 months, respectively. In January 2023, SL Bio also entered into a corporate and administrative service agreement with SL Link for the general corporate and accounting services in Taiwan, and it was terminated in December 2024.

During the six months ended June 30, 2025, the Group had the following transaction with affiliates:

Name	Amount	Relationship	Note
JY BioMed	$448,571	Company owned by our CTO of the Company, Dr. Shen	Research and development costs paid for GDT Cells Licenses to the Group

During the six months ended June 30, 2024, the Group had the following transaction with affiliates:

Name	Amount	Relationship	Note
SL Link	$84,435	Company owned by a director and a shareholder of the Company, Mr. Wang	Operating leasing income for the rental of office premise from the Group
SL Link	$40,506	Company owned by a director and a shareholder of the Company, Mr. Wang	Expenses for general corporate and accounting services provided to the Group
SL Link	$955,859	Company owned by a director and a shareholder of the Company, Mr. Wang	Research and development costs paid for the transfer of the CD-19 Patent to the Group

During the year ended December 31, 2024, SL Bio had the following transactions with affiliates:

Name	Amount	Relationship	Note
SL Link	$167,795	Company owned by a director and a shareholder of SL Bio, Mr. Wang	Operating leasing income for the rental of office premise to the Group
SL Link	$80,496	Company owned by a director and a shareholder of SL Bio, Mr. Wang	Expenses for general corporate and accounting services provided to the Group
SL Link	$949,771	Company owned by a director and a shareholder of SL Bio, Mr. Wang	Research and development costs paid for the transfer of the CD-19 Patent to the Group
JY BioMed	$964,823	Company owned by our Chief Technology Officer of the Company, Dr. Shen	Research and development costs paid for GDT Cells Licenses to the Group

During the year ended December 31, 2023, SL Bio had the following transaction with affiliates:

Name	Amount	Relationship	Note
SL Link	$173,173	Company owned by a director and a shareholder of SL Bio, Mr. Wang	Operating leasing income for the rental of office premise to the Group
SL Link	$83,076	Company owned by a director and a shareholder of SL Bio, Mr. Wang	Expenses for general corporate and accounting services provided to the Group

Spin-off and Reorganization

SL Link Co., Ltd. (“SL Link”), a company incorporated in Taiwan, was primarily engaged in three segments: (i) semiconductor equipment design and service; (ii) research and development of biomedical products and (iii) research, development and sales of exosome products (the “Exosome Business”). In June 2022, SL Link decided to separate the Exosome Business for a potential spin-off (the “Reorganization”). In July 2022, X-Source Future Technology Co., Ltd. (“X-Source Future”) was formed as a subsidiary of SL Link to operate Exosome Business. In March 2024, SL Bio was established for the purpose to complete the Reorganization. On June 14, 2024, SL Bio acquired X-Source Future as its subsidiary and commenced operation the Exosome Business, as a result of which, the Reorganization was completed. On November 4, 2024, X-Source Future changed its name to SL Bio Co., Ltd. (“SL Bio Taiwan”).

Following the Reorganization, SL Link continues its operation in semiconductor equipment design and service; and research and development of biomedical products business. SL Bio, through SL Bio Taiwan, manages the research, development and sales of Exosome products. Although SL Link has a segment of research and development of biomedical products, it is focused on research and development of liver cancer treatment, which is different from our focus on research and development of biomedical products. Therefore, SL Link and SL Bio have different research and development teams and development different therapeutic drug candidates. Furthermore, SL Link’s primary business is operation of semiconductor equipment design and service, and to our knowledge, it does not plan to expand its biomedical product candidate to compete against ours. Notwithstanding the foregoing, we expect to enter into a non-compete agreement with SL Link immediately prior to the consummation of the Business Combination whereby SL Link will agree not to compete with SL Bio with regards to CD-19 Armed-T products and GDT cell therapy product candidates for pancreatic and brain cancer treatments.

DESCRIPTION OF PUBCO’S SHARE CAPITAL

In this section, unless the context otherwise requires, the terms “we,” “our,” “our company” and “us” refer to PubCo following the Business Combination.

A summary of the description of PubCo’s share capital and material provisions of the Amended PubCo Charter immediately following the consummation of the Business Combination is described below. This summary is not complete and should be read together with the Amended PubCo Charter, a copy of which is appended to this proxy statement/prospectus as Annex C. PubCo is a Cayman Islands exempted company with limited liability and immediately following consummation of the Business Combination, its affairs will be governed by the Amended PubCo Charter, as amended from time to time, the Cayman Companies Act, and the common law of the Cayman Islands.

Ordinary Shares

Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 50,000 ordinary shares of par value US$1.00 par value each. Prior to consummation of the Business Combination, we will undertake a share subdivision at a ratio of 1 to 10,000 with effect from the First Closing. As of the date of this prospectus, there is one (1) share issued and outstanding.

Subject to the provisions of the Cayman Companies Act and our Amended PubCo Charter regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Amended PubCo Charter:

•        the directors may pay interim dividends or declare final dividends in accordance with the respective rights of our shareholders if it appears to them that they are justified by the financial position of us and that such dividends may lawfully be paid; and

•        our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie. Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

A resolution put to the vote of our general meeting shall be decided on a poll. Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a special resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Act, our shareholders may, by ordinary resolution:

•        increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

•        consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•        convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

•        sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•        cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

•        either alone or jointly with any other person, whether or not that other person is a shareholder; and

•        whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the Amended PubCo Charter. We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the Amended PubCo Charter) and, within 14 clear days of the date on which the notice is deemed to be given under the Amended PubCo Charter, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by us.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any capital call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited. If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit. A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount. A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is our director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

•        issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

•        with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

•        purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Subject to any applicable requirements set forth in the Amended PubCo Charter and provided that a transfer of ordinary shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

•        where the ordinary shares are fully paid, by or on behalf of that shareholder; and

•        where the ordinary shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into our register of members.

Where the ordinary shares in question are not listed on or subject to the rules of the Nasdaq Capital Market, our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of ordinary shares;

•        the instrument of transfer is properly stamped, if required;

•        the Ordinary Share transferred is fully paid and free of any lien in favor of us;

•        any fee related to the transfer has been paid to us; and

•        the transfer is not more than four joint holders.

If our directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 clear days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 clear days in any year.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records (except for the memorandum and articles of association of our company, any special resolutions passed by our company and the register of mortgages and charges of our company).

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten (10) percent of the rights to vote at such general meeting in accordance with the notice provisions in the Amended PubCo Charter, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting within 21 clear days from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least five (5) clear days’ notice of a general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting. If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors. The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for more than seven clear days, notice of the adjourned meeting shall be given in accordance with the Amended PubCo Charter.

At any general meeting a resolution put to the vote of the meeting shall be decided on a poll. A poll shall be taken in such manner as the chairman directs. In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

Directors

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine. The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

A director may be removed by ordinary resolution. A director may at any time resign from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the Amended PubCo Charter, the office of a director may be terminated forthwith if:

•        he is prohibited by the law of the Cayman Islands from acting as a director;

•        he is made bankrupt or makes an arrangement or composition with his creditors generally;

•        he resigns his office by notice to us;

•        he only held office as a director for a fixed term and such term expires;

•        in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

•        he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

•        he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

•        without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and the Amended PubCo Charter, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles. To the extent allowed by the Cayman Companies Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors.

Prior to the consummation of the Business Combination, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee. The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the Amended PubCo Charter. The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A general notice by any director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm, shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest. After such notice, subject to the applicable listing rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein. If he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered.

Capitalization of Profits

The directors may resolve to capitalize:

•        any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

•        any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the Amended PubCo Charter and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

•        to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

•        to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

•        the names and addresses of our shareholders, and, a statement of the shares held by each shareholder, which:

•        distinguishes each share by its number (so long as the share has a number);

•        confirms the amount paid, or agreed to be considered as paid, on the shares of each shareholder;

•        confirms the number and category of shares held by each shareholder; and

•        confirms whether each relevant category of shares held by a shareholder carries voting rights under the Amended PubCo Charter, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a shareholder; and

•        the date on which any person ceased to be a shareholder.

Under the Cayman Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

This section describes the material differences among the rights of HSPT shareholders before the consummation of the Business Combination, the rights of SL Bio shareholders before the consummation of the Business Combination, and the rights of PubCo shareholders after the Business Combination. These differences in shareholder rights result from the differences among the respective governing documents of HSPT, SL Bio and PubCo.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. HSPT shareholders are urged to carefully read the relevant provisions of the Amended PubCo Charter that will be in effect as of consummation of the Business Combination (which form is included as Annex C to this proxy statement/prospectus) to be compared against the Existing HSPT Charter. References in this section to the Amended PubCo Charter are references thereto as they will be in effect upon consummation of the Business Combination. However, the Amended PubCo Charter may be amended at any time prior to consummation of the Business Combination by mutual agreement of HSPT and SL Bio or after the consummation of the Business Combination by amendment by means of a special resolution of PubCo’s shareholders and otherwise in accordance with their terms. If the Amended PubCo Charter are amended, the below summary may cease to accurately reflect the Amended PubCo Charter as so amended. Capitalized terms used but not otherwise defined in the following table shall have the respective meanings ascribed to such terms in the Existing HSPT Charter, SL Bio’s currently effective Amended and Restated Memorandum and Articles of Association, or the Amended PubCo Charter, as the case maybe.

HSPT	SL Bio	PubCo
Authorized Share Capital
US$50,000 divided into 490,000,000 ordinary shares of a par value of US$0.0001 each and 10,000,000 preference shares of a par value of US$0.0001 each.	US$500,000 divided into 5,000,000 shares of a nominal or par value of US$0.1 each.	US$50,000 divided into 500,000,000, ordinary shares of par value US$0.0001 each
Number and Classes of Directors

There shall be a board of directors consisting of not less than one person provided however that the company may by ordinary resolution increase or reduce the limits in the number of directors.

There is no separate classes of directors.

	The number of Directors shall be not less than one, nor unless the Company in general meeting may otherwise determine, more than ten.	The number of directors shall be not less than one, and unless fixed by ordinary resolution, the maximum number of directors shall be unlimited. There is no separate classes of directors.
Appointment/Removal of Directors

The company may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director.

The directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Existing HSPT Charter as the maximum number of directors.

	The directors shall have the power at any time, and from time to time, to appoint a person as an additional director. The shareholders may by ordinary resolution appoint and remove a director.	A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

HSPT	SL Bio	PubCo
Vacancies on the Board of Directors

The directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Existing HSPT Charter as the maximum number of directors.

All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until their successor shall have been appointed and qualified.

	Any casual vacancy occurring in the board of directors may be filled by the directors.	Any appointment by ordinary resolution or by the directors may be to fill a vacancy or as an additional director.
Amendment to Governing Documents

Subject to the provisions of the Statute and the provisions of the Existing HSPT Charter as regards the matters to be dealt with by ordinary resolution, the Company may by special resolution:

(a)     change its name;

(b)    alter or add to the Existing HSPT Charter;

(c)     alter or add to the memorandum with respect to any objects, powers or other matters specified therein; and

(d)    reduce its share capital or any capital redemption reserve fund.

Subject to the Cayman Companies Act, the company may from time to time by special resolution alter or amend its memorandum and articles of association in whole or in part provided however that no such amendment shall affect the rights attaching to any class of shares without the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by not less than three-fourths of such holders of the shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the shares of that class.

Subject to the Cayman Companies Act and the articles, the company may, by special resolution, amend its memorandum and articles of association in whole or in part.
Quorum of General Meeting

No business shall be transacted at any general meeting unless a quorum is present. The holders of one-third of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

One or more shareholders holding in the aggregate not less than one-third of the total issued share capital of the company present in person or by proxy and entitled to vote shall be a quorum.

Provided the company has more than one shareholder, then one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting shall be a quorum.

HSPT	SL Bio	PubCo
Shareholder Meetings

All general meetings other than annual general meetings shall be called extraordinary general meetings.

The company may, but shall not, be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the directors shall appoint. At these meetings the report of the directors (if any) shall be presented.

The directors, the chief executive officer or the chairperson of the board of directors may call general meetings, and, for the avoidance of doubt, members shall not have the ability to call general meetings.

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of the company not less than 120 calendar days before the date of the company’s proxy statement released to members in connection with the previous year’s annual general meeting or, if the company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of cirectors with such deadline being a reasonable time before the company begins to print and send its related proxy materials.

An annual general meeting need not be held unless determined by the directors. The time and place of an annual general meeting shall be determined by the directors.

General meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may call or authorise the calling of an extraordinary general meeting whenever they think fit. In addition, the directors shall, upon the requisition in writing of one or more shareholder holding in the aggregate not less than one-tenth of such paid-up capital of the company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting.

The company may, but shall not (unless required by the applicable listing rules) be obligated to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the board of directors.

All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may call a general meeting at any time. The directors must also call a general meeting if requisitioned by one or more shareholders who together hold at least ten (10) per cent of the rights to vote at such general meeting in writing.

Notice of Shareholder Meetings

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the company, provided that a general meeting of the company shall, whether or not the notice specified in Existing HSPT Charter has been given and whether or not the provisions of the Existing HSPT Charter regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all of the members entitled to attend and vote at the meeting; and

Seven days’ notice at the least (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which the notice is given) shall be given.

At least five (5) clear days’ notice (meaning exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which the notice is given) must be given for any general meeting.

HSPT	SL Bio	PubCo

(b)    in the case of an extraordinary general meeting, by a majority in number of the members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the shares giving that right.

Indemnification, liability insurance of Directors and Officers

Every director and officer (which for the avoidance of doubt, shall not include auditors of the company), together with every former director and former officer (each an “Indemnified Person”) shall be indemnified out of the assets of the company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No Indemnified Person shall be liable to the company for any loss or damage incurred by the company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such Indemnified Person. No person shall be found to have committed actual fraud, willful neglect or willful default under the Existing HSPT Charter unless or until a court of competent jurisdiction shall have made a finding to that effect.

The company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to the Existing HSPT Charter. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the company (without interest) by the Indemnified Person.

Every director and officer for the time being of the company or any trustee for the time being acting in relation to the affairs of the company and their respective heirs, executors, administrators, personal representatives or successors or assigns shall, in the absence of wilful neglect or default, be indemnified by the company against, and it shall be the duty of the directors out of the funds and other assets of the company to pay, all costs, losses, damages and expenses, including travelling expenses, which any such director, officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by him as such director, officer or trustee or in any way in or about the execution of his duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the company and have priority as between the shareholders over all other claims.

To the extent permitted by law, every existing or former director (including alternative director) and other officer of the Company) and their personal represents shall be indemnified by the company against (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director and/or officer in or about the conduct of the company’s business or affairs or in the execution or discharge of such director’s and/or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the such director and/or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere, provided that no such director and/or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, wilful default and wilful neglect.

HSPT	SL Bio	PubCo
Dividends

Subject to the Cayman Companies Act and the Existing HSPT Charter and except as otherwise provided by the rights attached to any shares, the directors may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of the company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realized or unrealized profits of the company, out of the share premium account or as otherwise permitted by law.

Subject to the Cayman Companies Act and any special rights attaching to shares of any class, the directors may, in their absolute discretion, declare dividends and distributions on shares in issue and authorize payment of the dividends or distributions out of the funds of the company lawfully available therefor, provided that no dividend or distribution shall be paid otherwise than out of realized or unrealized profits or out of the share premium account of the company, or as otherwise permitted by the Act.

Subject to the provisions of the Cayman Companies Act, the company may by ordinary resolution declare dividends in accordance with the respective rights of the shareholders but no dividend shall exceed the amount recommended by the directors. The directors may declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the shareholders if it appears to them that they are justified by the financial position of the company and that such dividends may lawfully be paid. Dividends may be declared and paid out of any funds of the company lawfully available for distribution.

Winding up

If the Company shall be wound up, the liquidator shall apply the assets of the company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any shares, in a winding up:

(a)     if the assets available for distribution amongst the members shall be insufficient to repay the whole of the company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)    if the assets available for distribution amongst the members shall be more than sufficient to repay the whole of the company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the members in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the company for unpaid calls or otherwise.

If the company shall be wound up, the liquidator may, with the sanction of a special resolution of the company and any other sanction required by the Act, divide amongst the shareholders in specie or kind the whole or any part of the assets of the company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

If the company is wound up the shareholders may, subject to the articles of association and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to (a) divide in specie among the shareholders the whole or any part of the assets of the company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or (b) to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

HSPT	SL Bio	PubCo

If the company shall be wound up the liquidator may, subject to the rights attaching to any shares and with the approval of a special resolution of the company and any other approval required by the Cayman Companies Act, divide amongst the members in kind the whole or any part of the assets of the company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the members as the liquidator, with the like approval, shall think fit, but so that no member shall be compelled to accept any asset upon which there is a liability.

Exclusive Jurisdiction and Forum

Unless the company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Existing HSPT Charter or otherwise related in any way to each member’s shareholding in the company, including but not limited to:

(a)     any derivative action or proceeding brought on behalf of the company;

(b)    any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, officer or other employee of the company to the company or the members;

(c)     any action asserting a claim arising pursuant to any provision of the Cayman Companies Act, the Existing HSPT Charter; or

(d)    any action asserting a claim against the company governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States of America).

Each member irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes.

	N/A.	N/A.

PRICE RANGE OF SECURITIES AND DIVIDEND INFORMATION

HSPT Units, HSPT Public Shares, and HSPT Rights are separately listed in the Nasdaq Global Market under the symbols “HSPTU”, “HSPT”, and “HSPTR”, respectively.

The closing price of the HSPT Ordinary Shares on May 9, 2025, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.16. As of December 29, 2025, the Record Date for the Extraordinary Meeting, the most recent closing price for each HSPT Ordinary Share was $10.55.

HSPT holders should obtain current market quotations for their securities. The market price of HSPT’s securities could vary at any time before the Business Combination.

Historical market price information regarding SL Bio is not provided because there is no public market for their securities.

Historical market price information regarding PubCo is not provided because there is no public market for its securities. PubCo will apply to list the PubCo Ordinary Shares on the Nasdaq Global Market under the symbol “SLBT.” It is a condition to consummation of the Business Combination in the Business Combination Agreement that the PubCo Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof. PubCo, SL Bio and HSPT have certain obligations in the Business Combination Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying this Nasdaq listing condition. The Nasdaq listing condition in the Business Combination Agreement may be waived by the parties to the Business Combination Agreement.

Holders

As of the Record Date, there were two holders of record of HSPT Units, seven holders of record of HSPT Ordinary Shares, and one holder of record of HSPT Rights. As of the Record Date, there were 189 holders of record of SL Bio Shares. As of the Record Date, PubCo had one holder of record. See “Security Ownership of Certain Beneficial Owners and Management.”

Dividend Policy

HSPT has not paid any cash dividends on HSPT Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. In addition, SL Bio has not paid any dividends to its shareholders. The payment of any cash dividends after consummation of the Business Combination shall be dependent upon the revenue, earnings and financial condition of PubCo from time to time. The payment of any dividends subsequent to the Business Combination shall be within the discretion of the board of directors of PubCo.

ANNUAL MEETING SHAREHOLDER PROPOSALS

If the Business Combination is consummated and if PubCo holds a 2025 annual meeting of shareholders, it shall provide notice of or otherwise publicly disclose the date on which the 2025 annual meeting shall be held. Following completion of the Business Combination, PubCo is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, PubCo will be exempt from certain rules under the Exchange Act, including the requirement to file proxy solicitation materials on Schedule 14A in connection with annual or extraordinary general meetings of its shareholders. For more information, see “Management of PubCo Following the Business Combination.”

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with HSPT’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of HSPT, at 1412 Broadway, 21st Floor, Suite 21V, New York, NY 10018. Following the Business Combination, such communications should be sent in care of PubCo, at 11th Floor, No. 479 Chongyang Road, Nangang District, Taipei, Taiwan R.O.C. 115010. Each communication shall be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

ENFORCEABILITY OF CIVIL LIABILITIES

PubCo is incorporated under the laws of the Cayman Islands as an exempted company with limited liability. PubCo was incorporated in the Cayman Islands in order to enjoy the following benefits:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•        the Cayman Islands has a less exhaustive body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

The Amended PubCo Charter do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between PubCo, PubCo’s officers, directors and shareholders, be arbitrated.

All of the directors and executive officers of PubCo, and certain of the experts named in this proxy statement/prospectus are residents of non-United States jurisdictions and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

PubCo will appoint Cogency Global Inc. as its agent upon whom process may be served in any action brought against it under the securities laws of the United States after the consummation of the Business Combination.

PubCo has been advised by Ogier that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)     is given by a foreign court of competent jurisdiction;

(b)    imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)     is final;

(d)    is not in respect of taxes, a fine or a penalty;

(e)     was not obtained by fraud; and

(f)     is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

LEGAL MATTERS

PubCo and SL Bio are being represented by VCL Law LLP with respect to certain legal matters as to United States law. HSPT is being represented by Robinson & Cole LLP with respect to certain legal matters as to United States law.

The validity of PubCo Ordinary Shares and certain legal matters as to Cayman Islands law will be passed upon for PubCo and SL Bio by Ogier. Certain legal matters as to Cayman Islands law will be passed upon for HSPT by Maples and Calder (Hong Kong) LLP.

EXPERTS

The financial statements for HSPT as of December 31, 2024 and 2023 and for the year ended December 31, 2023 and the period from March 21, 2023 (inception) through December 31, 2023 appearing in this proxy statement/prospectus have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing. The registered address of Marcum Asia CPAs LLP is 7 Penn Plaza, Suite 830, New York, New York 10001.

The consolidated financial statements of SL Science Holding Limited as of June 30, 2025 and for the period from March 18, 2025 (inception) through June 30, 2025 appearing in this proxy statement/prospectus have been audited by ARK Pro CPA & Co, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of SL Science Holding Limited to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing. The registered address of ARK Pro CPA & Co is Unit 1602-03, 16/F, Stelux House, 698 Prince Edward Road East, San Po Kong, Kowloon, Hong Kong.

The financial statements of SL BIO Ltd. as of December 31, 2024 and 2023 and each of the years in the two-year period ended December 31, 2024, included in this proxy statement/prospectus have been so included in reliance on the report of ARK Pro CPA & Co, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The registered address of ARK Pro CPA & Co is Unit 1602-03, 16/F, Stelux House, 698 Prince Edward Road East, San Po Kong, Kowloon, Hong Kong.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, HSPT and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of HSPT’s annual report to shareholders and HSPT’s proxy statement. Upon written or oral request, HSPT shall deliver a separate copy of the annual report to shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that HSPT deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that HSPT deliver single copies of such documents in the future. Shareholders may notify HSPT of their requests by writing HSPT at its principal executive offices at 1412 Broadway, 21st Floor, Suite 21V, New York, NY 10018. Following the Business Combination, such requests should be made by writing PubCo at its principal executive office at 11th Floor, No. 479 Chongyang Road, Nangang District, Taipei, Taiwan R.O.C. 115010.

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, after the consummation of the Business Combination, PubCo shall be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. HSPT files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on HSPT at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to HSPT has been supplied by HSPT, and all such information relating to SL Bio has been supplied by SL Bio. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

SL Bio does not file any annual, quarterly or current reports, proxy statements or other information with the SEC.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing HSPT’s proxy solicitation agent at the following address, telephone number and email:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com

If you are a HSPT shareholder and would like to request documents, please do so by January 27, 2026 to receive them before the HSPT Extraordinary Meeting of shareholders. If you request any documents from us, we shall mail them to you by first class mail, or another equally prompt means.

None of HSPT, PubCo or SL Bio has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that which is contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

HORIZON SPACE ACQUISITION II CORP.

SL BIO LTD.

SL SCIENCE HOLDING LIMITED

HORIZON SPACE ACQUISITION II CORP.
UNAUDITED CONDENSED BALANCE SHEETS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	September 30, 2025	December 31, 2024
	(Unaudited)	(Audited)
Assets
Current Assets
Cash	$66,627	$646,720
Prepaid expense	55,833	73,490
Total Current Assets	122,460	720,210

Investment held in Trust Account	71,540,599	69,344,530

Total Assets	$71,663,059	$70,064,740

Liabilities, Ordinary Shares Subject to Possible Redemptions and Shareholders’ (Deficit) Equity
Current Liabilities
Promissory note, related party	$300,000	$—
Amount due to related party	254,484	254,484
Other payable and accrued expenses	4,270	14,851
Over-allotment liability	—
Total Current Liabilities	558,754	269,335

Total Liabilities	558,754	269,335

Commitments and Contingencies (Note 6)

Ordinary shares, $0.0001 par value, 490,000,000 shares authorized, 6,900,000 shares subject to possible redemption at $10.368 and $11.475 per share as of September 30, 2025 and December 31, 2024, respectively.	71,540,599	69,344,530

Shareholders’ (Deficit) Equity :
Preferred share, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Ordinary shares, $0.0001 par value, 490,000,000 shares authorized, 2,180,000 shares issued and outstanding as of September 30, 2025 and December 31, 2024 (excluding 6,900,000 shares subject to possible redemption)	218	218
Additional paid-in capital	—	312,035
(Accumulated deficit) retained earnings	(436,512)	138,622
Total Shareholders’ (Deficit) Equity	(436,294)	450,875
Total Liabilities Ordinary Shares Subject to Possible Redemptions and Shareholders’ (Deficit) Equity	$71,663,059	$70,064,740

The accompanying notes are an integral part of these unaudited condensed financial statements.

HORIZON SPACE ACQUISITION II CORP.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	For the Three Months Ended September 30, 2025	For the Three Months Ended September 30, 2024	For the Nine Months Ended September 30, 2025	For the Nine Months Ended September 30, 2024
Formation and operating costs	$124,524	$33,604	$887,169	$44,710
Loss from operations	(124,524)	(33,604)	(887,169)	(44,710)

Other income
Interest and dividend income on investments held in Trust	739,550	—	2,196,069	—
Net income (Loss)	615,026	(33,604)	1,308,900	(44,710)

Weighted average shares outstanding of redeemable ordinary shares	6,900,000	—	6,900,000	—
Basic and diluted net income per share, ordinary shares	$0.093	$—	$0.221	$—
Weighted average shares outstanding of non-redeemable ordinary shares	2,180,000	1,500,000	2,180,000	1,500,000
Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.014)	$(0.022)	$(0.098)	$(0.030)

The accompanying notes are an integral part of these unaudited condensed financial statements.

HORIZON SPACE ACQUISITION II CORP.
UNAUDITED CONDENSED STATEMENTS OF SHAREHOLDERS’ DEFICIT
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Preferred Shares		Ordinary Shares		Additional Paid-in Capital	Subscription Receivable	Retained Earning (Accumulated Deficit)	Total Shareholders’ Equity Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2024 (Audited)	—	$—	2,180,000	$218	312,035	$—	$138,622	$450,875
Accretion of carrying value to redemption value	—	—	—	—	(312,035)	—	(414,036)	(726,071)
Net income	—	—	—	—	—	—	472,592	472,592
Balance as of March 31, 2025 (Unaudited)	—	—	2,180,000	218	—	—	197,178	197,396
Accretion of carrying value to redemption value	—	—	—	—	—	—	(730,448)	(730,448)
Net income	—	—	—	—	—	—	221,282	221,282
Balance as of June 30, 2025 (Unaudited)	—	—	2,180,000	218	—	—	(311,988)	(311,770)
Accretion of carrying value to redemption value	—	—	—	—	—	—	(739,550)	(739,550)
Net income	—	—	—	—	—	—	615,026	615,026
Balance as of September 30, 2025 (Unaudited)	—	$—	2,180,000	$218	$—	$—	$(436,512)	$(436,294)
	Preferred Shares		Ordinary Shares		Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2024	—	$—	1,725,000	$173	$24,827	$(25,000)	$(4,255)	$(4,255)
Net loss	—	—	—	—	—	—	(3,106)	(3,106)
Balance as of March 31, 2024 (Unaudited)	—	—	1,725,000	173	24,827	(25,000)	(7,361)	$(7,361)
Net loss	—	—	—	—	—	—	(8,000)	(8,000)
Collection of subscription receivable	—	—	—	—	—	25,000	—	25,000
Balance as of June 30, 2024 (Unaudited)	—	—	1,725,000	173	24,827	—	(15,361)	(9,639)
Net loss	—	—	—	—	—	—	(33,604)	(33,604)
Balance as of September 30, 2024 (Unaudited)	—	$—	1,725,000	$173	$24,827	$—	$(48,965)	$(23,965)

The accompanying notes are an integral part of these unaudited condensed financial statements.

HORIZON SPACE ACQUISITION II CORP.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

	For the Nine Months Ended September 30, 2025	For the Nine Months Ended September 30, 2024
Cash Flows from Operating Activities:
Net income (Loss)	$1,308,900	$(44,710)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Dividend and interest income on Trust Account	(2,196,069)	—
Changes in operating assets and liabilities:
Prepaid expense	17,657	—
Accrued expense	(10,581)	44,710
Net Cash Provided By Operating Activities	(880,093)	—

Cash Flows from Financing Activities:
Proceed from promissory note, related party	300,000	—
Net Cash Provided by Financing Activities	300,000	—

Net Change in Cash	(580,093)	—

Cash at beginning of the period	646,720	—
Cash, end of the period	$66,627	$—

Supplemental Disclosure of Cash Flow Information:
Accrued expense paid by Sponsor	$—	$29,261
Prepaid expense paid by Sponsor	$—	$41,200
Deferred offering costs paid by Sponsor for settlement of subscription receivable	$—	$25,000
Deferred offering costs paid by Sponsor	$—	$126,693
Subsequent accretion of carrying value for public shares to redemption value	$2,196,069	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

Horizon Space Acquisition II Corp.
Notes To Unaudited Condensed Financial Statements

Note 1 — Organization, Business Operation and Going Concern Consideration

Horizon Space Acquisition II Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on March 21, 2023 (“Inception”). The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company has selected December 31 as its fiscal year end.

As of September 30, 2025, the Company had not commenced any operations. For the period from March 21, 2023 (inception) through September 30, 2025, the Company’s efforts have been limited to organizational activities as well as activities related to the initial public offering, identifying a target company for a Business Combination and completing the SL Bio Business Combination (as defined below). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of dividend and/or interest income from the proceeds derived from the IPO (as defined below) and private placement (“Private Placement,” see Note 4).

The Company’s founder and sponsor is Horizon Space Acquisition II Sponsor Corp., a Cayman Islands company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through IPO and the Private Placement.

On November 18, 2024, the Company consummated its initial public offering (the “IPO”) of 6,000,000 units (“Units”). Each unit consists of one ordinary share, and one right to receive one-tenth (1/10) of one ordinary share. Each ten rights entitle the holder thereof to receive one ordinary share upon the consummation of the Business Combination. The Units were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $60,000,000. On November 19, 2024, the underwriter notified the Company of its exercise of the over-allotment option in full to purchase additional 900,000 Units of the Company (the “Over-Allotment Option”). As a result, on November 21, 2024, 900,000 Units were sold to the underwriter at an offering price of $10.00 per Option Unit (the “Option Units” and together with the Units, collectively, the “Public Units”), generating gross proceeds of $9,000,000. (refer to Note 3)

Simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 200,000 units (the “Initial Private Units”) to the Sponsor, at a price of $10.00 per Initial Private Unit, generating total proceeds of $2,000,000, which is described in Note 4. Simultaneously with the issuance and sale of the Option Units, the Company completed a private placement sale of additional 13,500 units (the “Additional Private Units” and together with the Initial Private Units, collectively, the “Private Units”) to the Sponsor at a purchase price of $10.00 per Additional Private Unit, generating gross proceeds of $135,000.

Transaction costs amounted to aggregated total of $1,844,819, consisting of $1,035,000 of underwriting commissions which was paid in cash at the closing date of the IPO, and upon the exercise of the overallotment option, $341,602 of the Representative Shares (discussed in the below), and $468,217 of other offering costs. At the IPO date, cash of $939,635 was held outside of the Trust Account (as defined below) and is available for the payment of accrued offering costs and for working capital purposes.

In conjunction with the IPO, the Company issued to the underwriter 210,000 ordinary shares for no consideration (the “Representative Shares”). The fair value of the Representative Shares accounted for as compensation under Accounting Standards Codification (“ASC”) 718, “Compensation — Stock Compensation” (“ASC 718”) is included in the offering costs. The fair value of the Representative Shares was estimated by using Black Scholes model as of the IPO date totaled $297,045. In connection with the exercised of the underwriter’s over-allotment option, the Company issued additional 31,500 Representative Shares to the underwriter with fair value of $44,557.

The Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding interest income earned on the Trust Account that is released to the Company to pay taxes) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete such Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise

Horizon Space Acquisition II Corp.
Notes To Unaudited Condensed Financial Statements

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Upon the closing of the IPO, management has agreed that the net proceeds of the IPO and the sale of the Private Units, $10.00 per unit will be placed into a U.S.-based Trust Account (“Trust Account”) maintained by Wilmington Trust, N.A., acting as trustee, and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to pay the Company’s tax obligations and liquidation expenses up to $50,000, the proceeds from the IPO and the sale of the Private Units that are deposited in the Trust Account will not be released from the Trust Account until the earliest to occur of:(a) the completion of the initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company’s memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete the Business Combination by November 18, 2025 (or up to May 18, 2026 if the Company extends the period of time to consummate the Business Combination by the full amount of time) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity and (c) the redemption of the public shares if the Company is unable to complete the Business Combination by November 18, 2025 (or up to May 18, 2026 if the Company extends the period of time to consummate a Business Combination by the full amount of time) (the “Combination Period”), subject to applicable law. Although the Company will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities the Company engages execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Company’s public shareholders, the proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the public shareholders.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer.

The ordinary shares subject to redemption accredited to the redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standard Board’s (FASB) Accounting Standards Codification (“ASC”) Topic 480“Distinguishing Liabilities from Equity.” In such case, the Company has determined that the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. If the Company cannot complete a Business Combination by November 18, 2025 (or up to May 18, 2026 if the Company extends the period of time to consummate a Business Combination by the full amount of time), unless the Company extends such period pursuant to its amended and restated memorandum and articles of association, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of income taxes payable, and less up to $50,000 of interest to pay liquidation expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to public rights or private rights. The rights will expire worthless if the Company fails to complete a Business Combination by November 18, 2025 (or up to May 18, 2026 if the Company extends the period of time to consummate a Business Combination by the full amount of time).

Horizon Space Acquisition II Corp.
Notes To Unaudited Condensed Financial Statements

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

Pursuant to the terms of the Company’s memorandum and articles of association, in order to extend the time available for the Company to consummate its initial Business Combination, the Sponsor or designees, must deposit into the Trust Account for each three months extension, $690,000 as the underwriter’s over-allotment option had been exercised in full ($0.10 per share in either case), up to an aggregate of $1,380,000, on or prior to the date of the applicable deadline.

Business Combination

On May 9, 2025, the Company entered into a business combination agreement (the “Business Combination Agreement”) with SL Science Holding Limited, a Cayman Islands exempted company (“PubCo”), CW Mega Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub I”), WW Century Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub II”), and SL Bio Ltd., a Cayman Islands exempted company limited by shares (“SL Bio”), pursuant to which, among other things, (i) Merger Sub I will merge with and into the Company, with the Company as the surviving entity and a wholly-owned subsidiary of PubCo (the “First Merger”), and (ii) following the First Merger, Merger Sub II will merge with and into SL Bio, with SL Bio as the surviving entity and a wholly-owned subsidiary of PubCo (the “Second Merger,” and together with the First Merger and the other transactions contemplated by the Business Combination Agreement, the “SL Bio Business Combination”).

Going Concern Consideration

As of September 30, 2025, the Company had cash of $66,627 and working deficit of $436,924. The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination.

The Company expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. The Company may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of public shares upon consummation of its Business Combination, in which case, subject to compliance with applicable securities laws, the Company may issue additional securities or incur debt prior to or in connection with such Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, Presentation of Financial Statements — Going Concern, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in addressing this uncertainty is through the Working Capital Loans, as defined below (see Note 5). Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company currently has no commitments in place to receive such financing and there is no assurance that the Company’s plans to raise capital will be successful. In addition, if the Company is unable to complete a Business Combination by November 18, 2025 (or up to May 18, 2026 if fully extended), unless further extended, the Company’s board of directors would proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such additional condition also raise substantial doubt about the Company’s ability to continue as a going concern for a period within one year after the date that the accompanying unaudited condensed financial statements are issued. The financial statements of the Company do not include any adjustments that might result from the outcome of this uncertainty.

Horizon Space Acquisition II Corp.
Notes To Unaudited Condensed Financial Statements

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

Risks and Uncertainties

As a result of the ongoing Russia/Ukraine, Hamas/Israel conflicts and/or other future global conflicts, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and potential future sanctions on the world economy and the specific impact on the Company’s financial position, results of operations or ability to consummate a Business Combination are not yet determinable. The financial statements of the Company do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Significant accounting policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of results to be expected for any other interim period or for the full year. The information included in this Form 10-Q should be read in conjunction with information included in the Company’s annual report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 27, 2025. The accompanying condensed balance sheet as of December 31, 2024 has been derived from the Company’s audited financial statements included in Form 10-K.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart The Company’s Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Horizon Space Acquisition II Corp.
Notes To Unaudited Condensed Financial Statements

Note 2 — Significant accounting policies (cont.)

Use of Estimates

The preparation of the financial statements of the Company in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $66,627 and $646,720 in cash as of September 30,2025 and December 31, 2024, respectively, and did not have any cash equivalents as of September 30, 2025 and December 31, 2024.

Investment Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of an investment in money market fund that invest in U.S government treasury obligations and generally have a readily determinable fair value. Gains and losses resulting from the change in fair value of these securities are included in income on Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

As of September 30, 2025 and December 31, 2024, the Trust Account had balance of $71,540,599 and $69,344,530, respectively. Earnings on these trading securities are included in interest earned on investments held in the Trust Account in the accompanying unaudited condensed statements of operations. Income earned on these investments were fully reinvested into the Trust and therefore considered as an adjustment to reconcile net income (loss) to net cash used in operating activities in the condensed statements of cash flows. For the three months ended September 30, 2025 and 2024, there were $739,550 and nil of interest and dividend income recognized, respectively. For the nine months ended September 30, 2025 and 2024, there were $2,196,069 and nil of interest and dividend income recognized, respectively.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less interest income and unrealized gain or loss on investments in trust account less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of September 30, 2025 and December 31, 2024, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then shared in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Horizon Space Acquisition II Corp.
Notes To Unaudited Condensed Financial Statements

Note 2 — Significant accounting policies (cont.)

The net income (loss) per share presented in the statement of operations is based on the following:

	For the Three Months Ended September 30, 2025	For the Three Months Ended September 30, 2024	For the Nine months Ended September 30, 2025	For the Nine months Ended September 30, 2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$615,026	$(33,604)	$1,308,900	$(44,710)
Accretion of carrying value to redemption value	(739,550)	—	(2,196,069)	—
Net loss including accretion of carrying value of redemption value	$(124,524)	$(33,604)	$(887,169)	$(44,710)
	For the Three Months Ended September 30, 2025		For the Three Months Ended September 30, 2024
	Redeemable Common Stock	Non- Redeemable Common Stock	Redeemable Common Stock	Non- Redeemable Common Stock
Basic and diluted net income (loss) per share:
Numerators:
Allocation of net loss including carrying value to redemption value	$(94,627)	$(29,897)	$—	$(33,604)
Accretion of carrying value to redemption value	739,550	—	—	—
Allocation of net income/(loss)	$644,923	$(29,897)	$—	$(33,604)

Denominators:
Weighted-average shares outstanding	6,900,000	2,180,000	—	1,500,000
Basic and diluted net income/ (loss) per share	$0.093	$(0.014)	$—	$(0.022)
	For the Nine Months Ended September 30, 2025		For the Nine Months Ended September 30, 2024
	Redeemable Common Stock	Non- Redeemable Common Stock	Redeemable Common Stock	Non- Redeemable Common Stock
Basic and diluted net income (loss) per share:
Numerators:
Allocation of net loss including carrying value to redemption value	$(674,170)	$(212,999)	$—	$(44,710)
Accretion of carrying value to redemption value	2,196,069	—	—	—
Allocation of net income/(loss)	$1,521,899	$(212,999)	$—	$(44,710)

Denominators:
Weighted-average shares outstanding	6,900,000	2,180,000	—	1,500,000
Basic and diluted net income/ (loss) per share	$0.221	$(0.098)	$—	$(0.030)

Horizon Space Acquisition II Corp.
Notes To Unaudited Condensed Financial Statements

Note 2 — Significant accounting policies (cont.)

Ordinary shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s public shares feature certain redemption rights that are outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2025, 6,900,000 ordinary shares subject to possible redemption are presented at the redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Share Rights

The Company accounts for the Public Rights and private placement rights issued in connection with the IPO and the Private Placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the rights under equity treatment at their assigned values.

Share-Based Compensation

The Company accounts for the share-based compensation issued to the underwriter under Accounting Standards Codification (“ASC”) 718, “Compensation — Stock Compensation” (“ASC 718”) is included in the offering costs.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of September 30, 2025 and December 31, 2024, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments Measurements

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data

Horizon Space Acquisition II Corp.
Notes To Unaudited Condensed Financial Statements

Note 2 — Significant accounting policies (cont.)

and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances. The fair value hierarchy is categorized into three levels based on the inputs as follows:

•        Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

•        Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

•        Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

At September 30, 2025 and December 31, 2024, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2025 and December 31, 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	September 30, 2025 (Unaudited)		December 31, 2024
	Level	Fair value	Level	Fair value
Assets:
Investments held in Trust Account	1	71,540,599	1	69,344,530

Income Taxes

The Company accounts for income taxes under ASC740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on March 21, 2023, the evaluation was performed for 2023 and 2024 tax year which will be the only periods subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.

Horizon Space Acquisition II Corp.
Notes To Unaudited Condensed Financial Statements

Note 2 — Significant accounting policies (cont.)

The Company’s tax provision was deemed to be de minimis for the period presented. The Company is considered to be an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company had adopt the ASU 2023-09 on January 1, 2025, and the adoption does not have material impact on its unaudited condensed consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures” (“ASU 2024-03”), which requires disaggregated disclosure of certain costs and expenses, including purchases of inventory, employee compensation, depreciation, amortization and depletion, in each relevant expense caption. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption and retrospective application is permitted. The Company is currently assessing the impact of this guidance; however, the Company does not expect a material impact on its unaudited condensed consolidated financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

On November 18, 2024, the Company sold 6,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one ordinary share, and one right to receive one-tenth (1/10) of one ordinary share. Each ten rights entitle the holder thereof to receive one ordinary share upon the consummation of the Business Combination. The Company has also granted the underwriters a 45-day option to purchase up to an additional 900,000 Option Units to cover over-allotments, if any. On November 19, 2024, the underwriter notified the Company of its exercise of the over-allotment option in full to purchase additional 900,000 Option Units of the Company. On November 21, 2024, 900,000 Option Units were sold to the underwriter at an offering price of $10.00 per Option Unit, generating gross proceeds of $9,000,000.

All of the 6,900,000 public shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such public shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

The Company’s redeemable ordinary share is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the

Horizon Space Acquisition II Corp.
Notes To Unaudited Condensed Financial Statements

Note 3 — Initial Public Offering (cont.)

date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

As of September 30, 2025 and December 31, 2024, the amounts of ordinary shares reflected on the balance sheet are reconciled in the following table.

	Share	Amount
Gross proceeds from the IPO	6,900,000	$69,000,000
Less:
Gross Proceeds from the IPO allocated to public rights	—	(903,900)
Offering costs of public shares	—	(1,806,783)
Plus:
Initial accretion of carrying value to redemption value	—	2,710,683
Subsequent accretion of carrying value to redemption value	—	344,530
Ordinary shares subject to possible redemption, December 31, 2024	6,900,000	69,344,530
Accretion of carrying value to redemption value	—	2,196,069
Ordinary shares subject to possible redemption, September 30, 2025 (Unaudited)	6,900,000	$71,540,599

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 200,000 Initial Private Units at a price of $10.00 per Initial Private Units for an aggregate purchase price of $2,000,000. Each Initial Private Unit was identical to the Public Units sold in the IPO, except as described below. Simultaneously with the closing of the Option Units on November 21, 2024, the Company consummated the sale of additional 13,500 Additional Private Units to the Sponsor at a price of $10.00 per Additional Private Unit, generating total proceeds of $135,000. As of the date of the issuance of these unaudited condensed financial statements, 213,500 Private Units have not been separated into their relevant components

The Sponsor has agreed to waive its redemption rights with respect to its Private Placement shares (i) in connection with the consummation of a Business Combination, (ii) in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem100% of the Company’s public shares if the Company does not complete the Company’s initial Business Combination within the Combination Period, and (iii) if the Company fails to consummate a Business Combination within the Combination Period or if the Company liquidates prior to the expiration of the Combination Period. However, the Sponsor will be entitled to redemption rights with respect to any public shares held by it if the Company fails to consummate a Business Combination or liquidate within the Combination Period.

The Sponsor has agreed not to transfer, sell or assign the Private Units and the underlying securities until the consummation of the Company’s initial Business Combination.

Horizon Space Acquisition II Corp.
Notes To Unaudited Condensed Financial Statements

Note 5 — Related Party Transactions

Founder Shares

On March 21, 2023, the Company issued 1 ordinary shares of a par value of $0.0001 to the Sponsor without consideration. On July 26, 2024, the Sponsor acquired 1,725,000 ordinary shares (“Founder Shares”) for a purchase price of $25,000, or approximately $0.0145 per share and surrendered 1 ordinary share, all share amounts have been retroactively restated to reflect this issuance and surrender of 1 ordinary shares. On August 2, 2024, Sponsor transferred (i) to each independent director nominee 20,000 Founder Shares, in the aggregate amount of 60,000 Founder shares, and (ii) to Chief Financial Officer, 10,000 Founder Shares, all at the original purchase price of $0.0145 per share when the Sponsor acquired such shares.

As of November 18, 2024, there were 1,725,000 Founder Shares issued and outstanding, amount with up to 225,000 Founder Shares are subject to forfeiture if the underwriters’ over-allotment is not exercised. On November 21, 2024, the underwriters exercised their over-allotment option in full, all 225,000 Founder Shares were no longer subject to forfeiture.

The Founder Shares are designated as ordinary shares and are identical to the Private Placement shares except for the following (a) the Founder Shares must be voted in favor of any proposed Business Combination and cannot vote for amendments that would prevent public shareholders from converting or selling their shares in connection with a Business Combination, (b) the Founder Shares cannot be converted into cash from the Trust Account in connection with a shareholder vote to approve the initial Business Combination or amend shareholders’ rights or pre-Business Combination activity. They do not participate in liquidating distributions if a Business Combination is not consummated; and (c) the Founder Shares cannot be transferred, assigned, or sold until the earlier of nine months after the initial Business Combination or upon certain triggering events (e.g., liquidation, merger). If the share price exceeds $12.00 for 20 out of 30 trading days post-Business Combination, the lock-up is released.

Promissory Note — Related Party

On July 25, 2024, the Company entered into a promissory note agreement (“Promissory Note Agreement”), pursuant which the Sponsor agreed to loan the Company up to $500,000 to be used for a portion of the expenses of the IPO.

On July 5, 2025, the Company issued an unsecured promissory note in the principal amount of $300,000 to its Sponsor, to provide additional working capital. The promissory note bears no interest and is payable on the earlier of the consummation of a Business Combination or the Company’s termination date. At the Sponsor’s discretion, the promissory note may be converted into private placement units upon completion of the Business Combination at a conversion price of $10.00 per unit, each consisting of one ordinary share and one right. The proceeds were funded via wire transfer on July 7, 2025.

As of September 30, 2025 and December 31,2024, the Company had drawn $300,000 and $0 on the promissory note.

Amount Due to Related Party

Amount due to related party represents advancement made by the sponsor to the Company to pay formation expenses and a portion of the expenses of the IPO. As of September 30, 2025 and December 31,2024, the Company had amount due to related party amounted to $254,484.

Working Capital Loans

In addition, in order to meet with the Company’s working capital needs following the consummation of this offering or to extend the Company’s life, the Company’s founders, officers and directors or their affiliates/designees may, but are not obligated to, loan the Company funds, from time to time or at anytime, in whatever amount they deem reasonable in their sole discretion. Each loan (“Working Capital Loans”) would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial Business Combination, without interest, or, at the

Horizon Space Acquisition II Corp.
Notes To Unaudited Condensed Financial Statements

Note 5 — Related Party Transactions (cont.)

lender’s discretion, up to $2,500,000 of the notes may be converted upon consummation of our Business Combination into working capital units (“the Working Capital Units”) at a price of $10.00 per unit in addition to the convertible notes in connection with the potential extensions. The Company’s shareholders have approved the issuance of the units and underlying securities upon conversion of such notes, to the extent the holder wishes to so convert them at the time of the consummation of the initial Business Combination. If the Company does not complete a Business Combination, the loans will not be repaid.

The Working Capital Units would be identical to the Private Units sold in the Private Placement. The terms of such loans by the Sponsor or its affiliates, if any, have not been determined and no written agreements exist with respect to such loans.

As of September 30, 2025 and December 31, 2024, the Company had no borrowings under the Working Capital Loans.

Administrative Support Services

Commencing on the date that the Company’s securities are first listed on NASDAQ through the earlier of consummation of the Company’s initial Business Combination and liquidation, the Company will pay an affiliate of Sponsor a total of $10,000 per month for office space, administrative and support services.

On February 5, 2025, upon the approval of the Board and Audit Committee of the Company, the Company and the Sponsor agreed to waive full payment of the Administrative Service Fee.

Note 6 — Commitments & Contingencies

Registration Rights

The holders of the Founder Shares and private units, units issuable upon the conversion of certain working capital loans and any underlying securities will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of this offering requiring the Company to register such securities for resale. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company had granted the underwriter a 45-day option from the date of the IPO to purchase up to an additional 900,000 Option Units to cover over-allotments, if any. On November 21, 2024, the underwriters exercised the over-allotment option in full. The Company has agreed to pay an underwriting discount of 1.5% of the gross proceeds of the IPO, or $900,000 (or up to $1,035,000 if the underwriters’ over-allotment is exercised in full) to the underwriters at the closing of the IPO in addition to the issuance of the Representative Shares. $900,000 was paid at the closing of the IPO on November 18, 2024. In connection with the issuance and sales of the Option Units, additional $135,000 was paid on November 21, 2024.

Representative Shares

The Company has agreed to issue to the underwriter 210,000 Representative Shares (or up to 241,500 Representative Shares if the underwriters’ over-allotment option is exercised in part or in full), upon the consummation of the IPO. These shares were registered in the registration statement on Form S-1 in connection with the IPO. In connection with the IPO, the Company issued 210,000 Representative Shares to the underwriter with a fair value of $297,045. In connection with the issuance and sales of the Option Units, the Company issued additional 31,500 Representative Shares to the underwriter with a fair value of $44,557.

Horizon Space Acquisition II Corp.
Notes To Unaudited Condensed Financial Statements

Note 6 — Commitments & Contingencies (cont.)

The underwriter has agreed not to transfer, assign or sell any Representative Shares until the completion of the Company’s initial Business Combination. In addition, the underwriter has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within the periods of time.

The Representative Shares are subject to a lock-up for a period of 180 days immediately following the commencement of sales of this offering pursuant to FINRA Rule 5110(e)(1). Pursuant to this FINRA lock-up, these securities cannot be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days from the commencement of sales of this offering except as permitted under FINRA Rule 5110(e)(2), including to any underwriter and selected dealer participating in the offering and their officers or partners, registered persons or affiliates. These securities have resale registration rights including three demand (one at the Company’s expense and two at the underwriter’s expense) and unlimited “piggy-back” rights at any time, and from time to time.

Note 7 — Shareholders’ Equity

Preference Share

The Company is authorized to issue 10,000,000 shares of preferred share, with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2025 and December 31, 2024, there were no preference shares issued or outstanding.

Ordinary Share

The Company is authorized to issue 490,000,000 ordinary shares, with a par value of $0.0001 per share.

On March 21, 2023, the Company issued one ordinary share of a par value of $0.0001 to the Sponsor without consideration.

On July 26, 2024, the Sponsor acquired 1,725,000 Founder Shares (up to 225,000 of which are subject to forfeiture) at a price of approximately 0.0145 per share for an aggregate of $25,000 and surrendered one ordinary share. All share amounts have been retroactively restated to reflect this issuance. on August 2, 2024, Sponsor transferred (i) to each independent director nominee 20,000 Founder Shares, in the aggregate amount of 60,000 Founder Shares, and (ii) to Chief Financial Officer, 10,000 Founder Shares, all at the original purchase price when the Sponsor acquired such shares. Those shares issuance and cancelation were considered as a recapitalization, which were recorded and presented retroactively. As a result of the underwriters’ election to fully exercise their over-allotment option on November 19, 2024, no Founder Shares are currently subject to forfeiture

As of September 30, 2025 and December 31, 2024, there were 2,180,000 ordinary shares issued and outstanding, excluding 6,900,000 shares subject to possible redemption as of each respective date.

Shareholders of ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable share exchange rules, the affirmative vote of a majority of the Company’s issued and outstanding ordinary shares that are voted at a shareholder meeting (in person or by proxy) is required to approve any such matter voted on by the Company’s shareholders. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to the Company’s amended and restated memorandum and articles of association; such actions include amending the Company’s amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company.

Horizon Space Acquisition II Corp.
Notes To Unaudited Condensed Financial Statements

Note 7 — Shareholders’ Equity (cont.)

The Company’s board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The Company’s shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Rights

As of September 30, 2025 and December 31, 2024, there were 7,113,500 rights outstanding, 6,900,000 of which are publicly traded. Among these, 213,500 rights were issued as part of 213,500 Private Units, which have not yet been separated.

Each holder of a right will automatically receive one-tenth (1/10) of one ordinary share upon consummation of the Company initial Business Combination, even if the holder of such right redeemed all ordinary shares held by it in connection with the initial Business Combination or an amendment to the Company’s amended and restated memorandum and articles of association with respect to our pre-business combination activities. In the event the Company will not be the surviving company upon completion of its initial Business Combination, each right will automatically be converted to receive the kind and amount of securities or properties of the surviving entity that each one-tenth of an ordinary share underlying each right is entitled to upon consummation of the Business Combination, subject to any dissenter rights under the applicable law. No additional consideration will be required to be paid by a holder of rights in order to receive its additional ordinary shares upon consummation of an initial Business Combination. The shares issuable upon the conversion of the rights will be freely tradable (except to the extent held by the Company’s affiliates). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis.

The Company will not issue fractional shares in connection with a conversion of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Companies Act and any other applicable law. As a result, the holders hold rights in multiples of ten in order to receive shares for all of your rights upon closing of a business combination. If the Company is unable to complete an initial business combination within the required time period and liquidate the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Additionally, in no event will be required to net cash settle the rights. Accordingly, the rights may expire worthless.

The Company shall reserve such amount of its profits or share premium in order to pay up the par value of each share issuable in respect of the rights.

Note 8 — Segment information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance. The Company has adopted the guidance in ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, in the accompanying unaudited condensed financial statements using the retrospective method of adoption.

Horizon Space Acquisition II Corp.
Notes To Unaudited Condensed Financial Statements

Note 8 — Segment information (cont.)

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating and reportable segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the Three Months Ended September 30, 2025	For the Three Months Ended September 30, 2024	For the Nine Months Ended September 30, 2025	For the Nine Months Ended September 30, 2024
Professional services fee in connection with Business Combination	$(55,801)	$—	$(634,246)	$—
Other formation and operating costs	(68,723)	(33,604)	(252,923)	(44,710)
Total formation and operating costs	(124,524)	(33,604)	(887,169)	(44,710)
Interest earned on investment held in Trust Account	739,550	—	2,196,069	—
Net income (loss)	$615,026	$(33,604)	$1,308,900	$(44,710)

The key measures of segment profit or loss reviewed by our CODM are interest earned on investment in Trust Account and formation and operating expenses. The CODM reviews interest earned on investment in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Within formation and operating costs, the CODM specifically reviews professional service fees in connection with the business combination, which are a significant segment expense, and include legal fees, and advisory fees, as these represent significant costs affecting the Company’s consummation of the Business Combination. Other formation and operating costs, including accounting expenses, printing expenses, and regulatory filing fees, are reviewed in aggregate to ensure alignment with budget and contractual obligations. These expenses are monitored to manage and forecast cash available to complete a business combination within the required period.

Note 9 — Subsequent Events

On or about November 17, 2025, an aggregate of $690,000 (the “Extension Fee”) was deposited into the Trust Account for the Company’s public shareholders (the “Extension Payment”) by Hsiao-Lan Wu, a third party to the Sponsor (the “Payee”), which enables the Company to extend the period of time it has to consummate its initial business combination by three months from November 18, 2025 to February 18, 2026 (the “Extension”). The Extension is the first of the two Extensions permitted under the Existing HSPT Charter. In connection with the Extension Payment, on November 18, 2025, the Company issued an unsecured promissory note of $690,000 (the “Note”) to the Payee. The Note bears no interest and is payable in full upon the earlier to occur of (i) the consummation of the Company’s business combination or (ii) the date of expiry of the term of the Company (the “Maturity Date”). The Payee has the right, but not the obligation, to convert the Note, in whole or in part, respectively, into Private Units of the Company, that are identical to the Private Units issued by the Company in the Private Placement consummated simultaneously with the Company’s IPO, subject to certain exceptions, by providing the Company with written notice of the intention to convert at least two business days prior to the closing of the business combination. The number of the Private Units to be received by the Payee in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to the Payee by (y) $10.00.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Horizon Space Acquisition II Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Horizon Space Acquisition II Corp. (the “Company”) as of December 31, 2024 and 2023, the related statements of operations, shareholders’ equity (deficit) and cash flows for the year ended December 31, 2024 and for the period from March 21, 2023 (inception) to December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audits, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and the period from March 21, 2023 (inception) to December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before November 18, 2025 (unless further extended). There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to November 18, 2025 (unless further extended), if at all. The Company also has no approved plan in place to extend the business combination deadline beyond November 18, 2025 and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2024.

New York NY

March 26, 2025

Firm ID: 5395

HORIZON SPACE ACQUISITION II CORP.

BALANCE SHEETS

	December 31, 2024	December 31, 2023
Assets
Current Assets
Cash	$646,720	$—
Prepaid expense	73,490	—
Total Current Assets	720,210	—

Investment held in Trust Account	69,344,530	—

Total Assets	$70,064,740	$—

Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity
Current Liabilities
Amount due to related party	$254,484	$—
Other payable and accrued expenses	14,851	4,255
Total Current Liabilities	269,335	4,255

Total Liabilities	269,335	4,255

Commitments and Contingencies (Note 6)	—	—

Ordinary shares, $0.0001 par value, 490,000,000 shares authorized, 6,900,000 shares subject to possible redemption at $10.05 per share	69,344,530	—

Shareholders’ Equity (Deficit):
Preferred share, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Ordinary shares, $0.0001 par value, 490,000,000 shares authorized, 2,180,000 shares (excluding 6,900,000 shares subject to possible redemption) and 1,725,000 shares issued and outstanding as of December 31, 2024 and 2023, respectively	218	173
Additional paid-in capital	312,035	24,827
Subscription receivable	—	(25,000)
Accumulated deficit	138,622	(4,255)
Total Shareholders’ Equity (Deficit)	450,875	(4,255)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit)	$70,064,740	$—

The accompanying notes are an integral part of these audited financial statements.

HORIZON SPACE ACQUISITION II CORP.

STATEMENTS OF OPERATIONS

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	For the Year Ended December 31, 2024	For the Period From March 21, 2023 (Inception) to December 31, 2023
Formation and operating costs	$201,653	$4,255
Loss from operations	(201,653)	(4,255)

Other income
Interest and dividend income on investments held in Trust	344,530	—

Net income (loss) before income tax	142,877	(4,255)

Income tax expenses	—	—

Net income (Loss)	142,877	(4,255)

Weighted average shares outstanding of redeemable ordinary shares	805,479	—
Basic and diluted net income per share, ordinary shares	$2.67	$—
Weighted average shares outstanding of non-redeemable ordinary shares	1,776,618	1,725,000
Basic and diluted net loss per share, non-redeemable ordinary shares	$(1.13)	$(0.00)

The accompanying notes are an integral part of these audited financial statements.

HORIZON SPACE ACQUISITION II CORP.

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Preferred Shares		Ordinary Shares		Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of March 21, 2023 (inception)	—	$—	—	$—	$—	$—	$—	$—
Founder share issued to initial shareholder	—	—	1,725,000	173	24,827	(25,000)	—	—
Net loss	—	—	—	—	—	—	(4,255)	(4,255)
Balance as of December 31, 2023	—	—	1,725,000	173	24,827	(25,000)	(4,255)	(4,255)
Received proceed from subscription receivable	—	—	—	—	—	25,000	—	25,000
Sale of public units through public offering, including over-allotment			6,900,000	690	68,999,310	—	—	69,000,000
Sale of private placement units*	—	—	200,000	20	1,999,980	—	—	2,000,000
Sale of private placement units, over-allotment*	—	—	13,500	1	134,999	—	—	135,000
Issuance of representative shares	—	—	241,500	24	341,578	—	—	341,602
Underwriters’ discount	—	—	—	—	(1,035,000)	—	—	(1,035,000)
Other offering expenses	—	—	—	—	(809,819)	—	—	(809,819)
Reclassification of ordinary shares subject to redemption	—	—	(6,900,000)	(690)	(68,095,410)	—	—	(68,096,100)
Allocation of offering costs to ordinary shares subject to redemption	—	—	—	—	1,806,783	—	—	1,806,783
Initial accretion of carrying value to redemption value	—	—	—	—	(2,710,683)	—	—	(2,710,683)
Subsequent accretion of carrying value to redemption value	—	—	—	—	(344,530)	—	—	(344,530)
Net income	—	—	—	—	—	—	142,877	142,877
Balance as of December 31, 2024	—	$—	2,180,000	$218	$312,035	$—	$138,622	$450,875

____________

*        As of the date of the issuance of these financial statements, 213,500 private placement units have not been separated into their relevant components

The accompanying notes are an integral part of these audited financial statements.

HORIZON SPACE ACQUISITION II CORP.

STATEMENTS OF CASH FLOWS

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	For the Year Ended December 31, 2024	For the Period From March 21, 2023 (Inception) to December 31, 2023
Cash Flows from Operating Activities:
Net income (loss)	$142,877	$(4,255)
Adjustments to reconcile net loss to net cash provided by operating activities:
Dividend and interest income on Trust Account	(344,530)	—
Changes in operating assets and liabilities:
Prepaid expense	(73,490)	—
Accrued expense	164,678	4,255
Net Cash Provided By Operating Activities	(110,465)	—

Cash flows from investing activities:
Investment held in Trust Account	(69,000,000)	—
Net Cash Used in Financing Activities	(69,000,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of public units, including over-allotment, net of underwriters’ discount	67,965,000	—
Proceeds from sale of private placement units, including over-allotment	2,135,000	—
Payment of offering costs	(342,815)	—
Net Cash Provided by Financing Activities	69,757,185	—

Net Change in Cash	646,720	—

Cash, beginning of the year	—	—
Cash, end of the year	$646,720	$—

Supplemental Disclosure of Cash Flow Information:
Accrued expense paid by Sponsor	$129,082	$—
Deferred offering costs paid by Sponsor for settlement of subscription receivable	$25,000	$—
Deferred offering costs paid by Sponsor	$125,402	$—
Issuance of representative shares	$341,602	$—
Reclassification of ordinary shares subject to redemption	$68,096,100	$—
Initial accretion of carrying value for public shares to redemption value	$2,710,683	$—
Subsequent accretion of carrying value for public shares to redemption value	$344,530	$—
Allocation of offering costs to ordinary shares subject to redemption	1,806,783	—

The accompanying notes are an integral part of these audited financial statements.

Horizon Space Acquisition II Corp.
Notes To Financial Statements
December 31, 2024 and 2023

Note 1 — Organization, Business Operation and Going Concern Consideration

Horizon Space Acquisition II Corp. (the “Company”) is a newly organized blank check company incorporated in the Cayman Islands on March 21, 2023 (“Inception”). The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any potential Business Combination target or initiated any substantive discussions, directly or indirectly, with any potential Business Combination prospects. The Company has selected December 31 as its fiscal year end.

As of December 31, 2024, the Company had not commenced any operations. For the period from March 21, 2023 (inception) through December 31, 2024, the Company’s efforts have been limited to organizational activities as well as activities related to the initial public offering. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of dividend and/or interest income from the proceeds derived from the IPO (as defined below) and private placement (“Private Placement”, see Note 4).

The Company’s founder and sponsor is Horizon Space Acquisition II Sponsor Corp., a Cayman Islands company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through IPO and the Private Placement.

On November 18, 2024, the Company consummated its initial public offering (the “IPO”) of 6,000,000 units (“Units”). Each unit consists of one ordinary share, and one right to receive one-tenth (1/10) of one ordinary share. Each ten rights entitle the holder thereof to receive one ordinary share upon the consummation of the Business Combination. The Units were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $60,000,000. On November 19, 2024, the underwriter notified the Company of its exercise of the over-allotment option in full to purchase additional 900,000 Units of the Company (the “Over-Allotment Option”). As a result, on November 21, 2024, 900,000 Units were sold to the underwriter at an offering price of $10.00 per Option Unit (the “Option Units” and together with the Units, collectively, the “Public Units”), generating gross proceeds of $9,000,000. (refer to Note 3)

Simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 200,000 units (the “Private Placement Units”) to the Sponsor, at a price of $10.00 per Private Placement Unit, generating total proceeds of $2,000,000, which is described in Note 4. Simultaneously with the issuance and sale of the Option Units, the Company completed a private placement sale of additional 13,500 units (the “Additional Private Units” and together with the Initial Private Units, collectively, the “Private Units”) to the Sponsor at a purchase price of $10.00 per Additional Private Unit, generating gross proceeds of $135,000.

Transaction costs amounted to aggregated total of $1,844,819, consisting of $1,035,000 of underwriting commissions which was paid in cash at the closing date of the IPO, and upon the exercise of the overallotment option, $341,602 of the Representative Shares (discussed in the below), and $468,217 of other offering costs. At the IPO date, cash of $939,635 was held outside of the Trust Account (as defined below) and is available for the payment of accrued offering costs and for working capital purposes.

In conjunction with the IPO, the Company issued to the underwriter 210,000 ordinary shares for no consideration (the “Representative Shares”). The fair value of the Representative Shares accounted for as compensation under Accounting Standards Codification (“ASC”) 718, “Compensation — Stock Compensation” (“ASC 718”) is included in the offering costs. The fair value of the Representative Shares was estimated by using Black Scholes model as of the IPO date totaled $297,045. In connection with the exercised of the, the Company issued additional 31,500 Representative Shares to the underwriter with fair value of $44,557.

The Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding interest income earned on the Trust Account that is released to the Company to pay taxes) at the time of the agreement to enter

Horizon Space Acquisition II Corp.
Notes To Financial Statements
December 31, 2024 and 2023

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

into the initial Business Combination. However, the Company will only complete such Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Upon the closing of the IPO, management has agreed that the net proceeds of the IPO and the sale of the Private Units, $10.00 per unit will be placed into a U.S.-based Trust Account (“Trust Account”) maintained by Wilmington Trust, N.A., acting as trustee, and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to pay the Company’s tax obligations and liquidation expenses up to $50,000, the proceeds from the IPO and the sale of the Private Units that are deposited in the Trust Account will not be released from the Trust Account until the earliest to occur of:(a) the completion of the initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company’s memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete the Business Combination within 12 months from the closing of this IPO (or up to 18 months from the closing of this IPO if the Company extends the period of time to consummate the Business Combination by the full amount of time) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity and (c) the redemption of the public shares if the Company is unable to complete the Business Combination within 12 months from the closing of this IPO (or up to 18 months from the closing of this IPO if the Company extends the period of time to consummate a Business Combination by the full amount of time), subject to applicable law. Although the Company will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities the Company engages execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Company’s public shareholders, the proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the public shareholders.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer.

The ordinary shares subject to redemption accredited to the redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standard Board’s (FASB) Accounting Standards Codification (“ASC”) Topic 480“Distinguishing Liabilities from Equity.” In such case, the Company has determined that the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. If the Company cannot complete a Business Combination within such 12-month period (or up to 18 months from the closing of this offering if the Company extends the period of time to consummate a Business Combination by the full amount of time), unless the Company extends such period pursuant to its amended and restated memorandum and articles of association, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of income taxes payable, and less up to$50,000 of interest to pay liquidation expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Horizon Space Acquisition II Corp.
Notes To Financial Statements
December 31, 2024 and 2023

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

There will be no redemption rights or liquidating distributions with respect to public rights or private rights. The rights will expire worthless if the Company fails to complete a Business Combination within the 12-month time period (or up to 18 months from the closing of this offering if the Company extends the period of time to consummate a Business Combination by the full amount of time).

Pursuant to the terms of the Company’s memorandum and articles of association, in order to extend the time available for the Company to consummate its initial Business Combination, the Sponsor or designees, must deposit into the Trust Account for each three months extension, $690,000 as the underwriter’s over-allotment option had been exercised in full ($0.10 per share in either case), up to an aggregate of $1,380,000, on or prior to the date of the applicable deadline.

Going Concern Consideration

As of December 31, 2024, the Company had cash of $646,720 and working capital of $450,875. The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, Presentation of Financial Statements — Going Concern, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in addressing this uncertainty is through the Working Capital Loans, as defined below (see Note 5).

The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company currently has no commitments in place to receive such financing and there is no assurance that the Company’s plans to raise capital will be successful. In addition, if the Company is unable to complete a Business Combination within the Combination Period by November 18, 2025, unless further extended, the Company’s board of directors would proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such additional condition also raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

As a result of the ongoing Russia/Ukraine, Hamas/Israel conflicts and/or other future global conflicts, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and potential future sanctions on the world economy and the specific impact on the Company’s financial position, results of operations or ability to consummate a Business Combination are not yet determinable. The financial statements of the Company do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Significant accounting policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Horizon Space Acquisition II Corp.
Notes To Financial Statements
December 31, 2024 and 2023

Note 2 — Significant accounting policies (cont.)

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart The Company’s Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements of the Company in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $646,720 and nil in cash as of December 31, 2024 and 2023, respectively, and did not have any cash equivalents as of December 31, 2024 and 2023.

Investment Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of an investment in money market fund that invest in U.S government treasury obligations and generally have a readily determinable fair value. Gains and losses resulting from the change in fair value of these securities are included in income on Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

As of December 31, 2024 and 2023, the Trust Account had balance of $69,344,530 and nil, respectively. The interests earned from the Trust Account totaled $344,530 for the year ended December 31, 2024, which were fully reinvested into the Trust Account as interest and dividend income on investments and therefore presented as an adjustment to the operating activities in the Statements of Cash Flows.

Horizon Space Acquisition II Corp.
Notes To Financial Statements
December 31, 2024 and 2023

Note 2 — Significant accounting policies (cont.)

Offering Costs associated with Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — Expenses of Offering. Offering Costs associated with Initial Public Offering consist of underwriting, legal, and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering and were charged to shareholders’ equity upon the completion of the IPO. Upon closing of the IPO, total of $1,844,819 Offering Costs associated with Initial Public Offering were charged to additional paid in capital.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less interest income and unrealized gain or loss on investments in trust account less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of December 31, 2024 and 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then shared in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

The net income (loss) per share presented in the statement of operations is based on the following:

	For the Year Ended December 31, 2024	For the Period From March 21, 2023 (Inception) to December 31, 2023
Net income (loss)	$142,877	$(4,255)
Initial accretion of carrying value to redemption value	(2,710,683)	—
Subsequent accretion of carrying value to redemption value	(344,530)	—
Net loss including accretion of carrying value of redemption value	$(2,912,336)	$(4,255)
	December 31, 2024
	Redeemable Ordinary Share	Non-Redeemable Ordinary Share
Basic and diluted net loss per share:
Numerators:
Allocation of net loss including carrying value to redemption value	$(908,497)	$(2,003,839)
Initial accretion of carrying value to redemption value	2,710,683	—
Subsequent accretion of carrying value to redemption value	344,530	—
Allocation of net income/(loss)	$2,146,716	$(2,003,839)

Denominators:
Weighted-average shares outstanding	805,479	1,776,618
Basic and diluted net income/(loss) per share	$2.67	$(1.13)

Horizon Space Acquisition II Corp.
Notes To Financial Statements
December 31, 2024 and 2023

Note 2 — Significant accounting policies (cont.)

	December 31, 2023
	Redeemable Ordinary Share	Non-Redeemable Ordinary Share
Basic and diluted net loss per share:
Numerators:
Allocation of net loss including carrying value to redemption value	$—	$(4,255)
Initial accretion of carrying value to redemption value	—	—
Subsequent accretion of carrying value to redemption value	—	—
Allocation of net loss	$—	$(4,255)

Denominators:
Weighted-average shares outstanding	—	1,725,000
Basic and diluted net loss per share	$—	$(0.002)

Ordinary shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s public shares feature certain redemption rights that are outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2024, 6,900,000 ordinary shares subject to possible redemption are presented at the redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Share Rights

The Company accounts for the Public Rights and private placement rights issued in connection with the IPO and the Private Placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the rights under equity treatment at their assigned values.

Share-Based Compensation

The Company accounts for the share-based compensation issued to the underwriter under Accounting Standards Codification (“ASC”) 718, “Compensation — Stock Compensation” (“ASC 718”) is included in the offering costs.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2024, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Horizon Space Acquisition II Corp.
Notes To Financial Statements
December 31, 2024 and 2023

Note 2 — Significant accounting policies (cont.)

Fair Value of Financial Instruments Measurements

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances. The fair value hierarchy is categorized into three levels based on the inputs as follows:

•        Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

•        Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

•        Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

On December 31, 2024, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis on December 31, 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Fair Value	(Level 1)	(Level 2)	(Level 3)
Assets:
Investment held in Trust Account	$69,344,530	$69,344,530	$—	$—
Total	$69,344,530	$69,344,530	$—	$—

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a

Horizon Space Acquisition II Corp.
Notes To Financial Statements
December 31, 2024 and 2023

Note 2 — Significant accounting policies (cont.)

tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on March 21, 2023, the evaluation was performed for 2023 and upcoming 2024 tax year which will be the only periods subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.

The Company’s tax provision was deemed to be de minimis for the period presented. The Company is considered to be an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income taxes (Topic 740): Improvements to Income Tax Disclosure (“ASU 2023-09”), which enhances the transparency and usefulness of income tax disclosures. ASU 2023-09 will be effective for fiscal years beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The Company is currently evaluating the impact of the pending adoption of ASU 2023-09 on its financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the on the Company’s financial statements.

Note 3 — Initial Public Offering

On November 18, 2024, the Company sold 6,000,000 units, at a price of $10.00 per Unit. Each unit consists of one ordinary share, and one right to receive one-tenth (1/10) of one ordinary share. Each ten rights entitle the holder thereof to receive one ordinary share upon the consummation of the Business Combination. The Company has also granted the underwriters a 45-day option to purchase up to an additional 900,000 units to cover over-allotments, if any. On November 19, 2024, the underwriter notified the Company of its exercise of the over-allotment option in full to purchase additional 900,000 Option Units of the Company. On November 21, 2024, 900,000 Option Units were sold to the underwriter at an offering price of $10.00 per Option Unit, generating gross proceeds of $9,000,000.

All of the 6,900,000 public shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such public shares if there is a shareholders vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

Horizon Space Acquisition II Corp.
Notes To Financial Statements
December 31, 2024 and 2023

Note 3 — Initial Public Offering (cont.)

The Company’s redeemable ordinary share is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

As of December 31, 2024, the amounts of ordinary shares reflected on the balance sheet are reconciled in the following table.

	As of December 31, 2024
	Share	Amount
Gross proceeds	6,900,000	$69,000,000
Less:
Proceeds allocated to public rights	—	(903,900)
Offering costs of public shares	—	(1,806,783)
Plus:
Initial accretion of carrying value to redemption value	—	2,710,683
Subsequent accretion of carrying value to redemption value	—	344,530
Ordinary shares subject to possible redemption	6,900,000	$69,344,530

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 200,000 Initial Private Placement Units at a price of $10.00 per Initial Private Placement Units for an aggregate purchase price of $2,000,000. Each Initial Private Placement Unit was identical to the Public Units sold in the IPO, except as described below. Simultaneously with the closing of the Option Units on November 21, 2024, the Company consummated the sale of additional 13,500 Additional Private Placement Units to the Sponsor at a price of $10.00 per Additional Private Placement Unit, generating total proceeds of $135,000. As of the date of the issuance of these financial statements, 213,500 private placement units have not been separated into their relevant components

The Sponsor has agreed to waive its redemption rights with respect to its Private Placement shares (i) in connection with the consummation of a Business Combination, (ii) in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem100% of the Company’s public shares if the Company does not complete the Company’s initial Business Combination within 12 months after the closing of this offering (or up to 18 months from the completion of this offering if the Company extends the period of time to consummate a Business Combination by the full amount of time), and (iii) if the Company fails to consummate a Business Combination within 12 months after the closing of this offering (or up to 18 months from the completion of this offering if the Company extends the period of time to consummate a Business Combination by the full amount of time) or if the Company liquidates prior to the expiration of the 12-month period (or up to 18 months from the completion of this offering if the Company extends the period of time to consummate a Business Combination by the full amount of time). However, the Sponsor will be entitled to redemption rights with respect to any public shares held by it if the Company fails to consummate a Business Combination or liquidate within the 12-month period (or up to18 months if the Company extends the period of time to consummate a Business Combination by the full amount of time).

Horizon Space Acquisition II Corp.
Notes To Financial Statements
December 31, 2024 and 2023

Note 4 — Private Placement (cont.)

The Sponsor has agreed not to transfer, sell or assign the Private Units and the underlying securities until the consummation of the Company’s initial Business Combination.

Note 5 — Related Party Transactions

Founder Shares

On March 21, 2023, the Company issued 1 ordinary shares of a par value of $0.0001 to the Sponsor without consideration. On July 26, 2024, the Sponsor acquired 1,725,000 ordinary shares (“Founder Shares”) for a purchase price of $25,000, or approximately $0.0145 per share and surrendered 1 ordinary share, all share amounts have been retroactively restated to reflect this issuance and surrender of 1 ordinary shares. On August 2, 2024, Sponsor transferred (i) to each independent director nominee 20,000 Founder Shares, in the aggregate amount of 60,000 Founder shares, and (ii) to Chief Financial Officer, 10,000 Founder Shares, all at the original purchase price of $0.0145 per share when the Sponsor acquired such shares.

As of November 18, 2024, there were 1,725,000 Founder Shares issued and outstanding, amount with up to 225,000 Founder Shares are subject to forfeiture if the underwriters’ over-allotment is not exercised. On November 21, 2024, the underwriters exercised their over-allotment option in full, all 225,000 Founder Shares were no longer subject to forfeiture.

The Founder Shares are designated as ordinary shares and are identical to the Private Placement shares except for the following (a) Founder Shares must be voted in favor of any proposed Business Combination and cannot vote for amendments that would prevent public shareholders from converting or selling their shares in connection with a Business Combination, (b) Founder Shares cannot be converted into cash from the Trust Account in connection with a shareholder vote to approve the initial Business Combination or amend shareholders’ rights or pre-Business Combination activity. They do not participate in liquidating distributions if a Business Combination is not consummated. (c) Founder Shares cannot be transferred, assigned, or sold until the earlier of six months after the initial Business Combination or upon certain triggering events (e.g., liquidation, merger). If the share price exceeds $12.00 for 20 out of 30 trading days post-Business Combination, the lock-up is released.

Promissory Note — Related Party

On July 25, 2024, the Company entered into a promissory note agreement (“Promissory Note Agreement”), pursuant which the Sponsor agreed to loan the Company up to $500,000 to be used for a portion of the expenses of the Proposed Public Offering. As of December 31, 2024, the Company had not drawn on this promissory note.

Amount Due to Related Party

Amount due to related party represents advancement made by the sponsor to the Company to pay formation expenses and a portion of the expenses of the IPO. As of December 31, 2024, the Company had amount due to related party amounted to $254,484.

Working Capital Loans

In addition, in order to meet with the Company’s working capital needs following the consummation of this offering or to extend the Company’s life, the Company’s founders, officers and directors or their affiliates/designees may, but are not obligated to, loan the Company funds, from time to time or at anytime, in whatever amount they deem reasonable in their sole discretion. Each loan (“Working Capital Loans”) would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial Business Combination, without interest, or, at the lender’s discretion, up to $2,500,000 of the notes may be converted upon consummation of our Business Combination into working capital units (“the Working Capital Units”) at a price of $10.00 per unit in addition to the convertible notes in connection with the potential extensions. The Company’s shareholders have approved the issuance of the units

Horizon Space Acquisition II Corp.
Notes To Financial Statements
December 31, 2024 and 2023

Note 5 — Related Party Transactions (cont.)

and underlying securities upon conversion of such notes, to the extent the holder wishes to so convert them at the time of the consummation of the initial Business Combination. If the Company do not complete a Business Combination, the loans will not be repaid.

The Working Capital Units would be identical to the Private Units sold in the Private Placement. The terms of such loans by the Sponsor or its affiliates, if any, have not been determined and no written agreements exist with respect to such loans.

As of December 31, 2024, the Company had no borrowings under the Working Capital Loans.

Administrative Support Services

Commencing on the date that the Company’s securities are first listed on NASDAQ through the earlier of consummation of the Company’s initial Business Combination and liquidation, the Company will pay an affiliate of Sponsor a total of $10,000 per month for office space, administrative and support services.

On February 5, 2025, upon the approval of the Board and Audit Committee of the Company, the Company and the Sponsor agreed to waive full payment of the Administrative Service Fee.

Note 6 — Commitments & Contingencies

Registration Rights

The holders of the Founder Shares and private units, units issuable upon the conversion of certain working capital loans and any underlying securities will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of this offering requiring the Company to register such securities for resale. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company had granted the underwriter a 45-day option from the date of the IPO to purchase up to an additional 900,000 units to cover over-allotments, if any. On November 21, 2024, the underwriters exercised the Option Unit in full. The Company has agreed to pay an underwriting discount of 1.5% of the gross proceeds of the IPO, or $900,000 (or up to $1,035,000 if the underwriters’ over-allotment is exercised in full) to the underwriters at the closing of the IPO in addition to the issuance of the Representative Shares. $900,000 was paid at the closing of the IPO on November 18, 2024. In connection with the issuance and sales of the Option Units, additional $135,000 was paid on November 21, 2024.

Representative Shares

The Company has agreed to issue to the underwriter 210,000 ordinary shares (or up to 241,500 ordinary shares if the underwriters’ over-allotment option is exercised in part or in full) (the “Representative Shares”), upon the consummation of the IPO. These shares were registered in the IPO. In connection with the IPO, the Company issued 210,000 Representative Shares to the underwriter with a fair value of $297,045. In connection with the issuance and sales of the Option Units, the Company issued additional 31,500 Representative Shares to the underwriter with a fair value of $44,557.

Horizon Space Acquisition II Corp.
Notes To Financial Statements
December 31, 2024 and 2023

Note 6 — Commitments & Contingencies (cont.)

The underwriter has agreed not to transfer, assign or sell any such shares until the completion of the Company’s initial Business Combination. In addition, the underwriter has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within the periods of time.

The Representative Shares are subject to a lock-up for a period of 180 days immediately following the commencement of sales of this offering pursuant to FINRA Rule 5110(e)(1). Pursuant to this FINRA lock-up, these securities cannot be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days from the commencement of sales of this offering except as permitted under FINRA Rule 5110(e)(2), including to any underwriter and selected dealer participating in the offering and their officers or partners, registered persons or affiliates. These securities have resale registration rights including three demand (one at the Company’s expense and two at the underwriter’s expense) and unlimited “piggy-back” rights at any time, and from time to time.

Note 7 — Shareholders’ Equity

Preference Share

The Company is authorized to issue 10,000,000 shares of preferred share, with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2024 and 2023, there were no preference shares issued or outstanding.

Ordinary Share

The Company is authorized to issue 490,000,000 ordinary shares, with a par value of $0.0001 per share.

On March 21, 2023, the Company issued one ordinary share of a par value of $0.0001 to the Sponsor without consideration.

On July 26, 2024, the Sponsor acquired 1,725,000 Founder Shares (up to 225,000 of which are subject to forfeiture) at a price of approximately 0.0145 per share for an aggregate of $25,000 and surrendered one ordinary share. All share amounts have been retroactively restated to reflect this issuance. on August 2, 2024, Sponsor transferred (i) to each independent director nominee 20,000 Founder Shares, in the aggregate amount of 60,000 Founder Shares, and (ii) to Chief Financial Officer, 10,000 Founder Shares, all at the original purchase price when the Sponsor acquired such shares. Those shares issuance and cancelation were considered as a recapitalization, which were recorded and presented retroactively. As a result of the underwriters’ election to fully exercise their over-allotment option on November 19, 2024, no ordinary shares are currently subject to forfeiture

As of December 31, 2024 and 2023, there were 2,180,000 and 1,725,000 shares of ordinary share issued and outstanding, excluding 6,900,000 shares subject to possible redemption, respectively. Among these, as of December 31, 2024, 213,500 ordinary shares from 213,500 private placement units have not yet been separated.

Shareholders of ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable share exchange rules, the affirmative vote of a majority of the Company’s issued and outstanding ordinary shares that are voted at a shareholder meeting (in person or by proxy) is required to approve any such matter voted on by the Company’s shareholders. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to the Company’s amended and restated memorandum and articles of association; such actions include amending the Company’s amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company.

Horizon Space Acquisition II Corp.
Notes To Financial Statements
December 31, 2024 and 2023

Note 7 — Shareholders’ Equity (cont.)

The Company’s board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The Company’s shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Rights

As of December 31, 2024, there were 7,113,500 rights outstanding, 6,900,000 of which are publicly traded. Among these, 213,500 rights were issued as part of 213,500 private placement units, which have not yet been separated. At December 31, 2023, there were no right outstanding.

Each holder of a right will automatically receive one-tenth (1/10) of one ordinary share upon consummation of the Company initial Business Combination, even if the holder of such right redeemed all ordinary shares held by it in connection with the initial Business Combination or an amendment to the Company’s amended and restated memorandum and articles of association with respect to our pre-business combination activities. In the event the Company will not be the surviving company upon completion of its initial Business Combination, each right will automatically be converted to receive the kind and amount of securities or properties of the surviving entity that each one-tenth of a share of ordinary shares underlying each right is entitled to upon consummation of the Business Combination, subject to any dissenter rights under the applicable law. No additional consideration will be required to be paid by a holder of rights in order to receive its additional ordinary shares upon consummation of an initial Business Combination. The shares issuable upon the conversion of the rights will be freely tradable (except to the extent held by the Company’s affiliates). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis.

The Company will not issue fractional shares in connection with a conversion of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Companies Act and any other applicable law. As a result, the holders hold rights in multiples of ten in order to receive shares for all of your rights upon closing of a business combination. If the Company is unable to complete an initial business combination within the required time period and liquidate the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Additionally, in no event will be required to net cash settle the rights. Accordingly, the rights may expire worthless.

The Company shall reserve such amount of its profits or share premium in order to pay up the par value of each share issuable in respect of the rights.

Note 8 — Segment information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance. The Company has adopted the guidance in ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, in the accompanying financial statements using the retrospective method of adoption.

Horizon Space Acquisition II Corp.
Notes To Financial Statements
December 31, 2024 and 2023

Note 8 — Segment information (cont.)

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating and reportable segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the Year Ended December 31, 2024	For the Period From March 21, 2023 (Inception) to December 31, 2023
Professional service fee in connection with the Business Combination	$—	$—
Other formation and operating costs	201,653	4,255
Total formation and operating costs	(201,653)	(4,255)
Interest earned on investment held in Trust Account	344,530	—
Net income (loss)	$142,877	$(4,255)

The key measures of segment profit or loss reviewed by our CODM are interest earned on investment in Trust Account and formation and operating expenses. The CODM reviews interest earned on investment in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Within formation and operating costs, the CODM specifically reviews professional service fees in connection with the business combination, which are a significant segment expense, and include legal fees, and advisory fees, as these represent significant costs affecting the Company’s consummation of the Business Combination. Other formation and operating costs, including accounting expenses, printing expenses, and regulatory filing fees, are reviewed in aggregate to ensure alignment with budget and contractual obligations. These expenses are monitored to manage and forecast cash available to complete a business combination within the required period.

Note 9 — Subsequent Events

The Company’s management reviewed all material events that have occurred after the balance sheet date through March 26, 2025. Based on the review, except as disclosed below, the Company did not identify any subsequent events that would require adjustment or disclosure in the financial statements.

Note 10 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s report

Business Combination with SL BIO Ltd.

On May 9, 2025, the Company entered into the Business Combination Agreement with the PubCo, Merger Sub I, Merger Sub II, and SL Bio, pursuant to which, among other things, (i) Merger Sub I will merge with and into the Company, with the Company as the surviving entity and a wholly-owned subsidiary of PubCo (the “First Merger”), and (ii) following the First Merger, Merger Sub II will merge with and into SL Bio, with SL Bio as the surviving entity and a wholly-owned subsidiary of PubCo (the “Second Merger,” and together with the First Merger and the other transactions contemplated by the Business Combination Agreement, the “SL Bio Business Combination”). Upon the consummation of the SL Bio Business Combination, each of the Company and SL Bio will become a subsidiary of PubCo, and the Company’s shareholders and SL Bio’s shareholders will receive ordinary shares, par value US$1.00 per share, of PubCo (“PubCo Ordinary Shares”) as consideration and become the shareholders of PubCo. The PubCo Ordinary Shares is expected to be listed and traded on the Nasdaq Stock Market LLC following the consummation of the SL Bio Business Combination.

Horizon Space Acquisition II Corp.
Notes To Financial Statements
December 31, 2024 and 2023

Note 10 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s report (cont.)

On July 5, 2025, the Company issued an unsecured promissory note (the “Note”) in the principal amount of $300,000 to the Sponsor. The proceeds of the Note, which may be drawn down from time to time until the Company consummates its initial business combination, will be used as general working capital purposes. The Note bears no interest and is payable in full upon the earlier to occur of (i) the consummation of the Company’s business combination or (ii) the date of expiry of the term of the Company (the “Maturity Date”). The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action, (iii) the breach of the Company’s obligations thereunder; (iv) any cross defaults; (v) an enforcement proceedings against the Company; and (vi) any unlawfulness and invalidity in connection with the performance of the obligations thereunder, in which case the Note may be accelerated. The payee of the Note, the Sponsor, or its registered assignees or successors in interest (the “Payee”), has the right, but not the obligation, to convert the Note, in whole or in part, respectively, into private units (the “Units”) of the Company, each consisting of one ordinary share, par value $0.0001 per share (the “Ordinary Share”), one warrant, and one right to receive one-tenth (1/10) of one Ordinary Share upon the consummation of a business combination, as described in the prospectus of the Company (File No: 333-282758), by providing the Company with written notice of the intention to convert at least two business days prior to the closing of the business combination. The number of Units to be received by the Payee in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to the payee by (y) $10.00.

On or about November 17, 2025, an aggregate of $690,000 (the “Extension Fee”) was deposited into the Trust Account for the Company’s public shareholders (the “Extension Payment”) by Hsiao-Lan Wu, a designee of the Sponsor (the “Payee”), which enables the Company to extend the period of time it has to consummate its initial business combination by three months from November 18, 2025 to February 18, 2026 (the “Extension”). The Extension is the first of the two Extensions permitted under the Existing HSPT Charter. In connection with the Extension Payment, on November 18, 2025, the Company issued an unsecured promissory note of $690,000 (the “Note”) to the Payee. The Note bears no interest and is payable in full upon the earlier to occur of (i) the consummation of the Company’s business combination or (ii) the date of expiry of the term of the Company (the “Maturity Date”). The Payee has the right, but not the obligation, to convert the Note, in whole or in part, respectively, into Private Units of the Company, that are identical to the Private Units issued by the Company in the Private Placement consummated simultaneously with the Company’s IPO, subject to certain exceptions, by providing the Company with written notice of the intention to convert at least two business days prior to the closing of the business combination. The number of the Private Units to be received by the Payee in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to the Payee by (y) $10.00.

SL BIO LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,373,292	$3,680,026
Restricted cash	172,000	457,500
Inventories	722,755	1,359,771
Prepaid expenses and other current assets	192,133	357,881
TOTAL CURRENT ASSETS	4,460,180	5,855,178

Operating lease right-of-use assets, net	304,098	—
Plant and equipment, net	362,927	18,978
Prepayment for plant and equipment	—	7,796
Deferred offering costs	664,373	50,000
TOTAL ASSETS	$5,791,578	$5,931,952

LIABILITIES
CURRENT LIABILITIES
Operating lease liabilities, current	154,924	—
Due to an affiliate	491,429	—
Accrued expenses and other liabilities	264,004	69,198
TOTAL CURRENT LIABILITIES	910,357	69,198

Deferred tax liabilities	—	135,701
Operating lease liabilities, non-current	150,745	—
TOTAL LIABILITIES	$1,061,102	$204,899

Commitments and contingencies (Note 11)

SHAREHOLDERS’ EQUITY

Common shares, $0.10 par value; 5,000,000 shares authorized; 3,675,000 shares issued and outstanding as of June 30, 2025 and December 31, 2024	$367,500	$367,500
Additional paid-in capital	6,931,344	6,795,647
Accumulated deficit	(3,266,649)	(1,664,560)
Accumulated other comprehensive income	698,281	228,466
Total shareholders’ equity	4,730,476	5,727,053
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,791,578	$5,931,952

The accompanying notes are an integral part of these condensed consolidated financial statements.

SL BIO LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended June 30,
	2025	2024
Revenue	$1,129,238	$1,222,740
Cost of revenue	(740,172)	(157,013)
Gross profit	389,066	1,065,727

Operating expenses
General and administrative expenses	1,281,786	605,481
Research and development expenses	717,022	955,859
Total operating expenses	1,998,808	1,561,340

Loss from operations	(1,609,742)	(495,613)

Other income (expenses)
Other income (expense), net	(21,358)	21,188
Interest income	29,007	2,849
Total other income (expenses), net	7,649	24,037

Loss income before income tax	(1,602,093)	(471,576)
Income tax benefit	4	47,536
Net loss	$(1,602,089)	$(424,040)

Other comprehensive income, net of tax
Change in cumulative foreign currency translation	469,815	227,460
Comprehensive loss	$(1,132,274)	$(196,580)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SL BIO LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Six months Ended June 30, 2025

	Common Shares		Additional paid-in capital	Parent’s Net Investment	Accumulated Earnings (Deficits)	Accumulative Other comprehensive income	Total
	Shares	Amount
Balance at January 1, 2025	3,675,000	$367,500	$6,795,647	$—	$(1,664,560)	$228,466	$5,727,053
Net loss for the period	—	—	—	—	(1,602,089)	—	(1,602,089)
Reversal of prior year carve-out tax difference	—	—	135,697	—	—	—	135,697
Foreign currency translation adjustments	—	—	—	—	—	469,815	469,815
Balance at June 30, 2025 (unaudited)	3,675,000	$367,500	$6,931,344	$—	$(3,266,649)	$698,281	$4,730,476

SL BIO LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY —
(Continued)

Six months Ended June 30, 2024

	Common Shares		Additional paid-in capital	Parent’s Net Investment	Accumulated Earnings (Deficits)	Accumulative Other comprehensive income	Total
	Shares	Amount
Balance at January 1, 2024	1,500,000	$150,000	$—	$3,423,844	$—	$—	$3,573,844
Issuance of common shares	5,500,000	550,000	6,871,851	—	—	—	7,421,851
Shares repurchased and cancelled	(3,325,000)	(332,500)	—	—	—	—	(332,500)
Net distribution from Parent	—	—	(2,238,821)	(1,734,454)	—	—	(3,973,275)
Consummation of separation transaction upon completion of reorganization	—	—	2,167,087	(2,167,087)	—	—	—
Net income (loss) for the period	—	—	—	477,697	(901,737)	—	(424,040)
Foreign currency translation adjustments	—	—	—	—	—	227,460	227,460
Balance at June 30, 2024 (unaudited)	3,675,000	$367,500	$6,800,117	$—	$(901,737)	$227,460	$6,493,340

The accompanying notes are an integral part of these condensed consolidated financial statements.

SL BIO LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six months Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,602,089)	$(424,040)
Adjustments to reconcile net loss income to net cash provided by operating activities
Amortization expenses	—	1,983
Depreciation expenses	5,937	21,793
Lease expenses	76,627	84,435
Changes in operating assets and liabilities
Accounts receivable	—	(31,173)
Inventories	650,498	(1,155,796)
Advance to supplier	—	1,408,486)
Prepaid expenses and other current assets	195,674	(117,550)
Accrued expenses and other liabilities	167,346	1,302
Deferred tax liabilities	(4,390)	(47,604)
Amount due to a director	—	6,556
Amount due to an affiliate	444,477	3,423,634
Operating lease liabilities	(68,237)	(71,862)
Net cash provided by (used in) operating activities	(134,157)	3,100,164
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of plant and equipment	(317,676)	—
Net cash used in investing activities	(317,676)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common shares	—	7,239,351
Net Changes in parent’s investment	—	(4,123,275)
Deferred offering costs	(614,373)	—
Net cash provided by (used in) financing activities	(614,373)	3,116,076

Effect of change in exchange rate	473,972	215,674

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(592,234)	6,431,914
Cash and cash equivalents and restricted cash, beginning of period	4,137,526	439,354
Cash and cash equivalents and restricted cash, end of period	$3,545,292	$6,871,268

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid	$—	$—
Interest paid	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTMENT AND FINANCIAL ACTIVITIES INFORMATION:
Lease liabilities arising from obtaining right-of-use assets	$344,702	$—
Change in common shares due to share repurchase and cancellation	$—	$(332,500)
Change in net change in parent’s investments to due to affiliate	$—	$(4,123,275)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

1. ORGANIZATION

SL BIO Ltd. (“SL Bio” or the “Company”) is a holding company incorporated in the Cayman Islands on March 18, 2024 by Mr. Wang Ching-Dong (“Mr. Wang”), with the initial authorized and issued share capital of $500,000 divided into 5,000,000 common shares at the par value of $0.10 each. It was established as the holding company with the intention to perform reorganization of X-Source Future Technology Co., Ltd., a company incorporated in the Republic of China (“ROC” or “Taiwan”) on July 21, 2022 (the “Reorganization”). On November 4, 2024, X-Source Future Technology Co., Ltd. changed its name to SL Bio Co., Ltd. (“SL Bio Taiwan”). On March 18, 2025, SL Science Holding Limited (“PubCo”) was incorporated in the Cayman Islands as an exempted company limited by shares and wholly-owned by SL Bio. PubCo has not commenced any operations since its formation. PubCo and its wholly owned subsidiaries, CW Mega Limited, a Cayman Islands exempted company limited by shares (“Merger Sub I”) and WW Century Limited, a Cayman Islands exempted company limited by shares (“Merger Sub II) were incorporated solely for the purpose of completing the transactions contemplated by the Business Combination Agreement and Plan of Reorganization.

SL Bio and its wholly-owned subsidiaries (collectively referred to as the “Group”) is primarily engaged in research, development and sales of exosome products to the customers in Taiwan. Commencing June 2024, the Group has also engaged in research and development of CD-19 Armed-T products. In December 2024, SL Bio also began the research and development of Gamma Delta T Cells Products (“GDT cell therapy products”). The address of the Group’s principal office is 11/F, No. 479, Chongyang Road, Nangang District, Taipei City, Taiwan.

The accompanying condensed consolidated financial statements reflect the activities of the Group and each of the entities, as contemplated after the Reorganization.

Reorganization

The Reorganization, are completed on June 14, 2024, included the following:

1.      SL Link Co., Ltd. (“SL Link” or “OldCo”), a company incorporated in the ROC, had been engaged in three segments: (1) semiconductor equipment design and service; (2) research and development of biomedical products and (3) research, development and sales of exosome products (the “Exosome Business”).

2.      On May 6, 2022, SL Link commenced the research and development of the Exosome Business.

3.      On June 20, 2022 the Board of directors of SL Link approved the spin-off the Exosome Business.

4.      On July 21, 2022, established SL Bio Taiwan to operate the Exosome Business.

5.      On June 14, 2024, following the completion of the Reorganization SL Bio Taiwan was spun-out from SL Link, with SL Bio Taiwan owned 100% by SL Bio, which in turn was owned by the same beneficiary group of SL Link’s shareholders immediately prior to the completion of the Reorganization.

The accompanying condensed consolidated financial statements are presented on a retroactive basis to reflect the Reorganization.

Financial statements representing the historical operations of the Exosome Business have been derived from the OldCo’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activities of Exosome Business are reflected in the accompanying condensed consolidated financial statements. The condensed consolidated financial statements also include allocations of certain general, administrative, research and development expenses from the OldCo. However, amounts recognized by the Company are not necessarily representative of the amounts that would have been reflected in the condensed consolidated financial statements had the Company operated independently from the OldCo.

Immediately before and after the Reorganization, the Company is legally formed and ultimately controlled by SL Link’s shareholders, including Mr. Wang’s Family and the entity they controlled. As such, the accompanying consolidated financial statements include the assets, liabilities, revenue, expenses and cash flows that are directly

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

1. ORGANIZATION (cont.)

attributable to the Exosome Business before the Reorganization. The condensed consolidated financial statements are presented as if the Company had been in existence and the Reorganization had been in effect during the six months ended June 30, 2025 and 2024.

The assets and liabilities have been stated at historical carrying amounts. Only those assets and liabilities that are specifically identifiable to the Exosome Business are included in the Company’s condensed consolidated balance sheets.

All revenues and cost of revenues attributable to the research, development and selling of Exosome products were directly identifiable to the Company. Operating expenses were specifically identifiable to the Company based on product types and activities that are involved in the Exosome Business.

Since the Exosome Business did not commence the sales before the establishment of SL Bio Taiwan in July 2022, no indirect expenses were needed to allocate to the Exosome Businesses. The management has allocated the salary costs in according to the time spent on the Exosome Business and the OldCo.

Prior to the Reorganization, when the Company was part of the OldCo, the Company was dependent upon OldCo for all of its working capital and financing requirements as the OldCo used a centralized approach to cash management and financing of its operations. Accordingly, none of the OldCo’s cash, cash equivalents or debt at the corporate level has been included in the balance sheets of the Company. Income tax liability is calculated based on a separate return basis as if the Company had filed separate tax returns before and after the establishment of SL Bio Taiwan.

Management believes the basis and amounts of these allocations are reasonable. While the expenses allocated to the Company for these items are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate, stand-alone entity, the Group does not believe that there is any significant difference between the nature and amounts of these allocated expenses and the expenses that would have been incurred if the Company had been a separate, stand-alone entity.

On May 9, 2025, the Group has entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”) by and among (i) Horizon Space Acquisition II Corp., a Cayman Islands exempted company (“HSPT”), (ii) PubCo, (iii) Merger Sub I and (iv) Merger Sub II, pursuant to which, among other things, (i) Merger Sub I will merge with and into HSPT, with HSPT as the surviving entity and a wholly-owned subsidiary of PubCo (the “First Merger”), and (ii) following the First Merger, Merger Sub II will merge with and into SL Bio, with SL Bio as the surviving entity and a wholly-owned subsidiary of PubCo (the “Second Merger,” and together with the First Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

Upon the consummation of the Business Combination, each of HSPT and SL Bio will become a subsidiary of PubCo, and HSPT’s shareholders and SL Bio’s shareholders will receive common shares of par value of $0.0001 each of PubCo (“PubCo Common Shares”). The closing date of each of the First Merger and the Second Merger is hereinafter referred to as the “First Closing Date” and the “Second Closing Date” respectively. The Company expects PubCo Common Shares be listed and traded on the Nasdaq Stock Market LLC (“Nasdaq”) following the consummation of the Business Combination. However, the consummation of the transactions contemplated by the Business Combination Agreement is subject to numerous conditions, and there can be no assurances that such conditions will be satisfied.

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation and presentation

The Reorganization was accounted for as a common control transaction immediately following completion of the transaction, the shareholders of SL Bio Taiwan immediately prior to the Reorganization had effective control of the Company through (1) their majority shareholder interest in the SL Bio, and (2) significant representation on the Board of Directors (the chairman and major shareholder of SL Link, Mr. Wang, became the sole director of the Company after the Reorganization). For accounting purposes, SL Bio Taiwan was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of SL Bio Taiwan (i.e., a capital transaction involving the issuance of shares by the Company to the beneficial shareholders of SL Bio Taiwan and the Company acquired the shares of SL Bio Taiwan on the same date). Accordingly, the consolidated assets, liabilities and results of operations of SL Bio Taiwan became the historical financial statements of the Company at the closing of the transaction, and the Company’s assets (primarily cash and cash equivalents), liabilities and results of operations were consolidated with SL Bio Taiwan beginning on the acquisition date. No step-up in basis or intangible assets or goodwill was recorded in this transaction. All direct costs of the transaction were charged to operations in the period that such costs were incurred. The consolidated financial statements issued following the Group Restructuring are those of the accounting acquirer for all periods required presented, and are retroactively adjusted to reflect the capital structure of the legal parent, the accounting acquiree. Comparative information presented in those consolidated financial statements is also retroactively adjusted to reflect the capital structure of the legal parent, the accounting acquiree.

The condensed consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) pursuant to the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information. The condensed consolidated financial statements have been prepared on the same basis as SL Bio’s consolidated financial statements for the year ended December 31, 2024 and, in the opinion of management, reflect all adjustments, which consist of normal recurring adjustments, considered necessary for a fair presentation of the periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2025. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and accompanying footnotes included. The condensed consolidated balance sheet as of December 31, 2024 was derived from the consolidated financial statements of the Company as of that date, but does not include all disclosures, including notes, required by U.S. GAAP.

The functional currency of SL Bio Taiwan is the New Taiwan Dollars (“NTD”); however, the accompanying condensed consolidated financial statements have been translated and presented in U.S. Dollars (“US$”).

Principles of Consolidation

The condensed consolidated financial statements include the account of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Uses of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management of the Group to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Group’s management based on their estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Group’s condensed consolidated financial statements

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

included revenue recognition, provision for expected credit losses of accounts receivable, inventories impairment assessment, plant and equipment impairment assessment, intangible asset impairment assessment, the valuation allowance for deferred tax assets, right-of-use (“ROU”) assets and operating lease liabilities. Actual results could differ from those estimates.

Risk and uncertainties

Generally, the industry in which the Group operates subjects the Group to a number of risks and uncertainties that can affect its operating results and financial condition. Such factors include, but are not limited to:

•        the timing, costs and results of clinical trials and other development activities versus expectations;

•        the ability to manufacture products successfully; competition from products sold or being developed by other companies;

•        the price of, and demand for products once approved; and

•        the ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products.

The global economy has also been materially negatively affected by the outbreak of a widespread health epidemic, such as COVID-19, avia flu or Africa swine flu and there is continued severe uncertainty about the duration and intensity of its impacts. The global growth forecast is uncertain, which may seriously affect our business. While the potential economic impact brought by, and the duration of the outbreak and its new variants may be difficult to assess or predict, a widespread pandemic could result in significant disruption of general economy that could materially negatively affect our business.

Fair Value of Financial Instruments

The Group has adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. ASC 820 establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable input, which may be used to measure fair value and include the following:

Level 1	—	Quoted prices in active markets for identical assets or liabilities.
Level 2	—

Input other than Level 1 that is observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other input that is observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	—	Unobservable input that is supported by little or no market activity and that is significant to the fair value of the assets or liabilities.

Our cash and cash equivalents are classified within level 1 of the fair value hierarchy because they are valued using quoted market price.

The carrying amounts of the other financial assets and liabilities, which consist of restricted cash, other current assets, other liabilities, amount due to an affiliate approximate their fair values due to the short-term nature of these instruments.

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and cash equivalents

Cash and cash equivalents included cash on hand placed with banks, which are unrestricted as to withdrawal and use and with an original maturity of three months or less.

Deposits in banks in Taiwan are only insured by Central Deposit Insurance Corporation, a government agency, up to NTD 3 million ($103,200), and are consequently exposed to risk of loss. The Group believes the probability of a bank failure, causing loss to the Group, is remote.

Restricted Cash

Cash balances that have restrictions as to withdrawal or usage as collateral for credit card service provided by a financial institution are considered restricted cash. Restricted cash that will be released to cash within the next 12 months is classified as current asset, while the balance restricted for use longer than one year is classified as non-current asset on the condensed consolidated balance sheets.

Receivable and Allowances

The Group adopted ASC 326, Financial Instruments — Credit Losses, which requires to create an impairment model that is based on expected losses.

The Group’s accounts receivable, advance to supplier, prepaid expenses and other current assets are within the scope of ASC 326. Accounts receivable are recognized and carried at the original invoice amounts less the expected credit lost. The Group has a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable expected credit losses in the existing accounts receivable. The Group performs ongoing credit evaluations of the customers and maintains an allowance for potential bad debts if required. Other current assets are recognized and carried at the initial amount when occurred less an allowance for any uncollectible amount.

To estimate expected credit losses, the Group has identified the relevant risk characteristics of its counterparty and the related receivables and other current assets which include size, type of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the past collection experience, current economic conditions, future economic conditions (external data and macroeconomic factors) and changes in the Group’s customer collection trends. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Group’s receivables. Additionally, external data and macroeconomic factors are also considered. This is assessed annually based on the Group’s specific facts and circumstances. No significant impact of changes in the assumptions since adoption. The Group has assessed its receivable including credit term and corresponding all its receivables in June 2025. Upon such credit terms, no bad debt expense was incurred during the six months ended June 30, 2025 and 2024, respectively. The Group recognized nil expected credit loss provision for accounts receivable, prepaid expenses and other current assets as of June 30, 2025 and December 31, 2024.

Inventories

Inventories are stated at the lower of cost and net realizable value, with cost determined by the weighted average method. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Write-down of potential obsolete or slow-moving inventories is recorded as cost of revenue based on management’s assumptions about future demands and market conditions. No wrote down is recorded for inventories during the six months ended June 30, 2025 and 2024.

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation and impairment losses, if any. Depreciation is computed on a straight-line basis with no salvage value over the estimated useful lives of the assets as follows:

Leasehold improvement	Over the shorter of lease term of the estimated useful lives of the assets
Machinery and equipment	5 years
Office equipment	5 years

The cost and accumulated depreciation of plant and equipment disposed of or sold are removed from the balance sheets and resulting gains and losses are recognized in the statements of operations, if any.

Impairment of Long-Lived Assets

In accordance with the ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as plant and equipment, ROU and purchased intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. There is no impairment of long-lived assets recorded for the six months ended June 30, 2025 and 2024.

Lease

The Group accounts for leases in accordance with ASC 842, Leases, which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. For the leases with the term within 12 months, the Group applies the recognition requirements of ASC 842 to short-term leases.

The Group determines if a contract contains a lease based on whether it has the right to obtain substantially all of the economic benefits from the use of an identified asset which the Group does not own and whether it has the right to direct the use of an identified asset in exchange for consideration. ROU assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. ROU assets are recognized as the amount of the lease liability, adjusted for lease incentives received. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Group’s incremental borrowing rate (“IBR”), because the interest rate implicit in most of the Group’s leases is not readily determinable.

The IBR is a hypothetical rate based on the Group’s understanding of what its credit rating would be to borrow and resulting interest the Group would pay to borrow an amount equal to the lease payments in a similar economic environment over the lease term on a collateralized basis. Lease payments may be fixed or variable, however, only fixed payments or in-substance fixed payments are included in the Group’s lease liability calculation.

Variable lease payments are recognized in operating expenses in the period in which the obligation for those payments are incurred. The Group recognized no impairment of ROU assets as of June 30, 2025 and December 31, 2024.

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Lease classification for leases under which the Group is a lessor is evaluated at lease commencement and leases not classified as sales-type leases or direct financing leases are classified as operating leases. Leases qualify as sales-type leases if the contract includes either transfer of ownership clauses, certain purchase options, a lease term representing a major part of the economic life of the asset, or the present value of the lease payments and residual guarantees provided by the lessee exceeds substantially all of the fair value of the asset. Additionally, leasing an asset so specialized that it is not deemed to have any value to the Group at the end of the lease term may also result in classification as a sales-type lease. Leases qualify as direct financing leases when the present value of the lease payments and residual value guarantees provided by the lessee and unrelated third parties exceeds substantially all of the fair value of the asset and collection of the payments is probable.

Statutory reserve

Pursuant to the laws applicable to Taiwan, Taiwanese entities must make appropriations from after-tax profit to the non-distributable “statutory reserve”. Subject to certain cumulative limits, the “statutory reserve” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 100% of the authorized capital (as determined under accounting principles generally accepted in Taiwan (“Taiwan GAAP”) at each year-end). Since the SL Bio Taiwan has accumulated deficit under Taiwan GAAP during the reporting periods, it does not require to make appropriations to the statutory reserve.

Revenue Recognition

The Group recognizes revenue when its customer obtains control of promised goods or receives services provided in an amount that reflects the consideration which the Group expects to receive in exchange for those goods and services. To determine revenue recognition for the arrangements that the Group determines are within the scope of ASC 606, Revenue from Contracts with Customers, the Group performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Group’s revenue from contracts with customers is derived from product revenue principally from the sales of products directly to its customers and presents revenue net of VAT.

Revenue for the six months ended June 30, 2025 consists of the following:

	Corporate Customer	Retail Customers	Total
Exosome concentrate	$1,023,295	$69,780	$1,093,075
Skin care products	1,160	9,046	10,206
Hair care products	3,349	22,608	25,957
Total	$1,027,804	$101,434	$1,129,238

Revenue for the six months ended June 30, 2024 consists of the following:

	Corporate Customer	Retail Customers	Total
Exosome concentrate	$—	$1,195,696	$1,195,696
Skin care products	—	6,890	6,890
Hair care products	—	20,154	20,154
Total	$—	$1,222,740	$1,222,740

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Product revenue recognition — point of time

The performance obligations are considered to be met and revenue is recognized when the customer obtains control of the goods. Revenue is recognized at that point of time. The customers pick up the goods directly from the Group’s premise, and the Group has satisfied the contracts’ performance obligations when the goods have been picked up and the acceptance document has been signed by the customers. The Group does not offer sales rebate to its customers. Any discount will be net of the revenue at the point of time. The Group does not provide its customers with the right of return (except for product quality issue). The customer is required to perform product’s quality check immediately upon delivery of the products and reports to the Group within a few days if there is quality issue.

Other revenue

The Group has entered into an operating leasing arrangement to a clinic in Taiwan to lease the system and software owned by the Group in May 2023. The lease term is initially expired in April 2028 but terminated in December 2024. The Group receives income from operating leases based on the fixed required rents (base rent) in according to the lease agreement. Rent revenue from base rents is recorded on the straight-line method, when collectability of the lease payments is deemed probable, over the terms of the related lease agreement. Operating lease revenue, as recorded on the straight-line method, in the statements of operation is recorded as other revenue. The Group recognized nil and $21,261 of income from the leasing arrangement to the clinic, for the six months ended June 30, 2025 and 2024, respectively.

Cost of revenue

Cost of revenue consists primarily of purchased costs of products for sales and other costs directly related to the sales of products.

Shipping and handling expenses

The Group expenses shipping and handling expenses as incurred. The Group recorded nil of shipping and handling expenses for the six months ended June 30, 2025 and 2024.

Research and development

Research and development costs are expensed as incurred in accordance with ASC 730, Research and Development. The Group incurs research and development costs in the pursuit of new products and improving the formulation of existing products. Examples of research costs include costs for laboratory research, studies, surveys, and other activities aimed at acquiring new knowledge.

Development costs may be capitalized if the following criteria are met: (1) technological feasibility has been established, (2) the Group intends to complete the product or process. (3) the Group has the ability to use or sell the product or process, (4) the product or process will generate future economic benefits, and (5) the costs can be reliably measured.

On June 20, 2024, the Group entered into a licensed patent and know-how transfer agreement with SL Link (the “Patent Transfer Agreement”) to transfer the licensed patent and know-how of CD-19 Armed-T products (the “CD-19 Project”). The licensed patent is related to the research and development of Bi-Specific antibodies for use in producing armed immune cells technology for application in cancer and the relevant know-how (the “CD-19 Patent”). The CD-19 Patent is initially licensed by CytoArm Co., Ltd. (“CytoArm”), a privately-owned company incorporated in Taiwan which engaged in biomedical research business, to SL Link in March 2023. Mr. Wang indirectly owns approximately 12.5% and 13.2% of CytoArm through SL Link on date of transaction and date of this report, respectively. According to the Patent Transfer Agreement, SL Link transferred the cooperation rights with CytoArm and the results generated from the CD-19 Project to the Group, for $949,771, which is equivalent to the amount that SL Link paid for the

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

research and development of the CD-19 Project. The Group also agreed to bear the future research and development of the CD-19 Project. CytoArm agreed SL Link to transfer the CD-19 Patent to the Group and will not charge additional costs to the Group. On November 20, 2024, CytoArm, the Group and SL Link entered into a supplementary agreement to confirm the transfer of the CD-19 Project from SL Link to the Group and clarified the transfer of the rights, obligations and financial arrangements between the parties. Under the original license agreement with CytoArm and the supplementary agreement, the Group continues to hold a perpetual, irrevocable, royalty-bearing, exclusive license to manufacture, use, import, offer to sell, and sell the CD-19 Armed-T products. The Group is obligated to pay up to $4.1 million when certain conditions and milestones are satisfied and completed by CytoArm and the Group is obligated to pay a royalty of 15% of the sales of the CD-19 Armed-T products generated from the CD-19 Patent.

On December 27, 2024, the Group entered into two global non-exclusive license agreements for Gamma Delta T Immune Cells (“GDT Cells”) with Ji Yan BioMedical Co., Ltd. (“JY BioMed”), a company registered in Taiwan, for “Human-Derived Immune Cell γδT Cell Pharmaceutical — Clinical-Grade Manufacturing Technology” and the related proprietary expertise and technical data, with the capability for clinical application development in pancreatic and brain cancers treatments (collectively referred as the “GDT Cells License Agreements”). On April 28, 2025, the Group amended and restated its agreement with JY BioMed to, among other things, combine the two prior agreements into a single agreement, grant the Group exclusive licenses for pancreatic and brain cancer treatment, and adjust the total consideration (the “A&R GDT Cells Licenses Agreement”). Dr. Shen Hsieh-Tsung, Ethan (“Dr. Shen”), the Group Chief Technical Officer (“CTO”), has served as JY BioMed’s Chief Executive Officer until August 1, 2025 and holds approximately 68.3% and 76.0% equity stake on the date of transaction and the date of report, respectively.

According to the A&R GDT Cells Licenses Agreement, the Group is granted global exclusive right to use, implement, reproduce, and modify JY BioMed’s proprietary technology and technical data for the development, manufacturing, offering for sale, selling, and use of the products derived and developed from JY BioMed’s GDT Cells technology for pancreatic and brain cancer treatments (“GDT Cells Licenses”). The term of licensed period of the GDT Cells Licenses are 20 years after the GDT cell therapy products are launched, unless terminated by either party with thirty days’ written notice if there is a mutual recognition of significant delays or impossibility of completion, a material breach not corrected within thirty days, certain financial or organizational changes causing damage, delayed payments constituting a material breach, false reporting by SL Bio, or an unrectifiable material breach.

Upon the entering of the GDT Cells License Agreements in December 2024, the Group paid $1 million including VAT to JY BioMed for the initial research and development costs and material costs of the GDT cell therapy products for pancreatic and brain cancer treatment. The Company will also bear the future research and development costs of GDT cell therapy products thereafter. The total consideration of the A&R GDT Cells Licenses Agreement is $38 million including VAT and the Group is obligated to pay a royalty of 7% and 10% of the sales of the GDT cell therapy products for pancreatic and brain cancer treatment generated from GDT Cells Licenses, respectively. As of June 30, 2025, $1 million including VAT was paid to JY BioMed in according to the A&R GDT Cells Licenses Agreement. The Group will pay the remaining consideration of $37 million to JY BioMed for as milestone payments for further research and development of this technology and for the application to a pancreatic and brain cancer drugs and products when certain conditions and milestones are satisfied and completed by JY BioMed.

During the six months ended June 30, 2025 and 2024, the Group incurred $699,771 and $955,859, respectively, for the research and development expenses of the new product pipeline. As of June 30, 2025 and December 31, 2024, the Group has not capitalized any development cost.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740, Income Taxes. Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns.

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred tax assets and liabilities are determined based on the temporary difference between the financial reporting and tax bases of assets and liabilities, and net operating loss and tax credit carryforwards using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Group records a valuation allowance against the amount of deferred tax assets that it determines is not more likely than not of being realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group records interest related to unrecognized tax benefits and penalties, if any, within income tax expenses.

Retirement and other post-retirement benefits

Contributions to retirement schemes which are defined contribution plans are charged to the condensed statement of operations as and when the related employee service is provided.

Full time employees of the Group in Taiwan participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care benefits are provided to employees. Taiwanese labor regulations require that the Group to make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately $6,349 and $5,467 for the six months ended June 30, 2025 and 2024, respectively.

Translation of foreign currency financial statements

The functional currency of SL Bio Taiwan is NTD, the local currency of it where operates. The reporting currency of the Group is US$. Accordingly, the financial statements of the Group are translated at the following exchange rates: assets and liabilities — current rate on balance sheet date; shareholders’ equity — historical rate; income and expenses — average rate during the period. The resulting translation adjustment is reflected in the accumulated other comprehensive income (loss).

Transactions denominated in other than the functional currencies are recorded at the rate of exchange in effect when the transaction occurs. Gains or losses, resulting from the application of different foreign exchange rates when cash in foreign currency is converted into the entities’ functional currency, or when foreign currency receivable and payable are settled, are credited or charged to income in the period of conversion or settlement. At period-end, the balances of foreign currency monetary assets and liabilities are recorded based on prevailing exchange rates and any resulting gains or losses are included in the condensed consolidated statements of comprehensive income (loss). Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rates prevailing on the transaction dates. The transaction date is the date on which the Group initially recognizes such non-monetary assets and liabilities. Non-monetary assets and liabilities that are stated at fair value are translated using the exchange rates prevailing at the dates the fair value is measured. The resulting exchange differences are recognized in accumulated other comprehensive income (loss).

Translation of amounts from NTD into US$ has been made at the following exchange rates for the respective periods:

	Six Months Ended June 30,
	2025	2024
Period-end NTD: US$1 exchange rate	29.11	32.52
Period average NTD: US$1 exchange rate	31.88	31.87

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Comprehensive income (loss)

Comprehensive income (loss) represents net income (loss) plus the results of certain changes in shareholders’ equity (deficit) during a period from non-owner sources.

Comprehensive income (loss) is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group’s comprehensive income (loss) includes net income (loss) and foreign currency translation adjustments, which are presented in the condensed consolidated statements of comprehensive income (loss).

Concentration of risks

Concentration of suppliers

The following suppliers accounted for 10% or more of purchase for the six months ended June 30, 2025 and 2024:

	Six Months Ended June 30,
Supplier	2025	2024
Vendor A	—	100.0%

Concentration of customers

The following customer accounted for 10% or more of sales for the six months ended June 30, 2025 and 2024:

	Six Months Ended June 30,
Customer	2025	2024
Customer A	91.0%	—
Customer B	—	16.6%

There is no accounts receivable balance as of June 30, 2025 and December 31, 2024.

Concentration of credit risk

Financial instruments that potentially expose the Group to the concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable, prepaid expenses and other current assets. The Group places its cash and cash equivalents and restricted cash with financial institutions with credit ratings and quality where the Group considers acceptable.

The risks with respect to accounts receivable are mitigated by credit evaluations performed on the debtors and ongoing monitoring of outstanding balances.

Foreign currency exchange risk

The reporting currency of the Group is US$, to date the majority of the revenues and costs are denominated in NTD and a significant portion of the assets and liabilities are denominated in NTD. As a result, the Group is exposed to foreign currency exchange risk as its revenues and results of operations may be affected by fluctuations

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

in the exchange rate between US$ and NTD. If NTD depreciates against US$, the value of NTD revenues and assets as expressed in US$ financial statements will decline. The Group does not hold any derivative or other financial instruments that exposes to substantial market risk.

NTD is not a freely convertible currency. The Central Bank of the Republic of China, under the authority of Taiwan government, controls the conversion of NTD to foreign currencies. There are restrictions and limits on the conversion of NTD to other currencies, especially for capital account transactions. Individuals and businesses face conversion quotas and approvals required from the authorities.

Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), that would enhance disclosures for significant segment expenses for all public entities required to report segment information in accordance with ASC 280. ASC 280 requires a public entity to report for each reportable segment a measure of segment profit or loss that its chief operating decision maker (“CODM”) uses to assess segment performance and to make decisions about resource allocations. The amendments in ASU 2023-07 improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more useful financial analyses. Currently, Topic 280 requires that a public entity disclose certain information about its reportable segments. For example, a public entity is required to report a measure of segment profit or loss that the CODM uses to assess segment performance and make decisions about allocating resources. ASC 280 also requires other specified segment items and amounts such as depreciation, amortization and depletion expense to be disclosed under certain circumstances. The amendments in ASU 2023-07 do not change or remove those disclosure requirements. The amendments in ASU 2023-07 also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies. The Group adopted AUS 2023-07 beginning January 1, 2024 for annual disclosure and adopted beginning January 1, 2025 for interim periods. The adoption did not have material impact on the Group’s condensed consolidated financial statement.

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). The intent of ASU 2023-09 is to improve the disclosures around a company’s rate reconciliation information and certain types of income taxes companies are required to pay. Specifically, these new disclosure requirements will provide more transparency regarding income taxes companies pay in the United States and other countries, along with more disclosure around a company’s rate reconciliation, among other new disclosure requirements, such that users of financial statements can get better information about how the operations, related tax risks, tax planning and operational opportunities of companies affect their effective tax rates and future cash flow prospects. ASU 2023-09 is effective for annual fiscal years beginning after December 15, 2024, with early adoption permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments under ASU 2023-09 should be applied on a prospective basis, although retrospective application is permitted. The Group adopted ASU 2023-09 beginning January 1, 2025. The adoption did not have material impact on the Group’s condensed consolidated financial statement.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (“DISE”), which requires additional disclosure of the nature of expenses included in the income statement in response to longstanding requests from investors for more information about an entity’s expenses. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The guidance will be effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The requirements will be applied prospectively with the option for retrospective application. Early adoption is permitted. The Group is currently evaluating the impact that the adoption of this guidance will have on the Group’s condensed consolidated financial statement presentation and disclosures.

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Except as mentioned above, the Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Group’s condensed consolidated balance sheets, condensed consolidated statements of operations and condensed consolidated comprehensive income (loss) and condensed consolidated statements of cash flows.

3. INVENTORIES

Inventories, net consist of the following:

	June 30, 2025	December 31, 2024
	(Unaudited)
Finished goods	$722,755	$1,359,771

The Group has no wrote-down of inventories for the six months ended June 30, 2025 and 2024.

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

The amount of prepaid expenses and other current assets consist of the followings:

	June 30, 2025	December 31, 2024
	(Unaudited)
Value added tax credit	$119,712	$130,558
Other receivable	—	134,724
Security deposits	28,353	28,490
Prepaid operating expenses	44,068	64,109
Total	$192,133	$357,881

Other receivable represents the proceeds from disposal of the Group’s system and software, machinery and equipment and office equipment to the lessee of the system and software in December 2024. The proceeds were subsequently settled in January 2025. The Group did not accrue any expected credit loss provision for the six months ended June 30, 2025 and 2024.

5. PLANT AND EQUIPMENT, NET

Plant and equipment consist of the following:

	June 30, 2025	December 31, 2024
	(Unaudited)
Leasehold improvement	$331,017	$—
Machinery and equipment	32,107	28,467
Office equipment	17,010	—
Subtotal	380,134	28,467
Less: accumulated depreciation	(17,207)	(9,489)
Total	$362,927	$18,978

Depreciation expenses included in general and administration expenses for the six months ended June 30, 2025 and 2024 was $5,937 and $21,793, respectively. There were no impairments recognized during the six months ended June 30, 2025 and 2024.

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

6. LEASES

The Group’s operating leases consist of leases for office space in Taiwan and the Group is the lessee under the terms of the operating leases. For the six months ended June 30, 2025 and 2024, the operating lease cost was $76,627 and $84,435, respectively. The short-term lease cost recognized for the six months ended June 30, 2025 and 2024 was $7,889 and $673, respectively.

The Group’s operating leases with the OldCo is initially expired in May 2027 but cancelled in December 2024. The Group has entered into a new operating lease with the third party landlord effective on January 1, 2025. The operating leases have remaining lease terms of 23 months and nil months as of June 30, 2025 and December 31, 2024, respectively. As of June 30, 2025, the weighted average remaining lease term and weighted average discount rate were 1.92 years and 6.41%, respectively.

As of June 30, 2025 and December 31, 2024, the Group stated the following amounts in the Group’s condensed consolidated balance sheets:

	June 30, 2025	December 31, 2024
	(Unaudited)
Assets
Right-of-use assets	$304,098	$—
Total	304,098	—

Liabilities
Operating lease liabilities, current	154,924	—
Operating lease liabilities, non-current	150,745	—
Total lease liabilities	$305,669	$—

Maturities of lease liabilities were as follows:

Operating Lease
As of June 30, 2025
From July 1, 2025 to June 30, 2026	$168,715
From July 1, 2026 to June 30, 2027	154,656
Total undiscounted cash flows	$323,371
Less: imputed interest	(17,702)
Present Value of future minimum lease payments	305,669
Less: Current obligations	(154,924)
Long term obligations	$150,745

Supplemental cash flow information related to leases where the Company was the lessee for the six months ended June 30, 2025 and 2024 was as follows:

	Six Months Ended June 30,
	2025	2024
	(Unaudited)	(Unaudited)
Operating cash outflows from operating assets	$75,193	$83,838

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

7. DEFERRED OFFERING COSTS

Deferred offering costs represent legal, accounting, underwriting, and other direct costs incurred in connection with a planned equity or debt offering. These costs are deferred until the closing of the offering, at which time the deferred costs are offset against the offering proceeds. In the event the offering is unsuccessful or aborted, the costs will be expenses.

8. ACCRUED EXPENSES AND OTHER LIABILITIES

The amount of accrued expenses and other liabilities were consisted of the followings:

	June 30, 2025	December 31, 2024
	(Unaudited)
Accrued expenses	$212,729	$50,467
Accrued audit fee	—	8,601
Payables for plant and equipment	34,209	—
Payables for staff’s tax and pension	3,610	6,755
Others	13,456	3,375
Total	$264,004	$69,198

9. SHARE CAPITAL

The Company was incorporated in the Cayman Islands on March 18, 2024 by Mr. Wang, with the initial authorized and issued share capital of $500,000 divided into 5,000,000 common shares at the par value of $0.10 each. It was established as the holding company with the intention to perform reorganization of SL Bio Taiwan. SL Link has been engaged in three segments: (1) semiconductor equipment design and service; (2) research and development of biomedical products and (3) research, development and sales of the Exosome Business. On May 6, 2022, SL Link commenced the research and development of the Exosome Business. On June 20, 2022, the board of directors of SL Link approved to exercise the business reorganization and spin-off such business into a separate legal entity, SL Bio Taiwan, which was established on July 21, 2022. SL Link continued its operation in semiconductor and biomedical business and referred to as the “OldCo”.

Upon the completion of the Reorganization on June 14, 2024, the Company had 5,000,000 authorized shares with the par value of $0.10 per share, and SL Bio and OldCo both were substantially under common control by the same beneficiary group of SL Link’s shareholders before and after the Reorganization, and SL Bio Taiwan as a wholly-owned subsidiary of the Company. Initially, the Company has issued 5,000,000 common shares to Mr. Wang. On May 23, 2024, he transferred 1,500,000 and 175,000 common shares to SL Link’s shareholders and other investor, respectively. On June 10, 2024, the Company repurchased and cancelled the remaining 3,325,000 common shares of the Company from Mr. Wang at par value. Upon the completion of the Reorganization on June 14, 2024, the Company had 1,675,000 issued and outstanding common shares.

On June 28, 2024, the Company issued additional 2,000,000 common shares to various SL Link shareholders with the par value of $0.10 each at $3.00 per share. After that, the authorized shares is 5,000,000 and the issued and outstanding common shares of the Company is 3,675,000.

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

10. INCOME TAXES

The Company is incorporated in the Cayman Islands, which is exempt from income tax. The Company’s operating subsidiary, SL Bio Taiwan, is incorporated in the ROC and is subject to the ROC Income Tax Law. The applicable tax rate is 20% for the six months ended June 30, 2025 and 2024.

Significant components of the provision for income taxes (benefits) are as follows:

	Six Months Ended June 30,
	2025	2024
	(Unaudited)	(Unaudited)
Current tax	$—	$—
Deferred tax	(4)	(47,536)
Income taxes (benefits) expenses	$(4)	$(47,536)

Reconciliation of the differences between the Income Tax rate applicable to profits and the income tax (benefits) expenses of the Group:

	Six Months Ended June 30,
	2025	2024
	(Unaudited)	(Unaudited)
Loss before taxation	$(1,602,093)	$(471,576)

Notional tax on loss income before tax
Computed expected tax expense	(320,418)	(94,315)
Non-taxable or non-deductible expenses	271,147	46,779
Change in valuation allowances	49,267	—
Total	$(4)	$(47,536)

Deferred tax assets (liabilities) are as follows

	June 30, 2025	December 31, 2024
	(Unaudited)
Deferred tax assets
Tax losses carry forwards	$281,748	$211,507
Other timing difference	10,779	—
Valuation allowance	(292,527)	(211,507)
	—	—

Deferred tax liabilities
Other timing difference	—	(135,701)
Total deferred tax liabilities	—	(135,701)
Net deferred tax assets (liabilities)	$—	$(135,701)

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

10. INCOME TAXES (cont.)

The movement of valuation allowance is as follows

	June 30, 2025	December 31, 2024
	(Unaudited)
Balance at beginning of the period	$(211,507)	$—
Current period addition	(81,020)	(211,507)
Balance at end of the period	$(292,527)	$(211,507)

11. COMMITMENTS AND CONTINGENCIES

As of June 30, 2025 and December 31, 2024, the Group has the commitment of $3,058 and $17,458 for capital expenditure contracted for but not provided in the condensed consolidated financial statements in respect of the acquisition of plant and equipment, respectively.

12. RELATED PARTY TRANSACTION

As of June 30, 2025, the amount due to an affiliate was consisted of the following:

Name	Amount	Relationship	Note
JY BioMed	$491,429	Company owned by our CTO of the Company, Dr. Shen	Other payables, interest free and payment on demand.

As of December 31, 2024, the Group has no amount due to an affiliate.

In January 2023, the Group entered into an operating lease arrangement with OldCo to lease part of its office premises in Taiwan. The lease has the initial term of 53 months from January 1, 2023 to May 31, 2027, but the lease was cancelled in December 2024. As of June 30, 2025 and December 31, 2024, the lease no outstanding lease term. In January 2023, the Group also entered into a corporate and administrative service agreement with OldCo for the general corporate and accounting services in Taiwan, and it was terminated in December 2024

During the six months ended June 30, 2025, the Group had the following transaction with affiliates:

Name	Amount	Relationship	Note
JY BioMed	$448,571	Company owned by our CTO of the Company, Dr. Shen	Research and development costs paid for GDT Cells Licenses to the Group

During the six months ended June 30, 2024, the Group had the following transaction with affiliates:

Name	Amount	Relationship	Note
SL Link	$84,435	Company owned by a director and a shareholder of the Company, Mr. Wang	Operating leasing income for the rental of office premise from the Group
SL Link	$40,506	Company owned by a director and a shareholder of the Company, Mr. Wang	Expenses for general corporate and accounting services provided to the Group
SL Link	$955,859	Company owned by a director and a shareholder of the Company, Mr. Wang	Research and development costs paid for the transfer of the CD-19 Patent to the Group

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

13. SEGMENT REPORTING

The Group’s chief operating decision maker, who has been identified as the Group’s directors, evaluates segment performance and allocates resources based on several factors, of which the primary financial measure is operating income.

During the six months ended June 30, 2024, the Group operated in sales of Exosome products segment and research and development of CD-19 Armed-T products segment. In December 2024, the Group extended the operation into the research and development of GDT cell therapy products and thus operated in three segments during the six months ended June 30, 2025 and thereafter. The revenue of the Group represented the sales of Exosome products only.

There was no revenue generated and assets allocated for the CD-19 Armed-T products and GDT cell therapy products segments for the six months ended June 30, 2025. The Company’s chief operating decision maker evaluates performance based on each reporting segment’s revenue, cost of revenues, operating expenses, operating income (loss), other income (expense), and income (loss) before income taxes. The respective information by segment for the six months ended June 30, 2024 and 2025 were as follows:

For the six months ended June 30, 2025:

	Exosome Products	CD-19 Armed-T Products	GDT cell therapy Products	Corporate and Unallocated	Total
Revenue	$1,129,238	$—	$—	$—	$1,129,238
Cost of revenue	(740,172)	—	—	—	(740,172)
Gross profit	389,066	—	—	—	389,066
Operating expenses	345,929	357,468	509,554	785,857	1,998,808
Operating income (loss)	43,137	(357,468)	(509,554)	(785,857)	(1,609,742)
Other income (expenses), net	(10,186)	—	—	17,835	7,649
Income (loss) before income tax	32,951	(357,468)	(509,554)	(768,022)	(1,602,093)

As of June 30, 2025
Identifiable long-lived assets	18,194	—	—	648,831	667,025
Total assets	4,202,757	—	—	1,588,821	5,791,578

For the six months ended June 30, 2024:

	Exosome Products	CD-19 Armed-T Products	GDT cell therapy Products	Corporate and Unallocated	Total
Revenue	$1,222,740	$—	$—	$—	$1,222,740
Cost of revenue	(157,013)	—	—	—	(157,013)
Gross profit	1,065,727	—	—	—	1,065,727
Operating expenses	371,038	955,859	—	234,443	1,561,340
Operating income (loss)	694,689	(955,859)	—	(234,443)	(495,613)
Other income (expenses), net	23,491	—	—	546	24,037
Income (loss) before income tax	718,180	(955,859)	—	(233,897)	(471,576)

As of December 31, 2024
Identifiable long-lived assets	26,774	—	—	—	26,774
Total assets	4,254,514	—	—	1,677,438	5,931,952

SL BIO LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

13. SEGMENT REPORTING (cont.)

As of June 30, 2025 and December 31, 2024, the Group’s total assets and long-lived assets are under the segments of sales of Exosome Products and Corporate and unallocated. All of the payments incurred for research and development of CD-19 Armed-T products and GDT cell therapy products segments are expensed.

14. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 16, 2025, the date of the issuance of the condensed consolidated financial statements, and no subsequent event is identified.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of SL BIO LTD.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SL BIO LTD. and subsidiary (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

We have served as the Company’s auditor since 2024.

Hong Kong, China

May 26, 2025

PCAOB ID: 3299

SL BIO LTD. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,680,026	$276,854
Restricted cash	457,500	162,500
Accounts receivable, net	—	26,878
Inventories	1,359,771	1,478,362
Advance to supplier	—	1,456,852
Prepaid expenses and other current assets	357,881	91,988
TOTAL CURRENT ASSETS	5,855,178	3,493,434

Intangible assets	—	7,524
Operating lease right-of-use assets, net	—	548,827
Plant and equipment, net	18,978	192,125
Prepayment for plant and equipment	7,796	—
Deferred offering costs	50,000	—
TOTAL ASSETS	$5,931,952	$4,241,910

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Operating lease liabilities, current	$—	149,587
Accrued expenses and other liabilities	69,198	33,438
TOTAL CURRENT LIABILITIES	69,198	183,025

Deferred tax liabilities	135,701	84,564
Operating lease liabilities, non-current	—	400,477
TOTAL LIABILITIES	204,899	668,066

Commitments and contingencies (Note 14)

Common shares, $0.10 par value; 5,000,000 shares authorized, 3,675,000 and 1,500,000 shares issued and outstanding as of December 31, 2024 and 2023, respectively*	$367,500	$150,000
Additional paid-in capital	6,795,647	—
Accumulated deficit	(1,664,560)	—
Accumulated other comprehensive income	228,466	—
Parent’s net investment	—	3,423,844
Total shareholders’ equity	5,727,053	3,573,844
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,931,952	$4,241,910

____________

*        The shares amounts are presented on a retroactive basis, due to group reorganization (see Note 1 and 12).

The accompanying notes are an integral part of these consolidated financial statements.

SL BIO LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2024	Year Ended December 31, 2023
Revenue	$3,363,603	$878,971
Cost of revenue	(1,430,842)	(140,963)
Gross profit	1,932,761	738,008

Operating expenses
General and administrative expenses	1,107,331	606,924
Research and development expenses	2,020,346	—
Selling and marketing expenses	1,195	34,256
Total operating expenses	3,128,872	641,180

(Loss) Profit from operations	(1,196,111)	96,828

Other income (expenses)
Other income (expenses), net	17,109	434,430
Interest income	45,304	1,612
Total other income (expenses), net	62,413	436,042

(Loss) income before income tax	(1,133,698)	532,870
Income tax expense	(57,635)	(133,835)
Net (loss) income	$(1,191,333)	$399,035

Other comprehensive (loss) income, net of tax:
Change in cumulative foreign currency translation	228,466	(7,163)
Comprehensive (loss) income	$(962,867)	$391,872

The accompanying notes are an integral part of these consolidated financial statements.

SL BIO LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Shares		Additional paid-in capital	Parent’s Net Investment	Accumulated Earnings (Deficits)	Accumulative Other comprehensive income	Total
	Shares	Amount
Balance at January 1, 2023	1,500,000	$150,000	$—	$171,077	$—	$—	$321,077
Net distribution from Parent	—	—	—	2,860,895	—	—	2,860,895
Net income for the year	—	—	—	399,035	—	—	399,035
Foreign currency translation adjustments	—	—	—	(7,163)	—	—	(7,163)
Balance at December 31, 2023	1,500,000	$150,000	$—	$3,423,844	$—	$—	$3,573,844
Issuance of common shares	5,500,000	550,000	6,871,851	—	—	—	7,421,851
Shares repurchased and cancelled	(3,325,000)	(332,500)	—	—	—	—	(332,500)
Net distribution from Parent	—	—	(2,238,821)	(1,734,454)	—	—	(3,973,275)
Consummation of separation transaction upon completion of reorganization	—	—	2,162,617	(2,162,617)	—	—	—
Net (loss) for the year	—	—	—	473,227	(1,664,560)	—	(1,191,333)
Foreign currency translation adjustments	—	—	—	—	—	228,466	228,466
Balance at December 31, 2024	3,675,000	$367,500	$6,795,647	$—	$(1,664,560)	$228,466	$5,727,053

____________

*        The shares amounts are presented on a retroactive basis, due to group reorganization (see Note 1 and 12).

The accompanying notes are an integral part of these consolidated financial statements.

SL BIO LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2024	Year Ended December 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(1,191,333)	$399,035
Adjustments to reconcile net (loss) income to net cash used in operating activities
Amortization expenses	3,940	4,067
Depreciation expenses	43,307	33,124
Lease expenses	167,795	173,173
Gain on disposal of plant and equipment	(6,086)	—
Gain on disposal of intangible assets	(164)	—
Gain on early termination of right-of-use assets	(2,374)	—
Changes in operating assets and liabilities
Accounts receivable	25,827	(26,628)
Inventories	187,380	(1,492,574)
Advance to supplier	1,399,886	(1,443,279)
Prepaid expenses and other current assets	(277,519)	(88,244)
Accrued expenses and other liabilities	38,620	25,190
Deferred tax liabilities	57,488	133,823
Operating lease liabilities	(166,609)	(171,948)
Net cash provided by (used in) operating activities	280,158	(2,454,261)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of plant and equipment	(7,970)	(182,984)
Proceeds on disposal of plant and equipment	127,805	—
Proceeds on disposal of intangible assets	3,448	—
Net cash provided by (used in) investing activities	123,283	(182,984)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common shares	7,239,351	—
Net changes in parent’s investment	(4,123,275)	2,860,895
Deferred offering costs	(50,000)	—
Net cash provided by financing activities	3,066,076	2,860,895

Effect of change in exchange rate	228,655	(7,163)

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,698,172	216,487
Cash and cash equivalents and restricted cash, beginning of year	439,354	222,867
Cash and cash equivalents and restricted cash, end of year	$4,137,526	$439,354

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid	$—	$—
Interest paid	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTMENT AND FINANCIAL ACTIVITIES INFORMATION:
Lease liabilities arising from obtaining right-of-use assets	$—	$716,887
Deduction of right-of-use assets from cancellation of operating leases	$(361,946)	$—
Change in common shares due to share repurchase and cancellation	$(332,500)	$—
Change in net change in parent’s investments to due to affiliate	$(4,137,526)	$2,860,895

The accompanying notes are an integral part of these consolidated financial statements.

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

1. ORGANIZATION AND BASIS OF PRESENTATION

SL BIO Ltd. (“SL Bio” or the “Company”) is a holding company incorporated in the Cayman Islands on March 18, 2024 by Mr. Wang Ching-Dong (“Mr. Wang”), with the initial authorized and issued share capital of $500,000 divided into 5,000,000 common shares at the par value of $0.10 each. It was established as the holding company with the intention to perform reorganization of X-Source Future Technology Co., Ltd., a company incorporated in the Republic of China (“ROC” or “Taiwan”) on July 21, 2022 (the “Reorganization”). On November 4, 2024, X-Source Future Technology Co., Ltd. changed its name to SL Bio Co., Ltd. (“SL Bio Taiwan”). SL Bio and its wholly-owned subsidiary, SL Bio Taiwan (collectively referred to as the “Group”) is primarily engaged in research, development and sales of exosome products to the customers in Taiwan. Commencing June 2024, the Group has also engaged in research and development of CD-19 Armed-T products. In December 2024, SL Bio also began the research and development of Gamma Delta T Cells Products (“GDT cell therapy products”). The address of the Group’s principal office is 11/F, No. 479, Chongyang Road, Nangang District, Taipei City, Taiwan.

The accompanying consolidated financial statements reflect the activities of the Group and each of the entities, as contemplated after the Reorganization.

Reorganization

The Reorganization, completed on June 14, 2024, included the following:.

1.      SL Link Co., Ltd. (“SL Link” or “OldCo”), a company incorporated in the ROC, had been engaged in three segments: (1) semiconductor equipment design and service; (2) research and development of biomedical products and (3) research, development and sales of exosome products (the “Exosome Business”).

2.      On May 6, 2022, SL Link commenced the research and development of the Exosome Business.

3.      On June 20, 2022 the Board of directors of SL Link approved the spin-off the Exosome Business.

4.      On July 21, 2022, established SL Bio Taiwan to operate the Exosome Business.

5.      On June 14, 2024, following the completion of the Reorganization SL Bio Taiwan was spun-out from SL Link, with SL Bio Taiwan owned 100% by SL Bio, which in turn was owned by the same beneficiary group of SL Link’s shareholders immediately prior to the completion of the Reorganization.

The accompanying consolidated financial statements are presented on a retroactive basis to reflect the Reorganization.

Financial statements representing the historical operations of the Exosome Business have been derived from the OldCo’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activities of Exosome Business are reflected in the accompanying consolidated financial statements. The consolidated financial statements also include allocations of certain general, administrative, research and development expenses from the OldCo. However, amounts recognized by the Company are not necessarily representative of the amounts that would have been reflected in the consolidated financial statements had the Company operated independently from the OldCo.

Immediately before and after the Reorganization, the Company is legally formed and ultimately controlled by SL Link’s shareholders, including Mr. Wang’s Family and the entity they controlled. As such, the accompanying consolidated financial statements include the assets, liabilities, revenue, expenses and cash flows that are directly attributable to the Exosome Business before the Reorganization. The consolidated financial statements are presented as if the Company had been in existence and the Reorganization had been in effect during the years ended December 31, 2024 and 2023.

The assets and liabilities have been stated at historical carrying amounts. Only those assets and liabilities that are specifically identifiable to the Exosome Business are included in the Company’s consolidated balance sheets.

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

1. ORGANIZATION AND BASIS OF PRESENTATION (cont.)

All revenues and cost of revenues attributable to the research, development and selling of Exosome products were directly identifiable to the Company. Operating expenses were specifically identifiable to the Company based on product types and activities that are involved in the Exosome Business.

Since the Exosome Business did not commence the sales before the establishment of SL Bio Taiwan in July 2022, no indirect expenses were needed to allocate to the Exosome Businesses. The management has allocated the salary costs in according to the time spent on the Exosome Business and the OldCo.

Prior to the Reorganization, when the Company was part of the OldCo, the Company was dependent upon OldCo for all of its working capital and financing requirements as the OldCo used a centralized approach to cash management and financing of its operations. Accordingly, none of the OldCo’s cash, cash equivalents or debt at the corporate level has been included in the balance sheets of the Company. Income tax liability is calculated based on a separate return basis as if the Company had filed separate tax returns before and after the establishment of SL Bio Taiwan.

Management believes the basis and amounts of these allocations are reasonable. While the expenses allocated to the Company for these items are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate, stand-alone entity, the Group does not believe that there is any significant difference between the nature and amounts of these allocated expenses and the expenses that would have been incurred if the Company had been a separate, stand-alone entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation and presentation

The Reorganization was accounted for as a common control transaction immediately following completion of the transaction, the shareholders of SL Bio Taiwan immediately prior to the Reorganization had effective control of the Company through (1) their majority shareholder interest in the SL Bio, and (2) significant representation on the Board of Directors (the chairman and major shareholder of SL Link, Mr. Wang, became the sole director of the Company after the Reorganization). For accounting purposes, SL Bio Taiwan was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of SL Bio Taiwan (i.e., a capital transaction involving the issuance of shares by the Company to the beneficial shareholders of SL Bio Taiwan and the Company acquired the shares of SL Bio Taiwan on the same date). Accordingly, the consolidated assets, liabilities and results of operations of SL Bio Taiwan became the historical financial statements of the Company at the closing of the transaction, and the Company’s assets (primarily cash and cash equivalents), liabilities and results of operations were consolidated with SL Bio Taiwan beginning on the acquisition date. No step-up in basis or intangible assets or goodwill was recorded in this transaction. All direct costs of the transaction were charged to operations in the period that such costs were incurred. The consolidated financial statements issued following the Group Restructuring are those of the accounting acquirer for all periods required presented, and are retroactively adjusted to reflect the capital structure of the legal parent, the accounting acquiree. Comparative information presented in those consolidated financial statements is also retroactively adjusted to reflect the capital structure of the legal parent, the accounting acquiree.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

The functional currency of the SL Bio Taiwan is the New Taiwan Dollars (“NTD”); however, the accompanying consolidated financial statements have been translated and presented in U.S. Dollars (“US$”).

Principles of Consolidation

The consolidated financial statements include the account of the Company and its wholly owned subsidiary, SL Bio Taiwan. All intercompany balances and transactions have been eliminated in consolidation.

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Uses of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management of the Group to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Group’s management based on their estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Group’s consolidated financial statements included revenue recognition, provision for expected credit losses of accounts receivable, inventories impairment assessment, plant and equipment impairment assessment, intangible asset impairment assessment, the valuation allowance for deferred tax assets, right-of-use (“ROU”) assets and operating lease liabilities. Actual results could differ from those estimates.

Risk and uncertainties

Generally, the industry in which the Group operates subjects the Group to a number of risks and uncertainties that can affect its operating results and financial condition. Such factors include, but are not limited to:

•        the timing, costs and results of clinical trials and other development activities versus expectations;

•        the ability to manufacture products successfully; competition from products sold or being developed by other companies;

•        the price of, and demand for products once approved; and

•        the ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products.

The global economy has also been materially negatively affected by the outbreak of a widespread health epidemic, such as COVID-19, avia flu or Africa swine flu and there is continued severe uncertainty about the duration and intensity of its impacts. The global growth forecast is uncertain, which may seriously affect our business. While the potential economic impact brought by, and the duration of the outbreak and its new variants may be difficult to assess or predict, a widespread pandemic could result in significant disruption of general economy that could materially negatively affect our business.

Fair Value of Financial Instruments

The Group has adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. ASC 820 establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable input, which may be used to measure fair value and include the following:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Input other than Level 1 that is observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other input that is observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable input that is supported by little or no market activity and that is significant to the fair value of the assets or liabilities.

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Our cash and cash equivalents are classified within level 1 of the fair value hierarchy because they are valued using quoted market price.

The carrying amounts of the other financial assets and liabilities, which consist of accounts receivable, restricted cash, other current assets, advance to supplier, other liabilities, amount due to an affiliate approximate their fair values due to the short-term nature of these instruments.

Cash and cash equivalents

Cash and cash equivalents included cash on hand placed with banks, which are unrestricted as to withdrawal and use and with an original maturity of three months or less.

Deposits in banks in Taiwan are only insured by Central Deposit Insurance Corporation, a government agency, up to NTD 3 million ($91,500), and are consequently exposed to risk of loss. The Group believes the probability of a bank failure, causing loss to the Group, is remote.

Restricted Cash

Cash balances that have restrictions as to withdrawal or usage as collateral for credit card service provided by a financial institution are considered restricted cash. Restricted cash that will be released to cash within the next 12 months is classified as current asset, while the balance restricted for use longer than one year is classified as non-current asset on the consolidated balance sheets.

Receivable and Allowances

The Group adopted ASC 326, Financial Instruments — Credit Losses, which requires to create an impairment model that is based on expected losses.

The Group’s accounts receivable, advance to supplier, prepaid expenses and other current assets are within the scope of ASC 326. Accounts receivable are recognized and carried at the original invoice amounts less the expected credit loss. The Group has a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable expected credit losses in the existing accounts receivable. The Group performs ongoing credit evaluations of the customers and maintains an allowance for potential bad debts if required. Other current assets are recognized and carried at the initial amount when occurred less an allowance for any uncollectible amount.

To estimate expected credit losses, the Group has identified the relevant risk characteristics of its counterparty and the related receivables and other current assets which include size, type of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the past collection experience, current economic conditions, future economic conditions (external data and macroeconomic factors) and changes in the Group’s customer collection trends. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Group’s receivables. Additionally, external data and macroeconomic factors are also considered. This is assessed annually based on the Group’s specific facts and circumstances. No significant impact of changes in the assumptions since adoption. The Group has assessed its receivable including credit term and corresponding all its receivables in December 2024. Upon such credit terms, bad debt expense (recovery) was nil and nil during the years ended December 31, 2024 and 2023, respectively. The Group recognized nil and nil expected credit loss provision for accounts receivable, prepaid expenses and other current assets as of December 31, 2024 and 2023, respectively.

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Inventories

Inventories are stated at the lower of cost and net realizable value, with cost determined by the weighted average method. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Write-down of potential obsolete or slow-moving inventories is recorded as cost of revenue based on management’s assumptions about future demands and market conditions. No wrote down is recorded for inventories during the years ended December 31, 2024 and 2023.

Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation and impairment losses, if any. Depreciation is computed on a straight-line basis with no salvage value over the estimated useful lives of 5 years for machinery equipment, and office equipment.

The cost and accumulated depreciation of plant and equipment disposed of or sold are removed from the balance sheets and resulting gains and losses are recognized in the statements of operations, if any.

Impairment of Long-Lived Assets

In accordance with the ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as plant and equipment, ROU and purchased intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. There is no impairment of long-lived assets recorded for the years ended December 31, 2024 and 2023.

Lease

The Group accounts for leases in accordance with ASC 842, Leases, which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. For the leases with the term within 12 months, the Group applies the recognition requirements of ASC 842 to short-term leases.

The Group determines if a contract contains a lease based on whether it has the right to obtain substantially all of the economic benefits from the use of an identified asset which the Group does not own and whether it has the right to direct the use of an identified asset in exchange for consideration. ROU assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. ROU assets are recognized as the amount of the lease liability, adjusted for lease incentives received. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Group’s incremental borrowing rate (“IBR”), because the interest rate implicit in most of the Group’s leases is not readily determinable.

The IBR is a hypothetical rate based on the Group’s understanding of what its credit rating would be to borrow and resulting interest the Group would pay to borrow an amount equal to the lease payments in a similar economic environment over the lease term on a collateralized basis. Lease payments may be fixed or variable, however, only fixed payments or in-substance fixed payments are included in the Group’s lease liability calculation.

Variable lease payments are recognized in operating expenses in the period in which the obligation for those payments are incurred. The Group recognized no impairment of ROU assets as of December 31, 2024 and 2023.

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Lease classification for leases under which the Group is a lessor is evaluated at lease commencement and leases not classified as sales-type leases or direct financing leases are classified as operating leases. Leases qualify as sales-type leases if the contract includes either transfer of ownership clauses, certain purchase options, a lease term representing a major part of the economic life of the asset, or the present value of the lease payments and residual guarantees provided by the lessee exceeds substantially all of the fair value of the asset. Additionally, leasing an asset so specialized that it is not deemed to have any value to the Group at the end of the lease term may also result in classification as a sales-type lease. Leases qualify as direct financing leases when the present value of the lease payments and residual value guarantees provided by the lessee and unrelated third parties exceeds substantially all of the fair value of the asset and collection of the payments is probable.

Statutory reserve

Pursuant to the laws applicable to Taiwan, Taiwanese entities must make appropriations from after-tax profit to the non-distributable “statutory reserve”. Subject to certain cumulative limits, the “statutory reserve” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 100% of the authorized capital (as determined under accounting principles generally accepted in Taiwan (“Taiwan GAAP”) at each year-end). Since the SL Bio Taiwan has accumulated deficit under Taiwan GAAP during the reporting periods, it does not require to make appropriations to the statutory reserve.

Revenue Recognition

The Group recognizes revenue when its customer obtains control of promised goods or receives services provided in an amount that reflects the consideration which the Group expects to receive in exchange for those goods and services. To determine revenue recognition for the arrangements that the Group determines are within the scope of ASC 606, Revenue from Contracts with Customers, the Group performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Group’s revenue from contracts with customers is derived from product revenue principally from the sales of products directly to its customers and presents revenue net of VAT.

Revenue for the year ended December 31, 2024 consists of the following:

	Corporate Customers	Retail Customers	Total
Exosome concentrate	$1,665,645	$1,631,121	$3,296,766
Skin care products	—	20,917	20,917
Hair care products	—	45,920	45,920
Total	$1,665,645	$1,697,958	$3,363,603

Revenue for the year ended December 31, 2023 consists of the following:

	Corporate Customers	Retail Customers	Total
Exosome concentrate	$—	$871,043	$871,043
Skin care products	—	7,314	7,314
Hair care products	—	614	614
Total	$—	$878,971	$878,971

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Product revenue recognition — point of time

The performance obligations are considered to be met and revenue is recognized when the customer obtains control of the goods. Revenue is recognized at that point of time. The customers pick up the goods directly from the Group’s premise, and the Group has satisfied the contracts’ performance obligations when the goods have been picked up and the acceptance document has been signed by the customers. The Group does not offer sales rebate to its customers. Any discount will be net of the revenue at the point of time. The Group does not provide its customers with the right of return (except for product quality issue). The customer is required to perform product’s quality check immediately upon delivery of the products and reports to the Group within a few days if there is quality issue.

Other revenue

Prior to the launching of the Group’s standard Exosome products to market in 2023, some customers purchased the testing items and samples from the Group, in which the products are not standardized. The Group recognized nil and $406,407 for the not standardized products sales for the years ended December 31, 2024 and 2023, respectively.

The Group has entered into an operating leasing arrangement to a clinic in Taiwan to lease the system and software owned by the Group in May 2023. The lease term is initially expired in April 2028 but terminated in December 2024. The Group receives income from operating leases based on the fixed required rents (base rent) in according to the lease agreement. Rent revenue from base rents is recorded on the straight-line method, when collectability of the lease payments is deemed probable, over the terms of the related lease agreement. Operating lease revenue, as recorded on the straight-line method, in the statements of operation is recorded as other revenue. The Group recognized $42,251 and $29,070 of income from the leasing arrangement to the clinic, for the years ended December 31, 2024 and 2023, respectively.

Cost of revenue

Cost of revenue consists primarily of purchased costs of products for sales and other costs directly related to the sales of products.

Shipping and handling expenses

The Group expenses shipping and handling expenses as incurred. The Group recorded nil and nil of shipping and handling expenses for the years ended December 31, 2024 and 2023, respectively.

Research and development

Research and development costs are expensed as incurred in accordance with ASC 730, Research and Development. The Group incurs research and development costs in the pursuit of new products and improving the formulation of existing products. Examples of research costs include costs for laboratory research, studies, surveys, and other activities aimed at acquiring new knowledge.

Development costs may be capitalized if the following criteria are met: (1) technological feasibility has been established, (2) the Group intends to complete the product or process. (3) the Group has the ability to use or sell the product or process, (4) the product or process will generate future economic benefits, and (5) the costs can be reliably measured.

On June 20, 2024, the Group entered into a licensed patent and know-how transfer agreement with SL Link (the “Patent Transfer Agreement”) to transfer the licensed patent and know-how of CD-19 Armed-T products (the “CD-19 Project”). The licensed patent is related to the research and development of Bi-Specific antibodies for use in producing armed immune cells technology for application in cancer and the relevant know-how (the “CD-19 Patent”). The CD-19 Patent is initially licensed by CytoArm Co., Ltd. (“CytoArm”), a privately-owned company incorporated in Taiwan which engaged in biomedical research business, to SL Link in March 2023. As of the date of this report, Mr. Wang

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

indirectly owns approximately 12.5% of CytoArm through SL Link. According to the Patent Transfer Agreement, SL Link transferred the cooperation rights with CytoArm and the results generated from the CD-19 Project to the Group, for $949,771, which is equivalent to the amount that SL Link paid for the research and development of the CD-19 Project. The Group also agreed to bear the future research and development of the CD-19 Project. CytoArm agreed SL Link to transfer the CD-19 Patent to the Group and will not charge additional costs to the Group. On November 20, 2024, CytoArm, the Group and SL Link entered into a supplementary agreement to confirm the transfer of the CD-19 Project from SL Link to the Group and clarified the transfer of the rights, obligations and financial arrangements between the parties. Under the original license agreement with CytoArm and the supplementary agreement, the Group continues to hold a perpetual, irrevocable, royalty-bearing, exclusive license to manufacture, use, import, offer to sell, and sell the CD-19 Armed-T products. The Group is obligated to pay up to $4.1 million when certain conditions and milestones are satisfied and completed by CytoArm and the Group is obligated to pay a royalty of 15% of the sales of the CD-19 Armed-T products generated from the CD-19 Patent.

On December 27, 2024, the Group entered into two global non-exclusive license agreements for Gamma Delta T Immune Cells (“GDT Cells”) with Ji Yan BioMedical Co., Ltd. (“JY BioMed”), a company registered in Taiwan, for “Human-Derived Immune Cell γδT Cell Pharmaceutical — Clinical-Grade Manufacturing Technology” and the related proprietary expertise and technical data, with the capability for clinical application development in pancreatic and brain cancers treatments (collectively referred as the “GDT Cells License Agreements”). On April 28, 2025, the Group amended and restated its agreement with JY BioMed to, among other things, combine the two prior agreements into a single agreement, grant the Group exclusive licenses for pancreatic and brain cancer treatment, and adjust the total consideration (the “A&R GDT Cells Licenses Agreement”). Dr. Shen Hsieh-Tsung, Ethan (“Dr. Shen”), our Chief Technology Officer, is also serving as JY BioMed’s CEO and holds approximately 68.3% equity stake on the date of transaction and the date of report.

According to the A&R GDT Cells Licenses Agreement, the Group is granted global exclusive right to use, implement, reproduce, and modify JY BioMed’s proprietary technology and technical data for the development, manufacturing, offering for sale, selling, and use of the products derived and developed from JY BioMed’s GDT Cells technology for pancreatic and brain cancer treatments (“GDT Cells Licenses”). The term of licensed period of the GDT Cells Licenses are 20 years after the GDT cell therapy products are launched, unless terminated by either party with thirty days’ written notice if there is a mutual recognition of significant delays or impossibility of completion, a material breach not corrected within thirty days, certain financial or organizational changes causing damage, delayed payments constituting a material breach, false reporting by SL Bio, or an unrectifiable material breach.

Upon the entering of the GDT Cells License Agreements in December 2024, the Group paid $1 million including VAT to JY BioMed for the initial research and development costs and material costs of the GDT cell therapy products for pancreatic and brain cancer treatment. The Company will also bear the future research and development costs of GDT cell therapy products thereafter. The total consideration of the A&R GDT Cells Licenses Agreement is $38 million including VAT and the Group is obligated to pay a royalty of 7% and 10% of the sales of the GDT cell therapy products for pancreatic and brain cancer treatment generated from GDT Cells Licenses, respectively. As of December 31, 2024, $1 million including VAT was paid to JY BioMed in according to the A&R GDT Cells Licenses Agreement. The Group will pay the remaining consideration of $37 million to JY BioMed for as milestone payments for further research and development of this technology and for the application to a pancreatic and brain cancer drugs and products when certain conditions and milestones are satisfied and completed by JY BioMed.

During the years ended December 31, 2024 and 2023, the Group incurred $2,020,346 and nil, respectively, for the research and development expenses of the new product pipeline. As of December 31, 2024 and 2023, the Group has not capitalized any development cost.

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740, Income Taxes. Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns.

Deferred tax assets and liabilities are determined based on the temporary difference between the financial reporting and tax bases of assets and liabilities, and net operating loss and tax credit carryforwards using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Group records a valuation allowance against the amount of deferred tax assets that it determines is not more likely than not of being realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group records interest related to unrecognized tax benefits and penalties, if any, within income tax expenses.

Retirement and other post-retirement benefits

Contributions to retirement schemes which are defined contribution plans are charged to the statement of operations as and when the related employee service is provided.

Full time employees of the Group in Taiwan participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care benefits are provided to employees. Taiwanese labor regulations require that the Group to make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately $10,380 and $9,276 for the years ended December 31, 2024 and 2023, respectively.

Translation of foreign currency financial statements

The functional currency is NTD, the local currency of the Group where operates. The reporting currency of the Group is US$. Accordingly, the consolidated financial statements of the Group are translated at the following exchange rates: assets and liabilities — current rate on balance sheet date; shareholders’ equity — historical rate; income and expenses — average rate during the year. The resulting translation adjustment is reflected in the accumulated other comprehensive income (loss).

Transactions denominated in other than the functional currencies are recorded at the rate of exchange in effect when the transaction occurs. Gains or losses, resulting from the application of different foreign exchange rates when cash in foreign currency is converted into the entities’ functional currency, or when foreign currency receivable and payable are settled, are credited or charged to income in the period of conversion or settlement. At year-end, the balances of foreign currency monetary assets and liabilities are recorded based on prevailing exchange rates and any resulting gains or losses are included in the statements of comprehensive income (loss). Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rates prevailing on the transaction dates. The transaction date is the date on which the Group initially recognizes such non-monetary assets and liabilities. Non-monetary assets and liabilities that are stated at fair value are translated using the exchange rates prevailing at the dates the fair value is measured. The resulting exchange differences are recognized in accumulated other comprehensive income (loss).

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Translation of amounts from NTD into US$ has been made at the following exchange rates for the respective year:

	2024	2023
Years ended NTD: US$1 exchange rate	32.81	30.73
Annual average NTD: US$1 exchange rate	32.05	31.08

Comprehensive income (loss)

Comprehensive income (loss) represents net income (loss) plus the results of certain changes in shareholders’ equity (deficit) during a period from non-owner sources.

Comprehensive income (loss) is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group’s comprehensive income (loss) includes net income (loss) and foreign currency translation adjustments, which are presented in the statements of comprehensive income (loss).

Concentration of risks

Concentration of suppliers

The following supplier accounted for 10% or more of purchase for the years ended December 31, 2024 and 2023:

Supplier	2024	2023
Vendor A	100.0%	100.0%

Advance to supplier that individually comprised 10% or more of advance to supplier balances as of December 31, 2024 and 2023 are as follows:

Supplier	December 31, 2024	December 31, 2023
Vendor A	—	100.0%

Concentration of customers

The following customers accounted for 10% or more of sales for the years ended December 31, 2024 and 2023:

Customer	December 31, 2024	December 31, 2023
Customer A	38.9%	—
Customer B	10.6%	—

Accounts receivable is due to the credit card arrangement with high-rated financial institutions in Taiwan. None of the receivable is individually comprised 10% or more of accounts receivable balances as of December 31, 2024 and 2023.

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of credit risk

Financial instruments that potentially expose the Group to the concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable, prepaid expenses and other current assets. The Group places its cash and cash equivalents and restricted cash with financial institutions with credit ratings and quality where the Group considers acceptable.

The risks with respect to accounts receivable are mitigated by credit evaluations performed on the debtors and ongoing monitoring of outstanding balances.

Foreign currency exchange risk

The reporting currency of the Group is US$, to date the majority of the revenues and costs are denominated in NTD and a significant portion of the assets and liabilities are denominated in NTD. As a result, the Group is exposed to foreign currency exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and NTD. If NTD depreciates against US$, the value of NTD revenues and assets as expressed in US$ financial statements will decline. The Group does not hold any derivative or other financial instruments that expose to substantial market risk.

NTD is not a freely convertible currency. The Central Bank of the Republic of China, under the authority of Taiwan government, controls the conversion of NTD to foreign currencies. There are restrictions and limits on the conversion of NTD to other currencies, especially for capital account transactions. Individuals and businesses face conversion quotas and approvals required from the authorities.

Recently Adopted Accounting Standards

In March 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-01, “Leases (Topic 842): Common Control Arrangements” (“ASU 2023-01”), that is intended to improve the guidance for applying ASU 2023-01 to arrangements between entities under common control. ASU 2023-01 requires all entities (that is, including public companies) to amortize leasehold improvements associated with common control leases over the useful life to the common control group. The standard will be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been made available for issuance. If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the fiscal year that includes that interim period. The Group adopted ASU 2023-01 beginning January 1, 2024. The adoption did not have material impact on the Group’s consolidated financial statement.

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), that would enhance disclosures for significant segment expenses for all public entities required to report segment information in accordance with ASC 280. ASC 280 requires a public entity to report for each reportable segment a measure of segment profit or loss that its chief operating decision maker (“CODM”) uses to assess segment performance and to make decisions about resource allocations. The amendments in ASU 2023-07 improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more useful financial analyses. Currently, Topic 280 requires that a public entity disclose certain information about its reportable segments. For example, a public entity is required to report a measure of segment profit or loss that the CODM uses to assess segment performance and make decisions about allocating resources. ASC 280 also requires other specified segment items and amounts such as depreciation, amortization and depletion expense to be disclosed under certain circumstances. The amendments in ASU 2023-07 do not change or remove those disclosure requirements. The amendments in ASU 2023-07 also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the quantitative thresholds to determine its reportable segments. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. A public entity should apply the amendments in ASU 2023-07 retrospectively to all prior periods presented in the financial statements. The Group adopted ASU 2023-07 beginning January 1, 2024. The adoption did not have material impact on its consolidated financial statement.

Recently Issued But Not Yet Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). The intent of ASU 2023-09 is to improve the disclosures around a company’s rate reconciliation information and certain types of income taxes companies are required to pay. Specifically, these new disclosure requirements will provide more transparency regarding income taxes companies pay in the United States and other countries, along with more disclosure around a company’s rate reconciliation, among other new disclosure requirements, such that users of financial statements can get better information about how the operations, related tax risks, tax planning and operational opportunities of companies affect their effective tax rates and future cash flow prospects. ASU 2023-09 is effective for annual fiscal years beginning after December 15, 2024, with early adoption permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments under ASU 2023-09 should be applied on a prospective basis, although retrospective application is permitted. The Group is currently evaluating the potential impact of ASU 2023-09 on its consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (DISE), which requires additional disclosure of the nature of expenses included in the income statement in response to longstanding requests from investors for more information about an entity’s expenses. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The guidance will be effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The requirements will be applied prospectively with the option for retrospective application. Early adoption is permitted. The Group is currently evaluating the impact that the adoption of this guidance will have on the Group’s consolidated financial statement presentation and disclosures.

Except as mentioned above, the Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Group’s consolidated balance sheets, consolidated statements of operations and consolidated comprehensive income (loss) and consolidated statements of cash flows.

3. ACCOUNTS RECEIVABLE

Accounts receivable, net consist of the following:

	December 31, 2024	December 31, 2023
Accounts receivable	$—	$26,878
Less: allowance for expected credit losses	—	—
Total accounts receivable, net	$—	$26,878

As of December 31, 2023, the accounts receivable is due to credit card arrangements with high-rated financial institutions. No impairment of expected credit loss is accounted for the account receivable for the years ended December 31, 2024 and 2023.

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

4. INVENTORIES

Inventories, net consist of the following:

	December 31, 2024	December 31, 2023
Finished goods	$1,359,771	$1,478,362

The Group has no wrote-down of inventories for the years ended December 31, 2024 and 2023.

5. ADVANCE TO SUPPLIER

Advance to supplier, net consist of the following:

	December 31, 2024	December 31, 2023
Advance to supplier for purchasing finished goods	$—	$1,456,852

As of December 31, 2023, the Group has advance to a supplier for purchasing finished goods. No impairment of expected credit loss is accounted for the advance to supplier for the years ended December 31, 2024 and 2023.

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

The amount of prepaid expenses and other current assets consist of the followings:

	December 31, 2024	December 31, 2023
Value added tax credit	$130,558	$60,594
Other receivable	134,724	—
Rental receivable	—	30,808
Security deposits	28,490	163
Prepaid operating expenses	64,109	423
Total	$357,881	$91,988

Other receivable represents the proceeds from disposal of the Group’s system and software, machinery and equipment and office equipment to the lessee of the system and software in December 2024. The proceeds were subsequently settled in January 2025. The Group did not accrue any expected credit loss provision for the years ended December 31, 2024 and 2023.

7. PLANT AND EQUIPMENT, NET

Plant and equipment, net consist of the following:

	December 31, 2024	December 31, 2023
Machinery and equipment	$28,467	$221,927
Office equipment	—	3,631
Subtotal	28,467	225,558
Less: accumulated depreciation	(9,489)	(33,433)
Total	$18,978	$192,125

Depreciation expenses included in general and administration expenses for the years ended December 31, 2024 and 2023 was $43,307 and $33,124, respectively. There were no impairments recognized during the years ended December 31, 2024 and 2023. In December 2024, the Group disposed certain machinery and equipment and office equipment to the lessee of the system and software and recorded a gain on disposal of $6,086 during the year ended December 31, 2024.

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

8. INTANGIBLE ASSETS

Intangible assets consist of the following:

	December 31, 2024	December 31, 2023
System and software	$—	$12,313
Less: accumulated amortization	—	(4,789)
Total	$—	$7,524

Amortization expense included in general and administration expenses for the years ended December 31, 2024 and 2023 was $3,940 and $4,067, respectively. In December 2024, the Group disposed the system and software to the lessor and recorded a gain on disposal of $164 during the year ended December 31, 2024.

9. LEASES

The Group’s operating leases consist of leases for office space in Taiwan. The Group is the lessee under the terms of the operating leases with the OldCo. For the years ended December 31, 2024 and 2023, the operating lease cost was $167,795 and $173,173, respectively. The short-term lease cost recognized for the years ended December 31, 2024 and 2023 was $1,026 and $1,568, respectively.

The Group’s operating leases with the OldCo is initially expired in May 2027 but cancelled in December 2024. The operating leases have remaining lease terms of nil months and 41 months as of December 31, 2024 and 2023, respectively. As of December 31, 2023, the weighted average remaining lease term and weighted average discount rate were 3.42 years and 5.25%, respectively.

As of December 31, 2024 and 2023, the Group stated the following amounts in the Group’s consolidated balance sheets:

	December 31, 2024	December 31, 2023
Assets
Right-of-use assets	$—	$548,827
Total	—	548,827

Liabilities
Operating lease liabilities, current	—	149,587
Operating lease liabilities, non-current	—	400,477
Total lease liabilities	$—	$550,064

10. DEFERRED OFFERING COSTS

Deferred offering costs represent legal, accounting, underwriting, and other direct costs incurred in connection with a planned equity or debt offering. These costs are deferred until the closing of the offering, at which time the deferred costs are offset against the offering proceeds, In the event the offering is unsuccessful or aborted, the costs will be expenses.

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

11. ACCRUED EXPENSES AND OTHER LIABILITIES

The amount of accrued expenses and other liabilities were consisted of the followings:

	December 31, 2024	December 31, 2023
Accrued expenses	$50,467	$20,114
Accrued audit fee	8,601	8,775
Payables for staff’s tax and pension	6,755	4,489
Others	3,375	60
Total	$69,198	$33,438

12. SHARE CAPITAL

The Company was incorporated in the Cayman Islands on March 18, 2024 by Mr. Wang, with the initial authorized and issued share capital of $500,000 divided into 5,000,000 common shares at the par value of $0.10 each. It was established as the holding company with the intention to perform reorganization of SL Bio Taiwan.

SL Link has been engaged in three segments: (1) semiconductor equipment design and service; (2) research and development of biomedical products and (3) research, development and sales of the Exosome Business. On May 6, 2022, SL Link commenced the research and development of the Exosome Business. On June 20, 2022, the board of directors of SL Link approved to exercise the business reorganization and spin-off such business into a separate legal entity, SL Bio Taiwan, which was established on July 21, 2022. SL Link continued its operation in semiconductor and biomedical business and referred to as the “OldCo”.

Upon the completion of the Reorganization on June 14, 2024, the Company had 5,000,000 authorized shares with the par value of $0.10 per share, and SL Bio and OldCo both were substantially under common control by the same beneficiary group of SL Link’s shareholders before and after the Reorganization, and SL Bio Taiwan as a wholly-owned subsidiary of the Company. Initially, the Company has issued 5,000,000 common shares to Mr, Wang. On May 23, 2024, he transferred 1,500,000 and 175,000 common shares to SL Link’s shareholders and other investor, respectively. On June 10, 2024, the Company repurchased and cancelled the remaining 3,325,000 common shares of the Company from Mr. Wang at par value. Upon the completion of the Reorganization on June 14, 2024, the Company had 1,675,000 issued and outstanding common shares.

On June 28, 2024, the Company issued additional 2,000,000 common shares to various SL Link shareholders with the par value of $0.10 each at $3.00 per share. After that, the authorized shares is 5,000,000 and the issued and outstanding common shares of the Company is 3,675,000.

13. INCOME TAXES

The Company is incorporated in the Cayman Islands, which is exempt from income tax. The Company’s operating subsidiary, SL Bio Taiwan, is incorporated in the ROC and is subject to the ROC Income Tax Law. The applicable tax rate is 20% in 2024 and 2023.

Significant components of the provision for income taxes are as follows:

	December 31, 2024	December 31, 2023
Current tax	$—	$—
Deferred tax	57,635	133,835
Income tax expense	$57,635	$133,835

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

13. INCOME TAXES (cont.)

Reconciliation of the differences between the ROC Income Tax rate applicable to profits and the income tax expenses of the Group:

	December 31, 2024	December 31, 2023
(Loss) income before taxation	$(1,133,698)	$532,870

Notional tax on income (loss) before tax
Computed expected tax expense	(226,739)	106,574
Non-taxable or non-deductible expenses	68,012	27,261
Change in valuation allowances	216,362	—
Total	$57,635	$133,835

Deferred tax assets (liabilities) are as follows

	December 31, 2024	December 31, 2023
Deferred tax assets
Tax losses carry forwards	$211,507	$8,999
Valuation allowance	(211,507)	—
Total deferred tax assets	—	8,999

Deferred tax liabilities
Other timing difference	(135,701)	(93,563)
Total deferred tax liabilities	(135,701)	(93,563)
Net deferred tax liabilities	$(135,701)	$(84,564)

The movement of valuation allowance is as follows

	December 31, 2024	December 31, 2023
Balance at beginning of the year	$—	$—
Current year addition	(211,507)	—
Balance at end of the year	$(211,507)	$—

As of December 31, 2024 and 2023, the Company had net operating losses of $1,057,535 and $44,995, respectively, arising from subsidiary incorporated in the ROC, which will be available to offset future taxable income. The net operating losses in the ROC can be carried forward for up to 10 years. During the year ended December 31, 2024, the Group records a valuation allowance against the amount of deferred tax assets that it determines is not more likely than not of being realized.

14. COMMITMENTS AND CONTINGENCIES

As of December 31, 2024 and 2023, the Group has the commitment of $17,458 and nil for capital expenditure contracted for but not provided in the consolidated financial statements in respect of the acquisition of plant and equipment.

According to the CytoArm License Agreement and the supplementary agreement entered into with CytoArm on November 20, 2024 in respect of the CD-19 Armed-T Licensed Patent, the Group is obligated to pay up to $4.1 million when certain conditions and milestones are satisfied and completed by CytoArm.

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

14. COMMITMENTS AND CONTINGENCIES (cont.)

According to the A&R GDT Cells Licenses Agreement entered into with JY BioMed on April 28, 2025 in respect of the GDT Cells Licenses, the Group is obligated to pay up to $37 million when certain conditions and milestones are satisfied and completed by JY BioMed.

15. RELATED PARTY TRANSACTION

As of December 31, 2024 and 2023, the Group has no amount due from (to) affiliates.

In January 2023, the Group entered into an operating lease arrangement with OldCo to lease part of its office premises in Taiwan. The lease has the initial term of 53 months from January 1, 2023 to May 31, 2027, but the lease was cancelled in December 2024. As of December 31, 2024 and 2023, the lease has the outstanding lease term of nil and 41 months, respectively. In January 2023, the Group also entered into a corporate and administrative service agreement with OldCo for the general corporate and accounting services in Taiwan, and it was terminated in December 2024.

During the year ended December 31, 2024, the Company had the following transactions with affiliates:

Name	Amount	Relationship	Note
SL Link	$167,795	Company owned by a director and a shareholder of the Company, Mr. Wang	Operating leasing income for the rental of office premise to the Group
SL Link	$80,496	Company owned by a director and a shareholder of the Company, Mr. Wang	Expenses for general corporate and accounting services provided to the Group
SL Link	$949,771	Company owned by a director and a shareholder of the Company, Mr. Wang	Research and development costs paid for the transfer of the CD-19 Patent to the Group
JY BioMed	$964,823	Company owned by our Chief Technology Officer of the Company, Dr. Shen	Research and development costs paid for GDT Cells Licenses to the Group

During the year ended December 31, 2023, the Company had the following transaction with the Parent entity:

Name	Amount	Relationship	Note
OldCo	$173,173	Parent entity	Operating leasing income for the rental of office premise to the Group
OldCo	$83,076	Parent entity	Expenses for general corporate and accounting services provided to the Group

16. SEGMENT REPORTING

The Group’s chief operating decision maker, who has been identified as the Group’s directors, evaluates segment performance and allocates resources based on several factors, of which the primary financial measure is operating income.

During the year ended December 31, 2023, the Group operated in a single segment, sales of Exosome products segment. During the year ended December 31, 2024, the Group extended the operation into the research and development of CD-19 Armed-T products and GDT cell therapy products and thus operated in three segments thereafter. The revenue of the Group represented the sales of Exosome products only.

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

16. SEGMENT REPORTING (cont.)

There was no revenue generated and assets allocated for the CD-19 Armed-T products and GDT cell therapy products segments for the year ended December 31, 2024. The Company’s chief operating decision maker evaluates performance based on each reporting segment’s revenue, cost of revenues, operating expenses, operating income (loss), other income (expense), and income (loss) before income taxes. The respective information by segment for the years ended December 31, 2023 and 2024 were as follows:

For the year ended December 31, 2024:

	Exosome Products	CD-19 Armed-T Products	GDT cell therapy Products	Corporate and Unallocated	Total
Revenue	$3,363,603	$—	$—	$—	$3,363,603
Cost of revenue	(1,430,842)	—	—	—	(1,430,842)
Gross profit	1,932,761	—	—	—	1,932,761
Operating expenses	702,651	1,070,441	964,823	390,957	3,128,872
Operating income (loss)	1,230,110	(1,070,441)	(964,823)	(390,957)	(1,196,111)
Other income (expenses), net	26,437	—	—	35,976	62,413
Income (loss) before income tax	1,256,547	(1,070,441)	(964,823)	(354,981)	(1,133,698)

As of December 31, 2024
Identifiable long-lived assets	26,774	—	—	—	26,774
Total assets	4,254,514	—	—	1,677,438	5,931,952

For the year ended December 31, 2023:

	Exosome Products	CD-19 Armed-T Products	GDT cell therapy Products	Corporate and Unallocated	Total
Revenue	$878,971	$—	$—	$—	$878,971
Cost of revenue	(140,963)	—	—	—	(140,963)
Gross profit	738,008	—	—	—	738,008
Research and development expenses	—	—	—	—	—
Other operating expenses	641,180	—	—	—	641,180
Operating income (loss)	96,828	—	—	—	96,828
Other income (expenses)	436,042	—	—	—	436,042
Income (loss) before income tax	532,870	—	—	—	532,870

As of December 31, 2024, the Group’s total assets and long-lived assets are under the segments of sales of Exosome Products and Corporate and unallocated. All of the payments incurred for research and development of CD-19 Armed-T products and GDT cell therapy products segments are expensed.

SL BIO LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2024 AND 2023

17. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 26, 2025, the date of the issuance of the consolidated financial statements, and the following subsequent events have been identified.

On April 28, 2025, the Group entered into the A&R GDT Cells Licenses Agreement with JY BioMed succeeded the prior agreements entered into between the parties on December 27, 2024 relating to γδT cell pharmaceuticals for the treatment of brain and pancreatic cancers.

On May 9, 2025, the Company has entered into a Business Combination Agreement and Plan of Reorganization (the “Merger Agreement”) by and among (i) Horizon Space Acquisition II Corp., a Cayman Islands exempted company (“HSPT”), (ii) SL Science Holding Limited, a Cayman Islands exempted company (“PubCo”), (iii) CW Mega Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub I”) and (iv) WW Century Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub II”).

Pursuant to the Business Combination Agreement, among other things, (i) Merger Sub I will merge with and into HSPT, with HSPT as the surviving entity and a wholly-owned subsidiary of PubCo (the “First Merger”), and (ii) following the First Merger, Merger Sub II will merge with and into SL Bio, with SL Bio as the surviving entity and a wholly-owned subsidiary of PubCo (the “Second Merger,” and together with the First Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”). Upon the consummation of the Transactions, each of HSPT and SL Bio will become a wholly-owned subsidiary of PubCo, and HSPT’s shareholders and SL Bio’s shareholders will receive ordinary shares, par value US$1.00 per share, of PubCo (“PubCo Ordinary Shares”) as consideration and become the shareholders of PubCo. The closing dates of the First Merger and the Second Merger are hereinafter referred to as the “First Closing Date” and the “Second Closing Date,” respectively. The Company expects the PubCo Ordinary Shares to be listed and traded on the Nasdaq Stock Market LLC (“Nasdaq”) following the consummation of the Transactions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PCAOB ID: 3299)

To the Shareholder and the Board of Directors of
SL Science Holding Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of SL Science Holding Limited and subsidiaries (the “Company”) as of June 30, 2025, and the related consolidated statements of operations, changes in shareholder’s deficit and cash flows for the period from March 18, 2025 (date of inception) through June 30, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and the results of its operations and its cash flows for the period from March 18, 2025 (date of inception) through June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company was set for the purpose of completing reorganization and will need to raise additional funds to meet its future obligations. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2 to the consolidated financial statements. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co

We have served as the Company’s auditor since 2025.
Hong Kong, China
July 16, 2025
PCAOB ID: 3299

SL SCIENCE HOLDING LIMITED
CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2025

June 30, 2025
ASSETS
Total current assets	$—
Total assets	$—

LIABILITIES AND SHAREHOLDER’S DEFICIT
Due to holding company	$14,936
Total liabilities	14,936

Common Shares, $1.00 par value, 50,000 shares authorized, 1 share issued and outstanding	1
Additional paid-in capital	—
Accumulated deficit	(14,937)
Total shareholder’s deficit	(14,936)
Total liabilities and shareholder’s deficit	$—

The accompanying notes are an integral part of these consolidated financial statements.

SL SCIENCE HOLDING LIMITED
CONSOLIDATED STATEMENT OF OPERATIONS FOR THE PERIOD FROM MARCH 18, 2025 (INCEPTION) THROUGH JUNE 30, 2025

For the period from March 18, 2025 (inception) through June 30, 2025
Operating expenses
General and administrative expenses	$14,937
Total operating expenses	(14,937)
Income tax expense	—
Net loss	$(14,937)

The accompanying notes are an integral part of these consolidated financial statements.

SL SCIENCE HOLDING LIMITED
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT
FOR THE PERIOD FROM MARCH 18, 2025 (INCEPTION) THROUGH JUNE 30, 2025

	Common share		Additional paid-in capital	Accumulated deficit	Total shareholder’s deficit
	Shares	Amount
Balance – March 18, 2025 (inception)	—	$—	$—	$—	$—
Issuance of common share	1	1	—	—	1
Net loss	—	—	—	(14,937)	(14,937)
Balance – June 30, 2025	1	$1	$—	$(14,937)	$(14,936)

The accompanying notes are an integral part of these consolidated financial statements.

SL SCIENCE HOLDING LIMITED
CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE PERIOD FROM MARCH 18, 2025 (INCEPTION) THROUGH JUNE 30, 2025

For the period from March 18, 2025 (inception) through June 30, 2025
Cash Flows from Operating Activities:
Net loss	$(14,937)
Adjustments to reconcile net loss to net cash used in operating activities:
Due to holding company	14,936
Net cash used in operating activities	(1)
Cash Flows from Financing Activities:
Sale of common share	1
Net cash provided by financing activities	1
Net change in cash	—
Cash, beginning of the period	—
Cash, end of the period	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid	$—
Interest paid	$—

The accompanying notes are an integral part of these consolidated financial statements.

SL SCIENCE HOLDING LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

SL Science Holding Limited (the “Company” or “PubCo”) was incorporated in the Cayman Islands as an exempted company limited by shares on March 18, 2025, and wholly-owned by SL BIO Ltd., a Cayman Islands exempted company limited by shares (“SL Bio”), with the initial authorized and issued share capital of $50,000 divided into 50,000 common shares at the par value of $1.00 each. The Company has not commenced any operations since its formation. The Company and its wholly owned subsidiaries, CW Mega Limited, a Cayman Islands exempted company limited by shares (“Merger Sub I”) and WW Century Limited, a Cayman Islands exempted company limited by shares (“Merger Sub II) were incorporated solely for the purpose of completing the transactions contemplated by the Business Combination Agreement and Plan of Reorganization, dated May 9, 2025 (as may be further amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”).

The parties to the Business Combination Agreement include (i) PubCo, (ii) Horizon Space Acquisition II Corp., a Cayman Islands exempted company limited by shares (“HSPT”), (iii) Merger Sub I, (iv) Merger Sub II, and (v) SL Bio, pursuant to which, among other things, (i) Merger Sub I will merge with and into HSPT, with HSPT as the surviving entity and a wholly-owned subsidiary of PubCo (the “First Merger”), and (ii) following the First Merger, Merger Sub II will merge with and into SL Bio, with SL Bio as the surviving entity and a wholly-owned subsidiary of PubCo (the “Second Merger,” and together with the First Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

Upon the consummation of the Business Combination, each of HSPT and SL Bio will become a subsidiary of PubCo, and HSPT’s shareholders and SL Bio’s shareholders will receive common shares of par value of $0.0001 each of PubCo (“PubCo Common Shares”). The closing date of each of the First Merger and the Second Merger is hereinafter referred to as the “First Closing Date” and the “Second Closing Date” respectively. The Company expects PubCo Common Shares be listed and traded on the Nasdaq Stock Market LLC (“Nasdaq”) following the consummation of the Business Combination. However, the consummation of the transactions contemplated by the Business Combination Agreement is subject to numerous conditions, and there can be no assurances that such conditions will be satisfied.

NOTE 2 — GOING CONCERN

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) Topic 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the consolidated financial statements are issued.

The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Company has not commenced any operations since its formation. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to generate net income for the foreseeable future. Accordingly, the Company may not be able to obtain additional financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to address this uncertainty through a Business Combination as discussed in Notes 1. The Company’s consolidated financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should the Company be unable to continue as a going concern.

SL SCIENCE HOLDING LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statement of the Company is presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for financial information. In the opinion of management, the consolidated financial statements reflect all adjustments, which consist of normal recurring adjustments, considered necessary for a fair presentation of the periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2025.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries, CW Mega Limited and WW Century Limited (collectively as “Merger Subs”). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s management based on their estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company adopted ASU 2023-07 on March 18, 2025 (inception).

Recently Issued But Not Yet Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). The intent of ASU 2023-09 is to improve the disclosures around a company’s rate reconciliation information and certain types of income taxes companies are required to pay. Specifically, these new disclosure requirements will provide more transparency regarding income taxes companies pay in the United States and other countries, along with more disclosure around a company’s rate reconciliation, among other new disclosure requirements, such that users of financial statements can get better information about how the operations, related tax risks, tax planning and operational opportunities of companies affect their effective tax rates and future cash flow prospects. ASU 2023-09 is effective for annual fiscal years beginning after December 15, 2024, with early adoption permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments under ASU 2023-09 should be applied on a prospective basis, although retrospective application is permitted. The Company is currently evaluating the potential impact of ASU 2023-09 on its consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (DISE), which requires additional disclosure of the nature of expenses included in the income statement in response to longstanding requests from investors for more information about an entity’s expenses. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well

SL SCIENCE HOLDING LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

as disclosures about selling expenses. The guidance will be effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The requirements will be applied prospectively with the option for retrospective application. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of this guidance will have on the Company’s consolidated financial statement presentation and disclosures.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, consolidated statements of operations and consolidated comprehensive income (loss) and consolidated statements of cash flows.

NOTE 4 — RELATED PARTY TRANSACTIONS

The Company was originally incorporated in the Cayman Islands through the issuance of one common share to Ogier Global Subscriber (Cayman) Limited (“Ogier”) for the par value of $1.00 on March 18, 2025. On March 20, 2025, Ogier transferred the one common share held to SL Bio.

On March 18, 2025, Merger Sub I and Merger Sub II were incorporated through the issuance of one common share each to Ogier for the par value of $1.00 each. On March 20, 2025, Merger Sub I and Merger Sub II became wholly-owned subsidiaries of the Company when the one common share each held by Ogier was transferred to the Company for a total investment of $1.00 each.

As of June 30, 2025, the amount due to holding company was consisted of the following:

Name	Amount	Relationship	Note
SL Bio	$14,936	Holding company	Other payables, interest free and payment on demand.

NOTE 5 — SEGMENT REPORTING

The Company is formed for the purpose of effecting a Business Combination. As of June 30, 2025, the Company had not commenced any operations. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the consolidated operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment. The CODM does not review assets in evaluating the results of the Company, and therefore, such information is not presented.

When evaluating the Company’s primary measure of performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, which include the following:

For the period from March 18, 2025 (inception) through June 30, 2025
General and administrative expenses	$14,937
Total operating expenses	(14,937)
Income tax expense	—
Net loss	$(14,937)

SL SCIENCE HOLDING LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — SEGMENT REPORTING (cont.)

Operating costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews operating costs to manage, maintain and enforce all contractual agreements, if any, to ensure costs are aligned with all agreements and budget.

NOTE 6 — SHARE CAPITAL

The Company is authorized to issue $50,000 common shares with a par value of $1.00 per share. Prior to the closing of the Business Combination, PubCo intends to amend and restate its memorandum and articles of association (the “PubCo A&R MAA”) which will constitute the PubCo A&R MAA. Under the PubCo A&R MAA, PubCo will change to its authorized share capital to US$50,000 divided into 5,000,000,000 shares of US$0.00001 par value each of a single class. Holders of common shares are entitled to one vote per share owned on each matter properly submitted to the shareholders on which the holders of the common shares are entitled to vote. The holders of common shares shall be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by our board of directors from time to time out of any assets for funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions. As of June 30, 2025, there were one common share issued and outstanding.

NOTE 7 — SUBSEQUENT EVENTS

The Company evaluated subsequent events through July 16, 2025, the date of the issuance of the consolidated financial statements. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

HORIZON SPACE ACQUISITION II CORP.,

SL SCIENCE HOLDING LIMITED,

CW MEGA LIMITED,

WW CENTURY LIMITED,

and

SL BIO LTD.

dated May 9, 2025

Annex A-i

Annex A-ii

Annex A Page Nos.
Section 7.7. No Trading	A-50
Section 7.8. Shareholder Litigation	A-50
Section 7.9. Employee Matters	A-51
Section 7.10. Shareholder Proxies	A-51
Section 7.11. Transaction Documents	A-51
Section 7.12. Transaction Financings	A-51
Section 7.13. Reference to the Surviving Company	A-51

ARTICLE VIII COVENANTS OF ACQUIROR	A-51

Section 8.1. Trust Account Proceeds and Related Available Equity	A-51
Section 8.2. Nasdaq Listing	A-52
Section 8.3. No Solicitation by Acquiror	A-52
Section 8.4. Acquiror Conduct of Business	A-52
Section 8.5. Acquiror Public Filings	A-53
Section 8.6. Shareholder Litigation	A-53
Section 8.7. Transaction Documents	A-53

ARTICLE IX JOINT COVENANTS	A-54

Section 9.1. Regulatory Approvals; Other Filings	A-54
Section 9.2. Preparation of Proxy Statement/Proxy/Registration Statement; Acquiror Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals	A-54
Section 9.3. Support of Transaction	A-57
Section 9.4. Tax Matters	A-57
Section 9.5. Cooperation; Consultation	A-58
Section 9.6. Indemnification and Insurance	A-58
Section 9.7. Public Announcements	A-59
Section 9.8. Key Person Agreements	A-59
Section 9.9. Post-Merger Closing Directors and Officers of PubCo	A-60
Section 9.10. Access to Information; Confidentiality	A-60

ARTICLE X CONDITIONS TO OBLIGATIONS	A-60

Section 10.1. Conditions of Each Party’s Obligations	A-60
Section 10.2. Conditions to Obligations of the Parties at the First Closing	A-61
Section 10.3. Conditions to Obligations of the Acquisition Entities and the Company at Second Closing	A-62
Section 10.4. Frustration of Conditions	A-63

ARTICLE XI TERMINATION/EFFECTIVENESS	A-63

Section 11.1. Termination	A-63
Section 11.2. Effect of Termination	A-64

ARTICLE XII MISCELLANEOUS	A-64

Section 12.1. Trust Account Waiver	A-64
Section 12.2. Lock-Up Agreement and Insider Trading Policy	A-65
Section 12.3. Waiver	A-65
Section 12.4. Notices	A-65
Section 12.5. Assignment	A-67
Section 12.6. Rights of Third Parties	A-67
Section 12.7. Expenses	A-67

Annex A-iii

Exhibits

Exhibit A Form of Plan of First Merger
Exhibit B Form of Plan of Second Merger
Exhibit C Form of PubCo Charter
Exhibit D Form of Articles of the Surviving Subsidiary
Exhibit E Form of Articles of the Surviving Company
Exhibit F Company Shareholders Support Agreement
Exhibit G Sponsor Support Agreement
Exhibit H Form of Registration Rights Agreement
Exhibit I Form of Lock-Up Agreement

Annex A-iv

INDEX OF DEFINED TERMS

$	Section 1.1
Acquiror	Preamble
Acquiror Acquisition Proposal	Section 1.1
Acquiror Authorization Notice	Section 2.3(b)(i)
Acquiror Board	Section 1.1
Acquiror Board Recommendation	Section 9.2(b)(iii)
Acquiror Charter	Section 1.1
Acquiror Cure Period	Section 11.1(h)
Acquiror Disclosure Letter	ARTICLE V
Acquiror Financial Statements	Section 5.6(c)
Acquiror Fundamental Representations	Section 1.1
Acquiror Group	Section 12.20(a)
Acquiror Indemnified Parties	Section 9.6(a)
Acquiror Material Adverse Effect	Section 1.1
Acquiror Ordinary Shares	Section 1.1
Acquiror Public Shares	Section 1.1
Acquiror Redemption Price	Section 1.1
Acquiror Right Conversion	Section 3.1(b)(ii)
Acquiror Rights	Section 1.1
Acquiror SEC Filings	Section 5.5(a)
Acquiror Share Redemption	Section 1.1
Acquiror Shareholder Approval	Section 1.1
Acquiror Shareholder Redemption Amount	Section 1.1
Acquiror Shareholder Redemption Right	Section 1.1
Acquiror Shareholders	Section 1.1
Acquiror Shareholders’ Meeting	Section 9.2(b)(i)
Acquiror Transaction Expenses	Section 1.1
Acquiror Unit	Section 1.1
Acquiror Written Objection	Section 2.2(b))
Acquisition Entities	Section 1.1
Acquisition Entity Fundamental Representations	Section 1.1
Action	Section 1.1
AFS	Section 12.21(b)
Affiliate	Section 1.1
Agreement	Preamble
Agreement End Date	Section 11.1(e)
Alternative Proposal	Section 1.1
Anti-Bribery Laws	Section 1.1
Anti-Money Laundering Laws	Section 1.1
Articles of the Surviving Company	Section 2.2(d)
Articles of the Surviving Subsidiary	Section 2.2(d)
Audited Financial Statements	Section 4.8(a)
Business Combination	Section 1.1
Business Day	Section 1.1
Cayman Companies Act	Recitals
Cayman Registrar	Section 1.1
Closing Filing	Section 9.7(b)
Closing Press Release	Section 9.7(b)
Code	Recitals
Company	Preamble

Annex A-v

Company Authorization Notice	Section 2.2(b)(i)
Company Benefit Plan	Section 1.1
Company Board	Section 1.1
Company Board Recommendation	Section 9.2(c)(ii)
Company Charter	Section 1.1
Company Cure Period	Section 11.1(d)
Company Disclosure Letter	ARTICLE IV
Company Exchanging Share	Section 1.1
Company Fundamental Representations	Section 1.1
Company Shareholders Support Agreement	Recitals
Company Indemnified Parties	Section 9.6(a)
Company Material Adverse Effect	Section 1.1
Company Ordinary Shares	Section 1.1
Company Registered Intellectual Property	Section 4.20(a)
Company Related Party	Section 1.1
Company Shareholder	Section 1.1
Company Shareholders Agreement	Section 4.5
Company Shareholder Approval	Section 4.3(b)
Company Shareholders’ Meeting	Section 9.2(c)(i)
Company Shareholder Spreadsheet	Section 3.2(b)
Company Shares	Section 1.1
Company Transaction Expenses	Section 1.1
Company Written Objection	Section 2.2(b)
Confidentiality Clause	Section 4.32
Contracts	Section 1.1
Copyleft License	Section 1.1
COVID-19	Section 1.1
COVID-19 Measures	Section 1.1
D&O Indemnified Parties	Section 9.6(a)
Disclosure Letter	Section 1.1
Dissenting Acquiror Shareholders	Section 3.4(a)
Dissenting Acquiror Shares	Section 3.4(a)
Dissenting Company Shareholders	Section 3.4(b)
Dissenting Company Shares	Section 3.4(b)
DTC	Section 1.1
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
Events	Section 1.1
Exchange Act	Section 1.1
Exchange Ratio	Section 1.1
Executive-level Employee	Section 1.1
FDA	Section 1.1
FDA Laws	Section 1.1
Financial Statements	Section 4.8(a)
First Closing	Section 2.2(a)
First Closing Date	Section 2.2(a)
First Merger	Recitals
First Merger Consideration	Section 1.1
First Merger Effective Time	Section 2.2(a)

Annex A-vi

Form 8-K	Section 12.1
GAAP	Section 1.1
Governing Documents	Section 1.1
Government Official	Section 1.1
Governmental Authority	Section 1.1
Governmental Authorization	Section 4.5
Governmental Order	Section 1.1
2024 Financial Statements	Section 7.3(a)
Pro Forma Financial Statements	Section 7.3(a)
Hazardous Material	Section 1.1
IND	Section 1.1
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
Intended Tax Treatment	Recitals
Interim Period	Section 7.1
International Trade Laws	Section 1.1
Investment Company Act	Section 1.1
IPO	Section 5.8
IRS	Section 1.1
JOBS Act	Section 1.1
Law	Section 1.1
Leased Real Property	Section 1.1
Legal Proceedings	Section 4.10
Licenses	Section 1.1
Lien	Section 1.1
Lock-Up Agreement	Recitals
Merger Sub I	Preamble
Merger Sub I Share	Section 6.6(a)
Merger Sub II	Preamble
Merger Sub II Share	Section 6.6(a)
Mergers	Recitals
Multiemployer Plan	Section 4.13(c)
Nasdaq	Section 5.17
Non-Recourse Parties	Section 12.18(b)
Open Source License	Section 1.1
Open Source Materials	Section 1.1
PCAOB	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
Plan of First Merger	Section 1.1
Plan of Second Merger	Section 1.1
Pre-Closing PubCo Ordinary Shares	Section 6.6(a)
Pro Forma Financial Statements	Section 7.3(a)
Prospectus	Section 12.1
Proxy/Registration Statement	Section 9.2(a)(i)
PubCo	Preamble
PubCo Charter	Section 2.1
PubCo Ordinary Shares	Section 1.1
Public Shareholders	Section 12.1
RC	Section 12.20(a)
Real Property Leases	Section 4.19(a)(ii)

Annex A-vii

Redeeming Acquiror Shares	Section 1.1
Registration Rights Agreement	Recitals
Regulatory Approvals	Section 9.1(a)
Related Party Agreements	Section 4.12(a)(vi)
Released Claims	Section 12.1
Remaining Trust Fund Proceeds	Section 8.1
Representatives	Section 1.1
Requisite Company Shareholders	Section 1.1
restraint	Section 10.1(f)
Restricted Person	Section 1.1
Sanctioned Jurisdiction	Section 1.1
Sanctioned Person	Section 1.1
Sanctions	Section 1.1
Sarbanes-Oxley Act	Section 1.1
SEC	Section 1.1
Second Closing	Section 2.3(a)
Second Closing Date	Section 2.3(a)
Second Merger	Recitals
Second Merger Consideration	Section 1.1
Second Merger Effective Time	Section 2.3(a)
Securities Act	Section 1.1
Signing Filing	Section 9.7(b)
Signing Press Release	Section 9.7(b)
SL Bio Group	Section 12.21(b)
Sponsor	Section 1.1
Sponsor Support Agreement	Recitals
Subsidiary	Section 1.1
Surrender Shares	Section 2.2(f)
Surviving Company	Recitals
Surviving Company Share	Section 1.1
Surviving Subsidiary	Recitals
Tax	Section 1.1
Tax Return	Section 1.1
Taxes	Section 1.1
Terminating Acquiror Breach	Section 11.1(h)
Terminating Company Breach	Section 11.1
Title IV Plan	Section 4.13(c)
Top Vendors	Section 4.27(a)
Transaction Document	Section 1.1
Transaction Financing	Section 7.12
Transaction Financing Agreements	Section 7.12
Transaction Proposals	Section 9.2(a)(i)
Transactions	Section 1.1
Treasury Regulations	Section 1.1
Trust Account	Section 12.1
Trust Agent	Section 1.1
Trust Agreement	Section 5.8
Trustee	Section 5.8
Unit Separation	Section 3.1(a)(i)

Annex A-viii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated May 9, 2025 (this “Agreement”), is made and entered into by and among Horizon Space Acquisition II Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), SL Science Holding Limited, a Cayman Islands exempted company limited by shares (“PubCo”), CW Mega Limited, a Cayman Islands exempted company limited by shares and a direct wholly-owned Subsidiary of PubCo (“Merger Sub I”), WW Century Limited, a Cayman Islands exempted company limited by shares and a direct wholly-owned Subsidiary of PubCo (“Merger Sub II”) and SL BIO Ltd., a Cayman Islands exempted company limited by shares (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, PubCo is a newly incorporated Cayman Islands exempted company, wholly-owned by the Company, and was incorporated for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its subsidiaries;

WHEREAS, each of Merger Sub I and Merger Sub II is a newly incorporated Cayman Islands exempted company limited by shares, wholly-owned by PubCo, and each was formed for the purpose of effectuating the Mergers;

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby (a) Merger Sub I will merge with and into the Acquiror (the “First Merger”), with Acquiror being the surviving entity and becoming a wholly-owned Subsidiary of PubCo (Acquiror is hereinafter referred to as for the periods from and after the First Merger Effective Time (as defined below) as the “Surviving Subsidiary”), and (b) following the First Merger, Merger Sub I will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company being the surviving entity and a wholly-owned Subsidiary of PubCo (the Company is hereinafter referred to for the periods from and after the Second Merger Effective Time (as defined below) as the “Surviving Company”), with each of the Mergers to occur upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”);

WHEREAS, upon the First Merger Effective Time, (i) all of the issued and outstanding securities of Acquiror immediately prior to the First Merger Effective Time shall no longer be issued and outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive certain securities of PubCo, and (ii) each share of Merger Sub II issued and outstanding as of immediately prior to the First Merger Effective Time shall automatically be converted into one (1) Surviving Subsidiary Share, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Cayman Companies Act and other applicable laws.

WHEREAS, upon the Second Merger Effective Time, (i) each Company Exchanging Share shall automatically be cancelled and converted into, and shall thereafter represent the right of each holder of the Company Exchanging Shares to receive, such number of newly issued PubCo Ordinary Shares as determined in accordance with this Agreement, and immediately following completion of item (i) herein, (ii) each share of Merger Sub II issued and outstanding as of immediately prior to the Second Merger Effective Time shall automatically be converted into one (1) Surviving Company Share and accordingly, the Surviving Company shall become a wholly-owned subsidiary of PubCo;

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes, (i) taken together, the Mergers will qualify as a transaction under Section 351 of the U.S. Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder, (ii) the Second Merger qualifies as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and (iii) this Agreement constitutes a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Second Merger for purposes of Sections 354, 361 and 368 of the Code (the “Intended Tax Treatment”);
Annex A-1

WHEREAS, the sole director of PubCo has (i) determined that it is advisable for PubCo to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby (including the Plan of First Merger and the Plan of Second Merger) and the transactions contemplated hereby and thereby by PubCo’s sole shareholder;

WHEREAS, the Acquiror Board (as defined below) has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby (including, without limitation, the Plan of First Merger), (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby (including, without limitation, the Plan of First Merger) and the transactions contemplated hereby and thereby (including, without limitation, the First Merger), and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby (including the Plan of First Merger) and the transactions contemplated hereby and thereby (including the First Merger) by the Acquiror Shareholders;

WHEREAS, the Company Board (as defined below) has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby (including, without limitation, the Plan of Second Merger), (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby (including, without limitation, the Plan of Second Merger) and the transactions contemplated hereby and thereby (including, without limitation, the Second Merger), and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby (including the Plan of Second Merger) and the transactions contemplated hereby and thereby (including the Second Merger) by the Company Shareholders;

WHEREAS, the sole director of Merger Sub I has (i) determined that it is advisable for Merger Sub I to enter into this Agreement and the documents contemplated hereby (including, without limitation, the Plan of First Merger), (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby (including the Plan of First Merger) and the transactions contemplated hereby and thereby (including the First Merger), and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby (including the Plan of First Merger) and the transactions contemplated hereby and thereby (including, without limitation, the First Merger) by the sole shareholder of Merger Sub I;

WHEREAS, the sole director of Merger Sub II has (i) determined that it is advisable for Merger Sub II to enter into this Agreement and the documents contemplated hereby (including, without limitation, the Plan of Second Merger), (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby (including, without limitation, the Plan of Second Merger) and the transactions contemplated hereby and thereby (including the Second Merger), and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby (including, without limitation, the Plan of Second Merger) and the transactions contemplated hereby and thereby (including the Second Merger) by the sole shareholder of Merger Sub II;

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their issued and outstanding Acquiror Public Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to Acquiror’s and PubCo’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Shareholders (as defined below) have each executed and delivered to Acquiror and PubCo the Company Shareholders Support Agreement in the form attached hereto as Exhibit F (the “Company Shareholders Support Agreement”), pursuant to which the Requisite Company Shareholders have agreed, among other things, to (i) appear at the Company Shareholders’ Meeting for purposes of constituting a quorum, (ii) vote (whether pursuant to a duly convened meeting of the shareholders of the Company or to approve by way of a written resolution of the shareholders of the Company) in favor of the adoption and approval of this Agreement and the other documents contemplated hereby (including, without limitation, the Plan of Second Merger) and the transactions contemplated hereby and thereby (including, without limitation, the Second Merger), (iii) to vote all Company Shares held by any of them against any proposals that would or would be reasonably likely to in any material respect impede the Transactions and the other transactions contemplated hereby or thereby, (iv) not to transfer any Company Shares held by such Company Shareholders, (v) to unconditionally and irrevocably waive the dissenters’ rights pursuant to the Cayman Companies Act in respect of all Company Shares held by the Requisite Company Shareholders with respect to the Second Merger, to the extent applicable, and (vi) to release,

Annex A-2

effective as of and from the Second Merger Effective Time, Acquiror, PubCo, the Company and their respective Subsidiaries from all claims in respect of or relating to the period prior to the Second Closing that would or would be reasonably likely to in any material respect impede the Transactions and the other transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement and Deed in the form attached hereto as Exhibit G (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed, among other things, (i) to appear at the Acquiror Shareholders’ Meeting for purposes of constituting a quorum, (ii) to vote to adopt and approve this Agreement and the other documents contemplated hereby (including the Plan of First Merger) and the transactions contemplated hereby and thereby, (iii) to vote all Acquiror Ordinary Shares held by Sponsor against any proposals that would or would be reasonably likely to in any material respect impede the Transactions or any other Transaction Proposal, (v) not to redeem any Acquiror Ordinary Shares held by Sponsor, (vi) except as otherwise set forth in the Sponsor Support Agreement, not to amend that certain letter agreement between Acquiror, Sponsor and certain other parties thereto, dated as of November 14, 2024, (vii) to unconditionally and irrevocably waive the dissenters’ rights pursuant to the Cayman Companies Act in respect of all Acquiror Ordinary Shares held by Sponsor with respect to the First Merger, to the extent applicable, and (viii) to release, effective as of and from the Second Merger Effective Time, Acquiror, PubCo, the Company and their respective Subsidiaries from all claims in respect of or relating to the period prior to the Second Closing that would or would be reasonably likely to in any material respect impede the Transactions and the other transactions contemplated hereby and thereby;

WHEREAS, prior to the Second Merger Effective Time, Acquiror, Sponsor and certain other parties thereto shall have entered into a registration rights agreement substantially in the form attached hereto as Exhibit H (the “Registration Rights Agreement”); and

WHEREAS, on or before the Second Merger Effective Time, PubCo shall enter into a lock-up agreement (the “Lock-Up Agreement”) with each Company Shareholder who will hold 5% or more of PubCo Ordinary Shares immediately after the Second Merger Effective Time, the Sponsor, and certain persons, in the form of Exhibit I, which shall include, among other provisions, restrictions on transfer of the shares of PubCo Ordinary Shares issued in connection with the First Merger and Second Merger hereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“$” means lawful money of the United States.

“Acquiror Acquisition Proposal” means (i) any Business Combination, in one transaction or a series of transactions, involving Acquiror or any of its current or future controlled Affiliates or involving all or a material portion of the assets, equity securities or businesses of Acquiror or its current or future controlled Affiliates (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (ii) any equity or similar investment in or by Acquiror and/or any of its controlled Affiliates, in each case, other than the Transactions.

“Acquiror Board” means the board of directors of Acquiror effective in existence in accordance with the amended memorandum and articles of association and governing documents of the Acquiror immediately prior to the First Merger Effective Time, for the purposes of approving the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby as a Business Combination and the Acquiror Board Recommendation.

“Acquiror Charter” means the amended and restated memorandum and articles of association of Acquiror as may be amended from time to time.

Annex A-3

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to Section 5.1 (Company Organization), Section 5.3 (No Conflict), Section 5.7 (Governmental Authorities; Consents), Section 5.12 (Capitalization of Acquiror); Section 5.13 (Brokers’ Fees) and Section 5.15 (Taxes).

“Acquiror Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of Acquiror, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions; provided that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an Event under clause (i) of the definition of an “Acquiror Material Adverse Effect”: (a) any change in interest rates or economic, political, business or financial market conditions generally, (b) the taking of any action required to be taken under this Agreement, (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), cyberattacks, epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (d) any matter set forth in the Acquiror Disclosure Letter which is stated therein as constituting an Acquiror Material Adverse Effect (disregarding this clause (d)), (e) any action taken by, or at the request of, the Company; (f) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on Acquiror’s relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded) or (i) any change in the trading price or volume of the Acquiror Units, Acquiror Ordinary Shares or Acquiror Rights (provided that the underlying causes of such changes referred to in this clause (i) may be considered in determining whether there is an Acquiror Material Adverse Effect except to the extent such cause is otherwise excluded under any of clauses (a) through (h) of this definition).Notwithstanding the foregoing, with respect to Acquiror, the number of Acquiror Shareholders who exercise their Acquiror Shareholder Redemption Right, the number of Dissenting Acquiror Shares or the failure to obtain Acquiror Shareholders Approval shall be deemed not to be an Acquiror Material Adverse Effect.

“Acquiror Ordinary Shares” means ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Public Shares” means the Acquiror Ordinary Shares issued and outstanding that were initially sold in the initial public offering of Acquiror (including the offering in connection with the exercise of the over-allotment option).

“Acquiror Redemption Price” means a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the First Closing, or such other time as agreed by Acquiror and the Company in writing including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Acquiror to pay its taxes, divided by the number of then issued Acquiror Public Shares, in connection with obtaining Acquiror Shareholder Approval.

“Acquiror Rights” means the rights to receive one-tenth of one (1) Acquiror Ordinary Share issued prior to the date of this Agreement.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Public Shares to redeem all or a portion of the Acquiror Public Shares held by such holder at the Acquiror Redemption Price.

“Acquiror Shareholder Approval” means (a) the approval of the Business Combination, this Agreement and the Transaction Documents by Ordinary Resolution (as defined in the Acquiror Charter), (b) the approval of the Plan of First Merger and the First Merger by special resolution (as defined in the Acquiror Charter) and (c) the approval of any other proposals as the SEC and Nasdaq (or staff member thereof) indicate (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the shareholders of Acquiror in order for the transactions contemplated hereby to be consummated.

“Acquiror Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming Acquiror Shares.

Annex A-4

“Acquiror Shareholder Redemption Right” means the right of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Public Shares to redeem all or a portion of the Acquiror Public Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Shareholders” means the holders of Acquiror Ordinary Shares as of the record date for the purpose of Acquiror Shareholder Approval.

“Acquiror Transaction Expenses” means any and all reasonable and documented out-of-pocket fees and expenses paid or payable by Acquiror (whether or not billed or accrued for) as a result of or in connection with Acquiror’s negotiation, documentation and consummation of the Transactions, including (a) all fees (excluding (i) fees of the underwriters of the IPO with respect to deferred underwriting commissions, and (ii) fees deposited into the Trust Account to extend the period of time Acquiror has to consummate its initial business combination in accordance with Acquiror’s Governing Documents), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, fairness opinion providers, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms and (b) any and all filing fees to Governmental Authorities in connection with the Transactions.

“Acquiror Unit” means collectively (i) the units issued by Acquiror in the IPO (including pursuant to the exercise of the underwriters’ overallotment option), each consisting of one Acquiror Ordinary Share and one Acquiror Right and (ii) 213,500 units issued by Acquiror to the Sponsor in a private placement in conjunction with its IPO (including pursuant to the exercise of the underwriters’ overallotment option).

“Acquisition Entities” means PubCo, Merger Sub I and Merger Sub II and “Acquisition Entity” means any of them.

“Acquisition Entity Fundamental Representations” means the representations and warranties made pursuant to Section 6.3 (No Conflict), Section 6.5 (Governmental Authorities; Consents) and Section 6.7 (Brokers’ Fees).

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or formal inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise, provided, however, that for purposes of this Agreement, (i) Sponsor and Acquiror shall be deemed not to be Affiliates of the Company; and (ii) Affiliates of Acquiror and Affiliates of Sponsor shall be deemed to only refer to Sponsor, Acquiror and, if applicable, their respective directors and officers. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby, (i) any acquisition or purchase by any third party, directly or indirectly, of 20% or more of any shares of any class or equity securities of the Company or any of its Subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any third-party beneficially owning 20% or more of any shares of any class or equity securities of the Company or any of its Subsidiaries, (ii) any merger, acquisition, amalgamation, consolidation, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company or any of its Subsidiaries, (iii) retaining advisors, selecting underwriters, or otherwise commencing any work in relation to an initial public offering, or resolving to make, or making, any filing or submission for an initial public offering with any stock exchange or regulator or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company or any of its Subsidiaries; provided that an “Alternative Proposal” shall not include any acquisition of any equity securities of the Company in connection with the exercise of any Company Warrants outstanding as of the date hereof.

“Anti-Bribery Laws” means the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws.

Annex A-5

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Business Combination” has the meaning set forth in Article 1.1 of the Acquiror Charter as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York or Governmental Authorities in the Cayman Islands are authorized or required by Law to close.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Commercial or Transactional Contracts” means transactional Contracts, customary commercial Contracts, or Contracts entered into in the ordinary course of business that, in each case, are not primarily related to Taxes.

“Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States (whether or not subject to ERISA), or any other plan, policy, program, practice, or agreement (including any employment, bonus, incentive or deferred compensation, or employee loan, note or pledge agreement, and any equity or equity-based compensation, profit-sharing, severance, retention, retirement, supplemental retirement, pension scheme, disability, death benefit, fringe benefit, insurance, change in control or similar plan, policy, program, practice or agreement) providing compensation or other benefits to any current or former (solely to the extent of any ongoing liability) director, officer, individual consultant, worker or employee, or other individual service provider, which are maintained, sponsored or contributed to by the Company, or to which the Company or any of the Company’s Subsidiaries is a party or has or would reasonably be expected to have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program, practice or arrangement that is required under applicable law and maintained by any Governmental Authority.

“Company Board” means the board of directors of the Company effective in existence in accordance with the governing documents of the Company immediately prior to the Second Merger Effective Time, for the purposes of approving the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby.

“Company Charter” means, as the context requires, the memorandum and articles of association of the Company adopted at incorporation or the amended and restated memorandum and articles of association of the Company in effect immediately prior to the Second Merger Effective Time.

“Company Exchanging Share” means each Company Ordinary Share issued and outstanding immediately prior to the Second Merger Effective Time, but excluding any Company Shares referred to in Section 3.1(b)(ii) and any Dissenting Company Shares.

“Company Fundamental Representations” means the representations and warranties made pursuant to the Section 4.1 (Company Organization), Section 4.2 (Subsidiaries), Section 4.4 (No Conflict), Section 4.5 (Governmental Authorities; Consents), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries), Section 4.15 (Taxes), Section 4.31 (Brokers’ Fees), and Section 4.32 (Compliance with FDA Laws).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Company to consummate the Transactions; provided that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an Event under clause (i) of the definition of a “Company Material Adverse Effect”: (a) any change in interest rates or economic, political, business or financial market conditions generally, (b) the taking of any action required to be taken under this Agreement, (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), cyberattacks, epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19

Annex A-6

Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (d) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this clause (d) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except where such Event is otherwise excluded under any of clauses (a) through (c) or clauses (e) through (f) of this definition), (e) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (f) any action taken by, or at the request of, Acquiror; (g) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded) or (h) any matter set forth on the Company Disclosure Letter which is stated therein as constituting a Company Material Adverse)Effect (disregarding this clause (h)).

“Company Ordinary Shares” means the ordinary shares, par value $0.1, of the Company.

“Company Related Party” means any (a) member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds, or holds to right to acquire no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, or (b) any director (including any nominee and alternative director), officer, commissioner or Executive-level Employee of the Company or any of its Subsidiaries or higher or any immediate family member of the foregoing Persons, in the case of clauses (a) and (b), excluding the Company and any of its Subsidiaries.

“Company Shares” means the Company Ordinary Shares.

“Company Shareholder” means any holder of any Company Ordinary Shares.

“Company Transaction Expenses” means any and all reasonable and documented out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, and (b) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to Governmental Authorities in connection with the Transactions.

“Contracts” means any legally binding (whether written or verbal) contracts, deeds, agreements, subcontracts, leases, licenses, sublicenses, insurance policies, purchase orders or undertakings of any nature that have any outstanding rights or obligations.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, direction or guidelines promulgated by any Governmental Authority, including U.S. Centers for Disease Control and Prevention, the Ministry of Health and Welfare of Taiwan or the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

Annex A-7

“DTC” means Depository Trust Company.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Securities” means, with respect to any Person, any capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such Person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a ratio equal to the quotient of (A) $5.568 billion divided by $10.00 per share, divided by (B) number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time.

“Executive-level Employee” means (i) the chief executive officer, chief financial officer, chief technology officer, chief marketing officer and chief operating officer of the Company or any Subsidiary of the Company, including employees acting in similar capacities, or (ii)any employee of the Company or any Subsidiary of the Company with an annual base salary payable by the Company or any Subsidiary of the Company exceeding $200,000.

“FDA” means U.S. Food and Drug Administration (or any successor Governmental Authority).

“FDA Laws” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations and guidance documents and the Public Health Service Act (42 U.S.C. § 201 et seq.) and its implementing regulations and guidance documents.

“First Merger Consideration” means the PubCo Ordinary Shares receivable by Acquiror Shareholders pursuant to Section 3.1(a)(i).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, and consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern(s) its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a Cayman Islands exempted company limited by shares are its memorandum and articles of association and the “Governing Documents” of a Cayman Islands limited liability company are its limited liability company agreement.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

Annex A-8

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, or (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“IND” means investigational new drug application for FDA authorization to administer an investigational drug to humans.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under IFRS, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed or for which the Company or any of its Subsidiaries has given assurance, comfort, keep-well or any similar undertaking, directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, throughout the world, including all: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names and social media handles, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, and other confidential information or proprietary rights.

“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company or any of its Subsidiaries.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing by the competent Governmental Authorities, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

Annex A-9

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, rights of preemption, leases, subleases, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding transfer restrictions under applicable securities Laws).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as set forth on www.opensource.org.) or the Free Software Definition (as promulgated by the Free Software Foundation as set forth on https://www.fsf.org/), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP (with respect to the Company or any of its Subsidiaries) or GAAP (with respect to Acquiror), (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business consistent with past practice with respect to the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) other Liens incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially and adversely affect the use of the property affected by such Lien, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, or the Acquiror (as applicable).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Plan of First Merger” means the plan of merger, in respect of the First Merger, substantially in the form attached hereto as Exhibit A and any amendment or variations thereto made in accordance with the provisions of the Cayman Companies Act and the terms thereof.

“Plan of Second Merger” means the plan of merger, in respect of the Second Merger, substantially in the form attached hereto as Exhibit B and any amendment or variation thereto made in accordance with the provisions of the Cayman Companies Act and the terms thereof.

“PubCo Ordinary Shares” means the ordinary shares, par value $1.00 per share, of PubCo, having the rights and subject to the restrictions set out in the PubCo Charter.

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“Redeeming Acquiror Shares” means Acquiror Public Shares in respect of which the eligible (as determined in accordance with the Acquiror Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its Acquiror Shareholder Redemption Right.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of such Person or its Affiliates.

“Requisite Company Shareholders” means Company Shareholders holding, in the aggregate, a majority of all issued and outstanding Company Shares to enable the Company Shareholder Approval to be obtained without the affirmative vote of any other Company Shareholder.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Russia, Syria, Venezuela, and the Crimea region of Ukraine and non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of the Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member states, or any other Governmental Authority where the Company or any of its Subsidiaries operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the U.S. Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member states, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority where the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger Consideration” means the sum of PubCo Ordinary Shares receivable by Company Shareholders pursuant to Section 3.1(b).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sponsor” means Horizon Space Acquisition II Sponsor Corp., a Cayman Islands limited liability company.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a Subsidiary is a “wholly-owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person.

“Surviving Company Share” means an ordinary share of the Surviving Company.

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

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“Tax Return” means any return, declaration, report, form, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Transaction Documents” means, collectively, this Agreement, the Plan of First Merger, the Plan of Second Merger, the Company Shareholders Support Agreement, the Sponsor Support Agreement, the Assignment, Registration Rights Agreement, and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Agent” means Wilmington Trust, National Association.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.3. Knowledge. As used herein, (a) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, (b) the phrase “to the knowledge” of Acquiror shall mean the actual knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of reasonable inquiries of direct reports and (c) the phrase “to the knowledge” of an Acquisition Entity shall mean the actual knowledge of the directors of the respective Acquisition Entities.

ARTICLE II
THE MERGERS; MERGER CLOSING

Section 2.1. Pre-Closing Actions. Prior to the First Merger Effective Time, shareholder approvals and/or board approvals of PubCo (as applicable) have been the obtained which shall approve that (i) PubCo’s current memorandum and articles of association, as in effect immediately prior to the First Merger Effective Time, shall be amended and restated and replaced in their entirety with the form of amended and restated memorandum and articles of association of PubCo attached hereto as Exhibit C (the “PubCo Charter”), and, as so amended and restated, the PubCo Charter shall be the memorandum and articles of association of PubCo, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act; (ii) directors of the board and officers of Acquiror shall be the directors of the board and officers of PubCo upon and following the First Merger Effective Time; (iii) upon and following the Second Merger Effective Time, the board of directors of PubCo shall consist of four directors nominated by the Company and reasonably acceptable to the Acquiror, and one director nominated by Acquiror and reasonably acceptable to the Company; and (iv) the officers of the Company immediately before the Second Merger Effective Time shall be the officers of PubCo, who shall serve in such capacity in accordance with the terms of PubCo’s Governing Documents following the Second Merger Effective Time.

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Section 2.2. The First Merger.

(a) First Merger. Subject to Section 2.2(b), on the date which is no later than three (3) Business Days after the first date on which all conditions set forth in Section 10.1 and Section 10.2 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the First Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by Acquiror and the Company in writing, the closing of the Transactions contemplated by this Agreement with respect to the First Merger (the “First Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 12.10. At the First Closing, Acquiror shall merge with and into Merger Sub I, with Acquiror being the surviving company in the First Merger (the day on which the First Closing occurs, the “First Closing Date”). PubCo, Acquiror and Merger Sub I shall execute and cause to be filed with the Cayman Registrar, the Plan of First Merger (substantially in the form attached hereto as Exhibit A) and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the First Merger effective. The First Merger shall become effective at the time when the Plan of First Merger is registered by the Cayman Registrar or at such later time permitted by the Cayman Companies Act as may be agreed by Merger Sub I and Acquiror in writing and specified in the Plan of First Merger, provided that such later time shall not be a date later than the second (2nd) Business Day after the date when the Plan of First Merger is filed and registered with the Cayman Registrar (the “First Merger Effective Time”).

(b) Notice to Acquiror Shareholders Delivering Written Objection. If any Acquiror Shareholder gives to Acquiror, before the Acquiror Shareholders’ Approval is obtained at the Acquiror Shareholders’ Meeting, written objection to the First Merger (each, an “Acquiror Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act:

(i) Acquiror shall, in accordance with Section 238(4) of the Cayman Companies Act, within twenty (20) days following the date on which the Acquiror Shareholders’ Approval is obtained, promptly give written notice of the authorization of the First Merger (the “Acquiror Authorization Notice”) to each such Acquiror Shareholder who has made an Acquiror Written Objection, and

(ii) unless Acquiror and the Company elect by agreement in writing to waive this Section 2.2(b)(ii)or unless there remains fewer than twenty-one (21) days prior to the Agreement End Date, no party shall be obligated to commence the First Closing, and the Plan of First Merger shall not be filed with the Cayman Registrar until at least twenty (20) days shall have elapsed since the date on which the Acquiror Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 10.1 and Section 10.2.

(c) Effects of the First Merger. At and after the First Merger Effective Time, the First Merger shall have the effects set forth in this Agreement, the Plan of First Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, liabilities and duties of Acquiror and Merger Sub I shall vest in and become the property, rights, privileges, agreements, powers and franchises, liabilities and duties of Acquiror as the Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by Acquiror of any and all agreements, covenants, duties and obligations of Acquiror and Merger Sub I set forth in this Agreement and the other Transaction Documents to which Acquiror or Merger Sub I is a party, and Acquiror shall thereafter exist as a wholly-owned subsidiary of PubCo and the separate corporate existence of Merger Sub I shall cease to exist.

(d) Organizational Documents of the Surviving Subsidiary. At the First Merger Effective Time, the amended and restated memorandum and articles of association of Acquiror, as in effect immediately prior to the First Merger Effective Time, shall be amended and restated and replaced in its entirety with the form of the second amended and restated memorandum and articles of association of Acquiror attached hereto as Exhibit D (the “Articles of the Surviving Subsidiary”) and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Subsidiary, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

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(e) Directors and Officers of the Surviving Subsidiary. At the First Merger Effective Time, the board of directors and officers of the Surviving Subsidiary shall consist of the persons designated by Acquiror, and the existing directors and officers of Acquiror immediately prior to the First Merger Effective Time shall resign and cease to hold office in the Surviving Subsidiary.

(f) PubCo Ordinary Shares held by the sole shareholder of PubCo. At the First Merger Effective Time and immediately following the issuance of one or more PubCo Ordinary Shares comprising the First Merger Consideration, the sole shareholder of PubCo immediately prior to the First Merger Effective Time shall surrender the Pre-Closing PubCo Ordinary Shares (as defined below) that were issued and outstanding immediately prior to the First Merger Effective Time (the “Surrender Shares”) for no consideration to PubCo and all such surrendered Pre-Closing PubCo Ordinary Shares shall be cancelled by PubCo.

Section 2.3. The Second Merger.

(a) Second Merger. After all conditions set forth in Section 10.1 and 3 and Section 10.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Second Closing, but subject to the satisfaction or waiver thereof) and no later than one (1) Business Day after the First Closing (or, if not on the same day, the First Merger Effective Time), or at such other time or in such other manner as shall be agreed upon by Acquiror and the Company in writing, the closing of the Transactions contemplated by this Agreement with respect to the Second Merger (the “Second Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 12.10. At the Second Closing, Merger Sub II shall merge with and into the Company, with the Company being the surviving company of the Second Merger (the day on which the Second Closing occurs, the “Second Closing Date”). PubCo, the Company and Merger Sub II shall execute and cause to be filed with the Cayman Registrar the Plan of Second Merger (substantially in the form attached hereto as Exhibit B) and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the Second Merger effective. The Second Merger shall become effective at the time when the Plan of Second Merger is registered by the Cayman Registrar or at such later time permitted by the Cayman Companies Act as may be agreed by Acquiror, Merger Sub II and the Company in writing and specified in the Plan of Second Merger, provided that such later time shall not be a date later than the second (2nd) Business Day after the date when the Plan of Second Merger is filed and registered with the Cayman Registrar (the “Second Merger Effective Time”).

(b) Notice to Company Shareholders Delivering Written Objection. If any Company Shareholder gives to the Company, before the Company Shareholder Approval is obtained at the Company Shareholders’ Meeting, written objection to the Second Merger (each, a “Company Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act:

(i) The Company shall, in accordance with Section 238(4) of the Cayman Companies Act, within twenty (20) days immediately following the date on which the Company Shareholder Approval is obtained, promptly give written notice of the authorization of the Second Merger and the Plan of Second Merger (the “Company Authorization Notice”) to each such Company Shareholder who has made a Company Written Objection, and

(ii) unless Acquiror and the Company elect by agreement in writing to waive this Section 2.3(b)(ii)or unless there remains fewer than twenty-one (21) days prior to the Agreement End Date, no party shall be obligated to commence the Second Closing, and the Plan of Second Merger shall not be filed with the Cayman Registrar until at least twenty (20) days shall have elapsed since the date on which the Company Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 10.1 and Section 10.3.

(c) Effect of the Second Merger. At and after the Second Merger Effective Time, the Second Merger shall have the effects set forth in this Agreement, the Plan of Second Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, liabilities and duties of the Company and Merger Sub II shall vest in and become the property, rights, privileges, agreements, powers and franchises, liabilities and duties of the Company as the Surviving Company, which shall include the assumption by the

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Company of any and all agreements, covenants, duties and obligations of the Company and Merger Sub II set forth in this Agreement and the other Transaction Documents to which the Company or Merger Sub II is a party, and the Company shall thereafter exist as a wholly-owned subsidiary of PubCo and the separate corporate existence of Merger Sub II shall cease to exist.

(d) Organizational Documents of the Surviving Company. At the Second Merger Effective Time, the Company Charter, as in effect immediately prior to the Second Merger Effective Time, shall be amended and restated and replaced in its entirety with the form of the amended and restated memorandum and articles of association of the Company attached hereto as Exhibit E (the “Articles of the Surviving Company”), and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

(e) Directors and Officers of the Surviving Company. At the Second Merger Effective Time, the then existing sole director and officers of Merger Sub II shall cease to hold office, and the board of directors and officers of the Surviving Company shall consist of the board of the directors and officers of the Company immediately prior to the Second Merger Effective Time. Each director and officer of the Surviving Company shall hold office in accordance with the Articles of the Surviving Company until they are removed or resign in accordance with the Articles of the Surviving Company or until their respective successors are duly elected or appointed and qualified.

Section 2.4. Tax Free Reorganization Matters. No party to this Agreement shall take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment, and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. This Agreement is hereby adopted as a separate “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) with respect to the Second Merger, for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE III
EFFECTS OF THE MERGERS ON COMPANY AND ACQUIROR EQUITY SECURITIES

Section 3.1. Conversion of Acquiror and Company Securities.

(a) At the First Merger Effective Time, by virtue of and as part of the agreed consideration for the First Merger and without any action on the part of any holder of securities Acquiror or holder of securities of Merger Sub I:

(i) Acquiror Units. Each Acquiror Unit issued and outstanding immediately prior to the First Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Acquiror Ordinary Share and one Acquiror Right in accordance with the terms of the applicable Acquiror Unit (the “Unit Separation”). The underlying Acquiror Ordinary Shares and Acquiror Rights held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 3.1(a).

(ii) Acquiror Rights. Each Acquiror Right issued and outstanding immediately prior to the First Merger Effective Time shall be automatically converted into one-tenth (1/10) Acquiror Ordinary Share (the “Acquiror Right Conversion”); provided that no Acquiror Ordinary Share will be issued in connection with the Acquiror Right Conversion such that if a holder of Acquiror Rights would be entitled to receive a fractional Acquiror Ordinary Share upon the Acquiror Right Conversion, the number of Acquiror Ordinary Share to be issued to such holder upon the Acquiror Right Conversion shall be rounded down to the nearest whole number of Acquiror Ordinary Shares.

(iii) Acquiror Ordinary Shares. Immediately following the Unit Separation and Acquiror Right Conversion in accordance with Section 3.1(a)(i) andSection 3.1(a)(ii), each Acquiror Ordinary Share (which, for the avoidance of doubt, includes the Acquiror Ordinary Shares held as a result of the Unit Separation and Acquiror Right Conversion) issued and outstanding immediately prior to the First Merger Effective Time (other than (1) any Acquiror Ordinary Shares referred to

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in Section 3.1(a)(iv), (2) Redeeming Acquiror Shares and (3) Dissenting Acquiror Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued PubCo Ordinary Share. As of the First Merger Effective Time, each Acquiror Shareholder shall cease to have any other rights in and to such Acquiror Ordinary Shares, except as expressly provided herein.

(iv) Acquiror Treasury Shares. Notwithstanding Section 3.1(a)(iii) above or any other provision of this Agreement to the contrary, if there are any Acquiror Ordinary Shares that are held by Acquiror as treasury shares or any Acquiror Ordinary Shares held by any direct or indirect Subsidiary of Acquiror immediately prior to the First Merger Effective Time, such Acquiror Ordinary Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(v) Redeeming Acquiror Shares. Each Redeeming Acquiror Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid Acquiror Redemption Price per share in accordance with the Acquiror Charter.

(vi) Dissenting Acquiror Shares. Each Dissenting Acquiror Share issued and outstanding immediately prior to the First Merger Effective Time held by a Dissenting Acquiror Shareholder shall automatically be cancelled and cease to exist in accordance with Section 3.4 and shall thereafter represent only the right to be paid the fair value of such Dissenting Acquiror Share determined in accordance with Section 238 of the Cayman Companies Act and such other rights as are granted by the Cayman Companies Act.

(vii) Merger Sub I Share. The Merger Sub I Share (as defined below) issued and outstanding immediately prior to the First Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Subsidiary, which ordinary share shall constitute the only issued and outstanding share in the capital of the Surviving Subsidiary.

(b) On the Second Closing Date and at the Second Merger Effective Time, by virtue of and as the agreed consideration for the Second Merger and without any action on the part of any holder of Company Shares, or securities of Merger Sub II:

(i) Company Exchanging Shares. Each Company Exchanging Share shall automatically be cancelled and cease to exist in exchange for the right to receive such fraction of a newly issued PubCo Ordinary Share, that is equal to the Exchange Ratio, without interest, subject to rounding pursuant to Section 3.1(c). As of the Second Merger Effective Time, each holder of a Company Exchanging Share shall cease to have any other rights in and to the securities of Company or the Surviving Company, except as expressly provided herein.

(ii) Treasury Shares. Notwithstanding Section 3.1(b)(i)above or any other provision of this Agreement to the contrary, if there are any Company Shares that are held by the Company as treasury shares or any Company Shares held by any direct or indirect Subsidiary of the Company immediately prior to the Second Merger Effective Time, such Company Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iii) Dissenting Company Shares. Each Dissenting Company Share issued and outstanding immediately prior to the Second Merger Effective Time held by a Dissenting Company Shareholder shall automatically be cancelled and cease to exist in accordance with Section 3.4 and shall thereafter represent only the right to be paid the fair value of such Dissenting Company Shares determined in accordance with Section 238 of the Cayman Companies Act and such other rights as are granted by the Cayman Companies Act.

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(iv) Merger Sub II Share. The Merger Sub II Share (as defined below) issued and outstanding immediately prior to the Second Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company, which ordinary share shall constitute the only issued and outstanding share in the capital of the Surviving Company.

(c) Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such holder) shall instead have the number of PubCo Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole PubCo Ordinary Share.

Section 3.2. Payment of Second Closing Consideration.

(a) At least two (2) business days prior to the Second Closing, to the extent available, Acquiror shall deliver to the Company, the calculation of the Acquiror Redemption Price, prepared by the Trust Agent in good faith in accordance with the Trust Agreement and the Acquiror Charter. The calculation of the Acquiror Redemption Price delivered by Acquiror hereunder shall be subject to reasonable review and agreed by the Company, and shall comport with the provisions of this Agreement.

(b) At least three (3) business days prior to the Second Closing, the Company shall deliver to PubCo a spreadsheet (as finalized pursuant to this Section 3.2, the “Company Shareholder Spreadsheet”), prepared by the Company in good faith in accordance with this Agreement and setting forth the following, in each case, as of immediately prior to the Second Merger Effective Time, based, when relevant, on assumptions reasonably acceptable to Acquiror which are described in detail in the Company Shareholder Spreadsheet (i) the name and address of record of each holder of and the number of Company Ordinary Shares held by each including the Company Dissenting Shares and (ii) the allocation of Second Closing Consideration payable to each Company Shareholder. The contents of the Company Shareholder Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Acquiror, and shall comport with the provisions of this Agreement, but the Company shall, in all events, remain solely responsible for the contents of the Company Shareholder Spreadsheet. The parties agree that PubCo shall be entitled to rely on the Company Shareholder Spreadsheet when issuing the Second Merger Consideration.

(c) For the purpose of clarification, nothing contained in this Section 3.2 or in the Company Shareholder Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations pursuant to Section 7.1(j)to obtain Acquiror’s prior consent to the issuance of any securities; or (ii) alter or amend the definition of the Second Closing Consideration.

Section 3.3. Withholding. Notwithstanding any other provision of this Agreement, each of Acquiror, PubCo and the Company, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Tax Law (as reasonably determined by Acquiror, PubCo, or the Company, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4. Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Acquiror Ordinary Shares that are issued and outstanding immediately prior to the First Merger Effective Time and that are held by Acquiror Shareholders who shall have validly exercised their dissenters’ rights for such Acquiror Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Acquiror Shares,” and the holders of such Dissenting Acquiror Shares being the “Dissenting Acquiror Shareholders”) shall not be converted into, and such Dissenting Acquiror Shareholders shall have no right to receive, the applicable shares and securities of PubCo unless and until such Dissenting Acquiror Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act. The Acquiror Ordinary Shares owned by any Acquiror Shareholder who fails to perfect or who

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effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall cease to be Dissenting Acquiror Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Merger Effective Time, the right to receive the applicable shares and securities of PubCo, without any interest thereon in accordance with Section 3.1(a)(iii).

(b) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Company Shares that are issued and outstanding immediately prior to the Second Merger Effective Time and that are held by Company Shareholders who shall have validly exercised their dissenters’ rights for such Company Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Company Shares,” and the holders of such Dissenting Company Shares being the “Dissenting Company Shareholders”) shall not be converted into, and such Dissenting Company Shareholders shall have no right to receive, the applicable Second Merger Consideration unless and until such Dissenting Company Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act. The Company Shares owned by any Company Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall cease to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Second Merger Effective Time, the right to receive the applicable Second Merger Consideration, without any interest thereon in accordance with Section 3.1(b)(i).

(c) Prior to the First Closing, the Company shall give Acquiror, and Acquiror shall give the Company, prompt written notice of any demands for dissenters’ rights made in accordance with the Cayman Companies Act and received by the Company from Company Shareholders and by Acquiror from its shareholders, respectively, and any withdrawals of such demands and the Company and Acquiror shall each have complete control over their own negotiations and proceedings with respect to such dissenters’ rights of its shareholders, except that neither the Company nor the Acquiror shall make or commit or agree to make any payment with respect to any exercise by its shareholders of its rights to dissent from the First Merger or Second Merger (as applicable) or commit or agree to settle or compromise any demands for appraisal, without the prior written consent of the Acquiror (in the case of the Company) or the Company (in the case of the Acquiror), in any such case with such consent not to be unreasonably withheld.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (the “Company Disclosure Letter”) which may be supplemented by the Company immediately prior to the Second Closing (each section of which, subject to Section 12.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article IV), and (b) as otherwise explicitly contemplated by this Agreement, the other Transaction Documents or in connection with the Transactions, the Company represents and warrants to Acquiror as of the date hereof, as of the First Closing and as of the Second Closing as follows:

Section 4.1. Company Organization. The Company has been duly incorporated, formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 4.2. Subsidiaries. A complete list, as of the date of this Agreement, of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and

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have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 4.3. Due Authorization.

(a) Other than the Company Shareholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals and actions described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Second Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Second Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws (currently in effect or enacted following the date hereof) affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to the Company Charter) is present, the approval and authorization of the Second Merger and the Plan of Second Merger (including, without limitation, the adoption of the Articles of the Surviving Company) shall require approval by a special resolution of the Company’s shareholders, being a resolution passed by at least a two-thirds (2/3) majority of the shareholders as, being entitled to do so, vote (in person or by proxy) at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given and which has been duly called by the Company Board and held for such purpose (the “Company Shareholder Approval”). The foregoing votes are the only votes of any of the Company Shares necessary in connection with entry into this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, including the Second Closing.

(c) On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its shareholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its shareholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Transactions other than the Company Shareholder Approval.

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to

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any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12 to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform their respective obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole).

Section 4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror and the Acquisition Entities contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) or other Person is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby (including under the Company Shareholders Agreement), except (a) as otherwise listed in Section 4.5 of the Company Disclosure Letter, (b) for the Company Shareholder Approval, (c) the filing of the Proxy/Registration Statement with the SEC, other filings with respect to the Transactions pursuant to the applicable state blue sky or other securities Laws, the registration of the Plan of Second Merger and filing of the related documentation with the Cayman Registrar, the filing of the Articles of the Surviving Company and the PubCo Charter with the Cayman Registrar, the filing of the updated register of directors reflecting the directors and officers of PubCo and the Company in connection with the First Merger and Second Merger (as the case may be), and publication of notification of the Second Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act, and (d) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole).

Section 4.6. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized share capital of the Company is $500,000 divided into 5,000,000 ordinary shares of par value of $0.10 per share, of which 3,675,000 shares are issued and outstanding. Set forth in Section 4.6(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Shares and the number of Company Shares held by each such holder as of the date of this Agreement, which in aggregate constitute the entire issued, outstanding and paid-up share capital of the Company as of the date of this Agreement. All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and allotted and are fully paid; (ii) have been offered and issued by the Company in compliance with applicable Law, including the Cayman Companies Act and federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance or allotment of such securities to which the Company is a party or otherwise bound; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) were issued free and clear of any Liens (other than the Company’s own Lien as provided for in the Company Charter). All filings and returns required by applicable Law to be delivered or made by the Company to the Cayman Registrar or Governmental Authorities in any other jurisdiction in respect of all issuances and transfers of Company Shares have been duly and correctly delivered or made on a timely basis.

(b) Except as otherwise set forth in this Section 4.6(b) of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, restricted stock, restricted stock units, share appreciation rights, warrants, rights or other securities (including debt securities) convertible, into or exchangeable or exercisable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which

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is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares.

Section 4.7. Capitalization of Subsidiaries.

(a) The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (for the purpose of this Section 4.7(a) only, excluding the Acquisition Entities) (i) have been duly authorized and validly issued and allotted, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance or allotment of such securities by such Subsidiary; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which any such Subsidiary is a party or otherwise bound; and (iv) were issued free and clear of any Liens.

(b) The Company owns of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, restricted stock, restricted stock units, stock appreciation rights, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

Section 4.8. Financial Statements; Internal Controls.

(a) The Company has previously provided to Acquiror true and complete copies of (i) the audited consolidated statement of financial position and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2023 and December 31, 2022, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (ii) the unaudited consolidated statement of financial position and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the six months ended June 30, 2024 (the “2024 H1 Financial Statements”, together with the Audited Financial Statements, the 2024 Financial Statements to be delivered pursuant to this Agreement, the “Financial Statements”), which comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the H1 Financial Statements, to normal year-end adjustment and the absence of footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries, (iv) in the case of the Audited Financial Statements, were prepared in compliance in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof, and (v) in the case of the 2024 Financial Statements, when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.3, will comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

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(c) Neither the Company nor any director or officer of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d) The Company maintains a system of internal accounting controls which the Company reasonably believes is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) Except as set forth on Section 4.8(e) of the Company Disclosure Letter, there are no outstanding loans or other extensions of credit made by the Company or its Subsidiaries to any of their respective executive officers (as defined in Rule 3b-7 under the Exchange Act) or any director of the Company or its Subsidiaries.

Section 4.9. Undisclosed Liabilities. There is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent statement of financial position included in the Audited Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound incurred in the ordinary course of business consistent with past practice of the Company and its Subsidiaries, (d) arising under this Agreement or any other Transaction Document, (e) that will be discharged or paid off prior to or at the Second Closing or (f) which are not and would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, claims, proceedings or any other Actions (including any investigations or formal inquiries pending or, to the knowledge of the Company, threatened at law or in equity by or before any Governmental Authority (collectively, “Legal Proceedings”)), against the Company or any of the Company’s Subsidiaries or their respective properties or assets involving an amount that exceeds $200,000; and (b) there is no outstanding Governmental Order specifically directed at and imposed upon the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, except, in each case, as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole).

Section 4.11. Legal Compliance.

(a) Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.

(b) In the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, by any Governmental Authority, except where such violation has not been and would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

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(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, or employees, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 4.12. Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of true, correct, and complete copies of all Contracts described in clauses (i) through (xvi) below, as set forth in Section 4.12(a) of the Company Disclosure Letter, to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound have previously been delivered to or made available to Acquiror or its Representatives, together with all amendments thereto.

(i) Each Contract involving obligations (contingent or otherwise), payments or revenues in excess of $200,000 in the twelve months ended December 31, 2024 or expected obligations (contingent or otherwise), payments or revenues in excess of $200,000 in the next twelve months after the date of this Agreement;

(ii) Each outstanding note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness of, the Company or any of the Company’s Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $100,000 since January 1, 2022;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $200,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) solely between the Company and its wholly-owned Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible personal property that involves aggregate payments in excess of $100,000 in any calendar year since the incorporation;

(v) Each Contract involving the formation, establishment, contribution to, or operation of a (A) partnership, (B) corporation, limited liability company or other entity, or (C) joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person involving payments of an amount higher than $100,000 (excluding, in the case of clauses (A) and (B), any wholly-owned Subsidiary of the Company);

(vi) Contracts between the Company and its Subsidiaries, on the one hand, and any Company Related Party, on the other hand, which are currently in force or under which any party thereto has outstanding obligations (collectively, “Related Party Agreements”), other than (1) Company Benefit Plans and (2) travel booking Contracts entered into in the ordinary course of business consistent with past practice;

(vii) Contracts that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby, other than any Contracts involving payments of an amount not exceeding $200,000 annually or in the aggregate;

(viii) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

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(ix) Any collective bargaining agreement or similar labor-related Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other similar labor organization representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(x) Each Contract (including license agreements, coexistence agreements and agreements with covenants not to sue, but not including assignment or transfer agreements, non-disclosure agreements or incidental trademark or other licenses incident to marketing, printing or advertising or services or other agreements entered into in the ordinary course of business) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the right to use Intellectual Property of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole (other than Contracts granting non-exclusive rights to use commercially available off-the-shelf software and Open Source Licenses);

(xi) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $200,000 in any calendar year;

(xii) Any Contract that (A) grants to any third Person any “most favored nation rights”; or (B) grants to any third Person (except for the Company’s wholly-owned Subsidiaries) price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(xiii) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xiv) Contracts in connection with the waiver, compromise, or settlement of any Legal Proceedings involving payment of an amount greater than $100,000 that remains outstanding as of the date of this Agreement;

(xv) Contracts with a Governmental Authority or sole-source supplier of any product or service (other than utilities), in each case involving payments of an amount higher than $100,000; and

(xvi) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xi) of this Section 4.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Second Closing Date, all of the Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the twelve (12) months immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

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Section 4.13. Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not in writing, a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (or equivalent filings or audits required to be made by applicable Law), if any, required by applicable Law to be filed with a Governmental Authority with respect to Taxes in connection with each Company Benefit Plan, (D) the most recent determination or opinion letter, or equivalent materials, from the applicable taxing authority with respect to each Company Benefit Plan, if any, and (E) the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

(b) (i) Each Company Benefit Plan has been established, operated, funded, maintained and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where failure to comply would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), a multiple employer plan (as described in Section 413(c) of the Code) or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under any such plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as a termination of employment or service following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other individual service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law). No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code. Each Company Benefit Plan that constitutes, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been documented and operated in compliance with Section 409A of the Code and the regulations thereunder in all material respects.

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Section 4.14. Labor Relations; Employees.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar labor-related agreement with any labor union or similar labor organization representing employees of the Company or any of the Company’s Subsidiaries, and no such agreement is currently being negotiated by the Company or any of the Company’s Subsidiaries, and (ii) to the knowledge of the Company, no labor union or any other similar labor organization has a certification or representation petition currently pending before any applicable labor relations tribunal or similar Governmental Authority seeking to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organizing activity involving any employees of the Company or any of its Subsidiaries in the past three (3) years. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, concerted slowdown, concerted work stoppage, lockout or other labor dispute against the Company or any Subsidiary of the Company, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Each of the Company and its Subsidiaries are and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay, working time, employee classification, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, and employee leave issues, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries taken as a whole.

(c) In the past three (3) years, except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), the Company and its Subsidiaries have not been party to (i) any unfair labor practice charge or labor complaint pending or, to the knowledge of the Company threatened, before the U.S. National Labor Relations Board or any other similar labor-related Governmental Authority against them, (ii) any complaints, grievances or arbitrations arising out of any collective bargaining agreement pending before any Governmental Authority, (iii) any material charge or complaint pending or to the knowledge of the Company threatened, before any Governmental Authority responsible for the prevention of unlawful employment practices brought by any employee of the Company or its Subsidiaries, (iv) to the knowledge of the Company, any investigation by any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws relating to the Company’s labor or employment practices, or (v) any complaint or lawsuit pending or, to the knowledge of the Company, threatened before any Governmental Authority by or on behalf of any present or former employee of the Company or its Subsidiaries alleging violations of any applicable Law governing employment or the termination thereof involving an amount claimed against any of the Company or its Subsidiaries that exceeds $100,000.

(d) To the knowledge of the Company, no present employee of the Company or any of the Company’s Subsidiaries is in material violation of (i) any restrictive covenant or nondisclosure agreement with the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure agreement with a former employer of such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information of such former employer, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with outstanding obligations with a current or former officer or employee of the Company or any of the Company’s Subsidiaries that involves allegations of sexual harassment, sexual misconduct or unlawful discrimination against any current (i) officer of the Company or any of the Company’s Subsidiaries or (ii) Executive-level Employee of the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, there are no material allegations of sexual harassment, sexual misconduct or unlawful discrimination against any current (y) officer of the Company or any of the Company’s Subsidiaries or (z) Executive-level Employee of the Company or any of the Company’s Subsidiaries, in each case made to or filed with the human resources department of the Company or the Company’s Subsidiaries by another employee of the Company or the Company’s Subsidiaries and currently pending or being investigated.

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(f) In the past three (3) years, the Company and its Subsidiaries have not implemented any “mass layoffs” or “plant closings”, as such terms are defined under the Worker Adjustment and Retraining Notification Act, or implemented any group terminations, group layoffs or similar workforce actions that required notices be provided to employees of the Company or its Subsidiaries pursuant to any similar state or foreign Law where any material liability remains outstanding.

Section 4.15. Taxes.

(a) All income Tax Returns and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions) and all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects. All material Taxes due and payable (whether or not shown on any Tax Return) have been fully and timely paid.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no material Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.

(e) There is no Tax audit or other examination of the Company or any of its Subsidiaries with respect to material Taxes presently in progress, nor has the Company or any of its Subsidiaries been notified of any request or threat for such an audit or other examination. There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. Neither the Company nor any of its subsidiaries has made a change of any method of accounting with respect to any Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any such agreement solely between the Company and its existing Subsidiaries and Commercial or Transactional Contracts.

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, or as a transferee or successor or by Contract (other than a Commercial or Transactional Contract) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

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(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m) The Company has not been, is not, and immediately prior to the First Merger Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(n) Neither the Company nor any of its Subsidiaries will be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date; or (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business.

(o) Neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 4.16. Insurance. Section 4.16 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.16 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last three (3) years.

Section 4.17. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License, or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, materially modify the terms of, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.17 of the Company Disclosure Letter. Section 4.17 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Licenses held by the Company or its Subsidiaries.

Section 4.18. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other material tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

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Section 4.19. Real Property.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement of (w) the street address of each parcel of Leased Real Property, (x) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (y) the terms and rental payment amounts pertaining to each such parcel of Leased Real Property and (z) the current use of each such parcel of Leased Real Property. Neither the Company nor its Subsidiaries owns any real property. Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), with respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company or any of its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iii) The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, there are no material disputes pending or to the knowledge of the Company threatened with respect to such Real Property Leases.

(iv) To the knowledge of the Company, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v) Neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property. No material defaults by (A) the Company or its Subsidiaries or (B) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Property Lease.

Section 4.20. Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property”), and material proprietary software owned by the Company or one of the Company’s Subsidiaries. The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, is valid and enforceable.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof (it being understood that the foregoing representation shall not be construed as a representation of non-infringement of third party Intellectual Property rights, which is addressed solely in subsection (c)).

(c) The Company and its Subsidiaries have not, within the last three (3) years, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. To their knowledge, as of the date hereof., there is no action pending before any Governmental Authority to which the Company or any of the Company’s Subsidiaries is a named party, or, to the knowledge of the Company, that is threatened against the Company or its Subsidiaries, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person.

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(d) Except as set forth on Section 4.20(d) of the Company Disclosure Letter, to the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the last three (3) years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their Intellectual Property that are material to the business of the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any such trade secrets or such other material confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may reasonably be expected to result in the misappropriation of, or loss of such trade secret or other rights in and to such information.

(f) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the material Intellectual Property owned by the Company or any of the Company’s Subsidiaries and used in connection with their business.

(g) With respect to the material software used or held for use in the business of the Company and its Subsidiaries, the Company and its Subsidiaries take commercially reasonable measures to prevent the introduction into such software of any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(h) The Company’s and its Subsidiaries’ use and distribution of (i) software developed by or on behalf of the Company or any Subsidiary, and (ii) Open Source Materials, in each case of such software and materials that are material to the business of the Company and its Subsidiaries, taken as a whole, is in material compliance with all Open Source Licenses applicable thereto. Neither the Company nor any Subsidiary has used any Open Source Materials in a manner that requires any software or Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, and owned by the Company or any of the Company’s Subsidiaries to be subject to Copyleft Licenses.

(i) Neither the Company nor its Subsidiaries has delivered, licensed or made available, and the Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any software owned by the Company or its Subsidiaries and material to the business of the Company and its Subsidiaries, taken as a whole, to any escrow agent or other third Person (other than contractors or consultants in the course of performing services for the Company and its Subsidiaries and that are subject to non-disclosure agreements).

Section 4.21. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance with, and during the last three (3) years have taken reasonable steps to maintain and comply with, (i) all applicable Laws relating to the privacy and/or security of personal information (including, to the extent constituting such applicable Laws, all related implementing rules, regulations, guidelines and circulars of data privacy regulators implementing or enforcing such Laws), (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems; in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any third Person’s privacy or personal information rights by the Company or its Subsidiaries in connection with the foregoing, except as would not reasonably be expected to be material to the business of the Company and its subsidiaries taken as a whole.

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(b) (i) During the last three (3) years, there have been, no breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) during the last twelve (12) months, there have been no disruptions in any such information technology systems; in each case, that materially adversely affected the Company’s and its Subsidiaries’ business or operations, taken as a whole and any such disruptions have been remedied in all material respects. The Company and its Subsidiaries take commercially reasonable measures (and any other measures required by applicable Law) designed to protect personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. Except as would not reasonably be expected to be material to the business of the Company and its subsidiaries, taken as a whole, during the last three (3) years, neither the Company nor any Subsidiary of the Company has (A) experienced any material incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing incidents, nor to the knowledge of the Company has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 4.22. Environmental Matters. The Company and its Subsidiaries are and, except for matters which have been fully resolved, have to their knowledge been in material compliance with all Environmental Laws and neither the Company nor any of its Subsidiaries is, as of the date hereof, subject to any current Governmental Order relating to any material non-compliance with Environmental Laws, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. To the Company’s knowledge, there has been no material release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property. No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

Section 4.23. Absence of Changes. Since the date of the most recent statement of financial position included in the Audited Financial Statements, (i) there has not been any Company Material Adverse Effect; and (ii) the Company has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 4.24. Anti-Corruption Compliance.

(a) Neither the Company nor its Subsidiaries, nor any of their directors or officers, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective employees, agents, Representatives or other Persons acting for or on behalf of the Company or any of its Subsidiaries has: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable Anti-Bribery Laws; (ii) been in violation of any Anti-Bribery Laws, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his or her official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws.

(c) As of the date hereof, there are no current or pending internal investigations, or, to the knowledge of the Company, any third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

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Section 4.25. Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries, and each of their respective directors officers, and to the knowledge of the Company, each of their respective employees, agents, Representatives and other Persons acting on behalf of the Company or any of the Company’s Subsidiaries (i) are, and have been for the past four (4) years, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all material licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions relating to the business operations of the Company or its Subsidiaries, including for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past four (4) years been no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to violations of Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, nor to the knowledge of the Company, any employees, agents, Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past four (4) years, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c) The Company and its Subsidiaries have in place policies, procedures, controls, and systems reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws and Sanctions.

Section 4.26. Proxy/Registration Statement. The information supplied by the Company or any of its Subsidiaries in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the Acquiror Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the Acquiror Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Acquiror, its Affiliates or their respective Representatives on their respective behalf. For the avoidance of doubt, the forgoing representations are made as of the respective dates specified therein, and not as of the date of this Agreement.

Section 4.27. Vendors

(a) Section 4.27(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top five (5) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the twelve months for the period ended December 31, 2024 (the “Top Vendors”).

(b) None of the Top Vendors has, as of the date of this Agreement, informed any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of the stated term of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.28. Government Contracts. The Company is not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its

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Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 4.29. Investment Company. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.

Section 4.30. Company Transaction Expenses. The Company Transaction Expenses include any and all reasonable and documented out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, and (b) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to Governmental Authorities in connection with the Transactions.

Section 4.31. Investigation. Notwithstanding anything contained in this Agreement, each of the Company, its Subsidiaries and Company Shareholders has made its own investigation of Acquiror and acknowledges that neither Acquiror nor any of its equityholders, partners, members and Representatives, including Sponsor and its Affiliates, is making any representation or warranty whatsoever, express or implied, other than those expressly given by Acquiror in Article V.

Section 4.32. Brokers’ Fees. Except as set forth on Section 4.32 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates with respect to which Acquiror or any of its Affiliates, PubCo, Merger Sub I, Merger Sub II, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.33. Compliance with FDA Laws.

(a) Except as set forth on Section 4.33(a) of the Company Disclosure Letter:

(i) the Company, including the conduct of its business, is and has, to its knowledge after due inquiry, been at all times during the past three (3) years in compliance with all applicable FDA Laws, except where non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company taken as a whole;

(ii) the Company holds, and is operating in compliance in all material respects with, all Licenses of the FDA and other foreign, federal, state and local regulatory authorities required for the lawful conduct of its business as currently conducted, including, but not limited to, INDs;

(iii) all data, information and representations contained in any submission to, or communications with, the FDA or other foreign regulatory authorities were, to the Company’s knowledge after due inquiry, accurate, truthful and non-misleading in all material respects when submitted or communicated to the FDA or other foreign regulatory authorities (or were corrected in or supplemented by a subsequent submission or communication) and, to the knowledge of the Company, remain so currently;

(iv) no Company clinical study or clinical trial has been terminated or suspended by the FDA or any other applicable Governmental Authority or institutional review board, and neither the FDA nor any other applicable Governmental Authority has commenced or threatened to initiate any clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical study or clinical trial;

(v) for the past three (3) years, the Company, to its knowledge after due inquiry, has developed, designed, tested, studied, processed, manufactured, labeled, stored, handled, packaged, imported, exported, and distributed the Company pipeline products and services in compliance in all

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material respects with all applicable FDA Laws. For the past three (3) years, the Company has not received, and to the knowledge of the Company, there is no pending civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, It Has Come To Our Attention Letter from the FDA or any Governmental Authority concerning material noncompliance with FDA Laws with regard to the Company or Company pipeline products or services; and

(vi) neither the Company nor any of its Affiliates, officers, directors, or employees has, in the past three (3) years: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA or any other Governmental Authority; nor (iii) knowingly made an untrue statement of a material fact or material fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time of such disclosure in the foregoing in this subsection, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

Section 4.34. No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of the Company and any of its respective directors, managers, officers, employees, equityholders, partners, members or Representatives, acknowledge and agree that the Company has made its own investigation of Acquiror and that neither Acquiror nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, other than those expressly given by Acquiror in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be provided by Acquiror, as well as any information, documents or other materials (including any such materials reviewed by the Company or its Subsidiaries pursuant to Section 4 of the Letter of Intent dated December 26, 2024 by and between Acquiror and the Company (Confidentiality Clause) or management presentations that have been or shall hereafter be provided to the Company, its Subsidiaries or any of its or their Affiliates or Representatives are not and will not be deemed to be representations or warranties of Acquiror, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of Acquiror are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.35. No Additional Representation or Warranties. Except as provided in this Agreement, this Article IV and Section 12.1, neither the Company, nor any of its Affiliates, nor any of their respective directors, commissioners, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors have made their own investigation of Acquiror and, except as expressly provided in Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror as conducted after the First Closing, whether contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or Representatives or otherwise.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except (a) as set forth in any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.15), (b) as set forth in the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement which may be supplemented by Acquiror immediately prior to the First Closing (each section of which, subject to Section 12.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article V), and (c) as otherwise explicitly contemplated by this Agreement, the other Transaction Documents or in connection with the Transactions, Acquiror represents and warrants to the Company as of the date hereof and as of the First Closing, as follows:

Section 5.1. Company Organization. Acquiror has been duly incorporated, formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Acquiror’s Governing Documents, as amended to the date of this Agreement and as previously made available by or on behalf of Acquiror to the Company, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have, an Acquiror Material Adverse Effect.

Section 5.2. Due Authorization.

(a) Other than the Acquiror Shareholder Approval, Acquiror has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 5.7), to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the Acquiror Board and (B) determined by the Acquiror Board as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror is necessary to authorize this Agreement and the documents to which Acquiror is a party contemplated hereby. This Agreement has been, and on or prior to the First Closing, the other documents to which Acquiror is a party contemplated hereby will be, duly and validly executed and delivered by Acquiror, and this Agreement constitutes, and on or prior to the First Closing, the other documents to which Acquiror is a party contemplated hereby will constitute, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws (currently in effect or enacted following the date hereof) affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) the Transaction Proposal identified in clause (A) of Section 9.2(a)(i) shall require approval by Special Resolution (as defined in the Cayman Companies Act) of the Acquiror Shareholders, which requires an affirmative vote of the holders of at least two-thirds of the issued and outstanding Acquiror Ordinary Shares entitled to vote, who attend (in person or by proxy) and vote (in person or by proxy) thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose;

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(ii) each of those Transaction Proposals identified in clauses (B) to (D) of Section 9.2(a)(i), in each case, shall require approval by an Ordinary Resolution (as defined in the Acquiror Charter), which requires an affirmative vote of the holders of at least a majority of the issued and outstanding Acquiror Ordinary Shares entitled to vote who attend (in person or by proxy) and vote (in person or by proxy) thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose.

(c) The foregoing votes (including the Acquiror Shareholder Approval) are the only votes of any of Acquiror’s Shares necessary in connection with entry into this Agreement by Acquiror and the consummation of the transactions contemplated hereby, including the First Closing and the Second Closing.

(d) At a meeting duly called and held, the Acquiror Board has approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3. No Conflict. Except as set forth on Section 5.3 of the Acquiror Disclosure Letter, subject to obtaining the Acquiror Shareholder Approval, the execution and delivery by Acquiror of this Agreement and the other Transaction Documents to which Acquiror is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Acquiror, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.

Section 5.4. Litigation and Proceedings. Except as set forth on Section 5.4 of the Acquiror Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or its properties or assets; and (b) there is no outstanding Governmental Order specifically directed at and imposed upon Acquiror or any of its properties or assets, except, in each case, as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement; or (ii) be or reasonably be expected to be material to the business of Acquiror.

Section 5.5. SEC Filings.

(a) Except as set forth on Section 5.5(a) of the Acquiror Disclosure Letter, Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, schedules, reports and other documents required to be filed by it with the SEC since the IPO, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the First Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the First Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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(b) Except to the extent available on the SEC’s website through EDGAR, Acquiror has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Acquiror’s annual reports on Form 10-K for each fiscal year of Acquiror beginning with the first year Acquiror was required to file such a form, (ii) Acquiror’s quarterly reports on Form 10-Q for each fiscal quarter that Acquiror filed such reports to disclose its quarterly financial results in each of the fiscal years of Acquiror referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Acquiror with the SEC since the beginning of the first fiscal year referred to in clause (i) above and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of Sarbanes-Oxley Act) with respect to any report referred to in clause (i) above.

(c) As of the date of this Agreement, (i) the Acquiror Units issued by Acquiror in the IPO are listed on Nasdaq, (ii) Acquiror has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Acquiror Units, (ii) there are no Actions pending or, to the knowledge of Acquiror, threatened against Acquiror by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Acquiror Units on Nasdaq and (iv) such Acquiror Units are in compliance with all of the applicable corporate governance rules of Nasdaq.

Section 5.6. Internal Controls; Listing; Financial Statements. Except as set forth on Section 5.6 of the Acquiror Disclosure Letter:

(a) except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to (i) ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (ii) be effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which it reasonably believes is sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP;

(b) to the knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(c) the Acquiror SEC Filings contain true and complete copies of the (x) audited balance sheet of Acquiror as of December 31, 2024, and (y) statements of operations, cash flow and shareholders’ equity of Acquiror for the period from March 21, 2023 (inception) through December 31, 2023, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations, changes in shareholders’ equity, and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof, and (iv) prepared in accordance with PCAOB standards. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements;

(d) there are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act; and

(e) except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act or as otherwise set forth in the Acquiror SEC Filings, Acquiror maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting

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and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Acquiror maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Acquiror has delivered to the Company a true and complete copy (if any) of any disclosure (or, if unwritten, a summary thereof) by any representative of Acquiror to Acquiror’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Acquiror to record, process, summarize and report financial data. Acquiror has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Acquiror;

(f) neither Acquiror nor any director or officer of Acquiror nor, to the knowledge of Acquiror, any employee of Acquiror, or Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and the Acquisition Entities contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter, (b) for the Acquiror Shareholder Approval, (c) the filing of the Proxy/Registration Statement with the SEC, other filings with respect to the Transactions pursuant to the applicable state blue sky or other securities Laws, the registration of the Plan of First Merger and filing of the related documentation with the Cayman Registrar, the filing of the Articles of the Surviving Subsidiary and the PubCo Charter with the Cayman Registrar and publication of notification of the First Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act, and (d) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement or (ii) be or reasonably be expected to be material to the business of Acquiror (taken as a whole).

Section 5.8. Trust Account. As of April 28, 2025, Acquiror has approximately $70,070,600.52 in the Trust Account, such monies held in cash deposit accounts pursuant to the Investment Management Trust Agreement, dated November 14, 2024, between Acquiror and Wilmington Trust, National Association, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other binding arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Ordinary Shares initially sold in Acquiror’s initial public offering (the “IPO”) who shall have elected to redeem their Acquiror Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the First Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, in breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the First Merger Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the First Merger Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby (other than use of the funds in the Trust Account for Acquiror Share

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Redemptions and to pay the underwriters of the IPO with respect to deferred underwriting commissions). To the knowledge of Acquiror, as of the date hereof, following the First Merger Effective Time, no Acquiror Shareholder shall be entitled to receive any amount in the Trust Account except to the extent such Acquiror Shareholder has exercised an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the First Closing Date (other than use of the funds in the Trust Account for Acquiror Share Redemptions and to pay the underwriters of the IPO with respect to deferred underwriting commissions).

Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. Absence of Changes. Since December 31, 2024, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement, and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.11. No Undisclosed Liabilities. Except for any Acquiror Transaction Expenses, there is no other liability, debt or obligation of or claim or judgment against Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) set forth on Section 5.11 of the Acquiror Disclosure Letter (b) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (c) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, (d) that are executory obligations under any Contract to which Acquiror is a party or by which it is bound incurred in the ordinary course of business consistent with past practice of the Acquiror, (e) arising under this Agreement or any other Transaction Documents, (f) that will be discharged or paid off prior to or at the First Closing or (g) which are not and would not reasonably be expected to be material to Acquiror.

Section 5.12. Capitalization of Acquiror. Except as set forth on Section 5.12 of the Acquiror Disclosure Letter:

(a) as of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 490,000,000 Acquiror Ordinary Shares, of which 9,080,000 shares are issued and outstanding as of the date of this Agreement (including 6,900,000 Acquiror Public Shares subject to possible redemption, and assuming the separation of all outstanding Acquiror Units into underlying Acquiror Ordinary Shares and Acquiror Rights), and (ii) 10,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement. All issued and outstanding Acquiror Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued by Acquiror in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities to which Acquiror is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound;

(b) As of the date of this Agreement, 7,113,500 Acquiror Rights are issued and outstanding (assuming the separation of all outstanding Acquiror Units into underlying Acquiror Ordinary Shares and Acquiror Rights). Each Acquiror Right entitles the holder to receive one-tenth (1/10) of one Acquiror Ordinary Share upon the closing of a Business Combination. Except for the Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Rights;

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(c) except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, Acquiror has not granted any outstanding options, warrants, rights or other securities convertible, exercisable or exchangeable for Acquiror Ordinary Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Ordinary Shares or the value of which is determined by reference to the Acquiror Ordinary Shares, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Ordinary Shares; and

(d) Acquiror has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13. Brokers’ Fees. Except as set forth on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14. Indebtedness. Except as set forth in Section 5.14 of the Acquiror Disclosure Letter or as permitted by Section 8.4 after the date hereof, Acquiror does not have any Indebtedness exceeding $100,000.

Section 5.15. Taxes.

(a) All income Tax Returns and all other material Tax Returns required to be filed by or with respect to Acquiror have been timely filed (taking into account any applicable extensions) and all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects. All material Taxes due and payable (whether or not shown on any Tax Return) have been fully and timely paid. Section 5.15(a) of the Acquiror Disclosure Letter sets forth each jurisdiction where Acquiror files or is required to file a Tax Return.

(b) Acquiror has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror that remains unpaid.

(e) There is no Tax audit, investigation, examination, or other Action of Acquiror presently in progress, nor has Acquiror been notified of any request or threat for such an audit, investigation, examination, or other Action. There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror. Acquiror has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes.

(f) Acquiror is not a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any such agreement solely between the Company and its existing Subsidiaries and Commercial or Transactional Contracts).

(g) Acquiror has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h) Acquiror (i) is not liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, or as a transferee or successor or by Contract (other than a Commercial or Transactional Contract) or (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

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(i) No written claim has been made by any Governmental Authority where Acquiror does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(j) Acquiror has not, and has never had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(k) Acquiror has not participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(l) Since the date of its incorporation, Acquiror has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(m) Acquiror is not a party to, is not bound by and has no obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment.

(n) Acquiror does not have any request for a material closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between Acquiror, on the one hand, and any Governmental Authority, on the other hand.

(o) Acquiror will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date; or (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business.

(p) Acquiror has not taken any action or agreed to take any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 5.16. Business Activities. Except as set forth on Section 5.16 of the Acquiror Disclosure Letter:

(a) since formation, Acquiror has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the First Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror;

(b) except for the transactions contemplated by this Agreement and the other Transaction Documents, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination; and

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(c) except for Contracts relating to Acquiror Transaction Expenses, this Agreement and the other Transaction Documents to which Acquiror is a party and the other documents and transactions contemplated hereby and thereby, Contracts with the underwriters of Acquiror’s initial public offering, and Contracts relating to Working Capital Loans, Acquiror is not as of the date hereof party to any Contract with any other Person that would require payments by Acquiror after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract (or in the aggregate with any series of related Contracts).

Section 5.17. Nasdaq Stock Market Quotation. The Acquiror Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market (“Nasdaq”) under the symbol “HSPT”. Acquiror is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Ordinary Shares or terminate the listing of Acquiror Ordinary Shares on Nasdaq. None of Acquiror nor any of its Affiliates or Representatives has taken any action to terminate the registration of the Acquiror Ordinary Shares under the Exchange Act except as contemplated by this Agreement or any other Transaction Document.

Section 5.18. Proxy/Registration Statement. Except as set forth on Section 5.18 of the Acquiror Disclosure Letter, the information supplied by Acquiror in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the Acquiror Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the Acquiror Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Subsidiaries or their respective Representatives on their respective behalf.

Section 5.19. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and any of its respective directors, managers, officers, employees, equityholders, partners, members or Representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied (other than those expressly given by the Company in Article IV), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives) or reviewed by Acquiror pursuant to the Confidentiality Clause) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates or Representatives are not and will be deemed not to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20. No Additional Representation or Warranties. Except as expressly provided in this Article V, none of Acquiror, any of its Affiliates, or any of their respective directors, managers, officers, employees, shareholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, Acquiror acknowledges that the Acquiror and its advisors have made their own investigation of the Company and, except as expressly provided in Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or

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trade as to any of the assets of the Company and its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Second Closing, whether contained in any materials provided by the Company, its Subsidiaries or any of their respective Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or Representatives or otherwise.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

Each Acquisition Entity represents and warrants to the Company and Acquiror, on behalf of itself only, as of the date hereof, as follows (except in the case of Section 6.9 and Section 6.10, which representations and warranties are made solely by PubCo):

Section 6.1. Company Organization. Such Acquisition Entity has been duly incorporated, formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of such Acquisition Entity’s Governing Documents, as amended to the date of this Agreement, previously delivered by such Acquisition Entity to the Company and Acquiror, are true, correct and complete. Such Acquisition Entity is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on such Acquisition Entity.

Section 6.2. Due Authorization. Such Acquisition Entity has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which such Acquisition Entity is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the board of directors of such Acquisition Entity and (ii) determined by the board of directors of such Acquisition Entity as advisable to such Acquisition Entity and such Acquisition Entity’s shareholders and recommended for approval by such Acquisition Entity’s shareholders. No other company proceeding on the part of such Acquisition Entity is necessary to authorize this Agreement and the other documents to which such Acquisition Entity is a party contemplated hereby. This Agreement has been, and at or prior to the First Closing, the other documents to which such Acquisition Entity is a party contemplated hereby will be, duly and validly executed and delivered by such Acquisition Entity, and this Agreement constitutes, and at or prior to the First Closing, the other documents to which such Acquisition Entity is a party contemplated hereby will constitute, a legal, valid and binding obligation of such Acquisition Entity, enforceable against such Acquisition Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws (currently in effect or enacted following the date hereof) affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 6.3. No Conflict. The execution and delivery by such Acquisition Entity of this Agreement and the other documents to which such Acquisition Entity is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of such Acquisition Entity, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to such Acquisition Entity, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Acquisition Entity is a party or by which such Acquisition Entity may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of such Acquisition Entity, except, in the case of

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clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of such Acquisition Entity to enter into and perform its obligations under this Agreement.

Section 6.4. Litigation and Proceedings. As of the date hereof (a) there are no pending or, to the knowledge of such Acquisition Entity, threatened Legal Proceedings against such Acquisition Entity, its properties or assets; and (b) there is no outstanding Governmental Order specifically directed at and imposed upon such Acquisition Entity, nor are any properties or assets of such Acquisition Entity or its business bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of such Acquisition Entity to enter into and perform its obligations under this Agreement; or (ii) be material to the business of such Acquisition Entity.

Section 6.5. Governmental Authorities; Consents. Assuming the truth and completeness of the respective representations and warranties of the Company and Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of such Acquisition Entity with respect to such Acquisition Entity’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of such Acquisition Entity to enter into and perform its obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Acquisition Entities (taken as a whole) and (b) the filing of the Proxy/Registration Statement with the SEC, the registration of the Plan of First Merger, the Plan of Second Merger and related documentation with the Cayman Registrar and publication of notification of the Mergers in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act.

Section 6.6. Capitalization of Acquisition Entities.

(a) As of the date of this Agreement, the authorized share capital of (i) PubCo consists of 50,000 ordinary shares, par value US$1.00 per share (the “Pre-Closing PubCo Ordinary Shares”), of which one such share (such shares, as the same may be consolidated, subdivided or reclassified after the date of this Agreement), is issued and outstanding as of the date of this Agreement, (ii) Merger Sub I consists of 50,000 ordinary shares, par value US$1.00 per share, of which one such share (the “Merger Sub I Share”) is issued and outstanding as of the date of this Agreement, and (iii) Merger Sub II consists of 50,000 ordinary shares, par value US$1.00 per share, of which one such share (the “Merger Sub II Share”) is issued and outstanding as of the date of this Agreement. The foregoing represents all of the issued and outstanding Equity Securities of each of PubCo, Merger Sub I and Merger Sub II, respectively, as of the date of this Agreement. All of the issued and outstanding Equity Securities of the respective Acquisition Entities (1) have been duly authorized and validly issued and allotted and are fully paid; (2) have been offered, sold, transferred and issued in compliance with applicable Law, including the Cayman Companies Act and federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of the respective Acquisition Entities and (B) any other applicable Contracts governing the issuance or allotment of such securities to which the relevant Acquisition Entity is a party or otherwise bound; (3) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the respective Acquisition Entities or any Contract to which the relevant Acquisition Entity is a party or otherwise bound; and (4) were issued free and clear of any Liens (other than each Acquisition Entity’s own Lien with respect to the issued shares in its capital as provided for in the Governing Documents of the relevant Acquisition Entity). All filings and returns required by applicable Law to be delivered or made by the relevant Acquisition Entity to the relevant authorities in the Cayman Islands or any other jurisdiction in respect of all issuances and transfers of Equity Securities of such relevant Acquisition Entity has been duly and correctly delivered or made on a timely basis.

(b) Except as set forth in this Section 6.6 or as contemplated by this Agreement or the other documents to which such Acquisition Entity is a party contemplated hereby, such Acquisition Entity has not granted any outstanding options, warrants, rights or other securities convertible, exercisable or exchangeable for any shares of such Acquisition Entity, or any other commitments or agreements providing for the issuance of additional shares, the

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sale of treasury shares, for the repurchase or redemption of any shares of such Acquisition Entity or the value of which is determined by reference to the shares of such Acquisition Entity, and there are no Contracts of any kind which may obligate such Acquisition Entity to issue, purchase, redeem or otherwise acquire any shares of such Acquisition Entity.

(c) Such Acquisition Entity has no Subsidiaries (other than Merger Sub I and Merger Sub II being wholly-owned Subsidiaries of PubCo), and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Such Acquisition Entity is not party to any Contract that obligates such Acquisition Entity to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.7. Brokers’ Fees. Except for fees described on Section 4.32 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by such Acquisition Entity.

Section 6.8. Business Activities. Since formation, such Acquisition Entity has not conducted any business activities other than those directed toward the consummation of the Transactions. Except as set forth in such Acquisition Entity’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon such Acquisition Entity or to which such Acquisition Entity is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of such Acquisition Entity or any acquisition of property by such Acquisition Entity or the conduct of business by such Acquisition Entity as currently conducted or as contemplated to be conducted as of the First Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to such Acquisition Entity.

Section 6.9. Consideration Shares. The First Merger Consideration and Second Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued and allotted, fully paid and non-assessable and issued or allotted in compliance with all applicable Law, including state and federal securities Laws, and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, PubCo’s Governing Documents, or any Contract to which PubCo is a party or otherwise bound.

Section 6.10. Foreign Private Issuer and Emerging Growth Company. PubCo is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Proxy/Registration Statement with the SEC through the Second Closing, (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.

Section 6.11. Intended Tax Treatment. Such Acquisition Entity has not taken any action or agreed to take any action, nor to the knowledge of such Acquisition Entity are there any facts or circumstances, that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 6.12. No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, such Acquisition Entity and any of its respective directors, managers, officers, employees, equityholders, partners, members or Representatives, acknowledge and agree that such Acquisition Entity has made its own investigation of Acquiror and the Company and that neither Acquiror, the Company nor any of their respective Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied (other than those expressly given by the Company in Article IV and Acquiror in Article V), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or Acquiror. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be provided by the Company or Acquiror, as well as any information, documents or other materials or management presentations that have been or shall hereafter be provided to any Acquisition Entity, its Subsidiaries or any of its Affiliates or Representatives are not and will be deemed not to be representations or warranties of the Company or Acquiror, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, such Acquisition Entity understands and agrees that any

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assets, properties and business of the Company or Acquiror are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV and Article V, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE VII
COVENANTS OF THE COMPANY & THE ACQUISITION ENTITIES

Section 7.1. Conduct of Business. From the date of this Agreement through the earlier of the Second Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), each of PubCo, Merger Sub I, Merger Sub II and the Company shall, and the Company shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law or (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply with its Governing Documents, except solely in the case of any Subsidiary of the Company, where non-compliance by such Subsidiary would not be material to the Transactions or to the business of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), PubCo, Merger Sub I, Merger Sub II and the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the other Transaction Documents or required by Law:

(a) (i) change or amend its Governing Documents or the Governing Documents of any of the Company’s Subsidiaries, except in the case of any of the Company’s Subsidiaries only, for any such amendment which is not material to the Transactions or to the business of the Company and its Subsidiaries, taken as a whole; or (ii) form or cause to be formed any new Subsidiary of PubCo, Merger Sub I or Merger Sub II;

(b) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities (other than dividends by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company);

(c) (i) split or subdivide, combine or consolidate, reclassify, recapitalize or otherwise amend any terms of any shares or series of its or any of its Subsidiaries’ Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company for its own Equity Securities where such Subsidiary remains a wholly-owned Subsidiary of the Company after consummation of such transaction; or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

(d) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding share capital or outstanding Equity Securities or Equity Securities of its Subsidiaries, except for transactions solely among the Company, any wholly-owned Subsidiary of the Company or among wholly-owned Subsidiaries of the Company in any such case for Equity Securities of a wholly-owned Subsidiary of the Company;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than in the ordinary course of business consistent with past practice or as required by Law;

(f) sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any of its material tangible assets or properties, except for (i) dispositions of obsolete or worthless equipment or other tangible assets or properties, (ii) transactions solely among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries, and (iii) transactions in the ordinary course of business;

(g) except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12(a) or Section 4.13(f) of the Company Disclosure Letter, (i) increase or grant any equity or equity based awards (except as permitted by Section 7.1(n)) or other severance, retention, change in control or termination or similar pay, (ii) hire or terminate (other than for cause or due to death or disability) any employee or consultant of the Company or any Subsidiary of the Company other than any employee or consultant with an annual base salary that

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does not exceed $500,000, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, except for entering into, terminating or taking any other action with respect to any employment or engagement arrangements, to the extent not otherwise prohibited under any other sub-section of this Section 7.1(g), (iv) materially increase the cash compensation or bonus opportunity of any employee, officer, director or individual independent contractor, except in the ordinary course of business, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable or provided by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(h) (i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances, in any such case with a value or purchase price in excess of $1,000,000 individually or $2,000,000 in the aggregate, other than the ordinary course funding and cash management by the Company or its Subsidiaries of the Company’s Subsidiaries;

(i) in the case of PubCo, Merger Sub I and Merger Sub II only, acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of, making any investment in or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances;

(j) issue or sell any debt securities or options, warrants or other rights to acquire any debt securities of PubCo, Merger Sub I, Merger Sub II or the Company or any Subsidiary of the Company or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness, other than (i) in the case of the Company and its Subsidiaries only, in a principal amount not exceeding $100,000,000 in aggregate or (ii) borrowings under credit agreements disclosed in Section 7.1(j) of the Company Disclosure Letter, in the form and within the limits that exist on the date hereof;

(k) (i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement or other binding written agreement with a Governmental Authority in respect of material Taxes or enter into any Tax sharing agreement or similar agreement (other than a Commercial or Transactional Agreement), (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes for a period in excess of twenty-four (24) months;

(l) except as contemplated by this Agreement, the Transaction Documents, and the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(m) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds $150,000, except as such obligations become due or in the ordinary course of business consistent with past practice;

(n) other than pursuant to any Transaction Financing Agreement, issue, sell, grant, pledge, transfer or otherwise dispose of (i) any of its Equity Securities, (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations to issue, deliver or sell any Equity Securities of the Company, any Subsidiary of the Company, PubCo, Merger Sub I or Merger Sub II, or (iii) amend, waive or modify any terms or rights of or attaching to any Equity Securities of any of them, in each case of the foregoing (i), (ii) and (iii), other than (y) Company Ordinary Shares upon conversion of the applicable Company Shares outstanding as of the date hereof in accordance with the Company Charter as of the date hereof and (z) issuance of Equity Securities by a Subsidiary of the Company (1) to the Company or a wholly-owned Subsidiary of the Company or (2) on a pro rata basis to all shareholders of such Subsidiary;

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(o) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or winding up of PubCo, Merger Sub I, Merger Sub II or the Company or any of the Company’s Subsidiaries, other than liquidation or dissolution of any dormant Subsidiary of the Company;

(p) waive, release, settle, compromise or otherwise resolve any Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(q) assign or grant to, or agree to assign or grant to, any Person rights to any Intellectual Property or software that is material to the Company and its Subsidiaries taken as a whole, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, except for (i) the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) and (ii) non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(r) disclose or agree to disclose to any Person (other than Acquiror or any of its Representatives) any trade secret of the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(s) make or commit to make capital expenditures other than in an amount not in excess of $5,000,000, in the aggregate;

(t) manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(u) other than as required by applicable Law, enter into or extend any collective bargaining agreement or similar labor agreement between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other labor organization representing employees of the Company or any of the Company’s Subsidiaries, on the other hand, or recognize or certify any labor union or labor organization as the bargaining representative for any employees of the Company or its Subsidiaries;

(v) terminate without replacement, abrogate, suspend, or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(w) expressly waive the written restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(x) (i) limit its right or the right of any of its Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, adversely affect, or disrupt, in any material respect, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(y) terminate without replacement or amend in a manner adverse, in any material respect, to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of the Company or any of the Company’s Subsidiaries;

(z) make any material change in its accounting principles or methods unless required by GAAP or applicable Law or, to the extent applicable to the Company or a Subsidiary, applicable local accounting standards;

(aa) other than (i) expressly required by any Transaction Document or (ii) those employment agreements, indemnification agreements, Contracts covered by any Company Benefit Plan, confidentiality agreements, non-competition agreements or any other agreement of similar nature in each case entered into on arm’s length terms in the ordinary course consistent with past practice with employees (other than Executive-level Employees), enter into, renew or amend in any material respect or terminate, any Contract with a Company Related Party;

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(bb) in the case of the Acquisition Entities only, conduct any business activities other than those solely related to the consummation of the Transactions;

(cc) in the case of the Acquisition Entities only, incur, guarantee or otherwise become liable for any Indebtedness; or

(dd) enter into any agreement to do any action prohibited under this Section 7.1.

Section 7.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligations), and to the extent permitted by applicable Law, each of PubCo, Merger Sub I, Merger Sub II and the Company shall, and the Company shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries taken as a whole, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of PubCo, Merger Sub I, Merger Sub II and the Company and the Company’s Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information that are in the possession or control of the Company or any of its Subsidiaries or PubCo, Merger Sub I or Merger Sub II concerning the affairs of PubCo, Merger Sub I, Merger Sub II or the Company or any of the Company’s Subsidiaries as such Representatives may reasonably request for the purposes of and in connection with the Transactions or any Transaction Documents, including information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of PubCo, Merger Sub I, Merger Sub II and the Company and the Company’s Subsidiaries during the Interim Period. All information obtained by Acquiror or its respective Representatives pursuant to this Section 7.2 shall be subject to the Confidentiality Clause.

Section 7.3. Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall deliver to Acquiror and PubCo (i) audited consolidated statements of financial position and unaudited consolidated statements of comprehensive income, cash flow and shareholders’ equity of the Company and its Subsidiaries as of and for the fiscal year ended December 31, 2024 which comply in all material respects with the applicable accounting requirements (including the standard of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “2024 Financial Statements”); and (ii) pro forma consolidated financial statements in respect of the Company and its Subsidiaries and the Acquiror using the Acquiror’s audited statement of operations, cash flow and shareholders’ equity as of and for the fiscal year ended December 31, 2024, which comply in all material respects with the applicable accounting requirements (including the standard of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Pro Forma Financial Statements”).

(b) Each of the Company, PubCo, Merger Sub I and Merger Sub II shall each use its reasonable best efforts to (i) assist Acquiror, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, in preparing in a timely manner other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by PubCo, Acquiror or the Company with the SEC in connection with the Transactions, and (ii) to obtain the consent of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 7.4. Alternative Proposals. From the date hereof until the Second Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, PubCo, Merger Sub I, Merger Sub II and the Company shall not (and the Company shall cause its Subsidiaries not to), and none of them shall permit any of their respective Representatives to, (a) solicit, initiate, facilitate or encourage any inquiries, proposals, indications of interest or offers that constitute, or that would reasonably be expected to constitute or lead to, an Alternative Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations with any third-party regarding an Alternative Proposal, or furnish to any third-party non-public information

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or provide to any third-party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating an Alternative Proposal, (c) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Alternative Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Alternative Proposal. From and after the date hereof, the Company shall, and shall direct its Subsidiaries and controlled Affiliates and its and their respective officers, directors and Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than Acquiror, Sponsor and their Representatives) with respect to an Alternative Proposal.

Section 7.5. Exchange Listing. From the date of this Agreement through the earlier of Second Closing and termination of this Agreement, PubCo shall apply for, and shall use reasonable best efforts to cause, and the Company shall provide all reasonable assistance reasonably required by PubCo in order for PubCo to cause, the PubCo Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Second Closing Date.

Section 7.6. Notice of Developments. From and after the date of this Agreement until the earlier of the Second Closing or the termination of this Agreement in accordance with its terms, each of PubCo, Merger Sub I, Merger Sub II and the Company shall promptly (and in any event prior to the Second Closing) notify Acquiror in writing, upon PubCo, Merger Sub I, Merger Sub II or the Company or any of the Company’s Subsidiaries, as applicable, becoming aware (awareness being determined with reference to the knowledge of the Company) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (b) any breach of a representation or warranty given by the Company in Article IV or by any Acquisition Entity in Article VI or (c) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have an adverse effect in any material respect on the ability of the parties hereto (other than the Acquiror) to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 7.6 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, Acquiror.

Section 7.7. No Trading. Each of the Company, PubCo, Merger Sub I and Merger Sub II acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. Each of the Company, PubCo, Merger Sub I and Merger Sub II hereby agrees that it shall not and shall cause its Subsidiaries not to purchase or sell any securities of Acquiror in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 7.8. Shareholder Litigation. Without limiting Section 7.1 above: (a) in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, PubCo, Merger Sub I or Merger Sub II, threatened in writing, against the Company or any of its Subsidiaries, PubCo, Merger Sub I or Merger Sub II or the board of directors of the Company or any of its Subsidiaries, PubCo, Merger Sub I or Merger Sub II by any Company Shareholders prior to the Second Closing, the Company, PubCo, Merger Sub I or Merger Sub II, as applicable, shall promptly after becoming aware of such litigation notify Acquiror of such litigation and keep Acquiror reasonably informed with respect to the status thereof; and (b) the Company, PubCo, Merger Sub I and Merger Sub II shall provide Acquiror the opportunity to participate in (at Acquiror’s own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall consider in good faith Acquiror’s suggestions with respect to such litigation and shall not settle any such litigation without prior written consent of Acquiror, such consent not to be unreasonably withheld, conditioned, delayed or denied.

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Section 7.9. Employee Matters.

(a) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.10 are included for the sole benefit of Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any Company Benefit Plan or other employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of PubCo, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Second Closing Date, or (iii) shall confer upon any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary (other than for any party to this Agreement) or other right of any kind or nature whatsoever.

Section 7.10. Shareholder Proxies. To the extent required for purposes of obtaining the Company Shareholder Approval, as soon as practicable following the date of this Agreement, the Company shall use commercially reasonable efforts to solicit from its shareholders (other than any Company Shareholder which is a party to the Company Shareholders Support Agreement) the agreement of such shareholders (in a form reasonably satisfactory to Acquiror) to vote (whether pursuant to a duly convened meeting of the shareholders of the Company or to approve by way of a written resolution of the shareholders of the Company) in favor of the Company Shareholder Approval, and/or to appoint individuals designated by the Company as proxies to vote in favor of the Company Shareholder Approval.

Section 7.11. Transaction Documents. Except as otherwise contemplated by this Agreement or the other Transaction Documents, during the Interim Period, none of PubCo, Merger Sub II, Merger Sub I or the Company shall amend any Transaction Document or the Company Charter, or agree to amend any Transaction Document or the Company Charter, unless consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, or delayed).

Section 7.12. Transaction Financings. The Company shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to: (a) identify sources of financing in the form of equity investments (the “Transaction Financing”) in an amount no less than $5,000,000, as mutually agreed between the Company and Acquiror and negotiate binding agreements in connection therewith (the “Transaction Financing Agreements”), in the form and substance satisfactory to the Company and Acquiror; and (b) reasonably cooperate in a timely manner in connection with any such Transaction Financing.

Section 7.13. Reference to the Surviving Company. For the purpose of this Article VII, when referring “Merger Sub I” or “the Company,” it shall be understood that it includes the Surviving Subsidiary if the First Merger has been completed, to the extent applicable.

ARTICLE VIII
COVENANTS OF ACQUIROR

Section 8.1. Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee (which notice shall be provided by Acquiror to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the First Closing, Acquiror shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions and pay to the underwriters of the IPO all outstanding deferred underwriting commissions, (2) pay all accrued and unpaid Acquiror Transaction Expenses, as set forth on a written statement to be delivered to PubCo by or on behalf of Acquiror, not less than two (2) Business Days prior to the First Closing Date, which shall include the respective amounts and wire transfers instructions for the payment thereof, (3) pay all accrued and unpaid Company Transaction Expenses, as set forth on a written statement to be delivered to PubCo by or on behalf of the Company, not less than two (2) Business Days prior to the First Closing Date, which

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shall include the respective amounts and wire transfers instructions for the payment thereof, and (4) after the deductions contemplated in (1), (2) and (3), pay all remaining amounts then available in the Trust Account (if any) (the “Remaining Trust Fund Proceeds”) to a bank account designated by the Surviving Company for its immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein. If a bank account of PubCo or any of its Subsidiaries is designated by the Surviving Subsidiary under Clause (ii)(4), the payment of the Remaining Trust Fund Proceeds to such bank account may be treated as (i) an advance from the Surviving Subsidiary to PubCo or such Subsidiary of PubCo, or (ii) a dividend from the Surviving Subsidiary to PubCo, in each case, as determined by the Surviving Subsidiary in its sole discretion, subject to applicable Laws.

Section 8.2. Nasdaq Listing. From the date of this Agreement through the First Merger Effective Time, Acquiror shall use its reasonable best efforts to ensure Acquiror remains listed as a public company on Nasdaq.

Section 8.3. No Solicitation by Acquiror. From the date hereof until the First Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, Acquiror shall not, and shall direct the Sponsor and its controlled Affiliates and its and their respective officers, directors and Representatives not to, directly or indirectly (a) solicit, initiate, facilitate or encourage any inquiries, proposals, indications of interest or offers that constitute, or that would reasonably be expected to constitute or lead to, an Acquiror Acquisition Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations with any third-party regarding an Acquiror Acquisition Proposal, or furnish to any third-party non-public information or provide to any third-party access to the businesses, properties, assets or personnel of Acquiror, in each case for the purpose of encouraging or facilitating an Acquiror Acquisition Proposal, (c) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Acquiror Acquisition Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquiror Acquisition Proposal. From and after the date hereof, Acquiror shall, and shall direct the Sponsor and its controlled Affiliates and its and their respective officers, directors and Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquiror Acquisition Proposal. Notwithstanding the foregoing but subject to Section 12.14, nothing else in this Agreement shall prohibit Acquiror, or the Acquiror Board from making any legally required disclosure, including legally required disclosure of factual information regarding the business, financial condition or results of operations of Acquiror.

Section 8.4. Acquiror Conduct of Business. During the Interim Period, Acquiror shall, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law, (iii) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (iv) as set forth in Section 8.4 of the Acquiror Disclosure Letter, (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice and (B) comply in all material respects with its Governing Documents. Without limiting the generality of the foregoing, except as set forth in Section 8.4 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, except as otherwise contemplated by this Agreement or the other Transaction Documents or as required by Law:

(a) seek any approval from the Acquiror Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror, except as contemplated by the Transaction Proposals;

(b) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(c) (i) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities, (ii) subdivided, consolidate, reclassify or otherwise amend any terms of its Equity Securities, or (iii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than redemptions of Acquiror Ordinary Shares made as part of the Acquiror Share Redemptions;

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(d) (i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement or other binding written agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes, or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes;

(e) except as contemplated by this Agreement, the Transaction Documents, and the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(f) other than as expressly required or contemplated by the Sponsor Support Agreement or any other Transaction Document, enter into, renew or amend in any material respect, any Contract with Sponsor or an Affiliate of Acquiror (including (i) any Person in which the Sponsor has a direct or indirect legal or beneficial ownership interest of five percent (5%) or more and (ii) any Person who has a direct or indirect legal or beneficial ownership interest of five percent (5%) or more in the Sponsor), other than any Contract relating to a Working Capital Loan, any Contract related to Acquiror Transaction Expenses, any Contract relating to the non-redemption of Acquiror Ordinary Shares or any other Contract set out in the Acquiror Disclosure Letter;

(g) incur, guarantee or otherwise become liable for any Indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000, (ii) any Acquiror Transaction Expenses, (iii) Working Capital Loans and (iv) other Indebtedness as set out in Section 8.4(g) of the Acquiror Disclosure Letter;

(h) (i) issue any Equity Securities or securities exercisable for or convertible into Equity Securities, or (ii) grant any options, warrants or other equity-based awards with respect to any Equity Securities not outstanding on the date hereof;

(i) make any change in its accounting principles or methods unless required by GAAP;

(j) form any Subsidiary;

(k) liquidate, dissolve, reorganize or otherwise wind-up its business and operations of Acquiror; or

(l) enter into any agreement to do any action prohibited under this Section 8.4.

Section 8.5. Acquiror Public Filings. From the date hereof through the First Merger Effective Time, Acquiror will use reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.6. Shareholder Litigation. Without limiting Section 8.4 above, in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any Acquiror Shareholders prior to the First Closing, Acquiror shall promptly after becoming aware of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall consider in good faith the Company’s suggestions with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 8.7. Transaction Documents. Except as otherwise contemplated by this Agreement or the other Transaction Documents, during the Interim Period, Acquiror shall not amend any Transaction Document, or agree to amend any Transaction Document, unless consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, or delayed).

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ARTICLE IX
JOINT COVENANTS

Section 9.1. Regulatory Approvals; Other Filings.

(a) Each of the Company, PubCo, Acquiror, Merger Sub I and Merger Sub II shall use its commercially reasonable efforts to cooperate in good faith with any Governmental Authority and use its commercially reasonable efforts to undertake promptly any and all action required to obtain those regulatory approvals, consents, Actions, nonactions or waivers, and to provide any necessary or advisable regulatory notifications in connection with the Transactions as set forth in Schedule 9.1(a) to this Agreement (the “Regulatory Approvals”) as soon as reasonably practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, PubCo, Acquiror, Merger Sub I and Merger Sub II shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as reasonably possible after the execution of this Agreement.

(b) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, PubCo, Merger Sub I, Merger Sub II and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization and to provide any necessary or advisable regulatory notifications under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Company, PubCo, Merger Sub I, Merger Sub II shall (and the Company shall cause its Subsidiaries to) promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the parties shall extend any waiting period or comparable period or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, their respective agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(c) Subject to Section 12.6, the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and other related fees in connection with the Regulatory Approvals.

Section 9.2. Preparation of Proxy Statement/Proxy/Registration Statement; Acquiror Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals.

(a) Proxy/Registration Statement and Prospectus.

(i) As promptly as reasonably practicable after the execution of this Agreement, the Company, PubCo, Merger Sub I, Merger Sub II and Acquiror shall prepare, and PubCo shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including a proxy statement and prospectus, the “Proxy/Registration Statement”) among other things, registering the PubCo Ordinary Shares issuable to the Acquiror Shareholders and the Company Shareholders pursuant to this Agreement and relating to the Acquiror Shareholders’ Meeting to approve and adopt: (A) the First Merger and the Plan of First Merger (including, without limitation, the adoption of the Articles of the Surviving Subsidiary), (B) this Agreement, the other Transaction Documents and the Business Combination, (C) the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or any proposal in (D), and (D) any other proposals as the SEC (or staff member thereof) indicates are necessary in its comments to the Proxy/Registration

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Statement or correspondence related thereto and any other proposals as reasonably agreed in writing by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in (A) through (D), collectively, the “Transaction Proposals”).

(ii) Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company shall (and the Company shall cause each of its Subsidiaries to) each use its commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, PubCo, Acquiror, Merger Sub I and Merger Sub II shall (and the Company shall cause each of its Subsidiaries to) use its commercially reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares pursuant to this Agreement. Each of the Company, PubCo, Acquiror, Merger Sub I and Merger Sub II also agrees to (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company, PubCo, Merger Sub I and Merger Sub II shall furnish all information concerning the Company and its Subsidiaries, PubCo, Merger Sub I and Merger Sub II and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

(iii) As promptly as reasonably practicable after finalization and effectiveness of the Proxy/Registration Statement, unless otherwise mutually agreed by the Company and Acquiror, Acquiror shall use reasonable best efforts to within ten (10) Business Days thereof, mail the Proxy/Registration Statement to the Acquiror Shareholders. Each of Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of Acquiror, PubCo, Merger Sub I, Merger Sub II, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions.

(iv) Subject to Section 12.6, the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

(v) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company. PubCo will advise the Company and Acquiror, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of any PubCo Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company or Acquiror (as applicable) a reasonable opportunity to provide comments and amendments to any such filing. Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(vi) Each of Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company shall ensure that none of the information supplied by it or its Subsidiaries or on its behalf for inclusion or incorporation by reference in (A) the Proxy/Registration Statement will, at the time the

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Proxy/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy/Registration Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vii) If at any time prior to the Second Merger Effective Time the Company, PubCo, Merger Sub I, Merger Sub II or Acquiror becomes aware that any information relating to the Company, PubCo, Merger Sub I, Merger Sub II, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Proxy/Registration Statement is required to be amended, so that the Proxy/Registration Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders and Company Shareholders.

(b) Acquiror Shareholder Approval.

(i) As promptly as reasonably practicable after the Proxy/Registration Statement is declared effective under the Securities Act, Acquiror shall establish a record date for, duly call and give notice of, convene and hold a meeting of the Acquiror Shareholders (including any adjournment or postponement thereof, the “Acquiror Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals, obtaining the Acquiror Shareholders’ Approval (including if necessary any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), and providing Acquiror Shareholders with the opportunity to elect to effect an Acquiror Share Redemption and such other matters as may be mutually agreed by Acquiror and the Company.

(ii) Acquiror will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the Acquiror Shareholders’ Approval, and (B) obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the Acquiror’s Governing Documents. Acquiror (A) shall consult with the Company regarding the record date and the date of the Acquiror Shareholders’ Meeting, and (B) shall not adjourn or postpone the Acquiror Shareholders’ Meeting more than twice (and in that event, for no more than thirty (30) days in the aggregate) without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Acquiror shall not be required to adjourn or propose to adjourn the Acquiror Shareholders’ Meeting.

(iii) The Proxy/Registration Statement shall include a statement to the effect that the Acquiror Board has unanimously recommended that the Acquiror Shareholders vote in favor of the Transaction Proposals at the Acquiror Shareholders’ Meeting (such statement, the “Acquiror Board Recommendation”) and neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation.

(c) Company Shareholder Approval.

(i) As promptly as reasonably practicable after the Proxy/Registration Statement is declared effective under the Securities Act, the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders (including any adjournment thereof, the “Company Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Company Shareholder Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of this Agreement) and such other matter as may be mutually agreed by Acquiror and the Company. The Company will use its reasonable

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best efforts to (A) solicit from its shareholders proxies in favor of the Company Shareholder Approval and will take such other action as is reasonably necessary or advisable to obtain such proxies and the Company Shareholder Approval and (B) obtain the vote or consent of its shareholders required by and in compliance with all applicable Law and the Company’s Governing Documents (including if necessary any adjournment or postponement of such meeting for the purpose of establishing a quorum). The Company (y) shall set the date of the Company Shareholders’ Meeting not more than fifteen (15) days after the Proxy/Registration Statement is declared effective or such other date as may be agreed by Acquiror and the Company in writing, acting reasonably, and (z) shall not adjourn the Company Shareholders’ Meeting for more than three (3) Business Days in aggregate (and in any event to a date not less than 48 hours before the scheduled Acquiror Shareholders’ Meeting) without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii) The Company shall send the Proxy/Registration Statement and the meeting materials to the Company Shareholders which shall seek the Company Shareholder Approval and shall include together with all such meeting materials it sends to the Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the Company Board has unanimously recommended that the Company Shareholders vote in favor of the Company Shareholder Approval (such statement, the “Company Board Recommendation”) and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

Section 9.3. Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, PubCo, Merger Sub I, Merger Sub II or the Company or their respective Affiliates are required to obtain in order to consummate the Mergers, (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable, and (c) use commercially reasonable efforts to carry out the Transaction Financing after the date hereof; provided that the Company and Acquiror shall not be required to act or omit to take any action that would constitute a breach of Section 7.1 or Section 8.4, respectively.

Section 9.4. Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement shall be paid one-half by the Company and one-half by the Acquiror.

(b) Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment (to the extent required to file such a Tax Return) and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law.

(c) None of the parties hereto shall (and each shall cause its Affiliates not to) take or cause to be taken (or fail to take or cause to be taken) any action, which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(d) Each party hereto shall promptly notify the other party in writing if, before the Closing, such party knows or has reason to believe that the Mergers may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Mergers qualifying for the Intended Tax Treatment). In the event either (i) Acquiror or the Company seeks a Tax opinion from its respective Tax advisor regarding the Intended Tax Treatment or (ii) the SEC requests or requires such Tax opinion, each party hereto shall use reasonable efforts to execute and deliver customary Tax representation letters as the applicable Tax advisor may reasonably request in form and substance reasonably satisfactory to such Tax advisor. In the event the SEC

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requests or requires a Tax opinion with respect to the Mergers, Acquiror shall use reasonable best efforts to cause its Tax advisor to deliver such Tax opinion, subject to customary assumptions and limitations, to Parent, and the Company shall use reasonable best efforts to cause Messina Madrid Law PA to deliver such Tax opinion, subject to customary assumptions and limitations, to the Company.

Section 9.5. Cooperation; Consultation. Prior to the Second Closing, each of the Company, the Acquisition Entities and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their respective Representatives to reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company, the Acquisition Entities or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

Section 9.6. Indemnification and Insurance.

(a) From and after the First Merger Effective Time, each of PubCo, the Company and the Surviving Subsidiary agrees that it shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Merger Effective Time, whether asserted or claimed prior to, at or after the First Merger Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and each of their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, PubCo, the Company and the Surviving Subsidiary shall, and shall cause their Subsidiaries to (i) maintain for a period of not less than six (6) years from the First Merger Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s, Acquiror’s and their Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the First Merger Effective Time, PubCo, the Company (or the Surviving Company after the Second Merger Effective Time) shall, and PubCo shall cause the Surviving Company to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company, Acquiror or their respective Representatives, as applicable) on terms not less favorable than the terms of such current insurance coverage; provided that (i) the Company (or the Surviving Company after the Second Merger Effective Time) may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Merger Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 9.6 shall be continued in respect of such claim until the final disposition thereof.

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(c) Notwithstanding anything contained in this Agreement to the contrary, (i) this Section 9.6 shall survive the First Closing and the Second Closing indefinitely and shall be binding, jointly and severally, on PubCo, the Company and the Surviving Subsidiary and all of their respective successors and assigns; and (ii) in the event that PubCo, the Company or the Surviving Subsidiary or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, each of PubCo, the Company and the Surviving Subsidiary shall ensure that proper provision shall be made so that the successors and assigns of PubCo, the Company (or the Surviving Company after the Second Merger Effective Time) and the Surviving Subsidiary, as applicable, shall succeed to the obligations set forth in this Section 9.6.

(d) Prior to the First Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Second Closing directors and officers of PubCo, which indemnification agreements shall continue to be effective following the Second Closing.

(e) The provisions of this Section 9.6: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Second Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on PubCo, the Company and the Surviving Subsidiary and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the First Closing and Second Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party.

Section 9.7. Public Announcements.

(a) The Parties agree that, at any time on or after the date hereof and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Second Closing, no public release, filing or announcement concerning this Agreement or the other Transaction Documents or the Transactions shall be issued by any Party or any of their Representatives or Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Acquiror, the Company and the Acquisition Entities, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by applicable securities Laws, which shall be subject to the Company’s review, comment and approval prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Second Closing Date (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, PubCo shall file a current report on Form 20-F (the “Closing Filing”) with the Closing Press Release and a description of the Transactions as required by all applicable Laws which Acquiror and the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each of the Company and Transaction Entities on one hand, and Acquiror on the other, shall, upon request by the other, furnish the other parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Transactions.

Section 9.8. Key Person Agreements. Each of the Company and Surviving Company shall procure the execution and delivery of (i) Company Employment Agreement by each executive officers of the Surviving Company effective on and following the Second Closing, as set forth on Section 9.8 of the Company Disclosure Letter, containing non-disclosure, non-competition, non-circumvention/solicitation protective clauses for the

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benefit of the Surviving Company, except for Ethan Shen, the Company’s Chief Technology Officer, who shall be exempt from the non-competition clause, and (ii) Non-Compete Agreement on or before the Second Closing, by each Company Shareholder that will hold no less than 10% of PubCo’s issued and outstanding ordinary shares following the Second Closing, containing provisions of non-disclosure, non-competition, and non-solicitation, except for Ethan Shen, the Company’s Chief Technology Officer, who shall be exempt from the Non-Compete Agreement (collectively, the “Key Person Agreements”).

Section 9.9. Post-Merger Closing Directors and Officers of PubCo. Each of the Company, PubCo and Acquiror shall take all such action within its power as may be necessary or appropriate such that upon the Second Closing:

(a) the board of directors of PubCo shall consist of (i) four (4) directors nominated by the Company and (ii) one (1) director nominated by the Acquiror and reasonably acceptable to the Company, provided that the composition of board of directors of PubCo shall comply with applicable SEC and Nasdaq listing rules and regulations; and

(b) the officers of the Company immediately before the Second Merger Effective Time shall be the officers of PubCo, and the existing officers of PubCo immediately prior to the Second Merger Effective Time shall resign and cease to hold office in PubCo.

Section 9.10. Access to Information; Confidentiality.

(a) During the Interim Period, the Company and Acquiror shall (and shall cause their Subsidiaries, as applicable, to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 9.4. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 9.10 shall be kept confidential in accordance with the Confidentiality Clause

(c) Notwithstanding anything in this Agreement to the contrary, each party hereto (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such Tax advisor as reasonably necessary such treatment and structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Clause.

ARTICLE X
CONDITIONS TO OBLIGATIONS

Section 10.1. Conditions of Each Party’s Obligations. The obligations of each Party to consummate, or cause to be consummated, the Mergers, are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the party or parties whose obligations are conditioned thereupon:

(a) the Acquiror Shareholder Approval shall have been obtained and remain in full force and effect;

(b) the Company Shareholder Approval shall have been obtained and remain in full force and effect;

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(c) the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) the PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(e) all Regulatory Approvals necessary to consummate the Transactions as contemplated hereby shall have been obtained;

(f) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the First Closing or the Second Closing illegal or which otherwise prevents or prohibits consummation of the First Closing or the Second Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial;

(g) all third party consents necessary to consummate the Transactions as contemplated hereby shall have been obtained;

(h) there shall have been no Material Adverse Effect of any of the Company or the Acquisition Entities or Acquiror;

(i) the actions provided in Section 2.1 have been completed; and

(j) all Transaction Documents shall have been executed and delivered by the other parties thereto and been in full force and effect in according with the terms thereof as of the First Closing and the Second Closing, as applicable.

Section 10.2. Conditions to Obligations of the Parties at the First Closing. The obligations of PubCo, Merger Sub I and Acquiror to consummate, or cause to be consummated, the First Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Fundamental Representations (in each case disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Acquiror Material Adverse Effect” or any similar qualification or exception), and the representations and warranties contained in Section 5.1 (Company Organization), Section 5.2 (Due Authorization), and Section 5.10 (Absence of Changes) shall be true and correct in all respects at and as of the First Closing Date as if made at the First Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date). Each of the other representations and warranties of the Acquiror contained in this Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Acquiror Material Adverse Effect” or any similar qualification or exception) shall be true and correct as of the First Closing Date as if made at the First Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Acquiror Material Adverse Effect” or any similar qualification or exception) shall be true and correct at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(b) The Company Fundamental Representations (in each case disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception), and the representations and warranties contained in (i) Section 4.3 (Due Authorization), Section 4.23 (Absence of Changes), Acquisition Entity Fundamental Representations, Section 6.1 (Company Organization), Section 6.2 (Due Authorization) and Section 6.6 (Capitalization of Acquisition Entities) shall be true and correct in all material respects at and as of the First Closing Date as if made at and as of the First Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date), and (ii) Section 4.6 (Capitalization of Company) and Section 4.7 (Capitalization of Subsidiaries) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the First Closing Date as though made on and as of such date

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(except to the extent of any changes that reflect actions permitted in accordance with Section 7.1 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date). Each of the other representations and warranties of (i) the Company contained in this Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception,) shall be true and correct at and as of the First Closing Date as if made at the First Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) shall be true and correct at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and (ii) the Acquisition Entities contained in this Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “material adverse effect” or any similar qualification or exception) shall be true and correct at and as of the First Closing Date as if made at the First Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on any Acquisition Entity;

(c) each of the covenants of Acquiror, the Company and the Acquisition Entities to be performed as of or prior to the First Closing shall have been performed in all material respects;

(d) each of the Company and the Acquisition Entities shall have delivered to Acquiror a good standing certificate or similar documents applicable for the Company and relevant Acquisition Entities in its jurisdiction of incorporation) for such entity certified as of a date no earlier than ten (10) days prior to the First Closing Date from the proper Governmental Authority of such entity’s jurisdiction of organization and from each other jurisdiction in which such entity is qualified to do business as a foreign entity as of the First Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdiction;

(e) Acquiror shall have delivered to the Company and the Acquisition Entities a good standing certificate or similar documents applicable for Acquiror in its jurisdiction of incorporation) for such entity certified as of a date no earlier than ten (10) days prior to the First Closing Date from the proper Governmental Authority of such entity’s jurisdiction of organization and from each other jurisdiction in which Acquiror is qualified to do business as a foreign entity as of the First Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdiction;

(f) Each of the Company and the Acquisition Entities shall have delivered to Acquiror a certificate signed by an authorized director or officer of each of the Company and the Acquisition Entities certifying that the conditions specified in clauses (b), (c) and (d). have been fulfilled; and

(g) Acquiror shall have delivered to PubCo a certificate signed by an authorized director or officer of Acquiror certifying that the conditions specified in clauses (a), (c) and (e) have been fulfilled.

Section 10.3. Conditions to Obligations of the Acquisition Entities and the Company at Second Closing. The obligations of Acquisition Entities and the Company to consummate, or cause to be consummated, the Second Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company (for the purpose of this Section 10.3, Acquisition Entities refer to PubCo, the Surviving Subsidiary, and Merger Sub II):

(a) To the extent applicable, the Company Fundamental Representations (in each case disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception), and the representations and warranties contained in Section 4.3 (Due Authorization), Section 4.23 (Absence of Changes), Acquisition Entity Fundamental Representations, Section 6.1 (Company Organization), Section 6.2 (Due Authorization) and Section 6.6 (Capitalization of Acquisition Entities) shall be true and correct in all respects at and as of the Second Closing Date as if made at and as of the Second Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date). Each of the other representations and warranties of (i) the Company contained in this Agreement (disregarding any qualifications or

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exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception,) shall be true and correct at and as of the Second Closing Date as if made at the Second Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) shall be true and correct at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and (ii) the Acquisition Entities contained in this Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “material adverse effect” or any similar qualification or exception) shall be true and correct at and as of the Second Closing Date as if made at the Second Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) shall be true and correct at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on any Acquisition Entity; and

(b) each of the covenants of the Acquisition Entities and the Company to be performed as of or prior to or the Second Closing shall have been performed in all material respects;

(c) the First Merger Effective Time and the First Closing shall have occurred prior to the Second Merger Effective Time;

Section 10.4. Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement. For the avoidance of doubt, the occurrence of any Material Adverse Effect of the Company shall not be the fault of any party unless such Material Adverse Effect of the Company is a result of the breach of this Agreement or any other Transaction Document by any particular Party, in which case such breaching Party cannot rely on the non-satisfaction of Section 10.2(b) to not proceed with the First Merger Closing or the Second Merger Closing.

ARTICLE XI
TERMINATION/EFFECTIVENESS

Section 11.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the First Merger Effective Time (or in the case of a termination pursuant to Section 11.1(f) below, following the First Merger Effective Time):

(a) by mutual written consent of the Company and Acquiror;

(b) by written notice from either the Company or Acquiror to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the First Closing or Second Closing illegal or which otherwise prevents or prohibits consummation of the First Closing or Second Closing, other than any such restraint that is immaterial;

(c) by written notice to Acquiror from the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company, PubCo, Merger Sub I or Merger Sub II set forth in this Agreement, except that, if such Terminating Company Breach is curable by the Company, PubCo, Merger Sub I or Merger Sub II (as applicable) through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company, PubCo, Merger Sub I or Merger Sub II (as applicable) continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure

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Period; provided that the Acquiror shall not have the right to terminate this Agreement pursuant to this Section 11.1 (d) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(e) by written notice from either the Company or Acquiror to the other if the first Closing has not occurred on or before the last date required by the Acquiror Charter for Acquiror to consummate a business combination (the “Agreement End Date”);

(f) by written notice to the Company from Acquiror if the Second Closing shall not have occurred by the third (3rd) Business Day following the first Closing;

(g) by written notice to the Company from Acquiror if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(h) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 10.3 would not be satisfied at the Second Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(h) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 11.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, PubCo, Acquiror, Merger Sub I or Merger Sub II, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 11.2 and Article XII and the Confidentiality Clause shall survive any termination of this Agreement.

ARTICLE XII
MISCELLANEOUS

Section 12.1. Trust Account Waiver. Each of the Company, PubCo, Merger Sub I and Merger Sub II hereby represents and warrants that it has read the final prospectus of Acquiror, dated November 14, 2024and filed with the SEC (File No. 333-282758) on November 15, 2024 (the “Prospectus”) and current report on Form 8-K of Acquiror dated and filed with the SEC on November 18, 2024 (the “Form 8-K”) available at www.sec.gov, and understands that (i) Acquiror has established a trust account (the “Trust Account”) containing the proceeds of the IPO and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (including the public shareholders of the overallotment shares acquired by Acquiror’s underwriters, the “Public Shareholders”), (ii) except as otherwise described in the Prospectus and the Form 8-K, Acquiror may disburse monies from the Trust Account only: (a) to the Public Shareholders with respect to Acquiror Share Redemptions, (b) to the Public Shareholders if Acquiror fails to consummate a Business Combination within twelve (12) months (or up to eighteen (18) months if Acquiror extends the period of time to consummate a business combination) after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $50,000 in dissolution expenses or (d) to Acquiror after or concurrently with the consummation of a Business Combination. Each of the Company, PubCo, Merger Sub I and Merger Sub II hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement (other than in Section 8.1), none of the Company, PubCo, Merger Sub I and Merger Sub II or any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) in connection with any claim that arises as a result of, in connection with, or relating to, this Agreement or any other Transaction Document, regardless of whether such claim arises based on

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contract, tort, equity or any other theory of legal liability under any Transaction Document (collectively, the “Released Claims”). Each of the Company, PubCo, Merger Sub I and Merger Sub II, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company, PubCo, Merger Sub I, Merger Sub II or any of their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) in connection with any Released Claims (including for an alleged breach of this Agreement or any other Transaction Document). Each of the Company, PubCo, Merger Sub I and Merger Sub II agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror to enter into the Transaction Documents, and each of the Company, PubCo, Merger Sub I and Merger Sub II further intends and understands such waiver to be valid, binding and enforceable against the Company, PubCo, Merger Sub I, Merger Sub II and each of their respective Affiliates under applicable Law. To the extent the Company, PubCo, Merger Sub I, Merger Sub II or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which action or proceeding seeks, in whole or in part, monetary relief against Acquiror, Sponsor or their respective Representatives, each of the Company, PubCo, Merger Sub I and Merger Sub II hereby acknowledges and agrees that the Company’s, PubCo’s, Merger Sub I’s, Merger Sub II’s and each of their respective Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company, PubCo, Merger Sub I, Merger Sub II or any of their respective Affiliates (or any person claiming on their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company, PubCo, Merger Sub I, Merger Sub II or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief or otherwise, Acquiror and its Representatives, as applicable, shall be entitled to recover from the Company, PubCo, Merger Sub I, Merger Sub II and their respective Affiliates the associated legal fees and costs in connection with any such action, in the event Acquiror or its Representatives, as applicable, prevails in such action or proceeding.

Section 12.2. Lock-Up Agreement and Insider Trading Policy.

(a) On or before the First Merger Effective Time, PubCo shall enter into a Lock-Up Agreement with each Company Shareholder who will hold 5% or more of PubCo Ordinary Shares immediately after the Second Merger Effective Time, the Sponsor, and certain persons, in the form of Exhibit I, which shall include, among other provisions, restrictions on transfer of the shares of PubCo Ordinary Shares issued in connection with the First Merger and Second Merger hereunder.

(b) On or before the First Merger Effective Time, PubCo shall adopt and cause to be effective upon and following the Second Merger Effective Time, an insider trading policy customary for a public company.

Section 12.3. Waiver. Any party to this Agreement may, at any time prior to the Second Closing, by action taken by its board of directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 12.4. Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery;

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(c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt); and (d) if sent by registered post, five (5) days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)	If to Acquiror, to:
Horizon Space Acquisition II Corp.
1412 Broadway
21st Floor, Suite 21V
New York, NY 10018
	Attention:	Mingyu (Michael) Li
	Email:	mlee@horizonspace.cc
with copies to (which shall not constitute notice):
Robinson & Cole LLP
Chrysler East Building
666 Third Avenue, 20th Floor
	Attention:	Arila Zhou, Esq.
	Email:	azhou@rc.com
(b)	If to PubCo, Merger Sub I or Merger Sub II, to:
SL Science Holding Limited
11/F,No. 479 Chongyang Road
Nangang District, Taipei City, Taiwan (R.O.C.) 115010
	Attention:	William Wang
	Email:	ww@sl-bio.com
with copies to (which shall not constitute notice):
ArentFox Schiff LLP
1717 K Street NW
Suite 700
Washington, DC 20006
	Attention:	Ralph V. De Martino
	Email:	ralph.demartino@afslaw.com
(c)	If to the Company, to:
SL BIO Ltd.
11/F,No. 479 Chongyang Road
Nangang District, Taipei City, Taiwan (R.O.C.) 115010
	Attention:	William Wang
	Email:	ww@sl-bio.com
with copies to (which shall not constitute notice):
ArentFox Schiff LLP
1717 K Street NW
Suite 700
Washington, DC 20006
	Attention:	Ralph V. De Martino
	Email:	ralph.demartino@afslaw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

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Section 12.5. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.6. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided that (a) the D&O Indemnified Parties may enforce Section 9.6; and (b) the Non-Recourse Parties may enforce Section 12.19.

Section 12.7. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided that if the Second Closing shall occur, any reasonable and documented unpaid costs and expenses, and all prior paid costs and expenses from each party hereto will be paid by PubCo upon the Second Closing.

Section 12.8. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Company Board and the board of directors of Acquiror, the Mergers and any exercise of appraisal and dissenters’ rights with respect to the Mergers, shall in each case be governed by the laws of the Cayman Islands).

Section 12.9. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.10. Electronic Execution of the Agreement and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any Transaction Document (including any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Cayman Islands Electronic Transactions Act (As Revised), the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.11. Company Disclosure Letter and Acquiror Disclosure Letter. Each of the Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.12. Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any

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other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the other Transaction Documents.

Section 12.13. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided that after the Company Shareholder Approval or the Acquiror Shareholder Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the Company Shareholders or the Acquiror Shareholders, respectively, without such approval having been obtained.

Section 12.14. No Presumption Against Drafter. Each party hereto and its advisers cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

Section 12.15. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Second Closing be subject to the prior mutual approval of Acquiror, PubCo and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 12.15(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.15(a).

(b) The restriction in Section 12.15(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other parties in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval under applicable Law and to make any related filing shall be deemed not to violate this Section 12.15.

Section 12.16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.17. Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the State of New York sitting in New York, New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or the transactions contemplated hereby or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or the transactions contemplated hereby or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or the transactions contemplated hereby or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or the transactions contemplated hereby or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 12.17 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action

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commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 12.4 shall be effective service of process for any such Action.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.18. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.19. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s fraud:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, PubCo, Acquiror, Merger Sub I and Merger Sub II as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of the Company, PubCo, Acquiror, Merger Sub I or Merger Sub II and (ii) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, PubCo, Acquiror, Merger Sub I or Merger Sub II under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.20. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 11.2 or (y) in the case of claims against a Person in respect of such Person’s fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Second Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Second Merger Effective Time (and there shall be no liability after the Second Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Second Closing and then only with respect to any breaches occurring after the Second Closing and (b) this Article XII.

Section 12.21. Conflicts and Privilege.

(a) Acquiror, the Company, PubCo, Merger Sub I and Merger Sub II, on behalf of their respective successors and assigns (including, the Surviving Subsidiary after the First Closing and the Surviving Company after the Second Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Second Closing between or among (x) the Sponsor, the shareholders

Annex A-69

or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Acquiror Group”), on the one hand, and (y) the Surviving Company and/or any member of the SL Bio Group, on the other hand, any legal counsel, including Robinson & Cole LLP (“RC”), that represented Acquiror and/or the Sponsor, prior to the Second Closing may represent the Sponsor and/or any other member of the Acquiror Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. Acquiror, the Company, Merger Sub I and Merger Sub II, on behalf of their respective successors and assigns (including, the Surviving Subsidiary after the First Closing and the Surviving Company after the Second Closing), further agree that, as to all legally privileged communications prior to the Second Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Acquiror Group, on the one hand, and RC, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Acquiror Group after the Second Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company, Merger Sub I or Merger Sub II prior to the Second Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b) Acquiror, the Company, Merger Sub I and Merger Sub II, on behalf of their respective successors and assigns (including, the Surviving Subsidiary after the First Closing and the Surviving Company after the Second Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Second Closing between or among (x) the shareholders or holders of other equity interests of the Company, Merger Sub I, Merger Sub II and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “SL Bio Group”), on the one hand, and (y) the Surviving Company and/or any member of the Acquiror Group, on the other hand, any legal counsel, including ArentFox Schiff LLP (“AFS”) that represented the Company prior to the Second Closing may represent any member of the SL Bio Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror, the Company, Merger Sub I and/or Merger Sub II in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company. Acquiror, the Company, Merger Sub I and Merger Sub II, on behalf of their respective successors and assigns (including, the Surviving Subsidiary after the First Closing and the Surviving Company after the Second Closing), further agree that, as to all legally privileged communications prior to the Second Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company, Merger Sub I, Merger Sub II and/or any member of the SL Bio Group, on the one hand, and AFS, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the SL Bio Group after the Second Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Second Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

[Remainder of page intentionally left blank]

Annex A-70

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

HORIZON SPACE ACQUISITION II CORP.
By:	/s/ Mingyu (Michael) Li
Name: Mingyu (Michael) Li
Title: Director and Chief Executive Officer
SL SCIENCE HOLDING LIMITED
By:	/s/ William Wang
Name: William Wang
Title: Sole Director
CW MEGA LIMITED
By:	/s/ William Wang
Name: William Wang
Title: Sole Director
WW CENTURY LIMITED
By:	/s/ William Wang
Name: William Wang
Title: Sole Director
SL BIO LTD.
By:	/s/ William Wang
Name: William Wang
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A-71

Annex B

The Companies Act (As Revised) of the Cayman Islands
Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date] 2025 between Horizon Space Acquisition II Corp. (the “Surviving Company”) and CW Mega Limited (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company with company number 419770 and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act (As Revised) of the Cayman Islands (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company with company number 398821 and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company, with the Surviving Company being the surviving company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”) with the terms and conditions set forth to the business combination agreement dated [_______] entered into by and among the Surviving Company, the Merging Company, SL BIO Ltd., SL Science Holding Limited, and WW Century Limited (the “Merger Agreement”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1            The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2            The surviving company (as defined in the Statute) is the Surviving Company.

3            The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, KY1-9009, Cayman Islands.

4            Immediately prior to the Effective Time (as defined below), the authorized share capital of the Surviving Company will be US$50,000 divided into 490,000,000 ordinary shares of a par value of US$0.0001 each and 10,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have 1,725,000 ordinary shares in issue.

5            Immediately prior to the Effective Time (as defined below), the authorized share capital of the Merging Company will be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each and the Merging Company will have one ordinary share in issue.

6            The date that this Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the “Registrar”) in accordance with section 233(13) of the Statute (the “Effective Time”).

7            The terms and conditions of the Merger are such that, on the Effective Time:

7.1         Each ordinary share issued and outstanding in the Surviving Company on the Effective Time (other than (1) any Acquiror Ordinary Shares (as defined in the Merger Agreement) referred to in section 3.1(a)(iv) of the Merger Agreement, (2) Redeeming Acquiror Shares (as defined in the Merger Agreement) and (3) Dissenting Acquiror Shares (as defined in the Merger Agreement) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued PubCo Ordinary Share (as defined in the Merger Agreement);

Annex B-1

7.2         Any Acquiror Ordinary Shares (as defined in the Merger Agreement) that are held by the Surviving Company as treasury shares or any Acquiror Ordinary Shares (as defined in the Merger Agreement) held by any direct or indirect Subsidiary (as defined in the Merger Agreement) of the Surviving Company immediately prior to the Effective Time, such Acquiror Ordinary Shares (as defined in the Merger Agreement) shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor;

7.3         Each Redeeming Acquiror Share (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid Acquiror Redemption Price (as defined in the Merger Agreement) per share in accordance with the Acquiror Charter (as defined in the Merger Agreement);

7.4         Each Dissenting Acquiror Share (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time held by a Dissenting Acquiror Shareholder (as defined in the Merger Agreement) shall automatically be cancelled and cease to exist in accordance with section 3.4 of the Merger Agreement and shall thereafter represent only the right to be paid the fair value of such Dissenting Acquiror Share (as defined in the Merger Agreement) determined in accordance with section 238 of the Statute and such other rights as are granted by the Statute; and

7.5         The only share issued and outstanding in the Merging Company on the Effective Time shall automatically be converted into or exchanged for one ordinary share in the Surviving Company such shares shall continue to be the only issued and outstanding share in the Surviving Company.

8            The rights and restrictions attaching to the shares in the Surviving Company are set out in the Second Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9            Upon the Effective Date, the authorised share capital of the Surviving Company shall be reclassified and re-designated from US$50,000 divided into 490,000,000 ordinary shares of a par value of US$0.0001 each and 10,000,000 preference shares of a par value of US$0.0001 each to US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

10          The existing memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Second Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date, and the authorised share capital of the Surviving Company shall be as set out therein.

11          There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

12          The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13          The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14          The names and addresses of each director of the surviving company (as defined in the Statute) are:

14.1       Mingyu Li of 135G Whitley Road, The Whitley Residences, 297666, Singapore;

14.2       Tianchen Cai of Unit 31D, Building No. 8, Shimao Binjiang Garden, Lane 1 Weifang Rd West, Pudong, Shanghai, China;

14.3       James Jiayuan Tong of 2211 Clayville Ct, Chesterfield MO 63017, United States of America; and

14.4       Qian (Hebe) Xu of 2607 Catesby Dr, Waxhaw NC, 28173, United States of America.

Annex B-2

15          This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

16          This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and the Merging Company pursuant to section 233(6) of the Statute.

17          At any time prior to the Effective Time, this Plan of Merger may be:

17.1       terminated by the board of directors of either the Surviving Company or the Merging Company;

17.2       amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)         change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)         effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the boards of directors of both the Surviving Company and the Merging Company to effect in their discretion.

18          This Plan of Merger may be executed in counterparts.

19          This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands. The Surviving Company and the Merging Company hereby agree to submit any dispute arising from this Plan of Merger to the exclusive jurisdiction of the courts of the Cayman Islands

Annex B-3

IN WITNESS WHEREOF the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by ________________________	)
Duly authorised for	)
and on behalf of	)	Director
Horizon Space Acquisition II Corp.	)
SIGNED by Ching-Dong Wang	)
Duly authorised for	)
and on behalf of	)	Director
CW Mega Limited	)

[Signature Page to Plan of First Merger]

Annex B-4

Annexure 1

Merger Agreement

Annex B-5

Annexure 2

Second Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex B-6

Annex C

Companies Act (Revised)

Company Limited by Shares

AMENDED AND RESTATED
Memorandum of association
of
SL SCIENCE HOLDING LIMITED

(Adopted by special resolution passed on [•] and with effect from [•])

Companies Act (Revised)

Company Limited by Shares

Amended and Restated
Memorandum of association
of
SL Science Holding Limited

(Adopted by special resolution passed on [•] and with effect from [•])

1            The name of the Company is SL Science Holding Limited.

2            The Company’s registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3            The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4            The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5            Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)         the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)         insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised); or

(c)         the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6            Unless licensed to do so, the Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7            The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8            The share capital of the Company is US$50,000 divided into 500,000,000, ordinary shares of par value US$0.0001 each. Subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)         to redeem or repurchase any of its shares;

(b)         to increase or reduce its capital;

(c)         to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)         with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)        subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; and

(d)         to alter any of those rights, privileges, conditions, limitations or restrictions.

9            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Companies Act (Revised)

Company Limited By Shares

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
of
SL SCIENCE HOLDING LIMITED

(Adopted by special resolution passed on [•] and with effect from [•])

Contents

Annex C Page Nos.
1	Definitions, interpretation and exclusion of Table A	C-1
Definitions		C-1
Interpretation		C-3
Exclusion of Table A Articles		C-4

2	Shares	C-4
Power to issue Shares and options, with or without special rights		C-4
Power to issue fractions of a Share		C-4
Power to pay commissions and brokerage fees		C-4
Trusts not recognised		C-5
Security interests		C-5
Power to vary class rights		C-5
Effect of new Share issue on existing class rights		C-5
Capital contributions without issue of further Shares		C-5
No bearer Shares or warrants		C-6
Treasury Shares		C-6
Rights attaching to Treasury Shares and related matters		C-6
Register of Members		C-6
Annual Return		C-6

3	Share certificates	C-7
Issue of share certificates		C-7
Renewal of lost or damaged share certificates		C-7

4	Lien on Shares	C-7
Nature and scope of lien		C-7
Company may sell Shares to satisfy lien		C-7
Authority to execute instrument of transfer		C-8
Consequences of sale of Shares to satisfy lien		C-8
Application of proceeds of sale		C-8

5	Calls on Shares and forfeiture	C-8
Power to make calls and effect of calls		C-8
Time when call made		C-9
Liability of joint holders		C-9
Interest on unpaid calls		C-9
Deemed calls		C-9
Power to accept early payment		C-9
Power to make different arrangements at time of issue of Shares		C-9
Notice of default		C-9
Forfeiture or surrender of Shares		C-9
Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender		C-10
Effect of forfeiture or surrender on former Member		C-10
Evidence of forfeiture or surrender		C-10
Sale of forfeited or surrendered Shares		C-10

6	Transfer of Shares	C-10
Form of Transfer		C-10
Power to refuse registration for Shares not listed on a Designated Stock Exchange		C-11
Suspension of transfers		C-11

Annex C-i

Annex C Page Nos.
Company may retain instrument of transfer		C-11
Notice of refusal to register		C-11

7	Transmission of Shares	C-11
Persons entitled on death of a Member		C-11
Registration of transfer of a Share following death or bankruptcy		C-12
Indemnity		C-12
Rights of person entitled to a Share following death or bankruptcy		C-12

8	Alteration of capital	C-12
Increasing, consolidating, converting, dividing and cancelling share capital		C-12
Dealing with fractions resulting from consolidation of Shares		C-13
Reducing share capital		C-13

9	Redemption and purchase of own Shares	C-13
Power to issue redeemable Shares and to purchase own Shares		C-13
Power to pay for redemption or purchase in cash or in specie		C-13
Effect of redemption or purchase of a Share		C-14

10	Meetings of Members	C-14
Annual and extraordinary general meetings		C-14
Power to call meetings		C-14
Content of notice		C-15
Period of notice		C-15
Persons entitled to receive notice		C-15
Accidental omission to give notice or non-receipt of notice		C-15

11	Proceedings at meetings of Members	C-16
Quorum		C-16
Lack of quorum		C-16
Chairman		C-16
Right of a Director to attend and speak		C-16
Accommodation of Members at Virtual Meeting		C-16
Security		C-17
Adjournment, postponement and cancellation		C-17
Method of voting		C-17
Taking of a poll		C-17
Chairman’s casting vote		C-17
Written resolutions		C-17

12	Voting rights of Members	C-18
Right to vote		C-18
Rights of joint holders		C-19
Representation of corporate Members		C-19
Member with mental disorder		C-19
Objections to admissibility of votes		C-19
Form of proxy		C-20
How and when proxy is to be delivered		C-20
Voting by proxy		C-21

13	Number of Directors	C-21

Annex C-ii

Annex C Page Nos.
14	Appointment, disqualification and removal of Directors	C-21
First Directors		C-21
No age limit		C-21
Corporate Directors		C-21
No shareholding qualification		C-21
Appointment of Directors		C-22
Board’s power to appoint Directors		C-22
Term of office		C-22
Removal of Directors		C-22
Resignation of Directors		C-22
Termination of the office of Director		C-22

15	Alternate Directors	C-23
Appointment and removal		C-23
Notices		C-23
Rights of alternate Director		C-23
Appointment ceases when the appointor ceases to be a Director		C-23
Status of alternate Director		C-23
Status of the Director making the appointment		C-24

16	Powers of Directors	C-24
Powers of Directors		C-24
Directors below the minimum number		C-24
Appointments to office		C-24
Provisions for employees		C-25
Exercise of voting rights		C-25
Remuneration		C-25
Disclosure of information		C-25

17	Delegation of powers	C-25
Power to delegate any of the Directors’ powers to a committee		C-25
Local boards		C-26
Power to appoint an agent of the Company		C-26
Power to appoint an attorney or authorised signatory of the Company		C-26
Borrowing Powers		C-27
Corporate Governance		C-27

18	Meetings of Directors	C-27
Regulation of Directors’ meetings		C-27
Calling meetings		C-27
Notice of meetings		C-27
Use of technology		C-27
Quorum		C-27
Chairman or deputy to preside		C-27
Voting		C-28
Recording of dissent		C-28
Written resolutions		C-28
Validity of acts of Directors in spite of formal defect		C-28

19	Permissible Directors’ interests and disclosure	C-28

20	Minutes	C-29

Annex C-iii

Annex C Page Nos.
21	Accounts and audit	C-29
Auditors		C-29

22	Record dates	C-29

23	Dividends	C-30
Source of dividends		C-30
Declaration of dividends by Members		C-30
Payment of interim dividends and declaration of final dividends by Directors		C-30
Apportionment of dividends		C-30
Right of set off		C-31
Power to pay other than in cash		C-31
How payments may be made		C-31
Dividends or other monies not to bear interest in absence of special rights		C-31
Dividends unable to be paid or unclaimed		C-31

24	Capitalisation of profits	C-32
Capitalisation of profits or of any share premium account or capital redemption reserve;		C-32
Applying an amount for the benefit of Members		C-32

25	Share Premium Account	C-32
Directors to maintain share premium account		C-32
Debits to share premium account		C-32

26	Seal	C-32
Company seal		C-32
Duplicate seal		C-32
When and how seal is to be used		C-33
If no seal is adopted or used		C-33
Power to allow non-manual signatures and facsimile printing of seal		C-33
Validity of execution		C-33

27	Indemnity	C-33
Release		C-34
Insurance		C-34

28	Notices	C-34
Form of notices		C-34
Electronic communications		C-34
Persons entitled to notices		C-35
Persons authorised to give notices		C-35
Delivery of written notices		C-35
Joint holders		C-35
Signatures		C-35
Giving notice to a deceased or bankrupt Member		C-36
Date of giving notices		C-36
Saving provision		C-36

29	Authentication of Electronic Records	C-36
Application of Articles		C-36
Authentication of documents sent by Members by Electronic means		C-36
Authentication of document sent by the Secretary or Officers of the Company by Electronic means		C-37
Manner of signing		C-37
Saving provision		C-37

Annex C-iv

Annex C Page Nos.
30	Transfer by way of continuation	C-37

31	Winding up	C-38
Distribution of assets in specie		C-38
No obligation to accept liability		C-38

32	Amendment of Memorandum and Articles	C-38
Power to change name or amend Memorandum		C-38
Power to amend these Articles		C-38

33	Disclosures	C-38

Annex C-v

Companies Act (Revised)

Company Limited by Shares

Amended and Restated
Articles of Association
of
SL Science Holding Limited

(Adopted by special resolution passed on [•] and with effect from [•])

1            Definitions, interpretation and exclusion of Table A

Definitions

1.1         In these Articles, the following definitions apply:

Act means the Companies Act (Revised) of the Cayman Islands, including any statutory modification or re-enactment thereof for the time being in force;

Articles means, as appropriate:

(a)         these articles of association as amended from time to time: or

(b)         two or more particular articles of these Articles;

and Article refers to a particular article of these Articles;

Auditors means the auditor or auditors for the time being of the Company;

Board means the board of Directors from time to time;

Business Day means a day when banks in Grand Cayman, the Cayman Islands are open for the transaction of normal banking business and for the avoidance of doubt, shall not include a Saturday, Sunday or public holiday in the Cayman Islands;

Cayman Islands means the British Overseas Territory of the Cayman Islands;

Clear Days, in relation to a period of notice, means that period excluding:

(a)         the day when the notice is given or deemed to be given; and

(b)         the day for which it is given or on which it is to take effect;

Commission means Securities and Exchange Commission of the United States of America or other federal agency for the time being administering the U.S. Securities Act;

Company means the above-named company;

Default Rate means ten per cent per annum;

Designated Stock Exchanges means the Nasdaq Global Market in the United States of America for so long as any class of the Company’s Shares are there listed and any other stock exchange on which any class of the Company’s Shares are listed for trading;

Designated Stock Exchange Rules means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchanges;

Directors means the directors for the time being of the Company and the expression Director shall be construed accordingly;

Electronic has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

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Electronic Communication Facilities means video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communications, internet or online conferencing application or telecommunications facilities by means of which all persons participating in a meeting are capable of hearing and being heard by each other;

Electronic Record has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Signature has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Fully Paid Up means:

(a)         in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth; and

(b)         in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth;

general meeting means a general meeting of the Company duly constituted in accordance with the Articles;

Independent Director means a Director who is an independent director as defined in the Designated Stock Exchange Rules as determined by the Board;

Member means any person or persons entered on the register of Members from time to time as the holder of a Share;

Memorandum means the memorandum of association of the Company as amended from time to time;

month means a calendar month;

Officer means a person appointed to hold an office in the Company including a Director, alternate Director or liquidator and excluding the Secretary;

Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members who (being entitled to do so) vote in person or by proxy or, in the case of corporations, by their duly authorised representatives, at that meeting. The expression includes a written resolution signed by the requisite majority in accordance with Article 11.14;

Ordinary Share means an ordinary share in the capital of the Company, having the rights set out in these Articles;

Partly Paid Up means:

(a)         in relation to a Share with par value, that the par value for that Share and any premium payable in respect of the issue of that Share, has not been fully paid or credited as paid in money or money’s worth; and

(b)         in relation to a Share without par value, means that the agreed issue price for that Share has not been fully paid or credited as paid in money or money’s worth;

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Share means a share in the share capital of the Company and the expression:

(a)         includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)         where the context permits, also includes a fraction of a Share;

Special Resolution means a resolution of a duly constituted general meeting of the Company or a resolution of a meeting of the holders of any class of Shares in a class meeting duly constituted in accordance with the

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Articles in each case passed by a majority of not less than two-thirds of the votes cast by, or on behalf of, the Members who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution signed by all of the Members entitled to vote at such meeting;

Treasury Shares means Shares held in treasury pursuant to the Act and Article 2.16;

U.S. Securities Act means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time; and

Virtual Meeting means any general meeting of the Members at which the Members (and any other permitted participants of such meeting, including without limitation the chairman of the meeting and any Directors) are permitted to attend and participate solely by means of Electronic Communication Facilities.

Interpretation

1.2         In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)         A reference in these Articles to a statute is a reference to a statute of the Cayman Islands as known by its short title, and includes:

(i)          any statutory modification, amendment or re-enactment; and

(ii)         any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Act of the Cayman Islands is taken to be a reference to the revision of that Act in force from time to time as amended from time to time.

(b)         Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)         If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)         A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)         A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)         Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)         All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)         The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)          The words including, include and in particular or any similar expression are to be construed without limitation.

(j)          The term “present” means, in respect of any person attending a meeting, such person’s presence at a general meeting of Members (or any meeting of the holders of any class of Shares), which may be satisfied by means of such person or, if a corporation or other non-natural person, its duly authorized representative (or, in the case of any Member, a proxy which has been validly appointed by such Member in accordance with these Articles), being: (a) physically present at the meeting; or (b) in

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the case of any meeting at which Electronic Communication Facilities are permitted in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Electronic Communication Facilities.

1.3         The headings in these Articles are intended for convenience only and shall not affect the interpretation of these Articles.

Exclusion of Table A Articles

1.4         The regulations contained in Table A in the First Schedule of the Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2            Shares

Power to issue Shares and options, with or without special rights

2.1         Subject to the provisions of the Act and these Articles about the redemption and purchase of the Shares, the Directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued Shares to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Act.

2.2         Without limitation to the preceding Article, the Directors may so deal with the unissued Shares:

(a)         either at a premium or at par; or

(b)         with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise.

2.3         Without limitation to the two preceding Articles,

(a)         the Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the Directors may decide; and

(b)         the Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Power to issue fractions of a Share

2.4         Subject to the Act, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Power to pay commissions and brokerage fees

2.5         The Company may pay a commission to any person in consideration of that person:

(a)         subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)         procuring or agreeing to procure subscriptions, whether absolute or conditional,

for any Shares. That commission may be satisfied by the payment of cash or the allotment of Fully Paid Up or Partly Paid Up Shares or partly in one way and partly in another.

2.6         The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

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Trusts not recognised

2.7         Except as required by Act:

(a)         no person shall be recognised by the Company as holding any Share on any trust; and

(b)         no person other than the Member shall be recognised by the Company as having any right in a Share.

Security interests

2.8         Notwithstanding the preceding Article, the Company may (but shall not be obliged to) recognise a security interest of which it has actual notice over shares. The Company shall not be treated as having recognised any such security interest unless it has so agreed in writing with the secured party.

Power to vary class rights

2.9         If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)         the Members holding not less than two-thirds of the issued Shares of that class consent in writing to the variation; or

(b)         the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.10       For the purpose of Article 2.11(b), all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class.

2.11       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such classes of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

Effect of new Share issue on existing class rights

2.12       Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares

2.13       With the consent of a Member, the directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

(a)         It shall be treated as if it were a share premium.

(b)         Unless that Member agrees otherwise:

(i)          if that Member holds Shares in a single class of Shares — it shall be credited to the share premium account for that class of Shares;

(ii)         if that Member holds Shares of more than one class — it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

(c)         It shall be subject to the provisions of the Act and these Articles applicable to share premiums.

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No bearer Shares or warrants

2.14       The Company shall not issue Shares or warrants to bearers.

Treasury Shares

2.15       Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Act shall be held as Treasury Shares and not treated as cancelled if:

(a)         the Directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)         the relevant provisions of the Memorandum and Articles and the Act are otherwise complied with.

Rights attaching to Treasury Shares and related matters

2.16       No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be made to the Company in respect of a Treasury Share.

2.17       The Company shall be entered in the register of Members as the holder of the Treasury Shares. However:

(a)         the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)         a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act.

2.18       Nothing in Article 2.17 prevents an allotment of Shares as Fully Paid Up bonus shares in respect of a Treasury Share and Shares allotted as Fully Paid Up bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

2.19       Treasury Shares may be disposed of by the Company in accordance with the Act and otherwise on such terms and conditions as the Directors determine.

Register of Members

2.20       The Directors shall keep or cause to be kept a register of Members as required by the Act and may cause the Company to maintain one or more branch registers as contemplated by the Act, provided that where the Company is maintaining one or more branch registers, the Directors shall ensure that a duplicate of each branch register is kept with the Company’s principal register of Members and updated within such number of days of any amendment having been made to such branch register as may be required by the Act.

2.21       The title to Shares listed on a Designated Stock Exchange may be evidenced and transferred in accordance with the laws applicable to the rules and regulations of the Designated Stock Exchange and, for these purposes, the register of Members may be maintained in accordance with section 40B of the Act.

Annual Return

2.22       The Directors in each calendar year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Act and shall deliver a copy thereof to the registrar of companies for the Cayman Islands.

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3            Share certificates

Issue of share certificates

3.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. If the Directors resolve that share certificates shall be issued, upon being entered in the register of Members as the holder of a Share, the Directors may issue to any Member:

(a)         without payment, one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)         upon payment of such reasonable sum as the Directors may determine for every certificate after the first, several certificates each for one or more of that Member’s Shares.

3.2         Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid Up or Partly Paid Up. A certificate may be executed under seal or executed in such other manner as the Directors determine.

3.3         Every certificate shall bear legends required under the applicable laws, including the U.S. Securities Act (to the extent applicable).

3.4         The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

3.5         If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)         evidence;

(b)         indemnity;

(c)         payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)         payment of a reasonable fee, if any for issuing a replacement share certificate,

as the Directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

4            Lien on Shares

Nature and scope of lien

4.1         The Company has a first and paramount lien on all Shares (whether Fully Paid Up or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all monies payable to the Company by the Member or the Member’s estate:

(a)         either alone or jointly with any other person, whether or not that other person is a Member; and

(b)         whether or not those monies are presently payable.

4.2         At any time the Board may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

4.3         The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)         the sum in respect of which the lien exists is presently payable;

(b)         the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

Annex C-7

(c)         that sum is not paid within fourteen (14) Clear Days after that notice is deemed to be given under these Articles,

and Shares to which this Article 4.3 applies shall be referred to as Lien Default Shares.

4.4         The Lien Default Shares may be sold in such manner as the Board determines.

4.5         To the maximum extent permitted by law, the Directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer

4.6         To give effect to a sale, the Directors may authorise any person to execute an instrument of transfer of the Lien Default Shares sold to, or in accordance with the directions of, the purchaser.

4.7         The title of the transferee of the Lien Default Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

4.8         On a sale pursuant to the preceding Articles:

(a)         the name of the Member concerned shall be removed from the register of Members as the holder of those Lien Default Shares; and

(b)         that person shall deliver to the Company for cancellation the certificate (if any) for those Lien Default Shares.

4.9         Notwithstanding the provisions of Article 4.8, such person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Lien Default Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the Lien Default Shares at the time of sale or for any consideration received on their disposal.

Application of proceeds of sale

4.10       The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Lien Default Shares have been sold:

(a)         if no certificate for the Lien Default Shares was issued, at the date of the sale; or

(b)         if a certificate for the Lien Default Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Lien Default Shares before the sale.

5            Calls on Shares and forfeiture

Power to make calls and effect of calls

5.1         Subject to the terms of allotment, the Board may make calls on the Members in respect of any monies unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

5.2         Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

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5.3         A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

Time when call made

5.4         A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

Liability of joint holders

5.5         Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

5.6         If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)         at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)         if no rate is fixed, at the Default Rate.

The Directors may waive payment of the interest wholly or in part.

Deemed calls

5.7         Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

5.8         The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares

5.9         Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

5.10       If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)         the amount unpaid;

(b)         any interest which may have accrued; and

(c)         any expenses which have been incurred by the Company due to that person’s default.

5.11       The notice shall state the following:

(a)         the place where payment is to be made; and

(b)         a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

5.12       If the notice given pursuant to Article 5.10 is not complied with, the Directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other monies payable in respect of the forfeited Share and not paid

Annex C-9

before the forfeiture. Despite the foregoing, the Board may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture. The Directors may also accept the surrender for no consideration of any Share in accordance with the Act.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

5.13       A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the Directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member

5.14       On forfeiture or surrender:

(a)         the name of the Member concerned shall be removed from the register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)         that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

5.15       Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all monies which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)         all expenses; and

(b)         interest from the date of forfeiture or surrender until payment:

(i)          at the rate of which interest was payable on those monies before forfeiture; or

(ii)         if no interest was so payable, at the Default Rate.

The Directors, however, may waive payment wholly or in part.

Evidence of forfeiture or surrender

5.16       A declaration, whether statutory or under oath, made by a Director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)         that the person making the declaration is a Director or Secretary of the Company, and

(b)         that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

5.17       Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

6            Transfer of Shares

Form of Transfer

6.1         Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with applicable rules of the Designated Stock Exchange, a Member may freely transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock

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Exchange (if such Shares are listed on the Designated Stock Exchange) or in any other form approved by the Directors, executed:

(a)         where the Shares are Fully Paid, by or on behalf of that Member; and

(b)         where the Shares are partly paid, by or on behalf of that Member and the transferee.

6.2         The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the register of Members.

Power to refuse registration for Shares not listed on a Designated Stock Exchange

6.3         Where the Shares of any class in question are not listed on or subject to the rules of any Designated Stock Exchange, the Directors may in their absolute discretion decline to register any transfer of such Shares which are not Fully Paid Up or on which the Company has a lien. The Directors may also, but are not required to, decline to register any transfer of any such Share unless:

(a)          the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)         the instrument of transfer is in respect of only one class of Shares;

(c)          the instrument of transfer is properly stamped, if required;

(d)         in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four;

(e)          the Shares transferred are Fully Paid Up and free of any lien in favour of the Company; and

(f)          any applicable fee of such maximum sum as the Designated Stock Exchanges may determine to be payable, or such lesser sum as the Board may from time to time require, related to the transfer is paid to the Company.

Suspension of transfers

6.4         The registration of transfers may, on 14 Clear Days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the register of Members closed for more than 30 Clear Days in any year.

Company may retain instrument of transfer

6.5         All instruments of transfer that are registered shall be retained by the Company.

Notice of refusal to register

6.6         If the Directors refuse to register a transfer of any Shares of any class not listed on a Designated Stock Exchange, they shall within one month after the date on which the instrument of transfer was lodged with the Company send to each of the transferor and the transferee notice of the refusal.

7            Transmission of Shares

Persons entitled on death of a Member

7.1         If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)         where the deceased Member was a joint holder, the survivor or survivors; and

(b)         where the deceased Member was a sole holder, that Member’s personal representative or representatives.

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7.2         Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

7.3         A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)         to become the holder of the Share; or

(b)         to transfer the Share to another person.

7.4         That person must produce such evidence of his entitlement as the Directors may properly require.

7.5         If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

7.6         If the person elects to transfer the Share to another person then:

(a)         if the Share is Fully Paid Up, the transferor must execute an instrument of transfer; and

(b)         if the Share is nil or Partly Paid Up, the transferor and the transferee must execute an instrument of transfer.

7.7         All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

7.8         A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the Directors against any loss or damage suffered by the Company or the Directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy

7.9         A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. But, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares.

8            Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

8.1         To the fullest extent permitted by the Act, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)         increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)         consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)         convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)         sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

Annex C-12

(e)         cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

Dealing with fractions resulting from consolidation of Shares

8.2 Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the Directors may on behalf of those Members deal with the fractions as it thinks fit, including (without limitation):

(a)         either round up or down the fraction to the nearest whole number, such rounding to be determined by the Directors acting in their sole discretion;

(b)         sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company); or

(c)         distribute the net proceeds in due proportion among those Members.

8.3         For the purposes of Article 8.2, the Directors may authorise some person to execute an instrument of transfer of the Shares to, in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

8.4         Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

9            Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

9.1         Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may by its Directors:

(a)         issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its Directors determine before the issue of those Shares;

(b)         with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the Directors determine at the time of such variation; and

(c)         purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the Directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

Power to pay for redemption or purchase in cash or in specie

9.2         When making a payment in respect of the redemption or purchase of Shares, the Directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares or by the terms applying to those Shares in accordance with Article 9.1, or otherwise by agreement with the Member holding those Shares.

Annex C-13

Effect of redemption or purchase of a Share

9.3         Upon the date of redemption or purchase of a Share:

(a)         the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)          the price for the Share; and

(ii)         any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)         the Member’s name shall be removed from the register of Members with respect to the Share; and

(c)         the Share shall be cancelled or held as a Treasury Share, as the Directors may determine.

9.4         For the purpose of Article 9.3, the date of redemption or purchase is the date when the Member’s name is removed from the register of Members with respect to the Shares the subject of the redemption or purchase.

10          Meetings of Members

Annual and extraordinary general meetings

10.1       The Company may, but shall not (unless required by the applicable Designated Stock Exchange Rules) be obligated to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the Board, in accordance with these Articles.

10.2       All general meetings other than annual general meetings shall be called extraordinary general meetings.

Power to call meetings

10.3       The Directors may call a general meeting at any time.

10.4       If there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, the Directors must call a general meeting for the purpose of appointing additional Directors.

10.5       The Directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

10.6       The requisition must be in writing and given by one or more Members who together hold at least ten (10) per cent of the rights to vote at such general meeting.

10.7       The requisition must also:

(a)         specify the purpose of the meeting.

(b)         be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners; and

(c)         be delivered in accordance with the notice provisions.

10.8       Should the Directors fail to call a general meeting within 21 Clear Days’ from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

10.9       Without limitation to the foregoing, if there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, any one or more Members who together hold at least five (5) per cent of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional Directors.

Annex C-14

10.10     If the Members call a meeting under the above provisions, the Company shall reimburse their reasonable expenses.

Content of notice

10.11     Notice of a general meeting shall specify each of the following:

(a)         the place, the date and the hour of the meeting;

(b)         whether the meeting will be held virtually, at a physical place or both;

(c)         if the meeting is to be held in any part at a physical place, the address of such place;

(d)         if the meeting is to be held in two or more places, or in any part virtually, the Electronic Communication Facilities that will be used to facilitate the meeting, including the procedures to be followed by any Member or other participant of the meeting who wishes to utilise such Electronic Communication Facilities for the purposes of attending and participating in such meeting;

(e)         subject to paragraph (f) and the requirements of (to the extent applicable) the Designated Stock Exchange Rules, the general nature of the business to be transacted; and

(f)         if a resolution is proposed as a Special Resolution, the text of that resolution.

10.12     In each notice there shall appear with reasonable prominence the following statements:

(a)         that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)         that a proxyholder need not be a Member.

Period of notice

10.13     At least five (5) Clear Days’ notice must be given to Members for any general meeting.

10.14     Subject to the Act, a meeting may be convened on shorter notice, subject to the Act with the consent of the Member or Members who, individually or collectively, hold at least ninety (90%) per cent of the voting rights of all those who have a right to vote at that meeting.

Persons entitled to receive notice

10.15     Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)         the Members

(b)         persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)         the Directors; and

(d)         the Auditors (if appointed).

10.16     The Board may determine that the Members entitled to receive notice of, attend and vote at a meeting are those persons entered on the register of Members at the close of business on a day determined by the Board.

Accidental omission to give notice or non-receipt of notice

10.17     Proceedings at a meeting shall not be invalidated by the following:

(a)         an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)         non-receipt of notice of the meeting by any person entitled to notice.

Annex C-15

10.18     In addition, where a notice of meeting is published on a website proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)         in a different place on the website; or

(b)         for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

11          Proceedings at meetings of Members

Quorum

11.1       Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy at the meeting. A quorum is as follows:

(a)         if the Company has only one Member: that Member;

(b)         if the Company has more than one Member: one or more Members holding Shares that represent not less than one-third of the outstanding Shares carrying the right to vote at such general meeting.

Lack of quorum

11.2       If a quorum is not present at the meeting within fifteen minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)         If the meeting was requisitioned by Members, it shall be cancelled.

(b)         In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the Directors. If a quorum is not present at the meeting within fifteen minutes of the time appointed for the adjourned meeting, then the Members present in person or by proxy at the meeting shall constitute a quorum.

Chairman

11.3       The chairman of a general meeting (including any Virtual Meeting) shall be the chairman of the Board or such other Director as the Directors may determine. Absent any such person being present at the meeting within fifteen minutes of the time appointed for the meeting, the Directors present shall elect one of their number to chair the meeting. The chairman of the meeting shall be entitled to attend and participate at any such general meeting by means of Electronic Communication Facilities, and to act as the chairman of such general meeting, in which event the chairman of the meeting shall be deemed to be present at the meeting.

11.4       If no Director is present within fifteen minutes of the time appointed for the meeting, or if no Director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a Director to attend and speak

11.5       Even if a Director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares.

Accommodation of Members at Virtual Meeting

11.6       A Member entitled to receive notice and attend a meeting will be deemed to be in attendance at such meeting despite their attendance being virtual if adequate facilities are available to ensure that the Member is able to:

(a)         to participate in the business for which the meeting has been convened; and

(b)         to hear all that happens at the meeting.

Without limiting the generality of the foregoing, the Directors may determine that any general meeting may be held as a Virtual Meeting.

Annex C-16

Security

11.7       In addition to any measures which the Board may be required to take due to the location or venue of the meeting, the Board may make any arrangement and impose any restriction it considers appropriate and reasonable in the circumstances to ensure the security of a meeting including, without limitation, the searching of any person attending the meeting and the imposing of restrictions on the items of personal property that may be taken into the meeting place. The Board may refuse entry to, or eject from, a meeting a person who refuses to comply with any such arrangements or restrictions.

Adjournment, postponement and cancellation

11.8       A meeting may be:

(a)         postponed or cancelled prior to the meeting at the discretion of the Directors by written notice provided to all persons entitled to attend the meeting, unless the meeting was requisitioned by Members or otherwise called by Members pursuant to Article 10; or

(b)         adjourned, with or without an appointed date for resumption, at any time during the meeting at the discretion of the chairman with the consent of the Members constituting a quorum.

The chairman must adjourn the meeting if so directed by the Members constituting a quorum at the meeting. No business, however, can be transacted at an adjourned or postponed meeting other than business which might properly have been transacted at the original meeting.

11.9       Should a meeting be adjourned for more than seven (7) Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least seven (7) Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

Method of voting

11.10     A resolution put to the vote of the meeting shall be decided on a poll.

Taking of a poll

11.11     A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held as a Virtual Meeting or in more than one place, the chairman may appoint scrutineers virtually and in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote

11.12     In the case of an equality of votes, the Chairman of the meeting shall be entitled to a second or casting vote.

Written resolutions

11.13     Without limitation to section 60(1) of the Act, Members may pass a Special Resolution in writing without holding a meeting if the following conditions are met:

(a)         all Members entitled to vote on the resolution are given notice of the resolution as if the same were being proposed at a meeting of Members;

(b)         all Members entitled so to vote:

(i)          sign a document; or

(ii)         sign several documents in the like form each signed by one or more of those Members; and

(c)         the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Annex C-17

Such written resolution, which shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held, is passed when all such Members have so signified their agreement to the resolution.

11.14     Members may pass an Ordinary Resolution in writing without holding a meeting if the following conditions are met:

(a)         all Members entitled to vote on the resolution are:

(i)          given notice of the resolution as if the same were being proposed at a meeting of Members; and

(ii)         notified in the same or an accompanying notice of the date by which the resolution must be passed if it is not to lapse, being a period of five (5) Clear Days beginning with the date that the notice is first given;

(b)         the required majority of the Members entitled so to vote:

(i)          sign a document; or

(ii)         sign several documents in the like form each signed by one or more of those Members; and

(c)         the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution, which shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held, is passed upon the later of these dates: (i) subject to the following Article, the date next immediately following the end of the period of five (5) Clear Days beginning with the date that notice of the resolution is first given and (ii) the date when the required majority have so signified their agreement to the resolution. However, the proposed written resolution lapses if it is not passed before the end of the period of fourteen (14) days beginning with the date that notice of it is first given.

11.15     If all Members entitled to be given notice of the Ordinary Resolution consent, a written resolution may be passed as soon as the required majority have signified their agreement to the resolution, without any minimum period of time having first elapsed. Save that the consent of the majority may be incorporated in the written resolution, each consent shall be in writing or given by Electronic Record and shall otherwise be given to the Company in accordance with Article 28 (Notices) prior to the written resolution taking effect.

11.16     The Directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

11.17     If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

11.18     The Directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

12          Voting rights of Members

Right to vote

12.1       Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

Annex C-18

12.2       Members may vote in person or by proxy.

12.3       A Member shall have one vote for each Share he holds, unless any Share carries special voting rights. A fraction of a Share shall entitle its holder to an equivalent fraction of one (1) vote (or a fraction of such number of votes which such Share carries pursuant to its special voting rights).

12.4       No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

12.5       If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members

12.6       Save where otherwise provided, a corporate Member must act by a duly authorised representative.

12.7       A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

12.8       The authorisation may be for any period of time, and must be delivered to the Company before the commencement of the meeting at which it is first used.

12.9       The Directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

12.10     Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

12.11     A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the Directors of the Company had actual notice of the revocation.

12.12     If a clearing house or a central depository house (or its nominee(s)), being a corporation, is a Member, it may authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any meeting of any class of Members provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same powers on behalf of the clearing house or central depository house (or its nominee(s)) which he represents as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

Member with mental disorder

12.13     A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Cayman Islands or elsewhere) in matters concerning mental disorder may vote by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

12.14     For the purpose of the preceding Article, evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

12.15     An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Annex C-19

Form of proxy

12.16     An instrument appointing a proxy shall be in any common form or in any other form approved by the Directors.

12.17     The instrument must be in writing and signed in one of the following ways:

(a)         by the Member; or

(b)         by the Member’s authorised attorney; or

(c)         if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the Directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

12.18     The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

12.19     A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with Article 12.16.

12.20     No revocation by a Member of the appointment of a proxy made in accordance with Article 12.18 will affect the validity of any acts carried out by the relevant proxy before the Directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

12.21     Subject to the following Articles, the Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the Directors) must be delivered so that it is received by the Company before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)         In the case of an instrument in writing, it must be left at or sent by post:

(i)          to the registered office of the Company; or

(ii)         to such other place specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)         If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)          in the notice convening the meeting; or

(ii)         in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)        in any invitation to appoint a proxy issued by the Company in relation to the meeting.

(c)         Notwithstanding Article 12.20(a) and Article 12.20(b), the chairman of the Company may, in any event at his discretion, direct that an instrument of proxy shall be deemed to have been duly deposited.

Annex C-20

12.22     If the form of appointment of proxy is not delivered on time, it is invalid.

12.23     When two or more valid but differing appointments of proxy are delivered or received in respect of the same Share for use at the same meeting and in respect of the same matter, the one which is last validly delivered or received (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the other or others as regards that Share. lf the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that Share.

12.24     The Board may at the expense of the Company send forms of appointment of proxy to the Members by post (that is to say, pre-paying and posting a letter), or by Electronic communication or otherwise (with or without provision for their return by pre-paid post) for use at any general meeting or at any separate meeting of the holders of any class of Shares, either blank or nominating as proxy in the alternative any one or more of the Directors or any other person. lf for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the Members entitled to be sent notice of the meeting and to vote at it. The accidental omission to send such a form of appointment or to give such an invitation to, or the non-receipt of such form of appointment by, any Member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting

Voting by proxy

12.25     A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

12.26     The instrument appointing a proxy to vote at a meeting shall not confer any further right to speak at the meeting, except with the permission of the chairman of the meeting.

13          Number of Directors

13.1       There shall be a Board consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. Unless fixed by Ordinary Resolution, the maximum number of Directors shall be unlimited.

13.2       For so long as any Shares are listed on a Designated Stock Exchange, the Board shall include at least such number of independent Directors as the applicable law, rules or regulations or the Designated Stock Exchange Rules require.

14          Appointment, disqualification and removal of Directors

First Directors

14.1       The first Directors shall be appointed in writing by the subscriber or subscribers to the Memorandum, or a majority of them.

No age limit

14.2       There is no age limit for Directors save that they must be at least eighteen years of age.

Corporate Directors

14.3       Unless prohibited by law, a body corporate may be a Director. If a body corporate is a Director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about Directors’ meetings.

No shareholding qualification

14.4       Unless a shareholding qualification for Directors is fixed by Ordinary Resolution, no Director shall be required to own Shares as a condition of his appointment.

Annex C-21

Appointment of Directors

14.5       A Director may be appointed by Ordinary Resolution or by the Directors. Any appointment may be to fill a vacancy or as an additional Director.

14.6       The remaining Director(s) may appoint a Director even though there is not a quorum of Directors.

14.7       No appointment can cause the number of Directors to exceed the maximum (if one is set); and any such appointment shall be invalid.

Board’s power to appoint Directors

14.8       Without prejudice to the Company’s power to appoint a person to be a Director pursuant to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board, subject to the total number of Directors not exceeding any maximum number fixed by or in accordance with these Articles.

Term of office

14.9       An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the Director, if any; but no such term shall be implied in the absence of express provision. Each Director whose term of office expires shall be eligible for re-election at a meeting of the Members or re-appointment by the Board.

Removal of Directors

14.10     A Director may be removed by Ordinary Resolution.

Resignation of Directors

14.11     A Director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

14.12     Unless the notice specifies a different date, the Director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of Director

14.13     A Director may retire from office as a Director by giving notice in writing to that effect to the Company at the registered office, which notice shall be effective upon such date as may be specified in the notice, failing which upon delivery to the registered office.

14.14     Without prejudice to the provisions in these Articles for retirement (by rotation or otherwise), a Director’s office shall be terminated forthwith if:

(a)         he is prohibited by the law of the Cayman Islands from acting as a Director; or

(b)         he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)         he resigns his office by notice to the Company; or

(d)         he only held office as a Director for a fixed term and such term expires; or

(e)         in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a Director; or

(f)         he is given notice by the majority of the other Directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such Director); or

(g)         he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

Annex C-22

(h)         without the consent of the other Directors, he is absent from meetings of Directors for a continuous period of six months.

15          Alternate Directors

Appointment and removal

15.1       Any Director may appoint any other person, including another Director, to act in his place as an alternate Director. No appointment shall take effect until the Director has given notice of the appointment to the Board.

15.2       A Director may revoke his appointment of an alternate at any time. No revocation shall take effect until the Director has given notice of the revocation to the Board.

15.3       A notice of appointment or removal of an alternate Director shall be effective only if given to the Company by one or more of the following methods:

(a)         by notice in writing in accordance with the notice provisions contained in these Articles;

(b)         if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 29.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)         if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 29.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)         if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices

15.4       All notices of meetings of Directors shall continue to be given to the appointing Director and not to the alternate.

Rights of alternate Director

15.5       An alternate Director shall be entitled to attend and vote at any Board meeting or meeting of a committee of the Directors at which the appointing Director is not personally present, and generally to perform all the functions of the appointing Director in his absence. An alternate Director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate Director.

Appointment ceases when the appointor ceases to be a Director

15.6       An alternate Director shall cease to be an alternate Director if:

(a)         the Director who appointed him ceases to be a Director; or

(b)         the Director who appointed him revokes his appointment by notice delivered to the Board or to the registered office of the Company or in any other manner approved by the Board; or

(c)         in any event happens in relation to him which, if he were a Director of the Company, would cause his office as Director to be vacated.

Status of alternate Director

15.7       An alternate Director shall carry out all functions of the Director who made the appointment.

15.8       Save where otherwise expressed, an alternate Director shall be treated as a Director under these Articles.

Annex C-23

15.9       An alternate Director is not the agent of the Director appointing him.

15.10     An alternate Director is not entitled to any remuneration for acting as alternate Director.

Status of the Director making the appointment

15.11     A Director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

16          Powers of Directors

Powers of Directors

16.1       Subject to the provisions of the Act, the Memorandum and these Articles the business of the Company shall be managed by the Directors who may for that purpose exercise all the powers of the Company.

16.2       No prior act of the Directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Act, Members may, by Special Resolution, validate any prior or future act of the Directors which would otherwise be in breach of their duties.

Directors below the minimum number

16.3       lf the number of Directors is less than the minimum prescribed in accordance with these Articles, the remaining Director or Directors shall act only for the purposes of appointing an additional Director or Directors to make up such minimum or of convening a general meeting of the Company for the purpose of making such appointment. lf there are no Director or Directors able or willing to act, any two Members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to these Articles) only until the dissolution of the annual general meeting next following such appointment unless he is re-elected during such meeting.

Appointments to office

16.4       The Directors may appoint a Director:

(a)         as chairman of the Board;

(b)         as managing Director;

(c)         to any other executive office,

for such period, and on such terms, including as to remuneration as they think fit.

16.5       The appointee must consent in writing to holding that office.

16.6       Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of Directors.

16.7       If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the Directors may nominate one of their number to act in place of the chairman should he ever not be available.

16.8       Subject to the provisions of the Act, the Directors may also appoint and remove any person, who need not be a Director:

(a)         as Secretary; and

(b)         to any office that may be required

for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the Directors decide.

16.9       The Secretary or Officer must consent in writing to holding that office.

16.10     A Director, Secretary or other Officer of the Company may not the hold the office, or perform the services, of auditor.

Annex C-24

Provisions for employees

16.11     The Board may make provision for the benefit of any persons employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family or any person who is dependent on him) in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or any of its subsidiary undertakings.

Exercise of voting rights

16.12     The Board may exercise the voting power conferred by the Shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including, without limitation, the exercise of that power in favour of any resolution appointing any Director as a Director of such body corporate, or voting or providing for the payment of remuneration to the Directors of such body corporate).

Remuneration

16.13     Every Director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as Director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company’s business including attendance at Directors’ meetings.

16.14     Until otherwise determined by the Company by Ordinary Resolution, the Directors (other than alternate Directors) shall be entitled to such remuneration by way of fees for their services in the office of Director as the Directors may determine.

16.15     Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the Director or to any other person connected to or related to him.

16.16     Unless his fellow Directors determine otherwise, a Director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information

16.17     Subject to compliance with applicable laws, including the applicable federal securities laws of the United States, the Directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the register of Members relating to a Member, (and they may authorise any Director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)         the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)         such disclosure is in compliance with the Designated Stock Exchange Rules; or

(c)         such disclosure is in accordance with any contract entered into by the Company; or

(d)         the Directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

17          Delegation of powers

Power to delegate any of the Directors’ powers to a committee

17.1       The Directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-Directors so long as the majority of those persons are Directors. For so long as Shares are listed on a Designated Stock Exchange, any such committee shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by applicable law.

17.2       The delegation may be collateral with, or to the exclusion of, the Directors’ own powers.

Annex C-25

17.3       The delegation may be on such terms as the Directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the Directors at will.

17.4       Unless otherwise permitted by the Directors, a committee must follow the procedures prescribed for the taking of decisions by Directors.

17.5       For so long as Shares are listed on a Designated Stock Exchange, the Board shall, but only if required by the Designated Stock Exchange Rules, establish an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles. Each of the audit committee, compensation committee and nominating and corporate governance committee (if so established) shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by applicable law, subject to any exemptions permitted under the Designated Stock Exchange Rules and other applicable laws.

Local boards

17.6       The Board may establish any local or divisional board or agency for managing any of the affairs of the Company whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional Board, or to be managers or agents, and may fix their remuneration.

17.7       The Board may delegate to any local or divisional board, manager or agent any of its powers and authorities (with power to sub-delegate) and may authorise the members of any local or divisional board or any of them to fill any vacancies and to act notwithstanding vacancies.

17.8       Any appointment or delegation under this Article 17.8 may be made on such terms and subject to such conditions as the Board thinks fit and the Board may remove any person so appointed, and may revoke or vary any delegation.

Power to appoint an agent of the Company

17.9       The Directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The Directors may make that appointment:

(a)         by causing the Company to enter into a power of attorney or agreement; or

(b)         in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

17.10     The Directors may appoint any person, whether nominated directly or indirectly by the Directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)         for any purpose;

(b)         with the powers, authorities and discretions;

(c)         for the period; and

(d)         subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the Directors under these Articles. The Directors may do so by power of attorney or any other manner they think fit.

17.11     Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the Directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

Annex C-26

17.12     The Board may remove any person appointed under Article 17.10 and may revoke or vary the delegation.

Borrowing Powers

17.13     The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital, or any part thereof, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or its parent undertaking (if any) or any subsidiary undertaking of the Company or of any third party.

Corporate Governance

17.14     The Board may, from time to time, and except as required by applicable law and (to the extent applicable) the Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company, which shall be intended to set forth the guiding principles and policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

18          Meetings of Directors

Regulation of Directors’ meetings

18.1       Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

Calling meetings

18.2       Any Director may call a meeting of Directors at any time. The Secretary must call a meeting of the Directors if requested to do so by a Director.

Notice of meetings

18.3       Notice of a Board meeting may be given to a Director personally or by word of mouth or given in writing or by Electronic communications at such address as he may from time to time specify for this purpose (or, if he does not specify an address, at his last known address). A Director may waive his right to receive notice of any meeting either prospectively or retrospectively.

Use of technology

18.4       A Director may participate in a meeting of Directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

18.5       A Director participating in this way is deemed to be present in person at the meeting.

Quorum

18.6       The quorum for the transaction of business at a meeting of Directors shall be two unless the Directors fix some other number.

Chairman or deputy to preside

18.7       The Board may appoint a chairman and one or more deputy chairman or chairmen and may at any time revoke any such appointment.

18.8       The chairman, or failing him any deputy chairman (the longest in office taking precedence if more than one is present), shall preside at all Board meetings. If no chairman or deputy chairman has been appointed, or if he is not present within five minutes after the time fixed for holding the meeting, or is unwilling to act as chairman of the meeting, the Directors present shall choose one of their number to act as chairman of the meeting.

Annex C-27

Voting

18.9       A question which arises at a Board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Recording of dissent

18.10     A Director present at a meeting of Directors shall be presumed to have assented to any action taken at that meeting unless:

(a)         his dissent is entered in the minutes of the meeting; or

(b)         he has filed with the meeting before it is concluded signed dissent from that action; or

(c)         he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A Director who votes in favour of an action is not entitled to record his dissent to it.

Written resolutions

18.11     The Directors may pass a resolution in writing without holding a meeting if all Directors sign a document or sign several documents in the like form each signed by one or more of those Directors.

18.12     A written resolution signed by a validly appointed alternate Director need not also be signed by the appointing Director.

18.13     A written resolution signed personally by the appointing Director need not also be signed by his alternate.

18.14     A resolution in writing passed pursuant to Article 18.11, Article 18.12 and/or Article 18.13 shall be as effective as if it had been passed at a meeting of the Directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last Director signs (and for the avoidance of doubt, such day may or may not be a Business Day).

Validity of acts of Directors in spite of formal defect

18.15     All acts done by a meeting of the Board, or of a committee of the Board, or by any person acting as a Director or an alternate Director, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director or member of the committee, or that any of them were disqualified or had vacated office or were not entitled to vote, be as valid as if every such person had been duly appointed and qualified and had continued to be a Director or alternate Director and had been entitled to vote.

19          Permissible Directors’ interests and disclosure

19.1       A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein provided the Director discloses to his fellow Directors the nature and extent of any material interests in respect of any contract or transaction or proposed contract or transaction and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

Annex C-28

20          Minutes

20.1       The Company shall cause minutes to be made in books of:

(a)         all appointments of Officers and committees made by the Board and of any such Officer’s remuneration; and

(b)         the names of Directors present at every meeting of the Directors, a committee of the Board, the Company or the holders of any class of shares or debentures, and all orders, resolutions and proceedings of such meetings.

20.2       Any such minutes, if purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting or the Secretary, shall be prima facie evidence of the matters stated in them.

21          Accounts and audit

21.1       The Directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Act.

21.2       The books of account shall be kept at the registered office of the Company and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Act or as authorised by the Directors or by Ordinary Resolution.

21.3       Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each year and begin on 1 January in each year.

Auditors

21.4       The Directors may appoint or remove an Auditor of the Company who shall hold office on such terms as the Directors determine, provided that for so long as Shares are listed on a Designated Stock Exchange, such appointment or removal shall be made in accordance with the applicable Designated Stock Exchange Rules.

21.5       At any general meeting convened and held at any time in accordance with these Articles, the Members may, by Ordinary Resolution, remove the Auditor before the expiration of his term of office. If they do so, the Members shall, by Ordinary Resolution, at that meeting appoint another Auditor in his stead for the remainder of his term.

21.6       The Auditors shall examine such books, accounts and vouchers; as may be necessary for the performance of their duties.

21.7       The Auditors shall, if so requested by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Company.

22          Record dates

22.1       Except to the extent of any conflicting rights attached to Shares, the resolution declaring a dividend on Shares of any class, whether it be an Ordinary Resolution of the Members or a Director’s resolution, may specify that the dividend is payable or distributable to the persons registered as the holders of those Shares at the close of business on a particular date, notwithstanding that the date may be a date prior to that on which the resolution is passed.

22.2       If the resolution does so specify, the dividend shall be payable or distributable to the persons registered as the holders of those Shares at the close of business on the specified date in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of the dividend of transferors and transferees of any of those Shares.

22.3       The provisions of this Article apply, mutatis mutandis, to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

Annex C-29

23          Dividends

Source of dividends

23.1       Dividends may be declared and paid out of any funds of the Company lawfully available for distribution.

23.2       Subject to the requirements of the Act regarding the application of a company’s Share premium account and with the sanction of an Ordinary Resolution, dividends may also be declared and paid out of any share premium account.

Declaration of dividends by Members

23.3       Subject to the provisions of the Act, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the Directors.

Payment of interim dividends and declaration of final dividends by Directors

23.4       The Directors may declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

23.5       Subject to the provisions of the Act, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)         Upon determination to pay a dividend or dividends described as interim by the Directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)         Upon declaration of a dividend or dividends described as final by the Directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

23.6       In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)         If the share capital is divided into different classes, the Directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)         The Directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)         If the Directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

23.7       Except as otherwise provided by the rights attached to Shares all dividends shall be declared and paid according to the amounts Paid Up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount Paid Up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Annex C-30

Right of set off

23.8       The Directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash

23.9       If the Directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the Directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)         issue fractional Shares;

(b)         fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)         vest some assets in trustees.

How payments may be made

23.10     A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)         if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose — by wire transfer to that bank account; or

(b)         by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

23.11     For the purposes of Article 23.10(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purposes of Article 23.10(b), subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

23.12     If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)         to the registered address of the Joint Holder of the Share who is named first on the register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)         to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

23.13     Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other monies not to bear interest in absence of special rights

23.14     Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed

23.15     If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the Directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

23.16     A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

Annex C-31

24          Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve;

24.1       The Directors may resolve to capitalise:

(a)         any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)         any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

24.2       The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways::

(a)         by paying up the amounts unpaid on that Member’s Shares;

(b)         by issuing Fully Paid Up Shares, debentures or other securities of the Company to that Member or as that Member directs. The Directors may resolve that any Shares issued to the Member in respect of Partly Paid Up Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain Partly Paid Up.

Applying an amount for the benefit of Members

24.3       The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

24.4       Subject to the Act, if a fraction of a Share, a debenture or other security is allocated to a Member, the Directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

25          Share Premium Account

Directors to maintain share premium account

25.1       The Directors shall establish a share premium account in accordance with the Act. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Act.

Debits to share premium account

25.2       The following amounts shall be debited to any share premium account:

(a)         on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)         any other amount paid out of a share premium account as permitted by the Act.

25.3       Notwithstanding the preceding Article, on the redemption or purchase of a Share, the Directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Act, out of capital.

26          Seal

Company seal

26.1       The Company may have a seal if the Directors so determine.

Duplicate seal

26.2       Subject to the provisions of the Act, the Company may also have a duplicate seal or seals for use in any place or places outside the Cayman Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the Directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

Annex C-32

When and how seal is to be used

26.3       A seal may only be used by the authority of the Directors. Unless the Directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)         by a Director (or his alternate) and the Secretary; or

(b)         by a single Director (or his alternate).

If no seal is adopted or used

26.4       If the Directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)         by a Director (or his alternate) and the Secretary; or

(b)         by a single Director (or his alternate); or

(c)         in any other manner permitted by the Act.

Power to allow non-manual signatures and facsimile printing of seal

26.5       The Directors may determine that either or both of the following applies:

(a)         that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)         that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

26.6       If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the Director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

27          Indemnity

27.1       To the extent permitted by law, the Company shall indemnify each existing or former Director (including alternate Director), Secretary and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)         all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Director (including alternate Director), Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Director’s (including alternate Director’s), Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)         without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Director (including alternate Director), Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former Director (including alternate Director), Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, wilful default and wilful neglect.

27.2       To the extent permitted by Act, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Director (including alternate Director), Secretary or Officer of the Company in respect of any matter identified in Article 27.1 on condition that the Director (including alternate Director), Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Director (including alternate Director), Secretary or that Officer for those legal costs.

Annex C-33

Release

27.3       To the extent permitted by Act, the Company may by Special Resolution release any existing or former Director (including alternate Director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own dishonesty, fraud, wilful default and wilful neglect.

Insurance

27.4       To the extent permitted by Act, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the Directors, other than liability arising out of that person’s own dishonesty, fraud, wilful default and wilful neglect:

(a)         an existing or former Director (including alternate Director), Secretary or Officer or auditor of:

(i)          the Company;

(ii)         a company which is or was a subsidiary of the Company;

(iii)        a company in which the Company has or had an interest (whether direct or indirect); and

(b)         a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

28          Notices

Form of notices

28.1       Save where these Articles provide otherwise, and subject to the Designated Stock Exchange Rules (to the extent applicable), any notice to be given to or by any person pursuant to these Articles shall be:

(a)         in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)         subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)         where these Articles expressly permit, by the Company by means of a website.

Electronic communications

28.2       A notice may only be given to the Company in an Electronic Record if:

(a)         the Directors so resolve or otherwise accept the notice; or

(b)         any Director or Officer provides the giver of the notice an electronic address to which the notice may be sent and a notice is sent to that address within a reasonable period of time.

28.3       A notice may not be given by Electronic Record to a person other than the Company unless the recipient has provided the giver of the notice with an Electronic address to which notice may be sent.

28.4       Subject to the Act, (to the extent applicable) the Designated Stock Exchange Rules and to any other rules which the Company is bound to follow, the Company may also send any notice or other document pursuant to these Articles to a Member by publishing that notice or other document on a website where:

(a)         the Company and the Member have agreed to his having access to the notice or document on a website (instead of it being sent to him);

(b)         the notice or document is one to which that agreement applies;

Annex C-34

(c)         the Member is notified (in accordance with any requirements laid down by the Act and, in a manner for the time being agreed between him and the Company for the purpose) of:

(i)          the publication of the notice or document on a website;

(ii)         the address of that website; and

(iii)        the place on that website where the notice or document may be accessed, and how it may be accessed; and

(d)         the notice or document is published on that website throughout the publication period, provided that, if the notice or document is published on that website for a part, but not all of, the publication period, the notice or document shall be treated as being published throughout that period if the failure to publish that notice of document throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid. For the purposes of this Article 28.4 “publication period” means a period of not less than twenty-one days, beginning on the day on which the notification referred to in Article 28.4(c) is deemed sent.

Persons entitled to notices

28.5       Any notice or other document to be given to a Member may be given by reference to the register of Members as it stands at any time within the period of twenty-one days before the day that the notice is given or (where and as applicable) within any other period permitted by, or in accordance with the requirements of, (to the extent applicable) the Designated Stock Exchange Rules and/or the Designated Stock Exchanges. No change in the register of Members after that time shall invalidate the giving of such notice or document or require the Company to give such item to any other person.

Persons authorised to give notices

28.6       A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a Director or company secretary of the Company or a Member.

Delivery of written notices

28.7       Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or Director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

28.8       Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the register of Members.

Signatures

28.9       A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

28.10     An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

28.11     A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

28.12     A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

28.13     A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares shall be deemed to have received due notice of the meeting and, where requisite, of the purposes for which it was called.

Annex C-35

Giving notice to a deceased or bankrupt Member

28.14     A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

28.15     Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices

28.16     A notice is given on the date identified in the following table

Method for giving notices	When taken to be given
(A) Personally	At the time and date of delivery
(B) By leaving it at the Member’s registered address	At the time and date it was left
(C) By posting it by prepaid post to the street or postal address of that recipient	48 hours after the date it was posted
(D) By Electronic Record (other than publication on a website), to recipient’s Electronic address	48 hours after the date it was sent
(E) By publication on a website	24 hours after the date on which the Member is deemed to have been notified of the publication of the notice or document on the website

Saving provision

28.17     None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of Directors and written resolutions of Members.

29          Authentication of Electronic Records

Application of Articles

29.1       Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a Director or other Officer of the Company, shall be deemed to be authentic if either Article 29.2 or Article 29.4 applies.

Authentication of documents sent by Members by Electronic means

29.2       An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)         the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)         the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)         Article 29.7 does not apply.

29.3       For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 29.7 applies.

Annex C-36

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

29.4       An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)         the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

(b)         the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)         Article 29.7 does not apply.

This Article 29.4 applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

29.5       For example, where a sole Director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that Director unless Article 29.7 applies.

Manner of signing

29.6       For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

29.7       A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)         believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)         believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)         otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

30          Transfer by way of continuation

30.1       The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)the Cayman Islands; or

(b)such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

30.2       To give effect to any resolution made pursuant to the preceding Article, the Directors may cause the following:

(a)an application be made to the Registrar of Companies of the Cayman Islands to deregister the Company in the Cayman Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

Annex C-37

31          Winding up

Distribution of assets in specie

31.1       If the Company is wound up the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)         to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members; and/or

(b)         to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

31.2       No Member shall be compelled to accept any assets if an obligation attaches to them.

31.3       The Directors are authorised to present a winding up petition

31.4       The Directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

32          Amendment of Memorandum and Articles

Power to change name or amend Memorandum

32.1       Subject to the Act, the Company may, by Special Resolution:

(a)         change its name; or

(b)         change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles

32.2       Subject to the Act and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

33          Disclosures

33.1       The Directors, Secretary, assistant Secretary, or other Officer or any authorised service providers (including the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any Designated Stock Exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the register of Members and books of the Company.

Annex C-38

Annex D

FAIRNESS OPINION PRESENTED TO THE HORIZON

SPACE ACQUISITION II CORP.

Client: Horizon Space Acquisition II Corp.
Contract No.: SH25/01/28RZP
Report date: 5 May 2025

5 May 2025

Board of Directors

Horizon Space Acquisition II Corp.

Dear Sirs,

With regard to the Transaction (as defined herein), King Kee Appraisal and Advisory Limited (“KKG”) hereby delivers to Horizon Space Acquisition II Corp. (“HSPT”) its written opinion (the “Opinion”) dated 5 May 2025, and subject to suppositions, limitations, qualifications and other matters considered with relation to the preparation of the Opinion, to the effect that the Transaction Consideration (as defined below) to be paid by HSPT to the shareholders of SL Bio Ltd (“SL” or the “Company”) for the Transaction be fair and reasonable, from the strictly financial standpoint, for the public shareholders of HSPT.

KKG understands that HSPT has proposed to enter into a business combination agreement dated 5 May 2025 with SL and its subsidiaries (the “Merger Agreement”), whereby HSPT will acquire 100% of the outstanding equity of the Company (the “Transaction”), with total consideration of USD5,568 million to be paid at the closing of the Transaction. In accordance with your instructions, we have undertaken an investigation and analysis to express an independent opinion of the market value of 100% equity value of SL. The report which follows is dated 5 May 2025 (the “Report Date”).

KKG understands that pursuant to the Merger Agreement, the total consideration proposed to the Company or the Company shareholders at the closing in the Transaction (the “Transaction Consideration”) is based on a total equity value of the Company of USD5,568 million.

KKG presented the Opinion to the HSPT’s board of directors with regards to and for effects of the evaluation of the Transaction.

We planned and performed our analysis as well as obtaining all the information and explanations which we considered necessary in order to provide us with sufficient evidence to express our opinion on the subject asset. We believe that the valuation procedures we employed provide a reasonable basis for our opinion.

Our analysis of the 100% equity value of SL was developed through the application of an income approach known as discounted cash flow methodology and market approach. Under these methods, the enterprise value result depends on the present worth of future economic benefits to be derived from the projected sales income. Indication of the result is developed by discounting projected future net cash flows available for payment of shareholders’ interest to their present worth.

As part of our analysis, we have reviewed information prepared by the Company and relevant operational information regarding the subject business from public sources. We have relied to a considerable extent on such information in arriving at our opinion of value.

The conclusion of value is based on accepted valuation procedures and practices that rely substantially on our use of numerous assumptions and our consideration of various factors that are relevant to the operation of the Company. We have also considered various risks and uncertainties that have potential impact on the businesses. Further, while the assumptions and consideration of such matters are considered by us to be reasonable, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and KKG.

We do not intend to express any opinion on matters which require legal or other specialized expertise or knowledge, beyond what is customarily employed by valuers. Our conclusions assume continuation of prudent management of the Company over whatever period of time that is reasonable and necessary to maintain the character and integrity of the assets valued.

Annex D-2

The nature of the amount of compensation to be paid in the Transaction was not determined by KKG. The negotiation of, and the decision to celebrate, the Transaction and any related Merger Agreement was exclusively carried out by the HSPT Board of Directors. Likewise, we were not requested, nor did we participate in, the negotiation of the terms of the Transaction, nor were we requested, nor did we render, any advising or service with relation to the Transaction, other than the rendering of this Opinion.

The Opinion is not a recommendation to HSPT with respect to whether recommend or not proceedings, with the authorization to carry out the Transaction to the form and terms and conditions, as to how to go about it or not.

The Opinion’s complete text dated 5 May 2025, which describes, among others, the assumptions used, procedures followed, factors considered and limitations of the completed revision, is attached to this statement and shall be incorporated in its totality to this document as reference. The Summary is qualified in its entirety for reference to the complete Opinion text.

Based on the investigation and analyses outlined in the report which follows, we are of the opinion that the market value of 100% equity value of SL is reasonably stated as below:

Market value of 100% equity value (In USD’000)
5,520,000 ~ 5,632,000

We are further of the opinion that, as at the date hereof, the consideration of USD5,568 million to be paid by HSPT pursuant to the Transaction is fair, from a financial point of view, to the shareholders of HSPT.

Yours faithfully,

For and on behalf of

King Kee Appraisal and Advisory Limited

________________________________

Richard Zhang

Managing Director

ASA, MRICS, CPV

Annex D-3

REMARK:

This report and the conclusion of values arrived at herein are for the sole and specific purposes as noted herein. Furthermore, the report and conclusion of values are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusion of values represents the consideration based on information furnished by the Company/engagement parties and other sources.

Introduction	D-5
Engagement	D-5
Purpose of Valuation	D-5
Basis of Opinion	D-5
The following factors form an integral part of our basis of opinion:	D-6
Scope of Review	D-6
Sources of information	D-6
Methodology	D-6
Selection of Analysis Approach and Methodology	D-7
Major Assumptions	D-7
Discount Rate	D-13
Terminal Value	D-15
Summary of Market Approach	D-15
Analysis Comments	D-16
Risk Factors	D-16
Fairness Opinion Conclusion	D-17
Limiting Conditions	D-17
Exhibit A – Limiting Conditions	D-18
Exhibit B – Professional Declaration	D-20
Exhibit C – Financial Forecast and Analysis Result	D-21
Exhibit D – Analysis Result under Market approach (Cross Check)	D-22

Annex D-4

Introduction

This report has been prepared in accordance with instructions from HSPT to express an independent opinion of the market value of 100% equity value of SL. The report which follows is dated 5 May 2025 (the “Report Date”).

As we understand it, completion of the Transaction is subject to a number of conditions, including, but not limited to, the receipt of all required approvals. KKG has assumed that all of the terms and conditions required to implement the Transaction will be satisfied, and that the Transaction will be completed as described in the Merger Agreement, as amended, without material variation in the terms and conditions.

Engagement

The board of directors of HSPT (“HSPT Board”) has engaged KKG to prepare a fairness opinion. The fairness opinion serves as a basis to assess the financial adequacy of SL.

The fairness opinion intends to give HSPT Board a neutral opinion and assure that Transaction Consideration is fair and reasonable from a financial point of view to the shareholders of HSPT.

The fairness opinion does not constitute a recommendation regarding the acceptance or rejection of the transaction. The fairness opinion does not contain any assessment of the possible impact an acceptance or rejection of the offer may have and makes no statement about the future performance of a HSPT share and the price at which the HSPT shares that are not being tendered may trade in the future.

Since our assessment is largely based on information obtained directly or indirectly from SL, our responsibility is limited to the careful and professional analysis and assessment of the information provided to us. Furthermore, SL confirmed to us that they are not aware of any facts or circumstances, according to which the information provided would be misleading, inaccurate or incomplete.

KKG is an independent valuation company. It has received a fixed fee for its services and is not affected by the results of this possible merger.

Purpose of Valuation

The purpose of this analysis is to express an independent opinion of the market value of the 100% equity value of SL.

Basis of Opinion

The Opinion does not concern itself with any other aspect of the Transaction and no opinion or point of view was expressed with regard to relative merits of the Transaction compared to other strategic alternatives that shall be at the disposal of SL, or where HSPT could participate, or regarding the underlying business decision of HSPT to proceed or complete the Transaction.

The Opinion is neither, i) a recommendation regarding the convenience of the Transaction, nor of the terms and conditions of this; nor ii) a recommendation to HSPT regarding whether or not to recommend proceeding with the authorization to carry out the Transaction or the form or terms and conditions as to how to do so or not.

Relationships with Interested Parties

None of KKG, its associates or affiliates, is an insider, or holds any securities of HSPT or the Company or any of their associates or affiliates. KKG is not an advisor to any person other than HSPT or company with respect to the Transaction. Other than pursuant to the Engagement Agreement, KKG has not previously provided any financial advisory services to HSPT for which it has received compensation in the past 12 months.

Other than the Engagement Agreement, there are no understandings, agreements, or commitments between KKG and HSPT.

Annex D-5

The following factors form an integral part of our basis of opinion:

1.      Assumptions on the market and the asset that are considered to be fair and reasonable;

2.      Financial performance that shows a consistent trend of the operation;

3.      Consideration and analysis on the micro and macro economy affecting the subject asset;

4.      Analysis on tactical planning, management standard and synergy of the subject asset;

5.      Analytical review of the subject asset;

6.      Assessment of the leverage and liquidity of the subject asset.

Scope of Review

In connection with this Fairness Opinion, KKG has reviewed and relied upon, among other things, the following:

1.      Certain files submitted by SL, including technical reports relating to SL’s resource properties, annual reports, material change reports, management information and interim financial statements;

2.      The financial terms, to the extent they are publicly available, of certain transactions of a nature comparable to the Transaction, that KKG considered to be relevant;

3.      Certain public filings and other publicly available information of companies which are comparable in nature to the Company, that KKG considered to be relevant;

4.      Discussions with members of SL Management where the Transaction, the financial condition of SL, and certain other matters KKG believed necessary or appropriate for the purpose of rendering this Fairness Opinion were discussed;

5.      Merger Agreement in respect of the Transaction; and

6.      Such other information, analyses, investigations and discussions as KKG considered necessary or appropriate in the circumstances.

Sources of information

Our analysis is based on data and information furnished by SL Management, which includes, but not limited to, the following;

1.      Annual reports of the Company on 31 December 2022-2024;

2.      Company’s Business Projection; and

3.      Other operational and market information in relation to the Company’s business.

We have also discussed and examined other operational and business information through interviews with relevant senior management. We have relied to a considerable extent on such information in arriving at our opinion of value. We assumed that the data we obtained in the course of the valuation, along with the opinions and representations provided to us by the Company, are true and accurate.

We also conducted research using various sources including government statistics and other publications to verify the reasonableness and fairness of information provided and we believe that the information is reasonable and reliable.

Methodology

In arriving at our assessed value, we have considered three generally accepted approaches, namely, market approach, cost approach and income approach.

Annex D-6

Market Approach considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative. Assets for which there is an established secondary market may be valued by this approach.

Benefits of using this approach include its simplicity, clarity, speed and the need for few or no assumptions. It also introduces objectivity in application as publicly available inputs are used. However, one has to be wary of the hidden assumptions in those inputs as there are inherent assumptions on the value of those comparable assets. It is also difficult to find comparable assets. Furthermore, this approach relies exclusively on the efficient market hypothesis.

Cost Approach considers the cost to reproduce or replace in new condition the assets appraised in accordance with current market prices for similar assets, with allowance for accrued depreciation or obsolescence present, whether arising from physical, functional or economic causes. The cost approach generally furnishes the most reliable indication of value for assets without a known secondary market. Despite the simplicity and transparency of this approach, it does not directly incorporate information about the economic benefits contributed by the subject asset.

Income Approach is the conversion of expected periodic benefits of ownership into an indication of value. It is based on the principle that an informed buyer would pay no more for the project than an amount equal to the present worth of anticipated future benefits (income) from the same or a substantially similar project with a similar risk profile.

This approach allows for the prospective valuation of future profits and there are numerous empirical and theoretical justifications for the present value of expected future cash flows. However, this approach relies on numerous assumptions over a long-time horizon and the result may be very sensitive to certain inputs. It also presents a single scenario only.

Selection of Analysis Approach and Methodology

In our opinion, the cost approach is inappropriate for valuing the 100% equity value of SL. The cost approach does not directly incorporate information about the economic benefits contributed by equity value of SL. We have therefore relied on the income approach in determining our opinion of value, and performed market approach to cross-check the value.

The application of an income approach technique is known as discounted cash flow method to develop the future value of the business into a present market value. This method eliminates the discrepancy in time value of money by using a discount rate to reflect all business risks including intrinsic and extrinsic uncertainties in relation to the business.

Under this method, the result depends on the present worth of future economic benefits to be derived from the projected service income. Indications of the result have been developed by discounting projected future net cash flows available for payment of shareholders’ interest to their present worth at discount rates which in our opinion are appropriate for the risks of the business. In considering the appropriate discount rate to be applied, we have taken into account a number of factors including the current cost of finance and the considered risk inherent in the business.

The Market Approach considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative. Assets for which there is an established secondary market may be valued by this approach. Benefits of using this approach include its simplicity, clarity, speed and the need for few or no assumptions. It also introduces objectivity in application as publicly available inputs are used.

Major Assumptions

Assumptions considered to have significant sensitivity effects in this analysis have been evaluated in order to provide a more accurate and reasonable basis for arriving at our assessed value, the following key assumptions have been made:

The facilities and systems proposed are assumed to be sufficient for future expansion in order to realize the growth potential of the business and maintain a competitive edge.

Annex D-7

There will be no material change in the existing political, legal, technological, fiscal or economic conditions, which might adversely affect the business of the Company.

The projected business performance can be achieved with the effort of the management of the Company.

The financial and operational information provided to us by SL is true and accurate.

There are no hidden or unexpected conditions associated with the assets valued that might adversely affect the reported value. Further, we assume no responsibility for changes in market conditions after the date of the Transaction.

The information and other material (financial and otherwise) provided orally by, or in the presence of, an officer of the Company or in writing by the Company, or its agents to KKG relating to the Company or any of its respective subsidiaries or the Transaction for the purpose of preparing this Opinion was, at the date such information was provided to KKG, and is, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Transaction and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Transaction necessary to make such information not misleading in light of the circumstances under which it was made or provided.

Since the dates on which information was provided to KKG by the Company, except as subsequently disclosed in writing to KKG or in a public filing with securities regulatory authorities, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred which would have or which would reasonably be expected to have a material effect on this Fairness Opinion.

There will be no material change in the financial condition of the Company as at the date of the Merger Agreement from that as indicated by the latest historical financial statements provided to KKG.

Further, in preparing this Fairness Opinion, in addition to the facts and conclusions contained in the information, the completion of the Transaction is subject to a number of conditions outside the control of HSPT and SL, and KKG has assumed all conditions precedent to the completion of the Transaction can be satisfied in due course and all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification.

This Fairness Opinion is limited to the fairness, from a financial point of view, of the Transaction to HSPT’s public shareholders and KKG expresses no opinion as to any alternative transaction. KKG expresses no opinion as to the fairness of the Transaction relative to the consideration offered under any proposed alternative transaction. This Fairness Opinion does not constitute a recommendation to any shareholder of HSPT as to how such shareholder should vote with respect to the Transaction. Furthermore, KKG has not been asked to address, and this Fairness Opinion does not address, the fairness of the Transaction to the holders of any class of securities of HSPT other than the holders of HSPT’s common shares.

KKG believes that this Fairness Opinion must be considered and reviewed as a whole and that selecting portions of the stated analyses or factors considered by KKG, without considering all the stated analyses and factors together, could create a misleading view of the process underlying or the scope of this Fairness Opinion. The preparation of a fairness opinion of this nature is a complex process and is not necessarily amenable to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

This Fairness Opinion is given as of the date hereof, and KKG disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Fairness Opinion which may come or be brought to KKG’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in the Company or HSPT, or any change in any material fact affecting this Fairness Opinion after the date hereof, KKG reserves the right to change, modify or withdraw this Fairness Opinion.

Annex D-8

KKG did not, in considering the fairness, from a financial point of view, of the Transaction to the shareholders of HSPT, assess any tax consequences that any particular shareholder of SL may face as a result of the Transaction.

Revenue

SL is a cell-based new drug development company. Its main source of income comes from licensing the new drug technology and development results that will be completed in the second phase to potential international pharmaceutical companies for phase three clinical testing and investigational new drug (“IND”) applications. The income that SL can earn includes licensing upfront fees, milestone fees, royalties from profits after the new drug is successfully launched and sold, and income from contract production of new drugs from cooperative pharmaceutical manufacturers. SL’s main products include exosome-related products, Gamma Delta T (“GDT”) — New Drug for Brain Cancer, GDT — New Drug for Pancreatic Cancer and New Drug — CD19 (Arm T) for Blood Cancer. The clinical phase timeline of the Company’s new drugs is shown below:

Clinical Phase Timeline	FY25	FY26	FY27	FY28	FY29	FY30	FY31
Blood Cancer New Drug	IND	IND/Phase I	Phase I/Phase II	Phase II	Phase III	Phase III	NDA
GDT New Drug-Brain Cancer	IND/Phase I	Phase II		Phase III	Taiwan NDA	NDA
GDT New Drug-Pancreatic cancer	IND	IND/Phase I	Phase I/Phase II	Phase II	Phase III	Phase III	NDA

____________

*        NDA stands for New Drug Application

According to SL management information, the revenue projection is shown as below:

In USD’000	FY25 Projection	FY26 Projection	FY27 Projection	FY28 Projection	FY29 Projection	FY30 Projection	FY31 Projection	FY32 Projection	FY33 Projection	FY34 Projection
Revenue	1,800	1,818	1,836	11,855	25,548	22,042	625,731	2,216,192	4,301,391	6,402,440
Licensing	0	0	0	10,000	20,000	10,000	10,000	10,000	0	0
Blood Cancer New Drug	0	0	0	10,000	0	10,000	0	0	0	0
GDT New Drug-Brain Cancer	0	0	0	0	10,000	0	0	10,000	0	0
GDT New Drug-Pancreatic cancer	0	0	0	0	10,000	0	10,000	0	0	0
Profit sharing	0	0	0	0	2,100	5,800	249,428	948,861	1,903,350	2,887,184
Blood Cancer New Drug	0	0	0	0	0	0	236,428	725,006	1,291,439	1,797,199
GDT New Drug-Brain Cancer	0	0	0	0	1,200	2,800	4,000	89,850	238,943	425,625
GDT New Drug-Pancreatic cancer	0	0	0	0	900	3,000	9,000	134,004	372,968	664,360
New Drug OEM	0	0	0	0	1,575	4,350	364,392	1,255,401	2,396,092	3,513,287
Blood Cancer New Drug	0	0	0	0	0	0	354,642	1,087,509	1,937,159	2,695,799
GDT New Drug-Brain Cancer	0	0	0	0	900	2,100	3,000	67,388	179,207	319,218
GDT New Drug-Pancreatic cancer	0	0	0	0	675	2,250	6,750	100,503	279,726	498,270
Exosomes	1,800	1,818	1,836	1,855	1,873	1,892	1,911	1,930	1,949	1,969
Growth rate	n/a	1.00%	1.00%	545.61%	115.51%	-13.72%	2738.83%	254.18%	94.09%	48.85%
Annex D-9

According to SL management, the revenue forecast is based on the following:

•        Exosomes — Exosome product sales are based on SL’s basic estimate of sales revenue of approximately US$1.8 million in 2025, and sales since 2026 are estimated to increase by 1% per year.

•        Between 2028 and 2032, SL is expected to earn licensing income of US$10 million in 2028, US$20 million in 2029, and US$10 million per year from 2030 to 2032.

•        After passing the second clinical phase, SL can apply for a temporary drug license, which can be used for emergency treatment of brain cancer and pancreatic cancer. Therefore, from 2029 to 2031, it is estimated that SL can start selling new drugs for brain cancer and pancreatic cancer in Taiwan.

•        CD-19 (Arm T) Blood Cancer Drug — CD-19 (Arm T) Blood Cancer New drug revenue is estimated based on the blood cancer drug global market in 2024 of US$18.9 billion, and under the condition of 15% market share (based on the market share of the top 10 pharmaceutical companies), and then based on the CAGR of new cell drugs of 22.66% (based on estimated growth rate of global cell therapy market by Grand View Research), it is estimated that the new drug will occupy a market size of US$11.82 billion when it is launched in 2031. The CAGR after 2032 is estimated to be reduced to 11.33%. It is estimated that cooperative pharmaceutical companies will enter the market in 2031 and occupy 3% in the first year, 7.5% in the second year, 12% in the third year, and reach 15% in the fourth year. Starting from the fifth year, the share will not increase and remain at 15% (the occupance rate is estimated based on peers’ new drug launch analysis).

•        GDT — New Brain Cancer Drug — The revenue estimate of GDT’s new brain cancer drug is based on the global brain cancer drug market in 2024 of US$2.79 billion, assuming a market share of 15% (based on the market share of the top 10 pharmaceutical companies), and then using the CAGR of new cell drugs of 22.66% (based on estimated growth rate of global cell therapy market by Grand View Research) to estimate that the market size of the new drug when it is launched in 2032 will be US$2.15 billion. The CAGR after 2033 is estimated to be reduced to 11.33%. It is estimated that cooperative pharmaceutical companies will enter the market in 2032 and occupy 3% in the first year, 7.5% in the second year, and 12% in the third year (the occupance rate is estimated based on peers’ new drug launch analysis).

•        GDT — New Pancreatic Cancer Drug — The revenue estimate of GDT’s new pancreatic cancer drug is based on the global pancreatic cancer drug market in 2024 of US$3.27 billion, assuming a market share of 20% (based on the market share of the top 10 pharmaceutical companies of 15% plus additional 5% market share according to the Company’s expectation of the new pancreatic drugs advantages in safety and effectiveness), and then using the new cell drug CAGR of 22.66% (based on estimated growth rate of global cell therapy market by Grand View Research) to estimate the market size of the new drug when it is launched in 2032 to US$3.35 billion. The CAGR after 2033 is estimated to be reduced to 11.33%. It is estimated that from the cooperative pharmaceutical company entering the market in 2032, it will occupy 4% in the first year, 10% in the second year, and 16% in the third year (the occupance rate is estimated based on peers’ new drug launch analysis).

Annex D-10

Costs of Goods Sold (“COGS”)

Based on the discussion with the Company management, the COGS forecast is based on the following:

In USD’000	FY25 Projection	FY26 Projection	FY27 Projection	FY28 Projection	FY29 Projection	FY30 Projection	FY31 Projection	FY32 Projection	FY33 Projection	FY34 Projection
COGS	1,080	1,091	1,101	3,612	6,174	6,535	210,610	731,341	1,404,848	2,073,793
Licensing	0	0	0	2,500	4,000	2,500	2,000	2,000	0	0
Blood Cancer New Drug	0	0	0	2,500	0	2,500	0	0	0	0
GDT New Drug-Brain Cancer	0	0	0	0	2,000	0	0	2,000	0	0
GDT New Drug-Pancreatic cancer	0	0	0	0	2,000	0	2,000	0	0	0
Profit sharing	0	0	0	0	420	1,160	61,707	226,023	445,242	667,297
Blood Cancer New Drug	0	0	0	0	0	0	59,107	181,252	322,860	449,300
GDT New Drug-Brain Cancer	0	0	0	0	240	560	800	17,970	47,789	85,125
GDT New Drug-Pancreatic cancer	0	0	0	0	180	600	1,800	26,801	74,594	132,872
New Drug OEM	0	0	0	0	630	1,740	145,757	502,160	958,437	1,405,315
Blood Cancer New Drug	0	0	0	0	0	0	141,857	435,004	774,863	1,078,319
GDT New Drug-Brain Cancer	0	0	0	0	360	840	1,200	26,955	71,683	127,687
GDT New Drug-Pancreatic cancer	0	0	0	0	270	900	2,700	40,201	111,890	199,308
Exosomes	1,080	1,091	1,102	1,113	1,124	1,135	1,146	1,158	1,169	1,181
% of revenue	59.99%	59.99%	59.99%	30.47%	24.16%	29.65%	33.66%	33.00%	32.66%	32.39%

•        Exosomes — The cost of exosome products is estimated to be 60% of sales.

•        GDT — New Brain Cancer Drug — The cost of GDT’s new brain cancer drug includes the cost of sublicensing. The estimated cost of sublicensing is 20%. Ji Yan BioMedical, the Company’s upstream technology provider, will charge a 20% share of any income generated after sublicensing. As for the estimated OEM cost of GDT’s new brain cancer drug, the total cost of manufacturing and profit sharing is approximately 40% of the OEM revenue.

•        GDT — New Pancreatic Cancer Drug — The cost of GDT’s new pancreatic cancer drug includes the cost of sublicensing. The estimated cost rate of sublicensing is 20%. Ji Yan Biomedical, will charge 20% of any income generated after sublicensing. As for the estimated OEM cost of GDT’s new brain cancer drug, the total cost of manufacturing and profit sharing is approximately 40% of the OEM revenue.

•        CD-19 (Arm T) Blood Cancer Drug — CD-19 (Arm T) Blood Cancer The cost of new drugs includes the cost of sublicensing. According to the contract with CYTOARM, the Company’s upstream technology provider, the cost rate of sublicensing is 25%. CYTOARM will charge 20% of any income generated after sublicensing. As for the estimated OEM cost of CD-19 (Arm T) Blood Cancer new drug, the total cost of manufacturing and profit sharing is approximately 40% of the OEM revenue.

Annex D-11

Operating Expenses

Based on the discussion with the management, the operating expenses for the explicit forecast horizon are projected as below.

In USD’000	FY25 Projection	FY26 Projection	FY27 Projection	FY28 Projection	FY29 Projection	FY30 Projection	FY31 Projection	FY32 Projection	FY33 Projection	FY34 Projection
Marketing expenses	150	200	400	400	400	400	6,257	22,162	21,507	32,012
Management expenses	5,400	8,100	8,910	9,801	10,781	11,859	12,452	13,075	13,729	14,415
R&D expenses	15,100	52,200	20,000	46,000	15,000	15,000	15,000	15,000	15,000	15,000
Operating expenses	20,650	60,500	29,310	56,201	26,181	27,259	33,709	50,237	50,236	61,427
% of revenue	1147.2%	3327.8%	1596.2%	474.1%	102.5%	123.7%	5.4%	2.3%	1.2%	1.0%

•        Estimated marketing expenses — Since the Company’s new drugs are still in the research and development stage from 2025 to 2030 and the drugs have not yet been sold on the market, marketing expenses from 2025 to 2030 are estimated to be US$150,000, US$200,000, US$400,000, US$400,000, and US$400,000 respectively. The marketing expenses from 2025 to 2030 are for participating in international technology seminars, attending national medical technology exhibitions, or presentations to promote the Company, and seeking for business collaboration opportunities. After a new drug is successfully launched, marketing expenses in 2031 and 2032 are estimated at 1% of operating income, and marketing expenses after 2032 are estimated at 0.5% of operating income.

•        Estimated management expenses — To prepare for company mergers and other work in 2025 and 2026, administrative expenses are expected to be US$5.4 million. By 2026, due to the possible increase in management personnel, auditing and other expenses, it is estimated that administrative expenses in 2026 will increase by 50% compared with 2025, reaching US$8.1 million. After 2027, management expenses are expected to increase by 10% annually.

•        R&D expenses include technology licensing fees paid to Ji Yan Biomedical and CYTOARM, as well as various application fees, research and development expenses, etc. required to be paid based on each phase of clinical testing. The payment time and amount are estimated based on the development schedule of the licensing contract:

•        In the blood cancer project, CYTOARM milestone fees of approximately US$4.1 million will be paid from 2025 to 2030. After applying for IND and entering clinical testing in 2025, the estimated clinical trial R&D expenses from 2025 to 2026 will be US$37.9 million.

•        In the brain cancer project, SL needs to pay Ji Yan BioMedical approximately US$20.0 million of milestone fees from 2025 to 2028. After applying for IND and entering clinical testing in 2025, the estimated clinical trial R&D expenses from 2025 to 2028 will be US$29.0 million.

•        In the pancreatic cancer project, SL needs to pay Ji Yan BioMedical approximately US$17.0 million of milestone fees from 2025 to 2028. After applying for IND and entering clinical testing in 2025, the estimated clinical trial R&D expenses from 2025 to 2028 will be US$29.0 million.

•        In addition to existing development projects, US$15 million will be allocated each year in the coming years for the licensing or development of new technologies.

Income Taxes

Based on the discussion with the Company management, the income taxes are projected as below, applying 20% Taiwan statutory corporate income tax rate.

In USD’000	FY25 Projection	FY26 Projection	FY27 Projection	FY28 Projection	FY29 Projection	FY30 Projection	FY31 Projection	FY32 Projection	FY33 Projection	FY34 Projection
Income taxes	(3,980)	(11,949)	(5,709)	(9,586)	(1,355)	(2,344)	76,288	286,929	569,268	853,450

Annex D-12

Capital expenditure (“Capex’’)

Based on the discussion with the Company management, the Capex and depreciation and amortization expenses (“D&A”) are projected as below. Assuming that with the progress of new drug research and development, the purchase of certain research and development equipment remains at the current level, it is estimated that after 2025, it will cost US$185,000 to purchase new equipment in every year, and they will be depreciated over 5 years. In addition, the right-of-use assets for the office premises is US$770,000 and to be amortized over 5 years. It is assumed that the same term would be renewed for each of the 5 years.

In USD’000	FY25 Projection	FY26 Projection	FY27 Projection	FY28 Projection	FY29 Projection	FY30 Projection	FY31 Projection	FY32 Projection	FY33 Projection	FY34 Projection
Capex	185	185	954	185	185	185	185	954	185	185
D&A	247	284	321	302	302	302	302	302	302	302

Working Capital

Based on the discussion with the management, the working capital for the explicit forecast horizon is projected as below:

In USD’000	FY25 Projection	FY26 Projection	FY27 Projection	FY28 Projection	FY29 Projection	FY30 Projection	FY31 Projection	FY32 Projection	FY33 Projection	FY34 Projection
Net working capital	(1,592)	(4,573)	(2,246)	(3,855)	(1,022)	(1,019)	33,323	121,597	237,938	353,161
% of revenue	-88.44%	-251.53%	-122.33%	-32.52%	-4.00%	-4.62%	5.33%	5.49%	5.53%	5.52%

Discount Rate

In applying the discounted cash flow method, it is necessary to determine an appropriate discount rate for the assets under review. The discount rate represents an estimate of the rate of return required by a third-party investor for an investment of this type. The rate of return expected from an investment by an investor relates to perceived risk. Risk factors relevant in our selection of an appropriate discount rate include:

1.      Interest rate risk, which measures variability of returns, caused by changes in the general level of interest rates.

2.      Purchasing power risk, which measures loss of purchasing power over time due to inflation.

3.      Liquidity risk, which measures the ease with which an instrument can be sold at the prevailing market price.

4.      Market risk, which measures the effects of the general market on the price behavior of securities.

5.      Business risk, which measures the uncertainty inherent in projections of operating income.

6.      Exchange rate, which measures the possible influence that changes in exchange rates, might have on the value of the investment.

Consideration of risk also involves elements such as quality of management, degree of liquidity, and other factors affecting the rate of return acceptable to a given investor in a specific investment. An adjustment for risk is an increment added to a base rate to compensate for the extent of risk believed to be involved in the investment.

Required Return on Equity Capital

We have used Capital Assets Pricing Model (the “CAPM”) to estimate the required return on equity capital.

The CAPM is a fundamental tenet of modern portfolio theory which has been generally accepted basis for marketplace valuations of equity capital. The CAPM technique is widely accepted in the investment and financial analysis communities for the purpose of estimating a company’s required return on equity capital.

Annex D-13

The equation of CAPM is shown as follow:

Expected Required Return on Equity = Risk Free + Nominal Beta (β) × Risk Premium

The return on equity required of a company represents the total rate of return investors expect to earn, through a combination of dividends and capital appreciation, as a reward for risk taking. The Capital Asset Pricing Model (“CAPM”) is used to calculate the required rate of return on equity investment by using publicly-traded companies.

Parameters for Cost of Equity

In determining the equity discount rate for the Company, the following parameters have been used:

Parameters		Source
Unlevered Beta	0.84	Comparable companies
Company D/E ratio	25.0%	Comparable companies
Tax rate	20.0%	Company’s income tax rate
Levered Beta	1.00

Risk-free rate	1.8%	20-yr Taiwan government bond yield
Equity risk premium	5.1%	Source: Damodara
Size premium	0.6%	Source: Kroll’s Valuation Handbook
Specific risk premium	15.5%	Factor to account for forecast risk
Cost of equity	23.0%
Cost of debt	1.6%

Weighted Average Cost of Capital

Weighted Average Cost of Capital (“WACC”) is calculated by multiplying the cost of each capital component by its proportional weight and then summing:

Re	=	Required return on equity
Rd	=	Required return on debt
E	=	Market value of the firm’s equity
D	=	Market value of the firm’s debt
V	=	E + D
E/V	=	Percentage of financing that is equity
D/V	=	Percentage of financing that is debt
Tc	=	Corporate tax rate
WACC calculation
Cost of equity	23.0%
Cost of debt	1.3%
D/E ratio	25.0%
WACC (Round)	18.6%

Annex D-14

Terminal Value

We have assumed that the Company will grow at a fixed long-term growth rate beyond the terminal year as reach its optimal operating structure. We have thus applied a terminal multiple on the projected cash flows at terminal year to derive the value of the Company beyond the projection period. The terminal multiple is derived using the Gordon Growth Model, a mathematical simplification to capitalize an earnings stream that is expected to grow at a long-term sustainable rate “g” and discount rate “k” into perpetuity. The formula is as follows:

g = Long-term growth rate of 2% (Source: global long-term inflation rate from EIU database)

k = WACC

Summary of Market Approach

In determining the market multiple, a list of comparable companies was identified. The selection includes companies that:

•        Are primarily engaged in the pharmaceutical and biotechnological industry;

•        Are involved in the production of blood cancer treatment drugs, brain cancer treatment drugs, and pancreatic cancer treatment drugs; and

•        Are listed on a U.S. stock exchange or other major international stock exchange and searchable in Capital IQ database.

The details of the comparable companies which are considered as fair and representative samples are listed below (market data is shown as of 31 December 2024).

Comparable companies

Company name	Ticker	Market cap (In USD million)	D/E Ratio	Unlevered Beta
Adicet Bio, Inc.	Nasdaq: ACET	79.27	0.0%	1.30
IN8bio, Inc.	Nasdaq: INAB	18.64	0.0%	1.95
Cabaletta Bio, Inc.	NasdaqGS: CABA	110.95	0.0%	1.67
Precision BioSciences, Inc.	NasdaqCM: DTIL	29.23	76.4%	0.92
Gilead Sciences, Inc.	NasdaqGS: GILD	115,117.58	23.2%	0.29
Bristol-Myers Squibb Company	NYSE: BMY	114,713.67	43.3%	0.34
Novartis AG	NYSE: NVS	195,695.39	16.7%	0.50
Amgen Inc.	NasdaqGS: AMGN	140,102.53	42.9%	0.40
Eli Lilly and Company	NYSE: LLY	695,133.54	4.9%	0.59
Johnson & Johnson	NYSE: JNJ	348,190.43	10.5%	0.41

Annex D-15

Analysis Comments

The valuation of an interest in a business enterprise requires consideration of all relevant factors affecting the operation of the business and its ability to generate future investment returns. The factors considered in the valuation includes, but not limited to, the following:

1.      The nature of the business and the historical performance of the enterprise;

2.      The financial condition of the business and the economic outlook in general;

3.      The operational contracts and agreements in relation to the business;

4.      Past and projected operating results;

5.      The financial and business risk of the enterprise including the continuity of income and the projected future results; and

6.      The nature of the related agreements.

We confirm that we have carried out an inspection on the assets of the Company and we have made relevant searches, inquiries and have obtained such further information which is considered necessary for the purposes of this valuation.

In arriving at our assessed value, we have mainly considered the core business of the business. We have not made provision for other non-operating cash flow items such as interest income, exchange rate gain/loss, etc. in the valuation model.

The conclusion of value is based on accepted valuation procedures and practices that rely substantially on the use of numerous assumptions and the consideration of many uncertainties, not all of which can be easily quantified or ascertained. Further, while the assumptions and consideration of such matters are considered by us to be reasonable, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and KKG.

Risk Factors

We caution readers to be aware of the following risks which we believe could influence the assessment. Such risks can range from very subject specific factors to more systematic factors.

Social, Political and Macroeconomic Considerations

Various economic, political and social phenomena surrounding the subject items may change so as to affect our opinion of value. International or nationwide policy and/or legislative changes that alter existing rights and obligations may directly or indirectly influence the subject items. Macroeconomic circumstances including inflation, interest rate fluctuations and existing and forecast levels of growth in the broader economy may also have an effect. Societal factors encompassing the perception and preferences of people in general may swing rendering the subject items more or less desirable and thus more or less valuable. The Company is subject to various laws and regulations governing its operations in Taiwan. Future political and legal changes in Taiwan might have either favorable or unfavorable impacts on the Company.

Environmental Conditions

Phenomena within the physical environment can severely impact the factors of production and demand factors within an economy for the counterparty. The occurrence of natural disasters, resource depletion and variations in climate conditions may influence resource availability and prices for inputs on the supply side or may influence market access and preferences for products and services associated to the counterparty from end-user demand.

Annex D-16

Realization of forecast and projection

This valuation is premised in part on the historical financial information and projections provided by the management of the Company. We have assumed accuracy of the information provided and relied to a considerable extent on such information in arriving at our opinion of value. Although appropriate tests and analyses have been carried out to verify the reasonableness and fairness of the information provided, events and circumstances frequently do not occur as expected. Since projections relate to the future, there will usually be differences between projections and actual results and in some cases, those variances may be material. Accordingly, to the extent any of the abovementioned information requires adjustment; the resulting investment value may differ.

Fairness Opinion Conclusion

Based upon and subject to the foregoing, and such other factors as KKG considered relevant, KKG is of the opinion that, as at the date hereof, the consideration of USD5,568 million to be paid by HSPT to the SL shareholders pursuant to the Transaction is fair, from a financial point of view, to the shareholders of HSPT.

We are of the opinion that the market value of 100% equity value of SL is reasonably stated as below:

Market value of 100% equity value (In USD’000)
5,520,000 ~ 5,632,000

Limiting Conditions

This report and opinion of value are subject to our Limiting Conditions as included in Exhibit A of this report.

Yours faithfully,

For and on behalf of

King Kee Appraisal and Advisory Limited

________________________________

Richard Zhang

Managing Director

ASA, MRICS, CPV

Annex D-17

Exhibit A — Limiting Conditions

1.      In the preparation of our reports, we relied on the accuracy, completeness and reasonableness of the financial information, forecast, assumptions and other data provided to us by the Company/engagement parties and/or its representatives. We did not carry out any work in the nature of an audit and neither are we required to express an audit or viability opinion. We take no responsibility for the accuracy of such information. The responsibility for determining expected values rests solely with the Company/engagement parties and our reports were only used as part of the Company’s/engagement parties’ analysis in reaching their conclusion of value.

2.      We have explained as part of our service engagement procedure that it is the director’s responsibility to ensure proper books of accounts are maintained, and the financial information and forecast give a true and fair view and have been prepared in accordance with the relevant standards and companies ordinance.

3.      Public information and industry and statistical information have been obtained from sources we deem to be reputable; however, we make no representation as to the accuracy or completeness of such information, and have accepted the information without any verification.

4.      KKG shall not be required to give testimony or attendance in court or to any government agency by reason of this analysis, with reference to the project described herein. Should there be any kind of subsequent services required, the corresponding expenses and time costs will be reimbursed from you. Such kind of additional work may incur without prior notification to you.

5.      No opinion is intended to be expressed for matters which require legal or other specialized expertise or knowledge, beyond what is customarily employed by valuers.

6.      The use of and/or the validity of the report is subject to the terms of engagement letter/proposal and the full settlement of the fees and all the expenses.

7.      Our conclusions assume continuation of prudent management policies over whatever period of time that is considered to be necessary in order to maintain the character and integrity of the assets valued.

8.      We assume that there are no hidden or unexpected conditions associated with the subject matter under review that might adversely affect the reported review result. Further, we assume no responsibility for changes in market conditions, government policy or other conditions after the Valuation/Reference Date. We cannot provide assurance on the achievability of the results forecasted by the Company/engagement parties because events and circumstances frequently do not occur as expected; difference between actual and expected results may be material; and achievement of the forecasted results is dependent on actions, plans and assumptions of management.

9.      This calculation of values expressed herein is valid only for the purpose stated in the engagement letter/or proposal. In accordance with our standard practice, we must state that this report was prepared for the Board of HSPT and no responsibility is accepted with respect to any third party for the whole or any part of its contents.

10.    Where a distinct and definite representation has been made to us by party/parties interested in the assets valued, we are entitled to rely on that representation without further investigation into the veracity of the representation if such investigation is beyond the scope of normal scenario analysis work.

11.    You agree to indemnify and hold us and our personnel harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorney’s fees, to which we may become subjects in connection with this engagement. Our maximum liability relating to services rendered under this engagement (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the charges paid to us for the portion of its services or work products giving rise to liability. In no event shall we be liable for consequential, special, incidental or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.), even if it has been advised of their possible existence.

Annex D-18

12.    We are not environmental consultants or auditors, and we take no responsibility for any actual or potential environmental liabilities exist, and the effect on the value of the asset is encouraged to obtain a professional environmental assessment. We do not conduct or provide environmental assessments and have not performed one for the subject property.

13.    This analysis is premised in part on the historical financial information and future forecast provided by the management of the Company/engagement parties. We have assumed the accuracy and reasonableness of the information provided and relied to a considerable extent on such information in arriving at our calculation of value. Since projections relate to the future, there will usually be differences between projections and actual results and in some cases, and those variances may be material. Accordingly, to the extent any of the abovementioned information requires adjustments, the resulting value may differ significantly.

14.    Actual transactions involving the subject assets/business might be concluded at a higher or lower value, depending upon the circumstances of the transaction and the business, and the knowledge and motivation of the buyers and sellers at that time.

15.    This report and the conclusion of values arrived at herein are for the sole and specific purposes as noted herein. Furthermore, the report and conclusion of values are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusion of values represents the consideration based on information furnished by the Company/engagement parties and other sources.

Annex D-19

Exhibit B — Professional Declaration

The valuers certify, to the best of their knowledge and belief, that:

1.      information has been obtained from sources that are believed to be reliable. All facts which have a bearing on the value concluded have been considered by the valuers and no important facts have been intentionally disregarded.

2.      The reported analyses, opinions, and conclusions are subject to the assumptions as stated in the report and based on the valuers’ personal, unbiased professional analyses, opinions, and conclusions. The valuation analysis is also bounded by the limiting conditions.

3.      The reported analyses, opinions, and conclusions are independent and objective.

4.      The valuers have no present or prospective interest in the asset that is the subject of this report, and have no personal interest or bias with respect to the parties involved.

5.      The valuers’ compensation is not contingent upon the amount of the value estimate, the attainment of a stipulated result, the occurrence of a subsequent event, or the reporting of a predetermined value or direction in value that favors the cause of the client.

6.      The analyses, opinions, and conclusions were developed, and this report has been prepared, in accordance with the International Valuation Standards published by the International Valuation Standards Council.

Annex D-20

Exhibit C — Financial Forecast and Analysis Result

Discounted cash flow analysis
USD’000		2025e	2026e	2027e	2028e	2029e	2030e	2031e	2032e	2033e	2034e	Terminal Year
Revenue		1,800	1,818	1,836	11,855	25,548	22,042	625,731	2,216,192	4,301,391	6,402,440	6,530,489
growth rate		(46.5)%	1.0%	1.0%	545.6%	115.5%	(13.7)%	2,738.8%	254.2%	94.1%	48.8%	2.0%
COGS		(1,080)	(1,091)	(1,101)	(3,612)	(6,174)	(6,535)	(210,610)	(731,341)	(1,404,848)	(2,073,793)	(2,115,269)
Gross profit		720	727	735	8,242	19,374	15,507	415,120	1,484,851	2,896,543	4,328,647	4,415,220
as a % of revenue		40.0%	40.0%	40.0%	69.5%	75.8%	70.4%	66.3%	67.0%	67.3%	67.6%	67.6%
Operating expenses		(20,650)	(60,500)	(29,310)	(56,201)	(26,181)	(27,259)	(33,709)	(50,237)	(50,236)	(61,427)	(62,655)
Other income		30	30	30	30	30	30	30	30	30	30	30
Operating income (EBIT)		(19,900)	(59,743)	(28,545)	(47,929)	(6,777)	(11,722)	381,441	1,434,644	2,846,338	4,267,250	4,352,594
as a % of revenue		(1,105.5)%	(3,286.2)%	(1,554.6)%	(404.3)%	(26.5)%	(53.2)%	61.0%	64.7%	66.2%	66.7%	66.7%
Income tax		3,980	11,949	5,709	9,586	1,355	2,344	(76,288)	(286,929)	(569,268)	(853,450)	(870,519)
After-tax operating income		(15,920)	(47,794)	(22,836)	(38,343)	(5,422)	(9,378)	305,153	1,147,715	2,277,070	3,413,800	3,482,076
as a % of revenue		(884.4)%	(2,628.9)%	(1,243.7)%	(323.4)%	(21.2)%	(42.5)%	48.8%	51.8%	52.9%	53.3%	53.3%
Change in working capital		1,838	2,981	(2,327)	1,609	(2,833)	(3)	(34,342)	(88,274)	(116,341)	(115,223)	(7,063)
Capital expenditures		(185)	(185)	(954)	(185)	(185)	(185)	(185)	(954)	(185)	(185)	(308)
Depreciation & amortization		247	284	321	302	302	302	302	302	302	302	308
After-tax cash flow		(14,020)	(44,714)	(25,797)	(36,617)	(8,137)	(9,264)	270,929	1,058,789	2,160,846	3,298,695	3,475,012
Terminal value												20,898,195
Partial period		1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00
Discount period		0.50	1.50	2.50	3.50	4.50	5.50	6.50	7.50	8.50	9.50	9.50
PV factor	18.6%	0.92	0.77	0.65	0.55	0.46	0.39	0.33	0.28	0.23	0.20	0.20
PV of after-tax cash flows		(12,872)	(34,607)	(16,830)	(20,138)	(3,772)	(3,620)	89,255	294,034	505,852	650,959	4,124,015

Indication of value

PV of after-tax cash flows		1,448,259
PV of terminal		4,124,015
Total enterprise value (rounded)		5,572,000

Non-operating assets/liabilities		(136)
Total debt		—
Cash		4,138
Indicated 100% equity value range (rounded)	5,520,000 – 5,632,000
Annex D-21

Exhibit D — Analysis Result under Market approach (Cross Check)

Market approach
Comparable company	Capital IQ Ticker	Country	LTM EV/Sales
Adicet Bio, Inc.	Nasdaq: ACET	United States	n/a
IN8bio, Inc.	Nasdaq: INAB	United States	n/a
Cabaletta Bio, Inc.	NasdaqGS: CABA	United States	n/a
Precision BioSciences, Inc.	NasdaqCM: DTIL	United States	nmf
Gilead Sciences, Inc.	NasdaqGS: GILD	United States	4.6x
Bristol-Myers Squibb Company	NYSE: BMY	United States	3.2x
Novartis AG	NYSE: NVS	Switzerland	4.1x
Amgen Inc.	NasdaqGS: AMGN	United States	5.6x
Eli Lilly and Company	NYSE: LLY	United States	nmf
Johnson & Johnson	NYSE: JNJ	United States	4.1x
Average			4.3x
Market approach
Selected multiple		4.3x
Target financials (USD’000)		1,006,952
Business enterprise value (USD’000)		4,329,893
Plus: Net debt (USD’000)		4,001.8
100% equity value before control premium (USD’000)		4,333,894
Control premium	25%	1,083,474
100% equity value after control premium (USD’000, rounded)		5,417,000

High end	5.0%	5,688,000
Low end	-5.0%	5,146,000

Note:

•        Given that the Company is under R&D stage and does not earn income of its major products, we used the forecast revenue during its commercialization stage in 2033, discounted back to the present using the Company’s WACC, as the target financial metric to estimate the business enterprise value.

•        Minority shareholders are often in a passive position in investment, and it is difficult to make contributions to the operation of the company or even make no contributions. Therefore, when the minority equity of companies is traded, there is usually a discount to the potential net asset value. This reflects the relationship between the lack of control and minority shareholders’ equity. On the contrary, when most shareholders’ equity is traded, there is usually a premium to the net asset value.

•        The 25% control premium comes from two studies: one study shows that the average acquisition premium is between 35% and 42%, while another study on the transaction shows that the average acquisition premium is between 16% and 29%. We selected 25% as the reasonable control premium of the target company. The acquisition premium not only reflects the premium required for control, but also includes the view on the degree of merger benefits.

Annex D-22

Annex E

HORIZON SPACE ACQUISITION II CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
EXTRAORDINARY GENERAL MEETING TO BE HELD ON [          ]

The undersigned, revoking any previous proxies relating to these shares with respect to the Business Combination Proposals, Amended M&A Proposal, Sole Director Appointment Proposal, and the Adjournment Proposal hereby acknowledges receipt of the notice and proxy statement, dated [          ] (the “Proxy Statement”), in connection with the extraordinary general meeting (the “Extraordinary General Meeting”) to be held at 9:00 am Eastern Time on February 3, 2026, the offices of Robinson & Cole LLP, 666 Third Avenue, 20th Floor, New York, NY 10017, and virtually via teleconference using the dial-in information: +1 813-308-9980 (Access Code: 173547), for the sole purpose of considering and voting upon the following proposals, and hereby appoints Mingyu (Michael) Li the attorney and proxy of the undersigned, with power of substitution to each, to vote all of the ordinary shares of Horizon Space Acquisition II Corp. registered in the name provided, which the undersigned is entitled to vote at the Extraordinary General Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Statement. Capitalized terms used but not otherwise defined in this proxy shall have the respective meanings ascribed to such terms in the Proxy Statement.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF YOU RETURN A SIGNED AND DATED PROXY BUT NO DIRECTION IS MADE, YOUR ORDINARY SHARES WILL BE VOTED “FOR” THE PROPOSALS SET FORTH BELOW. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. This proxy authorizes the above designated proxy to vote in his discretion on such other business as may properly come before the Extraordinary General Meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” OF PROPOSALS 1, 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK

PROPOSAL 1 — Business Combination Proposals:

To approve by way of special resolutions:

(a)     (i) the Business Combination Agreement and (ii) other Transaction Documents be approved, ratified and confirmed in all respects;

(b)    the Business Combination which includes the merger between HSPT and Merger Sub I with HSPT surviving the merger and becoming a wholly owned subsidiary of PubCo followed by the merger between SL Bio and Merger Sub II with SL Bio surviving the merger and becoming a wholly owned subsidiary of PubCo, and other transactions contemplated in the Business Combination Agreement be approved, ratified and confirmed in all respects;

(c)     the plan of First Merger in relation to the First Merger attached to the Proxy Statement as Annex B and the filing of the plan of First Merger with the Registrar of Companies of the Cayman Islands be approved, ratified and confirmed in all respects.

For	Against	Abstain
☐	☐	☐

PROPOSAL 2 — Amended M&A Proposal:

To consider and approve, by way of a special resolution, the amendment and restatement of memorandum and articles of association of PubCo attached to the Proxy Statement as Annex C be approved, ratified and confirmed in all respects, with effect from the First Merger Effective Time.

For	Against	Abstain
☐	☐	☐

Annex E-1

PROPOSAL 3 — Sole Director Appointment Proposal:

To consider and approve, by way of an ordinary resolution, with effect from the First Merger Effective Time, the appointment of William Wang Ching-Dong as the sole director of HSPT be approved, ratified and confirmed in all respects.

For	Against	Abstain
☐	☐	☐

PROPOSAL 4 — Adjournment Proposal:

To consider and approve by ordinary resolution, if presented, a proposal to adjourn the Extraordinary Meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient proxies for, or otherwise in connection with, the approval of the Business Combination Proposals

For	Against	Abstain
☐	☐	☐

For address change/comments, mark here. ☐

(see reverse for instructions)

Please indicate if you intend to attend this meeting ☐ YES ☐ NO

Signature of Shareholder:
Date:
Name shares held in (Please print):	Account Number (if any):
No. of Shares Entitled to Vote:	Share Certificate Number(s):
Note:

Please sign exactly as your name or names appear in the Company’s share transfer books. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.

If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.

If the signer is a partnership, please sign in partnership name by authorized person.

Please provide any change of address information in the spaces below in order that we may update our records:

Address: _______________________________

Shareholder’s Signature

Shareholder’s Signature

Signature should agree with name printed hereon. If share is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO VSTOCK TRANSFER, LLC. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. ABSTENTIONS WILL BE COUNTED IN CONNECTION WITH THE DETERMINATION OF WHETHER A VALID QUORUM IS ESTABLISHED FOR THE EXTRAORDINARY MEETING BUT WILL HAVE NO EFFECT ON THE OUTCOME OF THE BUSINESS COMBINATION PROPOSALS AND THE ADJOURNMENT PROPOSAL. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Annex E-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Amended PubCo Charter shall provide that every director and officer (but not including the company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of our company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or our affairs in any court whether in the Cayman Islands or elsewhere.

We also plan to enter into indemnification agreements with our directors under law, pursuant to which we will agree to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements will be subject to certain customary restrictions and exceptions.

In addition, we maintain, and are obligated to establish and maintain for at least six years, standard and tail policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1	Business Combination Agreement, dated May 9, 2025 (attached as Annex A to the proxy statement/prospectus contained in this registration statement).
2.2	Form of Plan of Merger by and between HSPT and Merger Sub I (attached as Annex B to the proxy statement/prospectus contained in this registration statement).
3.1

Amended and Restated Memorandum and Articles of Association of HSPT, adopted by special resolution dated November 12, 2024 (incorporated herein by reference to Exhibit 3.1 to Form 8-K as filed with the Securities and Exchange Commission on November 18, 2024)

3.2

Memorandum and Articles of Association of SL BIO Ltd., dated March 18, 2024 (incorporated herein by reference to Exhibit 3.2 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

3.3	Form of Amended and Restated Memorandum and Articles of Association of PubCo (attached as Annex C to the proxy statement/prospectus contained in this registration statement).
4.1

Specimen Ordinary Share Certificate of PubCo (incorporated herein by reference to Exhibit 4.1 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

4.2

Rights Agreement, dated November 14, 2024, between HSPT and VStock Transfer, LLC, as rights agent (incorporated herein by reference to Exhibit 4.1 to Form 8-K as filed with the Securities and Exchange Commission on November 18, 2024)

Exhibit Number	Description
5.1

Opinion of Ogier as to the validity of Ordinary Shares to be issued by PubCo (incorporated herein by reference to Exhibit 5.1 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

8.1

Opinion of Messina Madrid Law PA as to certain tax matters in relation to HSPT (incorporated herein by reference to Exhibit 8.1 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

8.2

Opinion of Messina Madrid Law PA as to certain tax matters in relation to SL Bio (incorporated herein by reference to Exhibit 8.2 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

10.1	Company Shareholder Support Agreement dated May 9, 2025 (incorporated by reference to Exhibit 10.1 to HSPT’s Current Report on Form 8-K filed with the SEC on May 12, 2025)
10.2	Sponsor Support Agreement, dated May 9, 2025 (incorporated by reference to Exhibit 10.2 to HSPT’s Current Report on Form 8-K filed with the SEC on May 12, 2025)
10.3	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to HSPT’s Current Report on Form 8-K filed with the SEC on May 12, 2025)
10.4	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.4 to HSPT’s Current Report on Form 8-K filed with the SEC on May 12, 2025)
10.5

Investment Management Trust Agreement, dated November 14, 2024, between the Company and Wilmington Trust, N.A, as trustee. (incorporated herein by reference to Exhibit 10.2 to Form 8-K as filed with the Securities and Exchange Commission on November 18, 2024)

10.6

Private Units Subscription Agreement dated November 14, 2024, between HSPT and the Sponsor (incorporated herein by reference to Exhibit 10.1 to Form 8-K as filed with the Securities and Exchange Commission on November 18, 2024)

10.7

Registration Rights Agreement, dated November 14, 2024, between HSPT, the Sponsor, and the Company’s directors and officers (incorporated herein by reference to Exhibit 10.3 to Form 8-K as filed with the Securities and Exchange Commission on November 18, 2024)

10.8

Letter Agreement, dated November 14, 2024, among HSPT, the Sponsor, and officers and directors of the Company. (incorporated herein by reference to Exhibit 10.4 to Form 8-K as filed with the Securities and Exchange Commission on November 18, 2024)

10.9

Indemnity Agreement, between HSPT and the officers and directors of HSPT. (incorporated herein by reference to Exhibit 10.5 to Form 8-K as filed with the Securities and Exchange Commission on November 18, 2024)

10.10

Administrative Service Agreement, dated November 14, 2024, between HSPT and the Sponsor. (incorporated herein by reference to Exhibit 10.6 to Form 8-K as filed with the Securities and Exchange Commission on November 18, 2024)

10.11

Exclusive Licensing Agreement, dated March 9, 2023, between SL Link Co., Ltd. and Cytoarm Co., Ltd. (incorporated herein by reference to Exhibit 10.11 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

10.12

Supplementary Agreement of the Exclusive License Agreement, dated November 20, 2024, among SL Link Co., Ltd., SL Bio Co., Ltd. and Cytoarm Co., Ltd. (incorporated herein by reference to Exhibit 10.12 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

10.13

GDT Immune Cells (γδT Cells) License Agreement for the brain cancer indication, dated December 27, 2024, between SL Bio Co., Ltd and Ji Yan Biomedical Co., Ltd. (incorporated herein by reference to Exhibit 10.13 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

10.14

GDT Immune Cells (γδT Cells) License Agreement for the pancreatic cancer indication, dated December 27, 2024, between SL Bio Co., Ltd and Ji Yan Biomedical Co., Ltd. (incorporated herein by reference to Exhibit 10.14 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

10.15

Amended and Restated License Agreement, dated April 28, 2025, between SL Bio Co., Ltd. and Ji Yan Biomedical Co., Ltd. (incorporated herein by reference to Exhibit 10.15 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

Exhibit Number	Description
10.16

Distribution Agreement, dated July 1, 2024, between X-Source Future Technology Co., Ltd. and Yu Ru Health Management Consulting Co., Ltd. (incorporated herein by reference to Exhibit 10.16 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

10.17

Development and Manufacturing Agreement of Exosome Serum, dated February 9, 2023, between SL Link Co. Ltd. and YC Biotech Co., Ltd. (incorporated herein by reference to Exhibit 10.17 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

10.18

Supplemental Agreement for the Development and Manufacturing of Exosome Serum, dated July 1, 2023, between SL Link Co. Ltd. and YC Biotech Co., Ltd. (incorporated herein by reference to Exhibit 10.18 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

10.19

Cosmetics Manufacturing Agreement, dated May 23, 2024, between SL Link Co. Ltd. and YC Biotech Co., Ltd. (incorporated herein by reference to Exhibit 10.19 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

10.20

Sponsor Promissory Note, dated July 5, 2025, issued by HSPT to the Sponsor. (incorporated herein by reference to Exhibit 10.1 to Form 8-K as filed with the Securities and Exchange Commission on July 8, 2025)

10.21

Non-Competition Agreement, dated November 18, 2025, between SL Science Holding Limited, SL Bio Co., Ltd., and SL Link Co., Ltd. (incorporated herein by reference to Exhibit 10.21 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

10.22

Promissory Note, dated November 18, 2025, issued by the Company to Hsiao-Lan Wu (incorporated herein by reference to Exhibit 10.1 to Form 8-K as filed with the Securities and Exchange Commission on November 19, 2025)

21.1

List of Subsidiaries of PubCo after Consummation of Business Combination (incorporated herein by reference to Exhibit 21.1 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

23.1†	Consent of Marcum Asia CPAs LLP.
23.2†	Consent of ARK Pro CPA & Co. (SL Bio Limited)
23.3†	Consent of ARK Pro CPA & Co. (SL Science Holding Limited)
23.4	Consent of Opinion of Ogier (included in Exhibit 5.1).
23.5	Consent of Messina Madrid Law PA (included in Exhibits 8.1 and 8.2).
24.1	SL Science Power of Attorney (included in Signatures).
24.2	SL BIO Power of Attorney (included in Signatures).
24.3	Horizon Space Power of Attorney (included in Signatures).
99.1

Consent of Kwo-Liang Chen to be named as a director nominee (incorporated herein by reference to Exhibit 99.1 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

99.2

Consent of Mingche Liu to be named as a director nominee (incorporated herein by reference to Exhibit 99.2 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

99.3

Consent of John C. General to be named as a director nominee (incorporated herein by reference to Exhibit 99.3 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

99.4

Consent of King Kee Appraisal and Advisory Limited (incorporated herein by reference to Exhibit 99.4 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

99.5†	Form of Proxy Card (attached as Annex E to the proxy statement/prospectus contained in this registration statement).
107	Filing fee table (incorporated herein by reference to Exhibit 107 to the proxy statement/prospectus on Form F-4 as filed with the Securities and Exchange Commission on December 18, 2025)

____________

†        Filed herewith

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused registration statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Taiwan on January 6, 2026.

SL SCIENCE HOLDING LIMITED
By:	/s/ William Wang
Name:	William Wang
Title:	Director

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William Wang	Chief Executive Officer and Director	January 6, 2026
William Wang
*	Chief Technology Officer and Director	January 6, 2026
Ethan Shen
*	Chief Financial Officer	January 6, 2026
Ray Leung
* By
/s/ William Wang
Name:	William Wang
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused registration statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Taiwan on January 6, 2026.

SL BIO, LTD.
By:	/s/ William Wang
Name:	William Wang
Title:	Sole Director

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William Wang	Chief Executive Officer and Sole Director	January 6, 2026
Name: William Wang
*	Chief Financial Officer	January 6, 2026
Name: Ray Leung
* By
/s/ William Wang
Name:	William Wang
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused registration statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York on January 6, 2026.

Horizon Space Acquisition II Corp.
By:	/s/ Mingyu (Michael) Li
Name:	Mingyu (Michael) Li
Title:	Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mingyu (Michael) Li	Chief Executive Officer and	January 6, 2026
Name: Mingyu (Michael) Li	Chairman of the Board of Directors
*	Chief Financial Officer	January 6, 2026
Name: Min (Lydia) Zhai
*	Director	January 6, 2026
Name: James Jiayuan Tong
*	Director	January 6, 2026
Name: Qian (Hebe) Xu
*	Director	January 6, 2026
Name: Tianchen Cai
* By
/s/ Mingyu (Michael) Li
Name:	Mingyu (Michael) Li
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of SL Science Holding Limited, has signed this registration statement in New York, New York on January 6, 2026.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President